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As filed with the Securities and Exchange Commission on September 28, 2016

Registration No. 333-212971

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QLT INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

887 Great Northern Way, Suite 250
Vancouver, British Columbia
Canada V5T 4T5
(604) 707-7000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Dori C. Assaly
Senior Vice President, Legal and Corporate Secretary
QLT Inc.
887 Great Northern Way, Suite 250
Vancouver, British Columbia
Canada V5T 4T5
(604) 707-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Raymond O. Gietz Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Janet Grove Marion V. Shaw Bull, Housser & Tupper LLP 1800 – 510 West Georgia Street Vancouver, British Columbia Canada V6B 0M3 (604) 687-6575	Benjamin S. Harshbarger General Counsel Aegerion Pharmaceuticals, Inc. One Main Street, Suite 800 Cambridge, MA 02142 (617) 500-7867	Paul M. Kinsella Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7000

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may be changed. These securities may not be issued until the registration statement filed with the United States Securities and Exchange Commission is effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION

DATED SEPTEMBER 28, 2016

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

            , 2016

        As previously announced, on June 14, 2016, Aegerion Pharmaceuticals, Inc. ("Aegerion") and QLT Inc. ("QLT") agreed to a merger (the "merger") under the terms of an Agreement and Plan of Merger by and among Aegerion, QLT and Isotope Acquisition Corp., an indirect wholly-owned subsidiary of QLT (as amended, the "merger agreement"). In order to effect the merger, Isotope Acquisition Corp., an indirect wholly-owned subsidiary of QLT, will be merged with and into Aegerion. Aegerion will be the surviving corporation of the merger and, through the merger, will become an indirect wholly-owned subsidiary of QLT. It is anticipated that the name of QLT will be changed to "Novelion Therapeutics Inc." ("Novelion") upon completion of the merger.

        If the merger is completed, Aegerion stockholders will receive a fixed ratio of 1.0256 QLT common shares (the "equity exchange ratio") for each share of Aegerion common stock that they own. The equity exchange ratio for the transaction is subject to downward adjustment if Aegerion's previously disclosed securities class action litigation (the "Class Action Lawsuit") or Department of Justice (the "DOJ") and Securities and Exchange Commission (the "SEC") investigations (the "DOJ/SEC Investigations") are resolved prior to the closing of the merger for amounts in excess of negotiated thresholds, up to a maximum excess amount of $25 million. In the event that either or both of the Class Action Lawsuit and the DOJ/SEC Investigations are resolved prior to the closing of the merger for an amount in excess of the negotiated thresholds, the equity exchange ratio will be adjusted downward proportionately with such excess. For example, Aegerion stockholders will receive a fixed equity exchange ratio of 0.9196 QLT common shares for each share of Aegerion common stock that they own in the event such excess equals $5 million and Aegerion stockholders will receive a fixed equity exchange ratio of 0.4955 QLT common shares for each share of Aegerion common stock that they own in the event such excess equals or exceeds $25 million, the maximum excess amount. The equity exchange ratio will not be adjusted to reflect stock price changes for either QLT or Aegerion prior to the closing of the merger. QLT shareholders will continue to own their existing QLT common shares after the merger.

        If Aegerion does not settle either the Class Action Lawsuit or the DOJ/SEC Investigations prior to the closing of the merger, QLT shareholders will receive warrants with respect to such matter(s), which will become exercisable for a number of Novelion common shares in the event such matter(s) are resolved following the closing of the merger for amounts in excess of negotiated thresholds up to a maximum aggregate excess amount of $25 million. However, if either the Class Action Lawsuit or the DOJ/SEC Investigations, or both, is or are resolved prior to the closing of the merger and the amounts for which either or both matters is resolved exceeds the negotiated thresholds by $25 million or more in the aggregate, no warrants related to such matters will be convertible into QLT common shares. For more information about the warrants, see the section entitled "The Warrant Agreement" beginning on page 125.

        Based on the number of QLT common shares and Aegerion common stock estimated to be outstanding immediately prior to the closing of the merger, we estimate that, upon the closing of the merger, and after giving effect to the investment of approximately $22 million in QLT in connection with the merger by the Investors (as defined in the joint proxy statement/prospectus), QLT shareholders immediately prior to the merger will own approximately 68% of the outstanding Novelion common shares, and Aegerion stockholders immediately prior to the merger will own approximately 32% of the outstanding Novelion common shares. In the event that either or both of the Class Action Lawsuit and the DOJ/SEC Investigations are resolved for amounts that, in the aggregate, exceed negotiated thresholds by $25 million (the maximum excess amount) or more, whether as a result of a downward adjustment to the equity exchange ratio or as a result of the exercise of the warrants, QLT shareholders immediately prior to the merger, after giving effect to the investment by the Investors, will own approximately 81% of the outstanding Novelion common shares, and Aegerion stockholders (including holders of restricted stock units) immediately prior to the merger will own approximately 19% of the outstanding Novelion common shares.

        QLT common shares are traded on the NASDAQ Global Select Market ("NASDAQ") under the symbol QLTI and on the Toronto Stock Exchange (the "TSX") under the symbol QLT, and shares of Aegerion common stock are traded on NASDAQ under the symbol AEGR. Following the closing of the merger, the shares of Novelion are expected to trade on NASDAQ under the symbol "NVLN" and on the TSX under the symbol "NVL." Aegerion common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, following the merger, and Aegerion will no longer file periodic reports with the SEC.

        Aegerion is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger and (iii) a proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement. Approval of the second and third proposals at the Aegerion special meeting is not a condition to the completion of the merger.

        QLT is soliciting proxies for use at a special meeting of its shareholders to consider and vote upon proposals to (1) approve the issuance of securities of QLT necessary to complete the transactions contemplated by the merger agreement; (2) elect four additional directors, effective and conditional on completion of the merger; and (3) approve amendments to the QLT 2000 Incentive Stock Plan to, among other things, increase the number of QLT common shares available for issuance thereunder effective and conditional on completion of the merger. Approval of the first proposal at the QLT special meeting is a condition to the completion of the merger; approval of the second and third proposals at the meeting is not a condition to the completion of the merger.

        The securities of QLT to be issued pursuant to the merger agreement, based on the Aegerion and QLT securities outstanding on September 20, 2016, are:

  •
  up to a maximum of 30,300,528 QLT common shares to be issued to Aegerion stockholders as merger consideration;

  •
  options to purchase QLT common shares to be issued in exchange for outstanding and unexercised in-the-money Aegerion stock options, and up to a maximum of 4,369,991 QLT common shares issuable thereunder;

  •
  restricted stock units to be issued in exchange for outstanding Aegerion restricted stock units, and up to a maximum of 887,062 QLT common shares issuable in respect thereof;

  •
  warrants to purchase QLT common shares, exercisable for nominal consideration in certain circumstances following the merger, to be issued to QLT's existing shareholders, and up to a maximum of 56,508,954 QLT common shares issuable upon exercise of such warrants;

  •
  up to 12,363,636 units to be issued to investors in a private placement to close immediately prior to the merger, each unit consisting of one QLT common share (or one fully paid-up warrant to acquire one QLT common share), one warrant in respect of the DOJ/SEC Investigations and one warrant in respect of the Class Action Lawsuit, and up to a maximum of 13,224,761 QLT common shares issuable upon exercise of such warrants; and

  •
  up to a maximum of 8,095,210 QLT common shares reserved for issuance upon conversion of Aegerion's 2.00% Convertible Senior Notes due 2019.

        We cannot complete the merger unless the stockholders of Aegerion and the shareholders of QLT approve the respective proposals related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the QLT or Aegerion meetings in person, please vote your shares as promptly as possible so that your shares may be represented and voted at your meeting. If you are an Aegerion stockholder, please note that a failure to vote your shares of Aegerion common stock has the same effect as a vote against the adoption of the merger agreement. If you are a QLT shareholder, please note that a failure to vote your QLT common shares may result in a failure to establish a quorum for the QLT special meeting.

        After careful consideration, the Boards of Directors of QLT and Aegerion have each approved the merger agreement and the transactions contemplated thereby. The Aegerion board of directors recommends that the Aegerion stockholders vote "FOR" each of the proposals to be submitted at the Aegerion special meeting. The QLT board of directors recommends that the QLT shareholders vote "FOR" each of the proposals to be submitted at the QLT special meeting.

        The obligations of QLT and Aegerion to complete the merger are subject to the satisfaction or waiver of the conditions in the merger agreement. Additional information about Aegerion, QLT and the merger is contained in this joint proxy statement/prospectus. You should read this entire joint proxy statement/prospectus carefully. In particular, we urge you to read the section entitled "Risk Factors" beginning on page 20.

        We thank you for your consideration and continued support.

Sincerely,
Mary T. Szela	Dr. Geoffrey F. Cox
Director and Chief Executive Officer	Director and Interim Chief Executive Officer
Aegerion Pharmaceuticals, Inc.	QLT Inc.

        Neither the Securities and Exchange Commission nor any state securities commission, nor any securities regulatory authority in Canada, has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated            , 2016, and is first being mailed to Aegerion stockholders and QLT shareholders on or about            , 2016.

887 Great Northern Way, Suite 250
Vancouver, British Columbia, V5T 4T5
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2016

To the shareholders of QLT Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of QLT Inc., a British Columbia corporation ("QLT"), will be held at Suite 1800 - 510 West Georgia Street, Vancouver, British Columbia V6B 0M3 on                    , 2016, at         a.m. (Pacific Time)/         a.m. (Eastern Time). The purpose of the meeting shall be to consider and act upon the following matters:

  1.
  To consider and, if thought fit, approve with or without variation, an ordinary resolution authorizing QLT to issue the securities of QLT necessary to complete the transactions contemplated by the Agreement and Plan of Merger dated as of June 14, 2016 among QLT, Aegerion Pharmaceuticals, Inc. ("Aegerion") and Isotope Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of QLT (as amended, the "merger agreement"), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

  2.
  To elect four additional directors of QLT, effective and conditional on completion of the merger; and

  3.
  To consider and, if thought fit, approve with or without variation, an ordinary resolution approving amendments to the QLT 2000 Incentive Stock Plan to, among other things, increase the number of QLT common shares available for issuance thereunder by 12,000,000 to 23,800,000 shares, effective and conditional on completion of the merger.

        The securities of QLT to be issued pursuant to the merger agreement are:

  •
  QLT common shares to be issued to Aegerion stockholders as merger consideration;

  •
  options to purchase QLT common shares to be issued in exchange for outstanding and unexercised in-the-money Aegerion stock options, and the QLT common shares issuable thereunder;

  •
  restricted stock units to be issued in exchange for outstanding Aegerion restricted stock units, and the QLT common shares issuable in respect thereof;

  •
  warrants to purchase QLT common shares, exercisable for nominal consideration in certain circumstances following the merger, to be issued to QLT's existing shareholders, and the QLT common shares issuable upon exercise of such warrants;

  •
  units to be issued to investors in a private placement to close immediately prior to the merger, each unit consisting of one QLT common share and one warrant to purchase QLT common shares, exercisable for nominal consideration in certain circumstances following the merger, and the QLT common shares issuable upon exercise of such warrants; and

  •
  QLT common shares reserved for issuance upon conversion of Aegerion's 2.00% Convertible Senior Notes due 2019.

These items of business are described in detail in the accompanying joint proxy statement/prospectus. Please read this document carefully in deciding how to vote. The QLT board of directors has determined that the transactions contemplated by the merger agreement are advisable and in the best interests of QLT and its shareholders and recommends that QLT shareholders vote "FOR" each of the foregoing proposals.

        Approval by QLT shareholders of the issuance of securities necessary to effect the transactions contemplated by the merger agreement is a condition to the merger and requires the affirmative vote, in person or by proxy, of a majority of the votes cast on such proposal at the special meeting of QLT. Therefore, your vote is very important. Whether or not you plan to attend the special meeting, please promptly vote your proxy by telephone or by accessing the Internet site, following the instructions in the accompanying joint proxy statement/prospectus, or by marking, dating, signing and returning the accompanying instrument of proxy. If you are able to attend the special meeting and wish to vote your shares in person, you may do so at any time before the proxy is exercised.

        Important Notice Regarding the Availability of Proxy Materials for the special meeting to be held on                        , 2016:

        This joint proxy statement/prospectus is available at www.qltinc.com by clicking on "2016 Special Meeting".

        You are entitled to receive notice of and attend the special meeting, and may vote at the special meeting, if you were a shareholder of QLT at the close of business on                        , 2016 (the "QLT record date"). If you were a registered shareholder on the QLT record date and you are unable to attend the special meeting in person, you may vote by proxy on the matters to be considered at the special meeting. Please read the notes accompanying the instrument of proxy enclosed with these materials and then follow the instructions for voting by proxy contained in the accompanying joint proxy statement/prospectus. If on the QLT record date, your shares in QLT were held of record in your brokerage firm, securities dealer, trust company, bank or another similar organization, you may vote at the special meeting if you complete a voting information form received from that organization issued in your name and carefully follow any instructions that are provided to you in connection with that voting information form.

        In order for it to be voted at the special meeting, a proxy must be received (whether delivered by mail, telephone or Internet) by no later than              a.m. (Pacific Time)/             a.m. (Eastern Time) on                        , 2016 by QLT's registrar and transfer agent, Computershare Investor Services Inc., Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, telephone number: 1-866-732-VOTE (8683), website: www.investorvote.com. The Chairman of the special meeting may determine, in his sole discretion, to accept or reject an instrument of proxy that is delivered in person to the Chairman at the special meeting as to any matter in respect of which a vote has not already been cast.

        The enclosed instrument of proxy is solicited by the QLT board of directors and management, but you may amend it if you wish by striking out the names listed in the instrument of proxy and inserting in the space provided the name of the person you wish to represent you at the special meeting.

        The joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of this document or need help voting your QLT common shares, please contact QLT's proxy solicitor:

105 Madison Avenue
New York, NY 10016
+ 1 (212) 929-5500 (Call Collect)
+ 1 (800) 322-2885 (Toll Free)
proxy@mackenziepartners.com

        We do not know of any other matters to be presented at the QLT special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors,
Geoffrey F. Cox Interim Chief Executive Officer

Vancouver, British Columbia
                        , 2016

AEGERION PHARMACEUTICALS, INC.
One Main Street, Suite 800
Cambridge, Massachusetts 02142

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2016

To the stockholders of Aegerion Pharmaceuticals, Inc.:

        We are pleased to invite you to attend the special meeting of stockholders of Aegerion Pharmaceuticals, Inc., a Delaware corporation ("Aegerion"), which will be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199 on                        , 2016 at            (Eastern Time) (the "Aegerion special meeting"), for the following purposes:

  1.
  To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 14, 2016 (as amended, the "merger agreement"), by and among Aegerion, QLT Inc., a British Columbia corporation ("QLT"), and Isotope Acquisition Corp., a Delaware corporation and a wholly-owned indirect subsidiary of QLT ("MergerCo"), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part. The merger agreement provides for the merger of MergerCo with and into Aegerion (the "merger"), with Aegerion surviving as a wholly-owned indirect subsidiary of QLT;

  2.
  To consider and vote on the proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger, as described in the joint proxy statement/prospectus of which this notice is a part; and

  3.
  To consider and vote on the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

        Aegerion will only transact business at the Aegerion special meeting that is properly brought before the Aegerion special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Aegerion special meeting.

        The Aegerion board of directors has approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, and specific compensatory arrangements between Aegerion and its named executive officers, are advisable and in the best interests of Aegerion and its stockholders. The Aegerion board of directors recommends that Aegerion stockholders vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve, on an advisory, nonbinding basis, the specific compensatory arrangements between Aegerion and its named executive officers related to the merger and "FOR" the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

        The Aegerion board of directors has fixed the close of business on                        , 2016 as the record date (the "Aegerion record date") for determination of the Aegerion stockholders entitled to receive notice of, and to vote at, the Aegerion special meeting or any adjournments or postponements thereof. The presence, either in person or represented by proxy, of persons entitled to vote a majority of the shares of Aegerion common stock that are entitled to vote at the Aegerion special meeting is necessary to constitute a quorum for the transaction of business at the Aegerion special meeting. To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the Aegerion special meeting.

        Only holders of record of Aegerion common stock at the close of business on the Aegerion record date are entitled to receive notice of, and to vote at, the Aegerion special meeting.

        The proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Aegerion common stock entitled to be cast on the proposal. The proposal to approve specific compensatory arrangements between Aegerion and its named executive officers requires that the votes cast for approval exceed the votes cast against approval with respect to such proposal, although such vote will not be binding on QLT or Aegerion following the merger, their boards of directors or any of their committees.

        Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by (1) logging onto www.proxyvote.com and following the prompts on your proxy card; (2) dialing 1-800-690-6903 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that your shares may be represented and voted at the Aegerion special meeting.

        The joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and relevant compensation arrangements between Aegerion and its named executive officers. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of this document or need help voting your shares of Aegerion common stock, please contact Aegerion's proxy solicitor:

1212 Avenue of the Americas, 24th Floor
New York, NY 10036
+ 1 (212) 297-0720 (Main)
+ 1 (855) 208-8903 (Toll Free)
info@okapipartners.com

        We do not know of any other matters to be presented at the Aegerion special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors
Benjamin S. Harshbarger General Counsel

Cambridge, Massachusetts
                        , 2016

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about QLT and Aegerion from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see the section entitled "Where You Can Find Additional Information." This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document through the United States Securities and Exchange Commission ("SEC") website at www.sec.gov and in QLT's case, also on the SEDAR website maintained by the Canadian Securities Administrators (the "CSA") at www.sedar.com, or by requesting them in writing or by telephone at the appropriate address below.

        You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Mackenzie Partners, Inc., QLT's proxy solicitor, or Okapi Partners LLC ("Okapi Partners"), Aegerion's proxy solicitor, at the following addresses and telephone numbers:

QLT Shareholders:	Aegerion Stockholders:

105 Madison Avenue New York, NY 10016 + 1 (212) 929-5500 (Call Collect) + 1 (800) 322-2885 (Toll Free) proxy@mackenziepartners.com	1212 Avenue of the Americas, 24th Floor New York, NY 10036 + 1 (212) 297-0720 (Main) + 1 (855) 208-8903 (Toll Free) info@okapipartners.com

        To receive timely delivery of the documents in advance of the meetings, you should make your request no later than five business days prior to the date of the meeting, or no later than                    , 2016.

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by QLT, constitutes a prospectus of QLT under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common shares, no par value, of QLT ("QLT common shares") to be issued to Aegerion stockholders pursuant to the merger of MergerCo with and into Aegerion (the "merger") as well as the Warrants (as defined below) (and underlying QLT common shares) to be distributed to QLT shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both QLT and Aegerion under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and constitutes a notice of meeting and proxy circular with respect to each of the special meeting of QLT shareholders and the special meeting of Aegerion stockholders.

        You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus.    No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus and neither QLT nor Aegerion takes any responsibility for, and cannot provide any assurances as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated                    , 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date or that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to QLT shareholders or Aegerion stockholders nor the issuance by QLT of common shares in connection with the transactions contemplated by the merger agreement will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding QLT has been provided by QLT and information contained in this joint proxy statement/prospectus regarding Aegerion has been provided by Aegerion.

        All references in this joint proxy statement/prospectus to "QLT" refer to QLT Inc., a corporation incorporated under the laws of British Columbia; all references in this joint proxy statement/prospectus to "Aegerion" refer to Aegerion Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware; all references in this joint proxy statement/prospectus to "MergerCo" refer to Isotope Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and an indirect wholly-owned subsidiary of QLT; all references in this joint proxy statement/prospectus to the "surviving corporation" refer to Aegerion following the effective time of the merger; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to "we" refers to QLT and Aegerion collectively; and, unless otherwise indicated or as the context requires, all references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of June 14, 2016, as amended, by and among Aegerion, QLT and MergerCo, a copy of which is included as Annex A to this joint proxy statement/prospectus.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, including the information included or incorporated by reference herein, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act, and Section 21E of the Exchange Act and may be forward-looking information as defined under applicable Canadian securities legislation (collectively, "forward-looking statements"). Forward-looking statements contained in this document may include, without limitation, statements regarding the proposed transaction between QLT and Aegerion, the timing and financial and strategic benefits thereof, the expected impact of the transaction and private placement investment on the cash balance of Novelion Therapeutics Inc. ("Novelion") following the merger, Novelion's future strategy, plans and expectations after the merger and the anticipated timing of clinical trials and approvals for, and the commercial potential of, Novelion's products and pipeline product candidates and those of its subsidiaries (including Aegerion). Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the failure to receive, on a timely basis or otherwise, the required approvals by Aegerion stockholders and QLT shareholders and government or regulatory agencies in connection with the merger; the risk that a condition to closing of the merger may not be satisfied; the possibility that the anticipated benefits of the proposed merger cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of the businesses of QLT and Aegerion will be greater than expected; the resolution of ongoing investigations and litigation of Aegerion; the ability of the companies following the merger to commercialize Novelion's products in line with the companies' expectations; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the impact of legislative, regulatory, competitive and technological changes, including changes in tax laws or interpretations that could increase Novelion's consolidated tax liabilities; and other risk factors relating to the companies' businesses and the biopharmaceutical industry, as detailed from time to time in each of Aegerion's and QLT's reports filed with the SEC and, in QLT's case, the CSA, which you are encouraged to review. Investors should not place undue reliance on forward-looking statements. The forward-looking statements reflect management's current knowledge, assumptions, beliefs, estimates, and expectations and express management's current view of future performance, results and trends. Such statements are made as of the date of this document, and except to the extent otherwise required by applicable law, QLT and Aegerion undertake no obligation to update such statements after this date.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS

        The following are brief answers to certain questions that you may have regarding the proposals being considered at the special meeting of QLT shareholders and the special meeting of Aegerion stockholders. QLT and Aegerion urge you to read carefully this entire joint proxy statement/prospectus, including its Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference, because this section does not provide all the information that might be important to you as a QLT shareholder or Aegerion stockholder. Also see the section entitled "Where You Can Find Additional Information" beginning on page 217.

Q.
Why have I received this joint proxy statement/prospectus?

A.
QLT and Aegerion entered into the merger agreement providing for the merger of MergerCo with and into Aegerion. Aegerion will be the surviving corporation and, through the merger, will become an indirect wholly-owned subsidiary of QLT. Upon completion of the merger, stockholders of Aegerion will receive QLT common shares in exchange for their shares of common stock of Aegerion, par value $0.001 per share ("Aegerion common stock"). It is anticipated that the name of QLT will be changed to "Novelion Therapeutics Inc." upon completion of the merger. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

  In order to complete the merger, among other things:

  •
  QLT shareholders must approve the Issuance of Shares Proposal (as defined below).

  •
  Aegerion stockholders must adopt the merger agreement.

  QLT will hold a special meeting of its shareholders and Aegerion will hold a special meeting of its stockholders to obtain these approvals. The joint proxy statement/prospectus contains important information about the merger and the special meetings of QLT and Aegerion. You should read all the available information carefully and its entirety.

Q.
What are the proposals on which I am being asked to vote?

A.
At the special meeting of QLT shareholders, QLT shareholders will vote on proposals to:

•
approve with or without variation, an ordinary resolution authorizing QLT to issue the securities of QLT necessary to complete the transactions contemplated by the merger agreement (the "Issuance of Shares Proposal");

•
elect four additional directors, effective and conditional on completion of the merger (the "Election of Directors Proposal"); and

•
approve with or without variation, an ordinary resolution approving amendments to the QLT 2000 Incentive Stock Plan (the "QLT Stock Option Plan") to, among other things increase the number of QLT common shares available for issuance thereunder, effective and conditional on completion of the merger (the "Amendment of the QLT Stock Option Plan Proposal").

  The securities of QLT to be issued pursuant to the Issuance of Shares Proposal, based on the Aegerion and QLT securities outstanding on September 20, 2016, are:

  •
  up to a maximum of 30,300,528 QLT common shares to be issued to Aegerion stockholders as merger consideration;

  •
  options to purchase QLT common shares to be issued in exchange for outstanding and unexercised in-the-money Aegerion stock options, and up to a maximum of 4,369,991 QLT common shares issuable thereunder;

  •
  restricted stock units to be issued in exchange for outstanding Aegerion restricted stock units, and up to a maximum of 887,062 QLT common shares issuable in respect thereof;

  •
  Warrants (as defined below) to purchase QLT common shares, exercisable for nominal consideration in certain circumstances following the merger, to be issued to QLT's existing shareholders, and up to a maximum of 56,508,954 QLT common shares issuable upon exercise of such Warrants;

  •
  up to 12,363,636 Units (as defined below) to be issued to investors in a private placement to close immediately prior to the merger, each Unit consisting of one QLT common share (or one fully paid-up warrant to acquire one QLT common share), one warrant in respect of the DOJ/SEC Investigations (as defined below) (the "DOJ/SEC Matter Warrant") and one warrant in respect of the Class Action Lawsuit (as defined below) (the "Class Action Lawsuit Warrant", together with the DOJ/SEC Matter Warrant, the "Warrants"), and up to a maximum of 13,224,761 QLT common shares issuable upon exercise of such Warrants; and

  •
  up to a maximum of 8,095,210 QLT common shares reserved for issuance upon conversion of Aegerion's 2.00% Convertible Senior Notes due 2019.

  The QLT board of directors recommends that QLT shareholders vote their shares "FOR" approval of each of the above proposals.

  At the special meeting of Aegerion stockholders, Aegerion stockholders will vote on proposals to:

  •
  adopt the merger agreement;

  •
  approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers related to the merger; and

  •
  approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

  The board of directors of Aegerion (the "Aegerion board of directors") recommends that Aegerion stockholders vote their shares "FOR" approval of each of the above proposals.

Q.
What will I receive if the merger is completed?

A.
If the merger is completed, each issued and outstanding share of Aegerion common stock (other than shares owned by Aegerion, QLT or any of their subsidiaries) will automatically be converted into the right to receive 1.0256 QLT common shares (the "equity exchange ratio"), which we refer to as the "merger consideration". The equity exchange ratio may be reduced if, prior to closing of the merger, Aegerion settles (i) the previously disclosed DOJ and SEC investigations into Aegerion's sales activities and disclosure related to its JUXTAPID (lomitapide capsules) product for amounts in excess of negotiated thresholds (as defined below) set forth in Aegerion's previously announced preliminary agreements in principle with the DOJ or SEC (the "DOJ/SEC Investigations") and/or (ii) the pending putative shareholder class action lawsuit (the "Class Action Lawsuit") for an amount that exceeds the amounts, if any, available under Aegerion's director and officer insurance coverage in respect of that matter. The maximum aggregate excess settlement amount to be reflected in the equity exchange ratio adjustment is $25 million. In the event that either or both of the Class Action Lawsuit and the DOJ/SEC Investigations are resolved prior to the closing of the merger for an amount in excess of the negotiated thresholds, the equity exchange ratio will be adjusted downward proportionately with such excess. For example, Aegerion stockholders will receive a fixed equity exchange ratio of 0.9196 QLT common shares for each share of Aegerion common stock that they own in the event such excess equals $5 million and Aegerion stockholders will receive a fixed equity exchange ratio of 0.4955 QLT common shares for each share of Aegerion common stock that they own in the event such excess equals or exceeds $25 million, the maximum excess amount. The equity exchange ratio will not be adjusted to reflect

v

  stock price changes for either QLT or Aegerion prior to the closing of the merger. QLT shareholders will continue to own their existing QLT common shares after the merger.

  If Aegerion does not settle either the DOJ/SEC Investigations or the Class Action Lawsuit prior to closing of the merger, QLT shareholders will receive Warrants, which will become exercisable in certain circumstances for a number of Novelion common shares upon settlement of the DOJ/SEC Investigations and/or the Class Action Lawsuit. For more information about the Warrants, see the section entitled "The Warrant Agreement" beginning on page 125.

Q.
What effect will the proposed merger transaction have on QLT and Aegerion?

A.
Pursuant to the merger agreement, MergerCo will be merged with and into Aegerion, and Aegerion will be the surviving corporation and will become a wholly-owned indirect subsidiary of QLT. Aegerion stockholders will become QLT shareholders. It is anticipated that upon completion of the merger, the name of QLT will be changed to "Novelion Therapeutics Inc.", the common shares of which will trade on the NASDAQ Global Select Market ("NASDAQ") and the Toronto Stock Exchange ("TSX"). Following the merger, Aegerion common stock will be delisted from NASDAQ, and deregistered under the Exchange Act, and Aegerion will no longer file periodic reports with the SEC.

  Upon completion of the merger, and after giving effect to the investment of approximately $21.8 million in QLT in connection with the merger by the Investors (as defined below), QLT shareholders immediately prior to the merger will own approximately 68% of the outstanding Novelion common shares, and Aegerion stockholders immediately prior to the merger will own approximately 32% of the outstanding Novelion common shares. In the event that either or both of the Class Action Lawsuit and the DOJ/SEC Investigations are resolved for amounts that, in the aggregate, exceed negotiated thresholds by $25 million (the maximum excess amount) or more, whether as a result of a downward adjustment to the equity exchange ratio or as a result of the exercise of the Warrants, QLT shareholders immediately prior to the merger, after giving effect to the investment by the Investors, will own approximately 81% of the outstanding Novelion common shares, and Aegerion stockholders (including holders of restricted stock units) immediately prior to the merger will own approximately 19% of the outstanding Novelion common shares.

Q.
What is the value of the merger consideration?

A.
Because QLT will issue a fixed number of QLT common shares in exchange for each share of Aegerion common stock, the market value of the merger consideration that Aegerion stockholders will receive will depend on the price per QLT common share at the time the merger is completed. The market value of the merger consideration will not be known at the time of the Aegerion special meeting or the QLT special meeting and may be less or more than the current market price or the market price at the time of the QLT and Aegerion shareholder meetings.

Q.
What are the material U.S. federal income tax consequences of the merger to U.S. holders of Aegerion common stock? Will I be taxed on the QLT common shares that I receive in connection with the merger?

A.
A U.S. holder of Aegerion common stock will recognize gain or loss, if any, on the receipt of QLT common shares in exchange for shares of Aegerion common stock pursuant to the equity exchange ratio in the merger. The amount of gain or loss recognized by holders of Aegerion common stock should equal the difference, if any, between the fair market value of the QLT common shares received in the merger over the U.S. holder's adjusted tax basis in the shares of Aegerion common stock. The deductibility of loss, if any, of a U.S. holder of Aegerion common stock as a result of the merger may be subject to limitation for U.S. federal income tax purposes. A U.S. holder will be subject to U.S. federal income tax on any gain recognized without a corresponding receipt of cash. Each Aegerion stockholder should consult its own tax adviser as to the particular tax consequences of the merger, including the effect of U.S. federal, state and local tax laws or foreign tax laws. See "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock—U.S. Federal Income Tax Consequences of the Merger to Aegerion Stockholders" beginning on page 131.

Q.
What are the material U.S. federal income tax consequences of the merger to U.S. holders of QLT common shares? Will I be taxed on the Warrants that I receive in connection with the merger?

A.
A U.S. holder of QLT common shares will not recognize income, gain or loss in respect of the distribution or exercise of the Warrants, but will recognize gain or loss, if any, in respect of their sale in an amount equal to the proceeds received less the portion, if any, of the basis in a holder's QLT common shares that is allocable to the Warrants. QLT notes, however, that the terms of the Warrants are unusual, and the facts that the distribution will be made in the context of the merger and the exercise price of the Warrants is nominal create some uncertainty. QLT recommends that each of its U.S. holders consult its own tax adviser as to the particular tax consequences of the distribution, ownership and disposition of the Warrants, including the effect of U.S. federal, state and local tax laws or foreign tax laws. See "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock—Distribution of Warrants to QLT Shareholders" beginning on page 132.

Q.
When do you expect the merger to be completed?

A.
QLT and Aegerion are working to complete the merger and expect the merger to close before the end of 2016. QLT and Aegerion hope to complete the merger as soon as reasonably practicable after the completion of the QLT and Aegerion special meetings and the distribution of the Warrants to QLT shareholders. However, the closing of the merger is subject to various conditions, which must be satisfied or waived before the parties are obligated to complete the merger and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. For more information about the conditions to the merger, see question below entitled "—What are the conditions to the merger?" and the sections entitled "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 118 and "Risk Factors" beginning on page 20.

Q.
What are the conditions to the merger?

A.
Completion of the merger is subject to a number of closing conditions, including, among other things, (i) the required approval of the shareholders of each of QLT and Aegerion, (ii) the effectiveness of a registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and no stop order suspending such effectiveness, (iii) the approval of the listing on NASDAQ and the TSX of the QLT common shares to be issued in connection with the merger, (iv) QLT's entry into a supplemental indenture pursuant to the Indenture, dated August 15, 2014, by and between Aegerion and The Bank of New York Mellon Trust Company, N.A. (the "Aegerion Indenture") in connection with the 2.00% Convertible Senior Notes due 2019 of Aegerion (the "Aegerion Notes"), which provides that, effective at the effective time of the merger, each outstanding Aegerion Note will no longer be convertible into Aegerion common stock and will be convertible solely into Novelion common shares (the "Aegerion Supplemental Indenture"); (v) receipt by QLT of the proceeds of the private placement investment into QLT of at least $17.5 million contemplated in connection with the merger, (vi) no material adverse effect having occurred in respect of QLT or Aegerion, (vii) the accuracy of representations and warranties and the compliance with covenants of the parties, subject to materiality thresholds and (viii) the Warrants having been distributed to the QLT shareholders and the investors in the private placement.

Q.
Does the QLT board of directors support the merger? How does the QLT board of directors recommend that I vote?

A.
Yes. The QLT board of directors has determined that the terms of the merger agreement and the transactions contemplated by it are advisable and in the best interests of QLT and its shareholders. The QLT board of directors recommends that the QLT shareholders vote:

•
"FOR" the Issuance of Shares Proposal;

•
"FOR" the Election of Directors Proposal; and

•
"FOR" the Amendment of the QLT Stock Option Plan Proposal.

  For more information on the recommendation of the QLT board of directors, see the section entitled "The Merger—Recommendation of the QLT Board of Directors; QLT's Reasons for the Merger" beginning on page 63.

Q.
Why was the merger considered by a special committee of the QLT board of directors?

A.
As is common in Canadian public company transactions, the merger was considered by a special committee of the QLT board of directors in order to ensure that it was considered objectively by directors of QLT who were independent of Aegerion and had no other interest in QLT's strategic process except as described below under the heading "The Merger—Interests of QLT Directors and Executive Officers in the Merger."

  Jason Aryeh, the Chairman of the QLT board of directors, recused himself from participating in the QLT board of directors' consideration of the merger in order to avoid any perception that his stockholdings in Aegerion might give rise to a conflict of interest. Mr. Aryeh, who held shares of Aegerion common stock having a value of $190,722 on the date of the merger agreement, also held QLT common shares having a value on the same date of $765,734. Two other members of the QLT board of directors advised the board that, due to certain business affiliations that resulted in a potential conflict of interest, they would not participate in any of the QLT board of directors' deliberations regarding Aegerion. The remaining three directors of QLT, who formed the special committee, analyzed and considered the proposed transaction.

Q.
Do any of QLT's directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a QLT shareholder?

A.
Yes. In considering the recommendation of the QLT board of directors, you should be aware that QLT's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of QLT shareholders generally.

  Mr. Aryeh owns shares of Aegerion common stock representing less than 1% of Aegerion's outstanding shares. Mr. Aryeh also owns QLT common shares representing 1% of QLT's outstanding shares. In addition, along with a broad-based syndicate of investors, Mr. Aryeh has entered into the unit subscription agreement with QLT under which an entity controlled by Mr. Aryeh has agreed to participate in the private placement in QLT to be completed immediately prior to the closing of the merger. Under that agreement, which provides that the investment is subject to the waiver or satisfaction of all conditions to closing the merger, Mr. Aryeh has agreed to invest an additional $2 million in QLT, representing approximately 2.2% of the QLT common shares outstanding on the date hereof.

  As described below under the heading "The Merger—Interests of QLT Directors and Executive Officers in the Merger—QLT Equity Incentive Awards" the vesting of Deferred Share Units ("DSUs") held by directors of QLT will be automatically accelerated at the effective time of the merger in accordance with The Directors' Deferred Share Unit Plan for Non-Employee Directors. When a QLT director ceases to be a member of the QLT board of directors, his or her vested

  DSUs are automatically converted into cash. It is anticipated that two current directors of QLT will leave the QLT board of directors at the effective time of the merger.

  Those directors of QLT who will continue to serve as directors of Novelion following the merger will continue to receive in that capacity cash and equity compensation and the benefit of indemnification and directors' and officer's liability insurance.

  Since Mary T. Szela, the current Chief Executive Officer of Aegerion, will become the new Chief Executive Officer of Novelion upon completion of the merger, the employment of Dr. Geoffrey F. Cox, QLT's Interim Chief Executive Officer, will terminate at that time. As a result, Dr. Cox will be entitled to certain severance payments under his employment with QLT. In addition, pursuant to the terms of his employment agreement and equity incentive plan agreements, to the extent not already vested, the vesting of certain QLT stock options previously granted to Dr. Cox will accelerate upon the termination of his employment with QLT.

  The QLT board of directors was aware of and considered these interests in evaluating and negotiating the merger agreement and the merger and in recommending that the QLT shareholders vote "FOR" each of the QLT shareholder proposals.

  See "The Merger—Interests of QLT Directors and Executive Officers in the Merger—QLT Equity Incentive Awards" for more information regarding the interests of QLT's directors and executive officers in the merger.

Q.
Does the Aegerion board of directors support the merger? How does the Aegerion board of directors recommend that I vote?

A.
Yes. The Aegerion board of directors determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Aegerion and its stockholders. The Aegerion board of directors recommends that you vote:

•
"FOR" the proposal to adopt the merger agreement;

•
"FOR" the proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers related to the merger; and

•
"FOR" the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

  For more information on the recommendation of the Aegerion board of directors, see the section entitled "The Merger—Recommendation of the Aegerion Board of Directors; Aegerion's Reasons for the Merger" beginning on page 74.

Q.
Do any of Aegerion's directors or executive officers have interests in the merger that may differ from or be in addition to my interests as an Aegerion stockholder?

A.
Yes. In considering the recommendation of the Aegerion board of directors with respect to the merger, you should be aware that Aegerion's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Aegerion stockholders generally. These interests include the employment of Ms. Szela, Chief Executive Officer of Aegerion as the Chief Executive Officer of Novelion following the merger and the employment of members of Aegerion management by Novelion or the surviving corporation, for which Ms. Szela and these officers will receive cash and equity compensation; the appointment of certain Aegerion directors to the board of directors of Novelion, for which these directors (other than any director who is also an officer of Novelion) will receive cash and equity compensation; the payment to Aegerion directors who will not join the board of directors of Novelion following the merger of cash in lieu of their 2016 Aegerion annual director stock option grants; continued indemnification and directors' and officer's liability insurance to be provided by the surviving corporation in favor of current and former directors and officers; certain severance benefits and/or payment of certain amounts to certain executive officers in connection with a qualifying termination of employment following the merger; the accelerated payment of certain bonus amounts in connection with the merger; and potential tax gross-up payments to any director or executive officer of Aegerion who is required to pay an excise tax under Section 4985 of the Internal Revenue Code of 1986, as amended (the "Code") (relating to so-called corporate inversions).

  The Aegerion board of directors was aware of and considered these interests in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Aegerion stockholders. See the section entitled "The Merger—Interests of Aegerion Directors and Executive Officers in the Merger" beginning on page 90 and "Aegerion Proposal No. 2—Advisory Vote on Specific Compensatory Arrangements Relating to the Merger" beginning on page 215.

Q.
When and where will the QLT and Aegerion shareholder meetings be held?

A.
QLT:    The QLT special meeting will be held at Suite 1800 - 510 West Georgia Street, Vancouver, British Columbia V6B 0M3 on                    , 2016, at             a.m. (Pacific Time) /         a.m. (Eastern Time) (the "QLT special meeting").

  Aegerion:    The special meeting of Aegerion stockholders will be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199 on                    , 2016 at            (Eastern Time) (the "Aegerion special meeting").

Q.
Who is entitled to attend the QLT and Aegerion shareholder meetings?

A.
QLT:    All QLT shareholders as of                    , 2016 (the "QLT record date") are invited to attend the QLT special meeting, including shareholders whose shares are held by their brokerage firm or another similar organization, or who otherwise do not hold their common shares in their own name, who are considered "beneficial shareholders." Beneficial shareholders fall into two categories—those who object to their identity being made known to the issuers of securities which they own ("OBOs") and those who do not object to their identity being made known to the issuers of the securities which they own ("NOBOs"). Beneficial shareholders should note that only proxies deposited by QLT shareholders who appear on the records maintained by QLT's registrar and transfer agent as registered holders of QLT common shares will be recognized for the purposes of attending and voting at the QLT special meeting. If QLT common shares are listed in an account statement provided to a beneficial shareholder by a broker, then those QLT common shares will, in all likelihood, not be registered in the shareholder's name. Such QLT common shares will more likely be registered under the name of the shareholder's broker or an agent of that broker. Without specific instructions, brokers and their agents and nominees are prohibited from voting QLT common shares for the broker's clients. Therefore, each beneficial shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the QLT special meeting.

  Although a beneficial shareholder may not be recognized directly at the QLT special meeting for the purposes of voting QLT common shares registered in the name of such shareholders' broker, a beneficial shareholder may attend the QLT special meeting as proxyholder for the registered shareholder and vote the QLT common shares in that capacity. A beneficial shareholder who wishes to attend the QLT special meeting and to vote their QLT common shares as proxyholder for the registered shareholder, should enter their own name in the blank space on the voting instruction form and return the same to their broker (or the broker's agent) in accordance with the instructions provided by such broker. Alternatively, National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer ("NI 54-101") allows a beneficial

x

  shareholder to submit to the applicable intermediary any document in writing that requests that the beneficial shareholder, or a nominee of the beneficial shareholder, be appointed as proxyholder. If such a request is received, the applicable intermediary must arrange, without expense to the beneficial shareholder, to appoint such beneficial shareholder or its nominee as a proxyholder and to deposit that proxy within the time specified in this joint proxy statement/prospectus, provided that the intermediary receives such written instructions from the beneficial shareholder at least one business day prior to the time by which proxies are to be submitted at the QLT special meeting, with the result that such a written request must be received by            (Pacific Time) /             (Eastern Time) on the day which is at least three business days prior to the QLT special meeting.

  Aegerion:    The Aegerion special meeting will be held on                    , 2016 at             a.m. (Eastern Time), at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. When you arrive at the Aegerion special meeting location, signs will direct you to the appropriate meeting room. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record of Aegerion common stock, your name will be verified against the list of Aegerion stockholders as of                    , 2016 (the "Aegerion record date") prior to admittance to the Aegerion special meeting. If you are a beneficial owner of Aegerion common stock, you should provide proof of beneficial ownership on the Aegerion record date, such as your most recent account statement prior to the Aegerion record date, a copy of the voting instruction provided to you by your bank, broker or other nominee, or other similar evidence of ownership of Aegerion common stock as of the Aegerion record date. You are not required to attend the Aegerion special meeting in order to vote your shares of Aegerion common stock.

Q.
Who is entitled to vote at the QLT and Aegerion shareholder meetings, respectively?

A.
QLT:    QLT has fixed                    , 2016 as the QLT record date. If you were a QLT shareholder as of the close of business on such date, you are entitled to vote on matters that come before the QLT special meeting. All votes made by proxy must be received (whether delivered by mail, telephone or Internet) no later than            (Pacific Time) /            (Eastern Time) on                    , 2016 or 48 hours before any adjournment of the QLT special meeting.

  Aegerion:    Aegerion has fixed                    , 2016 as the Aegerion record date. Only holders of record of outstanding shares of Aegerion common stock as of the close of business on the Aegerion record date are entitled to receive notice of, and to vote at, the Aegerion special meeting or any adjournment or postponement of the Aegerion special meeting. All votes made by proxy must be received (whether delivered by mail, telephone or Internet) no later than             p.m. Eastern Time on                    , 2016 or 48 hours before any adjournment of the Aegerion special meeting.

Q.
What vote is required to approve each of the proposals at the QLT special meeting?

A.
The required votes by QLT shareholders are as follows:

  Issuance of Shares Proposal.    The proposal to approve with or without variation, an ordinary resolution authorizing QLT to issue the securities of QLT necessary to complete the transactions contemplated by the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the votes cast on such proposal at the QLT special meeting.

  Election of Directors Proposal.    With respect to the election of directors of QLT, under the Business Corporations Act (British Columbia) (the "BCA"), directors are elected by a plurality of the votes cast at a meeting of QLT shareholders. This means that the applicable number of nominees with the most votes for the election will be elected. Six directors were elected at QLT's annual general meeting on June 17, 2016. Concurrent with completion of the merger, two current members of the QLT board of directors will resign and two new directors will be appointed by the board of directors of Novelion to fill these vacancies. At QLT's special meeting, shareholders will be asked to vote on the election of an additional four directors, conditional and effective on the completion of the merger. You may choose to vote, or withhold your vote, separately for each nominee director.

  Amendment of QLT Stock Option Plan Proposal.    The proposal to approve the amendment of the QLT Stock Option Plan to increase the number of QLT common shares issuable thereunder, conditional and effective on the completion of the merger, requires the affirmative vote, in person or by proxy, of a majority of the votes cast on such proposal at the QLT special meeting.

  Concurrently with the execution and delivery of the merger agreement, the QLT Voting Shareholders (as defined below) entered into the QLT Voting Agreements (as defined below) with Aegerion, pursuant to which, among other things, each QLT Voting Shareholder agreed, subject to limited exceptions, that it will (i) vote its QLT common shares held of record or beneficially owned as of the date of the QLT Voting Agreements and any QLT common shares (and other voting securities of QLT) that become owned (whether of record or beneficially) by the QLT Voting Shareholder after the execution of the QLT Voting Agreements (a) in favor of the issuance of the Warrants and QLT common shares pursuant to the merger agreement and the transactions contemplated by the merger agreement, (b) in favor of an amendment to the QLT Stock Option Plan to increase the number of QLT common shares available for issuance thereunder in accordance with the terms of the merger agreement and (c) against any competing transaction that may be proposed, and (ii) not sell or otherwise transfer or encumber its QLT common shares prior to consummation of the merger.

  For more information regarding the QLT Voting Agreements, see the section entitled "The Voting Agreements" beginning on page 124.

  Failures to vote, abstentions and broker non-votes, if any, will not count as a vote "AGAINST" (i) the Issuance Share Proposal, (ii) the Election of Directors Proposal, or (iii) the Amendment of QLT Stock Option Plan Proposal.

Q.
What vote is required to approve each of the proposals at the Aegerion special meeting?

A.
The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Aegerion common stock outstanding and entitled to vote on the proposal.

  The proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast on the proposal, although such vote will not be binding on Aegerion or the Aegerion board of directors or any of its committees.

  The proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal.

  Failures to vote, abstentions and broker non-votes are treated as follows:

  •
  Failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes "AGAINST" the proposal to adopt the merger agreement; and

  •
  Failures to vote, abstentions and broker non-votes, if any, will not count as a vote "AGAINST" the proposals (i) to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger, and (ii) to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

Q.
What constitutes a quorum at the QLT and Aegerion special meetings, respectively?

A.
QLT:    At least two persons present, each being a QLT shareholder entitled to vote at the QLT special meeting or a duly appointed proxyholder or representative for a QLT shareholder so entitled, and together holding or representing QLT common shares having not less than 33 1/3% of the outstanding votes entitled to be cast at the QLT special meeting, constitute a quorum for the transaction of business at the QLT special meeting. All QLT common shares represented at the QLT special meeting, including broker non-votes and QLT common shares that are represented but that abstain from voting, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Aegerion:    A quorum of shares of Aegerion common stock is necessary for Aegerion to hold a valid stockholders' meeting. A majority of the shares of Aegerion common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Aegerion special meeting.

  Shares of Aegerion common stock for which an Aegerion stockholder directs an "abstention" from voting will be counted for purposes of establishing a quorum while shares of Aegerion common stock that a broker holds in "street name" and votes only on routine matters ("broker non-votes," which result when brokers have not received voting instructions from their customers on certain non-routine matters, such as the proposals to be voted on at the Aegerion special meeting), will not be counted for purposes of establishing a quorum.

Q.
How are broker non-votes treated?

A.
QLT:    QLT common shares that are represented by "broker non-votes" (i.e., common shares held by a bank, broker or other holder of record holding shares for a beneficial shareholder that are represented at the QLT special meeting but with respect to which the bank, broker or other holder of record is not empowered to vote on a particular proposal) and QLT common shares held by QLT shareholders who abstain from voting (or vote "withhold") on any proposal will have no effect on the legal outcome of the proposal, but are included for quorum purposes.

Aegerion:    In connection with the Aegerion special meeting:

•
Broker non-votes will not be counted for purposes of establishing a quorum;

•
Broker non-votes (i.e., shares of Aegerion common stock held by a bank, broker or other holder of record holding shares for a beneficial shareholder that are represented at the Aegerion special meeting but with respect to which the bank, broker or other holder of record is not empowered to vote on a particular proposal), if any, will have the same effect as votes "AGAINST" the proposal to adopt the merger agreement; and

•
Broker non-votes will not count as a vote "AGAINST" the proposals (i) to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger, and (ii) to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

  You should therefore provide your bank, broker or other nominee with instructions as to how to vote your QLT common shares or shares of Aegerion common stock.

  We urge all QLT shareholders and Aegerion stockholders that hold shares through a bank, broker or other holder of record to follow the voting instructions provided by your broker, bank or other nominee so as to ensure that such parties may vote your QLT common shares or shares of Aegerion common stock on your behalf at the respective special meeting. Please note that you may not vote your QLT common shares or shares of Aegerion common stock held in street name by returning a proxy card directly to QLT or Aegerion or by voting in person at the QLT or Aegerion meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q.
How many votes do I have?

A.
QLT:    On a show of hands every shareholder present in person has one vote, and on a poll every QLT shareholder present in person or by proxy has one vote for each QLT common share registered in such QLT shareholder's name as of the close of business on the QLT record date.

Aegerion:    Holders of Aegerion common stock are entitled to one vote for each share of common stock owned as of the close of business on the Aegerion record date.

Q.
How do I vote?

A.
QLT:    If you are a registered shareholder of QLT (that is, if your QLT common shares are registered in your name, as opposed to being held through a broker or other intermediary), you may vote in any of the following ways:

•
in person at the QLT special meeting;

•
by mail—complete, sign and date the enclosed instrument of proxy and return it as soon as possible to QLT's registrar and transfer agent, Computershare Investor Services Inc. ("Computershare Canada"), Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1;

•
by telephone—call 1-866-732-VOTE (8683) toll free from your touch-tone phone and follow the instructions (you will need the control number located on the enclosed instrument of proxy). You do not need to return your instrument of proxy if you vote by telephone; or

•
using the Internet—go to www.investorvote.com and follow the instructions on the screen (you will need the control number located on the enclosed instrument of proxy). You do not need to return your instrument of proxy if you vote using the Internet.

  All votes made by proxy must be received (whether delivered by mail, telephone or Internet) no later than at                         (Pacific Time) /                        (Eastern Time) on                        , 2016 or 48 hours before any adjournment of the QLT special meeting.

  If you are a beneficial shareholder, then you will have received this material from your broker or the intermediary seeking your instructions as to how you wish your QLT common shares to be voted. In that case, follow the instructions given to you by your broker or the other intermediary.

  QLT shareholders have the right to appoint another person to attend and act on their behalf at the QLT special meeting other than the persons named in the enclosed instrument of proxy. To exercise this right, QLT shareholders should strike out the names of the persons named in the instrument of proxy and insert the name of their nominee in the blank space provided. A person appointed as a proxyholder need not be a QLT shareholder.

  Aegerion:    If you are a stockholder of record of Aegerion as of the close of business on the Aegerion record date, you may vote in person by attending the Aegerion special meeting or you may authorize a proxy to vote by:

  •
  logging onto www.proxyvote.com and following the instructions on your proxy card to vote over the Internet anytime up to 11:59 p.m., Eastern Time, on                        , 2016 and following the instructions provided on that site;

  •
  dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 11:59 p.m., Eastern Time, on                         , 2016, and following the instructions provided in the recorded message; or

  •
  signing and returning your proxy card in the postage paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

  To ensure that your shares are represented at the Aegerion special meeting, the Aegerion board of directors recommends that you vote your shares by proxy, even if you intend to attend the Aegerion special meeting.

  If you hold shares of Aegerion common stock in "street name" through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Aegerion special meeting.

Q.
Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A.
QLT:    If you hold QLT common shares in "street name":    You may change your vote by submitting another later-dated voting instruction form to your broker, bank or other nominee or by voting again by telephone or by Internet. In order to simply revoke a previous instruction, you must notify your broker, bank or other nominee in writing of your revocation. In order to ensure that the broker, bank or other nominee acts upon your revocation, the written notice should be received by the broker, bank or other nominee well in advance of the applicable special meeting.

If you are a record holder of QLT common shares as of the close of business on the QLT record date:    You can change your vote at any time before the start of the QLT special meeting, unless otherwise noted. In addition to revocation in any other manner permitted by law, you can revoke your proxy by voting in person at the QLT special meeting or by an instrument in writing stating that the proxy is revoked and signed and delivered as follows:

•
the instrument revoking the proxy must be signed by you or by the person to whom you have granted a power of attorney in writing. If the QLT shareholder is a corporation, the instrument of revocation must be signed under that corporate shareholder's corporate seal or by a duly authorized officer or attorney of the corporation; and

•
the instrument revoking the proxy must be (i) delivered to QLT's registered and records office at Suite 2600, 1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1, on or before (Pacific Time) /                        (Eastern Time) on                         , 2016 or 48 hours before the date of any adjournment of the QLT special meeting at which the proxy is to be voted, or (ii) deposited with the Chairman of the QLT board of directors on the date of the QLT special meeting or any adjournment of it before the taking of any vote in respect of which the proxy is to be used.

•
If your QLT common shares are held in the name of an intermediary such as a brokerage firm, securities dealer, trust company, bank or other nominee institution, you may change your vote by submitting new voting instructions to your intermediary, as applicable. You will need to contact your brokerage firm, securities dealer, trust company, bank or other nominee institution to learn how to make that change.

  Aegerion:    Yes. If you are record holder of shares of Aegerion common stock as of the close of business on the Aegerion record date, you may change your vote or revoke a proxy at any time prior to its exercise at the Aegerion special meeting by:

  •
  voting again by Internet, telephone or mail at a later time before the closing of these voting facilities at 11:59 p.m., Eastern Time, on                        , 2016;

  •
  submitting a duly executed proxy card bearing a later date;

  •
  giving a written notice of revocation of the proxy's authority to Aegerion's Secretary; or

  •
  if you are a registered stockholder, attending the Aegerion special meeting and voting in person.

  If your shares of Aegerion common stock are held in "street name," you should follow the instructions of your brokerage firm, bank or other nominee regarding the revocation of proxies.

Q.
What is the difference between holding shares as a shareholder of record and as a beneficial shareholder?

A.
If your QLT common shares are registered directly in your name with QLT's transfer agent, Computershare Canada, or if your shares of Aegerion common stock are registered directly in your name with Aegerion's transfer agent, Computershare Limited ("Computershare US"), you are considered the stockholder of record with respect to those QLT common shares or shares of Aegerion common stock, respectively. As the stockholder of record, you have the right to vote, grant your proxy directly to QLT or Aegerion, respectively, or to a third party, or to vote in person at the QLT or Aegerion special meeting.

  If your QLT common shares or shares of Aegerion common stock are held by a bank, brokerage firm or other nominee, you are considered the beneficial shareholders of shares held in "street name," and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those QLT common shares or shares of Aegerion common stock. Your bank, brokerage firm or other nominee will send you, as the beneficial shareholder, a package describing the procedure for voting your QLT common shares or shares of Aegerion common stock. You should follow the instructions provided by them to vote your QLT common shares or shares of Aegerion common stock. You may not vote these shares in person at the QLT special meeting or Aegerion special meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your QLT common shares or shares of Aegerion common stock, giving you the right to vote the shares at the QLT or Aegerion special meeting.

Q.
If my shares are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A.
QLT:    Canadian regulatory policy requires brokers and other intermediaries to seek voting instructions from beneficial shareholders in advance of shareholder meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by beneficial shareholders in order to ensure that their QLT common shares are voted at the QLT special meeting. The form of proxy supplied to a beneficial shareholder by its broker (or the agent of the broker) is substantially similar to the instrument of proxy provided directly to registered QLT shareholders by QLT. However, its purpose is limited to instructing the registered QLT shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the beneficial shareholder. A beneficial shareholder who receives a voting instruction form from its broker or other intermediary cannot use that form to vote QLT common shares directly at the QLT special meeting. The voting instruction form must be returned to your broker or other intermediary (or instructions respecting the voting of QLT common shares must otherwise be communicated to your broker or other intermediary) well in advance of the QLT special meeting in order to have the QLT common shares voted. If you have any questions respecting the voting of QLT common shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

  This joint proxy statement/prospectus and the instrument of proxy and voting instruction form, as applicable, are being provided to both registered QLT shareholders and beneficial shareholders. Subject to the provisions of NI 54-101, issuers may request and obtain a list of their NOBOs from intermediaries directly or via their transfer agent and may obtain and use the NOBO list for the distribution of proxy-related materials directly to such NOBOs.

  QLT has distributed copies of this joint proxy statement/prospectus, instrument of proxy and voting instruction form to intermediaries for distribution to NOBOs. Unless you have waived your right to receive these materials, intermediaries are required to deliver them to you as a NOBO of QLT and to seek your instructions on how to vote your QLT common shares.

  QLT's OBOs can expect to be contacted by their brokers or their broker's agents.

  Aegerion:    Your bank, brokerage firm or other nominee will not vote your shares of Aegerion common stock unless you instruct them in accordance with the procedures they specify. If your shares of Aegerion common stock are held in the name of a bank, broker or other nominee, you are considered the "beneficial shareholder" of the shares of Aegerion common stock held for you in what is known as "street name." Unless your bank, broker or other nominee has discretionary authority over your shares of Aegerion common stock, you generally have the right to direct your bank, broker, or other nominee as to how to vote your shares of Aegerion common stock. If you do not provide voting instructions, your shares of Aegerion common stock will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority. This is often called a "broker non-vote."

  Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares of Aegerion common stock on your behalf. Please note that you may not vote your shares of Aegerion common stock held in street name by returning a proxy card directly to Aegerion or by voting in person at the Aegerion meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q.
What is a proxy?

A.
A proxy is your legal designation of another person to vote your QLT common shares or shares of Aegerion common stock, which person is referred to as a proxyholder. The written document describing the matters to be considered and voted on at the QLT and Aegerion special meetings, respectively, is referred to as this joint proxy statement/prospectus. The document used to designate a proxy to vote your QLT common shares or shares of Aegerion common stock is referred to as a proxy card.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
QLT:    The QLT board of directors and QLT management are soliciting your proxy for use at the QLT special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation will be borne by QLT. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of QLT, without additional remuneration, by personal interview, telephone, facsimile or otherwise. QLT will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial shareholders of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials. QLT has retained Mackenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay them a fee estimated to be up to approximately $25,000, plus reasonable expenses, for these services.

  Aegerion:    The Aegerion board of directors and Aegerion management are soliciting your proxy for use at the Aegerion special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation by Aegerion will be borne by Aegerion. In addition to costs incurred in the solicitation of proxies from record holders of its common stock, Aegerion will reimburse brokerage firms, banks and other nominees for their reasonable expenses incurred in forwarding copies of the proxy solicitation materials to beneficial shareholders for whom they hold shares of Aegerion common stock in "street name."

  Aegerion has retained Okapi Partners to assist in its solicitation of proxies and has agreed to pay Okapi Partners a fee not to exceed $13,000, plus reasonable out-of-pocket expenses, for these services.

Q.
If a shareholder gives a proxy, how are the QLT common shares and/or shares of Aegerion common stock voted? What will happen if a QLT or Aegerion shareholder returns a proxy card without indicating how to vote?

A.
If you designate the individuals named on the enclosed proxy card as your proxy, your QLT common shares or shares of Aegerion common stock will be voted as specified by you on your proxy card.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the QLT common shares or shares of Aegerion common stock represented by your properly signed proxy will be voted as the QLT board of directors or Aegerion board of directors, respectively, recommends and, therefore, "FOR" each of the proposals being submitted to a vote of QLT shareholders at the QLT special meeting or "FOR" each of the proposals being submitted to a vote of Aegerion stockholders at the Aegerion special meeting, respectively.

Q.
What if I hold common shares in both QLT and Aegerion?

A.
If you are a holder of both QLT common shares and Aegerion common stock, you will receive two separate packages of proxy materials. A vote cast as a QLT shareholder will not count as a vote cast as an Aegerion stockholder, and a vote cast as an Aegerion stockholder will not count as a vote cast as a QLT shareholder. Therefore, please separately submit a proxy for each of your QLT common shares and Aegerion common stock.

Q.
What do I do if I receive more than one proxy or set of voting instructions?

A.
If you hold QLT common shares and/or shares of Aegerion common stock in "street name" and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the QLT special meeting and/or Aegerion special meeting.

  Please vote each proxy or voting instruction card in accordance with the instructions provided in this joint proxy statement/prospectus in order to ensure that all of your QLT common shares and shares of Aegerion common stock are voted at the respective special meetings.

Q.
What happens if I sell my QLT common shares or shares of Aegerion common stock before the applicable special meeting or if I sell my shares of Aegerion common stock before the effective time of the merger?

A.
QLT:    The record date for the QLT special meeting is earlier than the date of the QLT special meeting and the date that the merger is expected to be completed. If you transfer your QLT common shares after the QLT record date but before the QLT special meeting, you will retain your right to vote at the QLT special meeting.

Aegerion:    The record date for the Aegerion special meeting is earlier than the date of the Aegerion special meeting and the date that the merger is expected to be completed. If you transfer your shares of Aegerion common stock after the Aegerion record date but before the Aegerion special meeting, you will retain your right to vote at the Aegerion special meeting. However, if you transfer your shares of Aegerion common stock at any point before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares of Aegerion common stock. In order to receive the per share merger consideration, you must hold your shares of Aegerion common stock through effective time of the merger.

Q.
What do I need to do now?

A.
You should carefully read and consider the information contained in, and incorporated by reference into, this joint proxy statement/prospectus, including its Annexes. Once you have reviewed this joint proxy statement/prospectus, please authorize a proxyholder to vote your QLT common shares or shares of Aegerion common stock as soon as possible, to ensure your shares are voted.

Q.
Do I need to do anything with my QLT common shares or shares of Aegerion common stock now?

A.
QLT:    If you are a QLT shareholder, you do not need to take any action with respect to your QLT common shares in connection with the merger.

Aegerion:    If you are an Aegerion stockholder, you do not need to take any action with respect to your shares of Aegerion common stock at this time. Each share of Aegerion common stock you hold as of the effective time of the merger will be automatically converted into the right to receive the merger consideration. You will receive instructions regarding the process for exchanging your shares of Aegerion common stock for QLT common shares separately. Please do not send your Aegerion stock certificates with your proxy card.

Q.
Are QLT shareholders or Aegerion stockholders entitled to dissenter or appraisal rights?

A.
Neither QLT shareholders nor Aegerion stockholders are entitled to appraisal or dissenter's rights in connection with the merger or any of the other transactions described in this joint proxy statement/prospectus. See the section entitled "Appraisal and Dissenter's Rights" beginning on page 193.

Q.
Where can I find more information about QLT or Aegerion?

A.
You can find out information about QLT and Aegerion from the sources described in the section entitled "Where You Can Find Additional Information."

Q.
Who can help answer any other questions I might have?

A.
QLT shareholders or Aegerion stockholders who have questions about the merger, the matters to be voted on at the special meetings or how to submit a proxy or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

QLT Shareholders:	Aegerion Stockholders:

105 Madison Avenue New York, NY 10016 + 1 (212) 929-5500 (Call Collect) + 1 (800) 322-2885 (Toll Free) proxy@mackenziepartners.com	1212 Avenue of the Americas, 24th Floor New York, NY 10036 + 1 (212) 297-0720 (Main) + 1 (855) 208-8903 (Toll Free) info@okapipartners.com

 SUMMARY

        This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. QLT and Aegerion urge you to carefully read this joint proxy statement/prospectus in its entirety, as well as all Annexes. Additional important information also is contained in the documents incorporated by reference into this joint proxy statement/prospectus; see the section entitled "Where You Can Find Additional Information" beginning on page 217.

        When referring to equity holders of the two parties to the merger, this document generally uses "shareholders" with respect to QLT and "stockholders" with respect to Aegerion and "shareholders" with respect to both companies, unless the context otherwise requires.

The Companies

  QLT

        QLT Inc., a corporation incorporated under the laws of British Columbia, is headquartered in Vancouver, British Columbia, Canada. QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. QLT is focused on developing its synthetic retinoid ("QLT091001"), for the treatment of certain age-related and inherited retinal diseases caused by retinal pigment epithelium protein 65 ("RPE65") and lecithin: retinol acyltransferase ("LRAT") gene mutations.

        QLT is currently investigating QLT091001 for the treatment of Inherited Retinal Disease caused by RPE65 and LRAT mutations, which indication comprises Leber Congenital Amaurosis and Retinitis Pigmentosa ("IRD"). QLT is currently working towards initiating a pivotal, Phase 3 multi-center, placebo controlled, double-blinded clinical study for this indication. The objective of this study will be to further evaluate the efficacy (with particular reference to changes in visual field and visual acuity) and safety of QLT091001, with a goal of supporting future application for full approval of QLT091001 for this indication to the European Medicines Agency (the "EMA") and the U.S. Food and Drug Administration (the "FDA").

        QLT's principal executive offices are located at 887 Great Northern Way, Suite 250, Vancouver, B.C., Canada, V5T 4T5 and its telephone number is (604) 707-7000. QLT common shares are listed on the NASDAQ Global Select Market and the Toronto Stock Exchange and trade under the symbols "QLTI" and "QLT", respectively.

        This joint proxy statement/prospectus incorporates important business and financial information about QLT from other documents that are incorporated by reference; see the section entitled "Where You Can Find Additional Information" beginning on page 217.

  Aegerion

        Aegerion Pharmaceuticals, Inc., a Delaware corporation, is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases.

        Aegerion's first product, lomitapide, received marketing approval under the brand name JUXTAPID® (lomitapide) capsules ("JUXTAPID"), from the FDA on December 21, 2012, as an adjunct to a low-fat diet and other lipid-lowering treatments, including low-density lipoprotein ("LDL") apheresis where available, to reduce low-density lipoprotein cholesterol ("LDL-C"), total cholesterol ("TC"), apolipoprotein B ("apo B") and non-high-density lipoprotein cholesterol ("non-HDL-C") in adult patients with homozygous familial hypercholesterolemia ("HoFH"). Aegerion launched JUXTAPID in the U.S. in late January 2013. In July 2013, Aegerion received marketing authorization for lomitapide in the European Union ("EU"), under the brand name LOJUXTA® (lomitapide) hard capsules ("LOJUXTA"), as a treatment for adult patients with HoFH. Lomitapide is also approved for the treatment of adult HoFH in Mexico, Canada, Taiwan, South Korea and a small number of other countries. Pricing and reimbursement approval has not yet been received in many of the countries in which the product is approved. As a result of the failure to obtain pricing and reimbursement approval and other factors, in July 2016, Aegerion announced its intent to withdraw lomitapide from the EU and certain other global markets. Lomitapide is also sold on a named patient basis in Brazil and in a limited number of other countries as a result of the approval of lomitapide in the U.S. or the EU.

        Aegerion acquired its second product, metreleptin, from Amylin Pharmaceuticals, LLC ("Amylin") and AstraZeneca Pharmaceuticals LP ("AstraZeneca"), an affiliate of Amylin, in January 2015. Metreleptin, a recombinant analog of human leptin, is currently marketed in the U.S. under the brand name MYALEPT® (metreleptin) for injection ("MYALEPT"). MYALEPT received marketing approval from the FDA in February 2014 as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy ("GL"). Metreleptin is also sold on a named patient basis in Brazil and Argentina as a result of the approval of metreleptin in the U.S.

        Aegerion's principal executive offices are located at One Main Street, Suite 800, Cambridge, Massachusetts 02142 and its telephone number is (617) 500-7867. Shares of Aegerion common stock are listed on NASDAQ and trade under the symbol "AEGR."

        This joint proxy statement/prospectus incorporates important business and financial information about Aegerion from other documents that are incorporated by reference; see the section entitled "Where You Can Find Additional Information" beginning on page 217.

  MergerCo

        Isotope Acquisition Corp. ("MergerCo") is a corporation incorporated under the laws of the State of Delaware and is a wholly-owned indirect subsidiary of QLT. MergerCo was organized on May 7, 2015. MergerCo has conducted its operations only as contemplated by the merger agreement and has not incurred any material obligations or liabilities except as pursuant to the merger agreement and that certain Agreement and Plan of Merger dated June 8, 2015, as amended, by and among QLT, InSite Vision Incorporated ("InSite") and MergerCo, which was terminated on September 15, 2015.

        MergerCo's registered office is located at Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle.

The Merger

        On June 13, 2016, a special committee of the QLT board of directors recommended the merger agreement and the merger to the QLT board of directors, which approved the merger agreement and the merger, subject to resolution to the satisfaction of the QLT special committee of two then-outstanding transaction points. At a further meeting on June 14, 2016, the QLT special committee confirmed that it was satisfied with the resolution of those two points. On June 14, 2016, the Aegerion board of directors approved the merger agreement and the merger.

        At the effective time of the merger, each issued and outstanding share of Aegerion common stock (other than shares owned by Aegerion, QLT or any of their subsidiaries) will automatically be converted into the right to receive 1.0256 QLT common shares. The equity exchange ratio may be reduced if, prior to closing of the merger, Aegerion settles (i) the DOJ/SEC Investigations for amounts that exceed the amounts set forth in Aegerion's preliminary agreements in principle with the DOJ or SEC and/or (ii) the pending putative Class Action Lawsuit for an amount that exceeds Aegerion's director and officer insurance coverage. The maximum aggregate excess settlement amount to be reflected in the equity exchange ratio adjustment is $25 million. In the event that either or both of the

Class Action Lawsuit and the DOJ/SEC Investigations are resolved prior to the closing of the merger for an amount in excess of the negotiated thresholds, the equity exchange ratio will be adjusted downward proportionately with such excess. For example, Aegerion stockholders will receive a fixed equity exchange ratio of 0.9196 QLT common shares for each share of Aegerion common stock that they own in the event such excess equals $5 million and Aegerion stockholders will receive a fixed equity exchange ratio of 0.4955 QLT common shares for each share of Aegerion common stock that they own in the event such excess equals or exceeds $25 million, the maximum excess amount.

        If Aegerion does not settle either the DOJ/SEC Investigations or the Class Action Lawsuit prior to closing of the merger, QLT shareholders will receive Warrants, which will become exercisable in certain circumstances for a number of Novelion common shares upon settlement of the DOJ/SEC Investigations and/or the Class Action Lawsuit. For more information about the Warrants, see the section entitled "The Warrant Agreement" beginning on page 125.

        It is anticipated that upon completion of the merger, the name of QLT will be changed to "Novelion Therapeutics Inc.," the common shares of which, including shares to be issued in the merger, will continue to trade on NASDAQ and the TSX under the symbols "NVLN" and "NVL", respectively. For more information on the merger, see the section entitled "The Merger" beginning on page 42.

Recommendation of the QLT Board of Directors

        After careful consideration, the QLT board of directors recommends that QLT shareholders vote "FOR" each proposal being submitted to a vote of the QLT shareholders at the QLT special meeting. All of the members of the QLT board of directors who voted on the matter approved such recommendations.

        For a more complete description of QLT's reasons for the merger and the recommendations of the QLT board of directors, see the section entitled "The Merger—Recommendation of the QLT Board of Directors; QLT's Reasons for the Merger" beginning on page 63.

Recommendation of the Aegerion Board of Directors

        After careful consideration, the Aegerion board of directors recommends that Aegerion stockholders vote "FOR" each proposal being submitted to a vote of the Aegerion stockholders at the Aegerion special meeting. All of the members of the Aegerion board of directors approved such recommendations.

        For a more complete description of Aegerion's reasons for the merger and the recommendations of the Aegerion board of directors, see the section entitled "The Merger—Recommendation of the Aegerion Board of Directors; Aegerion's Reasons for the Merger" beginning on page 74.

Opinions of Financial Advisors

  QLT's Financial Advisor

        In connection with the merger, QLT's financial advisor, Greenhill & Co., LLC ("Greenhill"), delivered a written opinion, dated June 13, 2016, to the QLT board of directors as to the fairness, from a financial point of view and as of such date, to QLT of the equity exchange ratio provided for pursuant to the merger agreement. The full text of Greenhill's written opinion, dated June 13, 2016, is attached as Annex B to this joint proxy statement/prospectus and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Greenhill in rendering its opinion. Greenhill delivered its opinion to the QLT board of directors for the information of the QLT board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the equity exchange ratio from a financial point of view to QLT and did not express any opinion as to any other terms, aspects or implications of the merger or related transactions. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision to proceed with or effect the merger or any related transactions. Greenhill's opinion is not and did not constitute a recommendation to the members of the QLT board of directors as to whether they should approve or take any other action in connection with the merger, any related transactions, the merger agreement or related documents, nor did it constitute a recommendation as to how any shareholder should vote or act in connection with the merger, any related transactions or otherwise.

  Aegerion's Financial Advisor

        Aegerion retained J.P. Morgan Securities LLC ("J.P. Morgan") to act as its financial advisor in connection with the proposed merger. At the meeting of the Aegerion board of directors on June 14, 2016, J.P. Morgan rendered its oral opinion to the Aegerion board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the equity exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Aegerion common stock. The oral opinion was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated June 14, 2016.

        The full text of the written opinion of J.P. Morgan, dated June 14, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Aegerion stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion was addressed to the Aegerion board of directors, was directed only to the fairness from a financial point of view of the equity exchange ratio in the proposed merger as of the date of the opinion and did not constitute a recommendation to any Aegerion stockholder as to how such Aegerion stockholder should vote with respect to the proposed merger or any other matter.

Voting Agreements

  Aegerion Voting Agreements

        Concurrently with the execution of the merger agreement on June 14, 2016, QLT entered into separate voting agreements (each, an "Aegerion Voting Agreement" and collectively, the "Aegerion Voting Agreements") with each of Broadfin Healthcare Master Fund, Ltd. ("Broadfin") (14.5%) and Sarissa Capital Domestic Fund L.P. ("Sarissa Capital Domestic") and Sarissa Capital Offshore Master Fund LP ("Sarissa Capital Offshore" and, together with Sarissa Capital Domestic, "Sarissa Capital") (collectively, the "Aegerion Voting Stockholders") (9.0%), who beneficially own in the aggregate approximately 23.5% of the outstanding shares of Aegerion common stock as of September 20, 2016. Pursuant to the Aegerion Voting Agreements, each of Aegerion Voting Stockholders agreed during the term of its respective Aegerion Voting Agreement to, among other things, (i) vote its shares of Aegerion common stock held of record or beneficially owned as of the date of the Aegerion Voting Agreements and any shares of Aegerion common stock (and other voting securities of Aegerion) that become owned (whether of record or beneficially) by the Aegerion Voting Stockholders after the execution of the Aegerion Voting Agreements in favor of the merger and the other transactions contemplated in the merger agreement and against any competing transaction that may be proposed, and (ii) not sell or otherwise transfer or encumber its shares of Aegerion common stock prior to consummation of the merger. The Aegerion Voting Agreements may terminate early in certain circumstances, including upon a change of recommendation by the QLT board of directors or the Aegerion board of directors. For more information regarding the Aegerion Voting Agreements, see the section entitled "The Voting Agreements" beginning on page 124.

  QLT Voting Agreements

        Concurrently with the execution of the merger agreement on June 14, 2016, Aegerion entered into separate voting agreements (each, a "QLT Voting Agreement" and collectively, the "QLT Voting Agreements") with each of Broadfin (9.9%), Healthcare Value Partners, LP ("HCV") (4.1%), The K2 Principal Fund L.P. ("K2") (3.7%), Tiger Legatus Capital Management, LLC ("Tiger Legatus") (3.1%), JW Partners, LP and JW Opportunities Master Fund, Ltd. (together, the "JW Funds") (3.0%), Armistice Capital Master Fund, Ltd. ("Armistice") (2.0%), and Levcap Alternative Fund, L.P., Ulysses Partners, L.P., and Ulysses Offshore Fund, Ltd. (together, the "Levin Funds") (0.5%) (collectively, the "QLT Voting Shareholders"), who beneficially own in the aggregate approximately 26.3% of the outstanding QLT common shares as of September 20, 2016. Pursuant to the QLT Voting Agreements, each QLT Voting Shareholder agreed, subject to limited exceptions, during the term of its respective QLT Voting Agreement to, among other things, (i) vote its QLT common shares held of record or beneficially owned as of the date of the QLT Voting Agreements and any QLT common shares (and other voting securities of QLT) that become owned (whether of record or beneficially) by the QLT Voting Shareholder after the execution of the QLT Voting Agreements (a) in favor of the issuance of the Warrants and QLT common shares pursuant to the merger agreement and the transactions contemplated by the merger agreement, (b) in favor of an amendment to the QLT Stock Option Plan to increase the number of QLT common shares available for issuance thereunder in accordance with the terms of the merger agreement and (c) against any competing transaction that may be proposed, and (ii) not sell or otherwise transfer or encumber its QLT common shares prior to consummation of the merger. The QLT Voting Agreements may terminate early in certain circumstances, including upon a change of recommendation by the QLT board of directors or the Aegerion board of directors. For more information regarding the QLT Voting Agreements, see the section entitled "The Voting Agreements" beginning on page 124.

Warrant Agreement

        In connection with the merger agreement, QLT agreed to enter into the warrant agreement (the "warrant agreement") with Computershare Trust Company of Canada substantially in the form attached to the merger agreement as Exhibit C. The warrant agreement provides for the DOJ/SEC Matter Warrant and the Class Action Lawsuit Warrant. If either the DOJ/SEC Investigations or the Class Action Lawsuit is resolved prior to the closing of the merger, the Warrant relating to such matter will not represent a right to receive any additional QLT common shares. Further, if either the DOJ/SEC Investigations or the Class Action Lawsuit, or both, is or are resolved prior to the closing of the merger and the amounts for which either or both matters is resolved exceeds the negotiated thresholds by $25 million or more in the aggregate, Warrants related to such matters will not represent a right to receive any additional QLT common shares.

        Each Warrant entitles the QLT shareholders as of the QLT record date and the Investors (together, the "Holders") to purchase a certain number of Novelion common shares for a purchase price of $0.01 per full share if (i) the DOJ/SEC Investigations are resolved for amounts in excess of $40 million, or (ii) if the Class Action Lawsuit is resolved for amounts in excess of insurance proceeds (the $40 million in respect of the DOJ/SEC Investigations and the insurance proceeds in respect of the Class Action Lawsuit are referred to in this joint proxy statement/prospectus as the "negotiated thresholds"). Such excess above the negotiated thresholds for the DOJ/SEC Investigations or the Class Action Lawsuit, individually or in the aggregate, is referred to as the "Excess Loss"; provided, that in the event such excess is equal to or less than $1 million, then the Excess Loss shall be deemed to equal $0. The purpose of the DOJ/SEC Matter Warrants and Class Action Lawsuit Warrants is to provide legacy QLT shareholders, including the Investors participating in the proposed private placement, with the relative ownership percentage of Novelion that such shareholders would have held if the DOJ/SEC

Investigations or Class Action Lawsuit had been resolved for amounts in excess of the negotiated thresholds described above prior to the closing of the merger.

        The Excess Loss for the DOJ/SEC Investigations and the Class Action Lawsuit, in the aggregate, is capped at $25 million, meaning that any Warrants that may be outstanding if and when such cap is reached will not represent a right to receive any additional shares. Warrants will be (i) distributed as a record date distribution to the QLT shareholders on the basis of one of each of the DOJ/SEC Matter Warrants and the Class Action Lawsuit Warrants for each common share of QLT and (ii) sold as part of the pre-closing private placement to the Investors who are party to the unit subscription agreement. Exercise of the Warrants will be through a cashless exercise and no fractional shares will be issued upon the exercise of Warrants. The warrant agreement will terminate (i) if the merger is not consummated by the Outside Date (as defined in the merger agreement) or (ii) three months after the Holders receive the later of the notice of the DOJ/SEC Investigations Warrant Final Resolution (as defined below) or the notice of the Class Action Lawsuit Warrant Final Resolution. For more information about the Warrants, see the section entitled "The Warrant Agreement" beginning on page 125.

Unit Subscription Agreement

        On June 14, 2016, QLT, Deerfield International Master Fund, L.P., Deerfield Partners, L.P., Broadfin, the JW Funds, K2, HCV, Tiger Legatus, Sarissa Capital, Armistice, the Levin Funds and Jason Aryeh, Chairman of the QLT board of directors (together, the "Investors") entered into the unit subscription agreement (the "unit subscription agreement"). Pursuant to the unit subscription agreement, immediately prior to the consummation of the merger, QLT will sell to the Investors in a private placement Units consisting of (i) a maximum of 12,363,636 QLT common shares, a portion of which may be issued upon the exercise of a Derivative Security (as defined in the unit subscription agreement) (such common shares or Derivative Security, the "Private Placement Shares") and (ii) an equal number of each of the DOJ/SEC Matter Warrants and the Class Action Lawsuit Warrants (together with the Private Placement Shares, the "Units"), at a purchase price per Unit of $1.76 and an aggregate subscription price of $21,760,000. Under the unit subscription agreement, Mr. Aryeh has agreed to invest an additional $2 million in QLT, representing approximately 2.2% of the QLT common shares outstanding on the date hereof.

        The unit subscription agreement is subject to the following closing conditions, among others: (i) the Private Placement Shares having been approved for listing on NASDAQ and the Toronto Stock Exchange, subject to official notice of issuance; (ii) there having been no material amendment, modification or waiver of a material right under the merger agreement in the form as executed by the parties thereto as of the date of the unit subscription agreement; (iii) there having been no pending suit, action or proceeding by any person seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by the unit subscription agreement; and (iv) QLT and each of the Investors having performed and complied in all material respects with their respective obligations and agreements required by the unit subscription agreement to be performed or complied with by QLT and each Investor prior to the investment date. The unit subscription agreement may be terminated under certain circumstances, including, among others, automatically upon the valid termination of the merger agreement.

Interests of QLT Directors and Executive Officers in the Merger

        In considering the recommendation of the QLT board of directors with respect to the merger, QLT shareholders should be aware that the directors and executive officers of QLT have interests in the merger that may be different from, or in addition to, the interests of QLT shareholders generally. The QLT board of directors was aware of these interests and considered them, among other matters, in adopting resolutions approving the merger agreement, recommending that the holders of QLT common shares vote to approve the issuance of QLT common shares and Warrants pursuant to the transactions contemplated by the merger agreement (the "QLT Shareholder Resolutions") and the amendment of the QLT Stock Option Plan to increase the shares available for issuance thereunder in accordance with the merger agreement (the "QLT Plan Resolution"), and directing that the QLT Shareholder Resolutions and the QLT Plan Resolution be submitted to a vote of the QLT shareholders. These interests are described in further detail in "The Merger—Interests of QLT Directors and Executive Officers in the Merger" beginning on page 89.

        None of QLT's named executive officers or directors is party to a change in control agreement or other agreement that provides for benefits solely upon the occurrence of the transactions contemplated by the merger agreement except as discussed below relating to certain equity awards. One officer is party to a change in control severance agreement with "double-trigger" change of control severance provisions, as is discussed in further detail in "The Merger—Interests of QLT Directors and Executive Officers in the Merger" beginning on page 89.

        As described below under the heading "The Merger—Interests of QLT Directors and Executive Officers in the Merger—QLT Equity Incentive Awards" the vesting of DSUs held by directors of QLT will be automatically accelerated at the effective time of the merger in accordance with The Directors' Deferred Share Unit Plan for Non-Employee Directors. In addition, when a director ceases to be a member of the QLT board of directors, his vested DSUs are automatically converted into cash. The value of a DSU, when converted to cash, will be equivalent to the market value of a QLT common share at the time the conversion takes place. It is anticipated that two current directors of QLT will leave the QLT board of directors at the effective time of the merger.

        As described under the heading "—Unit Subscription Agreement" above, Mr. Aryeh is also one of the Investors who has entered into the unit subscription agreement and will be investing in QLT in exchange for the Units.

        Those directors of QLT who will continue to serve as directors of Novelion following the merger will continue to receive, in that capacity, cash and equity compensation and the benefit of indemnification and directors' and officer's liability insurance.

Interests of Aegerion Directors and Executive Officers in the Merger

        In considering the recommendation of the Aegerion board of directors with respect to the merger, Aegerion stockholders should be aware that Aegerion's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Aegerion stockholders generally.

        Interests of the Aegerion board of directors and executive officers include:

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  the employment of Ms. Szela as Chief Executive Officer of Novelion following the merger, for which Ms. Szela is expected to receive cash and equity compensation;

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  the employment of members of Aegerion management by Novelion or the surviving corporation following the merger, for which such executive officers are expected to receive cash and equity compensation;

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  the service of certain Aegerion directors as members of the board of directors of Novelion following the merger, for which such directors (other than any director who is also an officer of Novelion) are expected to receive cash and equity compensation;

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  the payment to Aegerion directors who will not join the board of directors of Novelion following the merger of $50,000 in cash in lieu of 2016 Aegerion annual director stock option grants, with such payment to be made immediately prior to the closing of the merger;

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  the exchange of in-the-money options to purchase shares of Aegerion common stock ("Aegerion Stock Options") and restricted stock units with respect to Aegerion common stock ("Aegerion RSUs") held by Aegerion directors and executive officers for adjusted options to acquire QLT common shares ("Adjusted Options") and adjusted RSUs in respect of QLT common shares ("Adjusted RSUs"), as applicable (for additional details, please see the section entitled "The Merger—Treatment of Aegerion Equity Awards");

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  continued indemnification and directors' and officers' liability insurance to be provided by the surviving corporation in favor of current and former directors and officers;

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  the receipt by Aegerion's executive officers of certain severance benefits, including accelerated vesting of equity awards, in connection with a qualifying termination of employment following the merger and, with respect to Gregory Perry, Aegerion's Chief Financial and Administrative Officer, the accelerated payment of a bonus amount in connection with the merger; and

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  potential tax gross-up payments to directors and executive officers if such individuals are required to pay an excise tax under Section 4985 of the Code (relating to so-called corporate inversions).

        None of Aegerion's named executive officers or directors is party to a change in control agreement or other agreement that provides for benefits solely upon the occurrence of the transactions contemplated by the merger agreement, except that Aegerion Stock Options held by Aegerion non-employee directors will accelerate in connection with merger and Mr. Perry is entitled to the accelerated payment of a bonus amount in connection with the merger. Under the merger agreement, if the exercise price of such stock options exceeds the fair market value of the merger consideration, such Aegerion Stock Options will be cancelled at the effective time with no consideration due to the non-employee directors.

        The Aegerion board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the transactions contemplated by the merger agreement and in recommending that you vote to approve the proposals being submitted to the Aegerion stockholders at the Aegerion special meeting.

        For a more complete discussion of the interests of the directors and executive officers of Aegerion in the merger, see the section entitled "The Merger—Interests of Aegerion Directors and Executive Officers in the Merger" beginning on page 90.

Board of Directors and Executive Officers Following the Merger

        Board of Directors.    QLT and Aegerion will use commercially reasonable efforts to cause the board of directors of Novelion following the merger and until the 2017 annual meeting of Novelion to consist of four individuals designated by Aegerion, four individuals designated by QLT, one individual designated by Broadfin Capital, LLC ("Broadfin Capital") and one individual designated by Sarissa Capital Management LP ("Sarissa Capital Management"). If the requisite QLT shareholder approval necessary to effect the board composition described above is not obtained prior to the completion of the merger, the board of directors of Novelion will consist of three individuals designated by Aegerion, three individuals designated by QLT, one individual designated by Broadfin Capital and one individual designated by Sarissa Capital Management. For a specified period of time following the merger, Sarissa Capital Management would have the right to designate one additional member of the board of directors of Novelion.

        Chief Executive Officer.    Following the completion of the merger, Mary Szela, Chief Executive Officer of Aegerion, will serve as Chief Executive Officer of Novelion.

        In addition, the officers of Aegerion as of immediately prior to the merger will be the officers of the surviving corporation following the merger.

        For a more complete discussion of the directors and executive officers of Novelion, see the section entitled "The Merger—Board of Directors and Management Following the Merger" beginning on page 95.

Regulatory Clearances Required for the Merger

        QLT and Aegerion have each agreed to cooperate and use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals that may be required or reasonably necessary to consummate the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other federal, provincial, state or foreign law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, "Relevant Laws"), and (ii) respond to any requests of any governmental authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any judgment, injunction, order, decision, ruling, determination, award, decree or similar action (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the merger under any Relevant Law. QLT and Aegerion have also each agreed to consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Relevant Law prior to their submission.

        QLT and Aegerion have determined that, subject to additional changes, including, without limitation, an increase in QLT's or Aegerion's stock price, no waivers, consents, clearances or approvals are required under any Relevant Law to consummate the merger.

        For a more complete discussion of regulatory matters relating to the merger, see the section entitled "The Merger—Regulatory Clearances Required for the Merger" beginning on page 96.

Material United States Federal Income Tax Consequences of the Merger

        A U.S. holder of Aegerion common stock will recognize gain or loss, if any, on the receipt of QLT common shares in exchange for shares of Aegerion common stock in the merger pursuant to the merger agreement. The amount of gain or loss recognized by holders of Aegerion common stock should equal the difference, if any, between the fair market value of the QLT common shares received in the merger over the U.S. holder's adjusted tax basis in the shares of Aegerion common stock. The deductibility of loss, if any, of a U.S. holder of Aegerion common stock as a result of the merger may be subject to limitation for U.S. federal income tax purposes. A U.S. holder will be subject to U.S. federal income tax on any gain recognized without a corresponding receipt of cash. Each Aegerion stockholder should consult its own tax adviser as to the particular tax consequences of the merger, including the effect of U.S. federal, state and local tax laws or foreign tax laws. See "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock—U.S. Federal Income Tax Consequences of the Merger to Aegerion Stockholders" beginning on page 131.

        A U.S. holder of QLT common shares will not recognize income, gain or loss in respect of the distribution or exercise of the Warrants, but will recognize gain or loss, if any, in respect of their sale in an amount equal to the proceeds received less the portion, if any, of the basis in a holder's QLT common shares that is allocable to the Warrants. QLT notes, however, that the terms of the Warrants are unusual, and recommends that each of its shareholders consult its own tax adviser as to the particular tax consequences of the distribution, ownership and disposition of the Warrants, including the effect of U.S. federal, state and local tax laws or foreign tax laws. See "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock—Distribution of Warrants to QLT Shareholders" beginning on page 132.

QLT/Novelion Status as a Passive Foreign Investment Corporation (a "PFIC") for U.S. federal income tax purposes.

        QLT likely was classified as a PFIC for 2008 through 2015. If Novelion is treated as a foreign corporation for U.S. federal income tax purposes, QLT/Novelion expects to be classified as a PFIC in 2016 and may continue to be so classified in future years. The determination of whether Novelion is a PFIC will be made annually and will depend on the particular facts and circumstances (such as the valuation of its assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations.

        The rules governing PFICs can have adverse tax effects on U.S. holders (as such term is defined in "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock" beginning on page 131), which may be mitigated by making certain elections for U.S. federal income tax purposes, which elections may or may not be available. If Novelion is a PFIC in any year, a U.S. holder of common shares in such year will be required to file an annual information return on IRS Form 8621 regarding distributions received on such common shares and any gain realized on disposition of such common shares and will generally be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of Novelion common shares. Additionally, if Novelion is classified as a PFIC in any taxable year with respect to which a U.S. holder owns common shares, it generally will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding taxable years, regardless of whether it continues to meet the tests described above, unless the U.S. holder makes a "deemed sale election." See "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock—Passive Foreign Investment Company" beginning on page 135.

Governing Documents Following the Merger

        The notice of articles and articles of Novelion immediately following the effective time of the merger will be unchanged from the notice of articles and articles of QLT as in effect immediately prior to the effective time of the merger.

        It is anticipated that the name of QLT will be changed to "Novelion Therapeutics Inc." upon completion of the merger.

Expected Timing of the Merger

        QLT and Aegerion are working to complete the merger and expect the merger to close before the end of 2016. However, the merger is subject to (i) the adoption of the merger agreement by the Aegerion stockholders and (ii) the approval of the issuance of (a) QLT common shares necessary to effect the transactions contemplated by the merger agreement, (b) the Warrants, (c) QLT common shares and Warrants to the Investors and (d) QLT common shares on the exercise of the Warrants by the required vote of QLT shareholders, as well as other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. See "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 118 and "Risk Factors" beginning on page 20.

Conditions to Completion of the Merger

        A number of conditions must be satisfied or waived before the parties are obligated to complete the merger. These include, among others:

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  the requisite QLT and Aegerion stockholder approvals shall have been obtained;

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  the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part shall be effective;

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  the QLT common shares to be issued in connection with the transactions contemplated by the merger agreement shall have been approved for listing on NASDAQ and the TSX;

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  the required regulatory approvals shall have been obtained;

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  no applicable law or order shall be in effect that imposes, and no action shall be pending or threatened that seeks to impose, any material limitations on QLT's ownership of Aegerion;

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  no governmental authority shall have enacted any law or order that prevents or prohibits consummation of the merger or any of the other transactions contemplated in the merger agreement, and no governmental authority shall have instituted any proceeding seeking to prohibit consummation of the merger;

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  QLT shall have entered into the Aegerion Supplemental Indenture, which provides that, effective at the effective time of the merger, each outstanding Aegerion Note will no longer be convertible into Aegerion common stock and will be convertible solely into Novelion common shares;

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  the private placement by QLT contemplated by the unit subscription agreement shall have been consummated for a minimum aggregate subscription price of $17,500,000;

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  QLT shall have completed the distribution of the Warrants in accordance with the terms and conditions of the warrant agreement;

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  the representations and warranties made in the merger agreement by Aegerion, QLT and MergerCo, respectively, shall be true and correct, subject to certain materiality thresholds;

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  there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have a material adverse effect on either party; and

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  each party shall have performed, in all material respects, all obligations to be performed by such party at or prior to the effective time of the merger.

        For more information regarding conditions to the completion of the merger and a complete list of such conditions, see the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 118.

Termination of the Merger Agreement

        Aegerion and QLT may, by mutual written consent, agree to terminate the merger agreement. In addition, either Aegerion or QLT may terminate the merger agreement:

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  if the closing shall not have occurred on or before 11:59 p.m., Eastern Time, on December 14, 2016 (such date, or February 14, 2017 if the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is not declared effective within three months of the initial filing of such registration statement, the "Outside Date"), except that such termination right will not be available to a party if its failure to fulfill any obligation or the breach of any representation or warranty made by such party under the merger agreement has been a principal cause of, or resulted in, the failure of the closing to occur by such date;

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  if the requisite resolutions in favor of the issuance of securities of QLT necessary to effect the transactions contemplated by the merger agreement, including the issuance of QLT common shares contemplated by the unit subscription agreement shall not have been adopted by the QLT shareholders;

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  if the requisite vote by the Aegerion stockholders for approval of the adoption of the merger agreement has not been obtained; or

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  if any law makes consummation of the merger illegal or prohibits consummation of the merger or if any governmental authority has issued an order prohibiting the merger.

Aegerion may unilaterally terminate the merger agreement:

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  if the QLT board of directors changes its recommendation to approve the transactions contemplated by the merger agreement;

  •
  to permit Aegerion to enter into an agreement that constitutes a superior proposal, provided Aegerion complies with its non-solicitation and QLT match right obligations under the merger agreement;

  •
  if QLT materially breaches its non-solicitation and Aegerion match right covenants in the merger agreement;

  •
  if QLT breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would cause any of the conditions precedent to Aegerion's obligation to consummate the merger not to be satisfied and which breach is not cured within 30 days following written notice of such breach or that by its nature or timing cannot be cured within that time; or

  •
  if a material adverse effect on QLT shall have occurred since the date of the merger agreement.

QLT may unilaterally terminate the merger agreement:

  •
  if the Aegerion board of directors changes its recommendation that Aegerion stockholders adopt the merger agreement;

  •
  to permit QLT to enter into an agreement that constitutes a superior proposal, provided QLT complies with its non-solicitation and Aegerion match right obligations under the merger agreement;

  •
  if Aegerion materially breaches its non-solicitation and QLT match right covenants in the merger agreement;

  •
  if Aegerion breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would cause any of the conditions precedent to QLT's obligation to consummate the merger not to be satisfied and which breach is not cured within 30 days following written notice of such breach or that by its nature or timing cannot be cured within that time; or

  •
  if a material adverse effect on Aegerion shall have occurred since the date of the merger agreement.

        For more information regarding the rights of each of Aegerion and QLT to terminate the merger agreement, see the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 120.

Termination Fee and Expenses

        The merger agreement provides that each of Aegerion and QLT will be required to pay a $5,000,000 termination fee to the other party following the termination of the merger agreement in certain circumstances. For a more complete discussion of the termination fee, see the section entitled "The Merger Agreement—Termination Fee" beginning on page 121.

        Each party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of the merger agreement and all documents and instruments executed pursuant to the merger agreement and any other costs and expenses incurred by such party, except that any filing fees associated with any filings made pursuant to the HSR Act will be split evenly between QLT and Aegerion.

Term Loan Facility

        On June 14, 2016, QLT entered into a loan and security agreement (the "loan and security agreement") with Aegerion concurrently with the execution of the merger agreement, pursuant to which QLT agreed to provide a term loan facility to Aegerion in an aggregate principal amount not to exceed $15 million. Aegerion borrowed $3 million under the loan and security agreement on June 15, 2016 and may also borrow up to an additional $3 million per month (commencing in July 2016) if and to the extent such amounts are necessary in order for Aegerion to maintain an unrestricted cash balance of $25 million, subject to the satisfaction of certain terms and conditions. The QLT Loans (as defined below) mature on the earliest of (i) July 1, 2019, (ii) the maturity date of the Aegerion Notes (as defined below), (iii) three business days after a termination of the merger agreement by Aegerion and (iv) 90 days after a termination of the merger agreement by QLT.

Litigation Relating to the Merger

        In connection with the merger, a putative stockholder class action lawsuit has been filed in the United States District Court for the District of Massachusetts. Aegerion and QLT believe that the claims asserted in the complaint are without merit. For a more detailed discussion of the litigation related to the merger, see the section entitled "The Merger—Litigation Relating to the Merger" beginning on page 99.

Comparison of Rights of Shareholders

        As a result of the merger, Aegerion stockholders will become holders of Novelion common shares and their rights will be governed by British Columbia law, instead of the Delaware General Corporation Law (the "DGCL"), and the Notice of Articles of Novelion and Articles of Novelion, which will be identical to the Notice of Articles and Articles of QLT as in effect immediately prior to the effective time of the merger. Following the merger, former Aegerion stockholders will have different rights as QLT shareholders than they did as Aegerion stockholders. For a summary of the material differences between the rights of Aegerion stockholders and QLT shareholders, see "Comparison of Rights of QLT Shareholders and Aegerion Stockholders" beginning on page 179.

Listing of QLT Common Shares; Delisting and Deregistration of Shares of Aegerion Common Stock

        It is a condition of the merger that the QLT common shares to be issued to Aegerion stockholders pursuant to the merger be authorized for listing on the NASDAQ and the TSX at the effective time of the merger. Upon completion of the merger, shares of Aegerion common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will be subsequently deregistered under the Exchange Act. For more information regarding the listing of QLT common shares and the delisting and deregistration of shares of Aegerion common stock, see the section entitled "The Merger—NASDAQ and TSX Listing of QLT Common Shares; Delisting and Deregistration of Aegerion Common Stock" beginning on page 98.

The QLT Special Meeting

        The special meeting of QLT shareholders will be held at Suite 1800 – 510 West Georgia Street, Vancouver, British Columbia V6B 0M3 on                , at         a.m. (Pacific Time) /         a.m. (Eastern Time). The special meeting of QLT shareholders is being held for the following purposes:

  •
  to consider and vote on the Issuance of Shares Proposal;

  •
  to consider and vote on the Election of Directors Proposal;

  •
  to consider and vote on the Amendment of the QLT Stock Option Plan Proposal.

  Issuance of Shares

        The securities of QLT to be issued pursuant to the Issuance of Shares Proposal, based on the Aegerion and QLT securities outstanding on September 20, 2016, are:

  •
  up to a maximum of 30,300,528 QLT common shares to be issued to Aegerion stockholders as merger consideration;

  •
  options to purchase QLT common shares to be issued in exchange for outstanding and unexercised in-the-money Aegerion stock options, and up to a maximum of 4,369,991 QLT common shares issuable thereunder;

  •
  restricted stock units to be issued in exchange for outstanding Aegerion restricted stock units, and up to a maximum of 887,062 QLT common shares issuable in respect thereof;

  •
  the Warrants, and up to a maximum of 56,508,954 QLT common shares issuable upon exercise of such Warrants;

  •
  up to 12,363,636 Units to be issued to investors in a private placement to close immediately prior to the merger, each Unit consisting of one QLT common share (or one fully paid-up warrant to acquire one QLT common share), one DOJ/SEC Matter Warrant and one Class Action Lawsuit Warrant, and up to a maximum of 13,224,761 QLT common shares issuable upon exercise of such Warrants; and

  •
  up to a maximum of 8,095,210 QLT common shares reserved for issuance upon conversion of the Aegerion Notes.

        Pursuant to the rules of the TSX and NASDAQ, security holder approval is required in various instances, including where the number of securities issued or issuable in payment of the purchase price in a transaction such as the merger exceeds 25% and 20%, respectively, of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, and where Warrants are issued having an exercise price that is lower than the market price of the underlying common shares at the date of the agreement obligating the listed issuer to issue the Warrants. Because the merger agreement contemplates the issuance of greater than 25% of the current outstanding QLT common shares on a non-diluted basis, and because the exercise price of the Warrants to be issued to the QLT shareholders (including the Investors) prior to the closing of the merger is nominal, the rules of the TSX and NASDAQ require that QLT obtain approval of the resolution approving the issuance of the securities of QLT necessary to effect the transactions contemplated by the merger agreement by the holders of a majority of the QLT common shares voted on the resolution at the QLT special meeting. In addition, Section 626 of the TSX Company Manual requires a listed company to obtain shareholder approval in connection with a "backdoor listing" transaction, which includes a transaction that could result in the security holders of the listed issuer owning less than 50% of the securities or voting power of the entity resulting from the transaction. The TSX has not yet determined whether the merger will be considered a "backdoor listing." If the TSX determines that the merger is a "backdoor listing," in addition to the shareholder approval noted above, Novelion will be required to meet the original listing requirements of the TSX.

        As of September 20, 2016, there were 52,829,398 QLT common shares outstanding. It is currently estimated that, if the transactions contemplated by the merger agreement, including the private placement pursuant to the unit subscription agreement, are completed, QLT will issue up to a maximum of 30,300,528 additional QLT common shares to holders of Aegerion common stock pursuant to the merger consideration and up to a maximum of 12,363,636 additional QLT common shares to the Investors (including QLT common shares issuable upon exercise of fully paid-up warrants acquired pursuant to the unit subscription agreement), and reserve for issuance up to a maximum of 13,352,263 additional QLT common shares to cover shares underlying the Aegerion Notes and outstanding Aegerion equity awards (including stock options and restricted stock units). The issuance of all of those shares would constitute the issuance of approximately 106% of the number of QLT common shares outstanding at the date hereof. To the extent that the Class Action Lawsuit and/or the DOJ/SEC Investigations are not settled before the closing of the merger, QLT will reserve for issuance up to a maximum of 69,733,715 additional QLT shares in connection with the exercise of the Warrants. The issuance of the maximum number of Warrant shares would constitute the issuance of approximately 72% of the number of QLT common shares expected to be outstanding (including Aegerion restricted stock units and QLT common shares issuable upon exercise of fully-paid warrants acquired pursuant to the unit subscription agreement) immediately following the closing of the pre-merger private placement and the merger. The issuance of all of the foregoing shares, including the Warrant shares, would constitute the issuance of approximately 238% of the number of QLT common shares outstanding at the date hereof.

        The proposal to approve the issuance of QLT securities necessary to effect the merger and the other transactions contemplated by the merger agreement must receive an affirmative vote from a majority of the QLT common shares voted on the proposal.

  Election of Directors

        At QLT's annual general meeting held June 17, 2016, the QLT shareholders elected six directors, each to hold office until the earlier of the close of the next annual meeting of the QLT shareholders following his election or until his successor is elected or appointed. In the merger agreement, QLT and Aegerion agreed to use commercially reasonable efforts to take such action necessary so that, at the effective time of the merger, the QLT board of directors shall consist of 10 individuals, four designated by Aegerion, four designated by QLT, one designated by Broadfin Capital and one designated by Sarissa Capital Management.

        In order to implement the merger agreement, the QLT board of directors has conditionally set at ten the number of directors following the merger. Under the BCA, the election of additional directors to fill vacancies created by an increase in the number of directors set by the board requires the approval of the QLT shareholders.

  Amendment of Stock Option Plan

        Under the QLT Stock Option Plan dated April 25, 2013, as amended and restated effective April 27, 2016, QLT is entitled to grant awards in respect of its unissued common shares up to a maximum of 11,800,000. In the merger agreement, QLT and Aegerion agreed that on closing of the merger, outstanding out-of-the-money Aegerion Stock Options would be cancelled, outstanding and unexercised in-the-money Aegerion Stock Options would be exchanged for Adjusted Options and outstanding Aegerion RSUs held by Aegerion RSU holders would be exchanged for Adjusted RSUs.

        The QLT board of directors has determined that it would be in QLT's best interest, in order to meet its commitments under the merger agreement and otherwise, to increase the maximum number of common shares issuable under the QLT Stock Option Plan by 12,000,000 to 23,800,000 shares. Pursuant to the rules of the TSX, that increase will require the approval of the QLT shareholders.

        The proposal to approve an increase in the number of shares available for issuance under the QLT Stock Option Plan, conditional on the closing of the merger transaction, must receive an affirmative vote from a majority of the QLT common shares voted on the proposal.

  Voting and Voting Agreements

        Only holders of record of QLT common shares at the close of business on                    , 2016, the QLT record date for the QLT special meeting, are entitled to receive notice of, and to vote at, the QLT special meeting or any adjournments or postponements thereof. At the close of business on the QLT record date, QLT common shares were issued and outstanding. A QLT shareholder may cast one vote for each QLT common share he or she owns.

        At the close of business on the QLT record date, directors and executive officers of QLT and their affiliates had the right to vote                QLT common shares, representing approximately            % of the QLT common shares outstanding on that date. QLT expects that its directors and executive officers will vote their QLT common shares in favor of each proposal being submitted to a vote of the QLT shareholders at the QLT special meeting, although none of them has entered into any agreement obligating them to do so.

        In connection with the merger agreement, the QLT Voting Shareholders, who collectively beneficially own approximately 26.3% of the outstanding QLT common shares as of September 20, 2016, each entered into a QLT Voting Agreement with Aegerion pursuant to which each QLT Voting Shareholder agreed, subject to limited exceptions, during the term of its respective QLT Voting Agreement to, among other things, (i) vote its QLT common shares held of record or beneficially owned as of the date of the QLT Voting Agreements and any QLT common shares (and other voting securities of QLT) that become owned (whether of record or beneficially) by the QLT Voting Shareholder after the execution of the QLT Voting Agreements (a) in favor of the issuance of the Warrants and QLT common shares pursuant to the merger and the other transactions contemplated by the merger agreement and upon the exercise of Warrants, (b) in favor of an amendment to the QLT Stock Option Plan, as amended, to increase the number of QLT common shares available for issuance thereunder in accordance with the terms of the merger agreement and (c) against any competing transaction that may be proposed, and (ii) not sell or otherwise transfer or encumber its QLT common shares prior to consummation of the merger. The QLT Voting Agreements may terminate early in certain circumstances, including upon a change of recommendation by the QLT board of directors or the Aegerion board of directors. For more information regarding the QLT Voting Agreements, see the section entitled "The Voting Agreements" beginning on page 124.

The Aegerion Special Meeting

        The Aegerion special meeting is scheduled to be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, on                        , 2016 at         (Eastern Time). The Aegerion special meeting is being held for the following purposes:

  •
  Aegerion Proposal No. 1—Adoption of the Merger Agreement:  To consider and vote on the proposal to adopt the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;

  •
  Aegerion Proposal No. 2—Advisory Vote on Specific Compensatory Arrangements Relating to the Merger: To consider and vote on the proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger, as described in this joint proxy statement/prospectus; and

  •
  Aegerion Proposal No. 3—Adjournment of the Aegerion Special Meeting:  To consider and vote on the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

        Only holders of record of Aegerion common stock at the close of business on                        , 2016, the record date for the Aegerion special meeting, will be entitled to notice of, and to vote at, the Aegerion special meeting or any adjournments or postponements thereof. At the close of business on the Aegerion record date,                shares of Aegerion common stock were issued and outstanding and held by holders of record.

        At the close of business on the Aegerion record date, Aegerion's directors and executive officers and their affiliates had the right to vote                shares of Aegerion common stock, representing approximately            % of the shares of Aegerion common shares outstanding on that date.

        Concurrently with the execution of the merger agreement on June 14, 2016, QLT entered into the Aegerion Voting Agreements with the Aegerion Voting Stockholders, who beneficially own in the aggregate approximately 23.5% of the outstanding shares of Aegerion common stock. Pursuant to the Aegerion Voting Agreements, each of the Aegerion Voting Stockholders agreed during the term of its respective Aegerion Voting Agreement to, among other things, (i) vote its shares of Aegerion common stock held of record or beneficially owned as of the date of the Aegerion Voting Agreements and any shares of Aegerion common stock (and other voting securities of Aegerion) that become owned (whether of record or beneficially) by the Aegerion Voting Stockholders after the execution of the Aegerion Voting Agreements in favor of the merger and the other transactions contemplated in the merger agreement and against any competing transaction that may be proposed, and (ii) not sell or otherwise transfer or encumber its shares of Aegerion common stock prior to consummation of the merger. The Aegerion Voting Agreements may terminate early in certain circumstances, including upon a change of recommendation by the QLT board of directors or Aegerion board of directors. For more information regarding the Aegerion Voting Agreements, see the section entitled "The Voting Agreements" beginning on page 124.

        An Aegerion stockholder may cast one vote for each share of Aegerion common stock he or she owns.

        The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Aegerion common stock outstanding and entitled to vote on the proposal. The proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast on the proposal, although such vote will not be binding on Aegerion or its board of directors or any of its committees. The proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal. Aegerion may adjourn the meeting to another time or place without further notice other than by announcement, until a quorum will attend; provided, however, that if the adjournment is for more than 30 days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting will be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under Aegerion's Certificate of Incorporation or bylaws, is entitled to such notice. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Accounting Treatment of the Merger

        QLT and Aegerion each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The merger will be accounted for using the acquisition method of accounting in accordance with U.S. GAAP. Based on the merger agreement and analysis performed, QLT has been identified as the accounting acquirer of Aegerion. QLT will record all identifiable tangible and intangible assets acquired and liabilities assumed from Aegerion at their respective fair values at the acquisition date. If the purchase price exceeds the net fair value of such assets and liabilities, the difference will be recorded by QLT as goodwill. However, if the net fair value of such assets and liabilities exceeds the purchase price, the difference will be recorded as a bargain purchase gain.

        For more information regarding the accounting treatment of the merger transaction, refer to the section entitled "Accounting Treatment" beginning on page 142 and the "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 151.

Selected Unaudited Pro Forma Condensed Combined Financial Data

        The following selected unaudited pro forma condensed combined financial data as of and for the six months ended June 30, 2016 and for the year ended December 31, 2015 give effect to the merger. The selected unaudited pro forma condensed combined financial data presented below is based on, and should be read in conjunction with, the historical financial statements of QLT and Aegerion, which are incorporated by reference into this proxy statement/prospectus and the "Unaudited Pro Forma Condensed Combined Financial Statements" section of this proxy statement/prospectus. For additional information, refer to the sections entitled, "Where You Can Find Additional Information" beginning on page 217 and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 151.

        The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the merger.

	As of and for the Six Months Ended June 30, 2016	For the Year Ended December 31, 2015
	(in thousands, except for share and per share data)
Pro Forma Statements of Operations Data
Net revenues	$80,246	$239,887
Net loss from continuing operations	(132,036)	(101,847)
Shares used to compute net loss per common share	92,612,362	92,612,362
Basic and diluted loss per common share from continuing operations	$(1.43)	$(1.10)
Pro Forma Balance Sheet Data
Cash and cash equivalents	143,403
Total assets	467,806
Current portion of long term debt	25,000
Total debt, excluding current portion	183,900
Total stockholders' equity	146,765

Comparative Per Share Data

        The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information related to QLT common shares and Aegerion common stock.

        The following information should be read in conjunction with:

  (i)
  the audited and unaudited consolidated financial statements of QLT that are incorporated by reference into this joint proxy statement/prospectus,

  (ii)
  the audited and unaudited consolidated financial statements of Aegerion that are incorporated by reference into this joint proxy statement/prospectus, and

  (iii)
  the financial information contained in the sections entitled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 151, "Summary Historical Consolidated Financial Data—Selected Historical Consolidated Financial Data of QLT" beginning on page 143 and "—Selected Historical Consolidated Financial Data of Aegerion" beginning on page 147.

        The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have resulted if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Novelion. In addition, the unaudited pro forma information does not purport to present balance sheet data or results of operations data as of any future date or for any future period.

	For the six months ended June 30, 2016		For the year ended December 31, 2015
QLT Historical Data Per Common Share
Basic and diluted loss per common share	$(0.51)			$(0.44)
Cash dividends declared per common share	—			—
Book value per common share	$1.52			$2.68
Aegerion Historical Data Per Common Share
Basic and diluted loss per common share	$(3.81)			$(2.55)
Cash dividends declared per common share	—			—
Book value per common share	$0.38			$3.92
Combined Novelion Unaudited Pro Forma Data Per Common Share
Basic and diluted loss per common share	$(1.43	)(b)		$(1.10)
Cash dividends declared per common share	—			—
Book value per common share	$1.58	(c)	$	N/A (a)

(a)
The book value per common share has not been presented for the year ended December 31, 2015 given that Article 11 of SEC Regulation S-X requires that the pro forma balance sheet be presented as at the latest balance sheet (i.e. June 30, 2016), which is the assumed date of the merger.

(b)
Refer to the Pro Forma Statement of Operations for the six months ended June 30, 2016 in "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 151 for the calculation of the pro forma basic diluted loss per common share of Novelion.

(c)
Calculated by dividing the $146.8 million pro forma stockholders' equity of Novelion as of June 30, 2016 by the 92.6 million pro forma estimated number of common shares of Novelion.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the QLT proposals, in the case of QLT shareholders, or the Aegerion proposals, in the case of Aegerion stockholders. In addition, you should read and consider the risks associated with each of the businesses of QLT and Aegerion because these risks also will affect the companies following the merger—these risks can be found in QLT's and Aegerion's respective annual reports on Form 10-K, as updated by subsequent quarterly reports on Form 10-Q and Aegerion's Current Report on Form 8-K filed on August 8, 2016, all of which are filed with the SEC and the CSA, and incorporated by reference into this joint proxy statement/prospectus. You also should read and consider the other information in this joint proxy statement/prospectus, including the Annexes, and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find Additional Information" beginning on page 217.

Risk Factors Relating to the Merger

         The equity exchange ratio will not be adjusted in the event of any change in either Aegerion's stock price or QLT's share price.

        In the merger, each outstanding share of Aegerion common stock (with certain exceptions), by virtue of the merger and without any action on the part of the parties to the merger agreement or the holders of shares of Aegerion common stock, will be converted into the right to receive 1.0256 validly issued, fully paid and nonassessable QLT common shares, subject to downward adjustment only in specified circumstances in the event ongoing Aegerion investigations and litigation are settled for amounts in excess of the negotiated thresholds. The maximum aggregate excess settlement amount to be reflected in the equity exchange ratio adjustment is $25 million. For more information, see the section entitled "The Merger Agreement—Merger Consideration." This equity exchange ratio will not be adjusted for changes in the market price of either Aegerion common stock or QLT common shares. Changes in the price of QLT common shares prior to completion of the merger will affect the market value of the shares that Aegerion stockholders will receive in the merger. Share price changes may result from a variety of factors (many of which are beyond Aegerion's or QLT's control), including the following:

  •
  changes in Aegerion's and QLT's respective businesses, operations and prospects, or the market assessments thereof;

  •
  market assessments of the likelihood that the merger will be completed; and

  •
  general market and economic conditions and other factors generally affecting the price of QLT common shares.

        The price of QLT common shares at the closing of the merger may vary from the price on the date the merger agreement was executed, the date of this joint proxy statement/prospectus and the dates of the respective special meetings of Aegerion stockholders and QLT shareholders. As a result, the market value of the merger consideration will also vary. For example, based on the range of closing prices of QLT common shares during the period from June 13, 2016, which was the last trading day before the public announcement of the execution of the merger agreement, through                         , 2016, which was the last trading day before the date of this joint proxy statement/prospectus, the equity exchange ratio represented a market value ranging from a low of $            to a high of $            for each share of Aegerion common stock.

         Because the merger will be completed after the dates of the QLT and Aegerion special meetings, you will not know, at the time of the shareholder meeting of the company in which you hold shares, the market value of the QLT common shares that Aegerion stockholders will receive upon completion of the merger.

        If the price of QLT common shares increases between the time of the special meetings and the time at which QLT common shares are distributed to Aegerion stockholders following completion of the merger, Aegerion stockholders will receive QLT common shares that have a market value that is greater than the market value of such shares at the time of the special meetings. If the price of QLT common shares decreases between the time of the special meetings and the time at which QLT common shares are distributed to Aegerion stockholders following completion of the merger, Aegerion stockholders will receive QLT common shares that have a market value that is less than the market value of such shares at the time of the special meeting. Therefore, Aegerion stockholders and QLT shareholders will not have certainty at the time of the respective special meetings of the market value of the consideration that will be paid to Aegerion stockholders upon completion of the merger.

         Failure to complete the merger could negatively impact the share prices and the future business and financial results of QLT and Aegerion.

        If the merger is not completed, the ongoing businesses of QLT and Aegerion may be adversely affected. Additionally, if the merger is not completed and the merger agreement is terminated, in certain circumstances, either QLT or Aegerion may be required to pay to the other a termination fee of $5 million. In addition, QLT and Aegerion have incurred significant transaction expenses in connection with the merger regardless of whether the merger is completed. The foregoing risks, or other risks arising in connection with the failure of the merger, including the diversion of management attention from conducting the respective businesses of QLT and Aegerion and pursuing other opportunities during the pendency of the merger, may have an adverse effect on the business, operations, financial results and share prices of QLT and Aegerion. In addition, either of QLT or Aegerion could be subject to litigation related to any failure to consummate the merger transaction or any related action that could be brought to enforce a party's obligation under the merger agreement.

        Aegerion is subject to the additional risk that if the merger agreement is terminated, Aegerion will no longer have access to the interim financing provided to Aegerion by QLT in connection with the execution of the merger agreement, in which case Aegerion would need to raise capital or obtain alternative financing to strengthen its cash position and fund its operations. Aegerion entered into the loan and security agreement with QLT in connection with the execution of the merger agreement, which provides that, subject to the terms and conditions thereof, QLT will provide a term loan facility to Aegerion in an aggregate principal amount of up to $15 million. The term loan facility will mature on the earliest of (i) July 19, 2019, (ii) the maturity date of the Aegerion Notes, (iii) three business days after a termination of the merger agreement by Aegerion and (iv) 90 days after a termination of the merger agreement by QLT. Aegerion's significant indebtedness and other long-term liabilities will likely negatively impact its ability to raise additional capital or obtain alternative financing on terms acceptable to Aegerion, or at all.

        If Aegerion is unable to raise sufficient additional capital or obtain alternative financing to strengthen its cash position and fund its operations, Aegerion may not be able to service its existing indebtedness and may be required to delay, reduce or cease operations, including planned development, sales and marketing and business development efforts. Any of these outcomes would harm Aegerion's business, financial condition and results of operations. The source, timing and availability of any future financing will depend principally upon equity and debt market conditions, interest rates and, more specifically, on Aegerion's commercial success, the status of ongoing government investigations and the results of future development efforts. Any alternative sources of financing could involve the issuance of Aegerion's equity securities, which would have a dilutive effect on Aegerion stockholders.

         The adjustment provisions of the merger agreement relating to the equity exchange ratio and/or the distribution of the Warrants may not fully cover the costs of Aegerion's legal proceedings.

        Aegerion is subject to the Class Action Lawsuit and the DOJ/SEC Investigations. The merger agreement contains provisions that would adjust the equity exchange ratio if the Class Action Lawsuit and/or the DOJ/SEC Investigations are resolved prior to closing of the merger for amounts in excess of negotiated thresholds. In the event the Class Action Lawsuit and/or the DOJ/SEC Investigations are not settled prior to the closing of the merger, QLT will enter into a warrant agreement pursuant to which Warrants will be issued to QLT shareholders and the Investors that would be exercisable for additional Novelion common shares if the Class Action Lawsuit and/or the DOJ/SEC Investigations are subsequently resolved for amounts in excess of negotiated thresholds. The impact of this adjustment provision and/or the distribution of the Warrants is that the legacy shareholders of QLT and the Investors will own a greater percentage of Novelion if the foregoing matters are resolved for amounts in excess of the negotiated thresholds. Notwithstanding this greater percentage ownership, the adjustment provisions to the equity exchange ratio and/or the distribution of the Warrants may not fully cover the costs of Aegerion's legal proceedings because (i) such greater aggregate share ownership may not translate into an aggregate value to QLT shareholders and Investors that covers Aegerion's increased losses and costs, (ii) the adjustment provisions included in the merger agreement, with respect to the equity exchange ratio, and the warrant agreement, with respect to the determination of the number of Novelion common shares to be received upon exercise of the Warrants, are each subject to a $25 million cap on the Excess Loss to be reflected in such adjustment provisions and (iii) Aegerion is currently subject to, and may in the future be subject to, other litigation and investigations that are not contemplated by, and may in the future incur costs relating to litigation and investigations that are not contemplated by, either such adjustment provisions or the Warrants.

         The merger agreement contains provisions that could discourage a potential competing acquirer of either QLT or Aegerion.

        The merger agreement contains "no shop" provisions that, subject to limited exceptions, restrict Aegerion's and QLT's ability to solicit, encourage, facilitate or discuss competing third party proposals to acquire shares or assets of QLT or Aegerion. In specified circumstances, upon termination of the merger agreement, QLT or Aegerion will be required to pay the termination fee to the other party. In the event that either QLT or Aegerion receives an alternative acquisition proposal, the other party has the right to propose changes to the terms of the merger agreement before the QLT or Aegerion board of directors may withdraw or qualify its recommendation with respect to the merger and related transactions.

        These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of QLT or Aegerion from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances. Aegerion's and QLT's right to match specified alternative acquisition proposals with respect to the other party could also discourage potential competing acquirers from considering or proposing that acquisition.

        If the merger agreement is terminated and either QLT or Aegerion determines to seek another transaction, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

         The directors and executive officers of QLT and Aegerion have interests in the merger that may be different from, or in addition to, those of other Aegerion stockholders and QLT shareholders, which could have influenced their decisions to support or approve the merger.

        In considering whether to approve the proposals at the meetings, QLT shareholders and Aegerion stockholders should recognize that the directors and executive officers of each of QLT and Aegerion have interests in the merger that may be different from, or in addition to, the interests of QLT shareholders and Aegerion stockholders generally. These interests may include, among others, continued service as a director and/or an executive officer following the merger, the exchange of certain equity-based awards upon completion of the merger, the accelerated vesting of certain equity-based awards held by non-employee directors of Aegerion and QLT, certain severance benefits and/or payment of certain amounts to certain executive officers in connection with the merger or a qualifying termination of employment following the merger, the payment to Aegerion directors who will not join the board of directors of Novelion following the merger of cash in lieu of their 2016 Aegerion annual director stock option grants, and potential tax gross-up payments to any director or executive officer of Aegerion who is required to pay an excise tax under Section 4985 of the Code (relating to so-called corporate inversions).

        These interests, among others, may influence the directors and executive officers of QLT to support or approve the proposals at the QLT special meeting or the directors and executive officers of Aegerion to support or approve the proposals at the Aegerion special meeting. Directors and executive officers also have rights to indemnification and directors' and officers' liability insurance that will survive completion of the merger.

        The QLT board of directors and the Aegerion board of directors were aware of these interests at the time each approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. These interests may cause QLT's and Aegerion's respective directors and executive officers to view the merger proposal differently and more favorably than you may view it. See "The Merger—Interests of QLT Directors and Executive Officers in the Merger" and "—Interests of Aegerion Directors and Executive Officers in the Merger" beginning on pages 89 and 90, respectively.

         Novelion may be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

        Under current U.S. federal tax law, a corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, QLT, which is incorporated under the laws of British Columbia, Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed in "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock—U.S. Anti-Inversion Rules" beginning on page 134), under which a non-U.S. incorporated entity will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (ii) the non-U.S. corporation's "expanded affiliated group" does not have "substantial business activities" in the non-U.S. corporation's country of organization or incorporation and tax residence relative to the expanded affiliated group's worldwide activities and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares) as determined for purposes of Section 7874 (this test is referred to as the "80% ownership test").

        On April 4, 2016, the U.S. Treasury and the U.S. Internal Revenue Service (the "IRS") issued the Temporary Section 7874 Regulations, which, among other things, require certain adjustments that generally increase, for purposes of the 80% ownership test, the percentage of the stock of the acquiring non-U.S. corporation deemed owned (within the meaning of Section 7874) by the former shareholders of the acquired U.S. corporation by reason of holding stock in such U.S. corporation. Whether the 80% ownership test will be satisfied will be impacted by the implied gross value of the QLT assets at the effective time. It is possible that Aegerion stockholders could be deemed to acquire for purposes of Section 7874 more than 80% of QLT in the merger and that as a result Novelion will be treated as a U.S. corporation for U.S. federal income tax purposes. This outcome depends principally on the fair market value of QLT at the effective time. If Novelion were to be treated as a U.S. corporation for U.S. federal tax purposes, it could suffer adverse tax consequences, including potential U.S. income taxes on future profits distributed from non-U.S. subsidiaries and loss of eligibility for benefits under the income tax treaty between Canada and the United States. See "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock—U.S. Anti-Inversion Rules" beginning on page 134.

         Novelion may not be able to achieve tax savings as a result of the merger.

        Even if Novelion is not treated as a U.S. corporation for U.S. federal income tax purposes under the inversion rules discussed above, there can be no assurance as to the effective tax rates applicable to Novelion's future revenue. For example, the ability of the companies to locate personnel, and to integrate and manage operations in a manner that supports and protects the tax benefits that potentially may be realized from QLT's Canadian tax domicile is uncertain. Potential improvements to Novelion's effective tax rate that may result from QLT's Canadian tax domicile have not been reflected in the pro forma financial information.

         Novelion's actual financial performance may differ materially from the pro forma financial information included in this joint proxy statement/prospectus.

        The pro forma financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what Novelion's financial condition or results of operations will in fact be after giving effect to the merger and related transactions. The pro forma financial information has been derived from the audited and unaudited historical financial statements of QLT and Aegerion and certain adjustments and assumptions have been made regarding the companies after giving effect to the merger and related transactions. Potential improvements to Novelion's effective tax rate resulting from QLT's Canadian tax domicile have not been reflected in the pro forma financial information. Differences between preliminary estimates used in preparing pro forma financial information and the final acquisition accounting will occur and could have a material impact on the financial results of Novelion indicated by the pro forma financial information and Novelion's financial condition and future results of operations.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Novelion's financial condition or results of operations following the completion of the merger and related transactions. In particular, the pro forma financial information does not take into account the consequences that would result if Novelion were to be treated as a U.S. corporation for U.S. federal income tax purposes under the inversion rules discussed above. See "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock—U.S. Anti-Inversion Rules" beginning on page 134. Any potential decline in Novelion's financial condition or results of operations may cause significant volatility in the price of Novelion common shares.

         Novelion may not be able to use Aegerion's and QLT's net operating loss carryforwards to offset future taxable income for U.S. or Canadian federal income tax purposes.

        At December 31, 2015, Aegerion had net operating loss carryforwards ("NOLs") for U.S. federal income tax purposes of approximately $173.4 million, which expire in the years 2025 through 2035.

        It is currently expected that Aegerion will undergo an "ownership change" within the meaning of Section 382 of the Code as a result of the merger, and therefore an annual limit may be imposed on the amount of NOLs that may be used to offset future taxable income. Such annual limit is generally the product of the total value of a company's outstanding equity immediately prior to an "ownership change" (subject to certain adjustments) and the applicable federal long term tax exempt interest rate.

        At December 31, 2015, QLT had NOLs for Canadian federal income tax purposes of approximately $147 million, which expire at various dates through 2035. The extent to which Novelion can utilize any or all of QLT's NOLs will depend on many factors, including the jurisdiction applicable to any future taxable revenue of Novelion.

        The ability of Novelion to use NOLs will also depend on the amount of taxable income generated in future periods. The NOLs may expire before Novelion can generate sufficient taxable income to use the NOLs.

Risk Factors Relating to the Novelion Common Shares Following the Merger

         The failure to successfully integrate the businesses of QLT and Aegerion in the expected timeframe would adversely affect the future results of Novelion following the merger.

        The ability of QLT and Aegerion following the merger to successfully integrate the operations of QLT and Aegerion will depend, in part, on the ability of the companies to realize the anticipated benefits from the merger. If the companies are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of Novelion common shares may be adversely affected. In addition, the integration of QLT's and Aegerion's respective businesses will be a time consuming and expensive process. Proper planning and effective and timely implementation will be critical to avoid any significant disruption to the companies' operations. It is possible that the integration process could result in the loss of key employees, the disruption of its ongoing business or the identification of inconsistencies in standards, controls, procedures and policies that adversely affect the companies' abilities to maintain relationships with customers, suppliers, manufacturers, creditors, lessors, clinical trial investigators or managers and other business partners or to achieve the anticipated benefits of the merger. Delays encountered in the integration process could have a material adverse effect on the companies' revenues, expenses, operating results and financial condition, including the value of Novelion's common shares.

        Specifically, risks in integrating QLT's and Aegerion's operations in order to realize the anticipated benefits and cost savings of the merger include, among other factors, the companies' inability to effectively:

  •
  coordinate standards, compliance programs, controls, procedures and policies, business cultures and compensation structures;

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  integrate and harmonize financial reporting and information technology systems of the two companies;

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  manage operations in a manner that supports and protects the tax benefits related to, and that may be realized from, QLT's Canadian domicile.

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  coordinate research and drug candidate development efforts to effectuate their product capabilities;

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  compete against companies serving the market opportunities expected to be available to the companies following the merger;

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  manage inefficiencies associated with integrating the operations of the companies;

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  identify and eliminate redundant or underperforming personnel, operations and assets;

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  manage the diversion of management's attention from business matters to integration issues;

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  control additional costs and expenses in connection with, and as a result of, the merger;

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  conduct successful clinical development programs for their respective strategic product candidates and products and achieve regulatory approval for product candidates in major geographic areas;

  •
  define and develop successful commercial strategies for Novelion's products in their respective geographic areas and obtain reimbursement for its products in these markets;

  •
  resolve the ongoing investigations and litigation of Aegerion and manage and defend Novelion and Aegerion in future litigation and investigations that may arise from any resolution of the ongoing Aegerion investigations and litigation;

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  service Novelion's significant indebtedness;

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  commercialize their respective strategic products at commercially attractive margins and generate revenues in line with the companies' expectations, particularly in light of Aegerion's reductions in force in 2016 and the impact of competitive products on JUXTAPID sales; and

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  raise capital through equity or debt financing on attractive terms to support the development and commercialization of their respective strategic products.

        In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than the companies expect and may take longer to achieve than anticipated. If Novelion is not able to adequately address these challenges, it may be unable to successfully integrate the operations of the business of Aegerion, or to realize the anticipated benefits and the companies' anticipated cost synergy savings of the integration. The anticipated benefits and cost savings assume a successful integration and are based on projections, which are inherently uncertain. Even if integration is successful, anticipated benefits and cost savings may not be as expected.

         Novelion's future results will suffer if it does not effectively manage its expanded operations.

        As a result of the merger, Novelion will become a larger company than either of QLT and Aegerion prior to the merger, and Novelion's business will become more complex. There can be no assurance that Novelion will effectively manage the increased complexity without experiencing operating inefficiencies or control deficiencies. Significant management time and effort is required to effectively manage the increased complexity of the larger organization and Novelion's failure to successfully do so could have a material adverse effect on its business, financial condition, results of operations and growth prospects. In addition, as a result of the merger, the companies' financial statements and results of operations in prior years may not provide meaningful guidance to form an assessment of the prospects or potential success of Novelion's future business operations.

         The market price of Novelion's common shares after the merger may be affected by factors different from those currently affecting the QLT common shares or shares of Aegerion common stock.

        Upon completion of the merger, holders of Aegerion common stock will become holders of Novelion's common shares. The business of Aegerion differs from that of QLT in important respects and, accordingly, the results of operations of Novelion and the market price of Novelion's common shares following the merger may be affected by factors different from those currently affecting the independent results of operations of QLT and Aegerion.

         QLT and Aegerion have incurred and expect to continue to incur substantial expenses related to the merger transaction and integration of the companies.

        QLT and Aegerion have incurred and expect to continue to incur substantial expenses related to the merger transaction and the integration of the companies. Both QLT and Aegerion have incurred significant expenses in connection with the drafting and negotiation of the merger agreement and the documentation of transactions contemplated thereby and may potentially incur significant severance expenses as a result of the merger. Upon closing, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, research and development, sales and marketing and benefits. In addition, the ongoing operation of locations in Vancouver, British Columbia and Cambridge, Massachusetts could result in inefficiencies, creating additional expenses for the companies. While QLT and Aegerion have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or timing of transaction and integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses likely will result in the companies' taking significant charges against consolidated earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

         Aegerion, QLT and, subsequently Novelion, must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of the uncertainty regarding the merger, and failure to do so could negatively affect the companies.

        For the merger to be successful, during the period before the merger is completed, both QLT and Aegerion must continue to retain, recruit and motivate executives and other key employees. Novelion also must be successful at retaining, recruiting and motivating key employees following the completion of the merger. Experienced employees in the biopharmaceutical and biotechnology industries are in high demand and competition for their talents can be intense. Employees of both QLT and Aegerion may experience uncertainty about their future roles with their respective company until, or even after, strategies with regard to Novelion are announced or executed following the merger. These potential distractions of the merger may adversely affect the ability of Aegerion, QLT or Novelion to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure by Aegerion, QLT or Novelion to retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have an adverse impact on the business of Aegerion, QLT or Novelion.

         The transactions contemplated by the unit subscription agreement may not be consummated.

        On June 14, 2016, QLT announced that it had entered into a unit subscription agreement with the Investors providing for the contemplated issuance of QLT common shares and Warrants to such Investors in exchange for an aggregate cash purchase price of $21,760,000, which is intended to provide Novelion with additional capital to support further operations and the potential opportunity for targeted business development initiatives. The closing of the share issuances contemplated by the unit subscription agreement is subject to a number of conditions, some of which are outside the control of

QLT. Accordingly, there can be no guarantee that the transactions contemplated by such agreement will be consummated and that the $21,760,000 of capital will be made available to QLT. Additionally, if the transactions contemplated by the unit subscription agreement are not completed in accordance with the terms of the merger agreement, Aegerion or QLT may terminate the merger agreement.

         A lawsuit has been filed against Aegerion, QLT, MergerCo and the Aegerion board of directors, and additional lawsuits may be filed against Aegerion, QLT and/or the board of directors of either company challenging the merger, and an adverse judgment in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

        On August 16, 2016, a complaint captioned Steinberg v. Aegerion Pharmaceuticals, Inc., et al., Case No. 1:16-cv-11668, was filed in the United States District Court for the District of Massachusetts against Aegerion, QLT, MergerCo and each member of the Aegerion board of directors. The action was brought by Chaile Steinberg, who purports to be a stockholder of Aegerion, on her own behalf, and seeks certification as a class action on behalf of all of the Aegerion stockholders. The complaint alleges, among other things, that the August 8, 2016 Form S-4 Registration Statement filed in connection with the proposed transaction is materially misleading. The complaint asserts claims arising under Sections 14(a) and 20(a) of the Exchange Act. The complaint seeks, among other things, to enjoin the proposed transaction, to rescind it or award recessionary damages should it be consummatedand an award of attorneys' fees and expenses. Aegerion and QLT believe that the claims asserted in the complaint are without merit.

        Additional lawsuits may be filed against Aegerion, QLT and/or the board of directors of either company in connection with the merger in an effort to enjoin the proposed merger or seek monetary relief from Aegerion, QLT or MergerCo. An unfavorable resolution of any such litigation surrounding the proposed merger could delay or prevent the consummation of the merger. In addition, the cost of defending the litigation, even if resolved favorably, could be substantial. Such litigation could also substantially divert the attention of Aegerion's and QLT's management and their resources in general. There can also be no assurance that Aegerion, QLT or MergerCo will prevail in its defense of any such lawsuits to which it is a party, even in an event where such company believes that the claims made in such lawsuits are without merit.

        One of the conditions to the closing of the merger is that no outstanding judgment, injunction, order or decree of a competent governmental authority shall have been entered and shall continue to be in effect that prohibits, enjoins or makes illegal the consummation of the merger or any of the other transactions contemplated in the merger agreement. Therefore, if the plaintiffs in any lawsuit that have been or may be filed secure injunctive relief or other relief prohibiting, delaying or otherwise adversely affecting the defendants' ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected timeframe or at all.

         In connection with the merger, the obligations for the Aegerion Notes will remain with Aegerion and Aegerion may not have sufficient cash flow or the ability to raise the funds necessary to settle conversions of, or to repurchase, the Aegerion Notes, which could adversely affect the business, financial condition and results of operations of Novelion on a consolidated basis. If Novelion common shares are issued on conversion of the Aegerion Notes, Novelion's shareholders will suffer dilution.

        In connection with the merger, the obligations for the Aegerion Notes will remain with Aegerion. The Aegerion Notes represent an aggregate principal indebtedness of $325.0 million and are due August 15, 2019. Interest owing under the Aegerion Notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015. Aegerion's ability to make scheduled payments of the principal, to pay interest on or to refinance its indebtedness, including the Aegerion Notes, depends on future performance, which is subject to economic, financial, competitive and other factors that may be beyond its control. Novelion will not become obliged to repay the indebtedness under the Aegerion Notes, but may become obliged to issue Novelion common shares to settle such indebtedness, in which case its shareholders will suffer dilution.

        Aegerion may not generate cash flow from operations in the future sufficient to service its debt, including the Aegerion Notes. If Aegerion is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling or licensing assets, further reducing the size of its workforce and curtailing operations and planned development activities, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Aegerion's ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time. Aegerion may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations, including the Aegerion Notes.

        In addition, holders of the Aegerion Notes will continue to have the right to require Aegerion to repurchase their notes for cash upon the occurrence of a fundamental change at a repurchase price equal to 100% of the respective principal amount, plus accrued and unpaid interest, if any. Further, upon conversion of the Aegerion Notes, unless Aegerion elects to deliver Novelion common shares to settle such conversion, Aegerion would be required to settle a portion or all of the conversion obligation through the payment of cash, which could adversely affect its liquidity. Aegerion may not have enough available cash or be able to obtain financing at the time it is required to make repurchases of the Aegerion Notes surrendered therefor or Aegerion Notes being converted. In addition, Aegerion's ability to pay cash upon repurchase or conversion of the Aegerion Notes is restricted by Aegerion's existing $25 million credit facility with Silicon Valley Bank ("SVB") and may be limited by law, by regulatory authority or by agreements governing Novelion's future indebtedness. Aegerion's failure to repurchase Aegerion Notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the Aegerion Notes as required by the indenture would constitute a default under the Aegerion Notes. Additionally, if SVB elects to accelerate the principal amount due under the loan and security agreement entered into between Aegerion and SVB (the "SVB Loan and Security Agreement") and Aegerion fails to pay such amount, the Trustee under the Aegerion Notes or holders of at least 25% of the aggregate principal amount of the Aegerion Notes, may deliver a notice of default to Aegerion. Aegerion's failure to pay the amount due under the SVB Loan and Security Agreement within 30 days following receipt of such notice would be deemed an event of default under the Aegerion Notes and, among other remedies, the Trustee or holders of at least 25% of the aggregate principal amount of the Aegerion Notes could declare all unpaid principal of the Aegerion Notes immediately due and payable. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing Aegerion's current and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Aegerion may not have sufficient funds to repay the indebtedness and repurchase the Aegerion Notes or make cash payments upon conversions thereof. In addition, even if holders of the Aegerion Notes do not elect to convert their Aegerion Notes, Aegerion could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the Aegerion Notes as a current rather than long-term liability, which would result in a material reduction of Aegerion's net working capital.

         Novelion may be treated as a passive foreign investment corporation (a "PFIC") for U.S. federal income tax purposes.

        QLT likely was classified as a PFIC for 2008 through 2015. If Novelion is treated as a foreign corporation for U.S. federal income tax purposes, QLT/Novelion expects to be classified as a PFIC in 2016 and may continue to be so classified in future years. The determination of whether Novelion is a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of its assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations.

        The rules governing PFICs can have adverse tax effects on U.S. holders (as such term is defined in "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock" beginning on page 131) which may be mitigated by making certain elections for U.S. federal income tax purposes, which elections may or may not be available. If Novelion is a PFIC in any year, a U.S. holder of common shares in such year will be required to file an annual information return on IRS Form 8621 regarding distributions received on such common shares and any gain realized on disposition of such common shares and will generally be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of Novelion common shares. Additionally, if Novelion is classified as a PFIC in any taxable year with respect to which a U.S. holder owns common shares, it generally will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding taxable years, regardless of whether it continues to meet the tests described above, unless the U.S. holder makes a "deemed sale election." See "Material United States Federal Income Tax Consequences of the Merger—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock—Passive Foreign Investment Company" beginning on page 135.

Risk Factors Relating to QLT's Business

        Risk Factors relating to QLT's business are incorporated by reference herein to the Risk Factors listed in QLT's Annual Report on Form 10-K filed with the SEC on February 25, 2016 for the fiscal year ended December 31, 2015.

Risk Factors Relating to Aegerion's Business

        Risk Factors relating to Aegerion's business are incorporated by reference herein to the Risk Factors included in Aegerion's Current Report on Form 8-K filed with the SEC on August 8, 2016.

THE COMPANIES

QLT

        QLT Inc., a corporation incorporated under the laws of British Columbia, is headquartered in Vancouver, British Columbia, Canada. QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. QLT is focused on developing its synthetic retinoid, QLT091001, for the treatment of certain age-related and inherited retinal diseases caused by RPE65 and LRAT gene mutations.

        QLT is currently investigating QLT091001 for the treatment of IRD. QLT is currently working towards initiating a pivotal, Phase 3 multi-center, placebo controlled, double-blinded clinical study for this indication. The objective of this study will be to further evaluate the efficacy (with particular reference to changes in visual field and visual acuity) and safety of QLT091001, with a goal of supporting future application for full approval of QLT091001 for this indication to the EMA and the FDA.

        QLT's principal executive offices are located at 887 Great Northern Way, Suite 250, Vancouver, B.C., Canada, V5T 4T5 and its telephone number is (604) 707-7000. QLT common shares are listed on NASDAQ and the TSX, and trade under the symbols "QLTI" and "QLT," respectively.

        This joint proxy statement/prospectus incorporates important business and financial information about QLT from other documents that are incorporated by reference; see the section entitled "Where You Can Find Additional Information" beginning on page 217.

Aegerion

        Aegerion Pharmaceuticals, Inc., a Delaware corporation, is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases.

        Aegerion's first product, lomitapide, received marketing approval, under the brand name JUXTAPID from the FDA on December 21, 2012, as an adjunct to a low-fat diet and other lipid-lowering treatments, including LDL apheresis, where available to reduce LDL-C, TC, apo B and non-HDL-C in adult patients with HoFH. Aegerion launched JUXTAPID in the U.S. in late January 2013. In July 2013, Aegerion received marketing authorization for lomitapide in the EU, under the brand name LOJUXTA, as a treatment for adult patients with HoFH. Lomitapide is also approved for the treatment of adult HoFH in Mexico, Canada, Taiwan, South Korea and a small number of other countries. Pricing and reimbursement approval has not yet been received in many of the countries in which the product is approved. As a result of the failure to obtain pricing and reimbursement approval and other factors, in July 2016, Aegerion announced its intent to withdraw lomitapide from the EU and certain other global markets. Lomitapide is also sold on a named patient basis in Brazil and in a limited number of other countries as a result of the approval of lomitapide in the U.S. or the EU.

        Aegerion acquired its second product, metreleptin, from Amylin and AstraZeneca in January 2015. Metreleptin, a recombinant analog of human leptin, is currently marketed in the U.S. under the brand name MYALEPT. MYALEPT received marketing approval from the FDA in February 2014 as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired GL. Metreleptin is also sold on a named patient basis in Brazil and Argentina as a result of the approval of metreleptin in the U.S.

        Aegerion's principal executive offices are located at One Main Street, Suite 800, Cambridge, Massachusetts 02142 and its telephone number is (617) 500-7867. Shares of Aegerion common stock are listed on NASDAQ and trade under the symbol "AEGR."

        This joint proxy statement/prospectus incorporates important business and financial information about Aegerion from other documents that are incorporated by reference; see the section entitled "Where You Can Find Additional Information" beginning on page 217.

MergerCo

        Isotope Acquisition Corp. ("MergerCo") is a corporation incorporated under the laws of the State of Delaware and is a wholly-owned indirect subsidiary of QLT. MergerCo was organized on May 7, 2015. MergerCo has conducted its operations only as contemplated by the merger agreement and has not incurred any material obligations or liabilities except as pursuant to the merger agreement and that certain Agreement and Plan of Merger dated June 8, 2015, as amended, by and among QLT, InSite and MergerCo, which was terminated on September 15, 2015.

        MergerCo's registered office is located at Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle.

 QLT SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to the QLT shareholders as part of a solicitation of proxies by the QLT board of directors for use at the QLT special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof.

Date, Time and Place

        The special meeting of QLT shareholders will be held at Suite 1800 – 510 West Georgia Street, Vancouver, British Columbia V6B 0M3 on                        , 2016, at            a.m. (Pacific Time) /           a.m. (Eastern Time).

Purpose of the QLT Special Meeting

        At the QLT special meeting, QLT shareholders will be asked:

  •
  QLT Proposal No. 1—Issuance of Shares Proposal:  To consider and vote on the proposal to approve an ordinary resolution authorizing QLT to issue the securities of QLT necessary to complete the transactions contemplated by the merger agreement;

  •
  QLT Proposal No. 2—Election of Directors Proposal:  To consider and vote on the proposal to elect four additional directors, conditional and effective on completion of the merger;

  •
  QLT Proposal No. 3—Amendment of the QLT Stock Option Plan Proposal:  To consider and vote on the proposal to approve an ordinary resolution approving the amendment of the QLT Stock Option Plan to increase the number of QLT common shares available for issuance thereunder by 12,000,000 to 23,800,000 shares, conditional and effective on completion of the merger.

  Recommendation of the QLT Board of Directors

        The QLT board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of QLT and its shareholders, approved the merger agreement and the related agreements, and resolved to recommend that the QLT shareholders vote "FOR" each of the proposals being submitted to a vote at the QLT special meeting. Those decisions were made unanimously by the members of the QLT board of directors who voted thereon. Jason Aryeh, the Chairman of the QLT board of directors, recused himself from participating in the QLT board of directors' consideration of the merger in order to avoid any perception that his stockholdings in Aegerion might give rise to a conflict of interest. Mr. Aryeh, who held shares of Aegerion common stock having a value of $190,722 on the date of the merger agreement, also held QLT common shares having a value on the same date of $765,734. Two other members of the QLT board of directors advised the board that, due to certain business affiliations that resulted in a potential conflict of interest, they would not participate in any of the QLT board of directors' deliberations regarding Aegerion.

        The QLT board of directors recommends that QLT shareholders vote "FOR" each proposal being submitted to a vote of the QLT shareholders at the QLT special meeting.

QLT Record Date; Shareholders Entitled to Vote

        Only QLT shareholders of record at the close of business on                        , 2016, the QLT record date for the QLT special meeting, are entitled to notice of, and to vote at, the QLT special meeting or any adjournments or postponements thereof. At the close of business on the QLT record date, there were            QLT common shares issued and outstanding.

        Holders of record of QLT common shares on the record date are entitled to one vote per share at the QLT special meeting on each proposal.

Voting by QLT's Directors and Executive Officers

        At the close of business on the QLT record date, directors and executive officers of QLT and their affiliates were entitled to vote             QLT common shares, representing approximately            % of the QLT common shares outstanding on that date. QLT expects that QLT's directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the QLT shareholders at the QLT special meeting, although none of them has entered into any agreement obligating them to do so.

QLT Voting Agreements

        In connection with the merger agreement, the QLT Voting Shareholders, who collectively beneficially own approximately 26.3% of QLT's outstanding common shares as of September 20, 2016, each entered into a QLT Voting Agreement with Aegerion pursuant to which, among other things, each such shareholder agreed, subject to certain limitations, during the term of its QLT Voting Agreement to vote its QLT common shares in favor of the transactions contemplated by the merger agreement and in favor of the resolution to amend the QLT Stock Option Plan, and not to sell or otherwise transfer its QLT common shares prior to the consummation of the merger. The QLT Voting Agreements may terminate early in certain circumstances, including upon a change of recommendation by the QLT board of directors. For more information regarding the QLT Voting Agreements, see the section entitled "The Voting Agreements" beginning on page 124.

Quorum; Adjournment

        A quorum must be present at the QLT special meeting before business can be conducted. A quorum for the transaction of business at the QLT special meeting is at least two persons present, each being a QLT shareholder entitled to vote at the QLT special meeting or a duly appointed proxyholder or representative for a QLT shareholder so entitled, and together holding or representing QLT common shares having not less than 33 1/3% of the outstanding votes entitled to be cast at the QLT special meeting. If a quorum is not present within one half-hour from the time set for the holding of the meeting, the meeting stands adjourned to the same day in the next week at the same time and place. Whether or not a quorum is present in person or represented at the meeting, the chair of the special meeting may, and if so directed by holders of a majority in number of the shares of stock of QLT present in person or represented by proxy and entitled to vote at the meeting, must, adjourn the meeting. When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment and if a new record date is not fixed for the adjourned meeting; but if a new record date is fixed for the adjourned meeting (which must be done if the new date is more than two months after the date of the original meeting), or if the adjournment is for more than thirty days, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting. At the adjourned meeting, the shareholders may transact any business which might have been transacted by them at the original meeting.

Required Vote

        The Issuance of Shares Proposal must receive an affirmative vote from a majority of the QLT common shares voted on the proposal in order to be approved.

        Six directors were elected at QLT's annual general meeting on June 17, 2016. At the special meeting, shareholders will be asked to vote on the election of four additional nominees to take office conditional upon completion of the merger. Under the BCA, directors are elected by a plurality of the votes cast at the special meeting. This means that the four nominees with the most votes for election will be elected. For more information, see the section entitled "QLT Proposal No. 2—Election of Directors Proposal" beginning on page 197.

        The proposal to approve an increase in the number of shares available for issuance under the QLT Stock Option Plan, conditional on the closing of the merger, must receive an affirmative vote from a majority of the common shares voted on such proposal.

Voting at the QLT Special Meeting

        Whether or not you plan to attend the QLT special meeting, please vote your shares. If you are a registered or "record" holder, which means your shares are registered in your name with Computershare Canada, QLT's transfer agent and registrar, you may vote in person at the QLT special meeting or be represented by proxy. If your shares are held in "street name," which means your shares are held of record in an account with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote.

Voting in Person

        If you plan to attend the QLT special meeting and wish to vote in person, you will be given a ballot at the QLT special meeting. Please note, however, that if your shares are held in "street name," and you wish to vote at the QLT special meeting, you must bring to the QLT special meeting a proxy executed in your favor from the record holder (your bank, broker or other nominee) of the shares authorizing you to vote at the QLT special meeting. In either event, please be prepared to provide proper identification, such as a valid driver's license.

Voting by Proxy

        If you are a holder of record, a proxy card is enclosed for your use. QLT requests that you submit a proxy via Internet by logging onto www.investorvote.com and following the instructions on your proxy card or by telephone by dialing 1-866-732-VOTE (8683) and listening for further directions or by signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. You should vote your proxy in advance of the meeting even if you plan to attend the QLT special meeting. You can always change your vote at the QLT special meeting. To be valid, a returned proxy card must be signed and dated. If you hold your shares of QLT common stock in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your shares. All votes made by proxy must be received (whether delivered by mail, telephone or Internet) no later than                        (Pacific Time) /            (Eastern Time) on                        , 2016 or 48 hours before the time at which any adjournment of the QLT special meeting is to be held.

        All shares represented by properly executed proxies received in time for the QLT special meeting will be voted at the meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the proposals.

Revocation of Proxies

        Any shareholder may revoke his or her proxy at any time prior to its use by writing to the Corporate Secretary of QLT, by voting again via mail, telephone or the internet, or by attending the QLT special meeting and casting his or her vote in person. A shareholder's last timely vote will be the vote that is counted.

        Please note that if your shares are held in "street name" through a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with its established procedures. If your shares are held in the name of a bank, broker or other nominee and you decide to change your vote by attending the QLT special meeting and voting in person, your vote in person at the QLT special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your bank, broker or other nominee).

Solicitation of Proxies

        QLT is soliciting proxies for its QLT special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by QLT, including expenses in connection with preparing, assembling and mailing the proxy materials. QLT has retained the services of Mackenzie Partners Inc. to assist in the solicitation of proxies for an estimated fee of approximately $25,000, plus reimbursement of reasonable out-of-pocket expenses. QLT will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them.

Failure to Vote, Broker Non-Votes and Abstentions

        Banks, brokers, or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A "broker non-vote" occurs when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a matter without instructions from the beneficial owner of the shares because such matter is non-routine and no instruction is given.

        Banks, brokers and other nominees who hold QLT common shares in "street name" for their clients, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to any of the proposals. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to such proposals.

        Failures to vote, abstentions and broker non-votes, if any, will not count as a vote "AGAINST" (i) the Issuance of Shares Proposal, (ii) the Election of Directors Proposal, or (iii) the Amendment of QLT Stock Option Plan Proposal.

AEGERION SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to Aegerion stockholders as part of a solicitation of proxies by the Aegerion board of directors for use at the Aegerion special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides stockholders of Aegerion with information they need to know in order to be able to vote or instruct their vote to be cast at the Aegerion special meeting.

Date, Time and Place

        The Aegerion special meeting is scheduled to be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, on                , 2016 at        (Eastern Time).

Purpose of the Aegerion Special Meeting

        At the Aegerion special meeting, Aegerion stockholders will be asked:

  •
  Aegerion Proposal No. 1—Adoption of the Merger Agreement:  To consider and vote on the proposal to adopt the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;

  •
  Aegerion Proposal No. 2—Advisory Vote on Specific Compensatory Arrangements relating to the Merger:  To consider and vote on the proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger, as described in this joint proxy statement/prospectus; and

  •
  Aegerion Proposal No. 3—Adjournment of the Aegerion Special Meeting:  To consider and vote on the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

Recommendation of the Aegerion Board of Directors

        The Aegerion board of directors has approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and specific compensatory arrangements between Aegerion and its named executive officers relating to the merger, are advisable and in the best interests of Aegerion and its stockholders.

        The Aegerion board of directors recommends that Aegerion stockholders vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve, on an advisory, non-binding basis, the specific compensatory arrangements between Aegerion and its named executive officers related to the merger and "FOR" the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

Aegerion Record Date; Stockholders Entitled to Vote

        Only holders of record of Aegerion common stock at the close of business on                        , 2016, the record date for the Aegerion special meeting, will be entitled to notice of, and to vote at, the Aegerion special meeting or any adjournments or postponements thereof. At the close of business on the Aegerion record date,                                     shares of Aegerion common stock were issued and outstanding and held by holders of record.

        Holders of record of Aegerion common stock on the Aegerion record date are entitled to one vote per share at the Aegerion special meeting on each proposal.

Voting by Aegerion's Directors and Executive Officers

        At the close of business on the Aegerion record date, Aegerion's directors and executive officers and their affiliates were entitled to vote                        shares of Aegerion common stock, or approximately            % of the shares of Aegerion common stock outstanding on such date.

Aegerion Voting Agreements

        In connection with the merger agreement, Broadfin and Sarissa Capital entered into the Aegerion Voting Agreements with QLT, which provided that each such stockholder, upon the terms and subject to the conditions set forth therein: (i) will vote its shares of Aegerion common stock held of record or beneficially owned as of the date of the Aegerion Voting Agreement and any shares of Aegerion common stock (and other voting securities of Aegerion) that become owned (whether of record or beneficially) by the respective stockholder after the execution of the Aegerion Voting Agreement in favor of the adoption of the merger agreement and approval merger and the other transactions contemplated in the merger agreement and against any competing transaction that may be proposed, and (ii) will not sell or otherwise transfer or encumber its shares of Aegerion common stock prior to consummation of the merger. Broadfin and Sarissa Capital owned approximately 14.5% and 9.0%, respectively, of the shares of Aegerion common stock deemed to be outstanding as of September 20, 2016.

        The Aegerion Voting Agreements and the obligations of the Aegerion Voting Stockholders thereunder will terminate upon the earliest to occur of (i) the date the merger agreement is validly terminated pursuant to its terms, (ii) the date of any amendment, modification, change or waiver to any provision of the merger agreement that reduces the amount or changes the form of the merger consideration (as defined in the merger agreement) (other than adjustments in accordance with the terms of the merger agreement), (iii) in the event of an Aegerion Change of Recommendation or a QLT Change of Recommendation (in each case, as defined in the merger agreement), in any such case in accordance with the terms of the merger agreement, and (iv) the time at which the merger becomes effective.

        For more information regarding the Aegerion Voting Agreements see the section entitled "The Voting Agreements" beginning on page 124.

Quorum; Adjournment

        No business may be transacted at the Aegerion special meeting unless a quorum is present. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Aegerion special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Aegerion special meeting. If a quorum is not present, or if fewer shares of Aegerion common stock are voted in favor of each proposal than the number required for its adoption, the Aegerion special meeting may be adjourned (by the affirmative vote of the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer) to allow additional time for obtaining additional proxies or votes.

        At any subsequent reconvening of the Aegerion special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Aegerion special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting. When a meeting is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than 30 days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting will be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Aegerion Certificate of Incorporation or by-laws, is entitled to such notice. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

        Abstentions, if any, will be included in the calculation of the number of shares of Aegerion common stock represented at the Aegerion special meeting for purposes of determining whether a quorum has been achieved while broker non-votes, if any, will not be included in the calculation determining whether a quorum has been achieved. However, failures to vote, if any, will not be included in the calculation of the number of shares of Aegerion common stock represented at the Aegerion special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

        The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Aegerion common stock outstanding and entitled to vote on the proposal.

        The proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast on the proposal, although such vote will not be binding on Aegerion or its board of directors or any of its committees.

        The proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement requires the affirmative vote of a majority of the votes cast on the proposal.

Failure to Vote, Broker Non-Votes and Abstentions

        Banks, brokers, or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A "broker non-vote" occurs when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a matter without instructions from the beneficial owner of the shares because such matter is non-routine and no instruction is given.

        Banks, brokers and other nominees who hold shares of Aegerion common stock in "street name" for their clients, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to any of the proposals. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to such proposals.

        Failures to vote, abstentions and broker non-votes are treated as follows:

  •
  Failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes "AGAINST" the proposal to adopt the merger agreement; and

  •
  Failures to vote, abstentions and broker non-votes, if any, will not count as a vote "AGAINST" the proposals (i) to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers relating to the merger, and (ii) to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement, but will not have the effect of votes against such proposals.

Voting at the Aegerion Special Meeting

        Whether or not you plan to attend the Aegerion special meeting, please vote your shares. If you are a registered or "record" holder, which means your shares are registered in your name with Computershare Limited, Aegerion's transfer agent and registrar, you may vote in person at the Aegerion special meeting or be represented by proxy. If your shares are held in "street name," which means your shares are held of record in an account with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote.

Voting in Person

        If you plan to attend the Aegerion special meeting and wish to vote in person, you will be given a ballot at the Aegerion special meeting. Please note, however, that if your shares are held in "street name," and you wish to vote at the Aegerion special meeting, you must bring to the Aegerion special meeting a legal proxy executed in your favor from the record holder (your bank, broker or other nominee) of the shares authorizing you to vote at the Aegerion special meeting.

        In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver's license. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting by Proxy

        If you are a holder of record, a proxy card is enclosed for your use. Aegerion requests that you submit a proxy via Internet by logging onto www.proxyvote.com and following the instructions on your proxy card, by telephone by dialing 1-800-690-6903 and listening for further directions or by signing and returning your proxy card in the postage paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You should vote your proxy in advance of the meeting even if you plan to attend the Aegerion special meeting. You can always change your vote at the Aegerion special meeting. Aegerion stockholders of record may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. If you hold your shares of Aegerion common stock in "street name," you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., Eastern Time, on                , 2016.

How Proxies are Counted

        All shares represented by properly executed proxies received in time for the Aegerion special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the proposals.

        For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. See "—Failure to Vote, Broker Non-Votes and Abstentions" above.

Revocation of Proxies

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to Aegerion's Secretary, which must be filed with

Aegerion's Secretary by the time the Aegerion special meeting begins, or by attending the Aegerion special meeting and voting in person. A stockholder's last timely vote will be the vote that is counted.

        Please note that if your shares are held in "street name" through a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a bank, broker or other nominee and you decide to change your vote by attending the Aegerion special meeting and voting in person, your vote in person at the Aegerion special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Solicitation of Proxies

        Aegerion is soliciting proxies for its Aegerion special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by Aegerion, including expenses in connection with preparing, assembling and mailing the proxy materials. Aegerion has retained the services of Okapi Partners to assist in the solicitation of proxies for an estimated fee not to exceed $13,000, plus reimbursement of reasonable out-of-pocket expenses. Aegerion will make arrangements with brokerage firms, banks and other nominees to forward proxy solicitation materials to beneficial owners of shares held of record by them and will reimburse these brokerage firms, banks and other nominees for their reasonable expenses incurred in forwarding copies of the proxy solicitation materials to beneficial owners for whom they hold shares in "street name."

 THE MERGER

Effects of the Merger

        At the effective time of the merger, MergerCo will merge with and into Aegerion. Aegerion will survive the merger to become an indirect wholly-owned subsidiary of QLT. It is anticipated that the name of QLT will be changed to "Novelion Therapeutics Inc." upon completion of the merger.

        At the effective time of the merger, each issued and outstanding share of Aegerion common stock will automatically be converted into the right to receive 1.0256 QLT common shares for each share of Aegerion common stock owned. The equity exchange ratio for the transaction is subject to downward adjustment if either the Class Action Lawsuit or the DOJ/SEC Investigations are settled prior to the closing of the merger for amounts in excess of the negotiated threshold for such matter. The maximum aggregate excess settlement amount to be reflected in the equity exchange ratio adjustment is $25 million. In the event that either or both of the Class Action Lawsuit and the DOJ/SEC Investigations are resolved prior to the closing of the merger for an amount in excess of the negotiated thresholds, the equity exchange ratio will be adjusted downward proportionately with such excess. For example, Aegerion stockholders will receive a fixed equity exchange ratio of 0.9196 QLT common shares for each share of Aegerion common stock that they own in the event such excess equals $5 million and Aegerion stockholders will receive a fixed equity exchange ratio of 0.4955 QLT common shares for each share of Aegerion common stock that they own in the event such excess equals or exceeds $25 million, the maximum excess amount. The equity exchange ratio will not be adjusted to reflect stock price changes for either QLT or Aegerion prior to the closing of the merger. QLT shareholders will continue to own their existing QLT common shares after the merger.

        Based on the number of QLT common shares and shares of Aegerion common stock estimated to be outstanding immediately prior to the closing of the merger, we estimate that, upon the closing, and giving effect to the investment of approximately $22 million in QLT in connection with the merger by the Investors, QLT shareholders immediately prior to the merger will own approximately 68% of the outstanding Novelion common shares, and Aegerion stockholders immediately prior to the merger will own approximately 32% of the outstanding Novelion common shares. Without giving effect to the investment by the Investors, which is a condition to the closing of the merger, QLT shareholders immediately prior to the merger will own approximately 63% of the outstanding Novelion common shares, and Aegerion stockholders immediately prior to the merger will own approximately 37% of the outstanding Novelion common shares.

        As of September 20, 2016, there were 52,829,398 QLT common shares outstanding. It is currently estimated that, if the transactions contemplated by the merger agreement, including the private placement pursuant to the unit subscription agreement, are completed, QLT will issue up to a maximum of 30,300,528 additional QLT common shares to holders of Aegerion common stock pursuant to the merger consideration and up to a maximum of 12,363,636 additional QLT common shares to the Investors (including QLT common shares issuable upon exercise of fully paid-up warrants acquired pursuant to the unit subscription agreement), and reserve for issuance up to a maximum of 13,352,263 additional QLT common shares to cover shares underlying the Aegerion Notes and outstanding Aegerion equity awards (including stock options and restricted stock units). The issuance of all of those shares would constitute the issuance of approximately 106% of the number of QLT common shares outstanding at the date hereof. To the extent that the Class Action Lawsuit and/or the DOJ/SEC Investigations are not settled before the closing of the merger, QLT will reserve for issuance up to a maximum of 69,733,715 additional QLT shares in connection with the exercise of the Warrants. The issuance of the maximum number of Warrant shares would constitute the issuance of approximately 72% of the number of QLT common shares expected to be outstanding (including Aegerion restricted stock units and QLT common shares issuable upon exercise of fully-paid warrants acquired pursuant to the unit subscription agreement) immediately following the closing of the pre-merger private placement and the merger. The issuance of all of the foregoing shares, including the Warrant shares, would constitute the issuance of approximately 238% of the number of QLT common shares outstanding at the date hereof.

Background of the Merger

        For the past three years, the QLT board of directors and management have engaged in an ongoing review of potential strategic alternatives for the purpose of enhancing shareholder value. During that time, members of QLT management and representatives of QLT advisors engaged in discussions with a large number of potential counterparties and assisted the QLT board of directors in evaluating a number of different potential transactions, including equity investments, reverse merger transactions, acquisitions, out-licenses and private placements by certain investors in QLT. Throughout that process, the QLT board of directors frequently met with members of QLT management and representatives of QLT advisors, received input from such management and representatives and provided direction to QLT management and advisors.

        As a result of those strategic reviews, on two separate occasions, QLT entered into merger agreements, first with Auxilium Pharmaceuticals, Inc. ("Auxilium") and then with InSite. In each case, the merger agreement was terminated by the other party by reason of the receipt of a "superior proposal" and, in connection with those terminations, QLT received a cash termination fee. Following the termination of the InSite merger agreement, the QLT board of directors and management, with the assistance of QLT's advisors, continued to review and consider potential strategic alternatives and engage in discussions with a number of potential counterparties. In the course of such discussions, QLT entered into confidentiality agreements with 12 potential counterparties for the purpose of facilitating discussions and further diligence. These discussions did not result in substantive negotiations of a potential transaction.

        As part of its normal strategic review process, the Aegerion board of directors and Aegerion management periodically have reviewed and evaluated potential strategic alternatives for Aegerion, and discussed with Aegerion's legal and financial advisors potential strategic transactions, valuation matters and the state of the mergers and acquisitions market in the pharmaceutical industry. Aegerion also, from time to time in the past, has engaged in discussions with various parties regarding potential strategic transactions.

        Following Ms. Szela's appointment as Aegerion's Chief Executive Officer on January 7, 2016, the Aegerion board of directors and Aegerion management developed a corporate strategy that includes strengthening Aegerion's pipeline through business development initiatives. As part of implementing this strategy, in January 2016, during the annual J.P. Morgan healthcare conference in San Francisco, California, Ms. Szela and Sandford Smith, Chairman of the Aegerion board of directors and former interim Chief Executive Officer, met with representatives of multiple companies to discuss potential business development opportunities, including Dr. Geoffrey Cox, QLT's Interim Chief Executive Officer, and the Chief Executive Officer of another biopharmaceutical company ("Company A"). During their meeting with Dr. Cox, Ms. Szela and Mr. Smith suggested that representatives of QLT and Aegerion meet in the near-term to discuss their respective companies and a potential strategic transaction.

        On January 13, 2016, Aegerion and QLT entered into a mutual confidentiality agreement that did not contain a standstill provision.

        On January 21, 2016, Ms. Szela and other members of Aegerion management, including Gregory Perry, Aegerion's Chief Financial and Administrative Officer, and Thurein Htoo, Aegerion's Senior Director of Business Development, held a telephone meeting with members of the QLT board of directors and QLT management. At the request of QLT, representatives of Greenhill, QLT's financial advisor, also attended this meeting. During the meeting, QLT made a presentation to Aegerion regarding QLT and its synthetic retinoid, QLT091001, for the treatment of IRD. At the conclusion of the meeting, Aegerion and QLT agreed to continue discussions regarding a potential transaction.

        On January 28, 2016, members of the QLT board of directors, together with representatives of Greenhill, held a telephone meeting with Ms. Szela, Mr. Smith and Mr. Perry from Aegerion to discuss possible structures for a potential transaction between QLT and Aegerion.

        On January 29, 2016, Dr. Cox met with Mr. Smith to further discuss a potential transaction between QLT and Aegerion.

        On February 4, 2016, members of Aegerion management and QLT management held a telephone meeting with an investigator in QLT's clinical trials of QLT091001 to discuss QLT091001, including the design for QLT's proposed Phase-3 trial, and potentially competitive third-party programs. At the request of QLT, representatives of Greenhill also attended that meeting. Also on February 4, 2016, Mr. Aryeh, Chairman of the QLT board of directors, met with Mr. Smith to discuss a potential transaction between QLT and Aegerion.

        On February 5, 2016, QLT completed its purchase of 7,200,000 common shares of Aralez Pharmaceuticals, Inc. ("Aralez"), which QLT distributed to its shareholders on April 5, 2016.

        On February 6, 2016, Messrs. Perry and Htoo held a telephone meeting, together with representatives of Greenhill, regarding a potential strategic transaction between Aegerion and QLT. On that call, the parties discussed structuring, coordination of financial and commercial due diligence, potential governance arrangements and certain other key terms of a possible transaction.

        On February 10, 2016, at the request of the QLT board of directors, a representative of Greenhill delivered QLT's draft term sheet for a potential strategic transaction to Aegerion. The term sheet outlined proposed terms, including the transaction structure whereby QLT would issue new shares of QLT common stock to investors through a private placement and immediately thereafter an indirect wholly-owned subsidiary of QLT would merge with and into Aegerion with Aegerion surviving the merger as the surviving corporation and an indirect wholly-owned subsidiary of QLT; merger consideration with an aggregate value per share equal to Aegerion's market price per share at signing, comprised of approximately 23% cash and 77% QLT common shares, with such QLT common shares to be valued for purposes of establishing an exchange ratio at a price attributing a $45 million value to QLT's non-cash assets, which would reflect a 40% premium to QLT's then current market price; potential adjustments to the merger consideration if the Class Action Lawsuit and/or the DOJ/SEC Investigations settle for amounts in excess of negotiated thresholds; certain closing conditions; and termination fees that would equal 5% of a party's enterprise value, which translated into a $25 million termination fee payable by Aegerion to QLT under certain circumstances. The term sheet also provided that Ms. Szela would be the Chief Executive Officer of QLT following the merger.

        On February 11, 2016, members of Aegerion management and representatives of Ropes & Gray LLP ("Ropes & Gray"), Aegerion's outside legal counsel, and J.P. Morgan, Aegerion's financial advisor, attended a telephone meeting with members of QLT management and representatives of Greenhill and Weil, Gotshal & Manges LLP ("Weil"), QLT's outside U.S. legal counsel. At the meeting, the parties discussed the proposed transaction structure and financial terms, including the potential for QLT to raise additional capital in a contemporaneous private placement. The parties also discussed the possible tax treatment of the transaction for Aegerion stockholders and the potential for QLT to retain a Canadian tax domicile.

        On February 19, 2016, members of the QLT board of directors, together with representatives of Greenhill, held a telephone meeting with Ms. Szela, Mr. Smith and Mr. Perry from Aegerion to discuss the current status of discussions regarding a potential transaction, anticipated timing for future discussions and negotiations and the coordination of due diligence efforts.

        On February 24, 2016, the Aegerion board of directors held a regularly scheduled in-person meeting attended by representatives of Ropes & Gray. Ms. Szela outlined for the Aegerion board of directors a range of strategic alternatives being evaluated by Aegerion management, including a potential transaction with QLT. Ms. Szela described the strategic rationale for a transaction with QLT, which would create a better capitalized rare disease company with two commercial products and one late-stage pipeline program. She also outlined the discussions between the parties to date. Mr. Perry also presented certain financial forecasts, including potential JUXTAPID revenues. A representative of Ropes & Gray described to the Aegerion board of directors its fiduciary duties when considering a potential transaction with QLT. Following extensive discussion among the Aegerion board of directors and Aegerion management about potential strategic alternatives, the Aegerion board of directors unanimously determined to establish a committee of independent directors consisting of Sol Barer (Chair), Jorge Plutzky, David Scheer and Mr. Smith to oversee discussions relating to a potential transaction with QLT, as well as alternative transaction possibilities (the "Transaction Committee").

        Also on February 24, 2016, the QLT board of directors held a telephone meeting with members of QLT management and representatives of Greenhill and Weil in attendance. Greenhill updated the QLT board of directors regarding certain potential strategic opportunities for QLT, including the recent discussions with representatives of Aegerion and noted that representatives of Aegerion had received access to an electronic data room established by QLT and were actively conducting due diligence on QLT's retinoid program. Mr. Aryeh advised the members of the board that he held shares of Aegerion common stock and other Aegerion securities. Following discussion, it was the consensus of the QLT board of directors that if discussions proceeded with Aegerion, negotiations would be led by Dr. Cox with the support of the QLT management team and Mr. Aryeh would participate in these discussions only if requested by Dr. Cox.

        On March 3, 2016, the Transaction Committee held a meeting attended by members of Aegerion management. During the meeting, Mr. Perry and Mr. Htoo provided an overview of key matters related to a potential transaction with QLT, including financing considerations, ongoing diligence by each party, the timing of Aegerion's agreements in principle with the DOJ and the SEC and plans to discuss, under confidentiality agreements, the potential transaction with QLT with significant Aegerion stockholders. Following discussion among the members of the Transaction Committee and Aegerion management regarding the potential transaction, the Transaction Committee authorized Aegerion management to continue to engage in discussions with QLT.

        Later on March 3, 2016, members of Aegerion management held a meeting with members of QLT management to discuss, among other things, Aegerion's financial projections and prospects for Aegerion's commercial products, lomitapide and metreleptin. At the request of QLT, representatives of Greenhill also attended this meeting.

        On March 7, 2016, members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan held a telephone meeting with members of QLT management and representatives of Weil, Bull, Housser & Tupper LLP ("Bull Housser"), QLT's outside Canadian counsel and Greenhill. At the meeting, the parties discussed the DOJ/SEC Investigations and potential timing of agreements in principle with each. The parties also engaged in further discussions regarding the possible structure and terms of a proposed transaction.

        Later on March 7, 2016, members of Aegerion management held a telephone meeting with members of QLT management to discuss QLT's development plan and timeline for potential regulatory approval of QLT091001.

        On March 9, 2016, at the request of the QLT board of directors, a representative of Greenhill delivered QLT's revised draft term sheet for the potential transaction to Aegerion, which reflected further discussions between the parties. The updates to the term sheet included changes to the mix of consideration payable for each outstanding share of Aegerion common stock to include a higher percentage of stock (91%) and less cash (9%) than proposed in QLT's February 10, 2016 draft term sheet and additional detail regarding the intent that the transaction be taxable to Aegerion stockholders. The revised draft term sheet continued to provide for merger consideration with an aggregate value per share equal to Aegerion's market price per share at signing, with an exchange ratio attributing a $45 million value to

QLT's non-cash assets (which would reflect a 44% premium to QLT's then current market price), and the proposed governance arrangements were unchanged in the revised term sheet.

        On March 11, 2016, the Transaction Committee held a telephone meeting. During the meeting, Ms. Szela provided an update on the proposed possible transaction with QLT, including the anticipated timeline for any such transaction and certain terms under negotiation. The representatives of Ropes & Gray summarized the Aegerion board of directors' fiduciary duties in considering such alternatives. Representatives of Ropes & Gray also provided an update regarding the status of negotiations with the DOJ and the SEC. Mr. Perry presented, and the Transaction Committee discussed, Aegerion's business.

        On March 13, 2016, at QLT's request, representatives of Greenhill spoke with Mr. Htoo regarding the current status of the due diligence and transaction structuring work streams undertaken by Aegerion and QLT in connection with the potential transaction.

        On March 14, 2016, members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan held a telephone meeting with members of QLT management and representatives of Weil, Bull Housser and Greenhill to discuss the term sheet delivered to Aegerion on March 9, 2016, including the potential tax implications of various structures for the proposed transaction and the potential concurrent private placement by QLT.

        On March 16, 2016, members of Aegerion management and representatives of Aegerion's outside intellectual property counsel, Goodwin Procter LLP ("Goodwin"), held a telephone meeting with members of QLT management to discuss QLT's patent portfolio.

        On March 18, 2016, the Transaction Committee held a telephone meeting attended by members of Aegerion management and representatives of J.P. Morgan and Ropes & Gray. At the meeting, Mr. Perry reviewed, and the Transaction Committee discussed, Aegerion's standalone financial projections and described Aegerion's experience with the evolving competitive environment for JUXTAPID and the intellectual property and regulatory exclusivity landscape for lomitapide. Representatives of J.P. Morgan then presented a preliminary valuation analysis of Aegerion that it had circulated to the Transaction Committee prior to the meeting. J.P. Morgan's preliminary valuation analysis indicated an implied fully diluted equity value per share range for Aegerion, on a standalone basis, of $6.04—$10.14. Members of the Transaction Committee, Mr. Perry and the representatives of J.P. Morgan discussed the preliminary valuation analysis, and identified key valuation assumptions, including projected cash flows that were based on Aegerion's then current financial projections, reflecting Aegerion's revenue projections, recent cost reduction initiatives and anticipated settlement terms with respect to the DOJ/SEC Investigations, as provided and approved by Aegerion management, and the discount rate range, that were used to determine J.P. Morgan's preliminary valuation range, and noted that varying these assumptions would impact J.P. Morgan's preliminary valuation analysis. A representative of Ropes & Gray then provided a status update on Aegerion's settlement discussions regarding the DOJ/SEC Investigations, and Mr. Htoo provided an overview of Aegerion's due diligence review of QLT091001.

        On March 20, 2016, members of Aegerion management held a telephone meeting with members of QLT management, together with representatives of QLT's outside U.S. regulatory counsel, Hyman, Phelps & McNamara PC ("Hyman Phelps"), to discuss the regulatory approvals covering lomitapide and metreleptin, and the development plan and timeline for potential future regulatory approvals of lomitapide and metreleptin in jurisdictions outside the U.S.

        On March 21, 2016, members of Aegerion management and representatives of Goodwin held a telephone meeting with members of QLT management, together with representatives of Weil, to discuss the patents covering lomitapide and metreleptin and the potential impact that inter partes review petitions filed with the U.S. Patent Trial Appeal Board could have on lomitapide's patents. Later that day, members of Aegerion management and representatives of Ropes & Gray held a telephone meeting with members of QLT management, together with representatives of Weil and Greenhill, to discuss the current status of Aegerion's settlement discussions related to the DOJ/SEC Investigations, the Class Action Lawsuit and ongoing investigations and inquiries regarding Aegerion's activities in Brazil (the "Brazil Investigations").

        Also on March 21, 2016, Bull Housser provided the QLT board of directors with a memorandum containing information on their duties and responsibilities in connection with a possible acquisition transaction.

        On March 22, 2016, the QLT board of directors held a telephone meeting with members of QLT management and representatives of Weil, Bull Housser and Greenhill in attendance. Prior to the commencement of discussions relating to Aegerion, two members of the QLT board of directors advised the board that, due to certain business affiliations that resulted in a potential conflict of interest, they would not participate in any of the QLT board of directors' deliberations regarding Aegerion. These two members then left the meeting and did not participate in any further meetings of the QLT board of directors at which a potential transaction with Aegerion was discussed. Representatives of Weil then provided an update to the remaining members of the QLT board of directors regarding the status of Weil's due diligence review of Aegerion and the results of its diligence findings as of such date.

        On March 25, 2016, Ms. Szela was contacted by the Chief Executive Officer of another biopharmaceutical company ("Company B") to discuss a potential strategic transaction with Aegerion. Following Company B's outreach, Ms. Szela and Company B's Chief Executive Officer exchanged e-mail correspondence and agreed to schedule a call.

        Also on March 25, 2016, the Transaction Committee held a telephone meeting attended by members of Aegerion management and representatives of J.P. Morgan, Ropes & Gray and Goodwin. At the meeting, representatives of Ropes & Gray provided an update on Aegerion's negotiations regarding the DOJ/SEC Investigations and representatives of Goodwin provided an overview of intellectual property matters. Members of Aegerion management updated the Transaction Committee on Ms. Szela's correspondence with the Chief Executive Officer of Company B and presented Aegerion's current financial forecast, as well as Aegerion's preliminary financial forecasts for QLT and a pro forma forecast for QLT and Aegerion on a consolidated basis following a potential transaction. Mr. Perry next described different transaction structures under consideration for a potential transaction with QLT and outlined Aegerion's projected cash position under various scenarios and potential capital-raising strategies.

        On March 30, 2016, the Transaction Committee held a telephone meeting attended by members of Aegerion management and a representative of Ropes & Gray. At the meeting, the members of the Transaction Committee discussed a potential opportunity for Aegerion to in-license certain technology and acquire options on future pipeline technologies from Company A. Ms. Szela provided an overview of the technology and described the proposed structure of the transaction and anticipated timelines and costs for developing Company A's product candidates. Members of the Transaction Committee and Aegerion management discussed the potential transaction, expected investor reaction to such a transaction and the potential impact of such a transaction on the proposed possible transaction with QLT. The Transaction Committee also authorized and directed Ms. Szela to contact Company A regarding a potential transaction of the nature discussed at this meeting.

        Also on March 30, 2016, members of Aegerion management and QLT management, together with representatives of Ernst & Young LLP, Aegerion's tax consultant ("EY"), and KPMG LLP, QLT's tax advisor ("KPMG"), held a telephone meeting to discuss certain tax considerations related to the potential transaction. At the request of QLT, representatives of Greenhill also attended this meeting.

        Between March 30, 2016 and May 20, 2016, the Transaction Committee held ten weekly meetings, including the meetings described herein, with members of Aegerion management and representatives of Ropes & Gray and, occasionally, J.P. Morgan, to discuss the statuses of the DOJ/SEC Investigations and of the proposed transaction with QLT, along with other transactional matters.

        On April 4, 2016, members of Aegerion management and QLT management held a telephone meeting to discuss the projected performance of Aegerion's business, including sales of JUXTAPID and MYALEPT and anticipated spending by Aegerion with respect to each product. The parties also discussed the timing and potential expectations for regulatory approval of QLT091001. At the request of QLT, representatives of Greenhill and Health Advances LLC ("Health Advances"), a consultant to QLT, also attended this meeting.

        Also on April 4, 2016, a representative of Weil called a representative of Ropes & Gray to discuss a draft merger agreement and certain provisions that Weil expected to include in the draft. The representative of Weil also noted that, as indicated in the draft term sheets QLT previously had sent to Aegerion, QLT was proposing that prior to the closing of the potential transaction, it would issue warrants to QLT shareholders exercisable for QLT common shares if the financial settlements regarding the DOJ/SEC Investigations or the Class Action Lawsuit exceed certain thresholds.

        On April 7, 2016, members of Aegerion management, QLT management and the QLT board of directors held a telephone meeting during which Aegerion management described Aegerion's capabilities in furtherance of the development and commercialization of QLT091001, including its clinical, regulatory and market access expertise and global commercial presence. At QLT's request, representatives of Greenhill also attended this meeting. QLT management described a planned study to determine the natural history of visual function in subjects with IRD (the "Natural History Study") in order to assess the extent to which QLT091001 may improve or prolong visual function.

        On April 11, 2016, members of Aegerion management and QLT management held a telephone meeting to discuss the organizational structure of QLT, together with QLT's existing benefits and compensation plans.

        On April 12, 2016, members of Aegerion management and QLT management held telephone meetings covering diligence on Aegerion's financials and ongoing investigations and legal proceedings and an update regarding activities related to QLT091001. At QLT's request, representatives of Greenhill also attended this meeting.

        Also on April 12, 2016, Weil sent to Ropes & Gray an initial draft of the merger agreement. The draft merger agreement provided that, upon the closing of the proposed transaction, each outstanding share of Aegerion common stock would be exchanged for a number of QLT common shares based on a yet to be determined exchange ratio that would be adjusted for certain losses related to the DOJ/SEC Investigations, the Class Action Lawsuit, the Brazil Investigation and potentially other matters, if such losses were determined prior to the closing, and possibly cash; however, the draft merger agreement did not include a proposed value of the merger consideration. The draft merger agreement also provided that if Aegerion did not settle the DOJ/SEC Investigations, the Class Action Lawsuit and the Brazil Investigations prior to closing of the transaction, QLT shareholders would receive warrants exercisable for Novelion common shares. The draft merger agreement contained largely reciprocal representations and warranties, commitments not to solicit alternative transactions, and generally typical terms regarding a fiduciary out for superior transactions and termination, but the draft did not permit a change of recommendation in favor of the merger by either board of directors upon the occurrence of an unforeseen intervening event. Additionally, the draft contemplated that the termination fee, when payable, would be calculated based on 5% of the party's enterprise value. For Aegerion, that translated into approximately $18.9 million.

        On April 14, 2016, Dr. Cox, Dr. Stephen L. Sabba and Mr. John C. Thomas, Jr., each a member of the QLT board of directors, held an in-person meeting attended by members of QLT management and representatives of Weil, Bull Housser and Greenhill. At that meeting, representatives of Bull Housser reminded the directors of their fiduciary duties in connection with the proposed transaction, and QLT management and its advisors updated the QLT board of directors on the status and results of the due diligence review of Aegerion conducted to that point, identifying potential risks and benefits of a transaction, as well as potential risk mitigation strategies. Greenhill discussed preliminary financial information relating to Aegerion and the proposed transaction. A representative of Weil then reviewed with the QLT board of directors the proposed terms of the draft merger agreement and received direction from the QLT board of directors with respect to various matters, including the terms of the warrants potentially issuable to QLT shareholders in connection with the transaction.

        Also on April 14, 2016, Ms. Szela held a telephone meeting with a representative of Greenhill to discuss the economic terms of possible settlements under Aegerion's discussions regarding the DOJ/SEC Investigations. In accordance with QLT's instructions, the representative of Greenhill stated that the proposed terms were unacceptable to QLT and that, unless the terms were improved, QLT would not consider a transaction with Aegerion. Ms. Szela agreed to update QLT about Aegerion's further negotiations with the government.

        On April 15, 2016, Ms. Szela called the Chief Executive Officer of Company A to propose that Aegerion in-license certain technology and acquire options on future pipeline technologies from Company A. In connection with the license, Aegerion would pay Company A an upfront fee, development milestone payments and royalties, and Aegerion would control the development, manufacturing and worldwide commercialization of certain licensed products using the technology. Between April 15 and April 29, 2016, Aegerion management and representatives of Company A and its financial advisor held multiple calls to discuss a potential transaction and to conduct diligence.

        On April 19, 2016, Weil presented to Ropes & Gray a term sheet describing the warrant agreement that QLT proposed would govern the warrants issuable to QLT shareholders in the event that Aegerion's final settlements of the DOJ/SEC Investigations, the Class Action Lawsuit and the Brazil Investigations exceed certain thresholds.

        On April 20, 2016, members of Aegerion management and QLT management, together with representatives of Health Advances and Greenhill, held a telephone meeting to further discuss Aegerion's financial performance, including sales of JUXTAPID and MYALEPT.

        On April 26, 2016, the Aegerion board of directors held a telephone meeting attended by members of Aegerion management and representatives of Ropes & Gray. The representatives of Ropes & Gray provided an update on the status of Aegerion's negotiations regarding the DOJ/SEC Investigations, and the members of the Aegerion board of directors and Aegerion management discussed with the representatives of Ropes & Gray the potential paths to resolution. Ms. Szela also outlined the implications of the negotiations for Aegerion's business development initiatives, including the discussions with QLT, and the meeting participants discussed potential next steps.

        On April 27, 2016, the QLT board of directors held a telephone meeting attended by members of QLT management and representatives of Weil and, for portions of such meeting, Greenhill. The QLT board of directors discussed the interest in Aegerion previously disclosed by Mr. Aryeh and the recusal of the two directors with a conflict of interest arising from certain business affiliations of such directors and determined to form a special committee with Dr. Cox, Dr. Sabba and Mr. Thomas as members (the "Special Committee") for the purpose of, among other things, considering, evaluating and negotiating a potential transaction with Aegerion. Greenhill then joined the meeting and discussed preliminary financial matters relating to QLT091001 and QLT on a standalone basis based on QLT management's forecasts for QLT, following which the members of the QLT board of directors not comprising the Special Committee left the meeting and Greenhill updated the Special Committee regarding the status of discussions with Aegerion and certain related matters.

        On April 28, 2016, the Special Committee held a telephone meeting attended by members of QLT management and representatives of Greenhill. During such meeting and at the request of the Special Committee, Greenhill updated the Special Committee regarding preliminary financial matters relating to Aegerion and the proposed transaction.

        On April 29, 2016, the Transaction Committee held a telephone meeting attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. At the meeting, the representatives of Ropes & Gray updated the Transaction Committee on the status of Aegerion's negotiations with the DOJ and the SEC regarding the SEC/DOJ Investigations, and the meeting participants discussed potential paths forward as well as the impact of the timing of discussions with the government on potential strategic transactions, including the potential transaction with QLT. Mr. Perry discussed Aegerion's first quarter financial results and the implications of the first quarter results for the anticipated full-year financial results. He also updated the Transaction Committee regarding the status of the proposed possible transaction with QLT, including with respect to due diligence and valuation work and the potential timeframe for executing a definitive agreement in respect of a transaction. Mr. Htoo then updated the Transaction Committee regarding the status of discussions with Company A with respect to the potential licensing and option transaction. The Transaction Committee and Aegerion management also discussed other strategic alternatives that could enhance the value of Aegerion and management's expectations regarding capital-raising activities, including a potential private placement in connection with the proposed transaction with QLT.

        On May 2, 2016, Ropes & Gray delivered a revised draft merger agreement to Weil. The revised draft provided for all-stock consideration, but did not propose an exchange ratio or specific value for the merger consideration, and eliminated the adjustment to the exchange ratio relating to the DOJ/SEC Investigations and the Class Action Lawsuit. The revised draft of the merger agreement introduced certain carve outs to the proposed "material adverse effect" definition, which restricted QLT from asserting a material adverse effect based on (i) the DOJ/SEC Investigations, the Class Action Lawsuit or the Brazil Investigations, or (ii) changes to the JUXTAPID label. The revised draft of the merger agreement also provided that in the event of a material unforeseen intervening event, the QLT board of directors or Aegerion board of directors would have the right to change its recommendation in favor of the transaction. The revised draft of the merger agreement also contemplated reducing the size of potential termination fees.

        Between May 2, 2016 and May 4, 2016, members of Aegerion management and QLT management, together with representatives of Greenhill, held multiple telephone meetings to discuss the status of the proposed transaction, the strategy for resolving open points, including the form of consideration, the adjustments to the exchange ratio, the dollar amount and reciprocity of the termination fee and the inclusion of an intervening event concept, and potential next steps.

        Between May 2, 2016 and the execution of the merger agreement on June 14, 2016, Aegerion, QLT and their respective outside counsels completed due diligence, negotiated terms of the proposed transaction and exchanged multiple drafts of the merger agreement as well as other transaction-related documents, including the proposed warrant agreement and voting agreements pursuant to which certain QLT shareholders and Aegerion stockholders would commit to vote in favor of the proposed transaction.

        On May 4, 2016, the Special Committee held a telephone meeting attended by members of QLT management. During such meeting, the Special Committee further discussed certain preliminary financial matters relating to Aegerion and the proposed transaction previously reviewed with Greenhill. Members of QLT management then updated the Special Committee on the status of commercial due diligence efforts with respect to MYALEPT.

        On May 5, 2016, the Transaction Committee held a telephone meeting attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. At the meeting, the representatives of Ropes & Gray updated the Transaction Committee about the status of Aegerion's negotiations regarding the DOJ/SEC Investigations. Mr. Perry further updated the Transaction Committee about Aegerion's first quarter financial results and 2016 financial forecast, including for sales of JUXTAPID in the United States, as well as other recent developments, including regulatory filings, and the potential impact of these developments on the 2016 financial forecast. Aegerion management then updated the Transaction Committee on the status of negotiations and diligence with QLT and Company A and related activities, including plans and timing for discussions with key stockholders. A representative of J.P. Morgan then reviewed J.P. Morgan's approach to its preliminary valuation analysis, and the Transaction Committee discussed with Aegerion management, Ropes & Gray and J.P. Morgan certain considerations for evaluating potential strategic transactions and the likelihood of, and potential response to, unsolicited proposals to acquire Aegerion.

        On May 6, 2016 and May 10, 2016, members of Aegerion management and representatives of EY held follow-up telephone meetings with members of QLT management and KPMG, to discuss QLT's tax characteristics, including its tax structure, and tax credits, as well as the possible tax implications of the potential transaction for Aegerion stockholders. At the request of QLT, representatives of Greenhill also attended these meetings.

        On May 6, 2016, the Special Committee held a telephone meeting attended by members of QLT management and representatives of Weil, Bull Housser and Greenhill. At the meeting, Greenhill updated the Special Committee on the status of discussions with Aegerion and the potential outreach to QLT shareholders and other potential investors regarding investing in QLT in connection with the proposed transaction. Representatives of Weil then provided an update to the Special Committee regarding the open points in the latest draft of the merger agreement received from Ropes & Gray, including the form of consideration, the adjustments to the exchange ratio, the dollar amount and reciprocity of the termination fee and the inclusion of an intervening event concept. Representatives of Bull Housser reminded the Special Committee of their fiduciary duties in connection with the proposed transaction. The Special Committee, QLT management and representatives of Weil, Bull Housser and Greenhill then discussed certain areas of focus in QLT's ongoing due diligence review of Aegerion and the Special Committee provided direction to Weil regarding acceptable responses to certain open points in the merger agreement. The Special Committee then discussed the outreach to QLT shareholders regarding investing in QLT in connection with the proposed transaction, which had commenced the day prior, and authorized Greenhill and members of the QLT board of directors to contact such shareholders on a confidential basis regarding their potential interest in investing in QLT in connection with the proposed transaction.

        Between May 5 and May 16, 2016, members of Aegerion management and members of the QLT board of directors contacted certain Aegerion stockholders and QLT shareholders to discuss confidentially a potential transaction and, in QLT's case, to gauge interest in a potential equity offering in connection with the proposed transaction. At the request of QLT management, representatives of Greenhill also attended calls with certain QLT shareholders.

        On May 11, 2016, the Transaction Committee held a telephone meeting attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. During the meeting, members of Aegerion management provided detailed summaries of the potential transaction with QLT and the potential licensing arrangement with Company A, including details regarding each company's lead product candidate and due diligence review. The Transaction Committee asked questions about, and the participants in the meeting discussed, the potential risks of each potential transaction, the potential impact of Aegerion's negotiations regarding the DOJ/SEC Investigations on each potential transaction and the upcoming investor meetings.

        Also on May 11, 2016, Aegerion reached preliminary agreements in principle with the DOJ and the SEC regarding the DOJ/SEC Investigations. Aegerion issued a press release announcing the preliminary agreements in principle on the morning of May 12, 2016.

        On May 13, 2016, the Transaction Committee held a telephone meeting attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. At the meeting, representatives of Ropes & Gray updated the Transaction Committee on the preliminary agreements in principle that Aegerion had reached with the DOJ and the SEC regarding the DOJ/SEC Investigations. This update accounted for revisions to Aegerion management's projections of Aegerion's financing needs following the May 11, 2016 preliminary agreements in principle reached with the DOJ and the SEC regarding the DOJ/SEC Investigations and a need for significant and dilutive financings in 2017 and 2018. Following the presentation, members of Aegerion management and a representative of Ropes & Gray then updated the Transaction Committee on the status of the potential transaction with QLT and the negotiations with Company A regarding a licensing arrangement. The representative from Ropes & Gray outlined key terms and open items in the draft merger agreement being negotiated with QLT, including whether the dollar amount of a termination fee would be reciprocal, whether the intervening event concept would be included and if the exchange ratio should be subject to adjustment upon the settlement of certain matters. The Transaction Committee asked questions and provided input on the approach to negotiations going forward. Representatives of J.P. Morgan next provided an overview of J.P. Morgan's preliminary financial analysis of the potential transaction with QLT and members of the Transaction Committee, Aegerion management and representatives of J.P. Morgan discussed the analysis and identified key valuation assumptions, including projected cash flows that were based on Aegerion's financial projections as provided and approved by Aegerion management and the discount rate range, that were used to determine J.P. Morgan's preliminary valuation range, and noted that varying these assumptions would impact J.P. Morgan's preliminary valuation analysis.

        On May 14, 2016, Aegerion provided to QLT management summaries of the draft terms then being considered by Aegerion for the license of certain technology and the right to acquire options on future pipeline technologies from Company A, along with summaries of the diligence reports prepared by Aegerion management and its advisors with respect to that technology. Over the following days, Aegerion and Company A responded to certain follow-up questions from QLT management concerning the proposed license transaction with, and technology of, Company A.

        Between May 16 and May 27, 2016, members of Aegerion management and QLT management and members of the QLT board of directors held meetings with, and made presentations to, several existing Aegerion stockholders and QLT shareholders, each of which had executed confidentiality agreements, regarding the potential transaction between Aegerion and QLT. At the request of QLT management, Greenhill also attended certain meetings with QLT shareholders.

        On May 17, 2016, the Chief Executive Officer of Company B contacted Ms. Szela to discuss a potential strategic transaction with Aegerion. Ms. Szela notified Mr. Smith and Dr. Barer of the outreach, and discussed possible responses with Mr. Smith and Dr. Barer as well as representatives of Ropes & Gray and J.P. Morgan.

        On May 18, 2016, Ms. Szela returned the call from the Chief Executive Officer of Company B.

        During the conversation, they discussed current risks facing both companies, and the Chief Executive Officer of Company B described Company B's view of the benefits of a potential transaction between Aegerion and Company B. Ms. Szela indicated that she would share the details of their discussion and Company B's preliminary indication of interest with the Aegerion board of directors and would respond following an upcoming Aegerion board of directors meeting. Ms. Szela then updated Dr. Barer and Mr. Smith, as well as representatives of Ropes & Gray and J.P. Morgan, about her conversation.

        Also on May 18, 2016, members of Aegerion management and representatives of Ropes & Gray held multiple telephone meetings with representatives of Weil and Greenhill to discuss the status of Aegerion's ongoing investigations and litigation matters, including those related to the Class Action Lawsuit, the Brazil Investigations and Aegerion's litigation history.

        On May 20, 2016, the Transaction Committee held a telephone meeting attended by members of Aegerion management and a representative of Ropes & Gray. At the meeting, Aegerion management provided an update on open points under negotiation with QLT, including the potential adjustments to the exchange ratio if the Class Action Lawsuit and/or the DOJ/SEC Investigations settle for amounts in excess of negotiated thresholds, the dollar amount and reciprocity of the termination fee and the inclusion of an intervening event concept, and feedback received from investors during confidential discussions concerning Aegerion's business development opportunities. The members of the Transaction Committee and Aegerion management discussed the potential transaction with QLT, including the economic terms and negotiation strategies. Ms. Szela described her conversation with the Chief Executive Officer of Company B. The members of the Transaction Committee and Aegerion management discussed seeking a more detailed proposal from Company B and the potential benefits and risks of proactively canvassing the market for other possible strategic transaction opportunities to better inform the Aegerion board of directors of its options.

        Also on May 20, 2016, members of Aegerion management and QLT management, along with their outside legal advisors, held telephone meetings to further diligence Aegerion's regulatory compliance and pending litigation.

        On May 21, 2016, the Aegerion board of directors convened a telephone meeting, attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. During the meeting, members of Aegerion management provided detailed summaries of the potential transactions with QLT and Company A, including the respective companies' lead product candidates, the due diligence review conducted by Aegerion management with respect to each transaction and management's assessments of each transaction. They also summarized feedback they had received from investors about the business and potential strategic transactions during the recent outreach. Ms. Szela and Mr. Perry also provided an update on Aegerion's business, including its risks, current liquidity and expense profile and financial forecasts, as well as a summary of various potential financing alternatives. The members of the Aegerion board of directors and Aegerion management discussed the current state of the business and the possible impact of the potential transactions with QLT and Company A. Ms. Szela then summarized her interactions with the Chief Executive Officer of Company B. A representative of Ropes & Gray summarized the Aegerion board of directors' fiduciary duties and options in evaluating its response to Company B, as well as in connection with considering a potential broader market check. The meeting participants discussed the possible benefits, including the introduction of competition, and risks, including potential leaks, diversion of resources and delay, which might result in QLT terminating negotiations, associated with a potential pre-signing market check. The Aegerion board of directors, with input from Aegerion management and J.P. Morgan, also discussed the characteristics of companies that might be interested in acquiring Aegerion, if the Aegerion board of directors were to decide to pursue a sale. Following the discussion, the Aegerion board of directors directed J.P. Morgan to contact four additional companies identified by the Aegerion board of directors as having a strategic focus in the rare disease space and the financial capacity to complete a transaction expeditiously. J.P. Morgan was charged with determining the interest of these parties in a potential transaction with Aegerion in order to better inform the Aegerion board of directors of the alternative strategic options that might be available to Aegerion. Representatives of J.P. Morgan then presented J.P. Morgan's preliminary valuation analysis, based on Aegerion management's forecasts, of the values of Aegerion and QLT and the value that the proposed transaction between QLT and Aegerion would potentially create for Aegerion stockholders. The representatives of J.P. Morgan identified key valuation assumptions and noted how varying certain assumptions would impact the preliminary valuation analysis. The Aegerion board of directors, Aegerion management and J.P. Morgan discussed the assumptions and conclusions in the preliminary valuation analysis. Following a discussion, the Aegerion board of directors instructed and authorized Aegerion management to continue negotiating the merger agreement with QLT and to continue the dialogue with Company B.

        On May 22, 2016, Ms. Szela had a telephone conversation with the Chief Executive Officer of Company B to further discuss details regarding a potential proposal from Company B and request a written proposal that outlined Company B's valuation of Aegerion, the due diligence that Company B would need to complete and a proposed timeline to enter into a merger agreement. Following the call, Aegerion provided a draft confidentiality agreement to Company B.

        Also on May 22, 2016, members of Aegerion management and QLT management held a due diligence call regarding QLT091001 and related regulatory matters and members of Aegerion management and QLT management held a separate telephone meeting to discuss new data from the Natural History Study as well as QLT's discussions with the EMA regarding necessary steps in seeking to obtain conditional approval of QLT091001. At the request of QLT, representatives of Greenhill also attended these calls.

        On May 23, 2016, the Chief Executive Officer of Company B and Ms. Szela exchanged e-mails regarding due diligence materials that would be made available for Company B's review in Aegerion's electronic data room and Ms. Szela reiterated Aegerion's request that Company B provide a written proposal detailing the price, governance and other key terms of its proposed transaction, as well as a list of outstanding due diligence items, the timing Company B would require in order to complete the transaction and the level of approval the proposal had received within Company B's organization. The executives spoke by phone later that day. During the call, the Chief Executive Officer of Company B provided details regarding Company B's potential proposal verbally and Ms. Szela again requested a written proposal from Company B.

        Also on May 23, 2016, Aegerion and Company B entered into a confidentiality agreement, which included a standstill provision. The standstill restrictions lapsed upon execution by Aegerion of the merger agreement.

        On May 24, 2016, members of Aegerion management and representatives of Goodwin held telephone calls with representatives of Weil, Health Advances and Greenhill regarding Aegerion's forecasts for MYALEPT, intellectual property related to MYALEPT and other matters.

        Also on May 24, 2016, members of Aegerion management and representatives of Company B held a telephone meeting to discuss further Company B's proposal to acquire Aegerion. Company B noted that its proposal remained subject to due diligence, but that Company B would expect to pay a premium of 50% to 100% over Aegerion's then current stock price and that the form of the consideration would either be all stock or a combination of cash and stock. The members of Aegerion management answered questions about Aegerion and a potential transaction. Ms. Szela indicated that she would update the Aegerion board of directors on the discussion. Following the call, Ms. Szela sent an e-mail to the members of the Aegerion board of directors summarizing the conversation with Company B.

        On May 25, 2016, Ms. Szela contacted the Chief Executive Officer of Company B to again request a written proposal related to a potential transaction. Later on May 25, Company B delivered a written non-binding proposal to acquire Aegerion for a premium of 50% to 100% above Aegerion's then current stock price, subject to Company B's ongoing due diligence, with the consideration to be in the form of Company B stock, but indicating that Company B may be willing to consider including a cash component. Thereafter, Aegerion continued to conduct a due diligence review of Company B based on publicly available information.

        Also on May 25, 2016, at the request of QLT and Aegerion, representatives of Greenhill and J.P. Morgan held a telephone call to discuss the exchange ratio for the merger, which had not been discussed in detail by the parties or their advisors following the delivery of QLT's revised draft term sheet on March 9, 2016. The parties agreed that the merger consideration would be comprised solely of QLT common shares based on the companies' desires to preserve cash for their respective anticipated developmental expenses. During the call, representatives of J.P. Morgan informed the representatives of Greenhill that, following discussions with certain stockholders of Aegerion that had signed confidentiality agreements and the Aegerion board of directors, Aegerion management was seeking a premium to Aegerion's then current market price, but did not provide specific guidance regarding the expected premium. The representatives of Greenhill did not respond to that proposal.

        On May 26, 2016, members of Aegerion management held a telephone meeting with members of QLT management and Bull Housser during which Aegerion provided an update on the status of Aegerion's discussions with, and diligence concerning, the proposed transaction with Company A. Aegerion discussed the overall technical, medical, and commercial evaluation of Company A's lead product candidate asset and potential financial implications if Aegerion completed a transaction with Company A to in-license certain of Company A's technology, in addition to the potential transaction between QLT and Aegerion.

        Also on May 26, 2016, the Special Committee held a telephone meeting attended by members of QLT management and representatives of Weil and Bull Housser. Representatives of Weil updated the Special Committee on Weil's due diligence findings with respect to the DOJ/SEC Investigations and the Class Action Lawsuit and the Special Committee discussed with Weil potential means to mitigate potential risks arising from such matters. Representatives of Greenhill then joined the meeting and updated the Special Committee on current discussions with J.P. Morgan regarding the exchange ratio, particularly the request by Aegerion that the exchange ratio reflect a premium to Aegerion's then current market price, and other open business points. The Special Committee then instructed Weil to continue its due diligence review of Aegerion and provided direction to Greenhill with respect to the open business points.

        On May 27, 2016, members of QLT management and the QLT board of directors and representatives of Ropes & Gray held a telephone meeting during which Ropes & Gray reviewed the current status of the Class Action Lawsuit, potential related liability and Aegerion's insurance coverage. Later that day, the Special Committee held a telephone meeting attended by members of QLT management and representatives of Weil and Bull Housser. Representatives of Bull Housser reminded the Special Committee of its fiduciary duties in connection with the proposed transaction. The Special Committee discussed with QLT's legal advisors the matters raised on the earlier call with Ropes & Gray and directed Weil to continue to consider certain ongoing due diligence matters with respect to Aegerion, after which representatives of Greenhill joined the meeting. Greenhill then updated the Special Committee on preliminary financial matters relating to QLT091001 and QLT on a standalone basis, Aegerion on a standalone basis and the proposed transaction, based on QLT management forecasts.

        On May 31, 2016, the Chief Executive Officer of Company B contacted Ms. Szela to confirm the status of Company B's written proposal. Ms. Szela informed the Chief Executive Officer of Company B that she had discussed the proposal with members of the Aegerion board of directors and that the Aegerion board of directors would consider the proposal during a meeting scheduled on June 2, 2016.

        Also on May 31, 2016, the Special Committee held a telephone meeting attended by members of QLT management, Weil and Bull Housser. At the meeting, the Special Committee discussed with QLT's legal advisors matters related to the directors' fiduciary duties in relation to the proposed transaction and certain due diligence matters with respect to Aegerion, including the DOJ/SEC Investigations and the Class Action Lawsuit. The Special Committee then discussed the use of warrants to acquire additional QLT common shares as a method to mitigate the risk associated with such matters and Aegerion's position with respect to such warrants. Mr. Ibbott then reviewed with the Special Committee the expected cash needs of Aegerion. Representatives of Greenhill then joined the meeting and updated the Special Committee on the open points of negotiation with Aegerion, including the exchange ratio, and outreach to potential investors in QLT in connection with the proposed transaction.

        From May 31, 2016 to June 1, 2016, at the request of QLT and Aegerion, representatives of Greenhill and J.P. Morgan held telephone calls to discuss, among other things, the exchange ratio for the merger. During a meeting on May 31, 2016, in accordance with QLT's directives, representatives of Greenhill relayed QLT's proposal for a 1.0x exchange ratio, representing a discount to Aegerion's then current per share market price of approximately 19%. Representatives of J.P. Morgan discussed QLT's proposal with Aegerion management and at the direction of Aegerion management, responded to Greenhill on June 1, 2016 that a 1.0x exchange ratio was insufficient and that Aegerion continued to seek an exchange ratio that would result in a premium to Aegerion's then current market price. During a subsequent meeting on June 1, 2016, in accordance with QLT's directives, representatives of Greenhill communicated to representatives of J.P. Morgan that QLT would be willing to consider a 1.2x exchange ratio, which was derived from the five-day volume weighted average trading prices of the QLT common shares and Aegerion common stock as of May 31, 2016 and would imply a discount of approximately 3% to the May 31, 2016 closing price per share of Aegerion's common stock. The representatives of J.P. Morgan agreed to discuss QLT's proposed exchange ratio with the Aegerion board of directors later that day.

        On June 2, 2016, the Aegerion board of directors convened a telephone meeting, attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. During the meeting, members of Aegerion management provided a detailed summary of the negotiations regarding the potential transaction with QLT, including QLT's proposed exchange ratio, terms of the warrants to be distributed to QLT shareholders and the possibility of Aegerion entering into a working capital credit facility with QLT. Members of Aegerion management also discussed the potential tax benefits contingent upon QLT's ability to maintain a Canadian tax domicile and the possibility that Aegerion stockholders might be able to recognize tax losses. Aegerion management also summarized feedback they had received from investors about the business and potential strategic transactions. Ms. Szela also updated the Aegerion board of directors regarding the discussions with Company B. Aegerion management also discussed the due diligence review of Company B based on publicly available information. The Aegerion board of directors and Aegerion management determined that, as a result of certain risks of Company B's business, products and pipeline, they were not optimistic about the long-term prospects and value of Company B equity. J.P. Morgan updated the Aegerion board of directors on its outreach to four other companies, three of which stated that they had no interest in a potential transaction with Aegerion, and one of which had not responded to J.P. Morgan's attempts to engage. Ms. Szela and Mr. Perry then provided an update on Aegerion's business, including its risks, current liquidity and expense profile, the departure of key employees and financial forecasts. Dr. Barer informed the other members of the Aegerion board of directors of a call he had received from the Chief Executive Officer of a clinical-stage biopharmaceutical company ("Company C") that Dr. Barer had yet to return but believed might relate to potential interest in a transaction with Aegerion. The Aegerion board of directors determined that Dr. Barer should return the call and, if Company C was interested in exploring a potential transaction with Aegerion, Dr. Barer should ask the Chief Executive Officer of Company C to contact Ms. Szela, and also authorized Ms. Szela to engage with the Chief Executive Officer of Company C to learn more. A representative of Ropes & Gray then summarized the Aegerion board of directors' fiduciary duties and responsibilities in evaluating Company B's proposal and also summarized the deal protection provisions in the proposed merger agreement with QLT, including restrictions on soliciting an alternative transaction once a merger agreement was signed and the ability to terminate the merger agreement, subject to payment of a termination fee, in the event of a superior proposal. Representatives of J.P. Morgan then presented J.P. Morgan's preliminary valuation analysis, based on Aegerion management's forecasts, of the values of Aegerion and QLT and the potential value that the proposed transaction between QLT and Aegerion would create for Aegerion stockholders. The Aegerion board of directors, Aegerion management and J.P. Morgan discussed the key valuation assumptions, including projected cash flows that were based on Aegerion's financial projections as provided and approved by Aegerion management and the discount rate range and the conclusions in the preliminary valuation analysis. Following a discussion, the Aegerion board of directors instructed and authorized Aegerion management to continue negotiating the merger agreement with QLT and to continue the dialogue with Company B.

        Later on June 2, 2016, Ms. Szela had a call with the Chief Executive Officer of Company B to share the Aegerion board of directors' feedback on Company B's proposal, including that an all-stock transaction was unattractive given the extensive and lengthy diligence Aegerion would need to conduct and certain concerns that Aegerion had regarding Company B's business, that the proposed premium was insufficient given Aegerion's intrinsic value and that Aegerion would require a revised proposal to advance the dialogue. Company B agreed to provide a revised proposal by 5:00 p.m. Eastern Time on June 6, 2016. Ms. Szela agreed to provide a draft merger agreement and to provide limited access to Aegerion's electronic data room to help Company B improve its proposal. Following the call, Ropes & Gray provided a draft merger agreement to Company B, which contemplated an all-cash tender offer by Company B. The draft merger agreement did not include a value of the cash consideration to be paid for shares of Aegerion common stock, proposed that all Aegerion equity awards would be converted into equivalent awards to acquire shares of Company B common stock and included customary provisions restricting Aegerion's ability to engage in discussions regarding unsolicited alternative proposals and a termination fee of $2.5 million payable by Aegerion if it terminated the agreement under certain circumstances. Company B was also provided with access later that day to a portion of Aegerion's data room.

        Also on June 2, 2016, the Special Committee held a telephone meeting attended by members of QLT management and representatives of Weil, Bull Housser and Greenhill. At the meeting, the Special Committee discussed certain open points in negotiations with Aegerion, including the exchange ratio, terms of the warrants to be distributed to QLT shareholders and QLT's response to a request from Aegerion for a loan to be made by QLT to Aegerion for the interim period between signing of the merger agreement and closing of the potential transaction. Later on June 2, 2016, Weil delivered to Ropes & Gray a draft unit subscription agreement for the proposed QLT private placement and a draft form of voting agreement for certain stockholders of QLT and Aegerion to commit to support the proposed transaction. Between June 2 and June 4, 2016, Weil and Ropes & Gray negotiated and exchanged drafts of the form unit subscription agreement and voting agreement that would be circulated by QLT to potential investors in the proposed private placement.

        On June 3, 2016, Ms. Szela contacted the Chief Executive Officer of Company C, who stated that Company C was interested in licensing MYALEPT in Europe and controlling its development in that market, but did not propose any material terms, including financial terms, or conditions. Ms. Szela explained that Aegerion had internal capabilities to commercialize MYALEPT in Europe and that Aegerion would only consider a collaboration if it would enhance Aegerion's value beyond Aegerion's internal standalone forecasts. Ms. Szela and the Chief Executive Officer of Company C agreed that a collaboration seemed unlikely to improve upon Aegerion's internal capabilities at this stage, but that if circumstances changed they would contact each other.

        Later on June 3, 2016, Mr. Perry sent an e-mail to a representative of Greenhill requesting a call to discuss the terms and possible structure of a loan from QLT to Aegerion to fund Aegerion's ongoing operations between signing and closing of the proposed transaction.

        Also on June 3, 2016, representatives of J.P. Morgan spoke with Company B's financial advisor regarding a potential transaction, including the terms and process of such a transaction. Representatives of J.P. Morgan also received an unsolicited telephone call from the chief business officer of Company D, a specialty pharmaceutical company ("Company D"), to discuss a potential business development opportunity with Aegerion. Representatives of J.P. Morgan did not return the call from Company D at this time, but notified Aegerion management of the outreach and, at the request of Aegerion's management, agreed to respond to Company D to learn more about the proposal.

        On June 4, 2016, representatives of J.P. Morgan and Company D discussed Company D's proposal and representatives of Company D communicated that Company D was interested in potentially acquiring Aegerion, or as an alternative, acquiring MYALEPT in the event Aegerion were to be subject to a specific regulatory oversight as a result of the ongoing government investigation of Aegerion. After the call, the representative of J.P. Morgan provided a summary of his conversation with the chief business officer of Company D to Aegerion management.

        On June 5, 2016, based on feedback from Aegerion management regarding the likely regulatory oversight of Aegerion as a result of the DOJ/SEC Investigations and Aegerion's view that a sale of MYALEPT by itself was not in the best interests of Aegerion stockholders, a representative of J.P. Morgan responded to the chief business officer of Company D, who stated that Company D would not pursue a transaction with Aegerion at such time.

        On June 6, 2016, Company B's financial advisor informed a representative of J.P. Morgan that Company B intended to provide a revised proposal to Aegerion, but would be unable to do so prior to 5:00 p.m. Eastern Time on June 6, 2016. Aegerion agreed to allow Company B to continue to access Aegerion's electronic data room to formulate a revised proposal.

        Also on June 6, 2016, members of Aegerion management and representatives of Ropes & Gray and Aegerion's Brazilian legal counsel held a telephone meeting with members of the QLT board of directors and representatives of Weil, Bull Housser and Greenhill to discuss the status of the Brazil Investigations. At the meeting, Ropes & Gray and Aegerion's Brazilian counsel reported on the status of the Brazil Investigations and responded to questions from members of QLT management and representatives of QLT's legal advisors.

        On June 6, 2016, the Special Committee held a telephone meeting with members of QLT management and representatives of Weil, Bull Housser and Greenhill in attendance. Representatives of Weil updated the Special Committee regarding the most recent findings of Weil's due diligence review of the Brazil Investigations and then reviewed the open points in the negotiation of the merger agreement, including the terms of the intervening event definition and the termination fee payable if the merger agreement was terminated after a party's board of directors changed its recommendation as a result of an intervening event. The Special Committee discussed those points with Weil and provided direction regarding the negotiation of those points and acceptable resolutions.

        On June 7, 2016, the Aegerion board of directors convened a regularly scheduled in-person meeting attended by members of Aegerion management and representatives of Ropes & Gray. Representatives of Wilmer Cutler Pickering Hale and Dorr LLP ("WilmerHale"), outside intellectual property counsel to Aegerion, and J.P. Morgan also participated in portions of the meeting. During the meeting, members of Aegerion management provided a detailed summary of the terms of the potential transaction with QLT. The Aegerion board of directors and members of Aegerion management, with input from J.P. Morgan, also discussed the limitations of Aegerion on a standalone basis to access capital markets and finance its operations. Ms. Szela and Mr. Perry also provided an update on the Aegerion business, including its operations in the United States and its global strategy, as well as Aegerion's cost structure and 2016 goals and key priorities. The representatives of Ropes & Gray then discussed the status of Aegerion's negotiations and the DOJ/SEC Investigations regarding the final agreements in principle and other documentation necessary to finalize the settlements, as well as updated assessments of the Class Action Lawsuit and the Brazil Investigations. The representatives of WilmerHale provided an overview of the pending inter partes review and certain other strategic intellectual property matters. Representatives of J.P. Morgan presented J.P. Morgan's updated preliminary valuation analysis, based on Aegerion management's forecasts, of the values of Aegerion and QLT and the potential value that the proposed transaction between QLT and Aegerion would potentially create for Aegerion stockholders. The representatives of J.P. Morgan identified key valuation assumptions, including projected cash flows that were based on Aegerion's financial projections as provided and approved by Aegerion management and the discount rate range, that were used to determined J.P. Morgan's preliminary valuation range, and noted that varying these assumptions would impact J.P. Morgan's preliminary valuation analysis. The Aegerion board of directors, Aegerion management and J.P. Morgan discussed the assumptions and conclusions in the updated preliminary valuation analysis. The representatives of J.P. Morgan then discussed a conflict of interest assessment undertaken by J.P. Morgan in connection with its potential engagement as financial advisor in respect of the proposed transaction with QLT, which updated a conflict of interest disclosure letter previously delivered to Aegerion on April 4, 2016. J.P. Morgan's current assessment noted that certain of its affiliates are counterparties to hedging arrangements that Aegerion put in place in connection with the issuance of the Aegerion Notes. The members of the Aegerion board of directors and representatives of J.P. Morgan discussed the assessment. After the representatives from J.P. Morgan departed the meeting, the Aegerion board of directors authorized entry into an engagement letter with J.P Morgan to serve as financial advisor with respect to the proposed transaction with QLT. Aegerion entered into an engagement letter with J.P. Morgan on June 7, 2016.

        Also on June 7, 2016, in accordance with QLT's instructions, a representative of Greenhill provided to Aegerion management and J.P. Morgan QLT's proposed terms of a loan to fund Aegerion's operations between signing and closing.

        Between June 7, 2016 and the execution of a loan agreement on June 14, 2016, members of Aegerion management and QLT management and Aegerion's and QLT's respective legal and financial advisors negotiated the structure, terms and documentation for a working capital credit facility between QLT and Aegerion. Aegerion and QLT also conducted extensive negotiations with SVB and its outside legal counsel regarding amendments to Aegerion's existing loan agreement and forbearance agreement with SVB and a subordination agreement between SVB and QLT.

        Early on the morning of June 8, 2016, in accordance with QLT's directives, a representative of Greenhill distributed QLT's draft unit subscription agreement to eight potential investors in QLT in connection with the potential transaction along with a draft voting agreement reflecting a commitment to vote the QLT common shares or shares of Aegerion common stock held by each such investor in support of the potential transaction.

        On June 8, 2016, Company B's financial advisor notified a representative of J.P. Morgan that Company B had determined not to submit a revised proposal to Aegerion.

        Between June 8, 2016 and June 14, 2016, representatives of Weil negotiated the terms of the unit subscription agreement and voting agreement with the potential investors in QLT in connection with the potential transaction, including the termination rights of the investors, the registration rights of the investors, the representations and warranties and covenants to be provided by QLT and the investors and the conditions to the closing of the private placement.

        On June 9, 2016, the Special Committee held a telephone meeting attended by members of QLT management and representatives of Weil and Bull Housser. At the meeting, representatives of Bull Housser again reminded the Special Committee of the directors' fiduciary duties in connection with the proposed transaction. The Special Committee discussed with members of QLT management and representatives of QLT's legal advisors the open points in negotiations with Aegerion, including the terms of the loan agreement, and the negotiation of the unit subscription agreement and voting agreements with potential investors, including the termination rights and registration rights of the investors, the anticipated working capital needs of Aegerion and legal due diligence matters. Representatives of Greenhill later joined the meeting and updated the Special Committee regarding discussions with potential investors in QLT in connection with the proposed transaction.

        On June 12, 2016, the Aegerion board of directors convened a telephone meeting attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. At the meeting, a representative of Ropes & Gray summarized the Aegerion board of directors' fiduciary duties and responsibilities when considering a transaction with QLT and then summarized the key terms of the proposed merger agreement, highlighting the structure of the proposed transaction, an equity exchange ratio that had declined from 1.2x to 1.0256x (derived from the five-day volume weighted average trading prices of the QLT common shares and Aegerion common stock as of June 10, 2016) as a result of movement in the Aegerion and QLT stock prices during the period after the parties agreed that the exchange ratio would be based on a five-day volume weighted average trading price of the QLT common shares and Aegerion common stock, and deal protection provisions. The Aegerion board of directors and the representative of Ropes & Gray discussed the status of open items in the merger agreement and timing for completing the proposed transaction with QLT. The representative of Ropes & Gray and the Aegerion board of directors then discussed the possibility of amending Aegerion's by-laws to include an exclusive forum provision. Representatives of J.P. Morgan presented J.P. Morgan's preliminary valuation analysis of the values of Aegerion and QLT and the potential value that the proposed transaction between QLT and Aegerion would create for Aegerion stockholders. The representatives of J.P. Morgan identified key valuation assumptions, including projected cash flows that were based on Aegerion's financial projections as provided and approved by Aegerion management and the discount rate range, that were used to determined J.P. Morgan's preliminary valuation range, and noted that varying these assumptions would impact J.P. Morgan's preliminary valuation analysis. The Aegerion board of directors, Aegerion management and J.P. Morgan discussed the assumptions and conclusions in the preliminary valuation analysis. The representatives of J.P. Morgan also summarized the results of their market outreach efforts and confirmed that none of the parties previously contacted had expressed interest in pursuing a transaction with Aegerion at this time. Following the discussion, the Aegerion board of directors instructed and authorized Aegerion management to continue the dialogue with QLT to seek to finalize a transaction that could be considered by the Aegerion board of directors.

        On June 13, 2016, the Aegerion board of directors convened a telephone meeting attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. At the meeting, a representative of Ropes & Gray reminded the Aegerion board of directors of the fiduciary duties applicable to considering a transaction with QLT. The representative from Ropes & Gray also summarized key provisions in the draft merger agreement, focusing on items that remained open. Mr. Perry summarized the key terms of the loan agreement with QLT and amendments to the loan agreement with SVB and QLT's private placement. Ms. Szela noted that a current Aegerion stockholder had indicated an interest in making a significant investment in QLT's private placement but would require an additional day to conclude its analysis and determine whether to participate. The Aegerion board of directors determined to delay consideration of approval of the proposed transaction with QLT until June 14, 2016. Representatives of J.P. Morgan provided an update of its preliminary valuation analysis, and the representatives of J.P. Morgan confirmed their expectation that J.P. Morgan would be in a position to deliver a fairness opinion if the Aegerion board of directors determined to proceed with the proposed transaction. Following the discussion, the Aegerion board of directors instructed and authorized Aegerion management to seek to finalize a potential transaction with QLT.

        Also on June 13, 2016, the Special Committee held an in-person meeting in Toronto, Ontario, Canada, together with (either by telephone or in person) members of QLT management and representatives of Weil, Bull Housser, Hyman Phelps, and, for portions of such meeting, Greenhill. Representatives from Hyman Phelps presented the results of their regulatory due diligence concerning Aegerion to the Special Committee. Representatives of Weil reviewed with the Special Committee the material terms of the merger agreement, the loan and security agreement, the unit subscription agreement and the warrant agreement. Greenhill then reviewed with the Special Committee Greenhill's financial analysis of the equity exchange ratio and rendered its oral opinion, which was confirmed by delivery of a written opinion dated June 13, 2016 to the QLT board of directors, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Greenhill in rendering its opinion, the equity exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to QLT. Representatives of QLT's legal advisors and Greenhill then reviewed with the Special Committee two remaining outstanding points: confirmation that the investors would agree to invest, prior to the merger, at least $17,500,000 to acquire QLT common shares and an equal number of warrants (the latter to be on the same terms as those to be distributed to QLT's legacy shareholders), and resolution of the open points relating to the loan and security agreement and the credit facility contemplated thereby, including security arrangements with SVB. Following discussion and consideration of these matters, the Special Committee unanimously resolved to recommend to the QLT board of directors that subject to the satisfactory resolution of those points, the transaction with Aegerion be approved on substantially the terms presented to the Special Committee.

        Later on June 13, 2016, the QLT board of directors, other than the two directors who had earlier recused themselves, held an in-person meeting in Toronto, Ontario, Canada. At the request of the QLT board of directors, members of QLT management and representatives of Weil, Bull Housser and Greenhill (some of whom participated by telephone) also participated in the meeting. Greenhill reviewed with the QLT board of directors Greenhill's financial analysis of the equity exchange ratio and reiterated Greenhill's oral opinion as rendered to the Special Committee at its meeting earlier in the day regarding the fairness, from a financial point of view, to QLT as of June 13, 2016 and based on and subject to various assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken, of the equity exchange ratio. Representatives of Greenhill and Weil then reviewed with the QLT board of directors the two outstanding points relating to the proposed transactions, confirmation that the investors would agree to invest, prior to the merger, at least $17,500,000 to acquire QLT common shares and an equal number of warrants (the latter to be on the same terms as those to be distributed to QLT's legacy shareholders), and resolution of the open points relating to the loan to be made by QLT to Aegerion. The Special Committee then provided its recommendation to the QLT board of directors in support of the proposed transaction with Aegerion and the private placement with the investors, following which the QLT board of directors, with the two recused directors absent and Mr. Aryeh abstaining from the vote, resolved that, subject to the resolution of the two open points to the satisfaction of the Special Committee, entry by QLT into the merger agreement and the unit subscription agreement with the investors, and certain ancillary agreements related thereto, on substantially the terms presented to the QLT board of directors, was in the best interests of QLT and its shareholders and authorized and approved QLT to enter into, execute and perform all of its obligations under the merger agreement, the unit subscription agreement and such ancillary agreements. The QLT board of directors also resolved to recommend that QLT shareholders vote to approve the issuance of securities of QLT necessary to effect the merger and the issuance of such other common shares of QLT as contemplated by the merger agreement and the unit subscription agreement.

        On June 14, 2016, the Special Committee held a telephone meeting attended by members of QLT management and representatives of Weil, Bull Housser and Greenhill. At that meeting, representatives of Greenhill informed the Special Committee that with respect to the outstanding points discussed at the meetings of the Special Committee and the QLT board of directors on June 13, 2016, the investors had agreed to invest approximately $22,000,000, immediately prior to the closing of the merger, to acquire QLT common shares and an equal number of warrants (the latter to be on the same terms as those to be distributed to QLT's legacy shareholders), and that the open points with respect to security arrangements relating to the loan to be made by QLT to Aegerion had been resolved. The Special Committee then confirmed that it was satisfied with the resolution of such matters and, accordingly, unanimously resolved that QLT enter into, execute and perform all of its obligations under the merger agreement, the unit subscription agreement and the ancillary agreements.

        Also on June 14, 2016, the Aegerion board of directors held a telephone meeting attended by members of Aegerion management and representatives of Ropes & Gray and J.P. Morgan. A representative of Ropes & Gray reviewed the key terms of the definitive transaction agreements related to the proposed transaction between QLT and Aegerion, highlighting resolution of terms that had been open as of the immediately prior board meeting, including the security arrangements relating to the loan to be made by QLT and the amount of the private placement investment to be made in QLT prior to the merger. Mr. Perry updated the Aegerion board of directors regarding the final terms of the loan arrangements with QLT and QLT's concurrent private placement, and the final negotiations with SVB. Mr. Perry noted that the Aegerion investor who had required an additional day to evaluate the private placement determined not to participate. Representatives of J.P. Morgan then described their financial analysis of the proposed transaction and, after noting that certain of its affiliates are counterparties to hedging arrangements that Aegerion put in place in connection with the issuance of the Aegerion Notes, delivered to the Aegerion board of directors J.P. Morgan's oral fairness opinion, which was confirmed by delivery of a written opinion dated June 14, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the equity exchange ratio contemplated in the proposed merger was fair, from a financial point of view, to Aegerion stockholders. After a full discussion, the Aegerion board of directors resolved that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of Aegerion and its stockholders, and authorized Aegerion to enter into the merger agreement, QLT Voting Agreements with QLT Voting Shareholders, loan arrangements and other related agreements, directed that the merger agreement be submitted to Aegerion stockholders for adoption at a meeting of Aegerion stockholders and resolved to recommend that Aegerion stockholders vote in favor of the adoption of the merger agreement and approval of the merger.

        Following the meetings of the Aegerion board of directors, the QLT board of directors and the Special Committee, Aegerion and QLT executed the merger agreement, the loan and security agreement and the ancillary agreements related thereto, including the Aegerion Voting Agreements with the Aegerion Voting Stockholders and the QLT Voting Agreements with the QLT Voting Shareholders, and QLT executed the unit subscription agreement with each of the investors party thereto. Prior to the opening of trading on June 15, 2016, QLT and Aegerion issued a joint press release announcing the transactions.

        Following execution of the merger agreement, QLT and Aegerion determined that the formula used to calculate the number of shares issuable under each Warrant, as set forth in the Form of Warrant Agreement attached to the merger agreement as Exhibit C, would not result in the adjustment to the proportionate ownership of Novelion common shares intended by the parties. The adjustment, if any, to the proportionate ownership of Novelion common shares by QLT shareholders, the Investors and Aegerion stockholders was intended to be the same irrespective of whether either or both of the Class Action Lawsuit and the DOJ/SEC Investigations was or were resolved before or after the closing of the merger. On September 1, 2016, following the approval of the QLT board of directors and the Aegerion board of directors, QLT and Aegerion executed an amendment to the merger agreement for the purpose of replacing the Form of Warrant Agreement attached as Exhibit C thereto to substitute a revised formula reflecting the intent of the parties. The parties also clarified that the Excess Loss in respect of which any adjustments are made, before and/or after the closing, would not exceed $25 million in the aggregate. Those revisions are included in the Form of Warrant Agreement attached to the amendment to the merger agreement included in this joint proxy statement/prospectus as Annex A.

Recommendation of the QLT Board of Directors; QLT's Reasons for the Merger

        As is common in Canadian public company transactions, the merger was considered by a special committee of the QLT board of directors in order to ensure that it was considered objectively by the directors of QLT who were independent of Aegerion and had no other interest in its strategic process beyond their interests as directors of QLT and QLT shareholders. Three members of the QLT board of directors declared an interest in respect of the merger and related transactions and recused themselves from the board's consideration thereof in accordance with the provisions of the BCA. Jason Aryeh, the Chairman of the QLT board of directors, recused himself from participating in the QLT board of directors' consideration of the merger in order to avoid any perception that his stockholdings in Aegerion might give rise to a conflict of interest. Mr. Aryeh, who held shares of Aegerion common stock having a value of $190,722 on the date of the merger agreement, also held QLT common shares having a value on the same date of $765,734. Two other members of the QLT board of directors advised the board that, due to certain business affiliations that resulted in a potential conflict of interest, they would not participate in any of the QLT board's deliberations regarding Aegerion. The remaining three directors of QLT, who formed the special committee, analyzed and considered the proposed transaction in considerable depth.

        At a meeting held on June 13, 2016, following the receipt of the unanimous recommendation of the QLT special committee, the members of the QLT board of directors voting thereon determined that subject to resolution to the satisfaction of the special committee of two then-outstanding transaction points, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of QLT and its shareholders, approved the merger agreement and the related agreements, and resolved to recommend that QLT shareholders vote to approve the transactions contemplated thereby. At a further meeting held on June 14, 2016, the special committee confirmed that it was then satisfied with the resolution of the two outstanding transaction points.

        The QLT board of directors recommends that the QLT shareholders vote "FOR" each of the proposals being submitted to a vote at the QLT special meeting.

        The QLT board of directors considered many reasons in making its decision to recommend the approval of the issuance of QLT common shares necessary to effect the transactions contemplated by the merger agreement and the issuance of such other QLT common shares as contemplated by the unit subscription agreement. In evaluating the merger, the QLT board of directors consulted with QLT senior management and legal, financial, accounting and other advisors, reviewed a significant amount of information, considered a number of reasons and concluded in its business judgment that the merger and related transactions are likely to result in significant strategic and financial benefits to QLT and the QLT shareholders. These benefits include:

  •
  the creation of a strong rare-disease focused global biopharmaceutical organization with an expanded and diversified portfolio consisting of Aegerion's two commercial products and QLT's Phase 3-ready synthetic retinoid development program;

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  access to Aegerion's rare disease product development and commercialization infrastructure to provide QLT with the potential to most effectively maximize the value of QLT's synthetic retinoid development program;

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  access to Aegerion's global commercialization infrastructure and distribution network to provide QLT with a future sales channel to potentially commercialize and market its synthetic retinoid drug product if approved;

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  access to future revenues to support future operations and the potential opportunity for targeted business development initiatives;

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  the combination of QLT's clinical development team and cash resources with Aegerion's rare-disease commercialization expertise and sales force, which is anticipated to unlock significant value in QLT's Phase 3-ready development program and enable the companies to pursue important milestones across their commercial and late-stage portfolio; and

  •
  the expectation that the QLT shareholders will benefit from the greater scale and diversification of Novelion as well as from a more liquid stock.

        These beliefs are based in part on the following reasons considered by the QLT board of directors:

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  its due diligence review and investigations of the business, operations, financial condition, contingent liabilities, products, strategy and future prospects of Aegerion;

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  exploration and consideration of the prospects of QLT as a standalone company;

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  the anticipated market capitalization, liquidity and capital structure of Novelion;

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  the value represented by the expected cash position of Novelion;

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  the merger agreement was negotiated on an arm's-length basis and executed following a multi-year strategic process, during which the QLT board of directors considered, with the assistance of QLT management and advisors, potential strategic alternatives and business combinations;

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  the equity exchange ratio for the transaction is subject to downward adjustment if Aegerion's previously disclosed Class Action Lawsuit and DOJ/SEC Investigations are resolved prior to closing for amounts in excess of certain negotiated thresholds;

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  in the event the Class Action Lawsuit and DOJ/SEC Investigations are not settled prior to closing of the merger, and in order to mitigate the risk of certain losses from these outstanding matters after the closing of the merger, QLT will enter into a warrant agreement pursuant to which Warrants will be issued to QLT shareholders and the Investors that would be exercisable for additional shares of QLT if the Class Action Lawsuit and DOJ/SEC Investigations are subsequently resolved for amounts in excess of negotiated thresholds;

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  the terms of the merger agreement, the limited number of conditions to Aegerion's obligation to complete the merger and the likelihood that the merger will be completed on a timely basis;

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  the fact that closing of the merger is subject to obtaining the approval of the QLT shareholders of the issuance of the securities of QLT necessary to effect the transactions contemplated by the merger agreement, and that the holders of approximately 26.3% of the issued and outstanding QLT common shares as of September 20, 2016 have entered into agreements to vote their shares in favor of the resolutions approving such matters;

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  the anticipated shareholder support for the transaction, including the approximate $22 million investment commitment in QLT made by the Investors immediately prior to the completion of the transaction (receipt by QLT of at least $17.5 million being a closing condition to the merger);

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  that, subject to certain limited exceptions, Aegerion is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing any information to any third party regarding or entering into any agreement providing for the acquisition of Aegerion;

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  that Aegerion must pay a termination fee of $5 million if the merger agreement is terminated under certain circumstances specified in the merger agreement;

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  the financial statements of Aegerion and the unaudited prospective financial information of Aegerion and QLT;

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  the current and prospective economic environment in the pharmaceutical industry, including the potential for further consolidation;

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  the opinion, dated June 13, 2016, of Greenhill to the QLT board of directors as to the fairness, from a financial point of view and as of such date, to QLT of the equity exchange ratio provided for pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as more fully described below under "—Opinion of QLT's Financial Advisor";

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  the fact that four of the current directors of QLT will initially continue to be members of the QLT board of directors following closing of the merger; and

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  the impact of the merger on all stakeholders in QLT, including holders of QLT common shares.

        In the course of its deliberations, the QLT board of directors also considered a variety of risks and other potentially negative reasons, including the following:

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  except for the adjustments if Aegerion's previously disclosed Class Action Lawsuit and DOJ/SEC Investigations are resolved prior to closing for amounts in excess of negotiated thresholds, that the fixed equity exchange ratio will not adjust to compensate for changes in the price of Aegerion common stock or QLT common shares prior to the effective time of the merger;

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  the dilution to QLT shareholders resulting from the merger;

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  the risk arising from provisions in the merger agreement relating to the potential payment of a $5 million termination fee by QLT to Aegerion under certain circumstances specified in the merger agreement;

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  the fact that, subject to certain limited exceptions, QLT is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing any information to any third party regarding or entering into any agreement providing for the acquisition of QLT;

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  the possibility that QLT could be subject to U.S. federal income tax as a U.S. domestic corporation (as well as remaining subject to Canadian income tax as a Canadian corporation) from and after the completion of the merger if, for example, the fair market value of QLT's assets at the effective time, taking into account the market valuation of QLT, is not sufficiently high;

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  the restrictions on the conduct of QLT's business prior to the completion of the merger, which could delay or prevent QLT from undertaking any potential business opportunities that may arise pending completion of the merger;

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  the adverse impact that business uncertainty pending at the effective time of the merger could have on Aegerion's and QLT's ability to attract, retain and motivate key personnel until the effective time of the merger;

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  the fact that the adjustment to the equity exchange ratio for the merger and the issuance of Warrants exercisable for Novelion common shares, reflecting up to a maximum of $25 million in Excess Loss, do not provide protection to QLT shareholders and the Investors if the Class Action Lawsuit and DOJ/SEC Investigations are subsequently resolved for greater than expected amounts or, in the case of the DOJ/SEC Investigations, result in unexpected non-monetary penalties or impose other adverse obligations;

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  the fact that Aegerion may become subject to other potential future liabilities related to past activities that are not covered by the adjustment to the equity exchange ratio or Warrants;

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  the fact that QLT has incurred, and will continue to incur, significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated;

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  the risk that the forecasted results in the unaudited prospective financial information regarding Aegerion and QLT will not be achieved;

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  the risk that the merger may not be consummated despite the parties' efforts or that consummation may be unduly delayed and/or result in potential disruption to Aegerion's and QLT's respective businesses and relationships;

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  the risk that the merger or the private placement, or both, may not be consummated due to a failure of any condition to closing to be satisfied;

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  the possibility that the anticipated benefits sought to be obtained from the merger might not be achieved in the time frame contemplated or at all or that the other numerous risks and uncertainties which could adversely affect Aegerion's or QLT's operating results will materialize;

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  the existing high leverage of Aegerion and leverage of Novelion that could limit access to credit markets or make such access more expensive and reduce operational and strategic flexibility;

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  the ongoing cash needs of Novelion, the need to reduce expenses and the future capital needs for Novelion;

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  the risk that changes in law or regulation could adversely impact the expected benefits of the merger to QLT and its shareholders; and

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  the risks of the type and nature described under the heading "Risk Factors" beginning on page 20 and the matters described above under "Cautionary Statement Regarding Forward-Looking Statements".

        The QLT board of directors also was apprised of certain interests in the merger of QLT directors and executive officers that may be different from, or in addition to, the interests of QLT shareholders generally as discussed in "—Interests of QLT Directors and Executive Officers in the Merger" beginning on page 89.

        After considering the foregoing potentially positive and potentially negative reasons, the QLT board of directors concluded, in their business judgment, that the potentially positive reasons relating to the merger agreement and the transactions contemplated thereby (including the issuance of QLT common shares necessary to effect the transactions contemplated by the merger agreement and the issuance of the other QLT common shares as contemplated by the merger agreement, including pursuant to the warrant agreement and the unit subscription agreement) substantially outweighed the potentially negative reasons and that the merger and related transactions are in the best interests of QLT and its shareholders.

        The foregoing discussion of the information and reasons considered by the QLT board of directors includes the material potentially positive and potentially negative reasons considered by the QLT board of directors, but is not intended to be exhaustive and may not include all of the reasons considered by the QLT board of directors. The QLT board of directors believes that, overall, the potential benefits of the merger to the QLT shareholders outweigh the risks and uncertainties of the merger. In view of the wide variety of reasons considered in connection with its evaluation of the merger and the other transactions contemplated in connection with the merger, and the complexity of these matters, the QLT board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various reasons that it considered in reaching its determination to approve the merger and the other transactions contemplated in connection with the merger and to make its recommendations to QLT shareholders. Rather, the QLT board of directors viewed its decisions as being based on the totality of the information presented to it and the reasons it considered. In addition, individual members of the QLT board of directors voting on the transactions may have given differing weights to different reasons.

        The foregoing discussion of the information and reasons considered by the QLT board of directors is forward-looking in nature. This information should be read in light of the factors described under the section above entitled "Cautionary Statement Regarding Forward-Looking Statements".

Opinion of QLT's Financial Advisor

        QLT has retained Greenhill as its financial advisor in connection with the merger. Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. QLT selected Greenhill as its financial advisor in connection with the merger on the basis of Greenhill's experience in similar transactions, its reputation in the investment community and its familiarity with QLT and its business.

        As part of Greenhill's engagement, the QLT board of directors requested that Greenhill evaluate the fairness, from a financial point of view, to QLT of the equity exchange ratio provided for pursuant to the merger agreement. At the June 13, 2016 meeting of the QLT board of directors held to evaluate the merger, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated June 13, 2016, to the QLT board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Greenhill in rendering its opinion, the equity exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to QLT.

        The full text of Greenhill's written opinion, dated June 13, 2016, is attached as Annex B to this joint proxy statement/prospectus and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Greenhill in rendering its opinion. The following summary of Greenhill's opinion is qualified in its entirety by reference to the full text of the opinion. Greenhill delivered its opinion to the QLT board of directors for the information of the QLT board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the equity exchange ratio from a financial point of view to QLT and did not express any opinion as to any other terms, aspects or implications of the merger or related transactions. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision to proceed with or effect the merger or any related transactions. Greenhill's opinion is not and did not constitute a recommendation to the members of the QLT board of directors as to whether they should approve or take any other action in connection with the merger, any related transactions, the merger agreement, or related documents, nor did it constitute a recommendation as to how any shareholder should vote or act in connection with the merger, any related transactions or otherwise.

        For purposes of its opinion, Greenhill, among other things:

  •
  reviewed a draft, dated June 12, 2016, of the merger agreement;

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  reviewed certain publicly available financial statements of, and certain other publicly available business, operating and financial information relating to, each of Aegerion and QLT that Greenhill deemed relevant;

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  reviewed certain information prepared by Aegerion management and QLT management, including (i) with respect to Aegerion, financial forecasts and other financial and operating data prepared or provided by Aegerion management (such forecasts and other data, the "Aegerion Forecasts"), and an alternative version of the Aegerion Forecasts reflecting lower financial performance than the Aegerion Forecasts prepared or provided by QLT management and third-party consultants to QLT (such alternative forecasts and other data, the "Adjusted Aegerion Forecasts"), which Adjusted Aegerion Forecasts Greenhill was directed by QLT to utilize in its analyses, and (ii) with respect to QLT, probability-weighted financial forecasts and other financial and operating data prepared or provided by QLT management and third-party consultants to QLT (such forecasts and other data, the "QLT Forecasts"), which QLT Forecasts Greenhill was directed by QLT to utilize in its analyses;

  •
  discussed the past and present operations and financial condition and the prospects of Aegerion and QLT with the respective senior executives of Aegerion and QLT;

  •
  reviewed the historical market prices and trading activity for Aegerion common stock and QLT common shares and analyzed their respective implied valuation multiples and historical exchange ratios;

  •
  analyzed the trading valuations of certain publicly traded companies that Greenhill deemed relevant to Aegerion;

  •
  compared the purchase prices and implied multiples paid, to the extent publicly available, in certain transactions that Greenhill deemed relevant to the merger;

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  analyzed the valuation derived by discounting future cash flows and a terminal value of each of Aegerion and QLT at discount rates Greenhill deemed appropriate;

  •
  participated in discussions and negotiations among representatives of Aegerion and its legal and financial advisors and representatives of QLT and its legal advisors; and

  •
  performed such other analyses and considered such other factors as Greenhill deemed appropriate.

        Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to Greenhill by representatives and managements of QLT and Aegerion for the purposes of its opinion and further relied upon the assurances of the representatives and managements of QLT and Aegerion that they were not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to the Aegerion Forecasts (to the extent reflected in the Adjusted Aegerion Forecasts) that were furnished or otherwise provided to Greenhill, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Aegerion as to the matters reflected therein. With respect to the Adjusted Aegerion Forecasts that Greenhill was directed to utilize in its analyses, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of and third-party consultants to QLT as to the matters reflected therein, and Greenhill relied upon the Adjusted Aegerion Forecasts in arriving at its opinion based on the assessments of such management and consultants as to the relative likelihood of achieving the financial results reflected in the Aegerion Forecasts and Adjusted Aegerion Forecasts. With respect to the QLT Forecasts that Greenhill was directed to utilize in its analyses, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of and third-party consultants to QLT as to the matters reflected therein, and Greenhill relied upon the QLT Forecasts in arriving at its opinion. Greenhill expressed no opinion with respect to the Aegerion Forecasts, the Adjusted Aegerion Forecasts, the QLT Forecasts or the assumptions upon which they were based.

        Greenhill relied upon the assessments of the representatives and managements of QLT and Aegerion as to, among other things, (i) the timing and financial and other terms of certain related transactions contemplated to be undertaken in connection with the merger, including, without limitation, the proposed private placement by QLT of shares of QLT common stock to the Investors, the distribution or sale by QLT to its shareholders and such Investors of Warrants to purchase shares of QLT common stock under certain circumstances and the provision by QLT to Aegerion of a secured line of credit, (ii) the potential impact on Aegerion and QLT of pending or anticipated litigation, claims, investigations, changes in regulatory policies or enforcement and similar matters, including the likelihood, amount and timing of the potential settlement thereof, and, in the case of Aegerion, certain going concern issues, material weaknesses in financial reporting controls and procedures and the default and current forbearance under its existing credit facility, (iii) the potential impact on Aegerion and QLT of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the biopharmaceutical and biotechnology industries, (iv) the validity of, and risks associated with, QLT's and Aegerion's products and/or product candidates, related uses and indications, and intellectual property (including, without limitation, the timing and probability of successful development, commercialization and marketing of such products and product candidates, approval thereof or other actions by appropriate governmental authorities, the validity and duration of related patents and licenses and the potential impact of generic competition), (v) existing and future commercial relationships, agreements and arrangements of Aegerion and QLT and (vi) the ability to integrate the businesses and operations of QLT and Aegerion. Greenhill assumed that there would be no developments with respect to any such matters or adjustments to the equity exchange ratio that would have a material adverse effect on Aegerion, QLT, the merger or any related transactions or that would otherwise be meaningful in any respect to Greenhill's analyses or opinion.

        Greenhill did not make any independent valuation or appraisal of the assets or liabilities (contingent, accrued, off-balance sheet, derivative or otherwise) of Aegerion, QLT or any other entity, nor was Greenhill furnished with any such appraisals. Greenhill undertook no independent analysis of any potential or actual litigation, claims, investigations or similar matters involving Aegerion, QLT or any other entity. Greenhill relied solely on the respective representatives and managements of Aegerion and QLT with respect to such matters and assumed that appropriate indemnification arrangements or other provisions were or would be made in respect of such matters. Greenhill also did not evaluate the solvency or fair value of Aegerion, QLT or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Greenhill assumed that the merger and related transactions would be consummated in accordance with their respective terms, without waiver, modification or amendment of any material terms or conditions set forth in the merger agreement or related documents, and that the merger and related transactions would be consummated in accordance with all applicable laws, documents and other requirements. Greenhill further assumed that the final, executed merger agreement would be identical in all material respects to the draft thereof Greenhill reviewed. Greenhill also assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger and related transactions would be obtained without any effect on Aegerion, QLT, the merger or related transactions in any respect meaningful to Greenhill's analyses or opinion. Greenhill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion. It should be understood that subsequent developments may affect Greenhill's opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

        Greenhill did not express any opinion as to any terms, aspects or implications of the merger (other than the equity exchange ratio as expressly specified in such opinion) or related transactions, including the form or structure of the merger, the form, structure or financial or other terms of any related transactions, any adjustments to the equity exchange ratio, any voting, investment, warrant or loan agreement or any other agreement, arrangement or understanding to be entered into in connection with the merger, any related transactions or otherwise. Greenhill expressed no opinion as to the prices at which shares of Aegerion common stock, QLT common stock or any other securities of Aegerion or QLT would trade or otherwise be transferable at any time. Greenhill expressed no opinion with respect to the amount or nature of any compensation or other consideration to any officers, directors or employees of any party to the merger or related transactions, or any class of such persons, relative to the equity exchange ratio or otherwise or with respect to the fairness of any such compensation. Greenhill also expressed no opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice and Greenhill assumed that opinions, counsel and interpretations regarding such matters were or would be obtained from appropriate professional sources. The issuance of Greenhill's opinion was approved by Greenhill's fairness committee. Except as described in this summary, the QLT board of directors imposed no other instructions or limitations on the investigations made or procedures followed by Greenhill in rendering its opinion.

        The following is a summary of the material financial analyses provided by Greenhill in connection with its opinion, dated June 13, 2016, to the QLT board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Greenhill. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Greenhill. In calculating an implied exchange ratio reference range as reflected in the discounted cash flow analyses described below, Greenhill (i) compared the low-end of the approximate implied per share equity value reference range derived for Aegerion from such analyses to the high-end of the approximate implied per share equity value reference range derived for QLT from such analyses in order to calculate the low-end of the implied exchange ratio reference range resulting from such analyses and (ii) compared the high-end of the approximate implied per share equity value reference range derived for Aegerion from such analyses to the low-end of the approximate implied per share equity value reference range derived for QLT from such analyses in order to calculate the high-end of the implied exchange ratio reference range resulting from such analyses. The equity exchange ratio was calculated based on the volume-weighted average prices of Aegerion common stock and QLT common stock over the five-day period ended June 10, 2016.

        Discounted Cash Flow Analyses.    Greenhill performed separate discounted cash flow analyses of Aegerion and QLT by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Aegerion and QLT were forecasted to generate during the fiscal years ending December 31, 2016 (adjusted to reflect a June 30, 2016 present value date) through, in the case of Aegerion, December 31, 2022 based on the Adjusted Aegerion Forecasts and, in the case of QLT, December 31, 2030 based on the QLT Forecasts. For purposes of these analyses, potential tax savings expected to be realized through the utilization of Aegerion's and QLT's net operating loss carryforwards on a standalone basis were taken into account based on the Adjusted Aegerion Forecasts and the QLT Forecasts. Greenhill calculated terminal values for Aegerion and QLT by applying to Aegerion's and QLT's respective standalone unlevered, after-tax free cash flows for the fiscal year ending, in the case of Aegerion, December 31, 2022 and, in the case of QLT, December 31, 2030 a selected range of perpetuity growth rates of (6.0%) to (4.0%) and (70.0%) to (60.0%), respectively. The present values (as of June 30, 2016) of Aegerion's and QLT's respective cash flows and terminal values were then calculated using a selected discount rate range of, in the case of Aegerion, 14.5% to 15.5% and, in the case of QLT, 17.5% to 22.5%. These analyses indicated approximate implied equity value reference ranges of $1.90 to $3.56 per share for Aegerion and $2.07 to $3.50 per share for QLT.

        Utilizing the approximate implied equity value reference ranges derived for Aegerion and QLT described above, Greenhill calculated the following implied exchange ratio reference range, as compared to the equity exchange ratio:

Implied Exchange Ratio Reference Range	Equity Exchange Ratio
0.54x - 1.72x	1.0256x

        Selected Public Companies Analysis.    Greenhill reviewed publicly available financial and stock market information of Aegerion and the following four selected publicly traded companies in the pharmaceutical industry with an orphan-designated commercial product, collectively referred to as the selected companies:

  •
  Corcept Therapeutics Incorporated
  •
  Raptor Pharmaceutical Corp.
  •
  Retrophin, Inc.
  •
  Theratechnologies Inc.

        Greenhill reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted equity values based on closing stock prices on June 10, 2016 plus debt, preferred stock and minority interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2016 estimated revenue. Financial data of the selected companies were based on publicly available research analysts' consensus estimates, public filings and other publicly available information and calendarized to a December 31 year-end as necessary for comparative purposes. Financial data of Aegerion was based on publicly available research analysts' consensus estimates, public filings, other publicly available information and the Adjusted Aegerion Forecasts.

        The overall low to high calendar year 2016 estimated revenue multiples observed for the selected companies were 3.6x to 8.2x (with a mean of 4.8x and a median of 3.7x). Greenhill noted that the calendar year 2016 estimated revenue multiple observed for Aegerion, based on publicly available research analysts' consensus estimates, was 2.4x. Greenhill then applied a selected range of calendar year 2016 estimated revenue multiples of 2.5x to 3.0x derived from the selected companies to corresponding data of Aegerion based on the Adjusted Aegerion Forecasts. This analysis indicated an approximate implied equity value reference range for Aegerion of $0.95 to $3.22 per share, as compared to the closing price of Aegerion common stock on June 10, 2016 of $1.37 per share and the volume-weighted average price of Aegerion common stock over the five-day period ended June 10, 2016 of $1.58 per share.

        No company used in this analysis is identical or directly comparable to Aegerion. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Aegerion was compared.

        Selected Precedent Transactions Analysis.    Greenhill reviewed financial data relating to the following seven selected transactions with transaction values of less than $1.5 billion in the pharmaceutical industry involving target companies with orphan-designated products or commercial-stage assets:

Announcement Date	Acquiror	Target
December 11, 2015	• Horizon Pharma plc	• Crealta Holdings LLC
March 30, 2015	• Horizon Pharma plc	• Hyperion Therapeutics, Inc.
November 6, 2014	• Aegerion Pharmaceuticals, Inc.	• AstraZeneca plc (MYALEPT)
March 19, 2014	• Horizon Pharma, Inc.	• Vidara Therapeutics International Ltd.
December 19, 2013	• Jazz Pharmaceuticals plc	• Gentium S.p.A.
July 30, 2013	• Cubist Pharmaceuticals, Inc.	• Optimer Pharmaceuticals, Inc.
September 24, 2012	• Valeant Pharmaceuticals International, Inc.	• QLT Inc. (Visudyne)

        Greenhill reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies (including contingent payments and less net cash, as applicable, in the case of the Cubist Pharmaceuticals, Inc./Optimer Pharmaceuticals, Inc. and Valeant Pharmaceuticals International, Inc./QLT Inc. (Visudyne) transactions), of the selected transactions as a multiple of such target companies' latest 12 months revenue (or, when latest 12 months revenue was not available, next 12 months or forward year revenue or revenue during the fiscal year in which the transaction was announced). Financial data of the selected transactions were based on public filings and other publicly available information and, in the case of the Aegerion Pharmaceuticals, Inc./AstraZeneca plc (MYALEPT) transaction, financial data provided by Aegerion management. Financial data of Aegerion was based on the Adjusted Aegerion Forecasts.

        The overall low to high latest 12 months revenue (or other applicable period as noted above) multiples observed for the selected transactions were 3.5x to 18.7x (with a mean of 9.3x and a median of 8.9x). Greenhill then applied a selected range of latest 12 months revenue (or other applicable period as noted above) multiples of 2.5x to 4.0x derived from the selected transactions to Aegerion's calendar year 2016 estimated revenue. This analysis indicated an approximate implied equity value reference range for Aegerion based on calendar year 2016 estimated revenue of $0.95 to $7.70 per share, as compared to the closing price of Aegerion common stock on June 10, 2016 of $1.37 per share and the volume-weighted average price of Aegerion common stock over the five-day period ended June 10, 2016 of $1.58 per share.

        No company, asset or transaction used in this analysis is identical or directly comparable to Aegerion, its assets or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values for the companies, assets or transactions to which Aegerion or the merger was compared.

        Informational Factors.    Greenhill noted certain factors that were not considered part of Greenhill's financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  publicly available one-year forward Wall Street research analysts' stock price targets for Aegerion common stock and QLT common stock, which indicated target stock price ranges for (i) Aegerion common stock of $2.00 to $13.00 per share, as compared to the closing price of Aegerion common stock on June 10, 2016 of $1.37 per share and the volume-weighted average price of Aegerion common stock over the five-day period ended June 10, 2016 of $1.58 per share, and (ii) QLT common stock of $2.70 to $2.75 per share, as compared to the closing price of QLT common stock on June 10, 2016 of $1.50 per share and the volume-weighted average price of QLT common stock over the five-day period ended June 10, 2016 of $1.54 per share; and

  •
  historical exchange ratios of Aegerion common stock and QLT common stock over the latest 12 months (as of June 10, 2016), which indicated overall low to high implied exchange ratios during such 12-month period of 0.91x to 7.84x (with an average implied exchange ratio of 4.60x), as compared to the exchange ratio as of June 10, 2016 based on the closing prices of Aegerion common stock and QLT common stock on June 10, 2016 of 0.91x and the equity exchange ratio of 1.0256x.

Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses provided by Greenhill to the QLT board of directors in connection with its opinion and certain informational factors considered and is not a comprehensive description of all analyses undertaken or factors considered by Greenhill in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Greenhill believes that the analyses summarized above must be considered as a whole. Greenhill further believes that selecting portions of its analyses or factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of such analyses or factors, could create a misleading or incomplete view of the processes underlying Greenhill's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, Greenhill considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of QLT and Aegerion. The estimates of the future performance of QLT and Aegerion in or underlying Greenhill's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Greenhill's analyses. These analyses were prepared solely as part of Greenhill's analysis of the fairness, from a financial point of view, to QLT of the equity exchange ratio and were provided to the QLT board of directors in connection with the delivery of Greenhill's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Greenhill's view of the actual value of QLT or Aegerion.

        The type and amount of consideration payable in the merger were determined through negotiations between QLT and Aegerion, and was approved by the QLT board of directors. The decision to recommend and to enter into the merger agreement was solely that of the QLT board of directors. As described above, Greenhill's opinion and analyses were only one of many factors considered by the QLT board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the QLT board of directors, management or any other party with respect to the merger, any related transactions or the equity exchange ratio.

        In connection with Greenhill's engagement, QLT has agreed to pay Greenhill for its financial advisory services in connection with the merger an aggregate fee of $4 million, of which a portion was payable in connection with the delivery of Greenhill's opinion and $3 million is payable contingent upon consummation of the merger. QLT also has agreed to indemnify Greenhill for certain liabilities arising out of Greenhill's engagement, including liabilities under the federal securities laws, and to reimburse Greenhill for expenses incurred in connection with such engagement.

        As the QLT board of directors was aware, Greenhill in the past has provided, currently is providing and in the future may provide investment banking services to QLT and its affiliates unrelated to the proposed merger, for which services Greenhill has received and expects to receive compensation, including, during the two-year period preceding the date of Greenhill's opinion, having acted or acting as financial advisor to QLT and/or its affiliates in connection with certain mergers and acquisitions, investment transactions and strategic review matters. During such two-year period, Greenhill received aggregate fees for such financial advisory services unrelated to the proposed merger of approximately $6.9 million from QLT and/or its affiliates. As the QLT board of directors also was aware, during the two-year period preceding the date of Greenhill's opinion, Greenhill was not engaged by and did not provide any investment banking services to or receive any compensation from Aegerion, although Greenhill may provide such services to Aegerion and/or its affiliates in the future for which Greenhill would expect to receive compensation.

Recommendation of the Aegerion Board of Directors; Aegerion's Reasons for the Merger

        The Aegerion board of directors, after considering various reasons described herein and below, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and specific compensatory arrangements between Aegerion and its named executive officers, are advisable, fair to and in the best interests of Aegerion and its stockholders, and approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement. The Aegerion board of directors recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve, on an advisory, nonbinding basis, specific compensatory arrangements between Aegerion and its named executive officers related to the merger and "FOR" the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

        In evaluating the merger, the Aegerion board of directors consulted with members of Aegerion management and legal and financial advisors, and in reaching its decision to approve the merger agreement and recommend its adoption by Aegerion's stockholders, the Aegerion board of directors considered a substantial amount of information and a number of reasons that it believes support its decision to enter into the merger agreement, including, but not limited to, the following material reasons (not necessarily in order of relative importance):

  •
  that Aegerion has faced a number of significant operational challenges, including declining revenue from JUXTAPID in the U.S., from which it generates substantially all of its revenues, government investigations, litigation and employee departures, in addition to carrying significant indebtedness that matures in 2019, and that, without the merger and the interim financing provided by QLT to Aegerion or another source of financing, Aegerion would face increasingly significant financial challenges;

  •
  the oral opinion of J.P. Morgan delivered to the Aegerion board of directors, which was confirmed by delivery of a written opinion dated June 14, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the equity exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Aegerion common stock, as more fully described below under the caption "—Opinion of Aegerion's Financial Advisor" beginning on page 78. The full text of the written opinion of J.P. Morgan, dated June 14, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the opinion, is attached as Annex C to this joint proxy statement/prospectus;

  •
  recognition, with advice from its financial advisor, that raising funds in the capital markets likely would be substantially dilutive to existing Aegerion stockholders and that Aegerion might not be able to raise sufficient funds to meaningfully address near term financial challenges;

  •
  knowledge of Aegerion's business, operations, financial condition and prospects, including those set forth above, as well as an assessment of QLT's business, particularly QLT091001, and financial condition, taking into account the results of Aegerion's due diligence review of QLT;

  •
  that none of the parties contacted by Aegerion's financial advisor expressed interest in pursuing a transaction with Aegerion, and none of the parties that independently contacted Aegerion proposed a transaction competitive with the merger;

  •
  belief, with input from Aegerion management, that the value offered to Aegerion stockholders in the proposed transaction with QLT is more favorable to Aegerion stockholders than the potential value of remaining an independent public company;

  •
  the long-term and recent historical trading price ranges with respect to shares of Aegerion common stock and QLT common shares;

  •
  the complementary nature of Aegerion's business and operations and QLT's business and operations, including the significant value creation opportunity in leveraging Aegerion's expertise in the development and commercialization of therapies to treat rare diseases in the development of QLT's synthetic retinoid, QLT091001;

  •
  that Novelion would be a larger, more diversified company than either Aegerion or QLT on its own;

  •
  that Aegerion has only two commercial products, lomitapide and metreleptin, and that its current cash position limits its ability to acquire or invest in other indications, products, technologies or businesses;

  •
  the expectation that the merger would create a better capitalized organization with a lower cost of capital than a standalone Aegerion, which will, among other things, allow Novelion to pursue business development opportunities not otherwise available to QLT or Aegerion as standalone entities;

  •
  that the extensive turnover in the management and employees of Aegerion since mid-2015, which turnover has included the appointment of a new chief executive officer, a new chief financial officer and a new general counsel, and resignations by other key employees who have not been replaced, and that a determination by Aegerion to proceed on a standalone basis could involve further turnover in Aegerion's employee base, potentially destabilizing the business;

  •
  that the interim financing provided by QLT in connection with the execution of the merger agreement satisfies Aegerion's immediate need for working capital financing on terms more favorable to Aegerion than were otherwise available to the company, and that QLT would not have provided such financing absent Aegerion's entry into the merger agreement;

  •
  that certain QLT shareholders and Aegerion stockholders have agreed to subscribe for QLT common shares and Warrants with an aggregate subscription price of approximately $22 million immediately prior to the closing of the merger, which will further enhance the balance sheet of Novelion following the merger;

  •
  that the structure of the proposed transaction with QLT would not constitute a fundamental change triggering a repurchase obligation under the indenture governing the Aegerion Notes;

  •
  that certain QLT Voting Shareholders who beneficially own approximately 26.3% of the QLT common shares deemed to be outstanding as of September 20, 2016 and the Aegerion Voting Stockholders who beneficially own approximately 23.5% of the shares of Aegerion common stock deemed to be outstanding as of September 20, 2016 entered into the QLT Voting Agreements and the Aegerion Voting Agreement with Aegerion and QLT, respectively, pursuant to which they agreed to support the transactions contemplated by the merger agreement;

  •
  that the merger agreement provided sufficient flexibility for the Aegerion board of directors to change its recommendation that Aegerion stockholders adopt the merger agreement in the case of a superior proposal or material unforeseen intervening event;

  •
  that the equity exchange ratio of 1.0256 QLT common shares for each share of Aegerion common stock is fixed and will not fluctuate based upon changes in the market price between the date of the merger agreement and the date of completion of the merger;

  •
  that Aegerion stockholders will hold approximately 33% of the common shares of Novelion, on a fully diluted basis, upon completion of the merger and the contemporaneous private placement and will, therefore, have the opportunity to participate in the future performance of Novelion;

  •
  that Novelion's shares will trade on NASDAQ, in addition to the TSX;

  •
  the benefits of the proposed "merger of equals" transaction structure, with governance terms providing:

  •
  that the initial board of directors of Novelion will consist of four individuals designated by Aegerion, in addition to four individuals designated by QLT, one individual designated by Broadfin Capital and one individual designated by Sarissa Capital Management (Sarissa Capital Management having the right to designate one additional member of the board of directors of Novelion during a specified period following the merger); and

  •
  that Mary Szela, Chief Executive Officer of Aegerion, will serve as Chief Executive Officer and a director of Novelion;

  •
  that directors and senior executives of Aegerion and QLT who have an in-depth knowledge of the businesses of the companies will continue with Novelion following the merger; and

  •
  the terms and conditions of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the conditions to each party's obligation to complete the merger, the circumstances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances and the likelihood of completing the merger on the anticipated schedule.

        The Aegerion board of directors weighed the foregoing against a number of risks and potentially negative reasons, including, but not limited to, the following reasons:

  •
  the restrictions on the conduct of Aegerion's business during the period between execution of the merger agreement and the completion of the merger;

  •
  the risk that the anticipated benefits of the merger may not be realized;

  •
  the risk that changes in the regulatory or competitive landscape may adversely affect the benefits anticipated to result from the merger;

  •
  the challenges inherent in combining the businesses, operations and workforces of two companies, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time and (iii) difficulties in assimilating employees;

  •
  the possibility that Novelion could be subject to U.S. federal income tax as a U.S. domestic corporation (as well as remaining subject to Canadian income tax as a Canadian corporation) from and after the completion of the merger if, for example, the fair market value of Novelion's assets at the effective time, taking into account the market valuation of Novelion, is not sufficiently high;

  •
  the potential effect of the merger and subsequent integration and/or market factors on Aegerion's and/or QLT's historical business, including their respective relationships with employees, customers, suppliers, manufacturers and other business partners;

  •
  the risk that the transaction, and subsequent integration of the two businesses, may preclude other business development opportunities;

  •
  the substantial costs that Aegerion has incurred and will continue to incur in connection with the merger, including the costs of integrating the businesses of Aegerion and QLT and the transaction expenses arising from the merger;

  •
  the risk that Aegerion may lose key personnel prior to the completion of the merger;

  •
  the risk that the merger may not be completed despite the combined efforts of Aegerion and QLT or that completion may be delayed, even if the requisite approvals are obtained from Aegerion stockholders and QLT shareholders;

  •
  the possibility of stockholder litigation and the attendant costs, delays and diversion of management attention and resources;

  •
  that the non-solicitation covenant in the merger agreement imposes restrictions on Aegerion's ability to solicit other potential strategic transaction partners after signing;

  •
  the fact that Aegerion may be obligated to pay QLT a termination fee of $5 million (approximately 1.5% of Aegerion's enterprise value as of June 14, 2016) in certain circumstances as summarized under "The Merger Agreement—Termination Fee" beginning on page 121;

  •
  that the market price of Aegerion common stock could be affected by many factors, including:

  •
  if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Aegerion;

  •
  the possibility that, in the event of the termination of the merger agreement, possible acquirers or other strategic transaction partners may consider Aegerion to be a less attractive acquisition candidate; and

  •
  the possible sale of Aegerion common stock by short-term investors and material fluctuation in the market price of its common stock in response to an announcement of the merger or in the event that the merger agreement is terminated;

  •
  the fact that if the merger agreement is terminated, Aegerion will no longer have access to the interim financing provided by QLT, may be unable to obtain alternative financing on terms acceptable to Aegerion and will have significant financial challenges, even if such termination results in payment by QLT to Aegerion of the $5 million termination fee;

  •
  the risk of changes in circumstances between the date of the signing of the merger agreement and the completion of the merger transactions, which will not be reflected in the fairness opinion delivered by J.P. Morgan to the Aegerion board of directors; and

  •
  the risks of the type and nature described under the heading "Risk Factors" beginning on page 20 and the matters described above under the heading "Cautionary Statement Regarding Forward-Looking Statements."

        The Aegerion board of directors also was apprised of certain interests in the merger of Aegerion directors and executive officers that may be different from, or in addition to, the interests of Aegerion stockholders generally as discussed in "—Interests of Aegerion Directors and Executive Officers in the Merger" beginning on page 90.

        This discussion of the reasons considered by the Aegerion board of directors in reaching its conclusions and recommendation summarizes the material reasons considered by the board, but is not intended to be exhaustive. The Aegerion board of directors based its recommendation on the totality of the information presented.

        The Aegerion board of directors believes that, overall, the potential benefits of the merger to Aegerion's stockholders outweigh the risks and uncertainties of the merger. In view of the wide variety of reasons considered in connection with its evaluation of the merger and the complexity of these matters, the Aegerion board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various reasons that it considered in reaching its determination to recommend that Aegerion stockholders vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve, on an advisory, non-binding basis, specific compensatory arrangements between Aegerion and its named executive officers related to the merger and "FOR" the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement. Additionally, in considering the matters described above, individual members of the Aegerion board of directors applied his or her own business judgment to the process and may have assigned varying weights to different reasons supporting the decision to approve the merger agreement.

        The foregoing discussion of the information and reasons considered by the Aegerion board of directors is forward-looking in nature. This information should be read in light of the risks described above under "Cautionary Statement Regarding Forward-Looking Statements".

Opinion of Aegerion's Financial Advisor

        In February 2016, Aegerion requested J.P. Morgan's assistance in connection with its evaluation of a potential strategic transaction with QLT, and, pursuant to an engagement letter effective as of February 10, 2016 and executed by the parties on June 7, 2016, Aegerion formally retained J.P. Morgan as its financial advisor in connection with the proposed merger.

        At the meeting of the Aegerion board of directors on June 14, 2016, J.P. Morgan rendered its oral opinion to the Aegerion board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the equity exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Aegerion common stock. J.P. Morgan confirmed its June 14, 2016 oral opinion by delivering its written opinion to the Aegerion board of directors, dated June 14, 2016, that, as of such date, the equity exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Aegerion common stock. No limitations were imposed by the Aegerion board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

        The full text of the written opinion of J.P. Morgan dated June 14, 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Aegerion stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Aegerion board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the equity exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the equity exchange ratio to the holders of any other class of securities, creditors or other constituencies of Aegerion or as to the underlying decision by Aegerion to engage in the proposed merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any Aegerion stockholder as to how such Aegerion stockholder should vote with respect to the proposed merger or any other matter.

        In arriving at its opinion, J.P. Morgan:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning Aegerion and QLT, and the industries in which they operate;

  •
  compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the Aegerion and QLT management relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger (the "Synergies"); and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of Aegerion management and QLT management with respect to certain aspects of the proposed merger, and the past and current business operations of Aegerion and QLT, the financial condition and future prospects and operations of Aegerion and QLT, the effects of the proposed merger on the financial condition and future prospects of Aegerion and QLT, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Aegerion and QLT or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Aegerion or QLT under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Aegerion and QLT management as to the expected future results of operations and financial condition of Aegerion and QLT to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Aegerion, and will be consummated as described in the merger agreement. At the direction of Aegerion management, J.P. Morgan also assumed that the maximum exposure of Aegerion to any ongoing regulatory claims or investigations, the maximum exposure of Aegerion to any existing shareholder litigation and the maximum amount of any Excess Loss (as defined in the merger agreement) is, in each case, limited to the amounts discussed with Aegerion management and accordingly, that there will be no change to the equity exchange ratio pursuant to the equity exchange ratio adjustment. J.P. Morgan also assumed that the representations and warranties made by Aegerion and QLT in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Aegerion with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on QLT or Aegerion or on the contemplated benefits of the proposed merger.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, to the holders of Aegerion common stock, of the equity exchange ratio in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Aegerion or as to the underlying decision by Aegerion to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the equity exchange ratio in the proposed merger applicable to Aegerion stockholders or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Aegerion common stock or QLT common shares will trade at any future time.

        The terms of the merger agreement, including the equity exchange ratio, were determined through arm's length negotiations between Aegerion and QLT, and the decision to enter into the merger agreement was solely that of the Aegerion board of directors and the QLT board of directors. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the Aegerion board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Aegerion board of directors or management with respect to the proposed merger or the equity exchange ratio.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Aegerion board of directors on June 14, 2016 and in preparing the presentation delivered to the Aegerion board of directors on such date in connection with the rendering of such opinion. The summaries below do not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. This information is not intended to stand alone and, in order to more fully understand the financial analyses used by J.P. Morgan, such information must be read together with the full text of the summaries. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses.

Discounted Cash Flow Analysis

        J.P. Morgan conducted a sum-of-the-parts discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for each of Aegerion common stock and QLT common shares. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their present value. The "unlevered free cash flows" refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. With respect to Aegerion, unlevered free cash flow for this purpose represents EBIT less stock-based compensation expense, tax expense, capital expenditures, increases in net working capital and certain other one-time cash expenses, as applicable, plus depreciation. EBIT with respect to Aegerion is calculated as earnings before interest expense, income tax expense, stock-based compensation expense, amortization of acquired intangibles and price difference on free goods expense. With respect to QLT, unlevered free cash flow for the above purpose represents EBIT less tax expense and increases in net working capital. EBIT with respect to QLT is calculated as earnings before interest expense and tax expense. QLT's unlevered free cash flow does not account for capital expenditures or depreciation because QLT does not have material assets subject to depreciation and is not projected to make material capital expenditures on assets. "Present value" refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. "Terminal value" refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

        In arriving at the implied fully diluted equity value per share of Aegerion common stock on a standalone basis, J.P. Morgan calculated the unlevered free cash flows that Aegerion is expected to generate and the cash tax savings from the NOLs that Aegerion is expected to utilize during the 17.5-year period ending on December 31, 2033 based upon (i) financial projections prepared by Aegerion management for the calendar years 2016 through 2022 and (ii) extrapolations from the financial projections provided by Aegerion management that were reviewed and approved by Aegerion management for J.P. Morgan's use in connection with its financial analysis and rendering its fairness opinion. As requested by Aegerion management, terminal values were not factored into the discounted cash flow analysis of Aegerion, as the financial forecasts during the 17.5-year period ending on December 31, 2033 covered the lifespan of Aegerion's only products, JUXTAPID and MYALEPT, and Aegerion did not have any additional R&D or other projects that were projected to result in any future cash flows beyond the life of JUXTAPID and MYALEPT. The unlevered free cash flows and NOLs were then discounted to present values as of June 30, 2016, using a range of discount rates from 15.0% to 20.0%. The discount rate range was based upon J.P. Morgan's analysis of the weighted average cost of capital of Aegerion and reflects Aegerion's short-term projected liquidity and financing needs. The present value of unlevered cash flows and NOLs was then adjusted by subtracting Aegerion's net indebtedness, including the present value of expected cash outflows as a result of ongoing regulatory actions and investigations, to derive the implied equity value.

        Based on the foregoing, this analysis indicated an implied fully diluted equity value per share range for Aegerion, on a standalone basis, of $0.07 - $3.02, as compared to (i) the closing price per share of Aegerion common stock as of June 14, 2016 of $1.33 and (ii) the implied price per share of Aegerion common stock of $1.47 based on the equity exchange ratio of 1.0256x in the proposed merger applied to the closing price per QLT common share as of June 14, 2016 of $1.43.

        In performing its discounted cash flow analysis of QLT, J.P. Morgan considered the value of QLT, with Synergies, although such Synergies were determined by Aegerion management to be minimal. In arriving at the implied fully diluted equity value per share of QLT, J.P. Morgan calculated the unlevered free cash flows that QLT is expected to generate and the cash tax savings from NOLs that QLT is expected to utilize during the 24.5-year period ending on December 31, 2040 based upon financial projections prepared by Aegerion management. As requested by Aegerion management, terminal values were not factored into the discounted cash flow analysis of QLT, as the financial forecasts during the 24.5-year period ending on December 31, 2040 covered the lifespan of QLT's sole product candidate, QLT091001, and QLT did not have any products or additional R&D projects that were projected to result in any future cash flows beyond the lifespan of QLT091001. The unlevered free cash flows and NOLs were then discounted to present values as of June 30, 2016, using a range of discount rates from 11.0% to 13.0%. The discount rate range was based upon J.P. Morgan's analysis of the weighted average cost of capital of QLT. QLT was determined to be well capitalized by Aegerion management. As such, the discount rate range for QLT is not reflective of any short-term liquidity concerns or financing needs, as is the case for Aegerion. The present value of unlevered cash flows and NOLs was then adjusted by adding QLT's projected cash at June 30, 2016, to derive the implied equity value.

        Based on the foregoing, this analysis indicated an implied fully diluted equity value per share range for QLT, on a standalone basis, of $3.03 - $3.50, as compared to the closing price per QLT common share as of June 14, 2016 of $1.43.

Relative Value Contribution Analysis

        Based upon a comparison of the implied equity values for each of Aegerion and QLT calculated in the discounted cash flow analysis described above, J.P. Morgan calculated a range of implied exchange ratios for the transaction, excluding the effects of the QLT private placement for purposes of this analysis.

        J.P. Morgan divided the lowest equity value per QLT common share by the highest equity value per share of Aegerion common stock to derive the lowest implied exchange ratio. J.P. Morgan also divided the highest equity value per share for QLT by the lowest equity value per share of Aegerion common stock to derive the highest implied exchange ratio.

        The analysis indicated the following implied exchange ratios:

	Lowest implied exchange ratio	Highest implied exchange ratio
Discounted Cash Flow Analysis	0.0200x	0.9972x

        J.P. Morgan then compared the range of implied exchange ratios above to the exchange ratio of 1.0256x in the proposed merger.

Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Aegerion or QLT. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Aegerion with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Aegerion, QLT and the industries in which they operate.

        J.P. Morgan received a fee from Aegerion of $2,000,000 after J.P. Morgan delivered its opinion. Aegerion has agreed to pay J.P. Morgan an additional fee of $2,000,000 upon the closing of the proposed merger. In addition, Aegerion has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement.

        During the two years preceding the date of J.P. Morgan's opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with QLT. During the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan and its affiliates have had commercial and investment banking relationships with Aegerion, for which J.P. Morgan and such affiliates have received approximately $4.5 million in aggregate fees. Such services during such period have included acting as joint bookrunner on Aegerion's offering of debt securities in August 2014 and as financial advisor in connection with Aegerion's strategic planning in March 2015. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of each of the outstanding shares of Aegerion common stock and QLT common shares. In the ordinary course of J.P. Morgan's businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Aegerion or QLT for their own accounts or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities. In connection with the issuance of Aegerion's 2.00% Senior Convertible Notes due 2019, Aegerion entered into certain hedging arrangements with one of J.P. Morgan's affiliates, in its principal capacity (such affiliate, the "Morgan Counterparty"). The consummation of the proposed merger is expected to result in the unwinding of such hedging arrangements. Pursuant to the agreements entered into by Aegerion with the Morgan Counterparty in connection with the hedging arrangements, the Morgan Counterparty is expected to receive a payment from Aegerion, which will be calculated at the time of consummation of the proposed merger. J.P. Morgan currently estimates that, subject to changes in market conditions or changes to the terms of the proposed merger and assuming a closing date of September 30, 2016 and a per share price of Aegerion common stock of $1.49, which is the closing price of shares of Aegerion common stock on August 3, 2016, upon the consummation of the proposed merger, the Morgan Counterparty will receive a net payment from Aegerion resulting from the unwinding of the hedging arrangements of approximately $0.2 million. This amount is an estimate calculated by J.P. Morgan and the actual net payment under the hedging arrangements will be determined by J.P. Morgan in accordance with the documentation governing the hedging arrangements at the time of consummation of the proposed merger.

Forward-Looking Financial Information

        QLT and Aegerion do not as a matter of course make public projections as to future sales, earnings, or other results. However, QLT and Aegerion managements prepared the forward-looking financial information set forth below, solely for use in connection with the merger or for internal planning purposes, to assess the long-term expectations of the future financial performance of QLT and Aegerion. The accompanying financial projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of QLT and Aegerion managements, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of QLT and Aegerion managements' knowledge and belief, the expected course of action and expected future financial performance of QLT and Aegerion. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the forward-looking financial information. Neither QLT's nor Aegerion's independent registered public accounting firms, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

  Certain Financial Projections Used by Aegerion in Connection with the Merger

        Aegerion is including a summary of certain forward-looking financial information relating to Aegerion and QLT prepared by Aegerion management in this joint proxy statement/prospectus solely because it was among the financial information made available to the Aegerion board of directors and

J.P. Morgan in connection with their evaluation of the merger. The forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared, nor does the forward-looking financial information give effect to the merger.

        The forward-looking financial information presented below includes forecasts prepared by Aegerion management for internal planning purposes in the second quarter of 2016 based on estimates and assumptions made by Aegerion management at that time and speaks only as of that time. Aegerion reviews and updates its internal forecasts regularly. Except to the extent required by applicable law, Aegerion has no obligation to update the forward-looking financial information included in this joint proxy statement/prospectus and has not done so and does not intend to do so. The inclusion of this forward-looking financial information should not be regarded as an indication that any of Aegerion, QLT, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this forward-looking financial information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

  Financial Projections Related to Aegerion

        The following table presents a summary of the forward-looking financial information relating to Aegerion prepared by Aegerion management (the "Aegerion Forecasts"), which were provided to the Aegerion board of directors, J.P. Morgan, QLT and Greenhill (in millions):

	Fiscal Year Ending December 31,
	2016	2017	2018	2019	2020	2021	2022
JUXTAPID Revenue	$93.5	$104.9	$131.8	$144.9	$127.3	$105.3	$102.2
MYALEPT Revenue	$49.0	$74.2	$111.3	$147.7	$181.9	$211.7	$233.7

Total Revenue	$142.5	$179.1	$243.1	$292.6	$309.2	$317.0	$335.9
Net Income	$(128.8)	$(53.0)	$6.5	$44.7	$67.2	$72.4	$85.1
EBIT(1)	$(56.2)	$23.0	$85.4	$129.1	$141.9	$150.0	$168.9

(1)
Non-GAAP measure: For this purpose, non-GAAP EBIT represents GAAP net (loss) income before interest expense, income tax expenses, stock-based compensation expense, amortization of acquired intangibles and price difference on free goods expense.

        The following table summarizes the extrapolations calculated by J.P. Morgan for the calendar years 2023 through 2033, based upon the Aegerion Forecasts provided to J.P. Morgan by Aegerion management, which extrapolations were reviewed and approved by Aegerion management, but were not provided to QLT or Greenhill (in millions):

	Fiscal Year Ending December 31,
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
JUXTAPID Revenue	$100.9	$99.7	$98.5	$97.4	$24.4	$12.2	$0.0	$0.0	$0.0	$0.0	$0.0
MYALEPT Revenue	$236.8	$240.1	$243.3	$246.7	$123.3	$61.7	$30.8	$30.8	$30.8	$30.8	$30.8

Total Revenue	$337.8	$339.8	$341.9	$344.1	$147.7	$73.8	$30.8	$30.8	$30.8	$30.8	$30.8
Operating Expenses(1)	$167.6	$158.4	$149.3	$140.4	$58.0	$26.5	$11.2	$10.9	$10.9	$10.9	$10.9
EBIT(2)	$170.2	$181.4	$192.6	$203.7	$89.7	$47.3	$19.6	$19.9	$19.9	$19.9	$19.9

(1)
Non-GAAP measure: Calculated as cost of goods sold plus research and development, sales and marketing expenses, general and administrative costs, less stock-based compensation expense, amortization of acquired intangibles expense and price difference on free goods expense.

(2)
Non-GAAP measure: For this purpose, non-GAAP EBIT represents GAAP net (loss) income before interest expense, income tax expenses, stock-based compensation expense, amortization of acquired intangibles and price difference on free goods expense.

        The following tables present the unlevered free cash flows for Aegerion calculated by J.P. Morgan based upon the Aegerion Forecasts provided to J.P. Morgan by Aegerion management, which values were reviewed and approved by Aegerion management, but were not provided to QLT or Greenhill (in millions):

	Fiscal Year Ending December 31,
	2016		2017	2018	2019	2020	2021	2022	2023	2024
Unlevered Free Cash Flow	$(69.1)	(1)	$(4.5)	$44.2	$92.0	$102.8	$111.5	$115.9	$98.8	$106.1

	Fiscal Year Ending December 31,
	2025	2026	2027	2028	2029	2030	2031	2032	2033
Unlevered Free Cash Flow	$113.3	$120.5	$52.0	$27.6	$12.1	$12.3	$12.3	$12.3	$12.3

(1)
Unlevered free cash flow includes a $28.3 million provision related to the DOJ/SEC Investigation.

        Although presented with numerical specificity, the above forward-looking financial information of Aegerion reflects numerous assumptions and estimates as to future events made by Aegerion management. At the time the Aegerion Forecasts were prepared, Aegerion management believed such assumptions and estimates were reasonable. In preparing the Aegerion Forecasts, Aegerion management made assumptions regarding, among other things, sales of JUXTAPID and MYALEPT in the U.S. and internationally, production costs, and working capital adjustments. In addition, the Aegerion Forecasts assumed a settlement with the DOJ and the SEC of approximately $40 million, payable between 2016 and 2021.

  Financial Projections Related to QLT

        The following table presents selected forward-looking financial information relating to QLT prepared by Aegerion management and provided to the Aegerion board of directors and J.P. Morgan (the "Adjusted QLT Forecasts"), which were not provided to QLT or Greenhill (in millions):

	Fiscal Year Ending December 31,
	2016	2017	2018	2019	2020	2021	2022
Revenue(1)	$0.0	$0.0	$0.0	$0.0	$15.2	$31.2	$47.9
EBIT	$(11.0)	$(12.1)	$(21.3)	$(24.7)	$(27.4)	$15.8	$30.3

	Fiscal Year Ending December 31,
	2023	2024	2025	2026	2027	2028	2029
Revenue(1)	$68.6	$90.3	$92.4	$94.7	$97.0	$99.3	$101.8
EBIT	$45.8	$62.2	$71.7	$74.4	$77.1	$79.9	$82.8

	Fiscal Year Ending December 31,
	2030	2031	2032	2033	2034	2035	2036
Revenue(1)	$20.9	$5.3	$5.5	$5.6	$5.8	$5.9	$6.1
EBIT	$18.1	$4.6	$4.8	$4.9	$5.0	$5.2	$5.3

	Fiscal Year Ending December 31,
	2037	2038	2039	2040
Revenue(1)	$6.2	$6.4	$6.6	$6.7
EBIT	$5.4	$5.6	$5.7	$5.9

(1)
Revenue presents projected revenue for QLT091001, QLT's synthetic retinoid. The projected revenue reflected in the Adjusted QLT Forecasts assumes a 49% probability of technical and regulatory success for QLT091001.

        Although presented with numerical specificity, the Adjusted QLT Forecasts reflect numerous assumptions and estimates as to future events made by Aegerion management. At the time the Adjusted QLT Forecasts were prepared, Aegerion management believed such assumptions and estimates were reasonable. In preparing the Adjusted QLT Forecasts, Aegerion made assumptions regarding, among other things, sales and operating expenses of Retinoid.

        No assurances can be given that the assumptions made in preparing the Aegerion Forecasts and Adjusted QLT Forecasts will reflect future conditions. Since the Aegerion Forecasts and Adjusted QLT Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the Aegerion Forecasts and Adjusted QLT Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" beginning on page 20 and the section above entitled "Cautionary Statement Regarding Forward-Looking Statements", all of which are difficult to predict and many of which are beyond the control of Aegerion and/or QLT and will be beyond the control of the surviving corporation. There can be no assurance that the projected results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Aegerion Forecasts and Adjusted QLT Forecasts, whether or not the merger is completed.

        Aegerion stockholders and QLT shareholders are urged to review Aegerion's and QLT's most recent SEC filings for a description of Aegerion's and QLT's reported and anticipated results of operations and financial condition and capital resources, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Aegerion's and QLT's Annual Reports on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Aegerion Forecasts and Adjusted QLT Forecasts set forth above. No representation is made by Aegerion, QLT, their respective affiliates, officers, directors, advisors or other representatives or any other person to any Aegerion stockholder or QLT shareholder regarding the ultimate performance of Aegerion or QLT compared to the prospective results included in the Aegerion Forecasts and Adjusted QLT Forecasts. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such forward-looking financial information will necessarily be predictive of actual future events, and such forward-looking financial information should not be relied on as such.

  Certain Financial Projections Used by QLT in Connection with the Merger

        Prior to approval by the QLT board of directors of the merger, the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement, certain forward-looking financial information was prepared on a standalone, pre-transaction basis by QLT in connection with the merger and related transactions. The forward looking financial information prepared for and approved by the QLT board of directors on a standalone basis and is not intended to be added together, and adding together the forward-looking financial information for the two companies would not necessarily represent the results Novelion might achieve if the merger is completed.

        The forward-looking financial information reflects assumptions as to certain business decisions that are subject to change. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of QLT, Aegerion or Novelion or that actual results will not differ materially from those presented. Inclusion of the forward-looking financial information in this joint proxy statement/prospectus should not be regarded as a representation by QLT, Aegerion, their respective affiliates, officers, directors, advisors or other representatives that the results contained in the forward-looking financial information will be achieved. Readers of this joint proxy statement/prospectus are cautioned that the forward-looking financial information should not be construed as financial guidance and should not be relied on as such or for any other reason. The forward-looking financial information is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of any matter or to purchase securities of any person.

        Except to the extent required by applicable law, QLT does not intend, nor does it assume any obligation, to update or otherwise revise the forward-looking financial information as a result of circumstances existing since their preparation, to reflect the occurrence of unanticipated events or otherwise, even in the event that any or all of the underlying assumptions are not realized. Furthermore, QLT does not intend to update or revise the forward-looking financial information in this joint proxy statement/prospectus to reflect changes in general economic or industry conditions.

  QLT Forward-Looking Information

        QLT does not, as a matter of course, utilize long-term projections regarding its expectations of future financial performance given, among other things, the uncertainty of the underlying assumptions and estimates. However, in connection with the process leading to the merger agreement, certain internal financial forecasts for QLT were prepared by QLT management on a standalone, pre-transaction basis, for the fiscal years ending December 31, 2016 through 2030. These projections, which are referred to in this section as the "QLT Forecasts," are included in this joint proxy statement/prospectus because QLT management provided the QLT Forecasts to the QLT board of directors in connection with its evaluation of the merger and to Greenhill for its use and reliance in connection with its financial analyses and opinion. In addition, the revenue and development expenses figures from the QLT Forecasts were provided by QLT to Aegerion and J.P. Morgan in connection with their review of the proposed merger.

        The following tables present a summary of the QLT Forecasts:

QLT Forecasts
($ in millions)

	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenue(1)	—	9	25	39	107	167	239	316	374	413	451	482	503	518	537
Development Expenses(2)	(11)	(11)	(11)	(4)	—	—	—	—	—	—	—	—	—	—	—
Earnings Before Interest & Tax(3)	(10)	(23)	(27)	(14)	20	45	80	104	136	156	167	180	188	194	207

(1)
Revenue was estimated by QLT management in consultation with and input from Health Advances regarding the potential size of QLT's target market in the United States, the three largest EU markets, and Japan. Given the ultra-orphan nature of the market for QLT's retinoid drug candidate, exact patient estimates are not available. Assumptions regarding patient populations were based on epidemiological data and market research, and pricing and penetration assumptions were based on a number of factors, including interviews with key prescribers and reimbursement authorities and reference to available data regarding existing ultra-orphan therapies. QLT management applied probability weightings to the QLT Forecast revenue based on the stage of development of the retinoid program, and considered the timing of revenue based on expectations for potential conditional approval in the EU in either 2017 or 2018.

(2)
Development expenses represent the estimated direct costs of the planned retinoid development program, including the pivotal phase 3 clinical trial and the preparation and submission of a Marketing Authorization Application to the EMA and a new drug application to the FDA. It does not include activities related to possible commercialization or salaries, administrative, and public company costs.

(3)
Earnings before interest & tax includes revenues, cost of sales, development expenses, and commercialization, salaries, administrative, and public company costs. Such estimates were not shared with Aegerion or J.P. Morgan.

        The estimates and assumptions underlying the QLT Forecasts are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained therein, including, the risks and uncertainties described in the sections entitled "Risk Factors" beginning on page 20 and the section above entitled "Cautionary Statement Regarding Forward-Looking Statements", and Part I, Item 1A in QLT's Annual Report on Form 10-K for the year ended December 31, 2015.

  Adjusted Aegerion Forward-Looking Information

        The following is a summary of the Adjusted Aegerion Forecasts. The Adjusted Aegerion Forecasts were prepared by QLT management with input from Health Advances and were not shared with Aegerion or J.P. Morgan, but were provided to the QLT board of directors in connection with its evaluation of the merger and to Greenhill for its use and reliance in connection with its financial analyses and opinion.

        The following tables present a summary of the Adjusted Aegerion Forecasts:

Adjusted Aegerion Forecasts
($ in millions)

	2016E	2017E	2018E	2019E	2020E	2021E	2022E
Lomitapide(1)	93	101	76	75	60	58	58
Metreleptin(2)	46	67	98	121	145	160	177

Total Revenues	140	168	174	196	205	218	235
Operating Expenses(3)	(127)	(118)	(88)	(85)	(83)	(80)	(76)
Earnings Before Interest & Tax	(14)	18	48	67	72	84	100

(1)
Lomitapide revenue has been adjusted based on an assumption of stronger competition from PCSK9s and a corresponding increasing decline in U.S. lomitapide revenues.

(2)
Metreleptin revenue has been adjusted based on an assumption of a higher compliance dropout rate across all regions. Additionally, metreleptin revenue was adjusted to reflect a scenario in which Aegerion does not receive approval of metreleptin for the additional indication of severe partial lipodystrophy in 2018.

(3)
Operating expenses have been adjusted to reflect an assumption of further reductions in sales and marketing, and general and administrative costs. Operating expenses and earnings before interest & tax do not include payments agreed to settle DOJ/SEC Investigations.

Governing Documents Following the Merger

        The Notice of Articles and Articles of Novelion immediately following the effective time of the merger will be identical to the Notice of Articles and Articles of QLT as in effect immediately prior to the effective time of the merger. At the effective time of the merger, the certificate of incorporation and bylaws of Aegerion will be amended and restated in their entirety to read as the certificate of incorporation and by-laws of MergerCo in effect immediately prior to the effective time of the merger, until thereafter changed or amended as provided therein or by applicable law.

        It is anticipated that the name of QLT will be changed to "Novelion Therapeutics Inc." upon completion of the merger.

Interests of QLT Directors and Executive Officers in the Merger

        You should be aware that some of QLT's executive officers and directors have interests in the merger that are different from, or in addition to, the interests of QLT shareholders generally. The QLT board of directors was aware of the different or additional interests set forth herein and considered these interests, among other matters, in evaluating, negotiating and recommending the merger agreement. See "—Recommendation of the QLT Board of Directors; QLT's Reasons for the Merger" on page 63.

        Those interests are described below.

  Merger-Related Compensation

        None of QLT's current named executive officers or directors is party to a change in control agreement or other agreement that provides for benefits solely upon the occurrence of the transactions contemplated by the merger agreement except as discussed below. One officer of QLT is party to a change in control severance agreement with "double-trigger" change of control severance provisions, as described under the heading "—QLT Change in Control Severance Agreement."

        As described under the heading "—QLT Equity Incentive Awards," the vesting of DSUs of the QLT directors will be automatically accelerated at the effective time of the merger.

  QLT Change in Control Severance Agreement

        QLT and Dr. Lana Janes, QLT's Senior Vice President, Intellectual Property and Technology Development and Chief Patent Officer, are a party to a Letter Agreement, dated June 1, 2010, that provides for severance payments over 18 months upon a "triggering event" within 24 months following a "change in control." The transactions contemplated by the merger agreement would constitute a "change in control" under Dr. Janes' Letter Agreement, thus entitling her to severance payments in the event of termination by QLT of Dr. Janes' employment without cause or by Dr. Janes after a triggering event (as the terms "cause" and "triggering event" are defined in the agreement) within a period of 24 months following the merger. The severance payment is equal to 18 months' base salary, the maximum RRSP matching contribution to which Dr. Janes would otherwise be entitled during the severance period, amounts in lieu of certain other health and retirement benefits for the severance period, relocation expenses, outplacement counseling and an annual cash incentive compensation entitlement calculated at the target cash incentive compensation entitlement that would otherwise have been paid during the severance period.

  Geoffrey Cox Employment Agreement

        QLT and Dr. Cox are party to an employment agreement, dated October 24, 2014, as amended on April 21, 2015, October 8, 2015, April 7, 2016, and June 17, 2016, that provides for severance upon a termination of his employment other than by QLT for "cause" (as such term is defined in the employment agreement). Under his agreement, Dr. Cox's QLT stock options, to the extent unvested, will accelerate upon his termination of employment and he will be entitled to receive a severance payment equal to no more than two months' base salary.

  QLT Equity Incentive Awards

        The QLT Stock Option Plan and QLT's Directors' Deferred Share Unit Plan will continue in full force and effect in accordance with their respective terms following the merger.

        In accordance with the terms of the Director's Deferred Share Unit Plan, a vested DSU can only be settled by conversion to cash (no shares are issued) and can only be converted after the director ceases to be a member of the QLT board of directors, except that it will not be converted if the director is removed from the QLT board of directors for just cause. If the merger is completed, all unvested DSUs will automatically vest and only four of our six directors will continue serving on Novelion's board of directors. Therefore, the DSUs previously awarded to those directors ceasing their membership will be settled in cash and recognized as a compensation cost and the DSUs previously awarded to those directors continuing with Novelion will be recognized as a liability and a compensation cost.

Value of Acceleration of DSUs Held by Non-Employee Directors

Name	Aggregate Number of DSUs	Value of Acceleration
Jeffrey A. Meckler	28,400	$8,449

Dr. John W. Kozarich	28,400	$8,449

  Ownership Interests

        As of September 20, 2016, the latest practicable date before the printing of this joint proxy statement/prospectus, Jason Aryeh, Chairman of the QLT board of directors, together with his affiliates, beneficially owned 143,400 shares of Aegerion common stock, or approximately 0.5% of the shares of Aegerion common stock outstanding on that date, and 535,478 QLT common shares, or approximately 1.0% of the QLT common shares outstanding on that date. Assuming the transactions contemplated by the merger agreement, including the merger and the private placement pursuant to the unit subscription agreement, had been completed as of that date, Mr. Aryeh and his affiliates would hold approximately 1.9% of the outstanding QLT common shares following the merger.

Interests of Aegerion Directors and Executive Officers in the Merger

        You should be aware that some of Aegerion's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Aegerion stockholders generally. The Aegerion board of directors was aware of the different or additional interests set forth herein and considered these interests, among other matters, in evaluating and negotiating the merger agreement. See section entitled "—Recommendation of the Aegerion Board of Directors; Aegerion's Reasons for the Merger" beginning on page 74.

        In addition to those described further below, these interests include that certain of Aegerion's current directors and executive officers will continue to serve as directors and officers of Novelion and/or the surviving corporation following the effective time of the merger, as discussed in more detail in the section entitled "—Board of Directors and Management Following the Merger" beginning on page 95, including:

  •
  the employment of Mary Szela as Chief Executive Officer of Novelion following the merger;

  •
  the employment of members of Aegerion management by Novelion or the surviving corporation following the merger; and

  •
  the appointment of certain Aegerion directors to the board of directors of Novelion.

        These individuals are expected to receive cash and equity compensation (other than any director who is also an officer of Novelion) for their future services as directors and officers.

        Aegerion directors who will not join the board of directors of Novelion following the merger will receive a cash payment of $50,000 in lieu of their 2016 Aegerion annual director stock option grants.

        Certain directors and executive officers of Aegerion may receive tax gross-up payments from Aegerion if he or she is required to pay an excise tax under Section 4985 of the Code (relating to so called corporate inversions).

  Ownership Interests of Aegerion Directors and Executive Officers

        As of                , 2016 the latest practicable date before the printing of this joint proxy statement/prospectus, directors and executive officers of Aegerion, together with their respective affiliates, beneficially owned and were entitled to vote            shares of Aegerion common stock, or approximately             % of the shares of Aegerion common stock outstanding on that date. Assuming the merger had been completed as of such date, all directors and executive officers of Aegerion, together with their respective affiliates, would beneficially own, in the aggregate,            % of the outstanding Novelion common shares following the merger.

        For a more complete discussion of the ownership interests of the directors and executive officers of Aegerion, see "Share Ownership of Certain Beneficial Owners, Management and Directors of Aegerion." For a more complete discussion of the ownership interests of the directors and executive officers of QLT, see "Share Ownership of Certain Beneficial Owners, Management and Directors of QLT."

  Treatment of Outstanding Aegerion Stock Options and Other Equity Awards

        Pursuant to the merger agreement, Aegerion Stock Options and Aegerion RSUs held by directors and executive officers of Aegerion will be treated as follows:

  •
  each Aegerion Stock Option that is outstanding and unexercised as of immediately prior to the effective time of the merger and that has an exercise price per share of Aegerion common stock equal to or greater than an amount equal to the product obtained by multiplying (i) the equity exchange ratio by (ii) the closing price of a QLT common share on the trading day immediately preceding the closing date will be cancelled at the effective time of the merger without any payment or other consideration therefor;

  •
  at the effective time of the merger (or, for Canadian holders of Aegerion Stock Options, immediately following the effective time of the merger) and except as provided immediately above, each vested and unvested Aegerion Stock Option that is outstanding and unexercised as of immediately prior to the effective time of the merger will be exchanged for an Adjusted Option equal to the product obtained by multiplying (i) the number of shares of Aegerion common stock subject to the Aegerion Stock Option as of immediately prior to the effective time of the merger by (ii) the equity exchange ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option will have an exercise price per QLT common share equal to (x) the per share exercise price of the corresponding Aegerion Stock Option as of immediately prior to the effective time of the merger divided by (ii) the equity exchange ratio, rounded up to the nearest whole cent. Each Adjusted Option will otherwise be subject to the same terms and conditions that applied to the corresponding Aegerion Stock Option immediately prior to the effective time of the merger, including vesting, but excluding any terms that are rendered inoperative solely by reason of the merger; and

  •
  at the effective time of the merger (or, for Canadian holders of Aegerion RSUs, immediately following the effective time of the merger), each vested and unvested Aegerion RSU that is outstanding as of immediately prior to the effective time of the merger will be exchanged for an Adjusted RSU equal to the product obtained by multiplying (i) the total number of shares of Aegerion common stock subject to the Aegerion RSU as of immediately prior to the effective time of the merger by (ii) the equity exchange ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU will otherwise be subject to the same terms and conditions that applied to the corresponding Aegerion RSU immediately prior to the effective time of the merger, including vesting, but excluding any terms that are rendered inoperative solely by reason of the merger.

        The treatment of the stock options and equity awards held by the Aegerion directors and executive officers is more fully described in "—Treatment of Aegerion Equity Awards" on page 97.

Aegerion Non-Employee Director Equity Awards

        Pursuant to the Aegerion non-employee director compensation policy, Aegerion Stock Options held by non-employee directors will vest in full in connection with the merger. Under the merger agreement, if the exercise price of such stock options exceeds the fair market value of the merger consideration, such Aegerion Stock Options will be cancelled at the effective time with no consideration due to the non-employee directors. Mr. Smith also holds Aegerion RSUs, which he received in respect of his prior employment with Aegerion, and they will not be accelerated in connection with the merger and will instead remain eligible to vest based on his continued service as a director.

  Employment Agreements with Certain Aegerion Executive Officers

        In January 2016, Aegerion entered into an employment agreement with Ms. Szela, its Chief Executive Officer, that provides for the following severance payments in the event that Ms. Szela's employment is terminated without "cause" or Ms. Szela resigns for "good reason" (each, as defined in her employment agreement) within 18 months following the occurrence of certain corporate transactions, which would include the merger: (i) accrued but unpaid base salary, any unpaid or unreimbursed business expenses and any accrued but unused vacation through the date of termination; (ii) 18 months' base salary continuation; (iii) 100% acceleration of the vesting of Ms. Szela's then-outstanding unvested equity awards; and (iv) payment of a pro rata portion of Ms. Szela's target annual bonus for the year in which her termination of employment occurs.

        Aegerion also entered into employment agreements with each of Mr. Perry, its Chief Financial and Administrative Officer, Mr. Harshbarger, its General Counsel, Roger Louis, its Senior Vice President, Global Chief Compliance Officer, Linda Buono, its Senior Vice President, Human Resources, and Remi Menes, its Chief Commercial Officer, each of which provides for the following severance payments in the event the executive's employment is terminated without "cause" or the executive resigns for "good reason" (each, as defined in his or her respective employment agreement): (i) accrued but unpaid base salary, any unpaid or unreimbursed business expenses and any accrued but unused vacation through the date of termination; (ii) 12 months' base salary continuation; (iii) continuation of health and dental benefits until the earlier of 12 months after the date of termination and the date the executive becomes re-employed and eligible for other health and/or dental insurance; (iv) to the extent not yet paid at the time of the executive's termination of employment, payment of any outstanding retention bonus at the end of the severance term; and (v) if such termination of employment occurs within 18 months following the occurrence of certain corporate transactions, which would include the merger, 100% acceleration of the vesting of the executive's then-outstanding unvested equity incentive awards. In addition, pursuant to Mr. Perry's employment agreement, he is eligible to receive cash bonus payments, subject to the achievement of certain corporate goals. As of September 20, 2016, the only bonus payment that remains unpaid and eligible to be earned based on the achievement of certain corporate goals is a bonus in the amount of $100,000. This cash bonus will become accelerated and payable in connection with the merger, without regard to whether such corporate goals have been achieved.

        If his or her employment was terminated in connection with the merger without cause or for good reason, assuming a termination on September 20, 2016, Mr. Harshbarger would receive severance payments in an approximate aggregate amount of $508,477, Mr. Louis would receive severance payments in an approximate aggregate amount of $377,323, Ms. Buono would receive severance payments in an approximate aggregate amount of $350,319, and Mr. Menes would receive severance payments in an approximate aggregate amount of $418,633. The value associated with the accelerated vesting of each executive's outstanding equity awards, based on a per share price of Aegerion common stock of $1.61, the average closing price per share of Aegerion common stock for the first five days following the public announcement of the merger on June 15, 2016, would be $37,598 for Mr. Harshbarger, $12,880 for Mr. Louis, and $6,440 for Ms. Buono. Mr. Menes does not hold any equity awards. For information on potential severance and other merger-related payments to Aegerion's named executive officers see "—Summary of Potential Payments to Aegerion's Named Executive Officers" below.

        The employment agreements with each of the executives above will survive completion of the merger.

  Indemnification and Insurance of Aegerion Directors and Officers

        The existing rights of Aegerion's directors and executive officers to indemnification and exculpation as provided in the governing documents of Aegerion and its subsidiaries and contracts by which Aegerion or any of its subsidiaries is bound as of the date of the merger agreement will survive completion of the merger. QLT has agreed to purchase and maintain a new policy of directors' and officers' liability insurance on terms mutually agreeable to QLT and Aegerion effective from and after the closing date. Aegerion has agreed to purchase prepaid non-cancellable run-off directors' and officers' liability insurance on terms substantially similar to the directors' and officers' liability policies maintained by Aegerion prior to the closing date, providing coverage for a period of six years from the closing date with respect to claims arising from or related to facts or events which occurred on or prior to the closing date.

        The indemnification and insurance provisions of the merger agreement are described in more detail in the section entitled, "The Merger Agreement—Indemnification" beginning on page 114.

Summary of Potential Payments to Aegerion's Named Executive Officers

        As required by Item 402(t) of Regulation S-K, the table below sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of Aegerion may receive that is based on or otherwise related to the merger, assuming that the merger was completed on September 20, 2016 (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus) and based on a per share price of Aegerion common stock of $1.61, the average closing price per share of Aegerion common stock for the first five days following the public announcement of the merger on June 15, 2016.

        Except where otherwise noted, the amounts below represent payments that would be payable to Aegerion's named executive officers if their employment were terminated without "cause" or for "good reason" (as defined in the respective employment agreements) (collectively, a "qualifying termination"). The table below assumes that all termination events occurred on September 20, 2016. The table does not include amounts for Mr. Beer, whose employment terminated in July 2015, for Mr. Fitzpatrick, whose employment terminated in June 2015, for Dr. Sumeray and Ms. Weger, whose employment terminated in January 2016, for Mr. Aubuchon, whose employment terminated in April 2016 or for Ms. Carter, whose employment terminated in July 2016.

        Except where otherwise noted, all payments indicated are "double trigger" payments, meaning that they are conditioned both on completion of the merger and a qualifying termination event. The amounts below do not reflect certain compensation actions that may occur before the effective time of the merger. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this document. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation for Aegerion Executive Officers

Named Executive Officer	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Mary Szela	$1,034,325	$156,170	—	$1,190,495
Chief Executive Officer
Sandford D. Smith(1)	—	—	—	—
(former Interim Chief Executive Officer)
Marc Beer(1)	—	—	—	—
(former Chief Executive Officer)
Gregory Perry	$750,000	$56,350	$18,633	$824,983
Chief Financial and Administrative Officer
David Aubuchon(1)	—	—	—	—
(former Acting Chief Financial Officer)
Mark Fitzpatrick(1)	—	—	—	—
(former Chief Financial Officer)
Mark Sumeray(1)	—	—	—	—
(former Chief Medical Officer)
Mary Weger(1)	—	—	—	—
(former Chief Performance Officer)
Martha Carter(1)	—	—	—	—
(former Chief Regulatory Officer)

(1)
Mr. Smith resigned from his position as interim Chief Executive Officer effective January 31, 2016. Mr. Smith remains a member of the Aegerion board of directors. For a summary of the payments and benefits to which Mr. Smith may become entitled in connection with the merger, please see "—Interests of Aegerion Directors and Executive Officers in the Merger" beginning on page 90. The table set forth above does not include amounts payable to Messrs. Beer, Aubuchon, Fitzpatrick or Sumeray or Mmes. Weger or Carter, because each executive terminated employment with Aegerion prior to September 20, 2016.

(2)
Amounts shown in the table above reflect the amount of severance that may become payable to each of Ms. Szela and Mr. Perry by Aegerion in connection with the merger (assuming in each case that a qualifying termination takes place on September 20, 2016) in accordance with the terms of the executive's employment agreement, comprised of: (i) 18 months' (for Ms. Szela) or 12 months' (for Mr. Perry) base salary continuation and (ii) for Mr. Perry, the retention cash bonus amount awarded in August 2015 that would be included in the executives' severance benefits upon termination of employment by Aegerion without cause. The payments described above are "double trigger" arrangements and are conditioned upon the execution of a general release of claims in a form acceptable to Aegerion and compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants. The amount shown for Mr. Perry also includes a cash incentive bonus opportunity of $100,000 that would accelerate and become payable in connection with the merger. This amount is a "single trigger" arrangement, payable without regard to whether any termination of service as an executive officer occurs on or following completion of the merger.

(3)
Amounts shown in the table above reflect the value of the acceleration of unvested Aegerion equity awards, based on a per share price of Aegerion common stock of $1.61, the average closing price per share of Aegerion common stock for the first five days following the public announcement of the merger on June 15, 2016. In connection with his service as a non-employee director of Aegerion, Mr. Smith's unvested Aegerion Stock Options will become immediately vested at the effective time of the merger. The accelerated vesting of Mr. Smith's Aegerion Stock

  Options is a "single trigger" arrangement and would occur without regard to whether Mr. Smith's service as a director terminated on or following completion of the merger. Mr. Smith also holds Aegerion RSUs, which he received in connection with his prior employment with Aegerion. Mr. Smith's Aegerion RSUs will not be accelerated in connection with the merger and will instead remain eligible to vest subject to his continuing service as a member of the board of directors of Novelion, so no acceleration value with respect to such awards is included in the table above. The amounts shown for Ms. Szela and Mr. Perry reflect the acceleration value, if any, of his or her unvested Aegerion Stock Options and Aegerion RSUs and are "double trigger" arrangements, payable only upon a qualifying termination of employment within 18 months following the effective time of the merger. Because all of the Aegerion Stock Options held by Mr. Smith, Ms. Szela and Mr. Perry are not in-the-money, no acceleration value with respect to such awards is included in the table above.

  The allocation of such value between Aegerion Stock Options and Aegerion RSUs is set forth in the following table:

Named Executive Officer	Stock Options ($)	Restricted Stock Units ($)
Mary Szela	—	$156,170
Sandford D. Smith	—	—
Marc Beer	—	—
Gregory Perry	—	$56,350
David Aubuchon	—	—
Mark Fitzpatrick	—	—
Martha Carter	—	—
Mark Sumeray	—	—
Mary Weger	—	—

  All Aegerion Stock Options that are not otherwise cancelled in connection with the merger and all Aegerion RSUs will be converted into Adjusted Options and Adjusted RSUs, as applicable. For additional information, please see the section entitled, "—Treatment of Aegerion Equity Awards" beginning on page 97.

(4)
Reflects the estimated value of health and welfare benefit continuation for Mr. Perry.

(5)
The following table shows, for each named executive officer, the amounts of golden parachute compensation that are "single trigger" or "double trigger" in nature, as the case may be.

Named Executive Officer	Single Trigger Payment ($)	Double Trigger Payment ($)
Mary Szela	—	$1,190,495
Sandford D. Smith	—	—
Marc Beer	—	—
Gregory Perry	—	$824,983
David Aubuchon	—	—
Mark Fitzpatrick	—	—
Mark Sumeray	—	—
Mary Weger	—	—
Martha Carter	—	—

Board of Directors and Management Following the Merger

        Board of Directors.    QLT and Aegerion will use commercially reasonable efforts to cause the board of directors of Novelion following the merger and until the 2017 annual meeting of Novelion to consist of four individuals designated by Aegerion, four individuals designated by QLT, one individual designated by Broadfin Capital and one individual designated by Sarissa Capital. If the approval of QLT shareholders necessary to effect the board composition described above is not obtained prior to the completion of the merger, the board of directors of Novelion will consist of three individuals designated by Aegerion, three individuals designated by QLT, one individual designated by Broadfin Capital and one individual designated by Sarissa Capital. For a specified period of time following the merger, Sarissa Capital would have the right to designate one additional member of the board of directors of Novelion.

        Chief Executive Officer.    Following the completion of the merger, Mary Szela, Chief Executive Officer of Aegerion, will serve as Chief Executive Officer of Novelion.

        In addition, the officers of Aegerion as of immediately prior to the merger will be the officers of the surviving corporation (a wholly-owned subsidiary of Novelion) immediately following the merger and will serve until they are removed, retire or are replaced.

Regulatory Clearances Required for the Merger

        QLT and Aegerion have each agreed to cooperate and use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals that may be required or reasonably necessary to consummate the merger under the HSR Act and any Relevant Laws, and (ii) respond to any requests of any governmental authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any judgment, injunction, order, decision, ruling, determination, award, decree or similar action (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the merger under any Relevant Law. QLT and Aegerion have also each agreed to consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Relevant Law prior to their submission.

        QLT and Aegerion have determined that, subject to additional changes, including, without limitation, an increase in QLT's or Aegerion's stock price, no waivers, consents, clearances or approvals are required under any Relevant Law to consummate the merger.

Exchange of Shares in the Merger

        Prior to the effective time of the merger, QLT will appoint Computershare Investor Services Inc. ("Computershare") to handle the exchange of shares of Aegerion common stock for QLT common shares using the equity exchange ratio. At the effective time of the merger, shares of Aegerion common stock will be automatically converted into the right to receive QLT common shares without the need for any action by QLT, Aegerion, QLT shareholders or Aegerion stockholders. Prior to or at the effective time of the merger, QLT will deposit (or cause to be deposited) with Computershare, in trust for the benefit of holders of shares of Aegerion common stock immediately prior to the effective time of the merger, certificates representing the aggregate number of QLT common shares issuable pursuant to the merger agreement.

        As soon as reasonably practicable after the effective time of the merger, QLT will cause Computershare to send a letter of transmittal to each holder of record of Aegerion common stock immediately prior to the effective time of the merger specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing the Aegerion common stock will pass, only upon proper delivery of such certificates to Computershare. The letter will also include instructions explaining the procedure for surrendering any such certificates in exchange for the merger consideration.

        With respect to such QLT common shares deliverable upon the surrender of Aegerion common stock certificates, until holders of such Aegerion common stock have surrendered such stock certificates to Computershare for exchange, those holders will not receive dividends or distributions with respect to such QLT common shares with a record date after the effective time of the merger.

        After the effective time of the merger, shares of Aegerion common stock will no longer be outstanding, will be automatically cancelled and will cease to exist and each certificate, if any, that previously represented shares of Aegerion common stock will represent only the right to receive the merger consideration, as described above.

Restrictions on Resales

        The QLT common shares received by Aegerion stockholders in the merger will be freely tradable, except that QLT common shares received in the merger by persons who become affiliates of QLT for purposes of Rule 144 under the Securities Act, may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

        The QLT common shares received by Aegerion stockholders in the merger will not be legended and may be resold through registered dealers in each of the provinces of Canada provided that (a) the trade is not a "control distribution" (as defined in National Instrument 45-102—Resale of Securities); (b) no unusual effort is made to prepare the market or create a demand for those securities; (c) no extraordinary commission or consideration is paid in respect of that trade; and (d) if the selling security holder is an insider (as defined under applicable Canadian securities legislation) or officer of Novelion, the insider or officer has no reasonable grounds to believe that Novelion is in default of that legislation. Aegerion stockholders are urged to consult their own professional advisors with respect to restrictions applicable to trades in common shares of Novelion under applicable Canadian securities legislation.

Treatment of Aegerion Equity Awards

  Options to Purchase Aegerion Common Stock

        Each Aegerion Stock Option that is outstanding and unexercised as of immediately prior to the effective time of the merger and that has an exercise price per share of Aegerion common stock equal to or more than an amount equal to the product obtained by multiplying (i) the equity exchange ratio by (ii) the closing price of a QLT common share on the trading day immediately preceding the closing date will be cancelled at the effective time of the merger without any payment or other consideration therefor.

        At the effective time of the merger (for Canadian holders of Aegerion Stock Options, at the time immediately following the effective time of the merger), and except as stated in the preceding paragraph, each vested and unvested Aegerion Stock Option that is outstanding and unexercised as of immediately prior to the effective time of the merger will be exchanged for an option to purchase the number of QLT common shares equal to the product obtained by multiplying (i) the number of shares of Aegerion common stock subject to the Aegerion Stock Option as of immediately prior to the effective time of the merger by (ii) the equity exchange ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option will have an exercise price per QLT common share equal to (a) the per share exercise price of the corresponding Aegerion Stock Option as of immediately prior to the effective time of the merger divided by (b) the equity exchange ratio, rounded up to the nearest whole cent. Each Adjusted Option will otherwise be subject to the same terms and conditions applicable to the corresponding Aegerion Stock Option under the applicable Aegerion equity plan and the agreements evidencing grants thereunder, including vesting terms, but excluding any terms that are rendered inoperative solely by reason of the transactions contemplated by the merger agreement.

  Aegerion Restricted Stock Units

        At the effective time of the merger (for Canadian holders of Aegerion RSUs, immediately following the effective time of the merger), each vested and unvested Aegerion RSU that is outstanding as of immediately prior to the effective time of the merger will be exchanged for a restricted stock unit with respect to a number of QLT common shares equal to the product obtained by multiplying (i) the total number of shares of Aegerion common stock subject to the Aegerion RSU as of immediately prior to the effective time of the merger by (ii) the equity exchange ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU will otherwise be subject to the same terms and conditions applicable to the corresponding Aegerion RSU under the Aegerion equity plan and the agreements evidencing grants thereunder, including vesting terms, but excluding any terms that are rendered inoperative solely by reason of the transactions contemplated by the merger agreement.

        For a more complete discussion of the treatment of Aegerion equity awards, see the section entitled "The Merger Agreement—Treatment of Aegerion Equity Awards" beginning on page 103.

Dividend Policy

        QLT does not currently intend to pay dividends on QLT common shares, and no cash dividends were declared or paid on QLT common shares since inception. The QLT board of directors may declare dividends in the future depending upon numerous factors that ordinarily affect dividend policy, including the results of QLT's operations, its financial condition and general business conditions. On June 27, 2013, QLT distributed $3.92 in cash per QLT common share pursuant to a reduction in the paid up capital of the QLT common shares, which distribution was not considered a dividend under applicable law.

        Aegerion has never declared or paid any cash dividend on its common stock and does not currently intend to do so for the foreseeable future. The Aegerion board of directors may declare dividends in the future depending on numerous factors that ordinarily affect dividend policy, including the results of Aegerion's operations, its financial condition and general business conditions, and subject to any applicable restrictions included in contractual arrangements by which Aegerion is bound at the time. Aegerion currently anticipates that it will retain any future earnings for the development, operation and expansion of its business.

        The merger agreement includes restrictions on the declaration or payment of dividends or other distributions on QLT common shares and Aegerion common stock between the date of the merger agreement and the effective time of the merger.

NASDAQ and TSX Listing of QLT Common Shares; Delisting and Deregistration of Aegerion Common Stock

        It is a condition of the merger that the QLT common shares to be issued to Aegerion stockholders pursuant to the merger be authorized for listing on NASDAQ and the TSX at the effective time of the merger. Upon completion of the merger, shares of Aegerion common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will be subsequently deregistered under the Exchange Act.

Term Loan Facility

        On June 14, 2016, QLT entered into the loan and security agreement concurrently with the execution of the merger agreement, pursuant to which QLT agreed to provide a term loan facility to Aegerion in an aggregate principal amount not to exceed $15 million. Aegerion borrowed $3 million in term loans (the "QLT Loans") on June 15, 2016 and may also borrow up to an additional $3 million per month (commencing July 2016) if and to the extent such amounts are necessary in order for Aegerion to maintain an unrestricted cash balance of $25 million, subject to the satisfaction of certain terms and conditions. The QLT Loans mature on the earliest of (i) July 1, 2019, (ii) the maturity date of the Aegerion Notes, (iii) three business days after a termination of the merger agreement by Aegerion and (iv) 90 days after a termination of the merger agreement by QLT (the "QLT Loan Maturity Date").

        The QLT Loans bear interest at a rate of 8.0% per annum, subject to increase as described below. Until the earlier of (x) payment in full of Aegerion's obligations under the SVB Loan and Security Agreement, and the termination of the SVB Loan Agreement, and (y) the QLT Loan Maturity Date, accrued interest on the QLT Loans is capitalized and added to the aggregate principal amount of the QLT Loans (the "PIK Interest"). If cash interest becomes payable under the loan and security agreement but Aegerion is prohibited from making such cash payments under the terms of the Subordination Agreement (as defined below), such interest rate will increase to 15.0% per annum. If an event of default exists under the terms of the loan and security agreement, an additional 5.0% per annum interest rate will be added to the then-applicable interest rate thereunder, unless the QLT Loans are already accruing interest at the increased rate of 15.0% per annum.

        Aegerion's obligations under the loan and security agreement are secured by (i) a first priority security interest in Aegerion's intellectual property related to MYALEPT (the "MYALEPT IP") and (ii) a second priority security interest in certain other assets securing Aegerion's obligations under the SVB Loan Agreement (excluding certain cash collateral accounts). All borrowings under the loan and security agreement would, subject to the Subordination Agreement (as defined below), become payable under certain circumstances, including if Aegerion terminates the merger agreement to accept a superior proposal.

        Under the terms of the loan and security agreement, Aegerion is subject to certain financial covenants consistent with the financial covenants contained in the SVB Loan Agreement. Such financial covenants will only be tested if (i) the financial covenants under the SVB Loan Agreement are then in effect (and not suspended) or (ii) the SVB Loan Agreement has been terminated. The loan and security agreement also includes (i) representations and warranties, (ii) affirmative and negative covenants which restrict the ability of Aegerion to, among other things, incur indebtedness, grant liens on assets, pay dividends or sell assets and (iii) events of default, including failure to pay amounts when due, breaches of representations and warranties in the loan documents and certain bankruptcy events, in each case, consistent with the SVB Loan Agreement, subject to certain exceptions, thresholds and grace periods set forth therein.

        In connection with the loan and security agreement, on June 14, 2016, QLT, SVB and Aegerion entered into a subordination agreement (the "Subordination Agreement"), pursuant to which QLT's liens and right to receive payments under the loan and security agreement are fully subordinated to the SVB Loan Agreement, other than with respect to the MYALEPT IP and proceeds of dispositions thereof. Upon the occurrence of certain events (including the termination of the merger agreement) subject to a 60-day standstill period, QLT may purchase the outstanding obligations owing to SVB under the SVB Loan Agreement to the extent that SVB is not exercising its rights against the collateral at such time.

Litigation Relating to the Merger

        On August 16, 2016, a complaint captioned Steinberg v. Aegerion Pharmaceuticals, Inc., et al., Case No. 1:16-cv-11668, was filed in the United States District Court for the District of Massachusetts against Aegerion, QLT, MergerCo and each member of the Aegerion board of directors. The action was brought by Chaile Steinberg, who purports to be a stockholder of Aegerion, on her own behalf, and seeks certification as a class action on behalf of all of the Aegerion stockholders. The complaint alleges, among other things, that the August 8, 2016 Form S-4 Registration Statement filed in connection with the proposed transaction is materially misleading. The complaint asserts claims arising under Sections 14(a) and 20(a) of the Exchange Act. The complaint seeks, among other things, to enjoin the proposed transaction, to rescind it or to award recessionary damages should it be consummated and an award of attorneys' fees and expenses. Aegerion and QLT believe that the claims asserted in the complaint are without merit.

THE MERGER AGREEMENT

        The following is a summary of certain material terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated into this joint proxy statement/prospectus by reference in its entirety and is attached hereto as Annex A. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information concerning the merger agreement that is important to you. You are urged to read the merger agreement carefully and in its entirety for a more complete understanding of the merger agreement.

        Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, QLT and Aegerion do not intend for the merger agreement to be a source of factual, business or operational information about the companies. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties were made solely for the benefit of the other parties to the merger agreement and are qualified in several important respects, which you should consider as you read the merger agreement. The representations and warranties are qualified in their entirety by certain information filed by QLT or Aegerion with the SEC, or filed by QLT with the Canadian Securities Administrators, prior to the date of the merger agreement, as well as by confidential disclosure letters that QLT and Aegerion delivered to each other in connection with the execution of the merger agreement, and are qualified by contractual standards of materiality that may differ from what shareholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as accurate statements as of the date of the merger agreement or any other date.

Closing of the Merger

        Unless the merger agreement is terminated prior to such time (see "—Termination of the Merger Agreement" below), the closing of the merger will occur on the earlier of the third business day following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in the merger agreement (other than conditions that by their terms cannot be satisfied until the closing date, but subject to the satisfaction or waiver of those conditions) or such other date as the parties may mutually agree.

        As of the date of this joint proxy statement/prospectus, the parties expect to complete the merger before the end of 2016, subject to receipt of required shareholder approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement. There can be no assurance as to when, or if, the merger will occur.

        On the closing date, the parties have agreed to file a certificate of merger with the Delaware Secretary of State. The merger will become effective at the time the certificate of merger has been so filed or at such other time as is agreed by the parties and specified in the certificate of merger in accordance with the relevant provisions of the DGCL. On the terms and subject to the conditions of the merger agreement, at the effective time of the merger, MergerCo will be merged with and into Aegerion and the separate existence of MergerCo will cease. Aegerion will survive the merger as an indirect wholly-owned subsidiary of QLT.

Merger Consideration

        At the effective time of the merger, each share of Aegerion common stock issued and outstanding as of immediately prior to the effective time of the merger (other than shares owned by Aegerion, QLT or any subsidiary of QLT) by virtue of the merger and without any action on the part of the parties to the merger agreement or the holders of shares of Aegerion common stock will be automatically converted into the right to receive the equity exchange ratio of 1.0256 validly issued, fully paid and nonassessable QLT common shares, with any fractional shares rounded down to the nearest whole share without any reimbursement or payment associated therewith. The equity exchange ratio is subject to reduction in accordance with the terms of the merger agreement in the event that, prior to closing of the merger, Aegerion settles the DOJ/SEC Investigations for an amount that exceeds the amounts set out in Aegerion's preliminary agreements in principle with the DOJ and the SEC and/or the Class Action Lawsuit for an amount that exceeds Aegerion's director and officer liability insurance coverage. In such event, the equity exchange ratio would be adjusted to a number equal to (x) (i) $1.5782 minus (ii) the quotient obtained by dividing the Excess Loss by 30,650,072, divided by (y) $1.5388. If Aegerion does not settle either the DOJ/SEC Investigations or the Class Action Lawsuit prior to closing of the merger, QLT shareholders will receive Warrants with respect to such matter, which will become exercisable in certain circumstances for a number of Novelion common shares upon settlement of the DOJ/SEC Investigations and/or the Class Action Lawsuit, as the case may be. However, if either the DOJ/SEC Investigations or the Class Action Lawsuit, or both, is or are resolved prior to the closing of the merger and the amounts for which either or both matters is resolved exceeds negotiated thresholds by $25 million or more in the aggregate, no Warrants related to such matter will be convertible into QLT common shares. For more information about the Warrants, see the section entitled "The Warrant Agreement" beginning on page 125.

        Each share of Aegerion common stock issued and outstanding as of immediately prior to the effective time of the merger that is owned by Aegerion, QLT or any subsidiary of QLT will no longer be outstanding and will automatically be cancelled and will cease to exist without any consideration therefor. Each share of MergerCo common stock issued and outstanding as of immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation at the effective time of the merger.

Exchange of Aegerion Stock Certificates Following the Merger

        Prior to the effective time of the merger, QLT has agreed to appoint a bank or trust company reasonably acceptable to Aegerion to act as exchange agent (the "exchange agent") for the payment and delivery of the merger consideration.

        At or prior to the effective time of the merger, MergerCo has agreed to deposit with the exchange agent, for the benefit of the holders of Aegerion common stock, for exchange through the exchange agent, certificates representing the aggregate number of QLT common shares to be delivered as merger consideration (or if uncertificated QLT common shares will be issued, QLT has agreed to make appropriate alternative arrangements).

        As promptly as reasonably practicable after the effective time of the merger, and in any event within two business days after the effective time of the merger, QLT has agreed to cause the exchange agent to mail to each holder of record of shares of Aegerion common stock as of immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of such holder's certificates and book entry shares in exchange for the merger consideration.

        Aegerion stockholders should not return stock certificates with their proxy card. Stock certificates should be returned with a letter of transmittal that will be sent to Aegerion stockholders following the effective time of the merger, validly executed in accordance with the instructions you will receive.

        Upon delivery of a duly completed and executed letter of transmittal and surrender of a certificate representing Aegerion common stock or an "agent's message" with respect to book entry shares of Aegerion common stock to the exchange agent, the holder of such certificate or book entry share will be entitled to receive in exchange therefor the number of QLT common shares equal to the number of shares of Aegerion common stock represented by such certificate or book-entry share multiplied by the equity exchange ratio (with any fractional shares rounded down). No interest will be paid or accrued on any amount payable upon surrender of certificates or book-entry shares representing Aegerion common stock. QLT, MergerCo, the surviving corporation and the exchange agent will be entitled to deduct and withhold from any amount payable as consideration to shareholders such amounts as required with respect to making any payment for taxes, and such amounts withheld will be treated as having been paid to such shareholder.

        Upon the effective time of the merger, the stock transfer books of Aegerion will be closed and there will be no further registration of transfers of Aegerion common stock on the stock transfer books of the surviving corporation. If certificates representing Aegerion common stock or book-entry Aegerion common stock are presented after the effective time of the merger, they will be cancelled and exchanged as provided above. If a certificate representing Aegerion common stock has been lost, stolen or destroyed, the exchange agent shall issue to such shareholder the consideration described above in respect of the Aegerion common stock represented by such certificate only upon such shareholder making an affidavit regarding the loss, theft or destruction, and, if required by QLT, posting a bond in such reasonable and customary amount as QLT may reasonably direct as indemnity against any claim that may be made against QLT or the exchange agent in respect of the certificate alleged to have been lost, stolen or destroyed.

        Any portion of the consideration deposited with the exchange agent that has not been transferred to the holders of certificates representing Aegerion common stock or of book-entry Aegerion common stock as of the date of the first anniversary of the effective time of the merger shall be delivered to QLT or its designee and holders of Aegerion common stock that have not exchanged such shares in accordance with the procedures set forth above shall thereafter look only to QLT (subject to abandoned property, escheat or other similar laws) for satisfaction of any claims for merger consideration and any dividends and distributions which such holder has the right to receive pursuant to the merger agreement, without any interest thereon.

Treatment of Aegerion Notes

        Within the time periods required by the terms of the Aegerion Indenture, Aegerion has agreed to take all actions required to be performed by it prior to the effective time of the merger by the terms of the Aegerion Indenture as a result of the execution and delivery of the merger agreement, including the giving of any notices that may be required prior to the effective time of the merger in connection with the convertibility of the Aegerion Notes and the delivery to the Trustee (as defined in the Aegerion Indenture) of any documents or instruments required prior to the effective time of the merger under the terms of the Aegerion Indenture in connection with the consummation of the transactions contemplated by the merger agreement.

        Prior to the effective time of the merger, Aegerion has agreed to facilitate the execution and delivery to the Trustee at the effective time of the merger of the Aegerion Supplemental Indenture, which will provide that, effective at the effective time of the merger, each outstanding Aegerion Note shall no longer be convertible into common stock of Aegerion and shall be convertible solely into Novelion common shares.

Treatment of Aegerion Equity Awards

  Stock Options

        Each Aegerion Stock Option that is outstanding and unexercised immediately prior to the effective time of the merger and that has an exercise price per share of Aegerion common stock equal to or greater than an amount equal to the product obtained by multiplying (i) the equity exchange ratio by (ii) the closing price of a QLT common share on the trading day immediately preceding the closing date will be cancelled at the effective time of the merger without any payment or other consideration therefor.

        At the effective time of the merger (or, for Canadian holders of Aegerion Stock Options, immediately following the effective time of the merger) and except as provided immediately above, each Aegerion Stock Option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be exchanged for an Adjusted Option to purchase the number of QLT common shares equal to the product obtained by multiplying (i) the number of shares of Aegerion common stock subject to the Aegerion Stock Option immediately prior to the effective time of the merger by (ii) the equity exchange ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option will have an exercise price per QLT common share equal to (x) the per share exercise price of the corresponding Aegerion Stock Option immediately prior to the effective time of the merger divided by (y) the equity exchange ratio, rounded up to the nearest whole cent. Each Adjusted Option will otherwise be subject to the same terms and conditions that applied to the corresponding Aegerion Stock Option under the applicable Aegerion equity plan under which it was granted and the agreements evidencing the grants thereunder, including vesting, but excluding any terms that are rendered inoperative solely by reason of the merger.

  Restricted Stock Units

        At the effective time of the merger (or, for Canadian holders of Aegerion RSUs, immediately following the effective time of the merger), each Aegerion RSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be exchanged for an Adjusted RSU with respect to a number of QLT common shares equal to the product obtained by multiplying (i) the total number of shares of Aegerion common stock subject to the Aegerion RSU immediately prior to the effective time of the merger by (ii) the equity exchange ratio, with any fractional shares rounded down to the nearest whole number. Each Adjusted RSU will otherwise be subject to the same terms and conditions that applied to the corresponding Aegerion RSU under the applicable Aegerion equity plan under which it was granted and the agreements evidencing the grants thereunder, including vesting, but excluding any terms that are rendered inoperative solely by reason of the merger.

        Prior to the effective time of the merger, QLT and Aegerion have agreed to take all actions that are required (under Aegerion's equity plans, individual equity award agreements, any applicable laws or otherwise) to effectuate the treatment of the Aegerion Stock Options and Aegerion RSUs and to ensure that, from and after the effective time of the merger, holders of Aegerion Stock Options (whether vested or unvested) and Aegerion RSUs (whether vested or unvested) have no rights with respect thereto other than the right to receive the consideration specified above.

        Prior to the closing, QLT has agreed to take all actions that are required for QLT to assume the Aegerion 2010 Stock Option and Incentive Plan (the "Aegerion 2010 Plan") effective at the effective time of the merger. The parties have agreed to use their reasonable best efforts to amend the Aegerion 2010 Plan, if required to obtain approval for the TSX of QLT's assumption thereof.

Treatment of Aegerion Hedging Arrangements

        Aegerion has agreed to use its commercially reasonable efforts to enter into arrangements (such arrangements to be in a form and substance reasonably acceptable to QLT) with the counterparties of each of (i) the Base Issuer Warrant Transaction, dated August 11, 2014, by and between Aegerion and Jefferies International Limited, (ii) the Base Issuer Warrant Transaction, dated August 11, 2014, by and between Aegerion and JP Morgan Chase Bank, National Association, (iii) the Base Convertible Bond Hedge Transaction, dated August 11, 2014, by and between Aegerion and Jefferies International Limited, and (iv) the Base Convertible Bond Hedge Transaction, dated August 11, 2014, by and between Aegerion and JP Morgan Chase Bank, National Association (collectively, the "Aegerion Hedging Arrangements") to cause such Aegerion Hedging Arrangements to be terminated and cancelled as of the effective time of the merger.

Representations and Warranties

        QLT, MergerCo and Aegerion made representations and warranties in the merger agreement on behalf of themselves and with respect to their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure letters delivered by QLT and Aegerion to each other. The representations and warranties made by Aegerion are also subject to and qualified by certain information included in Aegerion's filings with the SEC from December 31, 2014 to the date of the merger agreement and the representations and warranties made by QLT are also subject to and qualified by certain information included in QLT's filings made with the SEC and the Canadian Securities Administrators from December 31, 2014 to the date of the merger agreement.

  QLT and MergerCo Representations and Warranties

        The representations and warranties made by QLT and MergerCo relate to the following subject matters, among other things:

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  corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

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  authority to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

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  required approvals;

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  absence of the violation of applicable laws, constating documents, material contracts, or material permits as a result of the execution and delivery of the merger agreement, performance of obligations thereunder or consummation of the merger;

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  capitalization of QLT;

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  QLT subsidiaries;

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  "reporting issuer" status under and compliance with applicable Canadian and U.S. securities laws and stock exchange rules;

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  certain financial statements;

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  internal controls and disclosure controls;

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  absence of certain undisclosed liabilities;

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  absence of certain changes and events since December 31, 2015;

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  compliance with applicable laws;

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  litigation;

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  real property leases;

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  ownership of assets;

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  material contracts, including the absence of violation or breach in any material respect of each such contract;

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  certain tax matters;

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  labor and other employment matters, including benefit plans;

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  intellectual property;

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  compliance with certain regulatory matters;

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  corporate books and records;

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  opinion of QLT's financial advisor;

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  QLT board of directors' approval;

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  environmental matters;

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  insurance;

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  QLT shareholder approval;

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  brokers and finders; and

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  classification as Canadian under the Investment Canada Act.

  Aegerion Representations and Warranties

        The representations and warranties made by Aegerion relate to the following subject matters, among other things:

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  corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

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  authority to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

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  required approvals;

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  absence of the violation of applicable laws, organizational documents, material contracts, or material permits as a result of the execution and delivery of the merger agreement, performance of obligations thereunder or the consummation of the merger;

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  capitalization of Aegerion;

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  Aegerion subsidiaries;

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  compliance with U.S. securities laws and stock exchange rules;

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  certain financial statements;

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  internal controls and disclosure controls;

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  absence of certain undisclosed liabilities;

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  absence of certain changes and events since December 31, 2015;

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  compliance with applicable laws;

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  litigation;

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  real property leases;

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  ownership of assets;

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  material contracts, including the absence of violation or breach in any material respect of each such contract;

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  certain tax matters;

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  labor and other employment matters, including benefit plans;

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  intellectual property;

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  compliance with certain regulatory matters;

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  corporate books and records;

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  opinion of Aegerion's financial advisor;

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  approval by the Aegerion board of directors;

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  environmental matters;

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  insurance;

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  Aegerion stockholder approval; and

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  brokers and finders.

        Under the merger agreement, QLT and Aegerion agreed that the parties have made only the representations and warranties contained in the merger agreement.

  Survival of Representations and Warranties

        The representations and warranties of QLT, MergerCo and Aegerion contained in the merger agreement will terminate and expire immediately following the closing (or, if the merger agreement is earlier terminated in accordance with its terms, at the time of the termination).

  Material Adverse Effect

        Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the merger agreement refer to and are qualified by the concept of a "material adverse effect."

        For purposes of the merger agreement, a "material adverse effect" with respect to each of QLT or Aegerion means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has, or would reasonably be expected to have, a material adverse effect on (i) the business, operations, results of operations or condition (whether financial or otherwise) of the subject party and its subsidiaries, taken as a whole, or (ii) the ability of the subject party or its subsidiaries to perform their covenants or obligations under the merger agreement or to consummate the transactions contemplated thereby, except as arising out of or resulting from any of the following:

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  changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which such party or any of its subsidiaries operates or carries on business;

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  changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

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  any natural disaster;

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  changes or developments in or relating to currency exchange or interest rates;

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  changes or developments affecting the pharmaceutical industry in general;

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  any change in applicable laws (other than orders against a party or a subsidiary thereof) or U.S. GAAP;

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  except for purposes of representations regarding required approvals in connection with the merger and the absence of violations of law, the parties' respective constating documents or material contracts of the parties or changes in permits held by the parties as a result of the consummation of the transactions contemplated by the merger agreement, the announcement of the execution of the merger agreement or the transactions contemplated thereby;

  •
  any actions taken (or omitted to be taken) by QLT or Aegerion upon the express written request of the other;

  •
  any changes in the share price or trading volume of Aegerion common stock or QLT common shares, as applicable, or the credit rating or in any analyst's recommendation with respect to QLT or Aegerion, as applicable, or any failure of QLT or Aegerion, as applicable, to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures, including with respect to lomitapide revenues (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a material adverse effect has occurred or is reasonably likely to occur);

  •
  any decision or action with respect to the JUXTAPID Risk Evaluation and Mitigation Strategy program by the FDA, including the expectation and timing of any such action and the impact of such decision or action on the price or patient sales of lomitapide;

  •
  any actions taken by, or agreements between Aegerion and, the SEC, the DOJ and/or federal or Sao Paulo authorities in Brazil in connection with matters disclosed by Aegerion in its public filings between December 31, 2014 and the date of the merger agreement; or

  •
  any decision with respect to Aegerion's pending action in the United States District Court for the District of Massachusetts (Case No. 1:14cv10105).

Covenants

  QLT Interim Operating Covenants

        QLT made covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless Aegerion otherwise consents in writing (to the extent that such consent is permitted by applicable law), which consent shall not be unreasonably withheld, conditioned or delayed, or except as expressly permitted or specifically contemplated by the merger agreement or the confidential disclosure letter delivered by QLT to Aegerion in connection with the merger agreement, or as is otherwise required by applicable law or order, QLT has agreed:

  •
  that QLT and its subsidiaries will maintain their respective facilities and will continue to operate and conduct their respective businesses in the ordinary course;

  •
  that QLT and its subsidiaries will comply in all material respects with the terms of all material contracts and QLT has agreed to use its commercially reasonable efforts to maintain and preserve intact its and its subsidiaries' respective business organizations, assets, permits, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries' respective officers and employees as a group;

  •
  not to, and to cause its subsidiaries not to, directly or indirectly:

  •
  amend or otherwise change their respective constating documents, except to alter or amend bylaws or other constating documents of 3088922, Inc. ("Intermediate Co. 1"), QLT Plug Delivery, Inc. ("Intermediate Co. 2") or MergerCo as may be required to effect the transactions contemplated by the merger agreement;

    •
    declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the QLT common shares (whether in cash or property) other than in connection with the distribution to the QLT shareholders of Warrants;

    •
    split, divide, consolidate, combine or reclassify QLT common shares or any other securities of QLT;

    •
    issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any QLT common shares or other securities of QLT or its subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, QLT common shares, other than the issuance of QLT common shares issuable pursuant to the merger, the issuance of Adjusted Options and Adjusted RSUs, the exercise of the QLT stock options outstanding as of the date of the merger agreement, the vesting or settlement of QLT restricted stock units outstanding as of the date of the merger agreement, the issuance of QLT common shares pursuant to the warrant agreement contemplated by the merger agreement, or the issuance of QLT common shares pursuant to the investment agreement (the "Investment Agreement") contemplated by the merger agreement;

    •
    increase the compensation or benefits of any of the current or former directors or executive officers of QLT or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice); grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee; accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any QLT equity incentive plan; become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any QLT equity incentive plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee; other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee; or hire any new employee at the level of vice president or above;

    •
    redeem, purchase or otherwise acquire any outstanding QLT common shares or other securities convertible into or exchangeable or exercisable for QLT common shares, other than in transactions between two or more QLT wholly-owned subsidiaries or between QLT and a QLT wholly-owned subsidiary;

    •
    amend the terms of any securities of QLT or any of its subsidiaries;

    •
    adopt a plan of liquidation or resolution providing for the liquidation or dissolution of QLT or any of its subsidiaries;

    •
    reorganize, amalgamate or merge with any other person or entity;

    •
    make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated by the merger agreement or in connection with any transactions contemplated by the merger agreement, except as required by applicable laws or U.S. GAAP;

    •
    except as contemplated by the merger agreement, or in connection with any transactions contemplated by the merger agreement, sell, pledge, lease, license, abandon or dispose of any assets or properties of QLT (including the shares or other equity securities of any subsidiary of QLT) or of any of its subsidiaries having a value greater than $250,000 in the aggregate;

    •
    acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities (other than investments made in accordance with QLT's Treasury Policy), contribution of capital, property transfer, or purchase of any property or assets of any other person or entity that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $250,000 in the aggregate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

    •
    incur any indebtedness, other than trade payables in the ordinary course of business, enter into any hedging, derivative or swap transaction or contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity, or make any loans or advances;

    •
    pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in QLT's financial statements, or voluntarily waive, release, assign, settle or compromise any proceeding where such waivers, releases, assignments, settlements or compromises exceed $150,000 in the aggregate or in any case would entail any non-monetary damages;

    •
    settle or compromise any action, claim or other proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the merger agreement;

    •
    enter into any material new line of business, enterprise or other activity;

    •
    expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed $250,000 in the aggregate;

    •
    enter into any contract that would, if entered into prior to the date of the merger agreement, be a QLT material contract, or materially modify, materially amend or terminate any QLT material contract or waive, release or assign any material rights or claims thereunder, or engage in any transaction or series of transactions with an affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

    •
    make, change, revoke or rescind in any manner that is material and adverse to QLT any election relating to taxes, settle or compromise any tax controversy, or make any material amendment with respect to any tax return, change any method of tax accounting or annual tax accounting period, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, or surrender any right to claim a material tax refund, in each case, other than in the ordinary course of business consistent with past practice;

    •
    materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

    •
    take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the merger;

    •
    negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

    •
    except in the ordinary course of business, abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material intellectual property owned by QLT and its subsidiaries; or

    •
    enter into, modify or terminate any contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

        QLT has agreed to notify Aegerion promptly in writing of any event that would have or would reasonably be expected to have a material adverse effect on QLT.

  Aegerion Interim Operating Covenants

        Aegerion made covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless QLT otherwise consents in writing (to the extent that such consent is permitted by applicable law), which consent shall not be unreasonably withheld, conditioned or delayed, or except as is otherwise expressly permitted or specifically contemplated by the merger agreement or the confidential disclosure letter delivered by Aegerion to QLT in connection with the merger agreement or as is otherwise required by applicable law or order, Aegerion has agreed:

  •
  that Aegerion and its subsidiaries will maintain their respective facilities and will continue to operate and conduct their respective businesses in the ordinary course;

  •
  that Aegerion and its subsidiaries will comply in all material respects with the terms of all material contracts and Aegerion has agreed to use its commercially reasonable efforts to maintain and preserve intact its and its subsidiaries' respective business organizations, assets, permits, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries' respective officers and employees as a group;

  •
  not to, and to cause its subsidiaries not to, directly or indirectly:

  •
  amend or otherwise change their respective governing documents, except as may be required to effect the transactions contemplated by the merger agreement;

  •
  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities except the payment of interest or other amounts as and when due pursuant to the terms of Aegerion Notes and, in the case of any of Aegerion's wholly-owned subsidiaries, for dividends payable to Aegerion or among wholly-owned subsidiaries of Aegerion;

  •
  split, divide, consolidate, combine, or reclassify Aegerion common stock or any other securities of Aegerion;

  •
  issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Aegerion common stock or other securities of Aegerion or its subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Aegerion common stock, other than the issuance of Aegerion common stock pursuant to the exercise of the Aegerion Stock Options outstanding as of the date of the merger agreement, vesting or settlement of Aegerion RSUs as of the date of the merger agreement in accordance with the applicable Aegerion equity incentive compensation plan, or the issuance of Aegerion common stock pursuant to the warrants issued in connection with the Aegerion Hedging Arrangements;

    •
    increase the compensation or benefits of any of the current or former directors or executive officers of Aegerion or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice); grant or increase any severance, change in control, termination or similar compensation (including bonuses) or benefits payable to any director, individual independent contractor, officer or employee; accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Aegerion equity incentive plan; become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any Aegerion equity incentive plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee; other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee; or hire any new employee at the level of vice president or above;

    •
    redeem, purchase or otherwise acquire any outstanding Aegerion common stock or other securities convertible into or exchangeable or exercisable for Aegerion common stock, other than from holders of Aegerion Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Aegerion Stock Options as in effect on the date of the merger agreement, or in transactions between two or more wholly-owned subsidiaries of Aegerion or between Aegerion and a wholly-owned subsidiary of Aegerion;

    •
    amend the terms of any securities of Aegerion or any of its subsidiaries;

    •
    adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Aegerion or any of its subsidiaries;

    •
    reorganize, amalgamate or merge with any other person or entity;

    •
    make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable laws or U.S. GAAP;

    •
    except for sales in the ordinary course of business, or as contemplated by the merger agreement or in connection with any transactions contemplated by the merger agreement, sell, pledge, lease, license, abandon or dispose of any assets or properties of Aegerion (including the shares or other equity securities of any subsidiary of Aegerion) or of any subsidiary of Aegerion having a value greater than $250,000 in the aggregate;

    •
    acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities (other than investments made in accordance with the Aegerion treasury policy), contribution of capital, property transfer, or purchase of any property or assets of any other person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $500,000 in the aggregate, or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

    •
    incur any indebtedness, other than trade payables in the ordinary course of business or pursuant to the loan and security agreement, enter into any hedging, derivative or swap transaction or contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances;

    •
    pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in Aegerion's financial statements or the repayment or prepayment by Aegerion of any amounts under the Loan Agreement with QLT, or voluntarily waive, release, assign, settle or compromise any proceeding where such waivers, releases, assignments, settlements or compromises exceed $150,000 in the aggregate or in any case would entail any non-monetary damages;

    •
    settle or compromise any action, claim or other proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the merger agreement;

    •
    enter into any material new line of business, enterprise or other activity;

    •
    expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed $250,000 in the aggregate;

    •
    enter into any contract that would, if entered into prior to the date of the merger agreement, be a material contract, or materially modify, materially amend or terminate any such material contract or waive, release or assign any material rights or claims thereunder, or engage in any transaction or series of transactions with an affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

    •
    make, change, revoke or rescind in any manner that is material and adverse to Aegerion any election relating to taxes, settle or compromise any tax controversy, or make any material amendment with respect to any return, change any method of tax accounting or annual tax accounting period, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, or surrender any right to claim a material tax refund, in each case, other than in the ordinary course of business consistent with past practice;

    •
    materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

    •
    take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the merger;

    •
    negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association; or

    •
    enter into, modify or terminate any contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

        Aegerion has agreed to notify QLT promptly in writing of any event that would have or would reasonably be expected to have a material adverse effect on Aegerion.

  Additional Agreements

        The merger agreement contains certain other covenants of the parties. Each party has agreed to use commercially reasonable efforts to, and to cooperate with the other parties in, satisfying the conditions to closing under the merger agreement, the Investment Agreement and the Loan Agreement. Additionally, the parties have agreed to certain additional covenants, including the following:

  •
  QLT and Aegerion have each agreed, respectively, to cooperate in the preparation of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and other filings to be made with the SEC and other governmental authorities, and to take all actions necessary to schedule and hold the required shareholders meetings of QLT and Aegerion in accordance with the terms of the merger agreement;

  •
  QLT and Aegerion have each agreed, respectively, to provide the other party with reasonable access to information regarding its business, properties, books and records, and to keep confidential any information so obtained;

  •
  QLT has agreed to use commercially reasonable efforts to comply with the terms and satisfy the conditions of, and effect the equity sale contemplated by, the Investment Agreement;

  •
  QLT and Aegerion have agreed to comply with the terms of the Loan Agreement by and between QLT and Aegerion;

  •
  QLT and Aegerion have agreed to take the actions necessary to ensure that (i) dispositions of Aegerion securities in connection with the merger by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act will be exempt under Rule 16b-3 of the Exchange Act and (ii) acquisitions of QLT securities in connection with the merger by individuals subject, or who are expected to become subject, to the reporting requirements of Section 16(a) of the Exchange Act will be exempt under Rule 16b-3 of the Exchange Act;

  •
  QLT has agreed to use all commercially reasonable efforts to cause QLT common shares (i) issued as merger consideration, (ii) issuable on exercise of Adjusted Options, (iii) issuable in respect of each Adjusted RSU and (iv) issuable upon conversion of Aegerion Notes to be approved for listing on NASDAQ and the TSX;

  •
  The parties have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Aegerion common stock from NASDAQ and terminate the registration of Aegerion stock under the Exchange Act;

  •
  If any anti-takeover statute is applicable to the merger, QLT and Aegerion have agreed to waive or grant such approvals as necessary to complete the merger;

  •
  Prior to the effective time of the merger, QLT has agreed to take all actions that are required to change the name of QLT to Novelion Therapeutics Inc. and has agreed to change the trading symbol of QLT common shares to a symbol mutually agreeable to QLT and Aegerion;

  •
  QLT and Aegerion have agreed to cooperate in good faith to develop a mutually acceptable plan to address the expenses and cost structures of QLT and Aegerion following the merger;

  •
  QLT has agreed to enter into the warrant agreement and to use reasonable best efforts to distribute the Warrants in accordance with the terms and conditions of the warrant agreement; and

  •
  QLT has agreed not to increase the number of QLT common shares to be issued pursuant to the Investment Agreement if such increase would result in the proceeds to QLT under the Investment Agreement exceeding $30,000,000 in the aggregate, amend the price per share to be paid to acquire such QLT common shares, or, except to include alternative subscribers in the event of any refusal by an investor to perform its obligations or to increase the aggregate amount of QLT common shares (or other QLT securities) to be issued and sold under the Investment Agreement, amend the Investment Agreement in any other material respect.

Consents and Regulatory Approvals

        Each party to the merger agreement has agreed to, and will cause its wholly-owned subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, such actions and to cooperate with the other parties in taking such actions as are required or reasonably necessary to consummate the merger as promptly as practicable, including:

  •
  as promptly as practicable, obtain from any governmental authority all waivers, consents, clearances and approvals required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement; and

  •
  as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required or reasonably necessary to consummate the transactions contemplated by the merger agreement.

        In particular, the merger agreement requires the parties to make such filings as are necessary and cooperate with the other parties with respect to filings required under the HSR Act and any other law designed to prohibit, restrict or regulate monopolization, trade or foreign investment, and to respond to any requests of any governmental authority for information or documentary material under any such relevant laws.

Governing Documents Following the Merger

        The certificate of incorporation of MergerCo in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation. The by-laws of MergerCo in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Officers and Directors Following the Merger

        QLT and Aegerion have agreed that the board of directors of Novelion following closing, and continuing until the 2017 annual general meeting of Novelion, will consist of four individuals designated by Aegerion, four individuals designated by QLT, one individual designated by Broadfin Capital and one individual designated by Sarissa Capital Management. To the extent that QLT shareholder approval to effect this board composition is not obtained prior to closing, QLT has agreed to take all actions necessary so that the board of directors will consist of three individuals designated by Aegerion, three individuals designated by QLT, one individual designated by Broadfin Capital and one individual designated by the Sarissa Capital Management. For a period of time following closing, the Sarissa Capital Management will have the right to appoint an additional designee who is reasonably acceptable to the QLT board of directors. The parties have agreed that Mary Szela will be elected Chief Executive Officer of Novelion as of closing.

        In addition, the officers of Aegerion as of immediately prior to the effective time of the merger will continue as the officers of the surviving corporation following the merger.

Indemnification

        QLT and Aegerion agree that all indemnification or exculpation rights existing in favor of present or former directors and officers of QLT, Aegerion or any of their respective subsidiaries as provided in the governing documents of such party or contracts by which such party is bound and which are in effect as of the date of the merger agreement will survive the completion of the transactions contemplated by the merger agreement and continue in full force and effect and without modification for the periods contemplated therein.

        QLT has agreed to purchase and cause to be in effect a new policy of directors' and officers' liability insurance on terms mutually agreeable to QLT and Aegerion effective from and after the closing date.

        Each of QLT and Aegerion has agreed to purchase prepaid non-cancellable run-off directors' and officers' liability insurance on terms substantially similar to the directors' and officers' liability policies currently maintained by QLT or Aegerion, as applicable, prior to the closing date, providing coverage for a period of six years from the closing date with respect to claims arising from or related to facts or events which occurred on or prior to the closing date, provided that the premiums for such insurance are not to exceed 300% of the relevant party's current annual premium for directors' and officers' liability insurance.

Board Recommendations; QLT Special Meeting and Aegerion Special Meeting

        The QLT board of directors has adopted the QLT Shareholder Resolutions and QLT Plan Resolution, and directed that the QLT Shareholder Resolutions and the QLT Plan Resolution be submitted to a vote of the QLT shareholders. The Aegerion board of directors has adopted resolutions approving the merger agreement, recommending that the holders of Aegerion common stock vote to adopt the merger agreement and directing that the adoption of the merger agreement be submitted to a vote of the Aegerion stockholders. In furtherance thereof and subject to the requirements of applicable law, QLT and Aegerion each have agreed to take all lawful action to convene a meeting of their respective shareholders, at which QLT shareholders will consider the QLT Shareholder Resolutions and the QLT Plan Resolution and Aegerion stockholders will consider the adoption of the merger agreement, as promptly as practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective.

        Under the merger agreement, the Aegerion board of directors and the QLT board of directors agreed, respectively, to withdraw or modify their recommendations in favor of the adoption of the merger agreement and the approval of the QLT Shareholder Resolutions and the QLT Plan Resolution only under certain limited circumstances detailed below, in accordance with the terms of the merger agreement.

Third-Party Acquisition Proposals

        Subject to the exceptions described below, QLT and Aegerion have each agreed not to, and to cause their respective subsidiaries and representatives not to, directly or indirectly:

  •
  initiate, solicit, facilitate or knowingly encourage, or take any other action that intentionally promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to an acquisition proposal, which, for the purposes of the merger agreement, is defined as any proposal or offer with respect to (i) the acquisition or purchase by any person, entity or group of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Aegerion common stock or QLT common shares, as applicable, or other voting securities of the subject party or any of its subsidiaries representing 20% or more of the outstanding voting securities of such party or such subsidiary, (ii) the acquisition or purchase by any person, entity or group of any assets of QLT or Aegerion, respectively, and/or one or more of the subject party's subsidiaries (including equity interests of any such subsidiary) which assets individually or in the aggregate contribute 20% or more of the consolidated revenue or represent 20% or more of the total asset value of the subject party and its subsidiaries taken as a whole (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), or (iii) a merger, amalgamation, recapitalization, reorganization, or other business combination involving QLT or Aegerion, respectively, or any of the subject party's subsidiaries, whether in a single transaction or a series of related transactions;

  •
  participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other person (other than it or its affiliates) to make or complete an acquisition proposal;

  •
  effect any change of recommendation by its board of directors, other than in accordance with the terms of the merger agreement, as described below; or

  •
  accept or enter into or publicly propose to accept or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any acquisition proposal.

        However, if, prior to the QLT special meeting or the Aegerion special meeting, as applicable, QLT or Aegerion receives a written acquisition proposal that did not result from a breach of the restrictions described above:

  •
  QLT or Aegerion, as applicable, may contact the person making the acquisition proposal (or such person's representatives) solely for the purpose of clarifying the terms of such acquisition proposal and the likelihood of consummation of such acquisition proposal so as to determine whether such acquisition proposal is, or could reasonably be expected to lead to, a "superior proposal" (as defined below); and

  •
  if the QLT or Aegerion board of directors, as applicable, determines in good faith, following consultation with outside legal counsel and financial advisors, that such acquisition proposal is, or could reasonably be expected to lead to, a "superior proposal" and, after consultation with outside legal counsel, that the failure to take the applicable action would be reasonably likely to be inconsistent with the subject party's board of directors' fiduciary duties under applicable law, then QLT or Aegerion, as applicable, may:

  •
  furnish to such person (and such person's representatives) non-public information relating to QLT or Aegerion, as applicable, and such party's subsidiaries pursuant to a confidentiality agreement, provided such non-public information must be furnished concurrently to the other party; and

  •
  engage in discussions and negotiations with such person and its representatives with respect to such acquisition proposal.

        A "superior proposal" with respect to QLT or Aegerion under the merger agreement means a written acquisition proposal (provided, however, that for the purposes of this definition all references to "20%" in the definition of "acquisition proposal" shall be changed to "50%") which, or in respect of which (i) the relevant board of directors has determined in good faith, after consultation with financial advisors and outside legal counsel (a) would, if consummated, taking into account all of the terms and conditions of such acquisition proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to the shareholders from a financial point of view than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions thereof proposed by the other party following notice of the subject acquisition proposal); (b) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and the person or persons making such acquisition proposal; and (c) that funds, securities or other consideration necessary for the acquisition proposal are or are reasonably likely to be available; and (ii) is made available to all of the Aegerion stockholders or the QLT shareholders, as applicable, on the same terms and conditions.

        QLT or Aegerion, respectively, may, prior to the QLT or Aegerion special meeting, as applicable, with respect to an acquisition proposal, enter into an agreement in respect of an acquisition proposal or effect a change of recommendation of its board of directors if and only if:

  •
  such acquisition proposal did not result from a breach of the subject party's non-solicitation covenants under the merger agreement and the party has complied with its match right covenants under the merger agreement;

  •
  the subject party's board of directors has determined in good faith, after consultation with outside legal and financial advisors, that such acquisition proposal constitutes a superior proposal, and that, after consultation with outside legal counsel, the failure to take the relevant action would be reasonably likely to be inconsistent with its board of directors' fiduciary duties;

  •
  the subject party has delivered written notice to the other party promptly (but in any event within twenty-four hours) after the determination by its board of directors that a superior proposal exists, advising the other party that the subject party has received a superior proposal and including written notice of the determination of the subject party's board of directors that the acquisition proposal constitutes a superior proposal, and provided the other party with the document containing the acquisition proposal;

  •
  a period of five business days (or three business days in the case of an amendment to an acquisition proposal) has elapsed from the date on which the other party received from the subject party the notice and documentation relating to the superior proposal;

  •
  if the other party has offered to amend the terms of the merger agreement and the merger during such five-business-day period (or such three-business-day period, as applicable) and the subject party's board of directors has determined in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal continues to be a superior proposal as compared to the merger agreement and the merger (as proposed during the match period to be amended, if applicable) and, after consultation with outside legal counsel, that the failure to take the relevant action would be reasonably likely to be inconsistent with its board of directors' fiduciary duties; and

  •
  its board of directors determines to terminate the merger agreement to enter into an acquisition agreement in respect of such superior proposal and such party pays the termination fee upon termination of the merger agreement.

        Other than in connection with an acquisition proposal, as described above, QLT or Aegerion, respectively, may, prior to the QLT or Aegerion special meeting, as applicable, with respect to an "intervening event" (as defined below), effect a change of recommendation of its board of directors if and only if:

  •
  the subject party's board of directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its board of directors' fiduciary duties;

  •
  the subject party has delivered a written notice to the other party promptly (and in any event, within twenty-four hours) after the determination by its board of directors that an intervening event exists and specifying the intervening event in reasonable detail;

  •
  a period of five business days (or three business days in the case of any material change to the facts and circumstances relating to the intervening event) has elapsed from the date on which the other party received from the subject party the notice relating to the intervening event; and

  •
  if the other party has offered to amend the terms of the merger agreement and the merger during such five-business-day period (or such three-business-day period, as applicable) and the subject party's board of directors has determined in good faith, after consultation with its outside legal counsel, that when assessed against the merger agreement and the merger (as proposed during the match period to be amended, if applicable), the failure to effect a change of recommendation remains reasonably likely to be inconsistent with its board of directors' fiduciary duties.

        An "intervening event" with respect to QLT or Aegerion under the merger agreement, means a material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known, or the consequences of which were not known, by nor was it foreseen by the board of directors of QLT or Aegerion, as applicable, as of or prior to the date of the merger agreement, which event, change, effect, development or occurrence becomes known to the subject party's board of directors prior to receiving shareholder approval and results in the standalone financial condition of the applicable party and its subsidiaries, taken as a whole, being more favorable to the applicable party's shareholders than the merger agreement and the transactions contemplated thereby, and (ii) does not relate to or involve an acquisition proposal, or any changes in the market price, or change in trading volume, of the applicable party's common shares.

Conditions to the Completion of the Merger

        The completion of the transactions depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Aegerion and/or QLT, as applicable.

        The following conditions must be satisfied or waived before QLT or Aegerion is obligated to complete the merger:

  •
  QLT shareholders shall have approved the QLT Shareholder Resolutions and the QLT Plan Resolution;

  •
  Aegerion stockholders shall have adopted the merger agreement at the special meeting of Aegerion stockholders;

  •
  the registration statement on Form S-4 of which this joint proxy statement/prospectus and circular is a part shall be effective, and no stop order suspending the effectiveness of such registration statement shall be in effect;

  •
  the QLT common shares to be issued as merger consideration, issuable on exercise of Adjusted Options, issuable in respect of each Adjusted RSU, issued pursuant to the Investment Agreement and issuable upon conversion of Aegerion Notes shall have been approved for listing on NASDAQ and the TSX, subject only to official notice of issuance;

  •
  the required regulatory approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods related to the required regulatory approvals shall have expired or been terminated, in each case, without the imposition of any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting QLT's or Aegerion's, respectively, (or its subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on either QLT or Aegerion;

  •
  no applicable law or order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any governmental authority which seeks to impose, any material limitations on QLT's ownership of Aegerion or any subsidiary of Aegerion or any requirement that Aegerion, Intermediate Co. 1, Intermediate Co. 2, MergerCo or QLT or any of their respective subsidiaries agree to or implement any action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect;

  •
  no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order, in any case which is in effect and which prevents or prohibits consummation of the merger or any of the other transactions contemplated in the merger agreement, and no governmental authority shall have instituted any proceeding before any governmental authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the merger;

  •
  QLT shall have entered into the Aegerion Supplemental Indenture and such agreement shall remain in full force and effect; and

  •
  the equity sale by QLT contemplated by the Investment Agreement for a minimum aggregate subscription price of $17,500,000 shall have been consummated and the proceeds due to QLT in connection with such sale shall have been deposited in a bank account owned by QLT, provided that in the event of any refusal by an investor to perform its obligations under the Investment Agreement which would result in the failure of this condition to be satisfied, QLT shall use its reasonable best efforts for a period of ten business days immediately following receipt of notice of such refusal to secure commitments from alternative equity subscribers in satisfaction of this condition precedent.

        The obligations of QLT to complete the merger are also conditioned on the satisfaction or waiver of the following conditions:

  •
  Aegerion shall have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

  •
  certain representations and warranties made by Aegerion in the merger agreement relating to organization, authority relative to the merger agreement, capitalization, the opinion of Aegerion's financial advisor and brokers shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, in which case, as of such date);

  •
  the remaining representations and warranties made by Aegerion in the merger agreement shall be true and correct in all respects (disregarding all materiality or material adverse effect qualifications) as of the date of the merger agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Aegerion;

  •
  since the date of the merger agreement, no material adverse effect on Aegerion shall be continuing and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Aegerion;

  •
  QLT shall have received a certificate dated the closing date and validly executed by a senior officer of Aegerion to the effect that the foregoing conditions have been satisfied; and

  •
  QLT shall have completed the distribution of the Warrants in accordance with the terms and conditions of the warrant agreement, provided that QLT shall waive this condition precedent if the warrant agreement is not in effect as of the closing date.

        The obligations of Aegerion to complete the merger are also conditioned on the satisfaction or waiver of the following conditions:

  •
  each of QLT and MergerCo shall have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

  •
  certain representations and warranties made by QLT and MergerCo in the merger agreement relating to organization, authority relative to the merger agreement, capitalization, the opinion of QLT's financial advisor and the absence of brokers shall be true and correct in all material respects, as of the date of the merger agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, in which case, as of such date);

  •
  the remaining representations and warranties made by QLT and MergerCo in the merger agreement shall be true and correct (disregarding all materiality or material adverse effect qualifications) as of the date of the merger agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on QLT;

  •
  since the date of the merger agreement, no material adverse effect on QLT shall be continuing and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on QLT; and

  •
  Aegerion shall have received a certificate dated the closing date and validly executed by a senior officer of QLT to the effect that the foregoing conditions have been satisfied.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the closing in the following ways:

  •
  by mutual written consent of QLT and Aegerion;

  •
  by either QLT or Aegerion if the closing shall not have occurred on or before 11:59 p.m., Eastern Time, on December 14, 2016 (such date, or February 14, 2017 if the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is not declared effective within three months of the initial filing of this joint proxy statement/prospectus, the "Outside Date"), except that such termination right will not be available to a party if its failure to fulfill any obligation or the breach of any representation or warranty made by such party under the merger agreement has been a principal cause of, or resulted in, the failure of the closing to occur by such date;

  •
  by either QLT or Aegerion if the requisite resolutions in favor of the issuance of QLT common shares and Warrants necessary to effect the transactions contemplated by the merger agreement and the unit subscription agreement shall not have been adopted by the QLT shareholders upon the taking of such votes at a duly held meeting of shareholders of QLT, or at any adjournment thereof;

  •
  by either QLT or Aegerion if the requisite vote by the Aegerion stockholders for approval of the merger shall not have been obtained in accordance with applicable laws upon the taking of such vote at a duly held meeting of stockholders of Aegerion, or at any adjournment thereof;

  •
  by either QLT or Aegerion if there shall be passed any law that makes consummation of the merger illegal or otherwise prohibited or if any governmental authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the merger, and such order or other action shall have become final and non-appealable;

  •
  by Aegerion, (i) if the QLT board of directors changes its recommendation to approve the issuance of QLT common shares and Warrants necessary to effect the transactions contemplated by the merger agreement and the unit subscription agreement, (ii) to permit Aegerion to enter into an agreement that constitutes a superior proposal, provided Aegerion complies with its non-solicitation and QLT match right obligations under the merger agreement, (iii) if QLT materially breaches its non-solicitation and Aegerion match right covenants in the merger agreement, (iv) if QLT breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would cause any of the conditions precedent to Aegerion's obligation to consummate the merger not to be satisfied and which breach is not cured within 30 days following written notice of such breach or that by its nature or timing cannot be cured within that time, or (v) if a material adverse effect on QLT shall have occurred since the date of the merger agreement; or

  •
  by QLT, (i) if the Aegerion board of directors changes its recommendation that Aegerion stockholders adopt the merger agreement, (ii) to permit QLT to enter into an agreement that constitutes a superior proposal, provided QLT complies with its non-solicitation and Aegerion match right obligations under the merger agreement, (iii) if Aegerion materially breaches its non-solicitation and QLT match right covenants in the merger agreement, (iv) if Aegerion breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would cause any of the conditions precedent to QLT's obligation to consummate the merger not to be satisfied and which breach is not cured within 30 days following written notice of such breach or that by its nature or timing cannot be cured within that time, or (v) if a material adverse effect on Aegerion shall have occurred since the date of the merger agreement.

Termination Fee

        Under the merger agreement, QLT will be required to pay Aegerion the termination fee of $5,000,000 if the merger agreement is terminated:

  •
  by QLT to permit QLT to enter into an agreement that constitutes a superior proposal;

  •
  by Aegerion if the QLT board of directors has changed its recommendation that shareholders approve the QLT Shareholder Resolutions and the QLT Plan Resolution; or

  •
  in circumstances in which each of the following has occurred:

  •
  the merger agreement is terminated (i) by QLT or Aegerion if the closing of the transactions does not occur by the Outside Date, (ii) by QLT or Aegerion if the QLT shareholders fail to approve the QLT Shareholder Resolutions or (iii) by Aegerion if QLT materially breaches its non-solicitation or Aegerion match right covenants under the merger agreement;

  •
  prior to such termination and before the QLT special meeting of shareholders, an acquisition proposal for QLT shall have been publicly announced or made to QLT or its shareholders and not withdrawn; and

  •
  within twelve months following such termination, QLT or any of its subsidiaries shall have consummated any transaction in respect of an acquisition proposal.

        Under the merger agreement, Aegerion will be required to pay QLT the termination fee of $5,000,000 if the merger agreement is terminated:

  •
  by Aegerion to permit Aegerion to enter into an agreement that constitutes a superior proposal;

  •
  by QLT if the Aegerion board of directors has changed its recommendation that stockholders adopt the merger agreement; or

  •
  in circumstances in which each of the following has occurred:

  •
  the merger agreement is terminated (i) by QLT or Aegerion if the closing of the transactions does not occur by the Outside Date, (ii) by QLT or Aegerion if the Aegerion stockholders fail to adopt the merger agreement or (iii) by QLT if Aegerion materially breaches its non-solicitation or QLT match right covenants under the merger agreement;

  •
  prior to such termination and before the Aegerion special meeting of shareholders, an acquisition proposal for Aegerion shall have been publicly announced or made to Aegerion or its shareholders and not withdrawn; and

  •
  within twelve months following such termination, Aegerion or any of its subsidiaries shall have consummated any transaction in respect of an acquisition proposal.

Injunctive Relief

        Each party to the merger agreement is entitled to injunctive and other equitable relief to prevent breaches of the merger agreement.

Obligations in the Event of Termination

        In the event of a termination as described above, the merger agreement will become void and of no effect except as to those provisions that by their terms contemplate performance following termination. QLT and Aegerion agree that the payment of the termination fee is the sole monetary remedy as a result of the occurrence of any of the events referred to in the section entitled "—Termination Fee," except in the event of a party's intentional or willful breach of the merger agreement. Other than in connection with a termination fee event as described in the preceding sentence, the parties may seek damages in respect of losses incurred as a result of any breach of the merger agreement, injunctive relief to restrain any breach or threatened breach of the merger agreement and/or specific performance.

Amendment

        The merger agreement may, at any time prior to closing, be amended by written agreement of Aegerion QLT and MergerCo without, subject to applicable law, notice or authorization on the part of Aegerion stockholders or QLT shareholders.

Expenses

        Except in respect of any filing fees associated with any filings made pursuant to the HSR Act, which fees shall be split evenly between QLT and Aegerion, each party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of the merger agreement and all documents and instruments executed pursuant to the merger agreement and any other costs and expenses incurred by such party.

No Third Party Beneficiaries

        The merger agreement does not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns, except that (i) present and former directors and officers of QLT, Aegerion and each of their respective subsidiaries have the right to enforce QLT's and Aegerion's covenants to (a) continue to provide the benefit of indemnification and exculpation in favor of such persons as provided in such parties' governing documents and/or by contract and (b) purchase directors' and officers' liability insurance (each of (a) and (b), as described in the section entitled "—Indemnification" above), and (ii) Broadfin Capital and the Sarissa Capital Management will have the right to enforce QLT's and Aegerion's covenants to use commercially reasonable efforts to elect certain directors nominated by each of Broadfin Capital and the Sarissa Capital Management to the QLT board of directors following completion of the merger, as described in the section entitled "—Officers and Directors Following the Merger" above.

Governing Law

        The merger agreement is governed by and to be construed in accordance with Delaware law, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than those of Delaware.

THE VOTING AGREEMENTS

        Concurrently with the execution of the merger agreement on June 14, 2016, (i) QLT entered into the Aegerion Voting Agreements with each of the Aegerion Voting Stockholders, pursuant to which each Aegerion Voting Stockholder agreed during the term of their respective Aegerion Voting Agreement to, among other things, (a) vote its shares of Aegerion common stock held of record or beneficially owned as of the date of the Aegerion Voting Agreements and any shares of Aegerion common stock (and other voting securities of Aegerion) that become owned (whether of record or beneficially) by the Aegerion Voting Stockholders after the execution of the Aegerion Voting Agreements in favor the merger and the other transactions contemplated in the merger agreement and against any competing transaction that may be proposed, and (b) not sell or otherwise transfer or encumber its shares of Aegerion common stock prior to consummation of the merger; and (ii) Aegerion entered into the QLT Voting Agreements with each of the QLT Voting Shareholders, pursuant to which each QLT Voting Shareholder agreed, subject to limited exceptions, during the term of their respective QLT Voting Agreement to, among other things, (x) vote its QLT common shares held of record or beneficially owned as of the date of the QLT Voting Agreements and any QLT common shares (and other voting securities of QLT) that become owned (whether of record or beneficially) by the QLT Voting Shareholder after the execution of the QLT Voting Agreements (i) in favor of the issuance of the Warrants and QLT common shares pursuant to the merger and the other transactions contemplated by the merger agreement and upon the exercise of Warrants, (ii) in favor of an amendment to the QLT Stock Option Plan, as amended, to increase the number of QLT common shares available for issuance thereunder in accordance with the terms of the merger agreement and (iii) against any competing transaction that may be proposed, and (y) not sell or otherwise transfer or encumber its QLT common shares prior to consummation of the merger.

        The Aegerion Voting Stockholders beneficially own, in the aggregate, approximately 23.5% of the outstanding shares of Aegerion common stock. Broadfin and Sarissa Capital own, respectively, 14.5% and 9.0% of the 29,544,196 shares of Aegerion common stock deemed to be outstanding as of September 20, 2016.

        The QLT Voting Shareholders beneficially own, in the aggregate, approximately 26.3% of the outstanding QLT common shares as of September 20, 2016. The QLT Voting Shareholders consist of Broadfin, HCV, K2, Tiger Legatus, the JW Funds, Armistice and the Levin Funds. Broadfin, HCV, K2, Tiger Legatus, the JW Funds, Armistice, and the Levin Funds own, respectively, 9.9%, 4.1%, 3.7%, 3.1%, 3.0%, 2.0%, and 0.5% of the 52,829,398 QLT common shares deemed to be outstanding as of September 20, 2016.

        The Aegerion Voting Agreements and QLT Voting Agreement will terminate upon the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, and (iii) in the event of a change of recommendation by either the QLT board of directors or the Aegerion board of directors, as applicable, in any such case in accordance with the terms of the merger agreement. The QLT Voting Agreements also terminate on the date of any amendment, modification, change or waiver to any provision of the merger agreement that increases the amount or changes the form of the merger consideration (other than adjustments made in accordance with the merger agreement). The Aegerion Voting Agreements also terminate on the date of any amendment, modification, change or waiver to any provision of the merger agreement that reduces the amount or changes the form of the merger consideration (other than in adjustments made in accordance with the merger agreement). In addition, the Aegerion Voting Agreement between QLT and Sarissa Capital terminates upon the earliest to occur of (i) any amendment, modification, change or waiver to any provision of Section 5.12 of the merger agreement or (ii) any other material amendment, modification, change or waiver to any provision of the merger agreement.

 THE WARRANT AGREEMENT

        In connection with the merger agreement, QLT agreed to enter into the warrant agreement with Computershare Trust Company of Canada substantially in the form attached to the merger agreement as Exhibit C. The warrant agreement provides for the DOJ/SEC Matter Warrant and the Class Action Lawsuit Warrant.

        A summary of the material terms of the warrant agreement is set forth below:

        Issuance of Warrants.    Each DOJ/SEC Matter Warrant entitles the Holder of such Warrant to purchase from Novelion a fraction of a common share or more than one whole common share equal to the QLT Share Entitlement Per Warrant (as defined below) for a purchase price of $0.01 per full share if the DOJ/SEC Investigations are resolved for amounts in excess of $40 million. Each Class Action Lawsuit Warrant entitles the Holder of such Warrant to purchase from Novelion a fraction of a common share or more than one whole common share equal to the QLT Share Entitlement Per Warrant for a purchase price of $0.01 per full share if the Class Action Lawsuit is resolved for amounts in excess of insurance proceeds.

        The Excess Loss for the DOJ/SEC Investigations and the Class Action Lawsuit, in the aggregate, is capped at $25 million, meaning that Warrants will not represent a right to receive any additional shares if the Excess Loss, in the aggregate, were to exceed $25 million. In addition, in the event the Excess Loss is equal to or less than $1 million, then the Excess Loss shall be deemed to equal $0. In the event that the Excess Loss equals or exceeds $25 million and the equity exchange ratio had not been adjusted as a result of a pre-closing Excess Loss attributable to the DOJ/SEC Investigations or Class Action Lawsuit, the applicable Warrants relating to the Excess Loss would become exercisable for 69,733,715 Novelion common shares. However, if either the DOJ/SEC Investigations or the Class Action Lawsuit, or both, is or are resolved prior to the closing of the merger and the amounts for which either or both matters is resolved exceeds negotiated thresholds by $25 million or more in the aggregate, no Warrants related to such matters will be convertible into QLT common shares. The purpose of the DOJ/SEC Matter Warrants and Class Action Lawsuit Warrants is to provide legacy QLT shareholders, including the Investors participating in the proposed private placement, with the relative ownership percentage of Novelion that such shareholders would have held were the DOJ/SEC Investigations or Class Action Lawsuit resolved for amounts in excess of the Assumed Loss (defined below) prior to the closing of the merger.

        The "QLT Share Entitlement Per Warrant" will be a number of common shares equal to the Aggregate Number of Warrant Shares (as defined below) divided by the Pre-Merger QLT Share Number (as defined below). Such number of common shares will be calculated using the following defined terms and formulas:

        "Adjusted Exchange Ratio" means an amount equal to (x) the Warrant Adjusted Aegerion Share Price divided by (y) the QLT Share Price.

        "Aegerion Adjusted Percentage Ownership" means a percentage expressed as a decimal equal to (x) (i) the Adjusted Exchange Ratio multiplied by (ii) the Pre-Merger Aegerion Share Number divided by (y) the sum of (i) (A) the Adjusted Exchange Ratio multiplied by (B) the Pre-Merger Aegerion Share Number plus (ii) the Pre-Merger QLT Share Number.

        "Aegerion Share Price" means the Adjusted Aegerion Share Price as defined in Schedule 2.1 to the merger agreement.

        "Aggregate Number of Warrant Shares" means a number of shares equal to (x) the Pro Forma Number of Outstanding Shares minus (y) (i) the Closing Exchange Ratio multiplied by (ii) the Pre-Merger Aegerion Share Number minus (z) the Pre-Merger QLT Share Number.

        "Assumed Loss" in respect of: (i) the DOJ/ SEC Investigations shall be deemed to be USD$40,000,000 and (ii) the Class Action Lawsuit shall be deemed to be USD$0.

        "Closing Exchange Ratio" means the Exchange Ratio (as defined in the merger agreement) as the same may be adjusted pursuant to Schedule 2.1 to the merger agreement.

        "DOJ/SEC Agreements" means Aegerion's preliminary agreements in principle with the Department of Justice and Securities and Exchange Commission, disclosed by Aegerion on a Current Report on Form 8-K on May 12, 2016.

        "Excess Loss" means, in respect of each Matter, the excess, if any, of the Final Loss in respect of such Matter over the Assumed Loss in respect of such Matter; provided, however, Excess Loss shall be deemed to equal $0 for purposes of the Warrant Agreement if the aggregate Excess Loss in respect of any one or more Matters on a combined basis is equal to or less than the USD$1,000,000; provided, further, however, in no event shall the aggregate Excess Loss in respect of either or both Matters on a single or combined basis exceed USD$25,000,000 minus an amount equal to the "Excess Loss" (if any) included in an adjustment to the Initial Exchange Ratio made pursuant to Schedule 2.1 to the merger agreement.

        "Final Loss" means, in respect of each Matter, the Loss incurred by Aegerion and its subsidiaries from and after the Closing (as defined in the merger agreement) in respect of such Matter, including any Loss to be incurred by Aegerion and its subsidiaries pursuant to the Final Resolution of such Matter.

        "Final Resolution" means, (i) with respect to the DOJ/SEC Investigations, imposition by the District Court for the District of Massachusetts of a criminal sentence upon Aegerion in connection with the Matter and entry of either an Order in an Administrative Proceeding or a Consent Judgment in civil action brought by the Securities and Exchange Commission against Aegerion concerning the Matter; or (ii) in respect of the Class Action Lawsuit, resolution of the Class Action Lawsuit pursuant to a written settlement agreement, a stipulation of dismissal or entry of final judgment by a court of competent jurisdiction.

        "Loss" means (i) with respect to the DOJ/SEC Investigations, the aggregate amounts to be paid by Aegerion or any of its affiliates (excluding the amount of any interest that may become payable by Aegerion or any of its affiliates) from and after the Closing to settle the matters set forth in the DOJ/SEC Agreement, provided, that the determination of the Loss would not include any settlement amount, costs, fees, expenses or other liabilities for matters not included in the DOJ/SEC Agreement, including, without limitation, relator attorneys' fees, relators employment claims, the investigation of Aegerion's conduct in Brazil or claims that are a collateral consequence of the DOJ/SEC Matter, if any, and (ii) with respect to the Class Action Lawsuit, any amounts paid by Aegerion or any of its affiliates from and after the Closing pursuant to a Final Resolution, net of any insurance proceeds paid to Aegerion, its affiliates or the plaintiffs in the Class Action Lawsuit in connection with the Final Resolution of the Class Action Lawsuit.

        "Matter" means together, the DOJ/SEC Investigations and the Class Action Lawsuit.

        "Pre-Merger Aegerion Share Number" means 30,650,072.

        "Pre-Merger QLT Share Number" means the sum of (x) 52,829,398 plus (y) the number of Investor Shares (as defined in the unit subscription agreement) subscribed for by the Investors (as defined in the unit subscription agreement) pursuant to the unit subscription agreement.

        "Pro Forma Number of Outstanding Shares" means a number of shares equal to (x) (i) the Closing Exchange Ratio multiplied by (ii) the Pre-Merger Aegerion Share Number divided by (y) the Aegerion Adjusted Percentage Ownership.

        "Warrant Adjusted Aegerion Share Price" means an amount equal to (x) the Aegerion Share Price minus (y) the Excess Loss divided by the Pre-Merger Aegerion Share Number.

        Holders.    Warrants will be (i) distributed as a record date distribution to the QLT shareholders on the basis of one of each of the DOJ/SEC Matter Warrants and the Class Action Lawsuit Warrants for each common share of QLT and (ii) sold as part of the pre-closing private placement to the Investors. See the section entitled "The Unit Subscription Agreement" beginning on page 128. The record date for the distribution of the Warrants to the QLT shareholders will be determined at a later date, but will precede the effective date of the merger.

        Exercise of Warrants.    Novelion will deliver notice of the DOJ/SEC Investigations Warrant Final Resolution (as defined below) to the Holders of the DOJ/SEC Investigations Warrants and notice of the Class Action Lawsuit Warrant Final Resolution (as defined below) to the Holders of the Class Action Lawsuit Warrants, as applicable. Holders of Warrants may exercise only once with respect to the DOJ/SEC Investigations and once with respect to the Class Action Lawsuit, each within three months of receiving the applicable notice of Final Resolution (as defined below) from QLT. The DOJ/SEC Investigations Warrant Final Resolution means the imposition by the District Court for the District of Massachusetts of a criminal sentence upon Aegerion in connection with the matter and entry of either an Order in an Administrative Proceeding or a Consent Judgment in civil action brought by the SEC against Aegerion with respect to the DOJ/SEC Investigations (the "DOJ/SEC Investigations Warrant Final Resolution"). The Class Action Lawsuit Warrant Final Resolution means the resolution of the Class Action Lawsuit pursuant to a written settlement agreement, a stipulation of dismissal or entry of final judgment by a court of competent jurisdiction with respect to the Class Action Lawsuit, together with the Class Action Lawsuit Warrant Final Resolution and the DOJ/SEC Investigations Warrant Final Resolution, each, a "Final Resolution."

        Exercise of the Warrants will be through a cashless exercise and no fractional shares will be issued upon the exercise of Warrants. Each Holder will receive a number of Novelion common shares (rounded down to the next whole number) equal to the aggregate number of Novelion common shares for which the Warrants are being exercised less the number of Novelion common shares that have an aggregate market price on the trading day on which such Warrants are exercised that is equal to the $0.01 exercise price for such Warrant Shares.

        Adjustment Provisions.    The exercise price and exercise number of the Warrants are subject to adjustment upon the occurrence of certain events, including, among other things, stock splits, subdivisions, reclassifications, combinations, distributions of securities and certain repurchases of QLT common shares. In the case of a business combination or reclassification of the Novelion common shares, the board of directors of Novelion shall make such adjustments to terms of the warrant agreement as it determines to be equitable in light of such business combination or reclassification so as not to adversely affect the interests or rights of any of the holders of Warrants in any respect.

        Listing.    The Warrants will not be listed for trading on NASDAQ or the TSX.

        Warrant Agent.    In the warrant agreement, QLT will appoint Computershare Trust Company of Canada, a trust company licensed to carry on trust business in all Provinces in Canada, as the warrant agent, to act on behalf of QLT, and following the merger, Novelion, in connection with the issuance, transfer, exchange, replacement, cancellation and exercise of the Warrants.

        Transferability of Warrants.    Subject to applicable laws, Warrants and all rights attached thereto may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the Holders.

        Termination of Warrant Agreement.    The warrant agreement will terminate if (i) the merger is not consummated by the Outside Date (as defined in the merger agreement) or (ii) three months after the Holders receive the later of the notice of the DOJ/ SEC Investigations Warrant Final Resolution or the notice of the Class Action Lawsuit Warrant Final Resolution.

 THE UNIT SUBSCRIPTION AGREEMENT

        On June 14, 2016, QLT and the Investors entered into the unit subscription agreement. Pursuant to the unit subscription agreement, immediately prior to the consummation of the merger, QLT will sell to the Investors in a private placement the Units consisting of (i) a maximum of 12,363,636 QLT common shares, a portion of which may be issued upon the exercise of a Derivative Security (as defined in the unit subscription agreement) and (ii) an equal number of each of the DOJ/SEC Matter Warrants and the Class Action Lawsuit Warrants, at a purchase price per Unit of $1.76 and an aggregate subscription price of $21,760,000. The Warrants will be subject to the terms of the warrant agreement and exercisable for the same price and on the same terms as those Warrants to be distributed to the existing QLT shareholders. For more information about the Warrants, see the section entitled "The Warrant Agreement" beginning on page 125. QLT has agreed with Broadfin that, in lieu of the 2,840,909 QLT common shares for which it has subscribed under the unit subscription agreement, it will receive a Derivative Security in the form of a fully paid warrant to acquire such number of QLT common shares.

        A summary of the material terms of the unit subscription agreement is set forth below.

        Issuer of Common Shares.    QLT.

        Securities Offered.    Up to 12,363,636 QLT common shares having an aggregate subscription price of $21,760,000 and an equal number of each of the DOJ/SEC Matter Warrants and the Class Action Lawsuit Warrants with an exercise price of $0.01, subject to, among other things, the restrictions on exercise described in more detail in the "The Warrant Agreement" beginning on page 125.

        Investment Closing Date.    Immediately prior to the closing of the merger.

        Listing Approval.    QLT will use commercially reasonable efforts to cause the Private Placement Shares and the QLT common shares to be issued upon exercise of the Warrants to be approved for listing on NASDAQ and conditionally approved for listing on the TSX prior to the investment closing date, subject to official notice of issuance in respect of NASDAQ and subject to compliance with all of the customary requirements of the TSX, including receipt of all documentation required by the TSX. The Warrants will not be listed for trading on NASDAQ or the TSX.

        Conditions to the Investment Closing.    The respective obligations of each Investor and QLT to consummate the subscription and issuance of the Private Placement Shares and the Warrants will be subject to the satisfaction of certain conditions, including: (i) no law will have been enacted, no action shall have been taken by any governmental authority and no order shall have been issued that makes the subscription illegal, (ii) no material amendment of a material right under the merger agreement shall have occurred, (iii) all required QLT shareholder approvals necessary for the subscription shall have been obtained, and (iv) the parties to the merger agreement shall have irrevocably committed, subject to no further conditions, to effect the closing of the merger immediately after the investment closing. Additionally, each Investor's obligation to consummate the subscription shall be subject to certain customary conditions, including (i) the accuracy of representations and warranties of QLT and the compliance with covenants by QLT, subject to materiality thresholds, (ii) QLT has complied with its obligations under the unit subscription agreement, (iii) approval for listing of the Private Placement Shares on NASDAQ and the TSX, (iv) the delivery of certain closing deliverables by QLT, and (v) the absence of any proceeding by any person seeking to prohibit the transactions contemplated by the unit subscription agreement which proceeding would be reasonably likely to have a material adverse effect on such Investor. QLT's obligation to consummate the subscription is also subject to certain customary conditions, including (x) the accuracy of representations and warranties of the Investors and the compliance with covenants by the Investors, subject to materiality thresholds, (y) the delivery of certain closing deliverables by the Investors, and (z) the absence of any proceeding by any person seeking to prohibit the transactions contemplated by the unit subscription agreement which proceeding would be reasonably likely to have a material adverse effect on QLT.

        Termination Rights.    The unit subscription agreement automatically terminates, without the need for any further action by QLT or any Investor, upon the valid termination of the merger agreement. Any Investor may terminate its rights and obligations under the unit subscription agreement if the investment closing has not occurred by the eight-month anniversary of the unit subscription agreement. The unit subscription agreement may also be terminated, with respect to an Investor's rights and obligations, by (i) mutual written consent of QLT and any Investor and (ii) QLT or any Investor if any law has been enacted making the transactions contemplated by the unit subscription agreement illegal or any final and non-appealable order has been issued enjoining QLT or such Investor from consummating the transactions contemplated by the unit subscription agreement, provided that the party seeking to terminate the unit subscription agreement used commercially reasonable efforts to render such law inapplicable.

        Investors' Registration Rights.    The unit subscription agreement provides that QLT shall prepare and cause to be filed with the SEC a registration statement with respect to the resale of the Private Placement Shares to be issued under the unit subscription agreement (the "Investor Registration Statement") promptly following the date on which the registration statement on Form S-4 filed with the SEC in connection with the merger is declared effective by the SEC (and in no event later than the tenth (10th) business day following the date of effectiveness of the registration statement on Form S-4 filed with the SEC in connection with the merger).

        QLT shall use commercially reasonable efforts to, among other things, as expeditiously as possible:

  •
  register and qualify the securities covered by the Investor Registration Statement under the securities or blue sky laws of all domestic jurisdictions, to the extent required; provided that QLT shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

  •
  if required by NASDAQ or the principal securities exchange and/or market on which QLT common shares are then listed, qualify the registrable securities covered by such Investor Registration Statement for listing on NASDAQ or the principal securities exchange and/or market on which QLT common shares are then listed, including the preparation and filing of any required filings with such principal market or exchange.

        All Investor registration expenses in connection with any registration, qualification or compliance with registration pursuant to the unit subscription agreement shall be borne by QLT, and all selling expenses of an Investor shall be borne by such Investor.

        QLT shall keep such Investor registration effective from the date on which the Investor Registration Statement initially became effective until the earlier of: (i) the date on which all the Investors have completed the sales or distribution described in the Investor Registration Statement relating to the registrable securities registered for resale thereunder; (ii) until such registrable securities may be sold by the Investors without restriction pursuant to Rule 144 (or any successor thereto); or (iii) one year from the effective date of the Investor Registration Statement, other than with respect to any Investor who is an "affiliate" (as defined in Rule 144(a)(1) of the Securities Act) of QLT. Thereafter, QLT shall be entitled to withdraw such Investor Registration Statement and the Investors shall have no further right to offer or sell any of the registrable securities registered for resale thereon pursuant to the Investor Registration Statement (or any prospectus relating thereto).

        QLT and each Investor agree to indemnify and hold harmless the other (including such indemnified party's (i) officers, directors, stockholders, employees, advisors, agents and affiliates, (ii) each affiliates' officers, directors, stockholders, employees, advisors and agents, and (iii) each person who controls such indemnified party (within the meaning of the Securities Act, the Exchange

Act or, in the case of QLT, the Canadian securities laws)) against any and all losses arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact (in the case of each Investor, if such untrue statement (or alleged untrue statement) is made by such Investor) contained in the Investor Registration Statement (including any Investor prospectus) or any other document incorporated by reference therein, (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Investor therein not false or misleading (in the case of any Investor prospectus, in light of the circumstances under which they were made), or, in the case of QLT only, (C) any violation by QLT of the Securities Act, the Exchange Act, the Canadian securities laws or any state securities or blue sky laws applicable to QLT; provided that QLT will not be liable in any such case to the extent that any such losses arise out of or are based on any untrue statement or omission based upon written information furnished to QLT by such person and stated to be specifically for use in such Investor Registration Statement or Investor prospectus; provided further that the obligations of each Investor thereunder shall be limited to such Investor's respective subscription price and shall only accrue to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in conformity with written information furnished to QLT by such Investor and stated to be specifically for use in such Investor Registration Statement or Investor prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
MERGER

Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock

        Subject to the limitations and qualifications stated herein, this discussion addresses certain U.S. federal income tax considerations related to the exchange of Aegerion common stock for QLT common shares pursuant to the merger and the ownership and disposition of such shares by U.S. holders (as defined below). The discussion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. holders and does not address tax consequences to a non-U.S. holder (as defined below).

        The discussion of the U.S. holders' tax considerations addresses only those U.S. holders that dispose of Aegerion common shares and acquire QLT common shares pursuant to the merger, and holders of QLT common shares that receive Warrants, and that hold those common shares or Warrants as capital assets and does not address the tax consequences to any special class of holders, including without limitation, holders (directly, indirectly or constructively) of 10% or more of Aegerion common stock or QLT common shares, dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or "integrated" transaction, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes or U.S. holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, U.S. federal estate and gift tax (except as it may be applicable to non-U.S. holders, as defined below), the 3.8% Medicare contribution tax on net investment income or any state, local or foreign tax laws on a holder of Aegerion common stock or QLT common shares.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of Aegerion common stock, QLT common shares or Warrants that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. The term "non-U.S. holder" means any beneficial owner of Aegerion common stock, QLT common shares or Warrants that is not a U.S. holder, a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) or a person holding Aegerion common stock, QLT common shares or Warrants through a partnership.

        If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Aegerion common stock, QLT common shares or Warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold Aegerion common stock, QLT common shares or Warrants should consult their own tax advisors.

  U.S. Federal Income Tax Consequences of the Merger to Aegerion Stockholders

        The receipt of the per share merger consideration by a holder of Aegerion common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between: (i) the fair market value (as of the effective time) of the QLT common shares and (ii) such U.S. holder's adjusted basis in Aegerion common stock exchanged pursuant to the merger. If a U.S. holder acquired different blocks of Aegerion common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Aegerion common stock.

        Gain or loss recognized generally will be capital gain or loss, and will be long term capital gain or loss if the U.S. holder's holding period for such Aegerion common stock, as determined for U.S. federal income tax purposes, exceeds one year as of the effective time of the merger. Long term capital gains for non corporate U.S. holders are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. In addition, it is possible that the IRS may seek to recharacterize the merger as a "reorganization" within the meaning of Section 368 of the Code, or that a U.S. holder exchanging Aegerion common stock acquired substantially identical securities, which could prevent a U.S. holder from claiming a deduction with respect to a loss, if any, realized in respect of the receipt of the per share merger consideration in exchange for shares of Aegerion common stock.

        A U.S. holder's initial tax basis in QLT common shares received pursuant to the merger should equal the fair market value (as of the effective time) of such QLT common shares, as determined for U.S. federal income tax purposes. The holding period for such QLT common shares will begin on the effective date of the merger.

  Distribution of Warrants to QLT Shareholders

        A U.S. holder of QLT common shares will not recognize income, gain or loss in respect of the distribution or exercise of the Warrants, but will recognize gain or loss, if any, in respect of their sale in an amount equal to the proceeds received less the portion of the tax basis in the U.S. holder's QLT common shares that is allocable to the Warrants. In general, if the fair market value of the Warrants on the date of distribution is at least 15% of the fair market value of the underlying stock on such date, a U.S. holder's basis in the underlying stock must be allocated between such stock and the Warrants in proportion to their relative fair market values on such date; if the fair market value of the Warrants on such date is less than 15% of the fair market value of the underlying stock, then the U.S. holder may elect to so allocate basis and otherwise the basis in the underlying stock should be unchanged and the basis in the Warrants should be zero. The holding period for the Warrants should include the holding period for the underlying QLT common shares, and if the Warrants are exercised, the holding period for the shares so acquired should begin with the date of exercise. The terms of the Warrants, however, are unusual, and the facts that the distribution will be made in the context of the merger and that the exercise price is nominal creates some uncertainty. Each U.S. holder of QLT common shares should consult the U.S. holder's own tax adviser as to the particular tax consequences of the distribution, ownership and disposition of the Warrants, including the effect of U.S. federal, state and local tax laws or foreign tax laws.

  Distributions on Novelion Common Shares

        As described in the section entitled "The Merger—Dividend Policy" beginning on page 98, QLT does not currently anticipate paying any cash dividends in the foreseeable future. However, to the extent there are any distributions made with respect to Novelion common shares, subject to the potential PFIC rules discussed below, a U.S. holder of Novelion common shares generally will be required to treat distributions received with respect to such common shares (including the amount of Canadian taxes withheld, if any) as dividend income to the extent of Novelion's current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder's adjusted tax basis in the Novelion common shares and, thereafter, as capital gain recognized on a sale or exchange on the day actually or constructively received by such U.S. holder. In the event Novelion does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles, U.S. holders should assume that any distribution with respect to Novelion common shares will constitute ordinary dividend income.

        Distributions paid in a currency other than U.S. dollars will be included in a U.S. holder's gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

        A U.S. holder who pays (whether directly or through withholding) Canadian taxes with respect to dividends paid on Novelion common shares may be entitled to receive either a deduction or a foreign tax credit for such Canadian taxes paid. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder's U.S. federal income tax liability that such U.S. holder's "foreign source" taxable income bears to such U.S. holder's worldwide taxable income. In applying this limitation, a U.S. holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by Novelion generally will constitute "foreign source" income and generally will be categorized as "passive category income." However, if 50% or more of Novelion common shares are treated as held by U.S. persons, Novelion will be treated as a "United States-owned foreign corporation," in which case dividends may be treated for foreign tax credit limitation purposes as "foreign source" income to the extent attributable to Novelion's non-U.S. source earnings and profits and as "U.S. source" income to the extent attributable to Novelion's U.S. source earnings and profits. Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

        As discussed below in the section entitled "—U.S. Anti-Inversion Rules," Novelion may be treated as a U.S. corporation for U.S. federal income tax purposes. If Novelion is treated as a U.S. corporation, dividends paid to a non-corporate U.S. holder will be subject to reduced rates of taxation if certain holding period and other requirements are met.

        If Novelion is treated as a foreign corporation for U.S. federal income tax purposes, dividends paid to a non-corporate U.S. holder may be subject to reduced rates of taxation if Novelion is classified as a "qualified foreign corporation" and certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its common shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. Novelion common shares are expected to be readily tradable on an established securities market, the NASDAQ Global Market.

        Non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from Novelion if Novelion is classified as a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. As discussed in the Passive Foreign Investment Company discussion below, QLT likely was a PFIC in 2015 and Novelion may be a PFIC in future years, in which case dividends paid by Novelion will not be eligible for reduced rates of taxation.

        U.S. holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

  Sale or Disposition of Novelion Common Shares

        A U.S. holder will recognize gain or loss on the taxable sale or exchange of the Novelion common shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the common shares sold or exchanged are traded on an established securities market and the U.S. holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. holder's adjusted tax basis in the common shares determined in U.S. dollars. The initial tax basis of the Novelion common shares received pursuant to the merger to a U.S. holder should equal the fair market value (as of the effective time) of such Novelion common shares, as determined for U.S. federal income tax purposes.

        Subject to the tax consequences of being classified as a PFIC as discussed below in the section entitled "—Passive Foreign Investment Company", such gain or loss will be capital gain or loss and will be long-term gain or loss if the common shares have been held for more than one year. Under current law, long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  U.S. Anti-Inversion Rules

        Under current U.S. federal tax law, a corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, QLT, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes. These rules are relatively new and complex and there is limited guidance regarding their application.

        Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (ii) the non-U.S. corporation's "expanded affiliated group" does not have "substantial business activities" in the non-U.S. corporation's country of organization or incorporation and tax residence relative to the expanded affiliated group's worldwide activities and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares) as determined for purposes of Section 7874 (this test is referred to as the "80% ownership test").

        For purposes of Section 7874, the first two conditions described above will be met with respect to the merger, because QLT will acquire indirectly all of the assets of Aegerion through the merger, and Novelion, including its "expanded affiliated group," is not expected to have "substantial business activities" in Canada within the meaning of Section 7874 upon consummation of the merger. As a result, whether Section 7874 will apply to cause QLT to be treated as a U.S. corporation for

U.S. federal tax purposes following the merger should depend on the satisfaction of the 80% ownership test.

        Moreover, on April 4, 2016, the U.S. Treasury and the IRS issued the Temporary Section 7874 Regulations, which, among other things, require certain adjustments that generally increase, for purposes of the Section 7874 ownership tests, the percentage of the stock of the acquiring non-U.S. corporation deemed owned (within the meaning of Section 7874) by the former shareholders of the acquired U.S. corporation by reason of holding stock in such U.S. corporation. For example, these temporary regulations disregard, for purposes of determining the Section 7874 ownership percentage, (1) any "non-ordinary course distributions" (within the meaning of the temporary regulations) made by the acquired U.S. corporation during the 36 months preceding the merger, including certain dividends and share repurchases, and (2) shares held by QLT former shareholders that are attributable to the foreign acquirer's passive assets (as determined under applicable rules).

        Whether the 80% ownership test will be satisfied will be impacted by the implied gross value of the QLT assets at the effective time. It is possible that Aegerion stockholders could be deemed to acquire for purposes of Section 7874 more than 80% of QLT in the merger and that as a result Novelion will be treated as a U.S. corporation for U.S. federal income tax purposes. This outcome depends principally on the fair market value of QLT at the effective time. If Novelion were to be treated as a U.S. corporation for U.S. federal tax purposes, it could suffer adverse tax consequences, including potential U.S. income taxes on future profits distributed from non-U.S. subsidiaries and loss of eligibility for benefits under the income tax treaty between Canada and the United States.

        As discussed above, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Many of these rules are contained in the Temporary Section 7874 Regulations which have only recently been issued, and there is no guidance as to their application.

  Passive Foreign Investment Company

        As discussed under the section entitled "—U.S. Anti Inversion Rules" above, it is uncertain whether QLT/Novelion will be treated as a Canadian or U.S. corporation for U.S. federal income tax purposes. The disclosure in this section entitled "Passive Foreign Investment Company" assumes a scenario in which Novelion is treated as a Canadian corporation for U.S. federal income tax purposes.

  Status as a PFIC

        QLT likely was classified as a PFIC for 2008 through 2015. If QLT/Novelion is treated as a foreign corporation for U.S. federal income tax purposes, it expects to be classified as a PFIC in 2016 and may continue to be so classified in future years. The determination of whether Novelion is a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of its assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations.

        The rules governing PFICs can have adverse tax effects on U.S. holders. A corporation generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either: (1) 75% or more of its gross income consists of certain types of passive income, or (2) the average value (determined on a quarterly basis), of its assets that produce, or are held for the production of, passive income is 50% or more of the value of all of its assets.

        Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a non U.S. corporation owns at least 25% by value of the stock of another corporation, the non U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income.

        Additionally, if QLT/Novelion is classified as a PFIC in any taxable year with respect to which a U.S. holder owns common shares, it generally will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding taxable years, regardless of whether it continues to meet the tests described above, unless the U.S. holder makes the "deemed sale election" described below.

        Notwithstanding the foregoing, U.S. holders should consult their own tax advisors regarding Novelion's PFIC status and the impact of the PFIC rules on a U.S. holder.

  U.S. federal income tax treatment of a shareholder of a PFIC

        If Novelion is classified as a PFIC for any taxable year during which a U.S. holder owns Novelion common shares, the U.S. holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether it continues to be classified as a PFIC) with respect to (i) any "excess distributions" (generally, any distributions received by the U.S. holder on its common shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder's holding period for its common shares) and (ii) any gain realized on the sale or other disposition, including a pledge, of its common shares.

        Under these adverse rules (i) the excess distribution or gain will be allocated ratably over the U.S. holder's holding period, (ii) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which QLT/Novelion is classified as a PFIC will be taxed as ordinary income and (iii) the amount allocated to each other taxable year during the U.S. holder's holding period in which QLT/Novelion was classified as a PFIC (a) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (b) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such taxable year.

        If Novelion is classified as a PFIC, a U.S. holder will generally be treated as owning a proportionate amount (by value) of stock or shares owned by Novelion in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions Novelion receives from, and dispositions it makes of, the stock or shares of such subsidiaries. U.S. holders are urged to consult their tax advisors about the application of the PFIC rules to any of Novelion's subsidiaries.

  PFIC "deemed sale" election

        If Novelion ceases to be so classified, a U.S. holder may make an election (a "deemed sale" election) to be treated for U.S. federal income tax purposes as having sold such U.S. holder's common shares on the last day of the taxable year during which Novelion was a PFIC. A U.S. holder that makes a deemed sale election would then cease to be treated as owning stock in a PFIC by reason of ownership of Novelion's common shares. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

  PFIC "mark-to-market" election

        In certain circumstances, a U.S. holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its common shares, provided that the common shares are "marketable." Common shares will be marketable if they are "regularly traded" on a "qualified exchange" or other market within the meaning of applicable U.S. Treasury Regulations.

        A U.S. holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that Novelion is a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. holder's common shares at the close of the taxable year over the U.S. holder's adjusted tax basis in its common shares. An electing U.S. holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. holder's adjusted tax basis in its common shares over the fair market value of its common shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income. A U.S. holder that makes a mark-to-market election generally will adjust such U.S. holder's tax basis in its common shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Gains from an actual sale or other disposition of common shares in a year in which Novelion is a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of common shares will be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

        If Novelion is classified as a PFIC for any taxable year in which a U.S. holder owns common shares but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. The election cannot be revoked without the consent of the IRS unless the common shares cease to be marketable, in which case the election is automatically terminated.

        A mark-to-market election is not permitted for the shares of any of Novelion's subsidiaries that are also classified as PFICs. U.S. holders should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election.

  PFIC "QEF" election

        In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by obtaining certain information from such PFIC and by making a Qualified Electing Fund ("QEF") election to be taxed currently on its share of the PFIC's undistributed income. Novelion expects to provide the information regarding its income that would be necessary in order for a U.S. holder to make a QEF election with respect to common shares if Novelion is classified as a PFIC.

  PFIC information reporting requirements

        If Novelion is a PFIC in any year, a U.S. holder of common shares in such year will be required to file an annual information return on IRS Form 8621 regarding distributions received on such common shares and any gain realized on disposition of such common shares. In addition, if Novelion is a PFIC, a U.S. holder will generally be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of Novelion common shares. This new filing requirement is in addition to the pre-existing reporting requirements described above that apply to a U.S. holder's interest in a PFIC (which this requirement does not affect).

NO ASSURANCE CAN BE GIVEN THAT QLT IS NOT CURRENTLY A PFIC OR THAT NOVELION WILL NOT BE A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

  Reporting Requirements and Backup Withholding

        In general, information reporting requirements will apply to the per share merger consideration received by U.S. holders of Aegerion common stock in the merger, dividends received by U.S. holders of Novelion common shares and the proceeds received on the disposition of Novelion common shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder's broker) or is otherwise subject to backup withholding.

        Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Novelion common shares, subject to certain exceptions, by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Novelion common shares. Regulations have been proposed that would extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. Such U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Novelion common shares.

        THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO U.S. HOLDERS. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO THEM OF THE MERGER.

Certain U.S. Federal Tax Considerations for Non-U.S. Holders of Common Stock

        As discussed under the section entitled "—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock—U.S. Anti-Inversion Rules" above, Novelion may be treated as a U.S. corporation for U.S. federal income tax purposes. The disclosures in this section entitled "—Certain U.S. Federal Tax Considerations for Non-U.S. Holders of Common Stock" assumes a scenario in which Novelion is treated as a U.S. corporation for U.S. federal income tax purposes.

  U.S. Federal Income Tax Consequences of the Merger

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of the per share merger consideration pursuant to the merger unless:

  •
  the recognized gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, or in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder); or

  •
  the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

        Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see "—Certain U.S. Federal Tax Considerations for U.S. Holders of Common Stock—U.S. Federal Income Tax Consequences of the Merger to Aegerion Stockholders" above). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        Recognized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of Aegerion common stock and QLT common shares and regarding any applicable tax treaties that may provide for different rules.

  Distributions on Novelion Common Shares

        As described in the section entitled "The Merger—Dividend Policy" beginning on page 98, QLT does not currently expect to pay dividends. In the event that Novelion does make a distribution of cash or property with respect to its common shares, any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from Novelion's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds Novelion's current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the non-U.S. holder's tax basis in Novelion common shares and thereafter as capital gain from the sale or exchange of such stock. Any such distribution would also be subject to the discussion below under the section entitled "—Additional Withholding and Information Reporting Requirements." Dividends paid to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax unless such non-U.S. holder provides Novelion or its agent, as the case may be, with a properly executed:

  1.
  IRS Form W-8BEN or W-8BEN-E (or successor form) claiming, under penalties of perjury, a reduction in withholding under an applicable income tax treaty, or

  2.
  IRS Form W-8ECI (or successor form) stating that a dividend paid on common shares is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the non-U.S. holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

        The certification described above must be provided to QLT or another applicable withholding agent prior to the payment of the dividends and must be updated periodically. The certification requirement also may require a non-U.S. holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain non-U.S. holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

        Each non-U.S. holder is urged to consult its tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

        If dividends are effectively connected with a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), the non-U.S. holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfactorily provided), will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if such non-U.S. holder is a non-U.S. corporation and dividends are effectively connected with its U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), such non-U.S. holder may be subject to an additional "branch profits tax" equal to 30% (unless reduced by an applicable income treaty) in respect of such effectively-connected income.

        If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such holder may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

  Disposition of Novelion Common Shares

        Subject to the discussion below under the section entitled "—Additional Withholding and Information Reporting Requirements", in general, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange or other taxable disposition of a Novelion common share, unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment);

  •
  the non-U.S. holder is a nonresident alien who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other conditions; or

  •
  Novelion is or has been a "United States real property holding corporation," as defined in the Code (a "USRPHC"), at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period in the Novelion common shares.

        QLT believes it is not, and does not anticipate Novelion becoming, a USRPHC. However, because the determination of whether QLT/Novelion is a USRPHC depends on the fair market value of its U.S. real property relative to the fair market value of other business assets, there can be no assurance that it will not become a USRPHC in the future. Even if Novelion becomes a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of Novelion common shares so long as its common shares continues to be regularly traded on an established securities market and such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of Novelion common shares at any time during the shorter of the five year period ending on the date of disposition and the holder's holding period.

        If a non-U.S. holder is engaged in a trade or business in the U.S. and gain recognized by the non-U.S. holder on a sale or other disposition of Novelion common shares is effectively connected with the conduct of such trade or business, the non-U.S. holder will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. Additionally, a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" imposed at a rate of 30% (or, if applicable, a lower income tax treaty rate). Non-U.S. holders whose gain from dispositions of Novelion common shares may be effectively connected with the conduct of a trade or business in the United States are urged to consult their tax advisors with respect to the U.S. tax consequences of the purchase, ownership and disposition of Novelion common shares.

        A nonresident alien who is subject to U.S. federal income tax because such individual was present in the United States for 183 days or more in the taxable year of the taxable disposition of Novelion common shares will be subject to a flat 30% tax on the gain derived from such disposition, which may be offset by U.S. source capital loss.

  Backup Withholding and Information Reporting

        Generally, a U.S. corporation must report annually to the IRS and to each non-U.S. holder certain information including the non-U.S. holder's name, address and taxpayer identification number, the aggregate amount of distributions on its common stock paid to that non-U.S. holder during the calendar year and the amount of tax withheld, if any.

        Backup withholding tax is imposed on dividends and certain other types of payments to certain U.S. persons (currently at a rate of 28%). In general, backup withholding tax will not apply to payments of dividends on common shares or proceeds from the sale of common shares payable to a non-U.S. holder if the certification described above under "—Distributions on Novelion Common

Shares" is duly provided by such non-U.S. holder or the non-U.S. holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to distributions even if an exemption from backup withholding is established. Copies of any information returns reporting the distributions to a non-U.S. holder and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. holder resides under the provisions of an applicable income tax treaty.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

        Non-U.S. holders are urged to consult their tax advisors regarding their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

  Additional Withholding and Information Reporting Requirements

        Sections 1471 through 1474 of the Code and related Treasury Regulations, together with other Treasury Department or IRS guidance issued thereunder, and intergovernmental agreements, legislation, rules and other official guidance adopted pursuant to such intergovernmental agreements (commonly referred to as "FATCA") generally impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on Novelion common shares and, on or after January 1, 2017 (which, under recent Treasury guidance, is expected to be delayed until on or after January 1, 2019), the gross proceeds from a sale or other disposition of shares of Novelion common shares, unless such persons comply with a complicated U.S. information reporting, disclosure and certification regime. This regime requires, among other things, a broad class of persons to enter into agreements with the IRS to obtain, disclose and report information about their investors and account holders. An intergovernmental agreement between the United States and an applicable foreign country may, however, modify these requirements. Non-U.S. holders should consult their own tax advisors regarding the possible impact of these rules on their ownership of Novelion common shares, and the possible impact of these rules on the entities through which they hold Novelion common shares, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

  U.S. Federal Estate Tax

        Novelion common shares owned or treated as owned by an individual who is a non-U.S. holder at the time of death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate or other tax treaty provides otherwise.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR NON-U.S. HOLDER. NON-U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO THEM OF THE MERGER.

ACCOUNTING TREATMENT

        The merger will be accounting for using the acquisition method of accounting under U.S. GAAP, with QLT considered the acquirer of Aegerion. QLT will record assets acquired, including identifiable intangible assets, and liabilities assumed from Aegerion at their respective fair values upon closing of the merger. The purchase price will be based on the equity exchange ratio multiplied by QLT's share price as of the date of the merger and will also include any amounts that QLT has loaned Aegerion prior to the closing of the merger. Any excess of the purchase price over the fair value of such net assets assumed will be recorded as goodwill. Alternatively, any excess of the fair values of such net assets over the purchase price will be recorded by as a bargain purchase gain.

        The financial condition and results of operations of QLT after completion of the merger will include Aegerion's, but will not be restated retroactively to include the historical financial condition or results of operations of Aegerion. The earnings of QLT following completion of the merger will reflect acquisition accounting adjustments, which include but are not limited to, the effect of changes in the carrying value of assets recognized and liabilities assumed on depreciation expense, amortization expense and interest expense. Indefinite lived intangible assets, including in-process research and development ("IPR&D") and any potential resulting goodwill, will not be amortized, but will be tested for impairment annually and whenever impairment indicators arise. All tangible and intangible assets that are subject to amortization will be tested for impairment whenever impairment indicators arise. If, in the future, QLT determines that tangible or intangible assets (including any potential resulting goodwill) are impaired, QLT will record an impairment charge.

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of QLT

        The following table presents selected historical consolidated financial data of QLT. The selected historical consolidated financial data as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 is derived from QLT's audited consolidated financial statements and accompanying notes, which are contained in QLT's Annual Report on Form 10-K for the year ended December 31, 2015. Similarly, the selected historical consolidated financial data as of June 30, 2016 and 2015 and for each of the six month periods ended June 30, 2016 and 2015 is derived from QLT's unaudited condensed consolidated financial statements and accompanying notes, which are contained in QLT's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016. QLT's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016 are incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2013, 2012 and 2011 and for each of the years then ended, is derived from QLT's audited consolidated financial statements and accompanying notes, which are included in QLT's Annual Reports on Form 10-K as previously filed with the SEC, but are not incorporated by reference into this joint proxy statement/prospectus.

        The unaudited selected historical financial data presented is consistent with the unaudited condensed consolidated financial statements as at and for the three and six months ended June 30, 2016 and the audited consolidated financial statements for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. In addition, in QLT management's opinion, the unaudited selected historical financial data reflect all normal and recurring adjustments necessary for the fair presentation of the results in those periods.

        The unaudited selected historical financial data presented below is only a summary and is not necessarily indicative of the future results of QLT/Novelion following the consummation of the merger. The following information should be read in conjunction with QLT's consolidated financial statements, accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations sections included in the Annual Report on Form 10-K for the year ended December 31, 2015 and in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference into this joint proxy statement/prospectus, and other reports filed with the SEC. For more information, see the section entitled "Where You Can Find Additional Information" beginning on page 217.

	Six Months Ended June 30,			Year Ended December 31,
	2016		2015	2015		2014		2013	2012	2011
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	$5,919		$5,612	$9,790		$13,803		$18,509	$24,578	$23,043
Selling, general, and administrative	10,349	(a)(b)	10,773	15,646	(c)	16,791	(d)	6,986	15,082	17,059
Depreciation	61		367	576		891		964	1,165	1,292
Restructuring Charges	—		—	—		744		2,031	13,850	—
Termination Fee	—		—	(2,667	)(c)	(28,400	)(d)	—	—	—

Total operating expenses	16,329		16,752	23,345		3,829		28,490	54,675	41,394

Loss from operations	(16,329)		(16,752)	(23,345)		(3,829)		(28,490)	(54,675)	(41,394)
Other (expense) income, net	(10,674	)(b)	119	358		(368)		3,251	8,511	11,216

Loss before income taxes	(27,003)		(16,633)	(22,987)		(4,197)		(25,239)	(46,164)	(30,178)
Income tax (expense) recovery	(11)		(14)	(22)		192		(599)	3,900	(1,201)

Net loss from continuing operations	(27,014)		(16,647)	(23,009)		(4,005)		(25,838)	(42,264)	(31,379)
(Loss) Income from discontinued operations, net of tax:	—		—	—		(66)		967 (e)	87,962 (f)	963
Net (loss) income applicable to common shareholders	$(27,014)		$(16,647)	$(23,009)		$(4,071)		$(24,871)	$45,698	$(30,416)

Net loss per common share—basic and diluted	$(0.51)		$(0.32)	$(0.44)		$(0.08)		$(0.49)	$0.91	$(0.61)

Weighted average shares outstanding—basic and diluted	52,829,398		51,508,245	52,168,822		51,126,396		50,908,953	50,112,389	50,104,788

	As of June 30,	As of December 31,
	2016	2015	2014	2013		2012	2011
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$79,943	$141,824	$155,908	$118,521	(g)	$307,384	$205,597
Total assets	86,462	145,166	160,371	163,867		401,218	344,544
Total stockholders' equity	80,067	141,341	156,512	157,784		388,318	329,005

Footnotes:

The comparability of the foregoing information was impacted by certain divestitures that have occurred since 2009. The following footnotes have been provided to supplement the financial data summarized above.

(a)
On June 14, 2016, QLT and Aegerion agreed to a merger under the terms of the merger agreement by and among Aegerion, QLT and Isotope Acquisition Corp. The terms and conditions of this proposed merger are explained throughout this joint proxy statement/prospectus. During the six months ended June 30, 2016, QLT incurred $3.6 million of consulting and advisory fees in connection with the pursuit of the merger with Aegerion.

(b)
On February 5, 2016, QLT acquired 7,200,000 shares of Aralez at a price of $6.25 per share representing a total investment of $45.0 million (the "Aralez Investment"). On March 17, 2016, QLT sold 2,400,000 of these shares to certain parties under the terms of a share purchase agreement for $15.0 million. On April 5, 2016, the QLT board of directors effected a distribution to QLT shareholders consisting of 4,799,619 of the remaining shares and $15.0 million of cash (the "Aralez Distribution"). The value of each Aralez share on the date of distribution was $4.02. During the six months ended June 30, 2016, QLT recognized a $10.7 million loss to reflect the change in value from the acquisition date to the distribution date. In addition, QLT incurred consulting and advisory fees of $4.4 million in connection with the Aralez Investment and Aralez Distribution.

(c)
On September 15, 2015, the merger agreement with InSite was terminated after InSite's board of directors notified QLT that it had reviewed a second unsolicited offer from Sun Pharmaceuticals Industries Ltd. ("Sun") and determined that it was superior to the proposed merger with QLT. The proposal from Sun was an all-cash offer to acquire InSite for $0.35 per share of InSite common stock. As a result, InSite notified QLT that it was exercising its right to terminate the merger agreement with InSite in order to enter into an agreement with Sun, and InSite paid QLT a termination fee of $2.7 million. During the year ended December 31, 2015, QLT incurred consulting and transaction fees of $9.4 million in connection with the pursuit of the merger with InSite and certain other the strategic transactions.

(d)
On October 8, 2014, the Agreement and Plan of Merger (the "Auxilium merger agreement") among QLT, Auxilium, QLT Holding Corp., and QLT Acquisition Corp., terminated after Auxilium delivered a notice of termination to QLT informing QLT that Auxilium's board of directors had determined that a proposal received from Endo International plc was a superior proposal under the terms of the Auxilium merger agreement. Due to this change in recommendation by Auxilium's board of directors and in accordance with the termination provisions of the Auxilium merger agreement, on October 9, 2014 Auxilium paid QLT a termination fee of $28.4 million. On October 22, 2014, pursuant to the terms of QLT's financial advisory services agreement with Credit Suisse Securities (USA) LLC ("Credit Suisse"), QLT paid Credit Suisse a fee of $5.7 million in connection the termination of the Auxilium merger agreement. During the year ended December 31, 2014, QLT incurred consulting and transaction fees of $10.2 million in connection with the pursuit of the proposed merger with Auxilium.

(e)
On April 3, 2013, QLT completed the sale of its punctal plug drug delivery system technology to Mati Therapeutics Inc. ("Mati") pursuant to an asset purchase agreement. During the year ended December 31, 2013, QLT recognized a $1.1 million gain within discontinued operations, which represented $1.2 million of sale proceeds net of the $0.2 million carrying value of certain equipment sold and a negligible amount of other transaction fees.

(f)
On September 24, 2012, QLT completed the sale of its Visudyne business to Valeant Pharmaceuticals, Inc. pursuant to an asset purchase agreement. During the year ended December 31, 2012, QLT recognized a pre-tax gain of $101.4 million related to this transaction within discontinued operations.

(g)
On June 27, 2013, QLT completed a $200.0 million special cash distribution, by way of a reduction of the paid-up capital of the QLT common shares (the "Cash Distribution"). The Cash Distribution was approved by QLT shareholders at QLT's annual and special shareholders' meeting on June 14, 2013. All QLT shareholders of record as at June 24, 2013 were eligible to participate in the Cash Distribution and received a payment of approximately $3.92 per share based upon the 51,081,878 common shares issued and outstanding on June 24, 2013.

Selected Quarterly Historical Financial Data of QLT

(in thousands of U.S. dollars, except per share information)

2016(a),(b)	March 31	June 30	September 30	December 31
Research and development expenses	$2,990	$2,929
Net loss	(21,894)	(5,120)
Basic and diluted net loss per common share(e)	(0.41)	(0.10)

2015(c)	March 31	June 30	September 30	December 31
Research and development expenses	$2,208	$3,404	$2,142	$2,036
Net loss	(5,896)	(10,751)	(2,682)	(3,680)
Basic and diluted net loss per common share(e)	(0.12)	(0.21)	(0.05)	(0.06)

2014(d)	March 31	June 30	September 30	December 31
Research and development expenses	$4,813	$4,079	$2,792	$2,119
Net (loss) income from continuing operations	(6,462)	(8,581)	(4,926)	15,964
Net (loss) income	(6,462)	(8,638)	(4,932)	15,961
Basic and diluted net (loss) income per common share(e)(f)	(0.13)	(0.17)	(0.10)	0.31

Footnotes:

(a)
On June 14, 2016, QLT and Aegerion agreed to a merger under the terms of the merger agreement by and among Aegerion, QLT and Isotope Acquisition Corp. The terms and conditions of this proposed merger are explained throughout this joint proxy statement/prospectus. During the three month periods ended March 31, 2016 and June 30, 2016, QLT incurred $0.4 million and $3.2 million of consulting and advisory fees, respectively, in connection with the pursuit of the merger with Aegerion.

(b)
On February 5, 2016, QLT completed the Aralez Investment. On March 17, 2016, QLT sold 2,400,000 of these shares to certain parties under the terms of a share purchase agreement for $15.0 million. On April 5, 2016, the QLT board of directors effected the Aralez Distribution. The value of each Aralez share on the date of distribution was $4.02. During the three month periods ended March 31, 2016 and June 30, 2016, QLT recognized a $13.0 million loss and a $2.3 million gain, respectively, to reflect the changes in value from the acquisition date to the distribution date. During the three month periods ended March 31, 2016 and June 30, 2016, QLT incurred nil and $4.4 million, respectively of consulting and advisory fees in connection with the Aralez Investment and Aralez Distribution.

(c)
On September 15, 2015, the merger agreement with InSite was terminated after InSite's board of directors notified QLT that it had reviewed a second unsolicited offer from Sun and determined that it was superior to the proposed merger with QLT. The proposal from Sun was an all-cash offer to acquire InSite for $0.35 per share of InSite common stock. As a result, InSite notified QLT that it was exercising its right to terminate the merger agreement with InSite in order to enter into an agreement with Sun, and InSite paid QLT a termination fee of $2.7 million. During the year ended December 31, 2015, QLT incurred consulting and transaction fees of $9.4 million in connection with the pursuit of the merger with InSite and certain other the strategic transactions.

(d)
On October 8, 2014, the Auxilium merger agreement terminated after Auxilium delivered a notice of termination to QLT informing QLT that Auxilium's board of directors had determined that a proposal received from Endo International plc was a superior proposal under the terms of the

  Auxilium merger agreement. Due to this change in recommendation by Auxilium's board of directors and in accordance with the termination provisions of the Auxilium merger agreement, on October 9, 2014 Auxilium paid QLT a termination fee of $28.4 million. On October 22, 2014, pursuant to the terms of QLT's financial advisory services agreement with Credit Suisse, QLT paid Credit Suisse a fee of $5.7 million in connection the termination of the Auxilium merger agreement. During the year ended December 31, 2014, QLT incurred consulting and transaction fees of $10.2 million in connection with the pursuit of the proposed merger with Auxilium.

(e)
Basic and diluted (loss) income per QLT common share are determined separately for each quarter. As a result, the sum of the quarterly amounts may differ from the annual amounts disclosed in the consolidated financial statements due to the use of different weighted average numbers of QLT common shares outstanding.

(f)
At December 31, 2014, basic income per QLT common share was calculated using a weighted average QLT common share total of 51,190,589, while diluted income per common share was calculated using a weighted average QLT common share total of 51,219,970, as the restricted stock units had a dilutive impact during the three months ended December 31, 2014. However, the dilutive impact did not change the income per common share value, as basic and diluted net income per QLT common share were calculated as $0.31.

Selected Historical Consolidated Financial Data of Aegerion

        The following table presents selected historical consolidated financial data of Aegerion. The selected historical consolidated financial data as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 is derived from Aegerion's audited consolidated financial statements and accompanying notes, which describes conditions that raise substantial doubt about Aegerion's ability to continue as a going concern as described in Note 1 to the audited consolidated financial statements, that are contained in Aegerion's Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus. Similarly, the selected historical consolidated financial data as of June 30, 2016 and 2015 and for the three and six month periods then ended is derived from Aegerion's unaudited condensed consolidated financial statements and accompanying notes, which are contained in Aegerion's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011 is derived from Aegerion's audited consolidated financial statements and accompanying notes, which are included in Aegerion's Annual Reports on Form 10-K as previously filed with the SEC but are not incorporated by reference into this joint proxy statement/prospectus.

        The unaudited selected historical financial data presented is consistent with the unaudited condensed consolidated financial statements as at and for the three and six months ended June 30, 2016 and the audited consolidated financial statements for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. In addition, in Aegerion management's opinion, the unaudited selected historical financial data reflect all normal and recurring adjustments necessary for the fair presentation of the results in those periods.

        The unaudited selected historical financial data presented below is only a summary and is not necessarily indicative of the future results of Aegerion or Novelion following the consummation of the merger. The following information should be read in conjunction with Aegerion's consolidated financial statements, accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections included in the Annual Report on Form 10-K for the year ended December 31, 2015 and in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference into this joint proxy statement/prospectus, and other reports filed with the SEC. For more information, see the section entitled "Where You Can Find Additional Information" beginning on page 217.

	Six Months Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Consolidated Statement of Operations Data:
Net product sales	$80,246	$123,581	$239,887	$158,373	$48,546	$—	$—
Cost of product sales	38,029	25,835	52,332	14,370	5,019	—	—
Operating expenses
Selling, general and administrative	80,115	89,600	187,879	132,715	76,082	34,077	13,966
Research and development	20,555	22,269	44,862	37,990	29,792	25,164	24,433
Provision for contingent litigation	28,383	—	—	—	—	—	—
Impairment of goodwill	9,600	—	—	—	—	—	—
Restructuring	1,751	—	—	—	—	1,366	912

Total operating expenses	140,404	111,869	232,741	170,705	105,874	60,607	39,311

Loss from operations	(98,187)	(14,123)	(45,186)	(26,702)	(62,347)	(60,607)	(39,311)
Interest expenses, net	(14,651)	(14,000)	(27,605)	(9,691)	(453)	(775)	(905)
Other income (loss), net	961	1,601	1,221	(2,093)	(211)	(883)	748

Loss before provision for income taxes	(111,877)	(26,522)	(71,570)	(38,486)	(63,011)	(62,265)	(39,468)
Provision for income taxes	(486)	(453)	(1,769)	(899)	(347)	—	—

Net loss	$(112,363)	$(26,975)	$(73,339)	$(39,385)	$(63,358)	$(62,265)	$(39,468)

Net loss per common share—basic and diluted	$(3.81)	$(0.94)	$(2.55)	$(1.35)	$(2.19)	$(2.64)	$(2.03)

Weighted average shares outstanding—basic and diluted (in thousands)	29,487	28,556	28,712	29,079	28,883	23,563	19,409

		As of December 31,
	As of June 30, 2016
		2015	2014	2013	2012	2011
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$46,064	$64,501	$375,937	$126,231	$82,177	$73,163
Total assets	375,878	434,198	412,352	142,332	85,089	75,568
Working capital	16,017	89,051	367,614	115,670	66,822	64,677
Debt financing and convertible notes	268,528	254,782	213,758	7,589	10,611	10,000
Accumulated deficit	(481,167)	(368,804)	(295,465)	(256,080)	(192,722)	(130,457)
Total stockholders' equity	11,123	115,545	160,296	113,032	60,401	57,201

Selected Quarterly Historical Financial Data of Aegerion

(in thousands of U.S. dollars, except per share information)

2016	March 31	June 30	September 30	December 31
Net product sales	$35,716	$44,530
Cost of product sales	(14,966)	(23,063)
Net loss	(65,554)	(46,809)
Basic and diluted net loss per common share	(2.22)	(1.59)

2015(a)	March 31	June 30	September 30	December 31
Net product sales	$59,384	$64,197	$67,303	$49,003
Cost of product sales	11,838	13,997	14,486	12,011
Net loss	(15,825)	(11,150)	(9,765)	(36,599)
Basic and diluted net loss per common share	$(0.55)	$(0.39)	$(0.34)	$(1.26)

2014(b)	March 31	June 30	September 30	December 31
Net product sales	$26,973	$36,014	$43,674	$51,712
Cost of product sales	2,664	4,158	3,783	3,765
Adjustment to stock-based compensation	1,466	—	—	—
Net loss	(15,776)	(9,622)	(5,871)	(8,116)
Basic and diluted net loss per common share	$(0.54)	$(0.33)	$(0.20)	$(0.29)

Footnotes:

(a)
In preparing its financial statements for the quarter ended June 30, 2015, Aegerion determined that its accounting related to the elimination of intercompany profits attributable to sales of inventory between consolidated subsidiaries, including the associated exchange rate effect on these transactions, was not correct. The error primarily affected cost of product sales and accumulated other comprehensive income and loss accounts, with a lesser effect on its inventory, which was corrected by Aegerion in the second quarter of 2015. Aegerion determined the effect of the error to be an understatement of cost of product sales of approximately $1.7 million for the year ended December 31, 2014 and an overstatement of cost of product sales of approximately $0.6 million for the three months ended March 31, 2015. Cost of product sales in the three months ended June 30, 2015 includes $1.1 million related to this error. In accordance with SEC Staff Accounting Bulletin ("SAB") No. 99 ("SAB 99"), "Materiality" and SAB No. 108 ("SAB 108"), "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," Aegerion assessed the materiality of this error on its financial statements for the year ended December 31, 2014 and for the three months ended March 31, 2015, using both the roll-over method and iron-curtain methods as defined in SAB 108. Aegerion concluded the effect of this error was not material to its financial statements for any prior period and, as such, those financial statements are not materially misstated.

(b)
In the quarter ended March 31, 2014, Aegerion migrated from its legacy third-party stock option software application to a new third-party software application and noted a significant cumulative difference in the manner in which the two systems calculated stock-based compensation expense for service type awards granted to employees since 2010, which Aegerion concluded was an error in its historical stock-based compensation expense. Aegerion assessed the impact of the difference between the stock-based compensation expense as calculated by the legacy third-party stock option software and the new third-party software and as a result of the analysis, recorded an additional $1.5 million in stock-based compensation expense to correct the error related to the incorrect calculation of service type awards to employees in its consolidated statement of operations in the quarter ending March 31, 2014. In accordance with SAB No. 99 and SAB 108, Aegerion assessed the materiality of this error on its financial statements for the year ended December 31, 2013, using both the roll-over method and iron-curtain methods as defined in SAB 108. Aegerion concluded the effect of this error was not material to its financial statements for any prior period and, as such, those financial statements are not materially misstated. Aegerion also concluded that providing for the correction of the error in 2014 did not have a material effect on its financial statements for the quarter ended March 31, 2014 and year ended December 31, 2014.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined financial statements (the "Pro Forma Financial Statements") of QLT and Aegerion reflect various adjustments to give effect to the following related transactions (together, the "Transactions") and the resulting tax effects:

  •
  QLT's proposed acquisition of Aegerion, pursuant to the terms of the merger agreement, for approximately $56.9 million. The $56.9 million represents the estimated market value of QLT's common shares that will be issued in exchange for shares of Aegerion common stock at the closing of the merger based on a fixed equity exchange ratio of 1.0256.

  •
  QLT's proposed common share and Warrant issuance in a private placement immediately prior to the closing of the merger, for an aggregate subscription price of $21.8 million, pursuant to the terms of the unit subscription agreement. The completion of at least $17.5 million of this private placement is a condition to the closing of the merger. For more information with respect to this private placement or unit subscription agreement, refer to the section titled "The Unit Subscription Agreement" beginning on page 128 and footnote 2 below.

  •
  QLT's proposed distribution of Warrants to QLT shareholders pursuant to the terms of the warrant agreement. For more information with respect to these Warrants or the warrant agreement, refer to the section titled "The Warrant Agreement" beginning on page 125 and footnotes 4 and 5(viii) below.

        The merger will be accounted for using the acquisition method of accounting for business combinations under U.S. GAAP. Based on the merger agreement and analysis performed, QLT has been identified as the accounting acquirer. QLT is expected to change its name to Novelion upon closing of the merger and its common shares will trade on NASDAQ and the TSX.

        The unaudited pro forma condensed combined balance sheet (the "Pro Forma Balance Sheet") as of June 30, 2016 is based on the historical consolidated balance sheets of QLT and Aegerion after giving effect to the Transactions as if they had occurred on June 30, 2016. Similarly, the unaudited pro forma condensed consolidated combined statements of operations and comprehensive loss (the "Pro Forma Statements of Operations") for the year ended December 31, 2015 and six months ended June 30, 2016 are based on the historical consolidated statements of operations of QLT and Aegerion after giving effect to the Transactions as if they had occurred on January 1, 2015.

        The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the Pro Forma Statements of Operations, are expected to have a continuing impact on the results of operations.

        The Pro Forma Financial Statements and adjustments have been prepared based on information that is currently available and certain assumptions, which are described in the accompanying notes thereto. In addition, the Pro Forma Financial Statements include adjustments to reflect new and relevant information, which was not available at the time of the filing of the QLT and Aegerion unaudited interim financial statements for the period ended June 30, 2016. Given that the acquisition method of accounting is dependent upon certain valuations and other analyses that have yet to be completed, the assumptions, estimates and adjustments reflected in the Pro Forma Financial Statements are preliminary and subject to change. As such, actual results may differ materially from the assumptions, estimates and adjustments reflected in the Pro Forma Financial Statements. Furthermore, the accompanying Pro Forma Statements of Operations do not reflect the financial impact of any future expected costs savings, restructurings, synergies, integration costs or non-recurring activities and one-time transaction costs that may be realized or incurred in subsequent reporting periods. As the Pro Forma Statements of Operations reflect only those adjustments that are expected to have a continuing impact on the results of operations, there may be certain non-recurring charges and related tax effects not reflected on the Pro Forma Statements of Operations that will be included in the actual statements of operations of Novelion following the closing of the merger.

        The Pro Forma Financial Statements are provided for information purposes only and are not intended to represent, or be indicative of, the future anticipated financial position or results of operations or the results that would have occurred had the Transactions been consummated on the dates indicated herein. The Pro Forma Financial Statements and notes thereto, should be read in conjunction with: (i) the historical audited and unaudited consolidated financial statements and related notes of QLT for the year ended December 31, 2015 and for the six months ended June 30, 2016, respectively, which are incorporated by reference into this joint proxy statement/prospectus, and (ii) the historical audited and unaudited consolidated financial statements and related notes of Aegerion for the year ended December 31, 2015 and for the six months ended June 30, 2016, respectively, which are incorporated by reference in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet
QLT Inc. & Aegerion Pharmaceuticals, Inc.
As at June 30, 2016
(in thousands)

	QLT	Aegerion	Private Placement(2)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Novelion
ASSETS
Current assets:
Cash and cash equivalents	$79,943	$46,064	$21,760	$(4,378)	6(i)	$143,389
Restricted cash	—	26,141				26,141
Accounts receivable—current	359	9,077				9,436
Loan receivable	3,011	—		(3,011)	6(ii)	—
Prepaid expenses and other current assets	668	13,192		4,300	6(i)	18,160
Income tax receivable	14	—				14
Inventory	—	43,889		18,011	6(iii)	61,900

Total current assets	83,995	138,363	21,760	14,922		259,040

Accounts receivable—non-current	2,000	—		—		2,000
Intangibles	—	232,825		(31,216)	6(iv)	201,609
Property and equipment, net	467	4,465				4,932
Other assets	—	225				225
Deferred income tax asset	—	—		—	6(xii)	—

Total assets	$86,462	$375,878	$21,760	$(16,294)		$467,806

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,219	$5,141				$10,360
Accrued liabilities	800	48,981		9,519	6(v)	59,300
Contingent litigation accrual	—	40,383				40,383
Long-term debt in default	—	25,000				25,000
Short-term debt, net		2,841		(2,841)	6(ii)	—

Total current liabilities	6,019	122,346	—	6,678		135,043

Convertible 2.0% senior notes, net	—	240,687		(56,787)	6(vi)	183,900
Other liabilities	—	1,722				1,722
Uncertain tax positions	376	—		—		376

Total liabilities	6,395	364,755	—	(50,109)		321,041

Stockholders' equity (deficit):
Preferred stock, none issued and outstanding	—	—				—
Common stock	475,333	31	16,760	53,832	6(vii)	545,956
Treasury stock, at cost	—	(35,000)		35,000	6(viii)	—
Additional paid-in capital	63,117	527,788	5,000	(527,788)	6(ix)	68,117
Accumulated deficit	(561,352)	(481,167)		472,242	6(x)	(570,277)
Accumulated other comprehensive income	102,969	(529)		529	6(xi)	102,969

Total stockholders' equity (deficit)	80,067	11,123	21,760	33,815		146,765

Total liabilities and stockholders' equity (deficit)	$86,462	$375,878	$21,760	$(16,294)		$467,806

Unaudited Pro Forma Condensed Combined Statement of Operations and
Comprehensive (Loss) Income
(in thousands, except per share data)
For the year ended December 31, 2015
QLT Inc. & Aegerion Pharmaceuticals, Inc.

	QLT	Aegerion	Reclassification Adjustments(7)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Novelion
Revenues
Net product sales	$—	$239,887				$239,887

Total revenues	—	239,887	—	—		239,887

Expenses
Research and development	9,790	44,862		—		54,652
Selling, general and administrative	15,646	187,879	(1,815)	(249)	8(a)	201,461
Cost of product sales	—	52,332	(20,183)	18,011	8(b)	50,160
Depreciation and amortization	576	—	21,998	(8,820)	8(c)	13,754
Termination fee	(2,667)	—				(2,667)

Total expenses	23,345	285,073	—	8,942		317,360
Operating (loss) income	$(23,345)	$(45,186)	$—	$(8,942)		$(77,473)
Other (expense) income
Net foreign exchange gains (losses)	32	—				32
Interest income	277	—				277
Interest expense and other, net	—	(27,605)				(27,605)
Other	49	1,221				1,270

Total other (expense) income	358	(26,384)	—	—		(26,026)

(Loss) income from operations before income taxes	(22,987)	(71,570)	—	(8,942)		(103,499)
Provision for income taxes	(22)	(1,769)		3,443	8(d)	1,652

Net (loss) income and comprehensive (loss) income	$(23,009)	$(73,339)	$—	$(5,499)		$(101,847)

Basic and diluted net (loss) income per common share(9)
Net loss per common share	$(0.44)	$(2.55)				$(1.10)
Weighted average number of common shares outstanding
Basic and diluted	52,169	28,712
Pro Forma Shares used to compute net income (loss) per share						92,612

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
(in thousands, except per share data)
For the six months ended June 30, 2016
QLT Inc. & Aegerion Pharmaceuticals, Inc.

	QLT	Aegerion	Reclassification Adjustments(7)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Novelion
Revenues
Net product sales	$—	$80,246				$80,246

Total revenues	—	80,246	—	—		80,246

Expenses
Research and development	5,919	20,555		—		26,474
Selling, general and administrative	10,349	80,115	(991)	(7,526)	8(a)	81,947
Cost of product sales	—	38,029	(10,092)	—		27,937
Depreciation and amortization	61	—	11,083	(4,410)	8(c)	6,734
Provision for contingent litigation		28,383		—
Restructuring		1,751				1,751
Impairment of goodwill		9,600				9,600

Total expenses	16,329	178,433	—	(11,936)		154,443

Operating (loss) income	$(16,329)	$(98,187)		$11,936		$(102,580)
Other (expense) income
Net foreign exchange gains (losses)	(108)	—				(108)
Interest income	129	—				129
Interest expense and other, net	—	(14,651)				(14,651)
Fair value loss on investment	(10,704)	—				(10,704)
Other	9	961				970

Total other (expense) income	(10,674)	(13,690)	—	—		(24,364)

(Loss) income before income taxes	(27,003)	(111,877)	—	11,936		(126,944)
Provision for income taxes	(11)	(486)		(4,595)	8(d)	(5,092)

Net (loss) income and comprehensive (loss) income	$(27,014)	$(112,363)	$—	$7,341		$(132,036)

Basic and diluted net loss per common share(9)
Net loss per common share	$(0.51)	$(3.81)				$(1.43)
Weighted average number of common shares outstanding
Basic and diluted	52,829	29,487
Pro Forma Shares used to compute net income (loss) per share						92,612

1.     Basis of Presentation

        All financial data in the Pro Forma Financial Statements are presented in U.S. dollars and have been prepared in accordance with QLT's accounting policies that conform to U.S. GAAP and the rules and regulations of SEC Regulation S-X.

        Financial information in the QLT and Aegerion columns of the Pro Forma Balance Sheet represents the historical condensed consolidated balance sheets of QLT and Aegerion as at June 30, 2016. Financial information presented in the QLT and Aegerion columns in the Pro Forma Statement of Operations represents the historical consolidated statements of operations of QLT and Aegerion for the twelve months ended December 31, 2015 and the six months ended June 30, 2016.

        The proposed merger will be accounted for under the acquisition method of accounting for business combinations pursuant to Accounting Standards Codification ("ASC") No. 805—Business Combinations. ASC No. 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the proposed merger date. ASC No. 820—Fair Value Measurements, which establishes a framework for measuring fair values, defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date."

2.     Private Placement

        On June 14, 2016, QLT entered into the unit subscription agreement with the Investors. Immediately prior to the closing of the merger, the unit subscription agreement contemplates the issuance of the following equity and equity related instruments to the following parties for an aggregate cash purchase price of $21.8 million:

a)
9,522,727 QLT common shares to the Investors, excluding Broadfin. QLT has agreed with Broadfin that, in lieu of 2,840,909 QLT common shares for which it has subscribed under the Unit Subscription Agreement, it will receive 2,840,909 Derivative Securities in the form of a fully paid-up warrant to purchase such QLT common shares.

b)
12,363,636 Warrants (as described under footnote 4) to the Investors, including Broadfin.

        This private placement is intended to provide Novelion with additional capital to support future operations and business development initiatives. Given that these Investors have contractually committed to provide QLT with $21.8 million and the completion of the private placement (for a minimum of $17.5 million) is a condition to the closing of the merger, the receipt of $21.8 million has been reflected on the Pro Forma Balance Sheet as an increase to cash and a corresponding increase to stockholders' equity. For more detailed information on this proposed private placement or unit subscription agreement, refer to the section titled "The Unit Subscription Agreement" beginning on page 128.

3.     Preliminary Purchase Consideration

        Pursuant to the terms of the merger agreement, each issued and outstanding share of Aegerion common stock (other than shares owned by Aegerion, QLT or any of their subsidiaries) will automatically be converted into QLT common shares based on a fixed equity exchange ratio of 1.0256.

        The equity exchange ratio may be reduced if, prior to closing of the merger, (i) the DOJ/SEC Investigations are resolved for amounts in excess of the anticipated settlement amount of $40.0 million and/or (ii) Aegerion's securities Class Action Lawsuit is resolved for an amount that exceeds Aegerion's insurance coverage (the thresholds described in (i) and (ii) together, the "negotiated thresholds"). The Excess Loss used to calculate this exchange ratio adjustment is subject to a cap of $25.0 million.

        The equity exchange ratio will not be adjusted to reflect stock price changes for either QLT or Aegerion prior to the closing of the merger.

        The accompanying Pro Forma Financial Statements reflect the preliminary purchase price for the proposed merger calculated as follows:

Purchase Consideration (in thousands, except share data)		Note Reference
Number of Aegerion common shares as at June 30, 2016 (excludes Treasury Stock assumed to be cancelled upon combination)	29,504,912
Add: Aegerion options expected to be in-the-money	—	3	(i)

Total number of Aegerion common shares as at June 30, 2016	29,504,912
Equity exchange ratio pursuant to merger agreement	1.0256

Number of QLT common shares to be issued to Aegerion shareholders	30,260,237
QLTI NASDAQ closing stock price as at September 20, 2016	1.78
Total estimated value of share consideration issued to Aegerion shareholders	$53,863	3	(ii)
Add: Loan granted to Aegerion	$3,000	3	(iii)

Total purchase consideration	$56,863

Number of QLT common shares to be issued to Aegerion shareholders	30,260,237
Add: Number of QLT common shares granted to private placement investors	9,522,727
Add: Number of QLT common shares outstanding & issued as at June 30, 2016	52,829,398
Estimated number of common shares of Novelion	92,612,362
Estimated number of Derivative Securities to be issued to Broadfin Capital LLC (See note 2)	2,840,909

i.
Pursuant to the terms of the merger agreement, each Aegerion Stock Option that is outstanding and unexercised immediately prior to the effective time and that has an exercise price per Aegerion share equal to or greater than the product of the equity exchange ratio multiplied by the closing price of a QLT common share on the day immediately preceding the closing date (i.e. "out-of-the-money" options) shall be cancelled without further payment or consideration. Based on the September 20, 2016 QLT closing price of $1.78, all of Aegerion's 4,719,978 outstanding stock options as at June 30, 2016 would be considered out-of-the-money and would be cancelled upon closing of the merger.

Any remaining outstanding Aegerion Stock Options, which are determined to be in-the-money immediately prior to the effective time, will be exchanged for QLT options based on the equity exchange ratio of 1.0256. Any resulting fractional shares will be rounded down to the nearest whole share. Each Adjusted Option will be subject to the same terms and conditions, including vesting provisions, applicable under the equity plan and agreements which evidenced the original grant.

Pursuant to the terms of the merger agreement, at the effective time, each unvested Aegerion restricted stock unit ("RSU") that is outstanding immediately prior to the effective time shall be exchanged for a RSU with respect to the number of QLT common shares equal to the product obtained by multiplying the total number of shares of Aegerion common stock subject to an Aegerion RSU by the equity exchange ratio. Any fractional shares will be rounded down to the nearest whole share. Each Adjusted RSU will be subject to the same terms and conditions, including vesting provisions, applicable under the equity plan and agreements which evidenced the original grant. As at June 30, 2016, approximately 1,126,960 of Aegerion's unvested RSUs are expected to convert into approximately 1,155,810 Adjusted RSUs upon completion of the proposed merger. Based on the analysis performed and QLT's stock price on September 20, 2016, the estimated fair value of these Adjusted RSUs is $2.1 million. The estimated fair value of these Adjusted RSUs will be recognized as post-merger compensation expense. No adjustments pertaining to the post-merger compensation expense have been reflected in these Pro Forma Financial Statements.

ii.
The preliminary purchase price assumes a share price of $1.78, which represents the closing price of QLT's common shares on September 20, 2016. The preliminary purchase consideration is subject to change based on fluctuations in QLT's share price. If QLT's share price were to change by +/– 10%, the value of the share consideration would change by approximately $5.4 million.

iii.
On June 14, 2016, and in connection with the proposed merger, QLT and Aegerion entered into the loan and security agreement under which QLT agreed to provide Aegerion with a term loan facility in an aggregate principal amount not to exceed $15.0 million. Aegerion borrowed $3.0 million under the QLT Loans on June 15, 2016 and may borrow up to an additional $3.0 million per month (commencing July 2016) if and to the extent such amounts are necessary in order for Aegerion to maintain an unrestricted cash balance of $25.0 million, subject to the satisfaction of certain terms and conditions. The QLT Loans mature on the earliest of (i) July 1, 2019, (ii) the maturity date of the Aegerion Notes, (iii) three business days after a termination of the merger agreement by Aegerion and (iv) 90 days after a termination of the merger agreement by QLT.

The QLT Loans bear interest at a rate of 8.0% per annum, subject to certain increases as described below. Until the earlier of (x) payment in full of Aegerion's obligations under the SVB Loan Agreement and the termination of the SVB Loan Agreement, and (y) the QLT Loan Maturity Date, accrued interest on the QLT Loans will be capitalized and added to the aggregate principal amount of the QLT Loans. If cash interest becomes payable under the loan and security agreement but Aegerion is prohibited from making such cash payments under the terms of the Subordination Agreement (as described below), such interest rate will increase to 15.0% per annum. If an event of default exists under the terms of the loan and security agreement, an additional 5.0% per annum interest rate will be added to the then-applicable interest rate thereunder, unless the QLT Loans are already accruing interest at the increased rate of 15.0% per annum.

Aegerion's obligations under the loan and security agreement are secured by (i) a first priority security interest in Aegerion's intellectual property related to the MYALEPT IP and (ii) a second priority security interest in certain other assets securing Aegerion's obligations under the SVB Loan Agreement (excluding certain cash collateral accounts). All borrowings under the loan and security agreement would, subject to the Subordination Agreement (as defined below), become payable under certain circumstances, including if Aegerion terminates the merger agreement to accept a superior proposal, or upon the occurrence of certain events of default, including a material adverse change provision.

Under the terms of the loan and security agreement, Aegerion is subject to certain financial covenants consistent with the financial covenants contained in the SVB Loan Agreement. Such financial covenants will only be tested if (i) the financial covenants under the SVB Loan Agreement are then in effect (and not suspended) or (ii) the SVB Loan Agreement has been terminated. The loan and security agreement also includes (i) representations and warranties, (ii) affirmative and negative covenants which restrict the ability of Aegerion to, among other things, incur indebtedness, grant liens on assets, pay dividends or sell assets and (iii) events of default, including failure to pay amounts when due, breaches of representations and warranties in the loan documents and certain bankruptcy events, in each case, consistent with the SVB Loan Agreement, subject to certain exceptions, thresholds and grace periods set forth therein.

In connection with the loan and security agreement, on June 14, 2016, QLT, SVB and Aegerion entered into the Subordination Agreement, pursuant to which QLT's liens and right to receive payments under the loan and security agreement are fully subordinated to the SVB Loan Agreement, other than with respect to the MYALEPT IP and proceeds of dispositions thereof.

  Upon the occurrence of certain events (including the termination of the merger agreement) subject to a 60-day standstill period, QLT may purchase the outstanding obligations owing to SVB under the SVB Loan Agreement to the extent that SVB is not exercising its rights against the collateral at such time.

  Given that borrowings under the loan and security agreement will effectively be settled upon the closing of the merger, the balance outstanding immediately prior to the merger will become an intercompany balance and will form part of the purchase consideration to be transferred in connection with the proposed merger. For the purposes of this pro forma analysis, the total $3.0 million balance outstanding as at September 20, 2016 is assumed to form part of the total estimated purchase consideration as at June 30, 2016.

4.     Warrants

        In the event the Class Action Lawsuit and DOJ/SEC Investigations are not settled prior to closing of the merger, QLT will issue Warrants to the QLT shareholders and Investors pursuant to the Warrant Agreement. To the extent that the DOJ/SEC Investigations and Class Action Lawsuit are resolved for amounts in excess of the negotiated thresholds, up to a maximum of $25.0 million, these Warrants will be exercisable for additional shares of Novelion at an exercise price of $0.01. For more information, refer to the section titled "The Warrant Agreement" beginning on page 125. The purpose of these Warrants is to provide legacy QLT shareholders, including the Investors participating in the proposed private placement, with a greater ownership percentage of Novelion in the event that the foregoing Aegerion litigation matters are resolved for amounts in excess of the negotiated thresholds described above.

        Exercise of the Warrants will be through a cashless exercise and no fractional shares will be issued upon the exercise of Warrants. Each Holder will receive a number of Novelion common shares (rounded down to the next whole number) equal to the aggregate number of Novelion common shares for which the Warrants are being exercised less the number of Novelion common shares that have an aggregate market price on the trading day on which such Warrants are exercised that is equal to the $0.01 exercise price for such Warrant Shares. For more information on the Warrants, refer to the section titled "The Warrant Agreement" beginning on page 125.

        Given that the number of Warrants to be issued to the legacy QLT shareholders, immediately prior to the closing of the merger, is not directly indexed to QLT's share price but is fundamentally contingent/dependent on the future final settlement amounts of the DOJ/SEC Investigation and the Class Action Lawsuit, the Warrants will be classified as liabilities. The liability associated with these Warrants will be measured at fair value upon inception, based on the present value of the expected contingent obligations, which is dependent on the timing and expected outcomes of the settlement of the DOJ/SEC Investigations and the Class Action Lawsuit over and above the negotiated thresholds described above. The estimated fair value of these Warrants will be reviewed each reporting period to ensure that changes in the expected outcomes are reflected accordingly. Any changes in the estimated fair values of these Warrants will be recognized in the consolidated statements of operations of Novelion as a change in the fair value of the warrant liability.

        As described under footnote 5(viii) below, the potential excess loss contingencies, over and above the negotiated thresholds for the DOJ/SEC Investigations and Class Action Lawsuit, have been reflected at fair values of nil given that the additional exposures are highly uncertain, indeterminable and not supportable as at the date of the filing of this joint proxy statement/prospectus. As such, the fair value of the warrant liability, which is tied to these settlement of these potential excess loss contingencies, is highly uncertain, indeterminable and not supportable for the purposes of these Pro Forma Financial Statements.

5.     Preliminary Purchase Price Allocation

        On June 14, 2016, QLT and Aegerion entered into a merger agreement, pursuant to which Aegerion will become an indirect wholly-owned subsidiary of QLT. QLT is expected to acquire the shares of Aegerion for total estimated consideration of $56.9 million based on the September 20, 2016 QLT closing share price. Refer to footnote 3—Preliminary Purchase Consideration above for more information.

        The purchase price allocation reflected below is preliminary and subject to change based on a number of factors, including the final determination of the fair values of the tangible and intangible assets acquired and liabilities assumed. Except as described below, the book values of Aegerion's assets and liabilities as at June 30, 2016 are assumed to approximate fair value. The purchase price allocation and identified intangible assets, including the associated useful lives of these assets, are subject to change upon receipt of more detailed information upon closing. Such changes may be material.

        The estimated purchase price has been allocated based on the preliminary estimate of the fair values of the assets acquired and liabilities assumed as follows:

Preliminary Purchase Price Allocation	Estimated Fair Values	Note Reference
	(in thousands)
Cash and cash equivalents	$46,064	5(i)
Restricted cash	26,141	5(i)
Accounts receivable—current	9,077	5(i)
Prepaid expenses and other current assets	13,192	5(i)
Inventory	61,900	5(ii)
Intangibles	201,609	5(iii)
Property and equipment, net	4,465	5(iv)
Other assets	225	5(v)
Deferred tax asset	—	5(vi)

Total assets acquired	$362,673
Accounts payable	5,141	5(i)
Accrued liabilities	49,664	5(vii), 5(viii)
Contingent litigation accrual	40,383	5(viii)
Long-term debt in default	25,000	5(ix)
Convertible 2.0% senior notes, net	183,900	5(x)
Other liabilities	1,722	5(xi)

Total liabilities acquired	$305,810

Net Assets Acquired	$56,863

Goodwill	$—	5(xii)

Preliminary Purchase Price	$56,863

(i)
Given the short term nature of these items, the book values are assumed to be representative of their estimated fair values and may be subject to change.

(ii)
Reflects the $61.9 million preliminary fair value of Aegerion's inventory. The fair value calculation is preliminary, subject to change, and was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a reasonable profit margin on those manufacturing and selling efforts.

(iii)
As part of the acquisition, QLT will acquire certain intangible assets from Aegerion, which primarily consist of existing patents and in process research and development ("IPR&D"). The estimated fair value of the intangible assets balance has been reflected within the preliminary fair value range of $171.8 million to $210.0 million, and was derived using the income approach. Under the income approach, the expected future cash flows from sales are discounted to their net present values at an appropriate risk-adjusted rate of return. Such valuation estimates require management to apply significant judgment and assumptions which may include, but are not limited to, forecasting the timing and amount of future revenue, projecting the timing of regulatory approvals, and estimating appropriate discount rates, market penetration rates and growth rates. When assessing the probability of success, management also considers inherent risks to the development process such as the likelihood of achieving technological success and market acceptance, technological innovation and barriers to entry, patent life applicable to the core technology, product life cycles, alternative future uses or indications, technological feasibility and complexity, and the costs and time to complete the remaining development.

  U.S. GAAP requires that the acquirer distinguish intellectual property assets acquired that qualify as IPR&D assets. In order for an IPR&D project acquired in a business combination to be capitalized it must have substance and be incomplete. To have substance, the remaining research and development activities to develop the technology must require more than an insignificant amount of effort and create value. Management is required to assess the probability of success and future potential cash inflows as a result of a given project to assess whether it is considered value creating—the lower the probability of both, the lower the likelihood that the project has substance. The term "incomplete" means that there are remaining risks or certain outstanding regulatory approvals at the date of acquisition that need to be obtained and overcoming those risks or obtaining approvals requires an expectation that additional research and development costs will be incurred.

  Intangible assets that do not qualify as IPR&D are generally amortized over the estimated period of benefit. In contrast, intangible assets that do qualify as IPR&D are generally capitalized, accounted for as indefinite-lived intangible assets and not subject to amortization but are subject to annual impairment testing until completion or abandonment. For the purposes of this analysis, it has been assumed that all intellectual property assets, which do not qualify as IPR&D will be amortized over the useful life of the underlying asset. A more detailed valuation and examination of these assets will be performed following the consummation of the merger.

(In thousands)	Estimated Fair Value	Weighted Average Estimated Useful Life	Annual Amortization
Product rights	$115,900	10.2 years	11,363
IPR&D	85,709	Indefinite	—

Total Intangibles	201,609		11,363

(iv)
A preliminary fair value estimate of $4.5 million has been assigned to property, plant and equipment. The fair values of the property, plant and equipment will be finalized following the consummation of the merger and completion of a full valuation analysis. Accordingly, the estimated fair values and remaining useful lives of these assets may vary materially from the preliminary fair value estimate.

(v)
The $0.2 million historical book value of other assets is assumed to represent the fair value of these assets.

(vi)
The preliminary fair value assigned to the intangible assets acquired is expected to give rise to a deferred income tax asset of approximately $37.1 million. The deferred income tax asset was calculated using a 38.5% U.S. statutory tax rate and represents the temporary difference between the tax basis of the carrying value and the preliminary estimated fair value assigned to the intangible assets. The deferred income tax asset has not been reflected in the Pro Forma Balance Sheet given that a full valuation allowance is expected to apply. Further analysis will be conducted to refine the tax basis and resulting tax impact upon consummation of the proposed merger. Depending on post-acquisition activities, the effective tax rate of Novelion could be significantly different from the statutory tax rates used for the purposes of preparing these Pro Forma Financial Statements.

(vii)
Accrued liabilities was adjusted for the following items:

•
Elimination of $0.2 million of Aegerion's deferred revenue balance recorded within accrued liabilities. The book value of deferred revenue represents historical prepayments from certain customers. Given that minimal costs will be incurred to complete performance obligations related to these customers, the deferred revenue balance has been fair valued at nil for the preliminary purchase price allocation.

•
An increase in accrued liabilities of $0.1 million for an incentive payment which will be triggered and payable to Aegerion's current chief financial and administrative officer upon closing of the merger.

•
An increase in accrued liabilities of $0.8 million for certain costs related to the downsizing of Aegerion's office lease space in July 2016.

(viii)
On May 12, 2016, Aegerion announced that it had reached a preliminary agreement in principle with each of the DOJ and SEC related to ongoing investigations. The preliminary agreement provides for a consolidated monetary package for approximately $40.0 million, which is payable over five years as follows:

•
Approximately $3.0 million upon finalization of the settlement with the DOJ and SEC

•
Approximately $3.7 million per year, payable quarterly for three years following the finalization of the settlement, and

•
Approximately $13.0 million per year, payable quarterly, in years four and five following finalization of the settlement.

Outstanding amounts related to these DOJ/SEC Investigations will accrue interest from the date of the final agreements in principle at a rate of 1.75% per annum, compounded quarterly. Although these settlement payments are subject to acceleration in the event of certain change of control transactions or sale of Aegerion's JUXTAPID or MYALEPT assets, the agreements in principle carve out the proposed merger with QLT as an exclusion to this provision. Based on current facts and circumstances, the $40.4 million contingent litigation accrual, as reflected on Aegerion's unaudited consolidated financial statements for the six months ended June 30, 2016, represents the preliminary fair value of the estimated cost to settle the DOJ/SEC Investigations and accompanying interest. The excess potential loss over and above the $40.0 million and related interest is therefore assessed at nil on these Pro Forma Financial Statements.

On January 2014, the Class Action Lawsuit was filed against Aegerion and certain of its executive officers in the United States District Court for the District of Massachusetts alleging certain misstatements and omissions related to the marketing of JUXTAPID and Aegerion's financial performance in violation of the federal securities laws. As of the filing date of this joint prospectus/proxy statement, Aegerion cannot determine if a loss is possible as a result of the Class Action Lawsuit and whether the outcome will have a material adverse effect on its business. As a result, Aegerion did not record any amount for this potential loss contingency as at June 30, 2016. The fair value ascribed to this potential loss contingency is therefore indeterminable and not factually supportable as at the date of the filing of this joint proxy statement/prospectus. As such, it has been reflected at nil on these Pro Forma Financial Statements.

Given that the potential excess losses associated with the DOJ/SEC Investigations and Class Action Lawsuit (over and above the negotiated thresholds) are indeterminable and reflected at nil on the

    Pro Forma Financial Statements, the fair value of the Warrants is analogously indeterminable and estimated at nil. Refer to footnote 4 for more information on the Warrants.

  Aegerion is also under investigation by the federal and state authorities in Brazil to determine whether there have been violations of Brazilian laws, including anti-corruption laws, related to the possible illegal promotion of JUXTAPID in Brazil. In July 2016, the Ethics Council of the national pharmaceutical industry association, Interfarma, unanimously fined Aegerion approximately $0.5 million for violations of the industry association's Code of Conduct (the "Interfarma Fine"), to which Aegerion is bound due to its affiliation with Interfarma. Aegerion accrued for the Interfarma Fine as part of accrued liabilities in its financial statements for the six months ended June 30, 2016. Although the Interfarma Code of Conduct provides that companies that violate the Code of Conduct are subject to only one penalty, the Ethics Council has recommended that the Interfarma board of directors also consider suspending Aegerion's membership, without suspension of its membership contribution, for a period of 180 days in order for Aegerion to demonstrate the implementation of effective measures to cease alleged irregular conduct, or exclusion of Aegerion's membership in Interfarma if such measures are not implemented. If Aegerion's activities in Brazil are further found to violate any laws, governmental regulations, it may be subject to further significant civil and administrative penalties imposed by Brazilian regulatory authorities and damages and fines. The SEC has also requested documentation related to the investigations by government authorities in Brazil into whether Aegerion's activities in Brazil violated Brazilian anti-corruption laws, and whether Aegerion's activities in Brazil violated the U.S. Foreign Corrupt Practices Act. With the exception of the Interfarma fine described above, Aegerion is unable to determine if further losses are possible as a result of these ongoing investigations in Brazil and whether the outcome will have a material adverse impact on its business.

(ix)
Long-term debt in default of $25.0 million represents the fair value of the term loan with SVB. Aegerion has reserved $26.1 million as restricted cash for the full settlement of this obligation and certain related fees and expenses. On June 14, 2016, Aegerion obtained an extension of their forbearance agreement with SVB to September 30, 2016. Pursuant to this extension, SVB has agreed not to take any action with regard to Aegerion's default on certain loan covenants.

(x)
Reflects the $56.8 million adjustment to the Aegerion Notes from their book value of $240.7 million to their current fair value of $183.9 million. The fair value of the Aegerion Notes is derived from prices observed in market trading based on Level 2 inputs. The fair value of the Aegerion Notes is affected by factors such as interest rates, Aegerion's stock price and Aegerion's stock price volatility.

(xi)
Carrying value of other liabilities of $1.7 million approximates their fair value for the purposes of the Pro Forma Financial Statements.

(xii)
For purposes of these pro forma condensed combined financial statements, the difference between the total consideration and the net identifiable assets to be acquired has been included within the estimate of the fair value of intangible assets, and consequently no goodwill or bargain purchase gain has been reflected in the pro forma condensed combined financial statements. The estimated fair value of the intangible assets has been reflected within the preliminary fair value range of $171.8 million to $210.0 million and may be subject to change. The final purchase price and the fair value of the net assets to be acquired will not be finalized until after the closing of the proposed merger. It is, therefore, likely that the purchase price including share consideration and the fair values of net assets assumed will vary from those reflected above, and other identifiable assets, including goodwill or a bargain purchase gain, may be recognized. These differences may be material.

6.     Notes to Pro Forma Balance Sheet Adjustments

        The following summarizes the adjustments included in the "Pro Forma Adjustments" column in the accompanying Pro Forma Balance Sheet as of June 30 2016:

  (i)
  Includes the following adjustments:

  •
  $0.1 million cash settlement of DSUs previously awarded to certain QLT directors who will cease their board positions upon closing of the merger. For more information on the new board structure of Novelion, refer to the section titled "The Merger—Board of Directors and Management Following the Merger" beginning on page 95.

  •
  $4.3 million estimated cost of the D&O run-off insurance policies for QLT and Aegerion, which are required to be in place upon closing of the merger. The adjustment has been reflected as a decrease to cash and an increase to prepaid and other assets.

  (ii)
  Reflects the elimination of funds drawn by Aegerion and accrued interest to date under the loan and security agreement. See footnote 3(iii) under the section titled "— Preliminary Purchase Consideration" for further discussion on the consideration to be transferred in connection with the proposed merger.

  (iii)
  Reflects the total fair value increase of $18.0 million to inventory acquired as described in footnote 5(ii) under the section titled "— Preliminary Purchase Price Allocation".

  (iv)
  Reflects the fair value adjustment of $31.2 million to intangible assets acquired as described in footnote 5(iii) under the section titled "— Preliminary Purchase Price Allocation".

  (v)
  The $9.5 million increase to accrued liabilities includes:

  •
  The adjustments described in footnote 5(vii) under the section titled "— Preliminary Purchase Price Allocation",

  •
  $5.8 million of estimated transaction costs expected to be incurred by QLT and $3.2 million of transaction costs expected to be incurred by Aegerion subsequent to June 30, 2016 to complete the merger, and

  •
  A reduction of accrued liabilities for the $0.1 million cash settlement of DSUs as described under footnote 6(i) above.

  (vi)
  Reflects the $56.8 million fair value adjustment to the Aegerion Notes as discussed in footnote 5(x) under the section titled "— Preliminary Purchase Price Allocation".

  (vii)
  Reflects adjustments to QLT and Aegerion's combined common stock as follows:

(in thousands)
Preliminary estimated share consideration	$53,863
Elimination of Aegerion's historical common stock	(31)

Net pro forma adjustment to common stock	$53,832

  (viii)
  Reflects the cancellation of $35.0 million of Aegerion's historical treasury stock.

  (ix)
  Reflects the elimination of Aegerion's historical additional paid-in capital of $527.8 million upon consummation of the merger.

  (x)
  The net adjustment of $472.2 million includes the elimination of Aegerion's historical accumulated deficit of $481.2 million upon consummation of the merger, offset by the transaction costs adjustment described under footnote 6(v) above.

  (xi)
  Reflects the elimination of Aegerion's historical accumulated other comprehensive income of $0.5 million upon consummation of the merger.

  (xii)
  The fair value of the intangible assets acquired is expected to give rise to a deferred income tax asset of approximately $37.1 million. For more information refer to footnote 5(vi) under the section titled "— Preliminary Purchase Price Allocation".

7.     Reclassification Adjustments

        Reclassification adjustments represent adjustments to conform the presentation of Aegerion's historical statements of operations to that of QLT. For the six months ended June 30, 2016, Aegerion recorded $1.0 million of depreciation expense, as part of selling, general and administrative expenses, and $10.1 million of amortization expense, as part of cost of product sales. For the year ended December 31, 2015, Aegerion recorded $1.8 million of depreciation expense, as part of selling, general and administrative expenses, and $20.2 million of amortization expense, as part of cost of product sales. The total amount of $11.1 million for the six months ended June 30, 2016 and $22.0 million for the year ended December 31, 2015 was reclassified to depreciation and amortization to conform to QLT's presentation.

8.     Notes to the Pro Forma Statements of Operations

        Adjustments included in the Pro forma Adjustments column in the accompanying Pro Forma Statements of Operations for the year ended December 31, 2015 and six months ended June 30, 2016 are described as follows:

  a)
  Reflects adjustments to selling, general and administrative expense as follows:

Selling, general and administrative expense— pro forma adjustments	(in thousands)	Year ended December 31, 2015	Six months ended June 30, 2016	Ref
Deduct: Aegerion and QLT historical transaction costs		(249)	(7,526)	(i)

Total pro forma adjustments		$(249)	$(7,526)

(i)
Reflects the elimination of $3.6 million of QLT and $3.9 million of Aegerion transaction costs incurred during the six months ended June 30, 2016 and $0.2 million of QLT and nil of Aegerion transaction costs incurred during the year ended December 31, 2015, from the historical consolidated statements of operations of QLT and Aegerion, respectively. Historical transaction costs are eliminated from the Pro Forma Statements of Operations given that they are non-recurring and not expected to have a continuing impact on the future results of operations.
  b)
  Reflects the step-up in inventory fair value of $18.0 million which is expected to increase cost of product sales over approximately twelve months as the inventory is sold. For more information refer to footnote 5(ii) under the section titled "— Preliminary Purchase Price Allocation."

  c)
  Reflects adjustments related to amortization expense as follows:

Amortization and depreciation expense— pro forma adjustments	(in thousands)	Year ended December 31, 2015	Six months ended June 30, 2016	Ref
Deduct: historical intangible assets amortization expense		$(20,183)	$(10,092)	(i)
Add: pro forma intangible assets amortization expense		11,363	5,682	(ii)

Total pro forma adjustments		$(8,820)	$(4,410)

(i)
Reflects the elimination of Aegerion's historical amortization expense related to intangible assets that existed prior to the acquisition date.

(ii)
Reflects adjustments to amortization expense resulting from the preliminary estimated fair value of approximately $201.6 million ascribed to intangible assets acquired by QLT from Aegerion. See footnote 5(iii) under the section titled "— Preliminary Purchase Price Allocation".
  d)
  Represents the tax effect of the pro forma adjustments at the estimated combined statutory tax rate of 38.5%.

9.     Earnings per Share ("EPS")

        The pro forma combined basic and diluted EPS metrics have been adjusted to reflect the combined net losses for the six months ended June 30, 2016 and the year ended December 31, 2015. In addition, the June 30, 2016 number of shares outstanding, which was used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the projected total number of shares of common stock of QLT and Aegerion that would be outstanding as of the closing of the proposed merger. The pro forma amount of Aegerion shares is calculated by multiplying each Aegerion share by the equity exchange ratio of 1.0256.

        The pro forma total number of Novelion shares of common stock that would be outstanding after the closing of the proposed merger is estimated at 92,612,362. See the section titled "— Preliminary Purchase Consideration" for additional information.

	June 30, 2016		December 31, 2015
	No. of shares used to compute net loss per share	Net loss per common share	No. of shares used to compute net loss per share	Net loss per common share
QLT Historical	52,829	$(0.51)	52,169	$(0.44)
Aegerion Historical	29,487	$(3.81)	28,712	$(2.55)
Pro Forma Combined Novelion (see footnote 3)	92,612	$(1.43)	92,612	$(1.10)

        Stock options, RSUs and other contingently issuable instruments have been excluded from the EPS calculations above given that their effect would be anti-dilutive.

 COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

  Market Prices

        QLT common shares are traded in Canada on the TSX under the symbol "QLT" and in the United States on NASDAQ under the symbol "QLTI."

        Aegerion common stock is traded on NASDAQ under the symbol "AEGR."

        For the periods indicated, the following table sets out the high and low sales prices of QLT common shares, as reported by the TSX and NASDAQ, and the high and low bid prices of Aegerion common stock, as reported by NASDAQ.

	NASDAQ Stock Market—QLT		Toronto Stock Exchange—QLT		NASDAQ Exchange—AEGR
	High (U.S. $)	Low (U.S. $)	High (CAD$)	Low (CAD$)	High (U.S. $)	Low (U.S. $)
For the quarterly period:
2014
First Quarter	7.10	5.08	7.90	5.71	74.58	40.50
Second Quarter	6.65	4.69	7.11	5.19	47.65	29.45
Third Quarter	6.68	4.52	7.35	5.11	36.68	26.25
Fourth Quarter	4.54	3.35	5.11	3.91	36.19	19.10
2015
First Quarter	4.86	3.70	5.79	4.65	28.97	20.84
Second Quarter	4.40	3.22	5.50	4.30	26.54	17.73
Third Quarter	4.34	2.63	5.52	3.55	20.45	13.45
Fourth Quarter	3.28	2.48	4.23	3.40	16.63	8.68
2016
First Quarter	2.72	1.88	3.88	2.51	10.04	3.32
Second Quarter	2.15	1.22	2.82	1.60	3.84	1.23
Third Quarter (through September 20, 2016)	1.88	1.31	2.47	1.70	2.44	1.41

        The last reported sale price of QLT common shares on September 20, 2016 on the TSX and on NASDAQ was CAD $2.47 and $1.78, respectively. The last reported sale price of Aegerion common stock on September 20, 2016 on NASDAQ was $2.37.

        As of September 20, 2016, there were 919 registered holders of QLT common shares, 790 of whom were residents of the United States. Of the total 52,829,398 QLT common shares outstanding, the portion held by registered holders resident in the United States was 40,631,200, or approximately 76.9%.

  Dividends

        QLT has not declared or paid any dividends on its common shares since its inception. The declaration of dividend payments is at the sole discretion of the QLT board of directors. The QLT board of directors may declare dividends in the future depending upon numerous factors that ordinarily affect dividend policy, including the results of QLT's operations, its financial position and general business conditions. On April 5, 2016, the QLT board of directors effected a distribution to QLT shareholders consisting of 4,799,619 shares held in Aralez and $15.0 million of cash. The value of each Aralez share on the date of distribution was $4.02. The distribution was not considered a dividend under applicable law.

        Aegerion has never declared or paid dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Aegerion board of directors currently intends to retain any future earnings, if any, for the development, operation and expansion of its business, and does not anticipate that it will declare or pay any cash dividends for the foreseeable future.

COMPARATIVE PER SHARE DATA

        The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information related to QLT common shares and Aegerion common stock.

        The following information should be read in conjunction with:

  (i)
  the audited and unaudited consolidated financial statements of QLT that are incorporated by reference into this joint proxy statement/prospectus,

  (ii)
  the audited and unaudited consolidated financial statements of Aegerion that are incorporated by reference into this joint proxy statement/prospectus, and

  (iii)
  the financial information contained in the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 151, "Summary Historical Consolidated Financial Data—Selected Historical Consolidated Financial Data of QLT" beginning on page 143 and "—Selected Historical Consolidated Financial Data of Aegerion" beginning on page 147.

        The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have resulted if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Novelion. In addition, the unaudited pro forma information does not purport to present balance sheet data or results of operations data as of any future date or for any future period.

	For the six months ended June 30, 2016		For the year ended December 31, 2015
QLT Historical Data Per Common Share
Basic and diluted loss per common share	$(0.51)			$(0.44)
Cash dividends declared per common share	$—			$—
Book value per common share	$1.52			$2.68
Aegerion Historical Data Per Common Share
Basic and diluted loss per common share	$(3.81)			$(2.55)
Cash dividends declared per common share	$—			$—
Book value per common share	$0.38			$3.92
Combined Novelion Unaudited Pro Forma Data Per Common Share
Basic and diluted loss per common share	$(1.43	)(b)		$(1.10)
Cash dividends declared per common share	$—			$—
Book value per common share	$1.58	(c)	$	N/A (a)

(a)
The book value per common share has not been presented for the year ended December 31, 2015 given that Article 11 of SEC Regulation S-X requires that the pro forma balance sheet be presented as at the latest balance sheet (i.e. June 30, 2016), which is the assumed date of the merger.

(b)
Refer to the Pro Forma Statement and Operation for the six months ended June 30, 2016 in "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 151 for the calculation of the pro forma basic diluted loss per common share of Novelion.

(c)
Calculated by dividing the $146.8 million pro forma stockholders' equity of Novelion as of June 30, 2016 by the 92.6 million pro forma estimated number of common shares of Novelion.

        The following table shows the closing prices of QLT common shares as reported on NASDAQ and TSX and Aegerion common stock as reported on NASDAQ on June 14, 2016, the last trading day preceding the date of the public announcement of the proposed merger, and on September 20, 2016, the last practicable day before the submission of this joint proxy statement/prospectus. This table also shows the equivalent value of the consideration per share of Aegerion common stock, which was calculated by multiplying the closing price of QLT common shares as of the specified dates multiplied by the equity exchange ratio of 1.0256.

	QLT Common Shares		Aegerion Common Stock	Equivalent Value of Merger Consideration per Aegerion Share
		TSX (CAD$)
	NASDAQ		NASDAQ	NASDAQ
June 14, 2016	$1.43	$1.84	$1.33	$1.47
September 20, 2016	$1.78	$2.47	$2.37	$1.83

 CONSOLIDATED CAPITALIZATION

        The following table sets forth the consolidated unaudited capitalization and indebtedness of QLT and Aegerion prepared under U.S. GAAP as of June 30, 2016 before and after giving effect to the QLT private placement for $21.8 million and the proposed merger. This financial information should be read in conjunction with the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 151, the QLT unaudited condensed consolidated financial statements and accompanying notes for the three and six months ended June 30, 2016 incorporated by reference into this joint proxy statement/prospectus, and the Aegerion unaudited condensed consolidated financial statements and accompanying notes for the three and six months ended June 30, 2016 incorporated by reference into this joint proxy statement/prospectus.

(in thousands US$)	QLT pre-merger June 30, 2016	Aegerion pre-merger June 30, 2016	Pro forma post merger combined Novelion June 30, 2016
Total current debt
Guaranteed/Secured	$—	$27,841	$25,000
Total non-current debt
Unguaranteed/Unsecured	$—	$240,687	$183,900	(a)
Shareholders' equity
Share capital	$80,067	$11,123	$146,765

(a)
Reflects the estimated fair value of the Aegerion Notes, which have been derived from current prices observed in market trading based on Level 2 inputs.

        The financial information for QLT as of June 30, 2016 was extracted without material adjustment from the unaudited condensed consolidated financial statements of QLT for the three and six months ended June 30, 2016 prepared in accordance with U.S. GAAP. The financial information for Aegerion as of June 30, 2016 was extracted without material adjustment from the unaudited condensed consolidated financial information of Aegerion for the three and six months ended June 30, 2016, prepared in accordance with U.S. GAAP.

 SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND
DIRECTORS OF QLT

        The following table sets forth information with respect to the beneficial ownership of QLT common shares as of September 20, 2016 by (i) each of QLT's directors, (ii) each of QLT's named executive officers, (iii) all of QLT's directors and executive officers as a group and (iv) each person, or group of affiliated persons, who is known to QLT to beneficially own more than 5% of the outstanding shares of QLT common stock.

        Except as otherwise indicated, to the knowledge of QLT, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the address for each of the named individuals is c/o 887 Great Northern Way, Suite 250, Vancouver, British Columbia, Canada V5T 4T5.

        The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under those rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of stock options held by the respective person or group that may be exercised and/or restricted stock units which may vest within 60 days of September 20, 2016. For purposes of calculating each person's or group's percentage ownership, shares of common stock issuable pursuant to stock options exercisable and/or restricted stock units vesting within 60 days after September 20, 2016 are reflected in the table below and included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages of shares outstanding provided in the table are based on a total of 52,829,398 shares of its common stock outstanding on September 20, 2016.

	Amount and Nature of Beneficial Ownership
		Shares for Which Beneficial Ownership Can Be Acquired Within 60 Days(1)	Total Beneficial Ownership
Name of Beneficial Owner(4)	Shares Beneficially Owned		Number of Shares(2)	Percent of Class(3)
Directors
Jason M. Aryeh	535,478	13,889	549,367	1.04%
Dr. John W. Kozarich	57,000	6,944	63,944	*
Jeffrey A. Meckler	107,000	231,944	338,944	*
Dr. Stephen L. Sabba	37,000	6,944	43,944	*
John C. Thomas, Jr.	37,000	6,944	43,944	*
Officers
W. Glen Ibbott	—	130,556	130,556	*
Dr. Geoffrey F. Cox	78,500	298,333	376,833	*
Dori C. Assaly	500	30,556	31,056	*
Dr. Lana E. Janes	—	30,556	30,556	*
All directors and executive officers as a group (9 persons)	852,478	756,667	1,609,145	3.05%

	Amount and Nature of Beneficial Ownership
		Shares for Which Beneficial Ownership Can Be Acquired Within 60 Days(1)	Total Beneficial Ownership
Name of Beneficial Owner(4)	Shares Beneficially Owned		Number of Shares(2)	Percent of Class(3)
5% Shareholders
NB Public Equity K/S(5)	6,447,626	—	6,447,626	12.20%
Broadfin Capital LLC(6)	5,269,831	—	5,269,831	9.98%
Stonepine Capital, L.P.(7)	3,810,781	—	3,810,781	7.21%
Ancora Advisors, LLC(8)	3,396,083		3,396,083	6.43%
Kingstown Capital Management LP(9)	3,000,000	—	3,000,000	5.68%

*
Represents less than 1%.

(1)
Indicates common shares that may be acquired upon exercise of outstanding stock options that are presently exercisable or will be exercisable within 60 days of September 20, 2016 by the persons named in the table above and by all directors and executive officers as a group, except where otherwise described in the Notes to the above table.

(2)
Excludes DSUs, which are issued to directors and are payable only in cash. As of September 20, 2016, each of Messrs. Cox, Kozarich, Meckler, Sabba and Thomas hold 22,533 vested DSUs and Mr. Aryeh holds 45,067 vested DSUs.

(3)
Percentage ownership of QLT common shares is based on 52,829,398 common shares of QLT outstanding on September 20, 2016.

(4)
The information in the table is derived from the System for Electronic Disclosures by Insiders (SEDI) and Electronic Data Gathering, Analysis, and Retrieval system (EDGAR).

(5)
The information in the table and this note is derived from a Schedule 13D/A filed by NB Public Equity K/S with the SEC on July 15, 2014. Based on information contained in the Schedule 13D/A, NB Public Equity K/S, NB Public Equity Komplementar ApS, Cora Madsen and Florian Schönharting (collectively, the "NB Entities") are deemed beneficial owners of 6,447,626 shares. Each of the NB Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. The business address of NB Public Equity K/S is Ostergade 24A, 1, DK-1100, Copenhagen K, Denmark.

(6)
The information in the table and this note is derived from a Schedule 13D/A filed jointly by Broadfin Capital, Broadfin and Kevin Kotler (collectively, the "Broadfin Entities"), with the SEC on September 20, 2016. Based on information contained in the Schedule 13D/A, the Broadfin Entities are deemed beneficial owners of 5,269,831 shares. Each of the Broadfin Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. The business address of Broadfin Capital, LLC is 300 Park Avenue, 25th Floor, New York, New York 10022, United States of America. As announced by QLT on June 15, 2016, Broadfin had also agreed to acquire a fully paid-up warrant to acquire 2,840,909 common shares of QLT pursuant to the unit subscription agreement.

(7)
The information in the table and this note is derived from a Schedule 13G filed by Stonepine Capital, L.P. and Stonepine Capital Management, LLC, Jon M. Plexico and Timothy P. Lynch (together "Stonepine") with the SEC on July 11, 2016. Based on information contained in the Schedule 13G, Stonepine are deemed beneficial owners of 3,810,781 shares. Each of the Stonepine entities has stated that it has sole voting and dispositive power over all shares they are deemed to beneficially own. The business address of Stonepine Capital, L.P. is P.O. Box 250, Bend, Oregon 97709, United States of America.

(8)
The information in the table and this note is derived from a Form 13F filed by Ancora Advisors, LLC and Joseph Spidalieri (together "Ancora Advisers") with the SEC on August 11, 2016. Based on information contained in the Form 13F, Ancora Advisers are deemed beneficial owners of 3,396,083 shares. The business address of Ancora Advisers is 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124, United States of America.

(9)
The information in the table and this note is derived from the Schedule 13D/A filed by Kingstown Partners Master Ltd., Kingstown Partners II, L.P., Ktown, LP, Kingstown Capital Partners, LLC, Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer and Guy Shanon (collectively, the "Kingstown Entities") with the SEC on July 9, 2014. Based on information contained in the Schedule 13D/A, Kingstown Partners Master Ltd. beneficially owns 2,488,132 shares, Kingstown Partners II, L.P. beneficially owns 316,212 shares, Ktown, L.P. beneficially owns 445,656 shares, Kingstown Capital Partners, LLC beneficially owns 3,250,000 shares, and each of Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer and Guy Shanon may be deemed to be the beneficial owner of 3,250,000 shares. Each of the Kingstown Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. The business address of Kingstown Partners Master Ltd. is c/o Walkers Corporate Services Limited, Walkers House, 87 Mary Street, George Town, Grand Cayman Ky1-9005, Cayman Islands. The business address of each of the other Kingstown Entities is 100 Park Avenue, 21st Floor, New York City, New York, 10017.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND
DIRECTORS OF AEGERION

        The following table sets forth information with respect to the beneficial ownership of Aegerion common stock as of September 20, 2016 (unless otherwise noted) with respect to:

  •
  each person, or group of affiliated persons, known to Aegerion to be the beneficial owner of 5% or more of the outstanding shares of Aegerion common stock as of such date, based on currently available Schedules 13G and 13D filed with the SEC as may be updated by a Statement of Change of Beneficial Ownership of Securities on Form 4 subsequently filed with the SEC;

  •
  each of Aegerion's named executive officers and directors; and

  •
  all of Aegerion's current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or other securities that are immediately exercisable or exercisable within 60 days after September 20, 2016, although these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Inclusion of shares of common stock included in the following table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner for any other purposes. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock, and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage of ownership is based on 29,544,196 shares of common stock outstanding on September 20, 2016.

        Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142.

	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or Greater Stockholders:
Scopia Capital Management LP(1)	5,703,587	19.31%
Broadfin Capital LLC(2)	4,286,291	14.51%
FMR LLC(3)	2,859,929	9.68%
Sarissa Capital Management(4)	2,649,000	8.97%
The Vanguard Group(5)	1,974,744	6.69%
Athyrium Capital Management, LP(6)	1,649,084	5.58%
Integrated Core Strategies (US) LLC(7)	1,646,278	5.57%
Putnam Investments, LLC(8)	1,588,215	5.38%
Armistice Capital, LLC(9)	1,502,000	5.09%
Named Executive Officers and Directors:
David Aubuchon(10)	—	—
Marc Beer(11)	200	*
Martha Carter(12)	262,085	*
Barbara Chan	—	—
Mark Fitzpatrick(13)	9,400	*
Gregory Perry(14)	125,001	*
Mark Sumeray(15)	—	—
Mary Weger(16)	3,038	*
Sol J. Barer, Ph.D.(17)	110,371	*
Antonio M. Gotto, Jr., M.D., Ph.D.(18)	84,708	*
Jorge Plutzky, M.D.(19)	10,394	*
David I. Scheer(20)	591,904	2.00%
Sandford D. Smith(21)	105,606	*
Donald K. Stern(22)	10,394	*
Mary Szela	—	—
Paul G. Thomas(23)	111,065	*
Anne VanLent(24)	41,712	*
All current executive officers and directors as a group (15 persons)(25)	1,265,061	4.28%

*
Less than 1% of Aegerion's outstanding common stock.

(1)
The amount shown and the following information are derived from the Schedule 13G/A filed on February 16, 2016 by Scopia Capital Management LP, Scopia Management, Inc., Scopia PX International Master Fund LP, Scopia PX LLC, Scopia Capital GP LLC, Matthew Sirovich and Jeremy Mindich, collectively, Scopia, reporting beneficial ownership as of December 31, 2015. Of the 5,703,587 shares of Aegerion common stock beneficially owned, Scopia Capital Management LP, Scopia Management, Inc., Mr. Mindich and Mr. Sirovich each report shared voting and shared dispositive power as to 5,703,587 shares of Aegerion common stock. Scopia PX International Master Fund LP reports shared voting and shared dispositive power as to 2,026,003 shares of Aegerion common stock. Scopia PX LLC reports shared voting and shared dispositive power as to 1,539,160 shares of Aegerion common stock. Scopia Capital GP LLC reports shared voting and shared dispositive power as to 5,563,773 shares. The address for Scopia is 152 West 57th Street, 33rd Floor, New York, New York 10019.

(2)
The amount shown and the following information are derived from the Schedule 13D filed on September 13, 2016 by the Broadfin Entities, reporting beneficial ownership as of June 14, 2016. Of the 4,286,291 shares of Aegerion common stock beneficially owned, Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Mr. Kotler each report shared voting and shared dispositive power as to 4,286,291 shares of Aegerion common stock. The address for each of the Broadfin Entities is 300 Park Avenue, 25th Floor, New York, New York 10022.

(3)
The amount shown and the following information are derived from the Schedule 13G/A filed on May 10, 2016 by FMR LLC and affiliated entities and individuals, or FMR, reporting beneficial ownership as of April 29, 2016. Of the 2,859,929 shares of Aegerion common stock beneficially owned, FMR reports sole voting power as to 357 shares of Aegerion common stock and sole dispositive power as to 2,859,929 shares of Aegerion common stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)
The amount shown and the following information are derived from the Schedule 13D/A filed on June 16, 2016 by Sarissa Capital Management LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Domestic Fund LP and Alexander J. Denner, reporting beneficial ownership as of June 14, 2016. Of the 2,649,000 shares of Aegerion common stock beneficially owned, Sarissa Capital Management LP and Mr. Denner each reports shared voting and dispositive power as to 2,649,000 shares of Aegerion common stock. Sarissa Capital Offshore Master Fund LP reports sole voting and dispositive power as to 1,066,534 shares of Aegerion common stock. Sarissa Capital Domestic Fund LP reports sole voting and dispositive power as to 1,582,466 shares. The address for Sarissa Capital Management LP, Sarissa Capital Domestic Fund LP and Mr. Denner is c/o Sarissa Capital Management LP, 660 Steamboat Road, 3rd Floor, Greenwich, Connecticut 06830. The address for Sarissa Capital Offshore Master Fund LP is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

(5)
The amount shown and the following information are derived from the Schedule 13G/A filed on February 10, 2016 by The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., collectively, Vanguard, reporting beneficial ownership as of December 31, 2015. Of the 1,974,744 shares of Aegerion common stock beneficially owned, Vanguard reports sole voting power as to 57,108 shares of Aegerion common stock, sole dispositive power as to 1,920,336 shares of Aegerion common stock and shared dispositive power as to 54,408 shares of Aegerion common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
The amount shown and the following information are derived from the Schedule 13G filed on March 18, 2016 by Athyrium Opportunities Acquisition II LP, Athyrium Opportunities Associates II GP LLC, Athyrium Capital Management, LP, Athyrium Capital Holdings, LLC, collectively, the Athyrium entities, and Jeffrey A. Ferrell, reporting beneficial ownership as of February 26, 2016. Of the 1,649,084 shares of Aegerion common stock beneficially owned, the Athyrium entities and Mr. Ferrell each report shared voting and shared dispositive power as to 1,649,084 shares. The address for each of the Athyrium entities and Mr. Ferrell is 530 Fifth Avenue, New York, New York 10036.

(7)
The amount shown and the following information are derived from the Schedule 13G/A filed on January 5, 2016 by Integrated Core Strategies (US) LLC, ICS Opportunities, Ltd., Integrated Assets, Ltd., Millennium International Management LP, Millennium International Management GP LLC, Millennium Management LLC, collectively, the Millennium entities, and Israel A. Englander, reporting beneficial ownership as of January 4, 2016. The Millennium entities report shared voting and shared dispositive power as to the 1,646,278 shares of Aegerion common stock beneficially owned. Of the 1,646,278 shares of Aegerion common stock beneficially owned,

  Integrated Core Strategies (US) LLC beneficially owned 1,392,697 shares of Aegerion common stock (consisting of 1,331,981 shares of Aegerion common stock and 60,716 shares of common stock issuable upon conversion of a convertible note), Integrated Assets, Ltd. beneficially owned 253,581 shares of Aegerion common stock and ICS Opportunities, Ltd. no longer beneficially owned shares of common stock. Millennium International Management LP is the investment manager to Integrated Assets, Ltd. and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd. Millennium International Management GP LLC is the general partner of Millennium International Management LP and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd. Millennium Management LLC is the general partner of the managing member of Integrated Core Strategies (US) LLC and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC. Millennium Management LLC is also the general partner of the 100% shareholder of Integrated Assets, Ltd. and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, Ltd. Israel A. Englander is the managing member of Millennium International Management GP and Millennium Management LLC. Consequently, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC and Integrated Assets, Ltd. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of the Millennium entities and Mr. Englander is deemed to be a beneficial owner of such securities; however, each of the Millennium entities and Mr. Englander disclaims that it or he is, in fact, the beneficial owner of such securities. The address for the Millennium entities and Mr. Englander is 666 Fifth Avenue, New York, New York 10103.

(8)
The amount shown and the following information are derived from the Schedule 13G/A filed on January 11, 2016 by Putnam Investments, LLC. d/b/a Putnam Investments and its wholly-owned investment advisers, Putnam Investment Management, LLC, or PIM, and The Putnam Advisory Company, LLC, or PAC, collectively, Putnam, reporting beneficial ownership as of December 31, 2015. Of the 1,588,215 shares of common stock beneficially owned, Putnam Investments reports no voting power and sole dispositive power as to 1,588,215 shares of Aegerion common stock. PIM reports no voting power and sole dispositive power as to 1,550,206 shares. PAC reports no voting power and sole dispositive power as to 38,009 shares of Aegerion common stock. The address for Putnam is One Post Office Square, Boston, Massachusetts 02109.

(9)
The amount shown and the following information are derived from the Schedule 13G filed on March 7, 2016 by Armistice Capital, LLC, Armistice Capital Master Fund, Ltd. and Steven Boyd, reporting beneficial ownership as of February 26, 2016. Of the 1,502,000 shares of Aegerion common stock beneficially owned, Armistice Capital, LLC, Armistice Capital Master Fund, Ltd. and Mr. Boyd each report shared voting and dispositive power as to 1,502,000 shares of Aegerion common stock. The address for each of Armistice Capital, LLC and Mr. Boyd is 510 Madison Avenue, 22nd Floor, New York, New York 10022. The address for Armistice Capital Master Fund, Ltd. is c/o dms Corporate Services Ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands.

(10)
Mr. Aubuchon served as Aegerion's interim Chief Financial Officer from June 2015 to July 2015.

(11)
Mr. Beer served as Aegerion's Chief Executive Officer until July 2015. The amount shown and the following information are based on information provided by Mr. Beer. Consists of 200 shares of common stock owned by Mr. Beer's son.

(12)
Ms. Carter served as Aegerion's Chief Regulatory Officer until July 2016. Consists of 4,834 shares of Aegerion common stock held directly and 257,251 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(13)
Mr. Fitzpatrick served as Aegerion's Chief Financial Officer until June 2015. The amount shown and the following information are based on information provided by Mr. Fitzpatrick. Consists of 9,400 shares Aegerion of common stock owned directly.

(14)
Consists of 125,001 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(15)
Dr. Sumeray served as Aegerion's Chief Medical Officer until January 2016.

(16)
Ms. Weger served as Aegerion's Chief Performance Officer until January 2016. Consists of 3,038 shares of Aegerion common stock owned directly.

(17)
Consists of 29,890 shares of Aegerion common stock owned directly and 80,481 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(18)
Consists of 13,916 shares of Aegerion common stock owned directly and 70,792 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(19)
Consists of 10,394 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(20)
Consists of 10,000 shares of Aegerion common stock held directly, 521,350 shares of Aegerion common stock held by Scheer Investment Holdings VII LLC and 60,554 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016. Mr. Scheer is the managing member of Scheer Investment Holdings VII LLC. Mr. Scheer has sole power to vote all shares of Aegerion common stock. Mr. Scheer disclaims beneficial ownership except to the extent of his proportionate pecuniary interest in the funds. The address for Scheer Investment Holdings VII LLC is c/o Scheer & Company, Inc., 157 Church St., 19th Floor, New Haven, CT 06510.

(21)
Mr. Smith is Chairman of the Aegerion board of directors and served as interim Chief Executive Officer from July 2015 to January 2016. Consists of 2,890 shares of Aegerion common stock owned directly and 102,716 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(22)
Consists of 10,394 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(23)
Consists of 36,978 shares of Aegerion common stock owned directly and 74,087 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(24)
Consists of 4,000 shares of Aegerion common stock owned directly and 37,712 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

(25)
Includes, in addition to the holdings of Aegerion's directors and those named executive officers who are current officers of Aegerion, 1,704 shares of Aegerion common stock owned directly and 72,202 shares of Aegerion common stock subject to options exercisable within 60 days of September 20, 2016.

COMPARISON OF RIGHTS OF QLT SHAREHOLDERS
AND AEGERION STOCKHOLDERS

        QLT is incorporated under the laws of British Columbia and, accordingly, the rights of QLT shareholders are governed by the BCA and the QLT articles of incorporation (referred to herein as QLT's "articles"). Aegerion is incorporated under the laws of the State of Delaware and, accordingly, the rights of Aegerion stockholders are currently governed by the DGCL, the Aegerion certificate of incorporation, as amended (referred to herein as Aegerion's "certificate of incorporation"), and the Aegerion restated bylaws (referred to herein as Aegerion's "by-laws"). Upon completion of the merger, the rights of the former Aegerion stockholders will be governed by the BCA and by QLT's articles.

        The table below summarizes material differences between the rights of QLT shareholders and those of Aegerion stockholders pursuant to the BCA, the DGCL and their respective constating documents as they are currently in effect. While QLT and Aegerion believe that the summary table includes the material differences between the rights of their respective shareholders/stockholders prior to the merger, this summary does not include a complete description of all the differences between the rights of the QLT shareholders and those of Aegerion's stockholders, nor does it include a complete description of the specific rights of the respective shareholders/stockholders discussed. The inclusion of differences in the rights of these shareholders/stockholders in the table is not intended to indicate that all of such differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist. This summary does not reflect any of the rules of NASDAQ or the TSX that may apply to QLT or Aegerion in connection with the merger or otherwise.

        Each of QLT and Aegerion urges you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the BCA and the DGCL, and the other documents to which QLT and Aegerion refer in this joint proxy statement/prospectus for a more complete understanding of the differences between being a QLT shareholder and Aegerion stockholder. QLT's articles are attached as Exhibit 3.1 to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. Aegerion has filed with the SEC its certificate of incorporation and by-laws referenced in this summary and will send copies of these documents to you, free of charge, upon your request. See the section entitled "Where You Can Find Additional Information" beginning on page 217.

Aegerion	QLT
Outstanding Capital Stock	Aegerion has outstanding only one class of common stock. Holders of Aegerion common stock are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and Aegerion's certificate of incorporation and by-laws.
As of September 20, 2016, there were (i) 29,544,196 shares of Aegerion common stock outstanding and (ii) no shares of preferred stock outstanding.	QLT has outstanding only one class of common shares. Holders of QLT common shares are entitled to all of the respective rights and obligations provided to shareholders under the BCA and QLT's articles.
As of September 20, 2016, there were (i) 52,829,398 QLT common shares outstanding and (ii) no first preference shares outstanding.

	Aegerion	QLT
Authorized Capital Stock	Aegerion is authorized to issue 130,000,000 shares of capital stock divided into two classes consisting of:
(1) 125,000,000 shares of common stock, $0.001 par value per share; and
	(2) 5,000,000 shares of preferred stock, $0.001 par value per share.	The authorized share structure of QLT consists of (i) 500,000,000 common shares, without par value, and (ii) 5,000,000 first preference shares, without par value.
Designations of Preferred Stock

Aegerion's certificate of incorporation provides that the Aegerion board of directors is authorized to determine powers, including the voting powers (full or limited) or no voting powers, and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.

Under QLT's articles, the QLT board of directors may create one or more series of the first preference shares and may attach special rights and restrictions to such series. In addition, one or more classes or series of shares may be created by an ordinary resolution of the QLT shareholders. Special rights or restrictions may be attached to a series or class of shares by special resolution.

Voting Rights	Holders of shares of Aegerion common stock are entitled to one vote per share on all matters to be voted on by stockholders.

QLT's articles provide that every shareholder entitled to vote on a matter has one vote per share entitled to vote on that matter. Under the BCA, subsidiaries of QLT that hold shares of QLT are not entitled to vote.

Dividend Rights

Under the DGCL and Aegerion's certificate of incorporation, subject to any preferential rights of preferred stock, the Aegerion board of directors may declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year, but only when and as declared by the Aegerion board of directors. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Under the BCA, dividends may be declared at the discretion of the QLT board of directors. QLT may pay dividends unless there are reasonable grounds for believing that (i) QLT is insolvent, or (ii) the payment of the dividend would render QLT insolvent. QLT's articles provide that, subject to the prior rights of the holders of the first preference shares (and any other shares ranking senior to the common shares with respect to priority in the payment of dividends), the holders of common shares shall be entitled to receive any dividends declared by the QLT board of directors and QLT shall pay dividends thereon, as and when declared by the QLT board of directors.

	Aegerion	QLT
Size of the Board of Directors

Aegerion's certificate of incorporation states that the members of the Aegerion board of directors shall be fixed from time to time by resolution of the Aegerion board of directors.
The Aegerion board of directors currently has nine members.

The BCA provides that a board of directors of a BCA corporation that is a public company must have no fewer than three directors.
QLT's articles provide that if QLT is a public company, the number of directors may be, in addition to the required minimum, set by the QLT board of directors from time to time.
The QLT board of directors currently has six members. At the QLT special meeting, QLT shareholders will be asked to approve the election of four additional directors, effective on the closing of the merger.
Following the consummation of the merger, the board of directors of Novelion is expected to comprise Mr. Aryeh, Dr. Cox, Dr. Sabba and Mr. Thomas, each of whom is a member of the QLT board of directors as of the date hereof, Ms. Szela, Mr. Smith, Mr. Stern and Ms. VanLent, as well as Dr. Plutzky and Mr. Kotler.

Classification of the Board of Directors	The Aegerion board of directors is divided into three classes with members of each class serving for staggered three-year terms.	The QLT board of directors is not divided into classes.
Election of Directors

An affirmative vote of the plurality of shares entitled to vote that are present in person or represented by proxy and that vote for or against the proposal is required for the election of directors.

There is no cumulative voting with respect to the election of directors.

The BCA and QLT's articles provide that directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

There is no cumulative voting with respect to the election of directors.

Removal of Directors

Aegerion's certificate of incorporation provides that, subject to any preferential rights of preferred stock, any director may only be removed (i) for cause or (ii) by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors.

Under the BCA and QLT's articles, shareholders of QLT may remove any director before the expiration of his or her term of office by an ordinary resolution of shareholders. Any director may also be removed from office before the expiration of his or her term of office by the directors if the director ceases to be qualified as a director and does not promptly resign.

	Aegerion	QLT
Filling of Vacancies on the Board of Directors

Aegerion's certificate of incorporation provides that a vacancy or a newly created directorship may only be filled by a majority of the directors in office, even if less than a quorum, and each director so chosen shall hold office for the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor is duly elected and qualified.

In certain circumstances, QLT's articles allow for a vacancy on the QLT board of directors to be filled by directors and shareholders. Directors may appoint a qualified person to fill any vacancy occurring in the QLT board of directors (i) not resulting from an increase in the number of the minimum or maximum number of directors; and (ii) not resulting from a failure by the shareholders to elect the numbers or minimum number of directors set or otherwise required under QLT's articles. Shareholders may elect or appoint directors to fill any vacancies on the QLT board of directors if QLT has no directors or fewer directors in office than set pursuant to the articles.

In addition to the QLT board of directors' ability to fill a vacancy among directors, the BCA and QLT's articles authorize the QLT board of directors to appoint one or more additional directors, who shall hold office for a term expiring not later than immediately before the next election or appointment of directors at the next annual general meeting of shareholders. The total number of directors so appointed may not exceed one-third of the number of current directors elected at the previous annual meeting of shareholders.

	Aegerion	QLT
Ability to Call Special Meetings of Stockholders/Shareholders

Special meetings of stockholders may be called by the Aegerion board of directors acting pursuant to a resolution approved by the affirmative vote of the majority of directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at any special meeting of stockholders.

The QLT board of directors may call a special meeting of shareholders at any time. Under the BCA, the holders of not less than 1/20 of the shares that carry a right to vote at a meeting may requisition the directors to call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. If the directors do not call the meeting within 21 days after receiving a request in compliance with this provision, the requisitioning shareholders, any one or more of them holding, in the aggregate, more than 1/40 of the issued QLT common shares that carry the right to vote at general meetings, may send notice of a general meeting to be held to transact the business stated in the requisition.

Notice of Annual and Special Meetings of Stockholders/Shareholders

Aegerion's by-laws require notice of any meeting of Aegerion stockholders to be given not less than ten nor more than 60 days before the date of the meeting.

Meetings of stockholders may be held within or without the United States.

The Aegerion board of directors may fix a record date for any meeting of stockholders, which record date must not precede the date upon which the resolution fixing the record date is adopted by the Aegerion board of directors, and which record date must, unless otherwise required by law, not be more than 60 nor less than ten days before the date of the meeting.

Under the BCA, the QLT board of directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting. QLT may apply to the Registrar of Companies for British Columbia for an order extending the time for calling an annual meeting.

Pursuant to the BCA, meetings of shareholders shall be held at such place within British Columbia as determined by the directors or at a place outside British Columbia if the location is approved by directors by way of a directors' resolution.

Under the BCA, notice of the date, time and place of a meeting of QLT shareholders must be given not less than 21 days nor more than two months prior to the meeting to each director and to each shareholder entitled to vote at the meeting.

	Aegerion	QLT

Under the BCA and QLT's articles, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or by less than 21 days (less than 30 days under Canadian securities regulations). If no record date is fixed, the record date will be at 5:00 p.m. on the day immediately preceding the day on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Stockholder/ Shareholder Action by Written Consent

No action required or permitted to be taken at any annual or special meeting of the Aegerion stockholders may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Under the BCA, generally, shareholder action without a meeting may only be taken by consent resolution of shareholders wherein a written resolution is consented to in writing by all shareholders who would be entitled to vote on the resolution, in the case of a special resolution, or by shareholders holding two-thirds of shares cast in respect of the resolution, in the case of an ordinary resolution.

For a public company such as QLT, this effectively means that all actions requiring shareholder approval must be taken at a duly convened shareholders' meeting.

	Aegerion	QLT
Advance Notice Requirements for Director Nominations and Other Proposals by Stockholders / Shareholders

Aegerion's by-laws provide that nominations of persons for election to the Aegerion board of directors may be made at an annual meeting of stockholders or at any special meeting of stockholders held in lieu of an annual meeting (i) by or at the direction of the Aegerion board of directors or (ii) by any stockholder of Aegerion who is a stockholder of record on the date of the giving of the notice, who is entitled to vote at such meeting and who provides timely notice.

To be timely, a stockholder's notice must be delivered to the Secretary of Aegerion at the principal executive offices of Aegerion not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the one-year anniversary date of the prior year's annual stockholder meeting, provided, however, in the event the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year's annual meeting of stockholders, or if no annual meeting of stockholders was held in the prior year, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to the scheduled date of the annual meeting and the 10th day following the day on which public announcement of the date of the annual meeting is first made.

Under the BCA, shareholder proposals may be made by eligible registered or beneficial holders of shares entitled to vote at an annual meeting of shareholders so long as the shareholder has held such shares uninterrupted for a period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1/100 of the issued QLT common shares or have at least a fair market value of shares to be used in the proposal of CAD$2,000. Those registered or beneficial holders must submit with the proposal a signed declaration providing the requisite information under the BCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year's annual reference date (generally the date of the previous year's annual general meeting).

In addition, the QLT board of directors has adopted an Advance Notice Policy to set the deadline for submitting director nominations prior to any shareholders meeting, which requires generally that director nominations must be submitted not less than 30 nor more than 65 days prior to the date of the meeting, in the case of an annual meeting, or not later than 15 days following the date on which the first public announcement of the date of the meeting was made, in the case of a special meeting (which is not also an annual meeting), and defines the information that the nominating shareholder must include in the notice to QLT for a nominee to be eligible for election. The Advance Notice Policy has been approved by the QLT shareholders.

Aegerion	QLT
Amendments to the Certificate of Incorporation	The DGCL generally provides that amendments to the certificate of incorporation must be approved by the Aegerion board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under Aegerion's certificate of incorporation, amendments to Aegerion's certificate of incorporation requiring a vote of stockholders generally may be made in accordance with these default provisions of Delaware law. However, in order to amend or repeal certain designated provisions (including provisions relating to indemnification of Aegerion's directors and officers and the ability of stockholders to call a special meeting or act by written consent), the Aegerion certificate of incorporation requires the affirmative vote of at least (i) 75% of the outstanding shares of capital stock of Aegerion entitled to vote on such amendment or repeal and (ii) 75% of the outstanding shares of each class entitled to vote on such amendment or repeal.	Pursuant to the BCA, alteration of a notice of articles generally requires authorization by court order, by special resolution of shareholders or by the methods specified in a company's articles. Certain alterations such as changes to company name or a change in directors will not require authorization by the above mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of those in question, will entitle the affected class or series to vote on the alteration, whether or not it otherwise carries the right to vote.

Depending on the alteration sought, QLT may resolve to alter its articles, by the type of resolution specified in the BCA, if not specified in the BCA, by the type of resolution specified in QLT's articles or, if neither the BCA nor QLT's articles specifies the type of resolution, by a special resolution of shareholders. An alteration to articles that does not affect the accuracy of the notice of articles takes effect on the date and time the resolution authorizing the alteration is received for deposit at QLT's record office or on any later date and time specified in the resolution.

If upon becoming effective an alteration to QLT's articles would render any information in the notice of articles incorrect or incomplete or would alter special rights or restrictions attached to shares, QLT must note on the resolution authorizing the alteration that the alteration does not take effect until the notice of articles is altered to reflect the alteration to the articles, the resolution is deposited at QLT's records office and then alters its notice of articles. Following this, the alteration to the articles takes effect when the alteration to the notice of articles takes effect.

	Aegerion	QLT
Amendments to By-laws	Aegerion's certificate of incorporation and Aegerion's by-laws provide that the Aegerion board of directors is expressly authorized to adopt, amend or repeal the by-laws of Aegerion with the affirmative vote of a majority of directors then in office.

Aegerion's certificate of incorporation and by-laws also provide that Aegerion's by-laws may be altered, amended, or repealed by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class, or, if the Aegerion board of directors recommends that stockholders approve such amendment or repeal, the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

British Columbia companies do not have by-laws. The equivalent concepts are addressed in QLT's articles.
State Anti-Takeover Statutes

Aegerion is governed by Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and, subject to certain exceptions, an "interested stockholder" is a person who, together with his, her or its affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

The BCA does not contain a comparable provision with respect to business combinations. Under the BCA, if within four months after an acquisition offer is submitted, the holders of not less than 9/10 of the shares of any class (other than the shares already held by the acquirer) to which the acquisition offer relates, accept the acquisition offer, the offeror is entitled to acquire the shares held by shareholders who did not accept the acquisition offer. Under the BCA, an acquisition offer for more than one class of shares is deemed to be a separate offer for shares of each class of shares.

Aegerion	QLT
Mergers, Consolidations and Other Transactions	Unless the certificate of incorporation of the surviving corporation provides otherwise, Delaware law does not require a stockholder vote of the surviving corporation in a merger if: (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger, and (iii) either (a) no shares of common stock of the surviving corporation (and no shares, securities, or obligations convertible into such stock) are to be issued in the merger, or (b) the shares of common stock of the surviving corporation to be issued or delivered in the merger (upon conversion of any other shares, securities, or obligations to be issued or delivered in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

Neither Aegerion's certificate of incorporation nor Aegerion's by-laws provide for different voting procedures for business combinations.

Under the BCA, certain corporate actions, such as:

•

amalgamations (other than with certain affiliated corporations);

•

continuances;

•

sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business;

•

reductions of paid-up capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests) that does not render the articles or notice of articles incorrect; and

•

other actions such as liquidations, or arrangements, are required to be approved by "special resolution."

A "special resolution" is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights.

In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Aegerion	QLT
Rules or policies of certain Canadian securities regulatory authorities including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions ("MI 61-101") of the Canadian Securities Administrators contains requirements in connection with "related party transactions." A related party transaction means, generally, any transaction by which an issuer, directly or indirectly: (i) acquires, sells, leases or transfers an asset; (ii) acquires or issues securities; (iii) assumes or becomes subject to a liability; or (iv) borrows money or lends money from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" (as defined in MI 61-101) includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities, and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

MI 61-101 provides that, in connection with a "related party transaction" (in addition to any other required shareholder approval), QLT is required, subject to the availability of certain exceptions, to: (i) provide specific disclosure in the proxy circular sent to security holders in connection with a related party transaction where a meeting is required; (ii) obtain a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith and provide a summary thereof in the proxy circular; and (iii) obtain the approval of a majority of the votes cast by shareholders other than the related party involved in the transaction.

	Aegerion	QLT
Preemptive Rights of Stockholders / Shareholders	None	None
Directors' and Officers' Liability and Indemnification

Aegerion's by-laws provide that Aegerion must indemnify and hold harmless each director and officer of Aegerion to the fullest extent authorized by the DGCL. Under the by-laws, each director and officer shall be indemnified and held harmless against any and all (i) expenses (including attorneys' fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors, and all other costs) customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter, a "Proceeding"), and (ii) liabilities, including judgments, damages, losses, penalties, excise taxes, fines and amounts paid in settlement, if such expenses or liabilities are incurred by reason of the fact that he or she is or was a director or officer of Aegerion or is or was serving at the request of Aegerion as a director, partner, trustee, officer, employee or agent of any subsidiary of Aegerion or other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, but only if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Aegerion and, with

Under the BCA, QLT may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity of another entity (referred to in this summary as an "indemnifiable person") against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a proceeding (an "eligible proceeding") in which an indemnifiable person or any of the heirs and personal or other legal representatives of such indemnifiable person, by reason of such party having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, QLT or an associated corporation, is or may be joined as a party or is or may be liable. Under the BCA, QLT may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable party in respect of that proceeding. Prior to the final disposition, QLT may pay, as they are incurred, the expenses actually and reasonably incurred by an indemnifiable person if they commit in writing to undertake that if the indemnification is prohibited pursuant to the BCA, the indemnifiable person will repay the amounts advanced.

Indemnification under the BCA is prohibited if:

•

the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made QLT was or is prohibited in doing so under its memorandum or articles;

	Aegerion	QLT
respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful..Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided however that Aegerion shall indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the Aegerion board of directors.

•

if in relation to the subject matter of the eligible proceeding, the indemnifiable person did not act honestly and in good faith with a view to the best interests of QLT or the associated corporation; and

•

in the case of an eligible proceeding other than a civil proceeding, the indemnifiable person did not have reasonable grounds for believing that the indemnifiable person's conduct in respect of which the proceeding was brought was lawful.

Additionally, in the case of a derivative action on behalf of QLT or on behalf of an associated corporation, QLT must not indemnify the indemnifiable person for any penalties the indemnifiable person is or may be liable for and QLT must not pay the expenses of the indemnifiable person after the final disposition, whether mandatory or not, nor advance expenses to the indemnifiable person.

Pursuant to the BCA and QLT's articles, QLT may purchase and maintain insurance against liability asserted against or incurred by any of the indemnifiable person.

Stockholder / Shareholder Rights Agreement	Aegerion does not have a stockholder rights plan as a part of its certificate of incorporation, by-laws or by separate agreement.

QLT currently has no shareholder rights plan in place. The QLT board of directors could adopt a shareholder rights plan at any future time, which plan must, pursuant to the rules of the TSX, be approved by shareholders within six months of its adoption.

	Aegerion	QLT
Oppression Remedy	The DGCL does not provide for a remedy similar to the oppression remedy under the BCA; however, stockholders are entitled to remedies for a violation of a director's fiduciary duties under Delaware common law.	The BCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any beneficial owner of a QLT common share or any person whom the court considers to be an appropriate person. This includes, among others:

•

a present or former registered holder or beneficial owner of securities of QLT or any of its affiliates;

•

a present or former officer or director of QLT or any of its affiliates; and

•

any other person who in the discretion of the court is a proper person to make such application.

Quorum Requirements

At each meeting of Aegerion stockholders, except where otherwise provided by the DGCL, a majority of the outstanding shares of Aegerion stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or represent by proxy, shareholders holding, in the aggregate, at least 33 1/3% of the issued shares entitled to be voted on the proposals at the meeting.

Inspection of Corporate Records

The DGCL provides any stockholder with the right to inspect Aegerion's stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person's interest as a stockholder. Any Aegerion director also has the right to inspect Aegerion's stock ledger, stockholder lists and other books and records for a purpose reasonably related to the director's position as a director.

A complete list of the stockholders entitled to vote at a stockholders meeting must be available for stockholder inspection at least 10 days before the meeting.

Under the BCA, directors of QLT have the right to examine all of QLT's corporate records. Shareholders have the right to examine certain corporate records such as QLT's minutes of shareholder meetings and resolutions, during the normal business hours of QLT.

Upon the receipt of an affidavit by an applicant, under the BCA, QLT is required to allow the applicant access to the securities register of QLT during normal business hours and to provide a list of shareholders of QLT setting out the names, number of shares owned and addresses of QLT's registered shareholders provided the applicant agrees to certain restrictions on the use of that information.

APPRAISAL AND DISSENTER'S RIGHTS

        Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

        Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the "fair value" of their shares of common stock. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (b) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above, or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) or (c) above.

        Since Aegerion common stock is listed on NASDAQ, and Aegerion stockholders will receive only QLT common shares in the merger, which will be publicly listed on NASDAQ and TSX following the merger, holders of Aegerion common stock will not be entitled to appraisal rights in the merger with respect to their shares of Aegerion common stock.

        The proposals to be considered by shareholders at the QLT special meeting do not give rise to any dissent rights under the BCA.

LEGAL MATTERS

        Bull, Housser & Tupper LLP, British Columbia counsel for QLT, will provide an opinion regarding the legality of the QLT common shares and Warrants to be issued in the merger and related transactions.

EXPERTS

  QLT

        The consolidated financial statements, and the related financial statement schedules, incorporated in this joint proxy statement/prospectus by reference from QLT's Annual Report on Form 10K, as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, and the effectiveness of QLT's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  Aegerion

        The consolidated financial statements of Aegerion at December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, and the effectiveness of Aegerion's internal control over financial reporting as of December 31, 2015 incorporated by reference in this joint proxy statement/prospectus have been audited by EY, independent registered public accounting firm, as set forth in their reports thereon, which contains an explanatory paragraph describing conditions that raise substantial doubt about Aegerion's ability to continue as a going concern as described in Note 1 to the consolidated financial statements and which conclude, among other things, that Aegerion did not maintain effective internal control over financial reporting as of December 31, 2015, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

  QLT

        Under U.S. securities laws, the deadline for submitting shareholder proposals for inclusion in QLT's proxy statement and form of proxy for its 2017 annual general meeting of shareholders is January 16, 2017. Proposals must be sent to QLT's registered office at Suite 2600, 1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1.

        Under the BCA, a proposal for a matter for consideration at the 2017 annual general meeting of shareholders must be received at QLT's registered office at the address above on or before March 17, 2017. For a proposal under the BCA to be valid, it must be in writing, accompanied by the requisite declarations and signed by the submitter and qualified shareholders who at the time of signing are the registered or beneficial owners of shares that, in the aggregate, (i) constitute at least 1% of the issued shares of QLT that have the right to vote at general meetings, or (ii) have a fair market value in excess of $2,000. For the submitter or a qualified shareholder to be eligible to sign the proposal, that shareholder must have been the registered or beneficial owner of QLT common shares that carry the right to vote at general meetings for an uninterrupted period of at least two years before the date the proposal is signed, among other requirements.

  Aegerion

        Aegerion will hold an annual meeting of stockholders in the year 2017 (the "2017 annual meeting") only if the merger has not already been completed. If the 2017 annual meeting is held, in order to be considered for inclusion in Aegerion's proxy materials for the 2017 annual meeting, pursuant to Rule 14a8 under the Exchange Act, Aegerion stockholders' proposals must be received by Aegerion at its principal executive offices at One Main Street, Suite 800, Cambridge, Massachusetts 02142 no later than December 31, 2016. Proposals received after that date will not be considered for inclusion in Aegerion's proxy materials for the 2017 annual meeting, if the 2017 annual meeting is held.

        Aegerion stockholders who intend to present a proposal or nominate a director at the 2017 annual meeting without inclusion in Aegerion's proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance written notice of such proposal to Aegerion, at the address listed in the following paragraph, not earlier than February 28, 2017 and not later than March 30, 2017; provided, however, that in the event that the date of the 2017 annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of 2016 annual meeting of stockholders, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of the 2017 annual meeting and the tenth (10th) day following the day on which public announcement of the date of the 2017 annual meeting is first made.

        All stockholder proposals should be delivered to the attention of Aegerion's Secretary, c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142. Aegerion suggests that proposing stockholders submit their proposals by certified mail, return receipt requested. Aegerion advises you to review its Amended and Restated By-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If a proposal is received on a timely basis and properly comes before the meeting, management may still exercise discretionary voting authority on the proposal in connection with proxies solicited by Aegerion for the meeting under circumstances consistent with the proxy rules of the SEC.

 QLT PROPOSAL NO. 1—ISSUANCE OF SHARES PROPOSAL

        As discussed throughout this joint proxy statement/prospectus, QLT is asking its shareholders to approve with or without variation, an ordinary resolution authorizing QLT to issue the securities of QLT necessary to complete the transactions contemplated by the merger agreement.

        The securities of QLT to be issued pursuant to the Issuance of Shares Proposal, based on the Aegerion and QLT securities outstanding on September 20, 2016, are:

  •
  up to a maximum of 30,300,528 QLT common shares to be issued to Aegerion stockholders as merger consideration;

  •
  options to purchase QLT common shares to be issued in exchange for outstanding and unexercised in-the-money Aegerion stock options, and up to a maximum of 4,369,991 QLT common shares issuable thereunder;

  •
  restricted stock units to be issued in exchange for outstanding Aegerion restricted stock units, and up to a maximum of 887,062 the QLT common shares issuable in respect thereof;

  •
  Warrants to purchase QLT common shares, exercisable for nominal consideration in certain circumstances following the merger, to be issued to QLT's existing shareholders, and up to a maximum of 56,508,954 QLT common shares issuable upon exercise of such Warrants;

  •
  up to 12,363,636 Units to be issued to investors in a private placement to close immediately prior to the merger, each Unit consisting of one QLT common share (or one fully paid-up warrant to acquire one QLT common share), one DOJ/SEC Matter Warrant and one Class Action Lawsuit Warrant, and up to a maximum of 13,224,761 QLT common shares issuable upon exercise of such Warrants; and

  •
  up to a maximum of 8,095,210 QLT common shares reserved for issuance upon conversion of the Aegerion Notes.

        Pursuant to the rules of the TSX and NASDAQ, security holder approval is required in various instances, including where the number of securities issued or issuable in payment of the purchase price in a transaction such as the merger, combined with all other shares to be issued in the transaction, exceeds 25% and 20%, respectively, of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, and where warrants are issued having an exercise price that is lower than the market price of the underlying common shares at the date of the agreement obligating the listed issuer to issue the warrants. Because the merger agreement contemplates the issuance of greater than 25% of the current outstanding QLT common shares on a non-diluted basis, and because the exercise price of the warrants to be issued to the QLT shareholders (including the Investors) prior to the closing of the merger is nominal, the rules of the TSX and NASDAQ require that QLT obtain approval of the resolution approving the issuance of the securities of QLT necessary to effect the transactions contemplated by the merger agreement by the holders of a majority of the QLT common shares voted on the resolution at the QLT special meeting. In addition, Section 626 of the TSX Company Manual requires a listed company to obtain shareholder approval in connection with a "backdoor listing" transaction, which includes a transaction that could result in the security holders of the listed issuer owning less than 50% of the securities or voting power of the entity resulting from the transaction. The TSX has not yet determined whether the merger will be considered a "backdoor listing." If the TSX determines that the merger is a "backdoor listing," in addition to the shareholder approval noted above, Novelion will be required to meet the original listing requirements of the TSX.

        As of September 20, 2016, there were 52,829,398 QLT common shares outstanding. It is currently estimated that, if the transactions contemplated by the merger agreement, including the private placement pursuant to the unit subscription agreement, are completed, QLT will issue up to a maximum of 30,300,528, additional QLT common shares to holders of Aegerion common stock pursuant to the merger consideration and up to a maximum of 12,363,636 additional QLT common shares to the Investors (including QLT common shares issuable upon exercise of fully paid-up warrants acquired pursuant to the unit subscription agreement), and reserve for issuance up to a maximum of 13,352,263 additional QLT common shares to cover shares underlying the Aegerion Notes and outstanding Aegerion equity awards (including stock options and restricted stock units). The issuance of all of those shares would constitute the issuance of approximately 106% of the number of QLT common shares outstanding at the date hereof. To the extent that the Class Action Lawsuit and/or the DOJ/SEC Investigations are not settled before the closing of the merger, QLT will reserve for issuance up to a maximum of 69,733,715 additional QLT shares in connection with the exercise of the Warrants. The issuance of the maximum number of Warrant shares would constitute the issuance of approximately 72% of the number of QLT common shares expected to be outstanding (including Aegerion restricted stock units and QLT common shares issuable upon exercise of fully-paid warrants acquired pursuant to the unit subscription agreement) immediately following the closing of the pre-merger private placement and the merger. The issuance of all of the foregoing shares, including the Warrant shares, would constitute the issuance of approximately 238% of the number of QLT common shares outstanding at the date hereof.

        At the QLT special meeting, shareholders will be asked to approve those issuances by approving the following ordinary resolution:

        "RESOLVED that:

  1.
  The issuance of the securities of QLT necessary to complete the transactions contemplated by the Agreement and Plan of Merger dated as of June 14, 2016 among QLT, Aegerion Pharmaceuticals, Inc. ("Aegerion") and Isotope Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of QLT, as annexed to and described in the joint proxy statement/prospectus of QLT and Aegerion dated                        , 2016, is hereby approved.

  2.
  Any director or officer of QLT shall be and is hereby authorized, for and on behalf of QLT, to execute and deliver all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to implement this ordinary resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions."

        Holders of QLT common shares should read this joint proxy statement/prospectus carefully in its entirety, including the Annexes, for more detailed information concerning the transactions contemplated by the merger agreement. In particular, holders of QLT common shares are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the unit subscription agreement, a copy of which is attached as Exhibit 10.6 to the registration statement on Form S4 of which this joint proxy statement/prospectus is a part.

        The affirmative vote of a majority of the total number of QLT common shares voted on the resolution at the QLT special meeting is required for QLT to complete the transactions contemplated by the merger agreement.

        The QLT board of directors recommends that QLT shareholders vote "FOR" the approval of the resolution authorizing QLT to issue the securities of QLT necessary to complete the transactions contemplated by the merger agreement.

QLT PROPOSAL NO. 2—ELECTION OF DIRECTORS PROPOSAL

        At QLT's annual general meeting held June 17, 2016, the QLT shareholders elected six directors for the ensuing year, each to hold office until the earlier of the close of the next annual meeting of the QLT shareholders following his election or until his successor is elected or appointed.

        In the merger agreement, QLT and Aegerion agreed to use commercially reasonable efforts to take such action necessary so that, at the effective time of the merger, the board of directors of Novelion shall consist of four individuals designated by Aegerion, four individuals designated by QLT, one individual designated by Broadfin Capital and one individual designated by Sarissa Capital Management, the latter two individuals to be subject to the reasonable approval of the QLT and Aegerion boards. The merger agreement also provides that following the completion of the merger and for a specified period of time, Sarissa Capital Management will have the right at its option to designate one additional member of the board of directors of Novelion, either by filling a vacancy on the board or through the appointment of an additional director between annual meetings as permitted by QLT's articles.

        The QLT board of directors had previously set the number of directors for QLT at six for the upcoming year; however, it has since conditionally set the number of directors following the merger at ten. QLT and Aegerion intend that concurrent with completion of the merger, each of Ms. Szela, Mr. Smith, Mr. Stern and Ms. VanLent will join the QLT board, and that Dr. Kozarich and Mr. Meckler, two of the current members of the QLT board of directors, will resign as directors and be replaced in that capacity by Dr. Plutzky and Mr. Kotler. At the QLT special meeting, the QLT shareholders will be asked to vote on the election of four additional directors, conditional and effective on the successful completion of the merger. Each nominee so elected, and each of the two new directors who will take the place of the two current directors who will resign on completion of the merger, will hold office from the date of completion of the merger until the close of the next annual meeting of the QLT shareholders or until such director's successor is elected or appointed. Each of the four continuing directors of QLT, all of whom were re-elected at QLT's annual general meeting in June 2016, will also hold office until the close of the next annual meeting of the QLT shareholders or until such director's successor is elected or appointed.

        The names of the current directors and certain information about them are set forth below:

Name of Director and Residence	Age	Position(s) With QLT	Principal Occupation	Independent	Director Since
Jason M. Aryeh(2) New York, USA	48	Chairman and Director	Managing General Partner of JALAA Equities, LP	Yes	2012
Dr. Stephen L. Sabba(1)(3)(4) New York, USA	57	Director	Partner and Health Care Portfolio Manager at Knott Partners, LP	Yes	2012
John C. Thomas, Jr.(1)(2)(3) Georgia, USA	63	Director	Chief Financial Officer of CorMatrix Cardiovascular, Inc.	Yes	2012
Dr. John W. Kozarich(4) California, USA	67	Director	Chairman and President of ActivX Biosciences, Inc.	Yes	2012
Dr. Geoffrey F. Cox Massachusetts, USA	72	Director and Interim Chief Executive Officer	Interim Chief Executive Officer of QLT	No	2012
Jeffrey A. Meckler(1)(2)(3) Massachusetts, USA	49	Director	Managing Director of The Andra Group	Yes	2012

(1)
Member of Audit and Risk Committee

(2)
Member of Corporate Governance and Nominating Committee

(3)
Member of Compensation Committee

(4)
Member of Scientific Review Committee

        The persons named in the enclosed form of proxy intend to vote for the election of the nominees whose names are set forth below, unless the QLT shareholder who has given such proxy has directed that the QLT common shares represented by such proxy be withheld from voting in respect of the election of any or all directors of QLT. Management of QLT does not contemplate that any of the nominees will be unable to serve as a director of QLT for the ensuing year.

        The names of the four nominees to serve as additional directors of Novelion effective upon completion of the merger, and certain information about them, along with the names of the two individuals who are to be appointed as directors of Novelion to fill the vacancies created by the resignations of Mr. Meckler and Dr. Kozarich effective upon completion of the merger, and certain information about them, are set forth below:

Mary T. Szela

Ms. Szela, age 53, has served as Aegerion's Chief Executive Officer and as a member of Aegerion's board of directors since January 2016. Prior to this, Ms. Szela was appointed Chairperson of the board of directors of Melinta Therapeutics, Inc. in January 2013 and served as its Chief Executive Officer from 2013 to 2015. From 2010 to 2012, Ms. Szela was Senior Vice President of Global Strategic Marketing and Services at Abbott Laboratories Pharmaceutical Products Group and also served as its Senior Vice President of U.S. Pharmaceuticals from 2008 to 2009. Prior to this role, Ms. Szela served more than two decades in senior leadership roles at Abbott Laboratories. Ms. Szela is also a member of the board of directors of Novo Nordisk A/S and Coherus Biosciences, Inc. Ms. Szela earned a B.S. in nursing and Master of Business Administration from the University of Illinois. Ms. Szela's qualifications to serve on the board of directors of Novelion following the merger include her extensive leadership experience as well as valuable expertise building global brands and advancing pipeline products in the biotechnology and pharmaceutical industries.

Sandford D. Smith

Mr. Smith, age 69, has served as a member of the Aegerion board of directors since January 2012. He has served as Chairman of the Aegerion board of directors since January 2016. From July 2015 to January 2016, Mr. Smith also served as Aegerion's interim Chief Executive Officer. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners. Mr. Smith is currently a Managing Director of Tullis Health Investors, which manages a family of funds and investments focusing on the healthcare industry. Prior to joining Tullis Health Investors in January 2012, Mr. Smith served from 1996 until 2011 in various senior and executive management positions at Genzyme Corporation, including most recently as Executive Vice President and President, International Group with responsibility for the commercial activities for Genzyme's products outside of the U.S. Prior to joining Genzyme, Mr. Smith served from 1986 to 1996 as President and Chief Executive Officer and a Director of Repligen Corporation. Mr. Smith previously held a number of positions with Bristol-Myers Squibb Company from 1977 to 1986, including Vice President of Business Development and Strategic Planning for the Pharmaceutical Group. Mr. Smith currently serves as a director of Cytokynetics, Inc. (a public biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions), Apricus Biosciences, Inc. (a publicly traded biopharmaceutical company focused on advancing innovative medicines in urology and rheumatology), and Neuralstem, Inc. (a publicly traded regenerative medicine company focused on the production of multiple types of central nervous system stem cells for the potential treatment of certain CNS diseases). Mr. Smith serves as a member of the President's Advisory Board of Brigham and Women's Hospital in Boston. Mr. Smith holds a B.S. degree from the University of Denver. Mr. Smith's qualifications to serve on the board of directors of Novelion following the merger include his extensive executive experience in the life sciences industry, and in particular his experience in commercializing pharmaceutical products on a global basis, including his successful leadership at Genzyme in leading the launch of new products in various therapeutic categories, including rare diseases.

Donald K. Stern

Mr. Stern, age 70, has served as a member of the Aegerion board of directors since September 2015. Since 2013, Mr. Stern has been Managing Director of Corporate Monitoring & Consulting Services at Affiliated Monitors, a consulting firm providing independent integrity monitoring services across a wide range of regulated industries and professions. Since 2013, he has also been Of Counsel to Yurko, Salvesen & Remz, P.C., a boutique business litigation law firm. From 2008 to 2013, Mr. Stern was a partner and then Senior Counsel at the law firm of Cooley LLP. Mr. Stern was United States Attorney for the District of Massachusetts from 1993 to 2001. He was also the chair of the U.S. Attorney General's Advisory Committee from 1996 to 1998. Mr. Stern served as the chief legal counsel to Governor Michael S. Dukakis from 1987 to 1990. He also spent seven years (1975-1982) as an assistant attorney general in the Massachusetts Attorney General's office, where he held several positions, including Chief of the Government Bureau. Previously, Mr. Stern was a partner at Bingham McCutchen LLP and Hale and Dorr LLP (now WilmerHale), where his law practice focused on internal investigations, white collar defense and business litigation. He has extensive experience representing companies and individuals in complex civil, criminal and regulatory matters with clients across the spectrum of industries, including health care, pharmaceutical, and financial services. Mr. Stern was an Advisor to President Barack Obama's Justice Department Transition Team. He currently co-chairs the American Bar Association/DOJ White Collar Liaison Committee, and is a former President of the National Association of Former U.S. Attorneys. He also served as a liaison to the American Bar Association Task Force on Corporate Monitors. Mr. Stern has been on the faculty of Boston College Law School and Harvard Law School. He received his LL.M. from the University of Pennsylvania, his J.D. from Georgetown University Law Center, and his B.A. from Hobart College. He also received an honorary LL.D. from the New England School of Law. Mr. Stern's qualifications to serve on the board of directors of Novelion following the merger include his extensive experience as an adviser to public and private companies in a spectrum variety of industries, including the pharmaceutical industry, in corporate and government regulatory compliance and legal matters.

Anne VanLent

Ms. VanLent, age 68, has served as a member of the Aegerion board of directors since April 2013. Ms. VanLent is President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company that develops and markets prescription dermatology products, from May 2002 through April 2008. From July 1997 to October 2001, she was the Executive Vice President—Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent currently serves as a director and chair of the Audit Committee of Applied Genetic Technologies Corporation, as lead director, chair of the Audit Committee, and member of the Nominating and Governance Committee of Aviragen Therapeutics, Inc. and as a director, chair of the Audit Committee, and chair of the Nominating and Governance Committee of Ocera Therapeutics, Inc. (formerly Tranzyme Pharma, Inc.), each of which are NASDAQ-listed pharmaceuticals companies. During the past five years, Ms. VanLent has served as a director of Onconova Therapeutics, Inc., where she served as chair of the Audit Committee and member of the Compensation Committee from 2013 to 2016 and as a director of Integra Life Sciences Holdings, Inc., where she served as chair of the Audit Committee from 2006 to 2012, both NASDAQ-listed companies. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Ms. VanLent's qualification to serve on the board of directors of Novelion include her extensive leadership and finance experience, and her extensive experience serving as a board member, audit committee member and audit committee chair of public companies in the life sciences industry.

Jorge Plutzky, M.D.

Dr. Plutzky, age 57, has served as a member of the Aegerion board of directors since April 2015. Dr. Plutzky is the Director of Preventive Cardiology, which includes the Lipid Clinic, in the Cardiovascular Medicine Division at Brigham and Women's Hospital. Since 1995, he has been on the faculty at Harvard Medical School and has directed a basic science laboratory focused on transcriptional mechanisms involved in lipid metabolism, adipogenesis and diabetes, and the relationship of these conditions to inflammation and atherosclerosis. Throughout his career, Dr. Plutzky has also been involved in translational clinical studies investigating links between metabolic disorders and cardiovascular disease. Dr. Plutzky has been a member of the Scientific Advisory Committee of the Sarnoff Cardiovascular Research Foundation since 2009 and is now Chair-Elect for this group. Dr. Plutzky has been elected to the American Society for Clinical Investigation and is a Fellow of the American College of Cardiology. Dr. Plutzky's papers have appeared in journals that include Science, PNAS, Diabetes, Lancet, Annals of Internal Medicine, and Nature Medicine. Dr. Plutzky has been involved with the U.S. Food and Drug Administration, serving both as a member of the Endocrinologic and Metabolic Drugs Advisory Committee and in advising and presenting for new drug application sponsors. He has been involved extensively with both the American Heart Association and the American Diabetes Association. Dr. Plutzky has been recognized with the Eugene Braunwald Teaching Award, the University of Cologne's Klenk Lecture, Vanderbilt University's Rabin Lecture, Northwestern University's DeStevens Lecture, and Harvard Medical School's Tucker Collins Lecture. Dr. Plutzky has been a member of the Board of Directors of VIVUS, Inc. (a public healthcare company) since May 2013. Dr. Plutzky holds a B.A. with Highest Honors from the University of Virginia, where he was an Echols Scholar and a member of Phi Beta Kappa, and an M.D. from the University of North Carolina, Chapel Hill. He completed research fellowships at the National Institutes of Health and the Massachusetts Institute of Technology. Dr. Plutzky's qualifications to serve on the board of directors of Novelion following the merger include his extensive experience and expertise in the lipid area.

Kevin Kotler

Mr. Kotler, age 45, has over 23 years of experience as an investor and analyst following the healthcare industry. He is the founder and Managing Partner of Broadfin Capital, LLC which is the investment advisor for Broadfin Healthcare Master Fund, Ltd., a healthcare focused investment fund which he launched in 2005. Mr. Kotler earned a B.S. in economics from the Wharton School at the University of Pennsylvania in 1993.
The QLT board of directors has concluded that Mr. Kotler is well-qualified to serve on the board of directors of Novelion and has the requisite qualifications, skills and perspectives stemming from his experience in the pharmaceutical and medical device sectors as a hedge fund manager. The QLT board of directors believes that Mr. Kotler's strategic insight and in-depth understanding of health care trends and capital markets add significant value to the board of directors of Novelion.

        Nominees are selected with a view to the best interests of QLT as a whole. The board of directors of QLT has reviewed each of the foregoing four nominees for director and the two additional appointees, looking in particular for strong business acumen, previous experience as an executive or director with successful companies, the highest standards of integrity and ethics, and a willingness and ability to make the necessary time commitment to diligently perform the duties of a director, and concluded that each of them meets its standards.

        To the knowledge of QLT, as at the date of this joint proxy statement/prospectus, no proposed director or executive officer is now or has previously been subject to:

  •
  any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

  •
  any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

        To the knowledge of QLT and Aegerion, as applicable, as at the date of this joint proxy statement/prospectus, there are no existing or potential material conflicts of interest between QLT and any proposed director or officer of QLT.

        Under the BCA, directors are elected by a plurality of the votes cast at a meeting of shareholders. This means that the applicable number of nominees with the most votes for the election will be elected. You may choose to vote, or withhold your vote, separately for each nominee director.

        The QLT board of directors recommends that the QLT shareholders vote "FOR" the election of all four conditional nominees for directors to take and hold office upon completion of the merger.

Majority Voting Policy

        QLT has in place a Majority Voting Policy which requires that any nominee for director for which there are a greater number of votes "withheld" than votes "for" his or her election will be required to tender his or her resignation as a director of QLT. The policy applies only to uncontested elections, which are elections in which the number of nominees for election as director is equal to the number of positions available on the QLT board of directors. If a nominee for director is required under the Majority Voting Policy to tender his or her resignation, the QLT board of directors will refer the resignation to the Corporate Governance and Nominating Committee of the QLT board of directors (except in certain circumstances, in which case the entire QLT board of directors will review the resignation without referral to the Corporate Governance and Nominating Committee) which will consider the director's resignation and will recommend to the QLT board of directors whether or not to accept it. The Corporate Governance and Nominating Committee will generally be expected to recommend accepting the resignation, except in situations where extraordinary circumstances would warrant the applicable director to continue to serve on the QLT board of directors. The QLT board of directors will act on the Corporate Governance and Nominating Committee's recommendation within 90 days following the certification by the scrutineer of the voting results of the relevant special meeting and will promptly disclose by press release its decision whether to accept a director's resignation, including the reasons for rejecting the resignation, if applicable. A director who tenders his or her resignation pursuant to the Majority Voting Policy will not participate in any meeting of the QLT board of directors or the Corporate Governance and Nominating Committee at which the resignation is considered.

Advance Notice Policy

        QLT has in place an amended and restated advance notice policy which was ratified and approved by the QLT shareholders at its annual general meeting held on December 15, 2014. The intention of the amended and restated advance notice policy is to facilitate an orderly and efficient annual general or, where the need arises, special meeting, to ensure that all shareholders receive adequate notice of director nominations and sufficient information with respect to all nominees, and allow shareholders to register an informed vote, having been afforded reasonable time for appropriate deliberation.

        Pursuant to the advance notice policy, any additional director nominations for a special meeting (which is not also an annual meeting) must be received by QLT not less than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. If no nominations are received by            , 2016, being the date which is 15 days after the day on which the first public announcement of the date of the special meeting was made, management's nominees for election as directors set forth below shall be the only nominees eligible to stand for election at the QLT special meeting.

Director Compensation

        The compensation program for QLT's non-employee directors is intended to fairly compensate them for the time and effort required of a director based upon the size and complexity of QLT's business, as well as, through an equity component of the program, to further align the interests of QLT's non-employee directors with those of QLT shareholders. The amount and form of director compensation is reviewed periodically by QLT's competition committee (the "QLT Competition Committee"), with any resulting recommendations made to the QLT board of directors, to ensure that such compensation accurately reflects the responsibilities and risks of being an effective director.

        To assist in its evaluation of director compensation, the QLT Compensation Committee has the authority to retain independent compensation consultants. During 2015, the QLT board of directors worked with Radford, an Aon Hewitt company, to review QLT's director compensation programs.

        The independent directors receive cash and equity-based compensation for their services on the QLT board of directors as described below.

  Cash Compensation

        The cash compensation component of QLT's program in 2015 included annual QLT board of directors and committee member or chairman position retainers, meeting attendance fees, and fees paid for attending to QLT board of directors or committee business other than for attendance at a meeting. Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at QLT board of directors meetings in accordance with QLT's policies and up to CAD$1,500 reimbursement for preparation of annual Canadian tax returns. Director retainers and fees are paid to the QLT board of directors monthly in arrears.

        Fees paid to the non-employee directors in 2015 were as follows:

Nature of Board Duty—Effective January 1, 2015—October 31, 2015	Fee (US$)
Annual Board Retainer Fee:
• for all Directors	$30,000
• additional retainer for Chairman of the Board	$45,000
Additional Annual Retainer Fee for Chairman of the Audit and Risk Committee	$12,500
Additional Annual Retainer Fee for Chairman of the Scientific Review Committee	$10,000
Additional Annual Retainer Fee for Chairman of the Compensation Committee	$10,000
Additional Annual Retainer Fee for Chairman of the Corporate Governance and Nominating Committee	None
Additional Annual Retainer Fee for non-Chairman committee members of Audit and Risk Committee, Scientific Review Committee, Compensation Committee and Corporate Governance and Nominating Committee	$5,000
Fee for each Board meeting attended:
• by telephone	$1,500
• in person	$3,000
Fee for each meeting of the Audit and Risk Committee, Scientific Review Committee, Compensation Committee and Corporate Governance and Nominating Committee attended:
• by telephone	$1,500
• in person	$3,000
Fee to perform Board or committee business (other than attendance at a Board or committee meeting) at the specific request of the Board or relevant committee:
• if no out-of-town travel is required	$1,500
• if out-of-town travel is required	$3,000
Fee to members of the QLT board of directors for attending operating subsidiary board of directors meeting as a member of the operating subsidiary board of directors of the operating subsidiary (whether in person or by telephone)	$1,500

        Effective November 1, 2015, the QLT board of directors, upon recommendation of the QLT Compensation Committee, amended the cash component of QLT's director compensation program to eliminate all per meeting attendance fees and amended retainers associated with chairmanship and QLT board of directors and committee membership positions. The amended retainer fees are outlined in the table below. In addition, directors continued to be eligible for: (i) fees incurred in connection with services provided for QLT board of directors or committee business other than meeting attendance, and (ii) reimbursement of expenses incurred in connection with attendance of QLT board of directors meetings. Director fees continue to be paid to the QLT board of directors monthly in arrears.

Nature of Board Duty—Effective November 1, 2015	Fee (US$)
Annual Board Retainer Fee:
• for all Directors	$40,000
• additional retainer for Chairman of the Board	$40,000
Additional Annual Retainer Fee for Chairman of the:
• Audit and Risk Committee	$20,000
• Compensation Committee	$15,000
• Corporate Governance and Nominating Committee	$10,000
• Scientific Review Committee	$10,000
Additional Annual Retainer Fee for Member of the:
• Audit and Risk Committee	$10,000
• Compensation Committee	$7,500
• Corporate Governance and Nominating Committee	$5,000
• Scientific Review Committee	$5,000

Equity-Based Compensation

        In addition to cash compensation, QLT's non-employee directors also receive equity-based compensation to ensure that their interests are fully aligned with those of QLT shareholders.

        QLT maintains a Directors' Deferred Share Unit Plan (the "DDSU Plan"). Under the DDSU Plan, at the discretion of the QLT board of directors, non-employee directors receive a portion of their equity-based compensation in the form of DSUs, each of which has a value equal to the price of QLT common shares on the TSX. A DSU is convertible only into cash (i.e. no shares are issued), and can only be converted after the director ceases to be a member of the QLT board of directors. The DSUs vest monthly over 36 months from the first month after the date of grant. The value of a DSU, when converted to cash, will be equivalent to the market value of a QLT common share at the time the conversion takes place. QLT does not have a history of paying dividends on QLT common shares; however, if dividends are ever paid on QLT common shares, a non-employee director's DSU account will be credited with dividends at the same rate.

        In addition, directors are eligible to receive grants of options and RSUs under the QLT Stock Option Plan. The RSUs vest in three successive and equal annual installments on the date of each of the first three annual general meetings held by QLT after the grant date. Upon vesting, each RSU represents the right to receive one common share. The QLT Compensation Committee's objective in recommending the grant of equity awards to independent directors is to provide a reasonable, market-based incentive for directors to deliver increased value to shareholders. Based in part on advice received from Radford in October 2015, the Compensation Committee and the QLT board of directors have concluded that, going forward, stock options alone are an effective way to align the interests of the non-employee directors with those of the shareholders.

        Equity grants to the directors typically occur annually, promptly following each annual general meeting of QLT shareholders. For 2015, there were no equity awards made to directors. Stock options and other equity grants that may otherwise have been awarded in 2015 were deferred due to the QLT's special election distribution of Aralez shares that was pending throughout 2015 and the decrease in share price of QLT common shares that was anticipated to occur as a result.

        On November 4, 2015, the QLT board of directors approved a grant of 50,000 stock options for Mr. Aryeh, as Chairman of the QLT board of directors, and 25,000 for each of the other directors, with the exception of Dr. Cox, QLT's Interim Chief Executive Officer, subject to certain future events and conditions. These grants are not reflected in the Director Awards Outstanding as at December 31, 2015 table as they were not awarded until June 19, 2016 following satisfaction of certain conditions precedent to the grants.

        Also on November 4, 2015, in order to address the loss in value of the DSUs granted to directors in 2012 and 2013 as a result of the special election distribution of shares of Aralez, the QLT board of directors approved a grant of 12,800 DSUs for Mr. Aryeh, as Chairman of the QLT board of directors, and 6,400 for each of the other directors, including Dr. Cox, subject to certain future events and conditions. These grants are not reflected in the Director Awards Outstanding as at December 31, 2015 table as they were not awarded until June 19, 2016 following satisfaction of certain conditions precedent to the grants.

        The following table provides information regarding the compensation of QLT's non-employee directors for 2015.

2015 Non-Employee Director Compensation

Name(1)	Fees Earned or Paid in Cash ($) USD	Total ($) USD
Jason M. Aryeh	$185,167	$185,167
John Kozarich	71,667	71,667
Jeffrey A. Meckler	107,333	107,333
Stephen Sabba	108,333	108,333
John C. Thomas, Jr.	101,917	101,917
	$574,417	$574,417

(1)
No stock options, DSUs or RSUs were awarded to QLT's directors in 2015.

Director Awards Outstanding as at December 31, 2015

	Option Awards						Stock Awards(3)
Name	Total # of shares underlying unexercised options— exercisable		Total # of shares underlying unexercised options— unexercisable	Option exercise price	Option expiration date	Value of unexercised in-the-money options(1)	Total # of DSUs outstanding	Total # of vested DSUs	Value of outstanding DSUs(4)
Jason M. Aryeh	—		—	—	—	—	44,000	39,722	$125,557
Geoffrey F. Cox	90,000	(2)	—	$3.49	October 28, 2024	—	22,000	19,861	62,779
John Kozarich	—		—	—	—	—	22,000	19,861	62,779
Jeffrey A. Meckler	225,000		—	$4.21	November 21, 2023	—	22,000	19,861	62,779
Stephen Sabba	—		—	—	—	—	22,000	19,861	62,779
John C. Thomas, Jr.	—		—	—	—	—	22,000	19,861	62,779

	315,000		—				154,000		439,450

*
Stock and option awards that were granted/priced in Canadian dollars and have been converted to U.S. dollars for disclosure purposes using an average of 2015 noon buying rates published by the Federal Reserve Bank of New York: $1.00 = CAD$1.2791.

(1)
The value of the unexercised in-the-money stock options represents the difference between the December 31, 2015 closing price of QLT common shares on the TSX, being $2.85 (CAD$3.65), and the exercise price.

(2)
Reflects stock options outstanding as at December 31, 2015 that were granted to Dr. Cox on October 29, 2014 for his service as Interim Chief Executive Officer and not in his capacity as a director.

(3)
Stock awards include RSUs and DSUs. As at December 31, 2015, no RSUs were outstanding.

(4)
The value of outstanding DSUs as at December 31, 2015 was calculated by multiplying the total quantity of DSUs outstanding by the December 31, 2015 closing price of QLT common shares on the TSX, being $2.85 (CAD$3.65). DSUs are settled in cash and can only be converted once a director ceases to be a member of the QLT board of directors.

        After the closing of the merger, the board of directors of Novelion will re-evaluate director compensation in light of the larger board of directors, among other things.

QLT PROPOSAL NO. 3—AMENDMENT OF THE QLT STOCK OPTION PLAN PROPOSAL

        QLT has in place one equity compensation plan, the QLT Stock Option Plan, dated April 25, 2013, as amended and restated effective April 27, 2016, the terms of which are summarized below under the heading "Summary of QLT Stock Option Plan." The maximum number of shares issuable thereunder was last amended, with the approval of the shareholders, in 2013. Currently under the QLT Stock Option Plan, up to 11,800,000 common shares may be issued pursuant to the exercise of options and RSUs, representing approximately 22% of the issued and outstanding common shares as at September 20, 2016.

        As of September 20, 2016, the QLT Stock Option Plan had a total of 2,722,385 awards outstanding, which includes 230,000 restricted stock units and stock options to purchase a total of 2,492,385 QLT common shares. The 2,492,385 outstanding stock options have a weighted average exercise price of US $1.841, a weighted average remaining term of 9.38 years and represent approximately 4.7% of the 52,829,398 common shares outstanding on September 20, 2016. As at September 20, 2016, 8,442,806 common shares have been issued pursuant to the exercise of options granted and restricted stock units vested under the QLT Stock Option Plan, leaving 634,809 common shares (approximately 1%) available for future grants.

        In the merger agreement, QLT and Aegerion agreed that on closing of the merger, outstanding out-of-the-money options held by Aegerion option holders would be cancelled, unexercised in-the-money stock options held by Aegerion option holders would be exchanged for adjusted options to acquire QLT common shares, unvested restricted stock units held by Aegerion restricted stock unit holders would be exchanged for adjusted restricted stock units in respect of QLT common shares, and that future incentive stock options and restricted stock units issued by Novelion would be made pursuant to QLT's Stock Option Plan. The effect of the merger on QLT's overhang and outstanding common shares is set forth in the table below.

	Combined	QLT and Investors		Aegerion
Common Shares Outstanding(e)	92,652,653	62,352,125	(a)	30,300,528	(b)
Shares Remaining Available(c)	634,809	634,809
Options Outstanding(c)	2,492,385	2,492,385
Full Value Awards Outstanding(c)	1,117,062	230,000	(d)	887,062	(f)

(a)
Represents 52,829,398 QLT common shares outstanding on September 20, 2016 and the 9,522,727 QLT common shares which are expected to be issued pursuant to the private placement/unit subscription agreement, which will be executed immediately prior to the closing of the merger.

(b)
Reflects the estimated number of QLT common shares to be issued to the Aegerion stockholders based on 29,544,196 outstanding shares of Aegerion common stock on September 20, 2016 multiplied by the equity exchange ratio of 1.0256.

(c)
Overhang data for QLT and Aegerion as at September 20, 2016, which reflects the number of awards expected to be outstanding upon completion of the merger and the number of shares which are remaining under the QLT Stock Option Plan for future grants.

(d)
Full Value Awards Outstanding represents QLT's restricted stock units outstanding and excludes 198,800 outstanding DSUs, which by their terms, are settled in cash and will not impact the shares outstanding.

(e)
The combined number of outstanding common shares reflected does not include any common shares which would be potentially issuable under the Warrants, which will be issued to the Investors, or the Derivative Securities, which will be issued to Braodfin Capital.

(f)
Reflects the 864,920 outstanding Aegerion restricted stock units as of September 20, 2016 multiplied by the exchange ratio of 1.0256.

1
Where the exercise price of QLT's stock options were denominated in Canadian dollars, for the purposes of this calculation, the exercise price of such stock options were converted into their US dollar equivalents using the September 20, 2016 Bank of Canada foreign exchange rate of 1.3209.

        QLT anticipates that the majority, if not all, of the 4,260,911 Aegerion Stock Options outstanding as of September 20, 2016 will be cancelled at the closing of the merger and therefore executives, staff and directors who will continue with Novelion will not have in place significant equity incentive awards in the form of adjusted options. Accordingly, the QLT board of directors has determined that it would be in QLT's best interest to increase the maximum number of common shares issuable under the QLT Stock Option Plan by 12,000,000 to 23,800,000 shares. Pursuant to the rules of the TSX, that increase will require the approval of the QLT shareholders.

        The QLT board of directors believes that approving the increase in authorized shares under the QLT Stock Option Plan is necessary to continue to provide Novelion with equity award opportunities to attract, retain and motivate the best available talent for the successful conduct of the combined organization's business in responding to changing circumstances over time and will serve to align the interests of directors, officers, employees and key consultants with those of QLT shareholders.

        At the QLT special meeting, shareholders will be asked to approve the following ordinary resolution:

  "RESOLVED that conditional and effective on the completion of the merger contemplated by the Agreement and Plan of Merger dated as of June 14, 2016 among QLT, Aegerion Pharmaceuticals, Inc. and Isotope Acquisition Corp.:

  1.
  The amendment and restatement of the QLT 2000 Incentive Stock Plan to:

  a)
  increase by 12,000,000 common shares from 11,800,000 common shares to 23,800,000 common shares the maximum number of common shares which may be issued thereunder; and

  b)
  change the name thereof to the "Novelion 2016 Equity Incentive Plan" and all other ancillary amendments thereto,

    be and the same is hereby approved.

  2.
  Notwithstanding that this resolution has been duly passed by the shareholders of QLT, the QLT board of directors may revoke such resolution at any time before it is effected without further action by the shareholders.

  3.
  Any director or officer of QLT shall be and is hereby authorized, for and on behalf of QLT, to execute and deliver all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions."

        In order to comply with the requirements of the TSX, the amendments to the QLT Stock Option Plan must be approved by a resolution of the disinterested shareholders (being the approval of all of the shareholders of QLT other than insiders of QLT who may receive equity awards under the QLT Stock Option Plan). QLT's directors and officers will be able to receive grants under the QLT Stock Option Plan and, therefore, are not disinterested shareholders. Accordingly, the votes attached to the 852,478 common shares held by persons who do not qualify as disinterested shareholders (representing approximately 2% of the issued and outstanding common shares as at September 20, 2016) will not be counted for the purpose of determining whether the required level of shareholder approval has been obtained for the resolution approving the amendment of the QLT Stock Option Plan.

        Unless the proposed amendments are approved by the QLT shareholders at the special meeting, they will not become effective and the QLT Stock Option Plan will remain in effect in its current form. If the proposed amendments are approved by the QLT shareholders at the special meeting, they will become effective on the closing of the merger.

        If this Proposal No. 3 is adopted, the number of common shares reserved for issuance under the amended plan will be increased by 12,000,000 common shares to a maximum of 23,800,000 common shares immediately following the closing of the merger and the private placement, resulting in full dilution of 14.92% (representing the maximum number of shares issuable under the QLT Stock Option Plan from the available pool of new and remaining shares, as well as any shares subject to outstanding awards).

        If the total number of QLT common shares issued or issuable under the QLT Stock Option Plan (including the 8,442,806 QLT common shares already issued) were to be taken into account, as required by the disclosure rules of the TSX, such shares would represent 24.92% of the QLT common shares outstanding immediately following the merger.

        The purpose of this increase is to secure an adequate number of shares for future awards for the next several years. The QLT board of directors believes this represents reasonable potential equity dilution over the next several years and provides a significant incentive for directors, officers, employees and consultants to increase the value of QLT for all QLT shareholders.

The QLT board of directors recommends that shareholders vote "FOR" the approval to amend the QLT Stock Option Plan as described above.

 Summary of QLT Stock Option Plan

  General

        The QLT Stock Option Plan provides for issuance of awards to directors, officers, employees and consultants of QLT and its affiliates.

        Section 162(m) of the U.S. Code generally limits the deductibility of compensation paid to certain executive officers of a publicly-held corporation to $1.0 million in any taxable year of the corporation. Section 162(m) contains a special rule for options which provides that options will satisfy the qualified "performance-based compensation" exception of Section 162(m) if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the share price after the grant date. The QLT Stock Option permits a committee, which may be the QLT board of directors or a committee appointed by the QLT board of directors, to grant options which may qualify as qualified performance-based compensation under Section 162(m) of the U.S. Code.

  Administration

        The QLT Stock Option Plan is administered by the Compensation Committee of the QLT board of directors, or another committee or subcommittee of the QLT board of directors (the "Committee"), except that with respect to awards granted to non-employee directors, the QLT board of directors administers the QLT Stock Option Plan.

        Unless otherwise determined by the QLT board of directors, the Committee has the authority to administer the QLT Stock Option Plan, including the power to (i) designate participants under the QLT Stock Option Plan, (ii) determine the types of awards granted to participants under the QLT Stock Option Plan, the number of such awards, and the number of common shares subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the QLT Stock Option Plan, including the vesting schedule, exercise price, the currency in which the exercise price or fair market value applicable to an option or RSU, respectively, is denominated, the term of the award (provided that in no event will an option be exercisable for more than ten years from the date of grant), and whether an award may be cancelled, forfeited or surrendered, (iv) prescribe the form of each award agreement, and (v) adopt rules for the administration, interpretation and application of the QLT Stock Option Plan. Any questions arising as to interpretation of the QLT Stock Option Plan, any award or any award agreement will be determined by the Committee and such determination will be final, conclusive and binding on all parties.

  Eligibility

        Persons eligible to participate in the QLT Stock Option Plan include all employees (including officers of QLT), directors and consultants of QLT and its affiliates who are or who will be, as determined by the Committee, important for the growth and success of QLT and whose participation in the QLT Stock Option Plan will, in the opinion of the Committee, accomplish the purposes of the QLT Stock Option Plan.

  Limitation on Awards and Shares Available

        The aggregate number of common shares that may be issued under the QLT Stock Option Plan is 11,800,000, which represents approximately 22% of the issued and outstanding common shares of QLT as at July 29, 2016. As of September 20, 2016, 8,442,806 common shares have been issued thereunder.

        Common shares subject to an award under the QLT Stock Option Plan that terminates, expires or lapses for any reason are made available for issuance again under the QLT Stock Option Plan. No common shares may again be optioned, granted or awarded if such action would cause an incentive stock option to fail to qualify as an "incentive stock option" under Section 422 of the U.S. Code.

        The maximum number of common shares that may be subject to one or more options granted to any one participant pursuant to the QLT Stock Option Plan during any calendar year is 2,000,000 common shares.

  Awards

        The QLT Stock Option Plan provides for grants of options (both incentive stock options and nonqualified stock options) and RSUs (which may also be in the form of deferred RSUs, whereby the settlement of the deferred RSUs is deferred from the vesting date to a date determined by the Committee set forth in the applicable award agreement). Each award must be evidenced by a written award agreement with terms and conditions consistent with the QLT Stock Option Plan. Upon the exercise or vesting of an award, the exercise price must be paid in full by: (i) cash, bank draft or certified cheque; (ii) delivery of irrevocable instructions, to (A) a brokerage firm (as may be designated by QLT) to deliver promptly to QLT the aggregate amount of sale or loan proceeds to pay the exercise price and any withholding tax obligations that may arise in connection with the award, and (B) QLT to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of any relevant regulatory authorities; (iii) such other consideration as the Committee may permit consistent with applicable laws; or (iv) except for Canadian grantees, net exercise of the award. Any withholding obligations may be satisfied in the Committee's sole discretion by withholding from any amount payable to a grantee, either under the QLT Stock Option Plan or otherwise, such amount as may be necessary to enable QLT to comply with the applicable requirements of any federal, provincial, state, local or foreign law, or any administrative policy of any applicable tax authority or by net exercise of the award.

        Options.    Options, including incentive stock options (as defined under Section 422 of the U.S. Code) and nonqualified stock options, may be granted pursuant to the QLT Stock Option Plan. The exercise price of incentive stock options and nonqualified stock options granted pursuant to the QLT Stock Option Plan will not be less than the fair market value of the common shares on the date of grant, which grant will occur after the close of the exchange on such date, unless incentive stock options are granted to any individual who owns, as of the date of grant, shares possessing more than 10% of the total combined voting power of all classes of QLT common shares (the "10% Owner"), whereupon the exercise price of such incentive stock options will not be less than 110% of the fair market value of the common shares on the date of grant. The "fair market value" is defined in the QLT Stock Option Plan and will typically be the last available closing sales price at the time of the grant (on such date or a date prior thereto) for a common share on the TSX or NASDAQ, depending whether the exercise price is expressed in Canadian or U.S. dollars, respectively. Incentive stock options and nonqualified stock options may be exercised as determined by the Committee, but in no event after (i) the fifth anniversary of the date of grant with respect to incentive stock options granted to a 10% Owner, or (ii) the tenth anniversary of the date of grant with respect to incentive stock options granted to other employees and nonqualified stock options. Each option will terminate on the 90th day (effective following the close of the exchange, if such day is a trading day) after the date of a grantee's termination of service with QLT, subject to the other provisions of the QLT Stock Option Plan and except as otherwise may be determined by the Committee. No portion of an option which is unexercisable at a grantee's termination of service with QLT shall thereafter become exercisable, except as may be otherwise provided by the Committee.

        Restricted Share Units.    RSUs may be granted pursuant to the QLT Stock Option Plan with no consideration from the participant. RSUs may be subject to vesting conditions, including continued employment. RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. The common shares underlying RSUs will not be issued until the RSUs have vested, with delivery of such common shares as soon as administratively practicable following vesting, unless the Committee provides for a deferral of the value of vested units in the award agreement. Recipients of RSUs generally will have no voting rights prior to the time when vesting conditions are satisfied. The Committee may, in its sole discretion, determine that dividends are earned by a grantee of RSUs based on dividends declared on the common shares of QLT, to be credited as of dividend payment dates during the period between the date of the grant of RSUs to such grantee and the settlement date of such RSUs.

        Transferability of awards.    No award may be transferred or assigned except by will or by operation of the laws of devolution or distribution and descent or pursuant to a qualified domestic relations order, as defined by the Code and may be exercised only by an individual grantee during his or her lifetime and by a corporate grantee during the term of its existence.

        Repricing.    The Committee cannot, without the approval of the shareholders of QLT, authorize the amendment of any outstanding option to reduce its exercise price per share, or cancel any option in exchange for cash or another option or award having an exercise price that is less than the exercise price of the original option. Subject to adjustment of awards as described below, the Committee does have the authority, without the approval of the shareholders of QLT but with the consent of the applicable grantee, to amend any outstanding award to increase the price per share or decrease the number of shares that may be issued pursuant to any award.

  Adjustments to Awards

        Appropriate adjustments in the number of common shares subject to the QLT Stock Option Plan, in the number of common shares awarded and any applicable exercise price, will be determined by the Committee to give effect to adjustments in the number of common shares resulting from subdivisions, consolidations, substitutions, or reclassifications of the common shares, the payment of dividends by QLT (other than dividends in the ordinary course) or other relevant changes in the capital of QLT or from a proposed merger, amalgamation or other corporate arrangement or reorganization involving the exchange or replacement of common shares of QLT for those in another corporation.

        If, because of a merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of common shares of QLT for those in another corporation is imminent, the QLT board of directors may, in a fair and equitable manner, determine the manner in which all unexercised or unvested awards granted under the QLT Stock Option Plan will be treated including, without limitation, requiring the acceleration of the time for the exercise and/or vesting of such rights by the grantee and of the time for the fulfillment of any conditions or restrictions on such exercise or vesting. Any such adjustment will become effective immediately prior to consummation of such merger, amalgamation or other corporate arrangement or reorganization.

  Amendment and Termination

        The Committee, subject to approval of the QLT board of directors, may terminate, amend or modify the QLT Stock Option Plan at any time; provided, however, that shareholder approval will be obtained (i) to increase the number of common shares available under the QLT Stock Option Plan, (ii) to amend the terms of any outstanding option to reduce the per share exercise price, (iii) to cancel any outstanding option in exchange for cash or another option or award having an exercise price that is less than the exercise price of the original option, (iv) to extend the term of any option beyond the original expiration date, (v) to permit the transfer or assignment of any award in any manner other than as permitted by the QLT Stock Option Plan, (vi) to grant any award under the QLT Stock Option Plan if the QLT Stock Option Plan has been suspended or terminated, and (vii) to make any amendments to the powers of the Committee to suspend, amend or terminate the QLT Stock Option Plan as specified in the QLT Stock Option Plan. Any other amendments can be made to the QLT Stock Option Plan by the Committee without shareholder approval.

        In no event may an award be granted pursuant to the QLT Stock Option Plan on or after April 25, 2023.

AEGERION PROPOSAL NO. 1—ADOPTION OF THE MERGER AGREEMENT

        As discussed throughout this joint proxy statement/prospectus, Aegerion is asking its stockholders to adopt the merger agreement. Holders of shares of Aegerion common stock should read carefully this joint proxy statement/prospectus in its entirety, including the Annexes, for more detailed information concerning the merger agreement and the merger. In particular, holders of shares of Aegerion common stock are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

        The affirmative vote of a majority of the total number of shares of Aegerion common stock outstanding and entitled to vote is required for Aegerion to complete the merger.

        The Aegerion board of directors recommends a vote "FOR" the proposal to adopt the merger agreement.

 AEGERION PROPOSAL NO. 2—ADVISORY VOTE ON SPECIFIC COMPENSATORY ARRANGEMENTS RELATING TO THE MERGER

        In accordance with Section 14(A)(b) of the Exchange Act, Aegerion is providing its stockholders with the opportunity to cast an advisory, non-binding vote at the Aegerion special meeting to approve the compensation that may be paid or become payable to Aegerion's named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or has become payable in connection with the merger, as disclosed under "The Merger—Interests of Aegerion Directors and Executive Officers in the Merger" and "—Summary of Potential Payments to Aegerion's Named Executive Officers." This advisory, non-binding proposal relates only to the contractual obligations of Aegerion that exist as of the completion of the merger (including arrangements that will only become effective if the merger is completed) that may result in a payment to Aegerion's named executive officers in connection with the completion of the merger (regardless of the timing of payment) and does not relate to any new compensation or other arrangements that may be entered into in connection with or following the merger.

        As required by those rules, Aegerion is asking its stockholders to vote on the approval, on an advisory, non-binding basis of the specific compensatory arrangements between Aegerion and its named executive officers related to the merger by approving the following resolution:

  RESOLVED, that the stockholders of Aegerion approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K and as further described in the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Aegerion Directors and Executive Officers in the Merger" and "—Summary of Potential Payments to Aegerion's Named Executive Officers" beginning on pages 90 and 93, respectively.

        The advisory vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, Aegerion stockholders may vote to approve the compensation that may be paid or become payable to Aegerion's named executive officers in connection with the merger and vote not to adopt the merger agreement and vice versa. The affirmative vote of a majority of the votes cast on the proposal is required to approve such compensatory arrangements, but because the vote is advisory in nature only, it will not be binding on Aegerion, QLT or the surviving corporation, will not overrule any decision of the Aegerion board of directors, the QLT board of directors or the board of directors of the surviving corporation and will not create or imply any additional fiduciary duties of the Aegerion board of directors, the QLT board of directors or the board of directors of the surviving corporation or any committee or member of the foregoing. If the merger is completed, Aegerion will be contractually obligated to pay the compensation payable under such arrangements, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

        The Aegerion board of directors recommends a vote "FOR" the approval, on an advisory, non-binding basis, of the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger.

 AEGERION PROPOSAL NO. 3—ADJOURNMENT OF THE AEGERION SPECIAL MEETING

        The Aegerion special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

        If, at the Aegerion special meeting, the number of shares of Aegerion common stock present or represented and voting in favor of the proposal to adopt the merger agreement is insufficient to approve such proposal, Aegerion intends to move to adjourn the Aegerion special meeting in order to solicit additional proxies for approval of the proposal to adopt the merger agreement.

        In the Aegerion adjournment proposal, Aegerion is asking its stockholders to authorize the holder of any proxy solicited by Aegerion to vote in favor of granting discretionary authority to the proxyholders, and each of them individually, to adjourn the Aegerion special meeting to another time and place for the purpose of soliciting additional proxies if necessary to obtain votes sufficient to approve the proposal to adopt the merger agreement. If the Aegerion stockholders approve the proposal to adjourn the Aegerion special meeting, Aegerion could adjourn the Aegerion special meeting and any adjourned session of the Aegerion special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Aegerion stockholders who have previously voted.

        The affirmative vote of a majority of the votes cast is required to adjourn the Aegerion special meeting.

        The Aegerion board of directors recommends a vote "FOR" the proposal to approve any motion to adjourn the Aegerion special meeting, or any adjournments thereof, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Aegerion special meeting to adopt the merger agreement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        QLT and Aegerion file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including QLT and Aegerion. The SEC's Internet site can be found at www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this joint proxy statement/prospectus. QLT also files with Canadian provincial securities regulators the material it files with the SEC. The CSA also maintain an Internet site that contains reports, proxy and information statements and other information regarding reporting issuers, including QLT. The CSA's Internet site can be found at www.sedar.com. The information contained on the CSA's website is expressly not incorporated by reference into this joint proxy statement/prospectus.

        QLT has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the QLT common shares to be issued or that are issuable in connection with the merger. The registration statement, including the attached exhibits, contains additional relevant information about QLT and QLT common shares. The rules and regulations of the SEC allow QLT and Aegerion to omit certain information included in the registration statement from this joint proxy statement/prospectus. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

        The SEC and the CSA allow QLT and Aegerion to incorporate by reference the information QLT and Aegerion file with it, which means that QLT and Aegerion can disclose important information to you by referring you to other documents filed separately with the SEC and, in the case of QLT, with the CSA. You should read the information incorporated by reference because it is an important part of this joint proxy statement/ prospectus.

        The following documents, which have been filed with the SEC by QLT (SEC File No. 000-17082) and Aegerion (SEC File No. 001-34921), are hereby incorporated by reference into this joint proxy statement/prospectus.

  QLT

        QLT incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (as amended by the Form 10-K/A filed on April 29, 2016);

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

  •
  Current Reports on Form 8-K filed on January 13, 2016, February 5, 2016, February 25, 2016, March 22, 2016, March 28, 2016, April 4, 2016, April 11, 2016, April 22, 2016, May 2, 2016, May 5, 2016, June 15, 2016, June 16, 2016 and amended on June 17, 2016, June 23, 2016, August 9, 2016 and September 16, 2016; and

  •
  the description of QLT common shares contained in QLT's Registration Statement on Form F-1 filed on September 25, 1989, including any amendments or reports filed for the purpose of updating such description.

  Aegerion

        Aegerion incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

  •
  Current Reports on Form 8-K filed on January 11, 2016, February 3, 2016 and amended on February 17, 2016, February 11, 2016, February 29, 2016, March 10, 2016, March 22, 2016, May 12, 2016, June 1, 2016, June 15, 2016, July 5, 2016, July 20, 2016 and August 8, 2016; and

  •
  the description of Aegerion common stock contained in Aegerion's Registration Statement on Form 8-A (File No. 001-34921) filed with the SEC on October 21, 2010, including any amendment or reports filed for the purpose of updating such description.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this joint proxy statement/prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

        Any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by QLT or Aegerion pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and (ii) after the date of this joint proxy statement/prospectus and prior to the date on which the offering pursuant to this joint proxy statement/prospectus is terminated shall also be deemed incorporated by reference. Information in such future filings updates and supplements the information provided in this joint proxy statement/prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by QLT or Aegerion, as applicable, that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus through QLT or Aegerion, as the case may be, or from the SEC through the SEC's Internet Web site at the address included above or, in QLT's case, from the Canadian provincial regulatory authorities through the SEDAR Internet Web site at the address included above.

        QLT and Aegerion will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this joint proxy statement/prospectus, including exhibits to these documents. You should direct any requests for documents to:

QLT Inc.	Aegerion Pharmaceuticals, Inc.
887 Great Northern Way, Suite 250	One Main Street, Suite 800
Vancouver, British Columbia	Cambridge, MA 02142
Canada V5T 4T5	(617) 951-7000
(604) 707-7000	Attn: Investor Relations
Attn: Investor Relations

        If you would like to request documents, please do so by            , 2016, in order to receive them before the QLT special meeting and the Aegerion special meeting.

ANNEX A

AGREEMENT AND PLAN OF MERGER

 EXECUTION VERSION

             AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AEGERION PHARMACEUTICALS, INC.,

QLT INC.

AND

ISOTOPE ACQUISITION CORP.

June 14, 2016

i

(continued)

ii

 AGREEMENT AND PLAN OF MERGER

             THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of June 14, 2016, by and among Aegerion Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware ("Aegerion"), QLT Inc., a corporation incorporated under the laws of British Columbia ("QLT") and Isotope Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and a wholly-owned indirect Subsidiary of QLT ("MergerCo").

RECITALS

             WHEREAS, the Parties intend that MergerCo be merged with and into Aegerion (the "Merger"), with Aegerion surviving such Merger as a wholly-owned indirect Subsidiary of QLT on the terms and conditions of this Agreement;

             WHEREAS, QLT is the sole stockholder of 3088922, Inc., a corporation incorporated under the laws of the State of Delaware ("Intermediate Co. 1"), Intermediate Co. 1 is the sole stockholder of QLT Plug Delivery, Inc., a corporation incorporated under the laws of the State of Delaware ("Intermediate Co. 2"), and Intermediate Co. 2 is the sole stockholder of MergerCo;

             WHEREAS, certain shareholders of QLT (the "QLT Specified Shareholders") intend to enter into voting agreements, in substantially the form set forth on Exhibit A, concurrently with the execution of this Agreement, providing that, among other things, the QLT Specified Shareholders will support the QLT Shareholder Resolution and the other transactions contemplated by this Agreement (each, a "QLT Voting Agreement");

             WHEREAS, certain stockholders of Aegerion (the "Aegerion Specified Stockholders") intend to enter into voting agreements, in substantially the form set forth on Exhibit B, concurrently with the execution of this Agreement, providing that, among other things, the Aegerion Specified Stockholders will vote in favor of the adoption of this Agreement (each, an "Aegerion Voting Agreement");

             WHEREAS, as of or prior to the Closing Date, and as a condition and inducement to the willingness of QLT to enter into this Agreement, QLT will enter into a warrant agreement (the "Warrant Agreement"), substantially in the form set forth on Exhibit C;

             WHEREAS, QLT and Aegerion have entered into that certain loan agreement, dated as of the date of this Agreement (the "Loan Agreement"), pursuant to which QLT has agreed, subject to the terms and conditions thereof, to provide a secured line of credit to Aegerion; and

             WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Aegerion's willingness to enter into this Agreement, certain investors have entered into an investment agreement with QLT, dated as of the date of this Agreement, pursuant to which each such investor has agreed to one or more equity commitments (such investment agreement, the "Investment Agreement").

             NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1
Currency

             Except where otherwise specified, all references to currency herein are to lawful money of the United States of America and "$" refers to U.S. dollars.

1.2
Interpretation Not Affected by Headings

             The division of this Agreement into Articles and sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section or schedule by number or letter or both are to that Article, section or schedule in this Agreement.

1.3
Knowledge and Disclosure

             Any reference in this Agreement to the "knowledge" or the "awareness" of QLT means to the best of the actual knowledge, information and belief of the QLT Senior Management, in their capacities as officers of QLT and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the "knowledge" or the "awareness" of Aegerion means to the best of the actual knowledge, information and belief of Aegerion Senior Management, in their capacities as officers of Aegerion and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

1.4
Extended Meanings, Etc.

             Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms "including" or "includes" and similar terms of inclusion, unless expressly modified by the words "only" or "solely", mean "including without limiting the generality of the foregoing" and "includes without limiting the generality of the foregoing". Any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.5
Date of Any Action

             If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.6
Definitions

             For purposes of this Agreement, unless otherwise defined or expressly stated herein, certain terms shall have the meanings specified in Section 9.16.

ARTICLE II

THE MERGER

2.1
The Merger

(a)
At the Effective Time, and subject to the terms and conditions contained in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (as the same may be amended, the "DGCL"), MergerCo shall be merged with and into Aegerion, whereupon the separate corporate existence of MergerCo shall cease, and Aegerion shall continue its existence under Delaware law as the surviving corporation in the Merger (the "Surviving Company") and a wholly-owned Subsidiary of Intermediate Co. 2, and an indirect wholly-owned Subsidiary of QLT.

(b)
Prior to the Closing,

(i)
Intermediate Co. 1 will subscribe with QLT for a number of QLT Shares (the "Subscription Shares") equal to the aggregate number of QLT Shares to be delivered to the holders of Aegerion Shares pursuant to the terms of this Agreement (in consideration for which Intermediate Co. 1 shall issue to QLT a number of shares of Intermediate Co. 1's common stock having an aggregate value equal to the Subscription Shares).

(ii)
Intermediate Co. 1 will transfer the Subscription Shares to Intermediate Co. 2 in exchange for the issuance by Intermediate Co. 2 to Intermediate Co. 1 of a number of shares of Intermediate Co. 2's common stock having an aggregate value equal to the Subscription Shares.

(iii)
Intermediate Co. 2 will transfer the Subscription Shares to MergerCo (the "Subscription"). In consideration for the Subscription, MergerCo shall issue to Intermediate Co. 2 a number of shares of MergerCo's common stock, having an aggregate value equal to the value of the Subscription Shares delivered to MergerCo pursuant to the Subscription.

(c)
Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to the Merger shall file with the Secretary of State of the State of

  Delaware the Certificate of Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as QLT and Aegerion shall agree and specify in the Certificate of Merger (the "Effective Time"). At and immediately after the Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

  (d)
  The certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

  (e)
  The directors of the Surviving Company upon completion of the Merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the individuals set forth on Section 2.1(e) of the Aegerion Disclosure Letter or otherwise mutually agreed by the Aegerion Board of Directors and the QLT Board of Directors prior to the Effective Time. The officers of Aegerion immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

  (f)
  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

  (i)
  Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of MergerCo shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

  (ii)
  Each Aegerion Share that is owned or held in treasury by Aegerion immediately prior to the Effective Time and each Aegerion Share issued and outstanding immediately prior to the Effective Time that is owned by QLT, MergerCo or any other direct or indirect Subsidiary of QLT shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (iii)
    Subject to Section 2.1(k), each Aegerion Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.0256 (the "Initial Exchange Ratio"), subject to adjustment to reflect Excess Loss (if any) as set forth on Schedule 2.1 (the "Exchange Ratio") validly issued, fully paid and non-assessable QLT Shares (the "Merger Consideration") per Aegerion Share, with any fractional shares rounded down to the nearest whole share without any reimbursement or payment associated therewith. All such Aegerion Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such Aegerion Share (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding QLT Shares or Aegerion Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of QLT Shares or Aegerion Shares, as the case may be, will be appropriately adjusted to provide to Aegerion and the holders of Aegerion Shares the same economic effect as contemplated by this Agreement prior to such event.

  (g)
  Treatment of Aegerion Debt.

  (i)
  Within the time periods required by the terms of the Aegerion Indenture, Aegerion shall take all actions required to be performed by it prior to the Effective Time by the terms of the Aegerion Indenture as a result of the execution and delivery of this Agreement, including the giving of any notices that may be required prior to the Effective Time in connection with the convertibility of the Aegerion Notes and the delivery to the Trustee (as defined in the Aegerion Indenture) of any documents or instruments required prior to the Effective Time under the terms of the Aegerion Indenture in connection with the consummation of the Transaction.

  (ii)
  Prior to the Effective Time, Aegerion shall facilitate the execution and delivery to the Trustee (as defined in the Aegerion Indenture) at the Effective Time of a supplemental indenture pursuant to Section 4.07 of the Aegerion Indenture (the "Aegerion Supplemental Indenture"), which will provide that, effective at the Effective Time, each outstanding Aegerion Note shall no longer be convertible into Aegerion Shares and shall be exchangeable solely into QLT Shares; provided, however, for the avoidance of doubt, in no event shall the Aegerion Supplemental Indenture be executed or delivered prior to the Effective Time.

  (h)
  Treatment of Aegerion Hedging Arrangements.    Aegerion agrees to use its commercially reasonable efforts to enter into arrangements (such arrangements to be in a form and substance reasonably acceptable to QLT) with the counterparties of each of the Aegerion Hedging Arrangements to cause such Aegerion Hedging Arrangements to be terminated and cancelled as of the Effective Time, it being understood that (i) the calculation and settlement of any amounts payable thereunder shall be payable only in cash and (ii) nothing herein shall (A) require Aegerion to pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Aegerion Hedging Arrangement or pursuant to this Section 2.1(h), prior to the occurrence of the Effective Time or (B) require Aegerion to enter into any instrument or agreement, or agree to any change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time does not occur.

  (i)
  Treatment of Aegerion Equity Awards.

  (i)
  Each Aegerion Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per Aegerion Share equal to or more than an amount equal to the product obtained by multiplying (I) the Exchange Ratio by (II) the closing price of a QLT Share on the trading day immediately preceding the Closing Date shall be cancelled at the Effective Time without any payment or other consideration therefor.

  (ii)
  At the Effective Time (for Canadian Option Holders, at the Adjusted Option Exchange Time) and except as provided in the immediately preceding clause (i), each vested and unvested Aegerion Stock Option that is outstanding and unexercised immediately prior to the Effective Time, shall be exchanged for an option to purchase the number of QLT Shares (each, an "Adjusted Option") equal to the product obtained by multiplying (x) the number of Aegerion Shares subject to the Aegerion Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per QLT Share equal to (i) the per share exercise price of the corresponding Aegerion Stock Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Aegerion Stock Option under the Aegerion Equity Plan and the agreements evidencing grants thereunder, including vesting, but excluding any terms that are rendered inoperative solely by reason of the Transaction. It is the intention of the Parties that the assumption of Aegerion Stock Options pursuant to this Section 2.1(i)(ii) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, to the extent applicable, and this

    Section 2.1(i)(ii) shall be construed consistent with this intent. It is also the intention of the Parties that the assumption of Aegerion Stock Options pursuant to this Section 2.1(i)(ii) in respect of Canadian Option Holders shall be effected in a manner that satisfies the requirements of subsection 7(1.4) of the Tax Act, to the extent applicable, such that the exercise price of any such Adjusted Option shall be increased to the extent necessary to comply with such subsection.

    (iii)
    At the Effective Time (for Canadian RSU Holders, at the Adjusted RSU Exchange Time), each vested and unvested Aegerion RSU that is outstanding as of immediately prior to the Effective Time shall be exchanged for a restricted stock unit with respect to a number of QLT Shares (each, an "Adjusted RSU") equal to the product obtained by multiplying (x) the total number of Aegerion Shares subject to the Aegerion RSU immediately prior to the Effective Time by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Aegerion RSU under the Aegerion Equity Plan and the agreements evidencing grants thereunder, including vesting, but excluding any terms that are rendered inoperative solely by reason of the Transaction.

    (iv)
    Prior to the Effective Time, QLT and Aegerion shall take all actions that are required (under the Aegerion Equity Plan, the individual equity award agreements, any applicable Laws or otherwise) to effectuate the provisions of this Section 2.1(i) and to ensure that, from and after the Effective Time, holders of Aegerion Stock Options (whether vested or unvested) and Aegerion RSUs (whether vested or unvested) have no rights with respect thereto other than the right to receive the consideration specified in Sections 2.1(i)(ii) and 2.1(i)(iii), as applicable.

    (v)
    Prior to the Closing, QLT shall take all actions that are required for QLT to assume the Aegerion 2010 Plan effective at the Effective Time. In this regard, the parties acknowledge that the approval of the TSX will be required for such assumptions and the parties will use their reasonable best efforts to take such actions to amend the terms of the Aegerion 2010 Plan if necessary to obtain such approval.

  (j)
  The exchange of Certificates shall be effected as follows:

  (i)
  Prior to the Effective Time, QLT shall appoint a bank or trust company reasonably acceptable to Aegerion to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, MergerCo shall deposit with the Exchange Agent, for the benefit of the holders of Aegerion Shares, for exchange in accordance with this Article II through the Exchange Agent, on behalf of itself, certificates representing the aggregate number of QLT Shares to be delivered as Merger Consideration (or, if uncertificated QLT Shares will be delivered, QLT shall make appropriate alternative arrangements).

    (ii)
    As promptly as reasonably practicable after the Effective Time (and in any event within two (2) Business Days after the Effective Time), QLT shall cause the Exchange Agent to mail to each holder of record of Aegerion Shares a form of letter of transmittal (the "Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in customary form and have such provisions (including provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as QLT and Aegerion may reasonably agree, and shall be prepared prior to the Closing, together with instructions thereto.

    (iii)
    Upon (A) in the case of Aegerion Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (B) in the case of Aegerion Shares held in book-entry form, the receipt of an "agent's message" by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Aegerion Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Aegerion Shares have been converted pursuant to Section 2.1(f). In the event of a transfer of ownership of Aegerion Shares that is not registered in the transfer records of Aegerion, the Merger Consideration may be delivered to a transferee if the Certificate representing such Aegerion Share(s) (or, if such Aegerion Share(s) is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(j)(iii), each Aegerion Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Aegerion Shares are entitled to receive in respect of such shares pursuant to Section 2.1(f).

    (iv)
    The QLT Shares delivered and credited as fully paid in accordance with the terms of this Article II upon conversion of any Aegerion Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Aegerion Shares. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Aegerion Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Aegerion Shares

    (or Aegerion Shares held in book-entry form) are presented to QLT or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

    (v)
    Any portion of the Merger Consideration that remains undistributed to the holders of Aegerion Shares for twelve (12) months after the Effective Time shall be delivered to QLT or its designee, and any holder of Aegerion Shares who has not theretofore complied with this Article II shall thereafter look only to QLT for its claim for Merger Consideration.

    (vi)
    None of Aegerion, QLT, MergerCo, the Surviving Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

  (k)
  Each of QLT, Intermediate Co. 1, Intermediate Co. 2, MergerCo, the Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Aegerion Shares, Aegerion Stock Options or Aegerion RSUs, as applicable, pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated as having been paid to the holder of Aegerion Shares in respect of which such deduction or withholding was made.

  (l)
  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by QLT, the posting by such Person of a bond, in such reasonable and customary amount as QLT may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.2
The Closing

             The closing (the "Closing") of the Merger shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 11:00 a.m., New York City time, on the date (the "Closing Date") which shall be (i) the earlier of: (A) the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article VIII (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); and (B) the date that is the Business Day prior to the Outside Date; provided that the conditions set forth in Article VIII have been satisfied or waived as of such date; or (ii) such other date as mutually agreed in writing by Aegerion and QLT. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article VIII, the Merger shall, from and after the Effective Time, have all of the effects provided under applicable Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1
Representations and Warranties of QLT and MergerCo

             Except as disclosed in the applicable section or subsection of the QLT Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the QLT Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the QLT Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the QLT Public Disclosure Record (other than any disclosure contained under the captions "Risk Factors" or "Forward Looking Statements" or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), QLT and MergerCo represent and warrant to and in favor of Aegerion as follows and acknowledges that Aegerion is relying upon such representations and warranties in entering into this Agreement:

  (a)
  Organization and Qualification.    QLT has been duly incorporated, validly exists and is in good standing under the BC Act and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the QLT Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. QLT and each of the QLT Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to QLT and the QLT Subsidiaries, taken as a whole. QLT has provided to Aegerion true, complete and correct copies of the constating documents of each of QLT and the QLT Subsidiaries, in each case as amended.

  (b)
  Authority Relative to this Agreement.    Each QLT Party has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining QLT Shareholder Approval and the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement and the completion by each QLT Party of the Transaction has been duly authorized by its respective board of directors and no other corporate proceedings on the part of any QLT Party are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining QLT Shareholder Approval as contemplated in this Agreement, the completion by any QLT Party of the Transaction. This Agreement has been duly executed and delivered by each QLT Party and constitutes a legal, valid and binding obligation of each QLT Party, enforceable against such QLT Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors' rights generally and general principles of equity.

  (c)
  Required Approvals.    No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement, the performance by any QLT Party of its obligations hereunder, the completion by the QLT Parties of the Transaction, other than:

  (i)
  such filings and other actions required under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

  (ii)
  the Required Regulatory Approvals; and

  (iii)
  any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on QLT, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

  (d)
  No Violation.    Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c), the execution and delivery by each QLT Party of this Agreement, the performance by such QLT Party of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

  (i)
  result in a contravention, breach, violation or default under any Law or Order applicable to QLT or any of the QLT Subsidiaries or any of its or their respective properties or assets;

  (ii)
  result in a contravention, conflict, violation, breach or default under the constating documents of QLT or any of the QLT Subsidiaries;

  (iii)
  result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any QLT Material Contract or material Permit to which it or any of the QLT Subsidiaries is a party or by which it or any of the QLT Subsidiaries is bound or to which any of its or any of the QLT Subsidiaries' properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such QLT Material Contract or material Permit; or

    (iv)
    result in the suspension or alteration in the terms of any material Permit held by QLT or any of the QLT Subsidiaries or in the creation of any Lien upon any of their properties or assets;

  except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on QLT.

  (e)
  Capitalization of QLT.

  (i)
  As of the date of this Agreement, the authorized capital of QLT consists of 500,000,000 QLT Shares and 5,000,000 shares of preferred stock, without par value, of which 52,829,398 QLT Shares are issued and outstanding as of June 8, 2016, all of which have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, 3,432,194 QLT Shares are reserved for issuance pursuant to the QLT Stock Option Plan (including nil QLT Shares reserved for issuance upon settlement of outstanding QLT RSUs and 425,152 QLT Shares reserved for issuance upon exercise of outstanding QLT Options). Except for the QLT Stock Option Plan, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has QLT granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating QLT to issue or sell any QLT Shares or other securities of QLT, including any security or obligation of any kind convertible into or exchangeable or exercisable for any QLT Shares or other security of QLT. There is no outstanding contractual obligation of QLT or any QLT Subsidiary to repurchase, redeem or otherwise acquire any QLT Shares. Except for the QLT Options and the QLT RSUs, neither QLT nor any of the QLT Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, QLT Share price, income or any other attribute of or related to QLT or any QLT Subsidiaries. The QLT Shares are listed on the TSX and NASDAQ and, except for such listings, no securities of QLT or any QLT Subsidiary are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of QLT or any QLT Subsidiary having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of QLT Shares on any matter.

  (ii)
  Section 3.1(e)(ii) of the QLT Disclosure Letter sets forth a true and complete list of all QLT Options and QLT RSUs outstanding as the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such QLT Option or QLT RSU, (iii) the grant date of each such QLT Option or QLT RSU, (iv) the per share exercise price for each such QLT Option or QLT RSU, to the extent applicable, (v) the expiration date of each such QLT Option or QLT RSU, to the extent applicable, and (vi) with respect to QLT Options, the QLT Stock Option Plan. With respect to each grant of a QLT Option, each such grant was made, in all material respects, in accordance with the terms of the QLT Stock Option Plan, the Exchange Act and all other applicable Laws and has a grant date identical to or following the date on which the QLT Board of Directors or compensation committee approved such QLT Option. Each QLT Option has an exercise price per QLT Share equal to or greater than the fair market value of a QLT Share on the grant date of the QLT Option, as determined in accordance with Section 409A of the Code, to the extent applicable.

  (f)
  QLT Subsidiaries.    Section 3.1(f) of the QLT Disclosure Letter sets forth a true, complete and correct list of each of the QLT Subsidiaries, its jurisdiction and form of organization. QLT or a QLT Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the QLT Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the QLT Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither QLT nor any of the QLT Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Subsidiary of QLT, which interest or investment is material to QLT and the QLT Subsidiaries, taken as a whole. MergerCo has not incurred any material obligations or liabilities except pursuant to this Agreement and has conducted its operations only as contemplated by this Agreement.

  (g)
  Securities Laws Matters.

  (i)
  The QLT Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and QLT is a "reporting issuer" in each Province of Canada within the meaning of applicable Canadian Securities Laws and not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of QLT, and QLT is in compliance in all material respects with applicable Canadian Securities Laws and U.S. Securities Laws.

  (ii)
  QLT is in compliance in all material respects with the requirements of the TSX and NASDAQ for continued listing of the QLT Shares thereon. QLT has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the QLT Shares under the 1933

    Securities Act, the 1934 Exchange Act or, except as contemplated by this Agreement, the listing of such shares on the TSX or NASDAQ.

    (iii)
    Trading in QLT Shares on the TSX and NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of QLT is pending or, to the knowledge of QLT, threatened. To the knowledge of QLT, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of QLT by any securities commission or similar regulatory authority under applicable U.S. Securities Laws, Canadian Securities Laws, the TSX or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

    (iv)
    Except as set forth above in this Section 3.1(g), neither QLT nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

    (v)
    Since December 31, 2013, QLT has timely filed all forms, reports, statements and documents, including financial statements and management's discussion and analysis required to be filed by QLT under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSX and NASDAQ. The documents in the QLT Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable Canadian Securities Laws and U.S. Securities Laws and, where applicable, the rules and policies of the TSX and NASDAQ.

    (vi)
    None of the documents in the QLT Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (vii)
    QLT has not filed any confidential material change report that at the date hereof remains confidential.

  (h)
  Financial Statements.

  (i)
  The QLT Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor's report thereon. The QLT Financial Statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations, changes in shareholders' equity and cash flows of QLT and the QLT Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by QLT or any of the QLT Subsidiaries to any director or officer of QLT. All of such documents in the QLT Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the QLT Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

    (ii)
    QLT has designed such disclosure controls and procedures, or caused them to be designed under the supervision of the Interim Chief Executive Officer of QLT and Chief Financial Officer of QLT, to provide reasonable assurance that material information relating to QLT is made known to such officers by others within QLT and the QLT Subsidiaries, particularly during the period in which the "annual filings" or "interim filings" (as defined in National Instrument 52-109) are being prepared.

    (iii)
    QLT has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Interim Chief Executive Officer of QLT and Chief Financial Officer of QLT, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of QLT, since December 31, 2013: (i) there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of QLT that are reasonably likely to adversely affect QLT's ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of QLT. To the knowledge of QLT, since December 31, 2013, QLT has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of QLT regarding questionable accounting or auditing matters.

  (i)
  No Undisclosed Liabilities.    QLT and the QLT Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the QLT Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the most recent QLT Financial Statements (other than those specifically disclosed in the QLT Public Disclosure Record) that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of QLT and the QLT Subsidiaries (other than those disclosed in QLT Public Disclosure Record), material to QLT and the QLT Subsidiaries, taken as a whole, and (iii) liabilities and obligations incurred in connection with this Agreement and the

  Transaction. Without limiting anything set forth herein, the QLT Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of QLT and the QLT Subsidiaries.

  (j)
  Absence of Certain Changes.    From the date of the most recent QLT Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on QLT, and (ii) QLT and each of the QLT Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

  (k)
  Compliance with Laws.    Since December 31, 2013, the business of QLT and of each of the QLT Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither QLT nor any QLT Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither QLT nor any of the QLT Subsidiaries has taken or committed to take any action which would cause QLT or any of the QLT Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Laws of similar effect, and, to the knowledge of QLT, no such action has been taken by any Person acting on behalf of QLT or any of the QLT Subsidiaries.

  (l)
  Litigation.    There is no Proceeding against or involving QLT or any of the QLT Subsidiaries (whether in progress, pending or, to the knowledge of QLT, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on QLT or would prevent or materially delay the completion of the Merger and, to the knowledge of QLT, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither QLT nor any of the QLT Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on QLT.

  (m)
  Real Property.    Section 3.1(m) of the QLT Disclosure Letter contains a list of all leases pursuant to which QLT or any QLT Subsidiary currently leases real property as tenant. Neither QLT nor any of the QLT Subsidiaries owns any real property.

  (n)
  Assets.    QLT or the QLT Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest in, all tangible assets and tangible properties that are material or required to conduct the business and operations of QLT and the QLT Subsidiaries as presently conducted and there are no Liens (other than

  Permitted Liens) on any such assets or properties that could individually or in the aggregate, have a Material Adverse Effect on QLT. The assets owned or leased by QLT and the QLT Subsidiaries constitute all material assets used or held for use in the operation and conduct of the business of QLT and the QLT Subsidiaries as it is currently conducted.

  (o)
  Contracts.

  (i)
  Except as set forth in Section 3.1(o) of the QLT Disclosure Letter, as of the date of this Agreement, none of QLT or any of the QLT Subsidiaries is a party to or bound by any of the following types of Contract (each of the following types of Contracts, a "QLT Material Contract"):

  (A)
  any collective bargaining agreement, or similar Contract with any labor union or association, with respect to its employees;

  (B)
  any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2016 or any subsequent year of an amount in excess of $250,000, and (ii) not terminable by QLT or any of the QLT Subsidiaries on three (3) months' notice or less;

  (C)
  any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of QLT or any QLT Subsidiary in an amount in excess of $250,000;

  (D)
  any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of QLT or any QLT Subsidiary valued at an amount in excess of $250,000;

  (E)
  any real property lease, rental or occupancy agreement under which QLT or any QLT Subsidiary continues to have obligations or rights;

  (F)
  any Contract entered into outside of the ordinary course of business pursuant to which QLT or any QLT Subsidiary (i) is granted or obtains or agrees to obtain any right to use any material technology or material Intellectual Property rights (excluding commercially available off-the-shelf software), (ii) is restricted in its right to use or register any material technology or material Intellectual Property rights owned by QLT or any of the QLT Subsidiaries, or (iii) permits or agrees to permit any other Person, to use, obtain, enforce or register any material technology or material Intellectual Property owned by QLT or any of the QLT Subsidiaries, including any license agreements, option agreements, and covenants not to sue;

      (G)
      except for any non-solicit obligations, any Contract that obligates QLT or any QLT Subsidiary or its Affiliates not to compete with another Person, requires QLT or any QLT Subsidiary to acquire any material product, assets or service exclusively from any other Person, or otherwise contractually restricts QLT or any QLT Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

      (H)
      any Contract entered into since December 31, 2013 and for which on-going material obligations remain: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to QLT or any QLT Subsidiary, (ii) relating to a material acquisition or disposition by QLT or any QLT Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of QLT or any QLT Subsidiary or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

      (I)
      any Contract with any shareholder of QLT or any QLT Subsidiary entered into since December 31, 2013.

    (ii)
    True, correct and complete copies of each QLT Material Contract in effect on the date hereof that has not been part of the QLT Public Disclosure Record has been provided or otherwise made available to Aegerion.

    (iii)
    Except as would not reasonably be expected to have a Material Adverse Effect on QLT, none of QLT, the QLT Subsidiaries or, to the knowledge of QLT, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any QLT Material Contract in any material respect, and none of QLT or any of the QLT Subsidiaries has received or given any written notice of default under any QLT Material Contract which remains uncured. To the knowledge of QLT, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any QLT Material Contract or the inability of a party to any QLT Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on QLT. To the knowledge of QLT, no Person has challenged in writing the validity or enforceability of any QLT Material Contract.

    (iv)
    Other than pursuant to QLT Voting Agreements with the QLT Specified Shareholders, there are no shareholders or stockholders agreements,

    registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which QLT or any QLT Subsidiary is a party or, to the knowledge of QLT, with respect to any shares or other equity interests of QLT or any QLT Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of QLT or any QLT Subsidiary.

    (v)
    As of the date of this Agreement, neither QLT nor any QLT Subsidiary has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform any QLT Material Contract.

  (p)
  Taxes.

  (i)
  QLT and each of its Subsidiaries has duly and timely made or prepared (or has had prepared on their behalf) all material Returns required to be made or prepared by it, has duly and timely filed (or has had filed on their behalf) all material Returns required to be filed by it with the appropriate Governmental Authority (in each case taking into account extensions validly obtained) and has completely and correctly reported all material income and all other amounts or information required to be reported thereon. All material Returns provided or otherwise made available to Aegerion are true, complete and correct copies of such Returns.

  (ii)
  QLT and each of the QLT Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the QLT Financial Statements; (B) duly and timely withheld all material Taxes and other material amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such material Taxes and other material amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by applicable Laws to be remitted by it.

  (iii)
  No audit, investigation, litigation, proposed adjustment or other Proceeding has commenced or has been asserted in writing or, to the knowledge of QLT, threatened with respect to material Taxes or material Returns of QLT or any of its Subsidiaries, and neither QLT nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of material Taxes and no such Proceeding has been asserted or, to the knowledge of QLT, threatened against QLT or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to material Taxes assessed by any Governmental Authority against QLT or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for material Taxes.

    (iv)
    There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any material Taxes, the filing of any material Return, or the payment of any material Taxes by QLT or any of its Subsidiaries.

    (v)
    There are no Liens for material Taxes on the property or assets of QLT or any of its Subsidiaries, except for Permitted Liens.

    (vi)
    Neither QLT nor any of its Subsidiaries has transferred to or acquired property or a service from a non-arm's length Person (within the meaning of the Tax Act) (A) for consideration the value of which is less than the fair market value of the property or service or (B) as a contribution of capital for which no shares were issued by the acquirer of the property or service.

    (vii)
    Neither QLT nor any of its Subsidiaries is subject to liability for Taxes of any other Person under any applicable Tax Law (including U.S. Treasury Regulations § 1.1502-6 or any similar provision of state, local, or non-US. law) or otherwise as a result of being a member of a consolidated, combined or unitary tax group, as transferee or successor, by contract or otherwise. Neither QLT nor any of its Subsidiaries has acquired property from any Person in circumstances where QLT or Subsidiary did or could become liable for any Taxes of such Person that are currently due or may become due in the future. Neither QLT nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such person that are currently due or may become due in the future.

    (viii)
    No facts, circumstances, or events exist or have existed that have resulted in the application of any of sections 80 to 80.04 of the Tax Act to QLT or any of the QLT Subsidiaries.

    (ix)
    Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by QLT and each of the QLT Subsidiaries with respect to all material transactions between the relevant entity and any Person not resident in Canada with whom such entity was not dealing at arm's length within the meaning of the Tax Act, during a Tax year commencing after 2005 and ending on or before the Closing Date.

    (x)
    QLT is, and at all times since its formation has been, treated as a foreign corporation for U.S. federal income tax purposes.

  (q)
  Employment Agreements.    None of QLT or any of the QLT Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

  (i)
  any employment, retention or change of control agreement providing for any retention, severance, change of control, or termination payments (each, an "Employment Agreement") to any current or, to the extent any liability remains outstanding, former director, officer, individual independent contractor or employee of QLT or any of the QLT Subsidiaries in excess of $250,000;

  (ii)
  any collective bargaining or union agreement or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of QLT, threatened application for certification, recognition or bargaining rights in respect of QLT or any of the QLT Subsidiaries;

  (iii)
  any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of QLT or any of the QLT Subsidiaries, except as would not be expected to have a Material Adverse Effect on QLT;

  (iv)
  any actual or, to the knowledge of QLT, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by QLT or any of the QLT Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on QLT; or

  (v)
  non-compliance with any applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations and employee leave issues, in each case except as would not be expected to have a Material Adverse Effect on QLT.

  (r)
  Pension and Employee Benefits.

  (i)
  Section 3.1(r)(i) of the QLT Disclosure Letter sets forth a true, complete and correct list of each material employee benefit plan (within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other material employee benefit or compensation plan, agreement, program, policy or arrangement, whether written or unwritten, including without limitation, any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, retiree medical or life insurance, profit sharing plan, unemployment or severance compensation plan or health and welfare plan, or Employment Agreement, that is maintained, established, sponsored or contributed to (or required to be contributed to) by QLT or any QLT Subsidiary for the benefit of, or that QLT or any QLT Subsidiary is a party to with, any current or former (to the extent any liability remains outstanding) employee, individual independent contractor or director, of, or other service provider to, QLT or any QLT Subsidiary or any of their beneficiaries or with respect to which QLT or any QLT Subsidiary would reasonably be expected to have any liability (each, without regard to any materiality qualifier contained above, a "QLT Plan").

    (ii)
    With respect to each material QLT Plan, QLT has provided or otherwise made available to Aegerion in the QLT Data Room or in the QLT Public Disclosure Record (A) a true and complete copy of such material QLT Plan, including any amendments thereto; (B) latest annual report, if any; (C) each trust or other funding arrangement, (D) each summary plan description (if applicable), (E) the most recent IRS determination letter or opinion letter, as applicable, (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (G) written summaries of any material non-written QLT Plan.

    (iii)
    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, individual independent contractor, officer or director of QLT or any QLT Subsidiary to termination or severance pay, or any other material payment or benefit, (B) accelerate the time of funding, payment or vesting, or increase the amount of compensation or benefit due any such current or former employee, individual independent contractor, officer or director, or (C) cause amounts payable or benefits provided to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code or result in any excise tax owing under Section 4999 of the Code. No employee or individual independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

    (iv)
    Each QLT Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law. There are no pending, or to the knowledge of QLT, threatened material actions, suits, disputes or claims by or on behalf of any QLT Plan, by any employee or beneficiary covered under any such QLT Plan, as applicable, or otherwise involving any such QLT Plan (other than routine claims for benefits).

    (v)
    Each QLT Plan intended to qualify under Section 401(a) of the Code is the subject of an opinion or determination letter from the IRS upon which it can rely.

    (vi)
    No QLT Plan provides welfare or post-retirement benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to current or former employees, individual independent contractors or directors or to the beneficiaries or dependents of such person, other than coverage mandated solely by applicable Law.

    (vii)
    Neither QLT, nor any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group", with QLT, in each case as defined in Sections 414(b), (c), (m) or (o) of the Code sponsors, contributes to or has any liability (including contingent liability) under, or in the past six years sponsored, contributed to or had liability under (including any contingent liability), (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code (including any "multiemployer plan" within the meaning of Section (3)(37) of ERISA), (ii) a "multiple employer plan" as defined in Section 413(c) of the Code, or (iii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

    (viii)
    No QLT Plan is a "registered pension plan" as defined in s. 248(1) of the Tax Act.

  (s)
  Intellectual Property.

  (i)
  Section 3.1(s)(i) of the QLT Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by QLT and the QLT Subsidiaries in any jurisdiction in the world ("QLT Intellectual Property"). QLT or one of the QLT Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of QLT Intellectual Property set forth in Section 3.1(s)(i) of the QLT Disclosure Letter, and, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on QLT, no Intellectual Property set forth in Section 3.1(s)(i) of the QLT Disclosure Letter or required to be listed on Section 3.1(s)(i) of the QLT Disclosure Letter is or has been involved in any proceeding in which the scope, validity or enforceability thereof is being or has been contested or challenged, and to the knowledge of QLT, no such proceeding has been threatened with respect to any such

    Intellectual Property and there is no basis for any such proceeding with respect to any material Intellectual Property.

    (ii)
    QLT or one of the QLT Subsidiaries has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise has the right to use, pursuant to a valid and enforceable written license, sublicense, or other agreement, all of the Intellectual Property necessary to enable operation of their business as presently conducted.

    (iii)
    To the knowledge of QLT, QLT and the QLT Subsidiaries' conduct of their business as presently conducted has not and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any material Intellectual Property rights of others. No person has asserted any written claim (or to the knowledge of QLT, any oral claim) (i) challenging or questioning QLT's right, interest or title in any of the material Intellectual Property owned or purported to be owned by QLT and the QLT Subsidiaries or (ii) alleging infringement, misappropriation or violation of any material Intellectual Property owned or purported to be owned by QLT and the QLT Subsidiaries. None of the Intellectual Property owned or purported to be owned by QLT and the QLT Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely affects the use, transfer, registration or licensing of any such Intellectual Property by QLT and the QLT Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Intellectual Property owned or purported to be owned by QLT and the QLT Subsidiaries.

    (iv)
    To the knowledge of QLT, no third person has infringed upon, misappropriated, or otherwise violated or made unlawful use of any material Intellectual Property owned or purported to be owned by QLT and the QLT Subsidiaries, and no third person is currently infringing upon, misappropriating, or otherwise violating or making unlawful use of any material Intellectual Property owned by QLT and the QLT Subsidiaries.

    (v)
    QLT has taken reasonable security measures, consistent with practices in the industry in which QLT operates, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of their trade secrets and other confidential and technical information. All current and former employees, contractors, and consultants of QLT and the QLT Subsidiaries who have been involved in or contributed to the development of Intellectual Property owned or purported to be owned by QLT and the QLT Subsidiaries have executed written agreements (i) pursuant to which such individuals have assigned, or are required to assign, to QLT or one of the QLT Subsidiaries all of their rights in and to all inventions and Intellectual Property rights developed or conceived of in the course of their employment or engagement with QLT or one of the

    QLT Subsidiaries, and (ii) under which each such individual is obligated to maintain the confidentiality of QLT and the QLT Subsidiaries' confidential information (any such agreement a "QLT IP Agreement"). To the knowledge of QLT and the QLT Subsidiaries, no employee, officer, director, consultant or advisor of QLT or one of the QLT Subsidiaries (x) has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned or purported to be owned by QLT and the QLT Subsidiaries, or (y) is in material violation of any QLT IP Agreement.

    (vi)
    To the knowledge of QLT, the information technology systems of QLT and the QLT Subsidiaries, including the relevant software and hardware, are reasonably secure against unauthorized access and have not suffered any material failure or security breach within the past two (2) years. Except as would not have or would not reasonably be expected to have a Material Adverse Effect on QLT and the QLT Subsidiaries, QLT and the QLT Subsidiaries are in compliance with any privacy policies and all Privacy Laws, as well as all contractual and legal requirements that are applicable to QLT and the QLT Subsidiaries' operations pertaining to information privacy and security.

  (t)
  Regulatory Matters.

  (i)
  Since December 31, 2011, the businesses of QLT and the QLT Subsidiaries have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. ("FDCA"); (B) the Public Health Service Act of 1944 (the "PHSA"); (C) Canada's Food and Drugs Act ("CFDA"); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, "HIPAA"), and any comparable state, provincial or local Laws; (F) the Canadian Patent Act and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board ("PMPRB"); (G) the Orphan Drug Act of 1983, 96 Stat. 2049 (the "Orphan Act"), (H) state or provincial licensing, disclosure and reporting requirements; (I) all Laws similar to the foregoing in all other jurisdictions; and (J) all binding rules and regulations issued under such Laws.

    (ii)
    QLT and the QLT Subsidiaries hold all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products. All such material Regulatory Authorizations are valid and in full force and effect, or in the process of being obtained in the ordinary course of business. Since December 31, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on QLT. QLT and each of the QLT Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of QLT, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

    (iii)
    All pre-clinical and clinical investigations conducted or sponsored by QLT or any of QLT Subsidiaries have been since December 31, 2011 and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects (collectively, the "FDA Regulations"), and (D) federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on QLT. Neither QLT nor the QLT Subsidiaries have received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA or Health Canada, since December 31, 2011 initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by QLT or the QLT Subsidiaries.

    (iv)
    All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by QLT and the QLT Subsidiaries since December 31, 2011 have been so filed, maintained or furnished. All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Since December 31, 2011, neither QLT nor any of the QLT Subsidiaries, nor, to the knowledge of QLT, any officer, employee, agent or distributor of QLT or any of the QLT Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of QLT, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the "Fraud Policy") or for Health Canada or any other Regulatory Authority to invoke any similar policy.

    (v)
    Neither QLT nor any of the QLT Subsidiaries has received any written information from the FDA, Health Canada, or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada, or such other Regulatory Authority.

    (vi)
    Neither QLT nor any of the QLT Subsidiaries (A) is a party to or have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2011, has been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in either case that would not be expected to have a Material Adverse Effect on QLT.

    (vii)
    Neither QLT nor any of the QLT Subsidiaries, nor, to the knowledge of QLT, any officer, employee, agent or distributor of QLT or any of QLT Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither QLT nor any of the QLT Subsidiaries, nor, to the knowledge of QLT, any officer, employee, agent or distributor of QLT or any of the QLT Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the "Social Security Act"), or any similar Law or program.

    (viii)
    To the knowledge of QLT, each product or product candidate currently under development or being sold by QLT and which is subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of QLT or any of the QLT Subsidiaries (each a "QLT Product") is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted, or exported in material compliance with all applicable requirements under the CFDA, FDCA, and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on QLT. To the knowledge of QLT, no employee of QLT or a QLT Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export of the QLT Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

    (ix)
    (A) Neither QLT nor any of the QLT Subsidiaries has, since December 31, 2011, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority, and (B) there is no action or proceeding pending or, to the knowledge of QLT, threatened, in the case of either (A) or (B): (I) contesting the premarket clearance or approval of, the uses of, the reimbursement of, or the labeling or promotion of any QLT Product (II) contesting the compliance with Law or Regulatory Guidelines of any facility where a QLT Product is developed, tested, manufactured, handled, stored, distributed or transported or (III) otherwise alleging any violation applicable to any QLT Product or manufacturing process of any Law or Regulatory Guidelines by QLT or any of the QLT Subsidiaries.

    (x)
    Since December 31, 2011, QLT and the QLT Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, "dear doctor" letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any QLT Product. QLT and the QLT Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither QLT nor any of the QLT Subsidiaries has received any written notice that the FDA, Health Canada, or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any QLT Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any QLT Product, or (C) a termination, suspension, or injunction of the manufacture, marketing, storage or distribution of any QLT Products. QLT and the QLT Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective action and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

  (u)
  Books and Records.    The corporate records and minute books of QLT and the QLT Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders except that minutes of certain recent meetings of the QLT Board of Directors or committees thereof have not been finalized as of the date hereof. The financial books, records and accounts of QLT and the QLT Subsidiaries (i) have in all material respects been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect the basis for the consolidated financial statements of QLT. All such corporate records and minute books of QLT and the QLT Subsidiaries have been provided or otherwise made available to Aegerion.

  (v)
  Opinion of QLT Financial Advisor.    The QLT Board of Directors has received the opinion of QLT's financial advisor to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and matters set forth therein, the Initial Exchange Ratio is fair, from a financial point of view, to QLT. A copy of such written opinion will be provided by QLT to Aegerion solely for informational purposes no later than two (2) Business Days after the date such opinion is received by QLT.

  (w)
  QLT Board of Directors Approval.    The QLT Board of Directors has determined that the Merger is fair, from a financial point of view, to QLT and is in the best interests of QLT, has approved the execution and delivery of this Agreement and the entering into of the Transaction, and has resolved to recommend that QLT Shareholders vote in favor of the QLT Shareholder Resolution and the QLT Stock Option Plan Resolution.

  (x)
  Environmental Matters.    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) QLT and the QLT Subsidiaries are now and have been since December 31, 2013 in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of QLT, threatened against QLT, any of the QLT Subsidiaries or, to the knowledge of QLT, against any Person whose liability for such Environmental Claims QLT or any of the QLT Subsidiaries has retained or assumed either contractually or by operation of law, and to the knowledge of QLT there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by QLT or any of the QLT Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or cleanup activities by QLT or any of the QLT Subsidiaries or by any Person whose liability for such Environmental Claims QLT or any of the QLT Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither QLT nor any QLT Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (v) each of QLT and the QLT Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing; and (vi) QLT has delivered or otherwise made available copies of any Phase I or II environmental site assessments (or similar reports), or material documents relating to any alleged or actual non-compliance with applicable Environmental Laws by QLT and the QLT Subsidiaries, in each case received or commissioned by QLT since December 31, 2013.

  (y)
  Insurance.    Section 3.1(y) of the QLT Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen's compensation and other forms of insurance owned by QLT or any QLT Subsidiary. All current insurance policies and contracts of QLT and the QLT Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of QLT nor any of the QLT Subsidiaries has received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of QLT, have any claims been denied under any current insurance policies, and, to the knowledge of QLT, no threat has been made to cancel any insurance policy or contract of QLT or any QLT Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

  (z)
  QLT Shareholder Approval.    The only votes of the QLT Shareholders required to approve the QLT Shareholder Resolution and the QLT Stock Option Plan Resolution in accordance with applicable Law are the QLT Shareholder Approval and the QLT Stock Option Plan Approval, respectively. The QLT Shareholder Approval is the only vote of the securityholders of QLT required by Law, the constating documents of QLT or otherwise to adopt this Agreement and approve the Transaction. The Transaction does not constitute a "business combination" as such term is defined in MI 61-101. The Transaction does constitute a "related party transaction" as such term is defined in MI 61-101, but exemptions from the otherwise-applicable minority approval and valuation requirements of MI 61-101 are available.

  (aa)
  Brokers and Finders.    Except for Greenhill & Co., LLC, neither QLT nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from QLT or any of its Subsidiaries in connection with the transactions contemplated hereby, and no Person is or may become entitled to receive any fee or other amount from QLT or any of its Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with QLT's financial advisor in connection with the Transaction has been provided to Aegerion and has not been subsequently amended, waived or supplemented.

  (bb)
  Investment Canada Act.    QLT is a Canadian within the meaning of the Investment Canada Act.

  (cc)
  No Other Representations and Warranties.    Except for the representations and warranties made by Aegerion in Section 3.2, QLT acknowledges that neither Aegerion nor any other Person makes any express or implied representation or warranty with respect to Aegerion or any of the Aegerion Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and agrees that Aegerion disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Aegerion in Section 3.2, QLT acknowledges that neither Aegerion nor any other Person makes or has made any representation or warranty to QLT or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Aegerion, any of the Aegerion Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to QLT or any of its Representatives in the course of their due diligence investigation of Aegerion, the negotiation of this Agreement or the consummation of the Transaction, including the accuracy, completeness or currency thereof, and QLT agrees that neither Aegerion nor any other Person will have any liability to QLT or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

3.2
Representations and Warranties of Aegerion

             Except as disclosed in the applicable section or subsection of the Aegerion Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Aegerion Disclosure Letter shall only be deemed disclosure with respect to any other section or subsection of the Aegerion Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or Aegerion Public Disclosure Record (other than any disclosure contained under the captions "Risk Factors" or "Forward Looking

Statements" or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Aegerion represents and warrants to and in favor of QLT and MergerCo as follows and acknowledges that QLT and MergerCo are relying upon such representations and warranties in entering into this Agreement:

  (a)
  Organization and Qualification.    Aegerion has been duly incorporated, validly exists and is in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Aegerion Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Aegerion and each of the Aegerion Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Aegerion and the Aegerion Subsidiaries, taken as a whole. Aegerion has provided to QLT true, complete and correct copies of the constating documents of each of Aegerion and the Aegerion Subsidiaries, in each case as amended.

  (b)
  Authority Relative to this Agreement.    Aegerion has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Aegerion Stockholder Approval and the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement and the completion by Aegerion of the Transaction have been duly authorized by the Aegerion Board of Directors and no other corporate proceedings on the part of Aegerion are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Aegerion Stockholder Approval as contemplated in this Agreement, the completion by Aegerion of the Transaction. This Agreement has been duly executed and delivered by Aegerion and constitutes a legal, valid and binding obligation of Aegerion, enforceable against Aegerion in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors' rights generally and general principles of equity.

  (c)
  Required Approvals.    No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Aegerion of this Agreement, the performance by Aegerion of its obligations hereunder and the completion by Aegerion of the Transaction, other than:

    (i)
    such filings and other actions required under applicable U.S. Securities Laws and the rules and policies of NASDAQ, in each case, as are contemplated by this Agreement;

    (ii)
    the Required Regulatory Approvals; and

    (iii)
    any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Aegerion, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

  (d)
  No Violation.    Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c), the execution and delivery by Aegerion of this Agreement, the performance by Aegerion of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

  (i)
  result in a contravention, breach, violation or default under any Law or Order applicable to Aegerion or any of the Aegerion Subsidiaries or any of its or their respective properties or assets;

  (ii)
  result in a contravention, conflict, violation, breach or default under the constating documents of Aegerion or any of the Aegerion Subsidiaries;

  (iii)
  result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Aegerion Material Contract or material Permit to which it or any of the Aegerion Subsidiaries is a party or by which it or any of the Aegerion Subsidiaries is bound or to which any of its or any of the Aegerion Subsidiaries' properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Aegerion Material Contract or material Permit; or

  (iv)
  result in the suspension or alteration in the terms of any material Permit held by Aegerion or any of the Aegerion Subsidiaries or in the creation of any Lien upon any of their properties or assets;

        except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Aegerion.

  (e)
  Capitalization of Aegerion.

  (i)
  As of the date of this Agreement, the authorized capital of Aegerion consists of 125,000,000 Aegerion Shares and 5,000,000 Aegerion

    Preferred Shares, of which 29,504,912 Aegerion Shares were issued and outstanding as of June 8, 2016, all of which have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, (i) 10,196,380 Aegerion Shares are reserved for issuance pursuant to the Aegerion Equity Plans (including 1,145,160 Aegerion Shares reserved for issuance upon settlement of outstanding Aegerion RSUs and 4,769,068 Aegerion Shares reserved for issuance upon exercise of outstanding Aegerion Stock Options), (ii) 7,893,145 Aegerion Shares are reserved for issuance pursuant to the Aegerion Notes and (iii) 7,893,145 Aegerion Shares are reserved for issuance pursuant to the warrants issued in connection with the Aegerion Hedging Arrangements. Except for the Aegerion Equity Plans, Aegerion Notes and the warrants issued in connection with the Aegerion Hedging Arrangements, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Aegerion granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Aegerion to issue or sell any Aegerion Shares or other securities of Aegerion, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Aegerion Shares or other security of Aegerion. There is no outstanding contractual obligation of Aegerion or any Aegerion Subsidiary to repurchase, redeem or otherwise acquire any Aegerion Shares. Except for the Aegerion Stock Options and the Aegerion RSUs, neither Aegerion nor any of the Aegerion Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Aegerion Share price, income or any other attribute of or related to Aegerion or any Aegerion Subsidiaries. The Aegerion Shares are listed on NASDAQ and, except for such listing, no securities of Aegerion or any Aegerion Subsidiary are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of Aegerion or any Aegerion Subsidiary having the right to vote (or, other than the Aegerion Notes, that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Aegerion Shares on any matter.

    (ii)
    Section 3.2(e)(ii) of the Aegerion Disclosure Letter sets forth a true and complete list of all Aegerion Stock Options and Aegerion RSUs outstanding as the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Aegerion Stock Option or Aegerion RSU, (iii) the grant date of each such Aegerion Stock Option or Aegerion RSU, (iv) the per share exercise price for each such Aegerion Stock Option or Aegerion RSU, to the extent applicable, and (v) the expiration date of each such Aegerion Stock Option or Aegerion RSU, to the extent applicable. With respect to each grant of an Aegerion Stock Option, each such grant was made, in all material respects, in accordance with the terms of the applicable Aegerion Equity Plan, the Exchange Act and all other applicable Laws and has a grant date identical to or following the date on which the Aegerion Board of Directors or compensation committee approved such Aegerion Stock Option. Each Aegerion Stock Option has an exercise price per Aegerion Share equal to or greater than the fair market value of an Aegerion Share on the grant date of the Aegerion Stock Option, as determined in accordance with Section 409A of the Code, to the extent applicable.

  (f)
  Aegerion Subsidiaries.    Section 3.2(f) of the Aegerion Disclosure Letter sets forth a true, complete and correct list of each of Aegerion Subsidiaries, its jurisdiction and form of organization. Aegerion or an Aegerion Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of Aegerion Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Aegerion Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Aegerion nor any of the Aegerion Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than an Aegerion Subsidiary, which interest or investment is material to Aegerion and its Subsidiaries, taken as a whole.

  (g)
  Securities Laws Matters.

  (i)
  Aegerion Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and with NASDAQ. Neither the SEC nor any state regulatory authority has issued any order preventing or suspending trading of any securities of Aegerion, and Aegerion is in compliance in all material respects with applicable U.S. Securities Laws.

  (ii)
  Aegerion is in compliance in all material respects with the requirements of NASDAQ for continued listing of its shares of common stock thereon. Aegerion has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of its shares of common stock under the 1934 Exchange Act or the listing of such shares on NASDAQ.

  (iii)
  Trading in Aegerion Shares on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Aegerion is pending or, to the knowledge of Aegerion, threatened. To the knowledge of Aegerion, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of

    Aegerion by the SEC or similar regulatory authority and NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

    (iv)
    Except as set forth above in this Section 3.2(g), neither Aegerion nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

    (v)
    Since December 31, 2013, Aegerion has timely filed all forms, reports, statements and documents, including financial statements and management's discussion and analysis required to be filed by Aegerion under applicable U.S. Securities Laws and the rules and policies of NASDAQ. The documents in Aegerion Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable U.S. Securities Laws and, where applicable, the rules and policies of NASDAQ.

    (vi)
    None of the documents in the Aegerion Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (h)
  Financial Statements.

  (i)
  The Aegerion Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor's report thereon. The Aegerion Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows of Aegerion and the Aegerion Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Aegerion or any of the Aegerion Subsidiaries to any director or officer of Aegerion. All of such documents in the Aegerion Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Aegerion Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

  (ii)
  Aegerion has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Aegerion is made known to the Chief Executive

    Officer and Chief Financial Officer by others within Aegerion and the Aegerion Subsidiaries.

    (iii)
    Aegerion has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Aegerion, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Aegerion, since December 31, 2013: (i) except as set forth on Section 3.2(h)(iii) of the Aegerion Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Aegerion that are reasonably likely to adversely affect Aegerion's ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Aegerion. To the knowledge of Aegerion, since December 31, 2013, Aegerion has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Aegerion regarding questionable accounting or auditing matters.

  (i)
  No Undisclosed Liabilities.    Aegerion and the Aegerion Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Aegerion Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the most recent Aegerion Financial Statements that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of Aegerion and the Aegerion Subsidiaries (other than those disclosed in the Aegerion Public Disclosure Record), material to Aegerion and the Aegerion Subsidiaries, taken as a whole, and (iii) liabilities and obligations incurred in connection with this Agreement and the Transaction. Without limiting anything set forth herein, the Aegerion Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Aegerion and the Aegerion Subsidiaries.

  (j)
  Absence of Certain Changes.    From the date of the most recent Aegerion Financial Statements to the date of this Agreement: (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Aegerion, and (ii) Aegerion and each of the Aegerion Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice.

  (k)
  Compliance with Laws.    Since December 31, 2011, the business of Aegerion and of each of the Aegerion Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Aegerion nor any Aegerion Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Aegerion nor any of the Aegerion Subsidiaries has taken or committed to take any action which would cause Aegerion or any of the Aegerion Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act or any applicable Laws of similar effect, and, to the knowledge of Aegerion, no such action has been taken by any Person acting on behalf of Aegerion or any of the Aegerion Subsidiaries.

  (l)
  Litigation.    There is no Proceeding against or involving Aegerion or any of the Aegerion Subsidiaries (whether in progress, pending or, to the knowledge of Aegerion, threatened) that, if adversely determined would have a Material Adverse Effect on Aegerion or would prevent or materially delay the completion of the Merger and, to the knowledge of Aegerion, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Aegerion nor any of the Aegerion Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that that would reasonably be expected to (i) prevent or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on Aegerion.

  (m)
  Real Property.    Section 3.2(m) of the Aegerion Disclosure Letter contains a list of all leases pursuant to which Aegerion or any Aegerion Subsidiary currently leases real property as tenant. Neither Aegerion nor any of the Aegerion Subsidiaries owns any real property.

  (n)
  Assets.    Aegerion or its Subsidiaries own or otherwise hold good and valid legal title to, and, where their interests are registrable, are the sole record owners, or hold a valid leasehold interest or license in, all material tangible assets and tangible properties that are required to conduct the business and operations of Aegerion and the Aegerion Subsidiaries as presently conducted and there are no Liens (other than Permitted Liens) on any such assets or properties that could individually or in the aggregate, have a Material Adverse Effect on Aegerion. The assets owned or leased by Aegerion and the Aegerion Subsidiaries constitute all material assets used or held for use in the operation and conduct of the business of Aegerion and the Aegerion Subsidiaries as it is currently conducted.

  (o)
  Contracts.

  (i)
  Except as set forth in Section 3.2(o) of the Aegerion Disclosure Letter, as of the date of this Agreement, none of Aegerion or any of the Aegerion Subsidiaries is a party to or bound by any of the following types of

    Contract (each of the following types of Contracts, an "Aegerion Material Contract"):

    (A)
    any collective bargaining agreement, or similar Contract with any labor union or association, with respect to its employees;

    (B)
    any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2016 or any subsequent year of an amount in excess of $250,000, and (ii) not terminable by Aegerion or any of the Aegerion Subsidiaries on three (3) months' notice or less;

    (C)
    any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Aegerion or any Aegerion Subsidiary in an amount in excess of $250,000;

    (D)
    any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Aegerion or any Aegerion Subsidiary valued at an amount in excess of $250,000;

    (E)
    any real property lease, rental or occupancy agreement under which Aegerion or any Aegerion Subsidiary continues to have obligations or rights;

    (F)
    any Contract entered into outside of the ordinary course of business pursuant to which Aegerion or any Aegerion Subsidiary (i) is granted or obtains or agrees to obtain any right to use any material technology or material Intellectual Property rights (excluding commercially available off-the-shelf software), (ii) is restricted in its right to use or register any material technology or material Intellectual Property rights owned by Aegerion or any of the Aegerion Subsidiaries, or (iii) permits or agrees to permit any other Person, to use, obtain, enforce or register any material technology or material Intellectual Property owned by Aegerion or any of the Aegerion Subsidiaries, including any license agreements, option agreements, and covenants not to sue;

    (G)
    except for any non-solicit obligations, any material Contract that obligates Aegerion or any Aegerion Subsidiary or its Affiliates not to compete with another Person, requires Aegerion or any Aegerion Subsidiary to acquire any material product, asset or service exclusively from any other Person, or otherwise contractually restricts Aegerion or any Aegerion Subsidiary from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other

      Person, or developing or distributing any product to any Person or in any geographic location;

      (H)
      any Contract entered into since December 31, 2013 and for which on-going material obligations remain: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Aegerion or any Aegerion Subsidiary, (ii) relating to a material acquisition or disposition by Aegerion or any Aegerion Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of Aegerion or any Aegerion Subsidiary or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

      (I)
      any Contract with any stockholder of Aegerion or any Aegerion Subsidiary entered into since December 31, 2013.

    (ii)
    True, correct and complete copies of each Aegerion Material Contract in effect on the date hereof that has not been part of the Aegerion Public Disclosure Record has been provided or otherwise made available to QLT.

    (iii)
    Except as would not reasonably be expected to have a Material Adverse Effect on Aegerion, none of Aegerion, the Aegerion Subsidiaries or, to the knowledge of Aegerion, any of the other parties thereto, is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under, (in each case, with or without notice or lapse of time or both) any Aegerion Material Contract in any material respect, and none of Aegerion or any of the Aegerion Subsidiaries has received or given any written notice of default under any Aegerion Material Contract which remains uncured. To the knowledge of Aegerion, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Aegerion Material Contract or the inability of a party to any Aegerion Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Aegerion. To the knowledge of Aegerion, no Person has challenged in writing the validity or enforceability of any Aegerion Material Contract.

    (iv)
    Other than pursuant to Aegerion Voting Agreement with the Aegerion Specified Stockholders, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Aegerion or any Aegerion Subsidiary is a party or, to the knowledge of Aegerion, with respect to any shares or other equity interests of Aegerion or any Aegerion Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Aegerion or any Aegerion Subsidiary.

    (v)
    As of the date of this Agreement, neither Aegerion nor any Aegerion Subsidiary has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform any Aegerion Material Contract.

  (p)
  Taxes.

  (i)
  Aegerion and each of its Subsidiaries has duly and timely made or prepared (or has had prepared on their behalf) all material Returns required to be made or prepared by it, has duly and timely filed (or has had filed on their behalf) all material Returns required to be filed by it with the appropriate Governmental Authority (in each case taking into account extensions validly obtained) and has completely and correctly reported all material income and all other amounts or information required to be reported thereon. All material Returns provided or otherwise made available to QLT are true, complete and correct copies of such Returns.

  (ii)
  Aegerion and each Aegerion Subsidiary has (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Aegerion financial statements; (B) duly and timely withheld all material Taxes and other material amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such material Taxes and other material amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by applicable Laws to be remitted by it.

  (iii)
  No audit, investigation, litigation, proposed adjustment or other Proceeding has commenced or has been asserted in writing or, to the knowledge of Aegerion, threatened with respect to material Taxes or material Returns of Aegerion or any of its Subsidiaries, and neither Aegerion nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of material Taxes and no such Proceeding has been asserted or, to the knowledge of Aegerion, threatened against Aegerion or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to material Taxes assessed by any Governmental Authority against Aegerion or any of its Subsidiaries or relating to material Returns or any other matters which could result in claims for material Taxes.

    (iv)
    There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any material Taxes, the filing of any material Return, or the payment of any material Taxes by Aegerion or any of its Subsidiaries.

    (v)
    Neither Aegerion nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-US. law) in the two years prior to the date of this Agreement.

    (vi)
    None of Aegerion or any of its Subsidiaries has any liability for material Taxes of any Person (other than Aegerion or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-US. law) or otherwise as a result of being a member of a consolidated, combined or unitary tax group, as transferee or successor, by contract or otherwise.

    (vii)
    There are no Liens for material Taxes on the property or assets of Aegerion or any of its Subsidiaries other than Permitted Liens.

  (q)
  Employment Agreements.    None of Aegerion or any of the Aegerion Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

  (i)
  any Employment Agreement with any current or, to the extent any liability remains outstanding, former director, officer, individual consultant or independent contractor or employee of Aegerion or any Aegerion Subsidiary in excess of $250,000;

  (ii)
  any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Aegerion, threatened application for certification, recognition or bargaining rights in respect of Aegerion or any of the Aegerion Subsidiaries;

  (iii)
  any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Aegerion or any of the Aegerion Subsidiaries, except as would not be expected to have a Material Adverse Effect on Aegerion;

  (iv)
  any actual or, to the knowledge of Aegerion, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Aegerion or any of the Aegerion Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Aegerion; or

    (v)
    non-compliance with any applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, and employee leave issues, in each case except as would not be expected to have a Material Adverse Effect on Aegerion.

  (r)
  Pension and Employee Benefits.

  (i)
  Section 3.2(r)(i) of the Aegerion Disclosure Letter sets forth a true, complete and correct list of each material employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other material employee benefit or compensation plan, agreement, program, policy or arrangement, whether written or unwritten, including without limitation, any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, retiree medical or life insurance, unemployment or severance compensation plan or health and welfare plan, or Employment Agreement, that is maintained, established, sponsored or contributed to (or required to be contributed to) by Aegerion or any of its Subsidiaries for the benefit of, or that Aegerion or any of its Subsidiaries is a party to with, any current or former (to the extent any liability remains outstanding) employee, individual consultant or independent contractor or director of, or other service provider to, Aegerion or any of its Subsidiaries or their beneficiaries or with respect to which Aegerion or any of its Subsidiaries would reasonably be expected to have any liability (each, without regard to any materiality qualifier contained above, a "Aegerion Plan").

  (ii)
  With respect to each material Aegerion Plan, Aegerion has provided or otherwise made available to QLT in the Aegerion Data Room or in the Aegerion Public Disclosure Record (A) a true and complete copy of such material Aegerion Plan, including any amendments thereto; (B) latest annual report, if any; (C) each trust or other funding arrangement, (D) each summary plan description (if applicable), (E) the most recent IRS determination letter or opinion letter, as applicable, (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (G) written summaries of any material non-written Aegerion Plan.

  (iii)
  Except as otherwise set forth in Section 3.2(r)(iii) of the Aegerion Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, individual independent contractor, officer or director of Aegerion or any Aegerion Subsidiary to termination or severance pay or any other material payment or benefit, (B)

    accelerate the time of funding, payment or vesting, or increase the amount of compensation or benefit due any such current or former employee, individual independent contractor, officer or director, or (C) cause amounts payable or benefits provided to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code or result in any excise tax owing under Section 4999 of the Code. No employee or individual independent contractor is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person.

    (iv)
    Each Aegerion Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law. There are no pending, or to the knowledge of Aegerion, threatened material actions, suits, disputes or claims by or on behalf of any Aegerion Plan, by any employee or beneficiary covered under any such Aegerion Plan, as applicable, or otherwise involving any such Aegerion Plan (other than routine claims for benefits).

    (v)
    Each Aegerion Plan intended to qualify under Section 401(a) of the Code is the subject of an opinion or determination letter from the IRS upon which it can rely.

    (vi)
    No Aegerion Plan provides welfare or post-retirement benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to current or former employees, individual independent contractors or directors or to the beneficiaries or dependents of such person, other than coverage mandated solely by applicable Law.

    (vii)
    Neither Aegerion, nor any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group", with Aegerion, in each case as defined in Sections 414(b), (c), (m) or (o) of the Code, sponsors, contributes to or has any liability under, or in the past six years sponsored, contributed to or had liability under, (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code (including any "multiemployer plan" within the meaning of Section (3)(37) of ERISA), (ii) a "multiple employer plan" as defined in Section 413(c) of the Code, or (iii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

    (viii)
    No Aegerion Plan is a "registered pension plan" as defined in s. 248(1) of the Tax Act.

  (s)
  Intellectual Property.

  (i)
  Section 3.2(s)(i) of the Aegerion Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned or exclusively licensed by Aegerion and the Aegerion Subsidiaries in any jurisdiction in the world. Aegerion or one of the Aegerion Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the Intellectual Property set forth in Section 3.2(s)(i) of the Aegerion Disclosure Letter, and, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Aegerion, no Intellectual Property set forth in Section 3.2(s)(i) of the Aegerion Disclosure Letter or required to be listed on Section 3.2(s)(i) of the Aegerion Disclosure Letter is or has been involved in any proceeding in which the scope, validity or enforceability thereof is being or has been contested or challenged, and to the knowledge of Aegerion and the Aegerion Subsidiaries, no such proceeding has been threatened with respect to any such Intellectual Property and there is no basis for any such proceeding with respect to any material Intellectual Property.

  (ii)
  Aegerion or one of the Aegerion Subsidiaries has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise has the right to use, pursuant to a valid and enforceable written license, sublicense, or other agreement, all of the Intellectual Property necessary to enable operation of their business as presently conducted.

  (iii)
  To the knowledge of Aegerion and the Aegerion Subsidiaries, Aegerion and the Aegerion Subsidiaries' conduct of their business as presently conducted has not and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any material Intellectual Property rights of others. No person has asserted any written claim (or to the knowledge of Aegerion and the Aegerion Subsidiaries, any oral claim) (i) challenging or questioning Aegerion and the Aegerion Subsidiaries' right, interest or title in any of the material Intellectual Property owned or purported to be owned by Aegerion and the Aegerion Subsidiaries or (ii) alleging infringement, misappropriation or violation of any material Intellectual Property owned or purported to be owned by Aegerion and the Aegerion Subsidiaries. None of the Intellectual Property owned or purported to be owned by Aegerion and the Aegerion Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by Aegerion and the Aegerion Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Intellectual Property owned or purported to be owned by Aegerion and the Aegerion Subsidiaries.

    (iv)
    To the knowledge of Aegerion and the Aegerion Subsidiaries, no third person has infringed upon, misappropriated, or otherwise violated or made unlawful use of any material Intellectual Property owned or purported to be owned by Aegerion and the Aegerion Subsidiaries, and no third person is currently infringing upon, misappropriating, or otherwise violating or making unlawful use of any material Intellectual Property owned by Aegerion and the Aegerion Subsidiaries.

    (v)
    Aegerion and the Aegerion Subsidiaries have taken reasonable security measures, consistent with practices in the industry in which Aegerion and the Aegerion Subsidiaries operate, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of their trade secrets and other confidential and technical information. All current and former employees, contractors, and consultants of Aegerion and the Aegerion Subsidiaries who have been involved in or contributed to the development of Intellectual Property owned or purported to be owned by Aegerion and the Aegerion Subsidiaries have executed written agreements (i) pursuant to which such individuals have assigned, or are required to assign, to Aegerion or one of the Aegerion Subsidiaries all of their rights in and to all inventions and Intellectual Property rights developed or conceived of in the course of their employment or engagement with Aegerion or one of the Aegerion Subsidiaries, and (ii) under which each such individual is obligated to maintain the confidentiality of Aegerion and the Aegerion Subsidiaries' confidential information (any such agreement an "Aegerion IP Agreement"). To the knowledge of Aegerion and the Aegerion Subsidiaries, no employee, officer, director, consultant or advisor of Aegerion or one of the Aegerion Subsidiaries (x) has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned or purported to be owned by Aegerion and the Aegerion Subsidiaries, or (y) is in material violation of any Aegerion IP Agreement.

    (vi)
    To the knowledge of Aegerion and the Aegerion Subsidiaries, the information technology systems of Aegerion and the Aegerion Subsidiaries, including the relevant software and hardware, are reasonably secure against unauthorized access and have not suffered any material failure or security breach within the past two (2) years. Except as would not have or would not reasonably be expected to have a Material Adverse Effect on Aegerion and the Aegerion Subsidiaries, Aegerion and the Aegerion Subsidiaries are in compliance with any privacy policies and all Privacy Laws, as well as all contractual and legal requirements that are applicable to Aegerion and the Aegerion Subsidiaries' operations pertaining to information privacy and security.

  (t)
  Regulatory Matters.

  (i)
  Since December 31, 2011, the businesses of Aegerion and the Aegerion Subsidiaries have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) FDCA; (B) the PHSA; (C) the CFDA; (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, HIPAA, and any comparable state, provincial or local Laws; (F) the PMPRB; (G) the Orphan Act; (H) state or provincial licensing, disclosure and reporting requirements; (I) all Laws similar to the foregoing in all other jurisdictions; and (J) all binding rules and regulations issued under such Laws.

  (ii)
  Aegerion and the Aegerion Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operations of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Aegerion. Aegerion and each of the Aegerion Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Aegerion, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

  (iii)
  All pre-clinical and clinical investigations conducted or sponsored by Aegerion or any of its Subsidiaries have been since December 31, 2011, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable the FDA Regulations and the federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Aegerion. Neither Aegerion nor any Aegerion Subsidiary has received any written notice, correspondence or other communication from the FDA or any other Regulatory Authority since December 31, 2011 initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by Aegerion or Aegerion Subsidiaries.

    (iv)
    All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by Aegerion and the Aegerion Subsidiaries since December 31, 2011 have been so filed, maintained or furnished. To the knowledge of Aegerion, all such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Since December 31, 2011, neither Aegerion nor any of the Aegerion Subsidiaries, nor, to the knowledge of Aegerion, any officer, employee, agent or distributor of Aegerion or any of the Aegerion Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or, to the knowledge of Aegerion, committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke the Fraud Policy or any other Regulatory Authority to invoke any similar policy.

    (v)
    Neither Aegerion nor any of the Aegerion Subsidiaries has received any written information from the FDA or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Regulatory Authority.

    (vi)
    Neither Aegerion nor any of the Aegerion Subsidiaries (A) is party to or has any obligations under any settlement agreement entered into with any Regulatory Authority or (B) since December 31, 2011, has been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in each case that would be expected to have a Material Adverse Effect on Aegerion.

    (vii)
    Neither Aegerion nor any of the Aegerion Subsidiaries, nor, to the knowledge of Aegerion, any officer, employee, agent or distributor of Aegerion or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Aegerion nor any of the Aegerion Subsidiaries, nor, to the knowledge of Aegerion, any officer, employee, agent or distributor of Aegerion or any Aegerion Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act or any similar Law or program.

    (viii)
    To the knowledge of Aegerion, each product or product candidate currently under development or being sold by Aegerion and which is subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Aegerion or any of the Aegerion Subsidiaries (each a "Aegerion Product") is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted, or exported in material compliance with all applicable requirements under the CFDA, FDCA, and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Aegerion. To the knowledge of Aegerion, no employee of Aegerion or an Aegerion Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export of Aegerion Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

    (ix)
    Neither Aegerion nor any of the Aegerion Subsidiaries has, since December 31, 2011 received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, state, provincial or any other Regulatory Authority and there is no action or proceeding pending or, to the knowledge of Aegerion, threatened (A) contesting the premarket clearance or approval of, the uses of, the reimbursement of, or the labeling or promotion of any Aegerion Product (B) contesting the compliance with Law or Regulatory Guidelines of any facility where an Aegerion Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Aegerion Product or manufacturing process of any Law or Regulatory Guidelines by Aegerion or any of the Aegerion Subsidiaries.

    (x)
    Since December 31, 2011, Aegerion and the Aegerion Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, "dear doctor" letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Aegerion Product. Aegerion and the Aegerion Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither Aegerion nor any of the Aegerion Subsidiaries has received any written notice that the FDA or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Aegerion Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Aegerion Products, or (C) a termination, suspension, or injunction of the manufacture, marketing, storage or distribution of any Aegerion Products. Aegerion and the Aegerion Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective action and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

  (u)
  Books and Records.    The corporate records and minute books of Aegerion and the Aegerion Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders except that minutes of certain recent meetings of the Aegerion Board of Directors or committees thereof have not been finalized as of the date hereof. The financial books, records and accounts of Aegerion and the Aegerion Subsidiaries (i) have in all material respects been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect the basis for the consolidated financial statements of Aegerion. All such corporate records and minute books of Aegerion and the Aegerion Subsidiaries have been provided or otherwise made available to QLT.

  (v)
  Opinion of Aegerion Financial Advisor.    The Aegerion Board of Directors has received the Aegerion Fairness Opinion. A copy of the Aegerion Fairness Opinion will be provided by Aegerion to QLT solely for informational purposes no later than two (2) Business Days after the date such opinion is received by Aegerion.

  (w)
  Aegerion Board of Directors Approval.    The Aegerion Board of Directors has determined that this Agreement, and the Merger are fair to Aegerion Stockholders and are in the best interests of Aegerion, has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.4, has resolved to recommend that Aegerion Stockholders vote in favor of the adoption of this Agreement.

  (x)
  Environmental Matters.    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Aegerion and the Aegerion Subsidiaries are now and have been since December 31, 2013 in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Aegerion, threatened against Aegerion, any of the Aegerion Subsidiaries or, to the knowledge of Aegerion, against any Person whose liability for such Environmental Claims Aegerion or any of the Aegerion Subsidiaries has retained or assumed either contractually or by operation of law, and to the knowledge of Aegerion there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Aegerion or any of the Aegerion Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or cleanup activities by Aegerion or any of the Aegerion Subsidiaries or by any Person whose liability for such Environmental Claims Aegerion or any of the Aegerion Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Aegerion nor any Aegerion Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (v) each of Aegerion and the Aegerion Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing; and (vi) Aegerion has delivered or otherwise made available copies of any Phase I or II environmental site assessments (or similar reports), or material documents relating to any alleged or actual non-compliance with applicable Environmental Laws by Aegerion and the Aegerion Subsidiaries, in each case received or commissioned by Aegerion since December 31, 2013.

  (y)
  Insurance.    Section 3.2(y) of the Aegerion Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all material insurance policies owned by Aegerion or any Aegerion Subsidiary. All current insurance policies and contracts of Aegerion and the Aegerion Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Aegerion nor any of the Aegerion Subsidiaries has received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Aegerion, have any claims been denied under any current insurance policies, and, to the knowledge of Aegerion, no threat has been made to cancel any insurance policy or contract of Aegerion or any Aegerion Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

  (z)
  Aegerion Stockholder Approval.    The only vote of the stockholders of Aegerion required to adopt this Agreement and approve the Merger is the Aegerion Stockholder Approval. No other vote of the stockholders of Aegerion is required by Law, the constating documents of Aegerion or otherwise to adopt this Agreement and approve the Merger.

  (aa)
  Brokers and Finders.    Except for J.P. Morgan Securities LLC, neither Aegerion nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and no other broker, finder or investment banker is entitled to any fee or commission from Aegerion or any of its Subsidiaries in connection with the transactions contemplated hereby, and no Person is or may become entitled to receive any fee or other amount from Aegerion or any of its Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with Aegerion's financial advisor in connection with the Transaction has been provided to QLT and has not been subsequently amended, waived or supplemented.

  (bb)
  No Other Representations and Warranties.    Except for the representations and warranties made by QLT in Section 3.1, Aegerion acknowledges that neither QLT nor any other Person makes any express or implied representation or warranty with respect to QLT or any of the QLT Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and agrees that QLT disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by QLT in Section 3.1, Aegerion acknowledges that neither QLT nor any other Person makes or has made any representation or warranty to Aegerion or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to QLT, any of the QLT Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Aegerion or any of its Representatives in the course of their due diligence investigation of QLT, the negotiation of this Agreement or the consummation of the Transaction, including the accuracy, completeness or currency thereof, and Aegerion agrees that neither QLT nor any other Person will have any liability to Aegerion or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

3.3
Survival of Representations and Warranties

             The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger and will expire and be terminated on the earlier of the Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE IV

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1
Covenants of QLT

             Except as disclosed in Section 4.1 of the QLT Disclosure Letter, QLT covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Aegerion otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

  (a)
  the respective businesses of QLT and the QLT Subsidiaries will be conducted, their respective facilities will be maintained, and QLT and the QLT Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

  (b)
  QLT and the QLT Subsidiaries will comply in all material respects with the terms of all QLT Material Contracts and QLT will use its commercially reasonable efforts to maintain and preserve intact QLT's and QLT Subsidiaries' respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of QLT's and QLT Subsidiaries' respective officers and employees as a group;

  (c)
  QLT will not, and will cause its Subsidiaries not to, directly or indirectly:

  (i)
  alter or amend its notice of articles, articles, charter, by-laws or other constating documents, except to alter or amend by-laws or other constating documents of Intermediate Co. 1, Intermediate Co. 2 or MergerCo as may be required to effect the Transaction;

  (ii)
  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the QLT Shares (whether in cash or property) other than in connection with the distribution to the QLT Shareholders of the warrants pursuant to the Warrant Agreement;

  (iii)
  split, divide, consolidate, combine or reclassify the QLT Shares or any other securities of QLT;

  (iv)
  issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any QLT Shares or other securities of QLT or the QLT Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, the QLT Shares, other than the issuance of the QLT Shares issuable pursuant to (A) the Merger; (B) the issuance of Adjusted Options and Adjusted RSUs as provided in Section 2.1(i); (C)

    the exercise of the QLT Options outstanding on the date hereof; (D) the vesting or settlement of QLT RSUs outstanding on the date hereof in accordance with the QLT Stock Option Plan; (E) the issuance of QLT Shares pursuant to the Warrant Agreement; or (F) the issuance of QLT Shares (or other QLT securities) and warrants pursuant to the Investment Agreement;

    (v)
    (A) increase the compensation or benefits of any of the current or former directors or executive officers of QLT or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice), (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation (including bonuses) or benefits under any QLT Plan, (D) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any QLT Plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee, (E) other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee, or (F) hire any new employee at the level of vice president or above;

    (vi)
    redeem, purchase or otherwise acquire any outstanding QLT Shares or other securities convertible into or exchangeable or exercisable for QLT Shares, other than in transactions between two or more wholly-owned Subsidiaries of QLT or between QLT and a wholly-owned Subsidiary of QLT;

    (vii)
    amend the terms of any securities of QLT or any of its Subsidiaries;

    (viii)
    adopt a plan of liquidation or resolution providing for the liquidation or dissolution of QLT or any of its Subsidiaries;

    (ix)
    reorganize, amalgamate or merge with any other Person;

    (x)
    make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

    (xi)
    except as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, abandon or dispose of any assets or properties of QLT (including the shares or other equity securities of any Subsidiary of QLT) or of any of its Subsidiaries having a value greater than $250,000 in the aggregate;

    (xii)
    (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities (other than investments made in accordance with the QLT Treasury Policy, a copy of which has been provided to Aegerion), contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $250,000 in the aggregate; or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

    (xiii)
    incur any indebtedness, other than trade payables in the ordinary course of business, enter into any hedging, derivative or swap transaction or Contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

    (xiv)
    pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the QLT Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding where such waivers, releases, assignments, settlements or compromises exceed $150,000 in the aggregate or in any case would entail any non-monetary damages;

    (xv)
    settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Transaction;

    (xvi)
    enter into any material new line of business, enterprise or other activity;

    (xvii)
    expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed $250,000 in the aggregate;

    (xviii)
    (x) enter into any contract that would, if entered into prior to the date hereof, be a QLT Material Contract, (y) materially modify, materially amend or terminate any QLT Material Contract or waive, release or assign any material rights or claims thereunder or (z) engage in any transaction or series of transactions with an Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Securities Act;

    (xix)
    make, change, revoke or rescind in any manner that is material and adverse to QLT any election relating to Taxes, settle or compromise any Tax controversy, or make any material amendment with respect to any Return, change any method of Tax accounting or change in annual Tax accounting period, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or surrender any right to claim a material Tax refund, in each case, other than in the ordinary course of business consistent with past practice;

    (xx)
    materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

    (xxi)
    take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger;

    (xxii)
    negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

    (xxiii)
    except in the ordinary course of business, abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any material Intellectual Property owned by QLT and the QLT Subsidiaries;

    (xxiv)
    exceed the 150% threshold described in Section 4.1(c)(xxiv) of the QLT Disclosure Letter; or

    (xxv)
    enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

  (d)
  QLT will promptly notify Aegerion in writing of the occurrence of any event which would have or would reasonably be expected to have a Material Adverse Effect with respect to QLT.

  Nothing in this Section 4.1 shall give Aegerion or any Aegerion Subsidiary the right to control, directly or indirectly, the operations or the business of QLT or any QLT Subsidiary at any time prior to the Closing.

4.2
Covenants of Aegerion

             Except as disclosed in Section 4.2 of the Aegerion Disclosure Letter, Aegerion covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless QLT otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

  (a)
  the respective businesses of Aegerion and the Aegerion Subsidiaries will be conducted, their respective facilities will be maintained, and Aegerion and the Aegerion Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

  (b)
  Aegerion and the Aegerion Subsidiaries will comply in all material respects with the terms of all Aegerion Material Contracts and Aegerion will use its commercially reasonable efforts to maintain and preserve intact Aegerion's and the Aegerion Subsidiaries' respective business organizations, assets, Permits, properties, rights, goodwill and business relationships and keep available the services of Aegerion's and the Aegerion Subsidiaries' respective officers and employees as a group;

  (c)
  Aegerion will not, and will cause its Subsidiaries not to, directly or indirectly:

  (i)
  alter or amend its certificate of incorporation, by-laws or other governing documents, except to alter or amend by-laws or other governing documents of Aegerion or its Subsidiaries as may be required to effect the Transaction;

  (ii)
  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities except (A) the payment of interest or other amounts as and when due pursuant to the terms of Aegerion Notes and (B) in the case of any of Aegerion's wholly-owned Subsidiaries, for dividends payable to Aegerion or among wholly owned Subsidiaries of Aegerion;

  (iii)
  split, divide, consolidate, combine or reclassify Aegerion Shares or any other securities of Aegerion;

  (iv)
  issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Aegerion Shares or other securities of Aegerion or the Aegerion Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans), which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, the Aegerion Shares, other than the issuance of Aegerion Shares pursuant to (A) the exercise of the Aegerion Stock Options outstanding on the date hereof; (B) vesting or settlement of Aegerion RSUs outstanding on the date hereof in accordance with the Aegerion Plan, or (C) the issuance of Aegerion Shares pursuant to the warrants issued in connection with the Aegerion Hedging Arrangements;

    (v)
    (A) increase the compensation or benefits of any of the current or former directors or executive officers of Aegerion or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (in each case, other than in the ordinary course of business consistent with past practice), (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation (including bonuses) or benefits under any Aegerion Plan, (D) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any Aegerion Plan or any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any director, individual independent contractor, officer or employee, (E) other than routine business and travel expense advances, loan any money or other property to any director, individual independent contractor, officer or employee, or (F) hire any new employee at the level of vice president or above;

    (vi)
    redeem, purchase or otherwise acquire any outstanding Aegerion Shares or other securities convertible into or exchangeable or exercisable for Aegerion Shares, other than (A) from holders of Aegerion Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Aegerion Stock Options as in effect on the date hereof or (B) in transactions between two or more wholly-owned Subsidiaries of Aegerion or between Aegerion and a wholly-owned Subsidiary of Aegerion;

    (vii)
    amend the terms of any securities of Aegerion or any of its Subsidiaries;

    (viii)
    adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Aegerion or any of its Subsidiaries;

    (ix)
    reorganize, amalgamate or merge with any other Person;

    (x)
    make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures) or as contemplated hereby or in connection with any transactions contemplated hereby, except as required by applicable Laws or U.S. GAAP;

    (xi)
    except for sales in the ordinary course of business, or as contemplated hereby or in connection with any transactions contemplated hereby, sell, pledge, lease, license, abandon or dispose of any assets or properties of

    Aegerion (including the shares or other equity securities of any Subsidiary of Aegerion) or of any Subsidiary of Aegerion having a value greater than $250,000 in the aggregate;

    (xii)
    (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities (other than investments made in accordance with the Aegerion Treasury Policy, a copy of which has been provided to QLT), contribution of capital, property transfer, or purchase of any property or assets of any other Person that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $500,000 in the aggregate; or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

    (xiii)
    incur any indebtedness, other than trade payables in the ordinary course of business or pursuant to the Loan Agreement, enter into any hedging, derivative or swap transaction or Contract, or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

    (xiv)
    pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Aegerion Financial Statements or the repayment or prepayment by Aegerion of any amounts under the Loan Agreement, as permitted thereunder, or voluntarily waive, release, assign, settle or compromise any Proceeding where such waivers, releases, assignments, settlements or compromises exceed $150,000 in the aggregate or in any case would entail any non-monetary damages;

    (xv)
    settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Transaction;

    (xvi)
    enter into any material new line of business, enterprise or other activity;

    (xvii)
    expend or commit to expend any amounts with respect to capital expenses, where such expenditures or commitments exceed $250,000 in the aggregate;

    (xviii)
    (x) enter into any contract that would, if entered into prior to the date hereof, be an Aegerion Material Contract, (y) materially modify, materially amend or terminate any Aegerion Material Contract or waive, release or assign any material rights or claims thereunder or (z) engage in any transaction or series of transactions with an Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Securities Act;

    (xix)
    make, change, revoke or rescind in any manner that is material and adverse to Aegerion any election relating to Taxes, settle or compromise any Tax controversy, or make any material amendment with respect to any Return, change any method of Tax accounting or change in annual Tax accounting period, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or surrender any right to claim a material Tax refund, in each case, other than in the ordinary course of business consistent with past practice;

    (xx)
    materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

    (xxi)
    take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger;

    (xxii)
    negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association; or

    (xxiii)
    enter into, modify or terminate any Contract with respect to any of the foregoing or otherwise agree or announce an intention to do any of the foregoing.

  (d)
  Aegerion will promptly notify QLT in writing of the occurrence of any event which would have or would reasonably be expected to have a Material Adverse Effect with respect to Aegerion.

  Nothing in this Section 4.2 shall give QLT or any QLT Subsidiary the right to control, directly or indirectly, the operations or the business of Aegerion or any Aegerion Subsidiary at any time prior to the Closing.

ARTICLE V

ADDITIONAL COVENANTS

5.1
Access to Information; Confidentiality

             Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly-owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to its virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party's and its Subsidiaries' personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses. Notwithstanding the foregoing, if the terms of any Law, Order or Contract shall limit a Party's right to access the information pursuant to this Section 5.1, the other Party shall use its commercially reasonable efforts to (i) obtain any consents from a third party to provide such access or information or (ii) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Notwithstanding anything herein to the contrary, the foregoing shall not require any disclosure that would reasonably be expected, as a result of such disclosure, to have the effect of causing the waiver of any attorney-client and work product privileges. Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the Transaction, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement, but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

5.2
Consents and Approvals

(a)
Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly-owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things required or reasonably necessary to consummate and make effective the Transaction as promptly as practicable, including:

(i)
as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals, including the Required Regulatory Approvals, required or reasonably necessary to consummate the Transaction;

(ii)
as promptly as reasonably practicable, make all filings and submissions that are required or reasonably necessary to consummate the Transaction and thereafter make any other required or appropriate submissions including, without limiting the foregoing, (A) all filings and submissions required in connection with the Required Regulatory Approvals and (B) an application by QLT for an Advance Ruling Certificate or no-action letter under the Competition Act (to the extent the Competition Act Approval is required under applicable Law in respect of the Transaction); provided that the initial filings and applications required pursuant to clauses (A) and (B) shall be filed by each Party, as applicable, within ten (10) Business Days of the date hereof; and

    (iii)
    as promptly as reasonably practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required or reasonably necessary to consummate the Transaction; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall QLT and Aegerion or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the Transaction.

  (b)
  Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals as are required or reasonably necessary to consummate the Transaction under the HSR Act, the Competition Act (to the extent the Competition Act Approval is required under applicable Law in respect of the Transaction) and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, "Relevant Laws"), and (ii) respond to any requests of any Governmental Authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transaction under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

  (c)
  Each of QLT and Aegerion shall: (i) promptly advise each other of any written or oral communication (including communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary to consummate the Transaction; (ii) not participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the Transaction unless it consults with the other Party in advance, and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the Transaction, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information, or confidentiality concerns.

  (d)
  Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Governmental Authority following any such filing or notification.

  (e)
  In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of QLT and Aegerion agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Relevant Law with respect to the Merger, and to avoid or eliminate each and every impediment under any Relevant Law that may be asserted by any Governmental Authority with respect to the Merger, so as to enable the Effective Time to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of QLT or Aegerion (or any of their respective Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of QLT or Aegerion or their respective Subsidiaries and (iii) otherwise taking or committing to take any action that would limit Aegerion's or QLT's freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of QLT or Aegerion (including any of their respective Subsidiaries), in each case as may be required in order to obtain all waivers, consents, clearances or approvals required directly or indirectly under any Relevant Law or to avoid the commencement of any action by a Governmental Authority to prohibit the Merger under any Relevant Law, or to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding seeking to prohibit the Merger or delay the Effective Time beyond the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, QLT or Aegerion (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either QLT or Aegerion (a "Restraint").

5.3
Preparation of Joint Proxy Statement/Circular and Registration Statements

(a)
As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (and, if applicable, any other Governmental Authority) (i) mutually acceptable proxy materials which shall constitute (A) the Circular, which shall also constitute the proxy statement relating to the matters to be submitted to the QLT Shareholders at the QLT Meeting, together with any other documents required by the BC Act or applicable Laws in connection with the QLT Meeting and (B) the proxy statement relating to the matters to be submitted to Aegerion Stockholders at the Aegerion Meeting (such joint proxy statement, and any amendments or supplements thereto, the "Joint Proxy Statement/Circular") and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement/Circular will form a part) with respect to the issuance of QLT Shares in respect of the Merger (the "Form S-4"). The Parties further agree to take the actions described on Section 5.3(a) of the Aegerion Disclosure Letter with respect to the Joint Proxy Statement/Circular and Form S-4.

  (b)
  Each Party will provide legal counsel to the other Party with a reasonable opportunity to review and comment on drafts of the Joint Proxy Statement/Circular, Form S-4 and other documents related to the QLT Meeting or Aegerion Meeting, as applicable, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the QLT Shareholders or Aegerion Stockholders, as applicable. Each Party will include in the Joint Proxy Statement/Circular, Form S-4 or such other documents all comments reasonably and promptly proposed by the other Party or its legal counsel, provided, however, that all information relating to Aegerion and its Subsidiaries included in the Joint Proxy Statement/Circular shall be in form and content satisfactory to Aegerion, acting reasonably, and all information relating to QLT and its Subsidiaries included in the Joint Proxy Statement/Circular shall be in form and content satisfactory to QLT, acting reasonably.

  (c)
  Each Party shall use all commercially reasonable efforts to have the Joint Proxy Statement/Circular cleared by the SEC (and, if applicable, any other Governmental Authority), the Form S-4 to be declared effective by the SEC (and, if applicable, any other Governmental Authority) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. As promptly as practicable after such clearance, QLT and Aegerion shall, unless otherwise agreed to by the Parties, cause the Joint Proxy Statement/Circular and other documentation required in connection with the QLT Meeting and the Aegerion Meeting to be sent contemporaneously to (x) in the case of QLT, each QLT Shareholder and (y) in the case of Aegerion, each Aegerion Stockholder, as required by applicable Laws. Each Party shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Circular or the Form S-4 received from the SEC.

  (d)
  Each Party shall use its commercially reasonable efforts to ensure that the Joint Proxy Statement/Circular complies in all material respects with applicable Laws. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Circular or the Form S-4 prior to filing such documents with the SEC.

  (e)
  Each Party shall use all commercially reasonable efforts to take any action required to be taken by it under any applicable Laws as may be necessary or desirable in order to complete the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock and options as may be reasonably requested in connection with any such action. QLT shall advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the QLT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC (or, if applicable, any other Governmental Authority) for amendment of the Joint Proxy Statement/Circular or the Form S-4.

  (f)
  If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement/Circular or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed by QLT and Aegerion with the SEC and by QLT with the Canadian securities regulators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the QLT Shareholders and Aegerion Stockholders, as applicable. For the avoidance of doubt, in connection with a QLT Change of Recommendation, QLT may amend or supplement the Joint Proxy Statement/Circular to reflect the QLT Change of Recommendation and any information reasonably related to such QLT Change of Recommendation and, in connection with an Aegerion Change of Recommendation, Aegerion may amend or supplement the Joint Proxy Statement/Circular to reflect the Aegerion Change of Recommendation and any information reasonably related to such Aegerion Change of Recommendation.

  (g)
  The Joint Proxy Statement/Circular shall include:

  (i)
  unless QLT shall have effected a QLT Change of Recommendation in accordance with the terms of this Agreement, the QLT Recommendation and the reasons for the QLT Recommendation and; and

  (ii)
  unless Aegerion shall have effected an Aegerion Change of Recommendation in accordance with the terms of this Agreement, the Aegerion Recommendation and the reasons for the Aegerion Recommendation.

  (h)
  Notwithstanding Sections 5.3(a) to 5.3(g), each of Aegerion and QLT may, with the written consent of the other Party, acting reasonably, prepare and submit separate circulars and proxy statements in respect of the QLT Meeting and the Aegerion Meeting, as applicable, and, in such event, the rights of the respective

  Parties to review and comment on the other Party's circular or proxy statement, as applicable, shall apply accordingly.

  (i)
  As promptly as practicable after the Closing Date, but in any event within five (5) Business Days thereafter, QLT shall file with the SEC a registration statement on Form S-8 (or other applicable form) (the "Form S-8") in order to register under the 1933 Securities Act the QLT Shares to be issued, offered and/or sold, as applicable, from time to time after the Effective Time upon exercise of the Adjusted Options and the QLT Shares to be issuable in respect of Adjusted RSUs. QLT shall ensure that the Form S-8 filed with the SEC pursuant to this Agreement complies with all applicable Laws. QLT shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSUs remain outstanding.

5.4
Shareholder Meetings

(a)
Subject to the terms of this Agreement, Aegerion shall duly take all lawful action to call, give notice of, convene and hold the Aegerion Meeting in accordance with the certificate of incorporation and bylaws of Aegerion and applicable Law as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the Aegerion Stockholder Approval as required by the DGCL and this Agreement. Aegerion shall establish a record date for the Aegerion Meeting (which shall be the same date as the record date for the QLT Meeting) and shall commence a broker search pursuant to Section 14a-13 of the 1934 Exchange Act as promptly as practicable following the initial filing of the Form S-4 and shall schedule the Aegerion Meeting to be held within forty-five (45) days of the initial mailing of the Joint Proxy Statement/Circular.

(b)
Subject to the terms of this Agreement, QLT shall duly take all lawful action to call, give notice of, convene and hold the QLT Meeting in accordance with the constating documents of QLT and applicable Law, as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the QLT Shareholder Approval and the QLT Stock Option Plan Approval in accordance with the applicable Laws and this Agreement. QLT shall establish a record date for the QLT Meeting (which shall be the same date as the record date for the Aegerion Meeting) and shall commence a broker search pursuant to Section 14a-13 of the 1934 Exchange Act as promptly as practicable following the initial filing of the Form S-4 and shall schedule the QLT Meeting to be held within forty-five (45) days of the initial mailing of the Joint Proxy Statement/Circular.

(c)
Subject to the terms of this Agreement (including Section 6.4), unless Aegerion shall have effected an Aegerion Change of Recommendation in accordance with the terms of this Agreement, Aegerion shall use its commercially reasonable efforts to solicit from Aegerion Stockholders proxies in favor of the Aegerion Stockholder Approval and take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger and this Agreement by Aegerion

  Stockholders, including using the services of investment dealers and proxy solicitation agents, and take all other actions reasonably requested by QLT that are reasonably necessary to obtain the Aegerion Stockholder Approval and permit QLT to assist, and consult with QLT and keep QLT apprised, with respect to such solicitation and other actions.

  (d)
  Subject to the terms of this Agreement (including Section 6.2), unless QLT shall have effected a QLT Change of Recommendation in accordance with the terms of this Agreement, QLT shall use its commercially reasonable efforts to solicit from the QLT Shareholders proxies in favor of the QLT Shareholder Approval and the QLT Stock Option Plan Approval including, if reasonably requested by Aegerion, using the services of investment dealers and proxy solicitation agents, and cooperating with any Persons engaged by Aegerion, to solicit proxies in favor of the QLT Shareholder Approval and the QLT Stock Option Plan Approval and take all other actions that are reasonably necessary to obtain the QLT Shareholder Approval and the QLT Stock Option Plan Approval and permit Aegerion to assist, and consult with Aegerion and keep Aegerion apprised, with respect to such solicitation and other actions.

  (e)
  Unless there has been a QLT Change of Recommendation in accordance with Section 6.2, neither the QLT Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Aegerion), or propose publicly to withdraw (or modify in any manner adverse to Aegerion), the QLT Recommendation.

  (f)
  Unless there has been an Aegerion Change of Recommendation in accordance with Section 6.4, neither the Aegerion Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to QLT), or propose publicly to withdraw (or modify in any manner adverse to QLT), the Aegerion Recommendation.

  (g)
  Aegerion shall, prior to the Aegerion Meeting, keep QLT reasonably informed of the number of proxy votes received in respect of matters to be acted upon at Aegerion Meeting, and in any event shall provide such number promptly upon the request of QLT or its Representatives.

  (h)
  QLT shall, prior to the QLT Meeting, keep Aegerion reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the QLT Meeting, and in any event shall provide such number promptly upon the request of Aegerion or its Representatives.

  (i)
  Subject to the terms of this Agreement, Aegerion and QLT shall use commercially reasonable efforts to ensure that the Aegerion Meeting will occur the same day as the QLT Meeting. Neither QLT nor Aegerion shall adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the QLT Meeting or the Aegerion Meeting, as applicable, without the other Party's prior written consent, in each case; provided, that:

    (i)
    Aegerion shall be permitted to adjourn, delay or postpone convening the Aegerion Meeting (A) if in the good faith judgment of the Aegerion Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Aegerion Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Aegerion Board of Directors under applicable Laws, (B) to allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Joint Proxy Statement/Circular or Form S-4, (C) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Aegerion Stockholder Approval, to allow additional time for solicitation of proxies for purposes of obtaining a quorum or the Aegerion Stockholder Approval, as applicable or (D) to the extent necessary to ensure that the Aegerion Meeting shall occur at the same time as the QLT Meeting; provided that such adjournments, delays or postponements shall together last for no more than twenty (20) Business Days, subject to the mutual consent of the Parties; and

    (ii)
    QLT shall be permitted to adjourn, delay or postpone convening the QLT Meeting (A) if in the good faith judgment of the QLT Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the QLT Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the QLT Board of Directors under applicable Laws or not allow sufficient time under applicable Laws (B) to allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Joint Proxy Statement/Circular or Form S-4, (C) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the QLT Shareholder Approval or the QLT Stock Option Plan Approval, to allow additional time for solicitation of proxies for purposes of obtaining a quorum or the QLT Shareholder Approval or QLT Stock Option Plan Approval, as applicable or (D) to the extent necessary to ensure that the QLT Meeting shall occur at the same time as the Aegerion Meeting; provided that such adjournments, delays or postponements shall together last for no more than twenty (20) Business Days, subject to the mutual consent of the Parties.

  (j)
  Aegerion and QLT will each provide notice to the other of the Aegerion Meeting or the QLT Meeting, respectively, and shall allow Representatives of the other and its counsel to attend the applicable meeting.

5.5
Covenants of QLT Regarding the Merger

             Subject to the terms and conditions of this Agreement (including Section 5.2), QLT will perform all obligations required to be performed by QLT under this Agreement, cooperate with Aegerion in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transaction including:

  (a)
  subject to Section 9.5, publicly announcing the entering into of this Agreement, the support of the QLT Board of Directors of the Transaction and the QLT Recommendation;

  (b)
  using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against QLT challenging or affecting this Agreement or the completion of the Transaction;

  (c)
  using commercially reasonable efforts to comply with terms and satisfy the conditions of, and effect the equity sale contemplated by, the Investment Agreement

  (d)
  complying with the terms, and satisfying the conditions, of the Loan Agreement; and

  (e)
  taking all necessary actions and causing Intermediate Co. 1, Intermediate Co. 2 and MergerCo to take all necessary actions to give effect to the Merger, including to provide the Exchange Agent with sufficient Merger Consideration to complete the Merger as provided herein.

5.6
Covenants of Aegerion Regarding the Merger

             Subject to the terms and conditions of this Agreement (including Section 5.2), Aegerion shall and shall cause each of its Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with QLT in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Transaction including:

  (a)
  subject to Section 9.5, publicly announcing the entering into of this Agreement, the support of the Aegerion Board of Directors of the Transaction and the Aegerion Recommendation;

  (b)
  using commercially reasonably efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Aegerion challenging or affecting this Agreement or the completion of the Transaction;

  (c)
  taking all necessary actions to give effect to the Merger;

  (d)
  complying with the terms, and satisfying the conditions, of the Loan Agreement;

  (e)
  taking all necessary actions to ensure that the event set forth on Section 5.6(e) of the QLT Disclosure Letter does not occur; and

  (f)
  using commercially reasonable efforts to effect the event set forth on Section 5.6(f) of the Aegerion Disclosure Letter.

5.7
QLT Guarantee

             QLT hereby unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with Intermediate Co. 1, Intermediate Co. 2 and MergerCo for the due and punctual performance of each and every obligation of Intermediate Co. 1, Intermediate Co. 2 and MergerCo arising under this Agreement and the Transaction. Immediately following the date of this Agreement, QLT shall provide or make available to Aegerion copies of Intermediate Co. 2's approval of this Agreement as the sole stockholder of MergerCo and any other approvals of the stockholders of any QLT Subsidiary required to effect the Transaction.

5.8
Indemnification and Insurance

(a)
Each of QLT and Aegerion agree that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of QLT, Aegerion or of any of their respective Subsidiaries (each such present or former director or officer (i) of Aegerion being referred to as an "Aegerion Indemnified Party", and (ii) of QLT being herein referred to as a "QLT Indemnified Party" and each Aegerion Indemnified Party and QLT Indemnified Party being an "Indemnified Party" and such Persons collectively being referred to as the "Indemnified Parties") as provided in the governing documents of QLT, Aegerion or any of their respective Subsidiaries or any Contract by which QLT, Aegerion or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Transaction and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing, for the period currently contemplated therein.

(b)
Effective from and after the Closing Date, QLT shall purchase and cause to be in effect a new policy of directors' and officers' liability insurance on terms mutually agreeable to QLT and Aegerion.

(c)
Each of QLT and Aegerion shall prior to the Closing Date purchase prepaid non-cancellable run-off directors' and officers' liability insurance on terms substantially similar to the directors' and officers' liability policies currently maintained by QLT or Aegerion, as applicable, but providing coverage for a period of six (6) years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date; provided, further, however, that in no event shall either QLT or Aegerion spend premiums for any of the insurance referenced in this Section 5.8(c) to the extent it would exceed 300% of its current annual premium for directors' and officers' liability insurance, as applicable.

(d)
The covenants contained in this Section 5.8 are intended to be for the irrevocable benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs, executors, administrators and other legal representatives and shall not be deemed exclusive of any other rights which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on QLT and its successors and assigns. QLT will act as agent and trustee for the QLT Indemnified Parties not a party to this Agreement for the covenants of Aegerion and QLT under this Section 5.8, and QLT agrees to accept such appointment and to hold and enforce the obligations and covenants on behalf of each such person. Aegerion will act as agent and trustee for Aegerion Indemnified Parties not a party to this Agreement for the covenants of QLT under this Section 5.8, and Aegerion agrees to accept such trust and to hold and enforce the obligations and covenants on behalf of each such person.

  (e)
  If QLT, Aegerion or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, QLT shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.8.

5.9
Rule 16b-3 Actions

             Prior to the Closing, QLT and Aegerion shall take all such steps as may be required to cause (a) any dispositions of Aegerion Shares (including derivative securities with respect to Aegerion Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Aegerion immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of QLT Shares (including derivative securities with respect to QLT Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to QLT to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.10
Stock Exchange Listing

(a)
QLT shall use all commercially reasonable efforts to cause the QLT Shares (i) issued as Merger Consideration, (ii) issuable on exercise of Adjusted Options, (iii) issuable in respect of each Adjusted RSU and (iv) issuable upon conversion of Aegerion Notes, to be approved for listing on the TSX and NASDAQ, subject only to official notice of issuance, prior to the Closing.

(b)
Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Aegerion Shares from NASDAQ and terminate the registration of Aegerion Shares under the 1934 Exchange Act, provided, that such delisting or termination shall not be effective until after the Effective Time. Following the Closing, the QLT Board of Directors shall determine whether the delisting of the QLT Shares from the TSX is in the best interest of QLT.

  (c)
  QLT shall use its reasonable best efforts to change the trading symbol of QLT Shares to a symbol mutually agreeable to QLT and Aegerion, effective at the Effective Time.

5.11
Takeover Statutes

             If any anti-takeover statute or similar statute or regulation is or may become applicable to the Transaction, each of the Parties and its respective Affiliates shall (a) grant such approvals and take all such actions as are legally permissible so that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transaction.

5.12
Board of Directors and Officers

(a)
QLT and Aegerion shall use commercially reasonable efforts to take such action to cause, as of the Effective Time and continuing until the 2017 annual general meeting of QLT, the QLT Board of Directors to consist of four (4) individuals designated by Aegerion prior to the filing of the Joint Proxy Statement/Circular, four (4) individuals designated by QLT prior to the filing of the Joint Proxy Statement/Circular, one (1) individual designated by Broadfin Capital, LLC ("Broadfin") prior to the filing of the Joint Proxy Statement/Circular and one (1) individual designated by Sarissa Capital Management LP (the "Sarissa Group") prior to the filing of the Joint Proxy Statement/Circular. To the extent that the approval of the QLT Shareholders necessary to effect the board composition reflected in the preceding sentence is not obtained prior to the Closing, then QLT shall take all actions necessary so that, as of the Effective Time and continuing until the 2017 annual general meeting of QLT, the QLT Board of Directors shall consist of three (3) individuals designated by Aegerion prior to Closing, three (3) individuals designated by QLT prior to Closing, one (1) individual designated by Broadfin prior to the Closing and one (1) individual designated by the Sarissa Group prior to the Closing. The individuals designated by Broadfin and the Sarissa Group pursuant to this Section 5.12(a) will be subject to the reasonable approval of the Aegerion Board of Directors and the QLT Board of Directors. Mary Szela shall be elected Chief Executive Officer of QLT as of the Effective Time.

(b)
At any time during the period (i) commencing on the date which is one (1) Business Day following the Effective Time and (ii) ending (A) if the Effective Time occurs prior to the 2017 annual general meeting of QLT, the date which is three (3) Business Days after the date of the 2017 annual general meeting of QLT and (B) if the Effective Time occurs after the 2017 annual general meeting of QLT, the date which is six (6) months following the Effective Time (the "Designation Period"), the Sarissa Group shall have the right to direct the QLT Board of Directors by written notice to QLT (such notice, a "Designation Notice") to appoint to the QLT Board of Directors (at QLT's option by either filling a vacancy on the QLT Board of Directors or through an expansion of the QLT Board of Directors, if permitted by the QLT constating documents and applicable Law) with a term expiring at the annual general meeting of QLT immediately following the date of such appointment, one (1) person who is designated by the Sarissa Group and is reasonably acceptable to the QLT Board of Directors (such person so designated by the Sarissa Group and so approved by the QLT Board of Directors, the "Additional Designee"); provided that if the term of the Additional Designee expires at the 2017 annual general meeting of QLT (including after the occurrence of the Alternative Scenario (as defined below)), QLT shall also nominate the Additional Designee for election to the QLT Board of Directors at the 2017 annual general meeting of QLT for a term expiring at the 2018 annual general meeting of QLT and shall use reasonable best efforts to cause the election of the Additional Designee to the QLT Board of Directors for such term (including by listing the Additional Designee in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommending that the QLT Shareholders vote in favor of the election of the Additional Designee (along with all other QLT nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which QLT supports its other nominees in the aggregate). Upon its receipt of a Designation Notice, the QLT Board of Directors will promptly grant or withhold its approval of the Additional Designee in accordance with the terms of this Section 5.12 and upon such approval, the QLT Board of Directors will (at QLT's option by either filling a vacancy on the QLT Board of Directors or through an expansion of the QLT Board of Directors, if permitted by the QLT constating documents and applicable Law) make this appointment of the Additional Designee as director on the QLT Board of Directors promptly following such approval. If the proposed Additional Designee is not approved by the QLT Board of Directors, the Sarissa Group shall have the right to submit another proposed Additional Designee for consideration, for its reasonable approval, which the QLT Board of Directors will promptly grant or withhold. The Sarissa Group shall have the right to continue submitting the name of a proposed Additional Designee to QLT for its reasonable approval until QLT approves such Additional Designee, which approval, the QLT Board of Directors will promptly grant or withhold. If the Sarissa Group designates an Additional Designee prior to 2017 annual general meeting of QLT and the approval necessary to effect the board composition reflected in the first sentence of Section 5.12(a) is not obtained prior to the Closing or there does not exist a vacancy on the QLT Board of Directors to be filled by the Additional Designee (the "Alternative Scenario"), QLT shall promptly take all such actions as are required (including promptly establishing a record date, filing a notice of meeting, preparing a proxy statement and soliciting proxies, all in compliance with applicable Laws) to promptly submit the election of the Additional Designee (and any other directors to be approved by the QLT Shareholders) to the QLT Shareholders at a special or general meeting of the QLT. Should the individual designated by the Sarissa Group pursuant to Section 5.12(a) or the Additional Designee resign from the QLT Board of Directors or be rendered unable to, or refuse to, be appointed to, or for any other reason fail to serve or is not serving, on, the QLT Board of Directors (other than the expiration of his or her term as a director), or indicates in writing to the QLT Board of Directors that he or she intends to resign from the QLT Board of Directors upon his or her replacement being named by the Sarissa Group, approved by QLT and appointed to the QLT Board of Directors, at all times prior to the expiration of his or her term as a director, QLT shall cause to be added as a member of the QLT Board of Directors a replacement (an "Designee Replacement") who is (i) selected by the Sarissa Group and (ii) is reasonably acceptable to the QLT Board of Directors. If the proposed Designee Replacement is not approved by the QLT Board of Directors, the Sarissa Group shall have the right to submit another proposed Designee Replacement to QLT for its reasonable approval which approval, the QLT Board of Directors will promptly grant or withhold. The Sarissa Group shall have the right to continue submitting the name of a proposed Designee Replacement to the Company for its reasonable approval (which approval, the QLT Board of Directors will promptly grant or withhold) until the Company approves such Designee Replacement to serve as a director, at which time such person is appointed as the Designee Replacement. For the avoidance of doubt, the Parties hereby confirm that each of Dr. Alexander Denner and Dr. Richard Mulligan is deemed acceptable to the QLT Board of Directors for purposes of this Section 5.12. For the avoidance of doubt, any such Designee Replacement who becomes a member of the QLT Board of Directors in replacement of the Additional Designee shall be deemed to be the Additional Designee for all purposes under this Agreement. If the members of the Sarissa Group (together with their Affiliates) cease collectively to beneficially own an aggregate Net Long Position in at least 1,200,000 QLT Shares (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like) (the "Ownership Requirement"), then any director designated by the Sarissa Group under this Section 5.12(b) shall promptly tender his or her resignation from the QLT Board of Directors and any committee of the QLT Board of Directors on which he or she is a member and neither QLT nor the Sarissa Group shall have any further obligations under this Agreement. In furtherance of the foregoing, such director designated by the Sarissa Group shall, prior to his or her appointment to the QLT Board of Directors, execute an irrevocable resignation as director in the form reasonably acceptable to QLT. A member of the Sarissa Group shall inform QLT promptly following any time that the Sarissa Group (together with their Affiliates) ceases to satisfy the Ownership Requirement.

  (c)
  Each of Broadfin and the Sarissa Group are hereby made express third party beneficiaries of the terms set forth in this Section 5.12 as they apply to the rights and obligations of Broadfin and the Sarissa Group hereunder, respectively, with the full right to enforce those terms and conditions set forth in this Section 5.12 in the same manner as if it were a party to this Agreement for such purposes set forth herein. Without limiting the foregoing, the parties acknowledge and agree that, notwithstanding anything contained in this Agreement to the contrary, to the extent it relates to the rights and obligations solely of Broadfin and the Sarissa Group this Section 5.12 may not be amended, modified or waived without the prior written consent of Broadfin and the Sarissa Group, respectively. The terms set forth in Sections 9.6, 9.13 and other applicable sections of Article IX of this

  Agreement shall apply to the terms set forth in this Section 5.12, mutatis mutandis, and that, in furtherance thereof, each of Broadfin and the Sarissa Group shall have the right to enforce such sections (and is a third party beneficiary thereof) to the extent relating to the enforcement of the rights thereof pursuant to Section 9.13 which shall be deemed to allow each of Broadfin and the Sarissa Group to specifically enforce the terms of this Section 5.12.

  (d)
  For the avoidance of doubt, Broadfin and the Sarissa Group each have the right to irrevocably waive their respective rights under this Section 5.12 in their sole discretion at any time by notice in writing to QLT.

5.13
QLT Name

             Prior to the Effective Time, QLT shall take all actions that are required to change the name of QLT to the name set forth on Section 5.12 of the Aegerion Disclosure Schedule at or immediately prior to the Effective Time.

5.14
Restructuring Plan

             QLT and Aegerion agree to cooperate in good faith to develop a mutually acceptable plan to address the expenses and cost structures of the combined company, which plan will be delivered to the QLT Board of Directors as soon as reasonably practicable following the Closing Date.

5.15
Warrants.

             Prior to the Closing, QLT will enter into the Warrant Agreement and shall use reasonable best efforts to distribute the warrants issuable under the Warrant Agreement (the "Warrants") to the QLT Shareholders in accordance with the terms and conditions of the Warrant Agreement.

5.16
Investment Agreement.

             QLT shall not without the prior written consent of Aegerion: (a) increase the number of QLT Shares (or other QLT securities) to be issued pursuant to the Investment Agreement (or any other subscription or investment agreement approved by Aegerion) if such increase would result in the proceeds to QLT under such agreements (including the Investment Agreement) exceeding $30,000,000 in the aggregate, (b) amend the price per share to be paid to acquire such QLT Shares (or other QLT securities) or (c) except to include alternative subscribers in the event of any refusal by an investor to perform its obligations or to increase the aggregate amount of QLT Shares (or other QLT securities) to be issued and sold under the Investment Agreement in accordance with clause (a) above, amend the Investment Agreement in any other material respect. For the avoidance of doubt, the failure of an investor to perform its obligations under the Investment Agreement shall not be considered an amendment of the Investment Agreement but shall be subject to the mutual conditions set out in Section 8.1(i).

ARTICLE VI

ACQUISITION PROPOSALS

6.1
QLT Non-Solicitation

(a)
Subject to Section 6.2, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, QLT shall not, and QLT shall cause the QLT Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)
initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that intentionally promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to a QLT Acquisition Proposal;

(ii)
participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than Aegerion and its Affiliates) to make or complete a QLT Acquisition Proposal;

(iii)
effect any QLT Change of Recommendation (other than in accordance with Section 6.2); or

(iv)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any QLT Acquisition Proposal (a "QLT Acquisition Agreement").

(b)
QLT shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Aegerion and its Affiliates) conducted heretofore by QLT or its Subsidiaries, or any of its or their respective Representatives, with respect to any QLT Acquisition Proposal or which could reasonably be expected to lead to a QLT Acquisition Proposal and, in connection therewith, QLT will immediately discontinue access by any Person (other than Aegerion, its Affiliates and its Representatives) to any data room (virtual or otherwise) established by QLT or its Representatives for such purpose. QLT agrees not to release any third party (other than Aegerion and its Affiliates) from any "standstill" agreement to which it is a party (it being acknowledged and agreed that (A) the automatic termination of any "standstill" or similar provisions of any agreement as the result of the entering into and announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.1(b); and (B) the foregoing shall not prevent the QLT Board of Directors from considering a QLT Acquisition Proposal and accepting a QLT Superior Proposal that might be made by any such Person if the remaining provisions of this Section 6.1 have been complied with). Immediately following the execution of this Agreement, QLT will terminate all access by third parties (other than QLT's Representatives) to the QLT Data Room and within two (2) Business Days from the date hereof, QLT shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with QLT since October 1, 2015 relating to any potential QLT Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

  (c)
  QLT shall promptly (and in any event within 24 hours of receipt) notify Aegerion, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting a QLT Acquisition Proposal, or which could reasonably be expected to lead to a QLT Acquisition Proposal, in each case, received on or after the date hereof, of which QLT, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by QLT or any of its Subsidiaries or any of their respective Representatives for non-public information relating to QLT or any of its Subsidiaries in connection with a potential or actual QLT Acquisition Proposal or for access to the properties, books and records or a list of securityholders of QLT or any of its Subsidiaries in connection with a potential or actual QLT Acquisition Proposal. Such notice shall include the identity of the Person making such QLT Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such QLT Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written material submitted to QLT, any QLT Subsidiary or their Representatives. QLT will keep Aegerion promptly and fully informed of the status, including any change to the material terms and conditions, of any such QLT Acquisition Proposal, proposal, inquiry, offer or request.

  (d)
  Following receipt by QLT of any proposal, inquiry, offer or request (or any amendment thereto) that is not a QLT Acquisition Proposal but which QLT reasonably believes could lead to a QLT Acquisition Proposal, QLT may respond to the proponent to advise it that QLT can only enter into discussions or negotiations with a party in accordance with this Agreement.

  (e)
  Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the QLT Meeting, QLT or any of its Subsidiaries, or any of its or their respective Representatives, receives a written QLT Acquisition Proposal (including, an amendment, change or modification to a QLT Acquisition Proposal made prior to the date hereof) that did not result from a breach of this Section 6.1, QLT and its Representatives may:

    (i)
    contact the Person making such QLT Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such QLT Acquisition Proposal and the likelihood of its consummation so as to determine whether such QLT Acquisition Proposal is, or could reasonably be expected to lead to, a QLT Superior Proposal; and

    (ii)
    if the QLT Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors, that such QLT Acquisition Proposal is, or could reasonably be expected to lead to, a QLT Superior Proposal and, after consultation with outside legal counsel, that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the QLT Board of Directors under applicable Law:

    (A)
    furnish information with respect to QLT and its Subsidiaries to the Person making such QLT Acquisition Proposal and its Representatives, provided that (i) QLT first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any "standstill" and similar provisions) to QLT than the Non-Disclosure Agreement, and sends a copy of such agreement to Aegerion promptly following its execution and (ii) QLT contemporaneously provides to Aegerion any non-public information concerning QLT and its Subsidiaries that is provided to such Person which was not previously provided to Aegerion or its Representatives; and

    (B)
    engage in discussions and negotiations with respect to a QLT Acquisition Proposal with the Person making such QLT Acquisition Proposal and its Representatives.

6.2
Aegerion Right to Match

(a)
Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, QLT may, at any time after the date of this Agreement and prior to the QLT Meeting, (x) accept, approve or enter into any agreement, understanding or arrangement in respect of a QLT Acquisition Proposal (with the exception of a confidentiality agreement described in Section 6.1(e)(ii)(A), the execution of which shall not be subject to the conditions of this Section 6.2(a) and shall be governed by Section 6.1(e)) or (y) effect a QLT Change of Recommendation with respect to any QLT Acquisition Proposal, if and only if:

(i)
such QLT Acquisition Proposal did not result from a breach of Section 6.1 and QLT has complied with the other terms of this Section 6.2;

(ii)
the QLT Board of Directors has determined in good faith, after consultation with outside legal counsel and financial advisors, that such

    QLT Acquisition Proposal constitutes a QLT Superior Proposal and, after consultation with outside legal counsel, that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the QLT Shareholders under applicable Laws;

    (iii)
    QLT has (A) delivered a QLT Superior Proposal Notice to Aegerion and (B) provided Aegerion with a copy of the document(s) containing such QLT Acquisition Proposal;

    (iv)
    a period of at least five (5) full Business Days (such five (5) Business Day period, the "Right to Match Period") shall have elapsed from the later of the date on which Aegerion received the QLT Superior Proposal Notice and the date on which Aegerion received a copy of the documents referred to in clause (B) of Section 6.2(a)(iii), it being understood that the Right to Match Period shall expire at 5:00 p.m. (Vancouver time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.2(e);

    (v)
    if Aegerion has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.2(b), the QLT Board of Directors has determined in good faith, after consultation with outside legal counsel and financial advisors, that such QLT Acquisition Proposal continues to be a QLT Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with outside legal counsel, that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the QLT Board of Directors under applicable Laws; and

    (vi)
    with respect to clause (x) of above, QLT has previously or concurrently will have terminated this Agreement pursuant to Section 7.1(d)(ii) and paid the Termination Fee pursuant to Section 7.2.

  (b)
  Other than in connection with a QLT Acquisition Proposal (which shall be subject to Section 6.2(a)), QLT may, at any time after the date of this Agreement and prior to the QLT Meeting, effect a QLT Change of Recommendation with respect to any QLT Intervening Event, if and only if:

  (i)
  QLT has complied with the other terms of this Section 6.2;

  (ii)
  the QLT Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the QLT Shareholders under applicable Laws;

  (iii)
  QLT has (A) delivered a QLT Intervening Event Notice to Aegerion;

    (iv)
    the Right to Match Period shall have elapsed from the date on which Aegerion received the QLT Intervening Event Notice, it being understood that the Right to Match Period shall expire at 5:00 p.m. (Vancouver time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.2(e);

    (v)
    if Aegerion has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.2(c), the QLT Board of Directors has determined in good faith, after consultation with outside legal counsel, that when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period, that the failure to effect a QLT Change of Recommendation remains reasonably likely to be inconsistent with the fiduciary duties of the QLT Board of Directors under applicable Laws.

  (c)
  During the Right to Match Period, Aegerion will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Transaction. QLT agrees that, if requested by Aegerion, it will negotiate with Aegerion in good faith to make such amendments to the terms of this Agreement and the Transaction as would enable it to proceed with the Transaction on such amended terms. The QLT Board of Directors will review in good faith, in consultation with financial advisors and outside legal counsel, any such offer made by Aegerion to amend the terms of this Agreement and the Transaction in order to determine whether such offer to amend the terms of this Agreement and the Transaction would, if accepted, result in either (i) the applicable QLT Acquisition Proposal ceasing to be a QLT Superior Proposal or (ii) the QLT Board of Directors not being permitted to effect a QLT Change of Recommendation in accordance with Section 6.2(b), in each case when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. If the QLT Board of Directors so determines, QLT will promptly advise Aegerion of its determination and will promptly thereafter accept the offer by Aegerion to amend the terms of this Agreement and the Transaction, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the QLT Board of Directors determines, in good faith and after consultation with financial advisors and outside legal counsel, that the applicable QLT Acquisition Proposal remains a QLT Superior Proposal and therefore rejects Aegerion's amended proposal, QLT may terminate this Agreement pursuant to Section 7.1(d)(ii); provided, however, that QLT must concurrently therewith pay to Aegerion the Termination Fee, if any, payable to Aegerion under Section 7.2 and must prior to or concurrently with such termination enter into a binding agreement, understanding or arrangement with respect to such QLT Acquisition Proposal. If the QLT Board of Directors determines, in good faith and after consultation with outside legal counsel, that the failure to effect a QLT Change of Recommendation as a result of the QLT Intervening Event remains reasonably likely to be inconsistent with the fiduciary duties of the QLT Board of Directors under applicable Laws and therefore rejects Aegerion's amended proposal, QLT may effect a QLT Change of Recommendation and Aegerion may terminate this Agreement pursuant to Section 7.1(c)(i) in which case QLT must pay to Aegerion the Termination Fee, if any, payable to Aegerion under Section 7.2.

  (d)
  The QLT Board of Directors shall reaffirm the QLT Recommendation by news release as soon as reasonably practicable after (i) the QLT Board of Directors determines that a QLT Acquisition Proposal which has been publicly announced or made is not a QLT Superior Proposal; or (ii) the QLT Board of Directors determines that a QLT Acquisition Proposal which previously constituted a QLT Superior Proposal would cease to be a QLT Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. Aegerion shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the QLT Board of Directors has determined that the applicable QLT Acquisition Proposal is not a QLT Superior Proposal.

  (e)
  Each successive amendment, change or modification to any QLT Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the QLT Shareholders or other amendment, change or modification to any other material terms and conditions thereof or any material change to the facts and circumstances relating to the QLT Intervening Event shall constitute a new QLT Acquisition Proposal or QLT Intervening Event, as applicable, for the purposes of this Section 6.2 and shall require the delivery of a new QLT Superior Proposal Notice or QLT Intervening Event Notice, as applicable and result in the commencement of a new Right to Match Period from the date specified in Section 6.2(a)(iv) with respect to such new QLT Acquisition Proposal or the date specified in Section 6.2(b)(iv) with respect to such new QLT Intervening Event; provided that each such new Right to Match Period will be three (3) Business Days in length.

  (f)
  If QLT provides Aegerion with a QLT Superior Proposal Notice or QLT Intervening Event Notice on a date that is less than five (5) Business Days prior to the QLT Meeting, QLT shall adjourn the QLT Meeting to a date that is not later than the tenth (10th) Business Day following the first day of the Right to Match Period.

  (g)
  Nothing contained in this Section 6.2 shall prohibit the QLT Board of Directors from:

  (i)
  responding through a directors' circular or otherwise as required by applicable Laws to a QLT Acquisition Proposal that it determines is not a QLT Superior Proposal, provided that QLT shall provide Aegerion and its outside legal counsel with a reasonable opportunity to review the form and content of such circular or other disclosure and provided that such circular or other disclosure recommends that the QLT Shareholders reject such QLT Acquisition Proposal; or

    (ii)
    calling and/or holding a meeting of the QLT Shareholders requisitioned by the QLT Shareholders in accordance with the BC Act or taking any other action with respect to a QLT Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws and provided that any information circular or other document required in connection with such meeting recommends that the QLT Shareholders vote against any proposed resolution in favor of or necessary to complete such QLT Acquisition Proposal.

  (h)
  QLT shall ensure that each of the QLT Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and QLT shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

6.3
Aegerion Non-Solicitation

(a)
Subject to Section 6.4, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Aegerion shall not, and Aegerion shall cause the Aegerion Subsidiaries and each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i)
initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that intentionally promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to an Aegerion Acquisition Proposal or potential Aegerion Acquisition Proposal;

(ii)
participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other Person (other than QLT and its Affiliates) to make or complete an Aegerion Acquisition Proposal;

(iii)
effect any Aegerion Change of Recommendation (other than in accordance with Section 6.4); or

(iv)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking constituting or related to, or that would reasonably be expected to lead to, any Aegerion Acquisition Proposal (an "Aegerion Acquisition Agreement").

(b)
Aegerion shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than QLT and its Affiliates) conducted heretofore by Aegerion or the Aegerion Subsidiaries, or any of its or their respective Representatives, with respect to any Aegerion Acquisition Proposal or which could reasonably be expected to lead to an Aegerion Acquisition Proposal and, in connection therewith, Aegerion will immediately discontinue access by any Person (other than Aegerion and its Affiliates) to any data room (virtual or otherwise) established by Aegerion or its Representatives for such purpose. Aegerion agrees not to release any third party (other than QLT and its Affiliates) from any "standstill" agreement to which it is a party (it being acknowledged and agreed that (A) the automatic termination of any "standstill" or similar provisions of any agreement as the result of the entering into and announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.3(b); and (B) the foregoing shall not prevent the Aegerion Board of Directors from considering an Aegerion Acquisition Proposal and accepting an Aegerion Superior Proposal that might be made by any such Person if the remaining provisions of this Section 6.3 have been complied with). Immediately following the execution of this Agreement, Aegerion will terminate all access by third parties (other than Aegerion's Representatives) to the Aegerion Data Room and within two (2) Business Days from the date hereof, Aegerion shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Aegerion since October 1, 2015 relating to any potential Aegerion Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

  (c)
  Other than in connection with an Aegerion Acquisition Proposal (which shall be subject to Section 6.4(a)), Aegerion may, at any time after the date of this Agreement and prior to the Aegerion Meeting, effect an Aegerion Change of Recommendation with respect to any Aegerion Intervening Event, if and only if:

  (i)
  Aegerion has complied with the other terms of this Section 6.3;

  (ii)
  the Aegerion Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Aegerion Stockholders under applicable Laws;

  (iii)
  Aegerion has delivered an Aegerion Intervening Event Notice to QLT;

  (iv)
  the Right to Match Period shall have elapsed from the date on which QLT received the Aegerion Intervening Event Notice, it being understood that the Right to Match Period shall expire at 5:00 p.m. (Vancouver time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.4(e);

    (v)
    if QLT has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.4(c), the Aegerion Board of Directors has determined in good faith, after consultation with its outside legal counsel, that when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period, that the failure to effect an Aegerion Change of Recommendation remains reasonably likely to be inconsistent with the fiduciary duties of the Aegerion Board of Directors under applicable Laws.

  (d)
  Aegerion shall promptly (and in any event within 24 hours of receipt) notify QLT, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Aegerion Acquisition Proposal, or which could reasonably be expected to lead to an Aegerion Acquisition Proposal, in each case, received on or after the date hereof, of which Aegerion, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Aegerion or any of its Subsidiaries or any of their respective Representatives for non-public information relating to Aegerion or any of its Subsidiaries in connection with a potential or actual Aegerion Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Aegerion or any of its Subsidiaries in connection with a potential or actual Aegerion Acquisition Proposal. Such notice shall include the identity of the Person making such Aegerion Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Aegerion Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written material submitted to Aegerion, any Aegerion Subsidiary or their Representatives. Aegerion will keep Aegerion promptly and fully informed of the status, including any change to the material terms and conditions, of any such Aegerion Acquisition Proposal, proposal, inquiry, offer or request.

  (e)
  Following receipt by Aegerion of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Aegerion Acquisition Proposal but which Aegerion reasonably believes could lead to an Aegerion Acquisition Proposal, Aegerion may respond to the proponent to advise it that Aegerion can only enter into discussions or negotiations with a party in accordance with this Agreement.

  (f)
  Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the Aegerion Meeting, Aegerion or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Aegerion Acquisition Proposal (including, an amendment, change or modification to an Aegerion Acquisition Proposal made prior to the date hereof) that did not result from a breach of this Section 6.3, Aegerion and its Representatives may:

  (i)
  contact the Person making such Aegerion Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Aegerion Acquisition Proposal and the likelihood of its consummation so as to determine whether such Aegerion Acquisition Proposal is, or could reasonably be expected to lead to, an Aegerion Superior Proposal; and

    (ii)
    if the Aegerion Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Aegerion Acquisition Proposal is, or could reasonably be expected to lead to, an Aegerion Superior Proposal and, after consultation with its outside legal counsel, that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the Aegerion Board of Directors under applicable Law:

    (A)
    furnish information with respect to Aegerion and its Subsidiaries to the Person making such Aegerion Acquisition Proposal and its Representatives, provided that (i) Aegerion first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any "standstill" and similar provisions) to Aegerion than the Non-Disclosure Agreement, and sends a copy of such agreement to QLT promptly following its execution and (ii) Aegerion contemporaneously provides to QLT any non-public information concerning Aegerion and its Subsidiaries that is provided to such Person which was not previously provided to QLT or its Representatives; and

    (B)
    engage in discussions and negotiations with respect to an Aegerion Acquisition Proposal with the Person making such Aegerion Acquisition Proposal and its Representatives.

6.4
QLT Right to Match

(a)
Notwithstanding Section 6.3(a) or any other provision of this Agreement to the contrary, Aegerion may, at any time after the date of this Agreement and prior to the Aegerion Meeting, (x) accept, approve or enter into any agreement, understanding or arrangement in respect of an Aegerion Acquisition Proposal (with the exception of a confidentiality agreement described in Section 6.3(f)(ii)(A), the execution of which shall not be subject to the conditions of this Section 6.4(a) and shall be governed by Section 6.3(f) or (y) effect an Aegerion Change of Recommendation with respect to any Aegerion Acquisition Proposal, if and only if:

(i)
such Aegerion Acquisition Proposal did not result from a breach of Section 6.3 and Aegerion has complied with the other terms of this Section 6.4;

(ii)
the Aegerion Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such

    Aegerion Acquisition Proposal constitutes an Aegerion Superior Proposal and, after consultation with its outside legal counsel, that the failure to take the relevant action would be reasonably likely to be inconsistent with its fiduciary duties to the Aegerion Stockholders under applicable Laws;

    (iii)
    Aegerion has (A) delivered an Aegerion Superior Proposal Notice to QLT and (B) provided QLT with a copy of the document(s) containing such Aegerion Acquisition Proposal;

    (iv)
    the Right to Match Period shall have elapsed from the later of the date on which QLT received the Aegerion Superior Proposal Notice and the date on which QLT received a copy of the documents referred to in clause (B) of Section 6.4(a)(iii), it being understood that the Right to Match Period shall expire at 5:00 p.m. (Vancouver time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.4(e);

    (v)
    if QLT has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.4(b), the Aegerion Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Aegerion Acquisition Proposal continues to be an Aegerion Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with its outside legal counsel, that the failure to take the relevant action would be reasonably likely to be inconsistent with the fiduciary duties of the Aegerion Board of Directors under applicable Laws; and

    (vi)
    with respect to clause (x) above, Aegerion has previously or concurrently will have terminated this Agreement pursuant to Section 7.1(c)(ii) and paid the Termination Fee pursuant to Section 7.2.

  (b)
  Other than in connection with a Aegerion Acquisition Proposal (which shall be subject to Section 6.4(a)), Aegerion may, at any time after the date of this Agreement and prior to the Aegerion Meeting, effect an Aegerion Change of Recommendation with respect to any Aegerion Intervening Event, if and only if:

  (i)
  Aegerion has complied with the other terms of this Section 6.4;

  (ii)
  the Aegerion Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Aegerion Stockholders under applicable Laws;

  (iii)
  Aegerion has delivered an Aegerion Intervening Event Notice to Aegerion;

    (iv)
    the Right to Match Period shall have elapsed from the date on which QLT received the Aegerion Intervening Event Notice, it being understood that the Right to Match Period shall expire at 5:00 p.m. (Vancouver time) at the end of the fifth (5th) full Business Day following such later date; provided, that the Right to Match Period shall be subject to Section 6.4(e);

    (v)
    if QLT has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.4(c), the Aegerion Board of Directors has determined in good faith, after consultation with its outside legal counsel, that when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period, that the failure to effect an Aegerion Change of Recommendation remains reasonably likely to be inconsistent with the fiduciary duties of the Aegerion Board of Directors under applicable Laws.

  (c)
  During the Right to Match Period, QLT will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Transaction. Aegerion agrees that, if requested by QLT, it will negotiate with QLT in good faith to make such amendments to the terms of this Agreement and the Transaction as would enable it to proceed with the Transaction on such amended terms. The Aegerion Board of Directors will review in good faith any such offer made by QLT to amend the terms of this Agreement and the Transaction in order to determine, in consultation with financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Transaction would, if accepted, result in either (i) the applicable Aegerion Acquisition Proposal ceasing to be an Aegerion Superior Proposal or (ii) the Aegerion Board of Directors not being permitted to effect an Aegerion Change of Recommendation in accordance with Section 6.4(b), in each case when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. If the Aegerion Board of Directors so determines, Aegerion will promptly advise QLT of its determination and will promptly thereafter accept the offer by QLT to amend the terms of this Agreement and the Transaction, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Aegerion Board of Directors determines, in good faith and after consultation with financial advisors and outside legal counsel, that the applicable Aegerion Acquisition Proposal remains an Aegerion Superior Proposal and therefore rejects QLT's amended proposal, Aegerion may terminate this Agreement pursuant to Section 7.1(c)(ii); provided, however, that Aegerion must concurrently therewith pay to QLT the Termination Fee, if any, payable to QLT under Section 7.2 and must prior to or concurrently with such termination enter into a binding agreement, understanding or arrangement with respect to such Aegerion Acquisition Proposal. If the Aegerion Board of Directors determines, in good faith and after consultation with outside legal counsel, that the failure to effect an Aegerion Change of Recommendation as a result of the Aegerion Intervening Event remains reasonably likely to be inconsistent with the fiduciary duties of the

  Aegerion Board of Directors under applicable Laws and therefore rejects QLT's amended proposal, Aegerion may effect an Aegerion Change of Recommendation and QLT may terminate this Agreement pursuant to Section 7.1(d)(i) in which case Aegerion must pay to QLT the Termination Fee, if any, payable to QLT under Section 7.2.

  (d)
  The Aegerion Board of Directors shall reaffirm the Aegerion Recommendation by news release as soon as reasonably practicable after (i) the Aegerion Board of Directors determines that an Aegerion Acquisition Proposal which has been publicly announced or made is not an Aegerion Superior Proposal; or (ii) the Aegerion Board of Directors determines that an Aegerion Acquisition Proposal which previously constituted an Aegerion Superior Proposal would cease to be an Aegerion Superior Proposal when assessed against this Agreement and the Transaction as they are proposed to be amended as at the termination of the Right to Match Period. QLT shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Aegerion Board of Directors has determined that the applicable Aegerion Acquisition Proposal is not an Aegerion Superior Proposal.

  (e)
  Each successive amendment, change or modification to any Aegerion Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Aegerion Stockholders or other amendment, change or modification to any other material terms and conditions thereof or any material change to the facts and circumstances relating to the Aegerion Intervening Event shall constitute a new Aegerion Acquisition Proposal or Aegerion Intervening Event, as applicable, for the purposes of this Section 6.4 and shall require the delivery of a new Aegerion Superior Proposal Notice or new Aegerion Intervening Event Notice, as applicable, and result in the commencement of a new Right to Match Period from the date specified in Section 6.4(a)(iv) with respect to such new Aegerion Acquisition Proposal or the date specified in Section 6.4(b)(iv) with respect to such new Aegerion Intervening Event, provided that each such new Right to Match Period will be three (3) Business Days in length.

  (f)
  If Aegerion provides QLT with an Aegerion Superior Proposal Notice or an Aegerion Intervening Event Notice on a date that is less than five (5) Business Days prior to the Aegerion Meeting, Aegerion shall adjourn the Aegerion Meeting to a date that is not later than the tenth (10) Business Day following the first day of the Right to Match Period.

  (g)
  Nothing contained in this Section 6.4 shall prohibit the Aegerion Board of Directors from:

  (i)
  responding through a supplement to the proxy statement or otherwise as required by applicable Laws to an Aegerion Acquisition Proposal that it determines is not an Aegerion Superior Proposal, provided that Aegerion shall provide QLT and its outside legal counsel with a reasonable opportunity to review the form and content of such proxy statement or other disclosure and provided that such proxy statement or other disclosure recommends that the Aegerion Stockholders reject such Aegerion Acquisition Proposal; or

    (ii)
    calling and/or holding a meeting of the Aegerion Stockholders requisitioned by the Aegerion Stockholders in accordance with the DGCL or taking any other action with respect to an Aegerion Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws and provided that any proxy statement or other document required in connection with such meeting recommends that the Aegerion Stockholders vote against any proposed resolution in favor of or necessary to complete such Aegerion Acquisition Proposal.

  (h)
  Aegerion shall ensure that each of the Aegerion Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.3 and this Section 6.4 and Aegerion shall be responsible for any breach of Section 6.3 or this Section 6.4 by such Persons.

ARTICLE VII

TERMINATION

7.1
Termination

(a)
This Agreement may be terminated at any time prior to the Closing by mutual written consent of QLT and Aegerion.

(b)
This Agreement may be terminated by either QLT or Aegerion at any time prior to the Closing:

(i)
if the Closing does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or any of its Affiliates to fulfill any of its obligations or the breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii)
if the QLT Shareholder Resolution is not adopted by the QLT Shareholders in accordance with applicable Laws at the QLT Meeting or any adjournment or postponement thereof;

(iii)
if the Aegerion Stockholder Approval is not obtained in accordance with applicable Laws at the Aegerion Meeting or any adjournment or postponement thereof; or

    (iv)
    there shall be passed any Law that makes consummation of the Transaction illegal or otherwise prohibited or if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action is or shall have become final and non-appealable.

  (c)
  This Agreement may be terminated by Aegerion at any time prior to the Closing:

  (i)
  if QLT shall have effected a QLT Change of Recommendation;

  (ii)
  subject to Aegerion complying with the terms of Sections 6.3 and Section 6.4 and paying the Termination Fee to QLT in accordance with Section 7.2, to concurrently enter into an Aegerion Acquisition Agreement that constitutes an Aegerion Superior Proposal;

  (iii)
  if QLT materially breaches any of the provisions of Section 6.1 or Section 6.2;

  (iv)
  if QLT breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Sections 7.1(c)(iii) above), which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured within thirty (30) days following written notice of such breach or by its nature or timing cannot be cured within that time; or

  (v)
  if a Material Adverse Effect on QLT shall have occurred since the date of this Agreement.

  (d)
  This Agreement may be terminated by QLT at any time prior to the Closing:

  (i)
  if Aegerion shall have effected an Aegerion Change of Recommendation;

  (ii)
  subject to QLT complying with the terms of Section 6.1 and Section 6.2 and paying the Termination Fee in accordance with Section 7.2, to concurrently enter into a QLT Acquisition Agreement that constitutes a QLT Superior Proposal;

  (iii)
  if Aegerion materially breaches any of the provisions of Section 6.3 or Section 6.4;

  (iv)
  if Aegerion breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Sections 7.1(d)(iii) above), which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured within thirty (30) days following written notice of such breach or by its nature or timing cannot be cured within that time; or

    (v)
    if a Material Adverse Effect on Aegerion shall have occurred since the date of this Agreement.

7.2
Termination Fee

(a)
If a QLT Termination Fee Event occurs, QLT shall pay to Aegerion the Termination Fee by wire transfer in immediately available funds to an account specified by Aegerion. If an Aegerion Termination Fee Event occurs, Aegerion shall pay to QLT the Termination Fee, as proceeds of disposition of QLT's rights under this Agreement, by wire transfer in immediately available funds to an account specified by QLT. The Termination Fee shall be payable by QLT at the time specified in Section 7.2(b). The Termination Fee shall be payable by Aegerion at the time specified in Section 7.2(c).

(b)
"QLT Termination Fee Event" means:

(i)
the termination of this Agreement by QLT pursuant to Section 7.1(d)(ii), in which case the Termination Fee shall be paid by QLT concurrent with the QLT Termination Fee Event;

(ii)
the termination of this Agreement by Aegerion pursuant to Section 7.1(c)(i), in which case the Termination Fee shall be paid by QLT within two (2) Business Days of the QLT Termination Fee Event; or

(iii)
the termination of this Agreement by either QLT or Aegerion pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) or by Aegerion pursuant to Section 7.1(c)(iii), if, in any of the foregoing cases, (x) prior to such termination, a QLT Acquisition Proposal shall have been publicly announced or made to QLT or the QLT Shareholders and has not been publicly withdrawn prior to the QLT Meeting and (y) within twelve (12) months following such termination, QLT or one or more of the QLT Subsidiaries shall have consummated any transaction in respect of any QLT Acquisition Proposal (provided, that for purposes of this clause (iii), the references to "20%" in the definition of QLT Acquisition Proposal shall be deemed to be references to "50%"), in which case the Termination Fee shall be paid by QLT on the date of consummation of such transaction.

(c)
"Aegerion Termination Fee Event" means:

(i)
the termination of this Agreement by Aegerion pursuant to Section 7.1(c)(ii), in which case the Termination Fee shall be paid by Aegerion concurrent with the Aegerion Termination Fee Event;

(ii)
the termination of this Agreement by QLT pursuant to Section 7.1(d)(i), in which case the Termination Fee shall be paid by Aegerion within two (2) Business Days of the Aegerion Termination Fee Event;

    (iii)
    the termination of this Agreement by either QLT or Aegerion pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by QLT pursuant to Section 7.1(d)(iii), if, in any of the foregoing cases, (x) prior to such termination, an Aegerion Acquisition Proposal shall have been made public or proposed publicly to Aegerion or Aegerion Stockholders and has not been publicly withdrawn prior to the Aegerion Meeting and (y) within twelve (12) months following such termination, Aegerion or one or more of the Aegerion Subsidiaries shall have consummated any transaction in respect of any Aegerion Acquisition Proposal (provided, that for purposes of this clause (iii), the references to "20%" in the definition of Aegerion Acquisition Proposal shall be deemed to be references to "50%"), in which case the Termination Fee shall be paid by Aegerion on the date of consummation of such transaction.

  (d)
  Each Party acknowledges that the payment amounts set out in this Section 7.2 are proceeds of disposition of the rights under the Agreement of the Party receiving such payment amount. Each of QLT and Aegerion irrevocably waives any right that it may have to raise as a defense that any such proceeds are excessive or punitive. The Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided herein is the sole and exclusive remedy of QLT or Aegerion, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

  (e)
  Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Termination Fee more than once.

7.3
Effect of Termination Payment

             For greater certainty, the Parties agree that the payment of the amount pursuant to Section 7.2 is the sole monetary remedy as a result of the occurrence of any of the events referred to in Section 7.2(b) or Section 7.2(c); provided that neither the termination of this Agreement nor anything contained in Section 7.2(b) or Section 7.2(c) shall relieve any Party from any liability for any intentional or willful breach by it of this Agreement. Subject to the immediately preceding sentence, nothing in this Agreement shall preclude a Party from seeking damages in respect of losses incurred or suffered by such Party as a result of any breach of this Agreement by the other Party, seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Non-Disclosure Agreement or otherwise, or seeking specific performance of any of such covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1
Mutual Conditions Precedent

             The respective obligations of the Parties to complete the Merger are subject to the satisfaction, or mutual waiver by Aegerion and QLT, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by Aegerion and QLT at any time:

  (a)
  the QLT Shareholder Approval shall have been obtained at the QLT Meeting in accordance with applicable Laws;

  (b)
  the Aegerion Stockholder Approval shall have been obtained at the Aegerion Meeting in accordance with applicable Laws;

  (c)
  the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect;

  (d)
  the QLT Shares (i) to be issued as Merger Consideration, (ii) issuable on exercise of Adjusted Options, (iii) issuable in respect of each Adjusted RSU, (iv) issued pursuant to the Investment Agreement and (v) issuable upon conversion of Aegerion Notes shall have been approved for listing on NASDAQ and TSX, subject only to official notice of issuance;

  (e)
  the Required Regulatory Approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods related to the Required Regulatory Approvals shall have expired or been terminated, in each case, without the imposition of any Restraint;

  (f)
  no applicable Law or Order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any Governmental Authority which seeks to impose, any material limitations on QLT's ownership of Aegerion or any Subsidiary of Aegerion or any requirement that Aegerion, Intermediate Co. 1, Intermediate Co. 2, MergerCo or QLT or any of their respective Subsidiaries agree to or implement any Restraint;

  (g)
  (i) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted any Proceeding (which remains outstanding at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the Transaction;

  (h)
  QLT shall have entered into the Aegerion Supplemental Indenture and such agreement shall remain in full force and effect; and

  (i)
  the equity sale by QLT contemplated by the Investment Agreement for a minimum aggregate subscription price of $17,500,000 shall have been consummated and the proceeds due to QLT in connection with such sale shall have been deposited in a bank account owned by QLT; provided, however, that in the event of any refusal by an investor to perform its obligations under the Investment Agreement which would result in the failure of this condition to be satisfied, QLT shall use its reasonable best efforts for a period of ten (10) Business Days immediately following receipt of notice of such refusal to secure commitments from alternative equity subscribers in satisfaction of this condition precedent.

8.2
Additional Conditions Precedent to the Obligations of QLT

             The obligation of QLT to complete the Merger shall be subject to the satisfaction, or waiver by QLT, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of QLT and which may be waived by QLT at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that QLT may have:

  (a)
  Aegerion shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

  (b)
  (i) the representations and warranties of Aegerion in Sections 3.2(a), 3.2(b), 3.2(e), 3.2(v) and 3.2(aa) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (ii) the representations and warranties of Aegerion set forth in Section 3.2 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Aegerion;

  (c)
  since the date of this Agreement, no Material Adverse Effect with respect to Aegerion shall have occurred and be continuing, and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Aegerion;

  (d)
  QLT shall have received a certificate of Aegerion signed by a senior officer of Aegerion for and on behalf of Aegerion and dated the Closing Date certifying that the conditions set out in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied; and

  (e)
  QLT shall have completed the distribution of the Warrants in accordance with the terms and conditions of the Warrant Agreement (the form of which shall not have been materially amended without the prior consent of Aegerion and no obligations of the parties to the Warrant Agreement shall have been waived without the prior consent of Aegerion); provided that QLT shall waive this condition precedent if the Warrant Agreement has been terminated in accordance with its terms prior to the Closing Date. For the avoidance of doubt, the parties agree that any amendment to the number of QLT Shares for which the Warrants to be issued under the Warrant Agreement may be exercised and the definitions which relate to the determination of such number shall be deemed material and thus require the consent of Aegerion.

8.3
Additional Conditions Precedent to the Obligations of Aegerion

             The obligation of Aegerion to complete the Merger shall be subject to the satisfaction, or waiver by Aegerion, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Aegerion and which may be waived by Aegerion at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Aegerion may have:

  (a)
  each of the QLT Parties shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

  (b)
  (i) the representations and warranties of the QLT Parties set forth in Sections 3.1(a), 3.1(b), 3.1(e), 3.1(v) and 3.1(aa) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (ii) the representations and warranties of the QLT Parties set forth in Section 3.1 (other than those referenced in clause (i) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to QLT;

  (c)
  since the date of this Agreement, no Material Adverse Effect with respect to QLT shall have occurred and be continuing, and there shall not have occurred any result, fact, change, effect, event, circumstance, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to QLT; and

  (d)
  Aegerion shall have received a certificate of QLT signed by a senior officer of QLT for and on behalf of QLT and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

8.4
Notice and Cure Provisions

             Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

  (a)
  cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate between the date hereof and the Effective Time such that the condition set forth in Section 8.2(b) or Section 8.3(b) would fail to be satisfied; or

  (b)
  result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time such that the condition set forth in Section 8.2(a) or Section 8.3(a) would fail to be satisfied.

             Subject as herein provided, a Party may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 8.1, 8.2 and 8.3 in favor of such Party, or exercise any termination right arising therefrom, if forthwith, and in any event prior to the Effective Time, such Party has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered and the Party receiving such notice is proceeding diligently to cure such matter (if such matter is susceptible to being cured), the Party delivering such notice may not terminate this Agreement until the earlier of the Outside Date and the expiration of a period of thirty (30) days from such notice. If such notice has been delivered prior to the date of the QLT Meeting or Aegerion Meeting, such meeting or meetings shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

8.5
Satisfaction of Conditions

             The conditions precedent set out in Sections 8.1, 8.2 and 8.3 shall be conclusively deemed to have been satisfied, waived or released when, with the approval of Aegerion and QLT, the Merger is completed.

ARTICLE IX

GENERAL

9.1
Notices

             Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, addressed to the recipient as follows:

  (a)
  if to Aegerion:

Aegerion Pharmaceuticals, Inc. One Main Street, Suite 800 Cambridge, MA 02142
Attention:	Mary Szela, Chief Executive Officer
Ben Harshbarger, Acting General Counsel
Facsimile:	(617) 945-7968
E-mail:	Mary.Szela@aegerion.com Ben.Harshbarger@aegerion.com
with a copy (which will not constitute notice) to:
Ropes & Gray LLP Prudential Tower 800 Boylston St. Boston, MA 02199 Attention: Paul M. Kinsella Facsimile: (617) 951-7050 E-mail: Paul.Kinsella@ropesgray.com
  (b)
  if to QLT Inc.:

QLT Inc. 887 Great Northern Way, Suite 250 Vancouver, B.C. V5T 4T5 Canada
Attention:	Geoffrey Cox, Interim Chief Executive Officer Dori Assaly, Senior Vice President, Legal
Facsimile:	(604) 707-7001
E-mail:	gfcox@qltinc.com dassaly@qltinc.com

with a copy (which will not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Raymond O. Gietz
Facsimile: (212) 310-8340
E-mail: raymond.gietz@weil.com

or to such other street address, individual or electronic communication number or address as may be designated by written notice given by either Party to the other in any manner stated in this Section 9.1. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2
Expenses

             Except as otherwise specified herein and except in respect of any filing fees associated with any filings made pursuant to Relevant Laws, which fees shall be split evenly between Aegerion and QLT, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker's, finder's or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3
No Assignment

             Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4
Benefit of Agreement

             Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5
Public Announcements

(a)
Aegerion and QLT shall each publicly announce the Transaction promptly following the execution of this Agreement, the text and timing of such announcements to be approved by the other Party in advance, acting reasonably.

(b)
No Party shall issue any press release or otherwise make any written public statement with respect to the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that any Party may, without the consent of the other, issue one or more press releases or make one or more other written public statements with respect to the Merger or this Agreement that do not contain any material fact or statement which has not been included in a prior press release or written public statement agreed by the Parties in accordance with this Section 9.5.

  (c)
  None of QLT, Intermediate Co. 1, Intermediate Co. 2 or MergerCo shall make any filing with any Governmental Authority with respect to the Transaction without prior consultation with Aegerion, and Aegerion shall not make any filing with any Governmental Authority with respect to the Transaction without prior consultation with QLT.

             The provisions of Sections 9.5(b) and 9.5(c) shall be subject to each Party's overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing; provided, however, that except as otherwise required pursuant to this Agreement (other than this Section 9.5), neither QLT nor Aegerion shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing with regard to any QLT Acquisition Proposal, Aegerion Acquisition Proposal, QLT Change of Recommendation or Aegerion Change of Recommendation.

9.6
Governing Law; Attornment; Service of Process; Waiver of Jury

(a)
This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the "Chancery Court") or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

  (b)
  Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

  (c)
  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.7
Entire Agreement

             This Agreement, together with the Non-Disclosure Agreement, the QLT Voting Agreement(s), the Aegerion Voting Agreement(s), the agreement(s) set forth on Schedule 9.7 and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8
Third Party Beneficiaries

             Except as provided in Sections 5.1, 5.8 and 5.12, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9
Amendment

             This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the QLT Shareholders or Aegerion Stockholders.

9.10
Waiver and Modifications

             Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11
Severability

             Upon any determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.12
Further Assurances

             Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.13
Injunctive Relief

             The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.14
No Recourse

             Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties hereto.

9.15
Counterparts

             This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

9.16
Definitions

             In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

             "1933 Securities Act" means the United States Securities Act of 1933, as amended.

             "1934 Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

             "Additional Designee" shall have the meaning ascribed to it in Section 5.12(b).

             "Adjusted Option" shall have the meaning ascribed to it in Section 2.1(i)(ii).

             "Adjusted Option Exchange Time" means the time immediately following the Effective Time.

             "Adjusted RSU" shall have the meaning ascribed to it in Section 2.1(i)(iii).

             "Adjusted RSU Exchange Time" means the time immediately following the Effective Time.

             "Advance Ruling Certificate" means an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act in respect of the Transaction.

             "Aegerion" shall have the meaning ascribed to it in the Recitals.

             "Aegerion 2010 Plan" means the Aegerion 2010 Stock Option and Incentive Plan.

             "Aegerion Acquisition Agreement" shall have the meaning ascribed to it in Section 6.3(a)(iv).

             "Aegerion Acquisition Proposal" means, at any time, whether or not in writing, any proposal or offer (including any modification or proposed modification thereto), with respect to:

  (a)
  the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Aegerion Shares or other voting securities of Aegerion or any of its Subsidiaries representing 20% or more of the outstanding voting securities of Aegerion or such Subsidiary; or

  (b)
  the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of Aegerion and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Aegerion) which assets individually or in the aggregate contribute 20% or more of the consolidated revenue or represent 20% or more of the total asset value of Aegerion and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Aegerion most recently filed prior to such time as part of the

  Aegerion Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

  (c)
  a merger, amalgamation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Aegerion or any of its Subsidiaries whether in a single transaction or a series of related transactions, in each case excluding the Transaction and excluding any transaction between only Aegerion and/or one or more of its Subsidiaries.

             "Aegerion Board of Directors" means the board of directors of Aegerion.

             "Aegerion Change of Recommendation" means any of the following:

  (a)
  the Aegerion Board of Directors fails to publicly make the Aegerion Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to QLT its approval of this Agreement or the Aegerion Recommendation;

  (b)
  QLT requests in writing that the Aegerion Board of Directors publicly reaffirm the Aegerion Recommendation and/or publicly reject any Aegerion Acquisition Proposal and the Aegerion Board of Directors shall not have done so within five (5) Business Days following receipt of such request;

  (c)
  the Aegerion Board of Directors accepts, approves, endorses or recommends any Aegerion Acquisition Proposal;

  (d)
  Aegerion enters into an Aegerion Acquisition Agreement; or

  (e)
  Aegerion or the Aegerion Board of Directors publicly proposes or announces its intention to do any of the foregoing,

it being understood that publicly taking a neutral position or no position with respect to any Aegerion Acquisition Proposal until five (5) Business Days following the public announcement of such Aegerion Acquisition Proposal shall not be considered an Aegerion Change of Recommendation (it being further understood that after five (5) Business Days following the public announcement of such Aegerion Acquisition Proposal, continuing to take a neutral position or no position will be deemed to be an Aegerion Change of Recommendation); provided that all references to five (5) Business Days in this definition of Aegerion Change of Recommendation shall be changed to ten (10) Business Days in the event the applicable Aegerion Acquisition Proposal is a tender offer or exchange offer.

             "Aegerion Data Room" means Aegerion's electronic data room maintained by Aegerion as it existed at 11:59 p.m. (Vancouver time) as of the day immediately prior to the date hereof.

             "Aegerion Debt Instruments" means (i) the Aegerion Notes and the Aegerion Indenture, and (ii) the Loan and Security Agreement, dated March 28, 2012, by and between Aegerion and Silicon Valley Bank.

             "Aegerion Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by Aegerion to QLT concurrently with the execution of this Agreement.

             "Aegerion Equity Awards" means each stock-based award (including any Aegerion Stock Option and Aegerion RSUs), granted under the Aegerion Equity Plans.

             "Aegerion Equity Plans" means the 2006 Stock Option and Grant Plan, the Aegerion 2010 Plan and the Inducement Award Stock Option Plan of Aegerion, each as amended and/or restated.

             "Aegerion Fairness Opinion" means the opinion of Aegerion's financial advisor to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Initial Exchange Ratio is fair, from a financial point of view, to the Aegerion Stockholders.

             "Aegerion Financial Statements" means the audited consolidated financial statements of Aegerion as of and for the years ending December 31, 2015, 2014 and 2013, together with the notes thereto.

             "Aegerion Hedging Arrangements" shall mean (i) the Base Issuer Warrant Transaction, by and between, dated August 11, 2014, by and between Aegerion and Jefferies International Limited, (ii) the Base Issuer Warrant Transaction, dated August 11, 2014, by and between Aegerion and JP Morgan Chase Bank, National Association, (iii) the Base Convertible Bond Hedge Transaction, dated August 11, 2014, by and between Aegerion and Jefferies International Limited, and (iv) the Base Convertible Bond Hedge Transaction, dated August 11, 2014, by and between Aegerion and JP Morgan Chase Bank, National Association (each an "Aegerion Hedging Arrangement" and together, the "Aegerion Hedging Arrangements").

             "Aegerion Indemnified Party" shall have the meaning ascribed to that term in Section 5.8(a).

             "Aegerion Indenture" shall mean the Indenture, dated August 15, 2014, by and between Aegerion and The Bank of New York Mellon Trust Company, N.A., as amended, supplemented or modified from time to time in accordance with its terms.

             "Aegerion Intervening Event" means a material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was it foreseen by the Aegerion Board of Directors as of or prior to the date of this Agreement (or, if known, the consequences of which were not known to the Aegerion Board of Directors as of the date of this Agreement), which event, change, effect, development or occurrence becomes known to the Aegerion Board of Directors prior to the Aegerion Stockholder Approval and results in the standalone financial condition of Aegerion and its Subsidiaries taken as a whole, being more favorable to the Aegerion Stockholders than this Agreement and the Transaction, and

(ii) does not relate to or involve (A) an Aegerion Acquisition Proposal, or (B) any changes in the market price, or change in trading volume, of Aegerion Shares (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Aegerion Intervening Event, be taken into account in determining whether an Aegerion Intervening Event has occurred).

             "Aegerion Intervening Event Notice" means a written notice provided by Aegerion to QLT delivered promptly (and in any event, within 24 hours) after the determination by the Aegerion Board of Directors that an Aegerion Intervening Event exists and specifying the Aegerion Intervening Event in reasonable detail.

             "Aegerion Material Contracts" means each Contract listed in Section 3.2(o)(i) of the Aegerion Disclosure Letter, including the Aegerion Debt Instruments.

             "Aegerion Meeting" means the special meeting of Aegerion Stockholders, including any adjournment or postponement thereof to be called and held in accordance with this Agreement for the purpose of obtaining the Aegerion Stockholder Approval.

             "Aegerion Notes" means the 2.00% Convertible Senior Notes due 2019 of Aegerion pursuant to the Aegerion Indenture.

             "Aegerion Preferred Share" means a share of preferred stock, par value $0.001 per share, of Aegerion.

             "Aegerion Product" shall have the meaning ascribed to it in Section 3.2(t)(viii).

             "Aegerion Public Disclosure Record" means all documents filed by or on behalf of Aegerion on the Electronic Data-Gathering, Analysis and Retrieval ("EDGAR") system in the period from December 31, 2014 to the date hereof.

             "Aegerion Recommendation" means the recommendation of the Aegerion Board of Directors that Aegerion Stockholders adopt this Agreement.

             "Aegerion RSU" means each restricted stock unit award granted under any Aegerion Equity Plan.

             "Aegerion Senior Management" means the individuals set forth in Section 1.3 of the Aegerion Disclosure Letter.

             "Aegerion Share" means a share of common stock, par value $0.001 per share, of Aegerion.

             "Aegerion Specified Stockholders" shall have the meaning ascribed to it in the Recitals.

             "Aegerion Stock Option" means each option to purchase Aegerion common stock granted under any Aegerion Equity Plan.

             "Aegerion Stockholder" means a holder of one or more Aegerion Shares.

             "Aegerion Stockholder Approval" means adoption of this Agreement by the affirmative vote or consent of Aegerion Stockholders holding a majority of the outstanding Aegerion Shares.

             "Aegerion Subsidiary" means a subsidiary of Aegerion.

             "Aegerion Superior Proposal" means a written Aegerion Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to "20%" in the definition of "Aegerion Acquisition Proposal" shall be changed to "50%") made by a Person or Persons acting jointly or in concert (other than QLT, MergerCo and any of their respective Affiliates) and which, or in respect of which:

  (a)
  the Aegerion Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

  (i)
  would, if consummated taking into account all of the terms and conditions of such Aegerion Acquisition Proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to Aegerion Stockholders from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by QLT pursuant to Section 6.4);

  (ii)
  is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Aegerion Acquisition Proposal and the Person or Persons making such Aegerion Acquisition Proposal; and

  (iii)
  that funds, securities or other consideration necessary for such Aegerion Acquisition Proposal are or are reasonably likely to be available; and

  (b)
  in the case of an Aegerion Acquisition Proposal involving Aegerion Shares, is made available to all of the Aegerion Stockholders on the same terms and conditions.

             "Aegerion Superior Proposal Notice" means a written notice provided by Aegerion to QLT delivered promptly (and in any event, within 24 hours) after the determination by the Aegerion Board of Directors that an Aegerion Superior Proposal exists, advising QLT that Aegerion has received an Aegerion Superior Proposal and specifying the information with respect thereto required by the definition of Aegerion Superior Proposal and including written notice of the determination of the Aegerion Board of Directors that such Aegerion Acquisition Proposal constitutes an Aegerion Superior Proposal.

             "Aegerion Supplemental Indenture" shall have the meaning ascribed to it in Section 2.1(g)(ii).

             "Aegerion Termination Fee Event" shall have the meaning ascribed to it in Section 7.2(c).

             "Aegerion Treasury Policy" means the Aegerion Pharmaceuticals, Inc. Investment Policy, dated June 27, 2011.

             "Aegerion Voting Agreement" shall have the meaning ascribed to it in the Recitals.

             "Affiliate" means any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

             "Alternative Scenario" shall have the meaning ascribed to it in Section 5.12(b).

             "BC Act" means the Business Corporations Act (British Columbia).

             "Broadfin" shall have the meaning ascribed to it in Section 5.12(a).

             "Business Day" means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Vancouver, British Columbia, Canada, or New York, New York are closed for business.

             "Canada Pension Plan" means the Canada Pension Plan (Act) (Canada).

             "Canadian Option Holder" means a holder of an Aegerion Stock Option who is subject to tax under the Tax Act in respect of the acquisition, exchange or exercise of such options.

             "Canadian RSU Holder" means a holder of an Aegerion RSU who is subject to tax under the Tax Act in respect of the acquisition, exchange or exercise of such RSU.

             "Canadian Securities Laws" means the Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules and regulations made thereunder, together with published policy statements, orders and instruments of, or adopted by, the securities regulatory authorities of any province of Canada or of the Canadian Securities Administrators, as applicable, in any province of Canada, in effect as of the date hereof.

             "Certificate" shall have the meaning ascribed to it in Section 2.1(f)(iii).

             "Certificate of Merger" means the certificate of merger relating to the Merger.

             "CFDA" shall have the meaning ascribed to it in Section 3.1(t)(i).

             "Chancery Court" shall have the meaning ascribed to it in Section 9.6(a).

             "Circular" means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to QLT Shareholders in connection with the QLT Meeting, including any amendments or supplements thereto.

             "Class Action Matter" means Aegerion's pending action in the United States District Court for the District of Massachusetts (Case No. 1:14cv10105), but excluding any amended or new complaints that may be filed in such action after the date hereof or the underlying facts or occurrences underlying such amended or new complaint

             "Closing" shall have the meaning ascribed to it in Section 2.2.

             "Closing Date" shall have the meaning ascribed to it in Section 2.2.

             "Code" means the United States Internal Revenue Code of 1986, as amended.

             "Commissioner" means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any person designated by the Commissioner to act on his behalf.

             "Competition Act" means the Competition Act (Canada).

             "Competition Act Approval" means:

  (a)
  the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been modified or withdrawn prior to Closing; or

  (b)
  QLT has given the notice required under section 114 of the Competition Act with respect to the Transaction and the applicable waiting periods under section 123 of the Competition Act have expired or have been terminated in accordance with the Competition Act; or

  (c)
  the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act,

and, in the case of either (b) or (c), QLT has been advised in writing on terms agreeable to the Parties by the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transaction (a "no-action letter"), and such no-action letter has not been withdrawn prior to Closing.

             "Contract" means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which QLT or any QLT Subsidiary, on the one hand, or Aegerion or any Aegerion Subsidiary, on the other hand, is a party or by which QLT or any QLT Subsidiary, on the one hand, or Aegerion or any Aegerion Subsidiary, on the other hand, is bound or affected or to which any of their respective properties or assets is subject.

             "DGCL" shall have the meaning ascribed to it in Section 2.1(a).

             "Designation Notice" shall have the meaning ascribed to it in Section 5.12(b).

             "Designation Period" shall have the meaning ascribed to it in Section 5.12(b).

             "Designee Replacement" shall have the meaning ascribed to it in Section 5.12(b).

             "EDGAR" shall have the meaning ascribed to it under "Aegerion Public Disclosure Record" in this Section 9.16.

             "Effective Time" means the time at which the Merger becomes effective in accordance with Section 2.1(c) and the DGCL.

             "Employment Agreement" shall have the meaning ascribed to it in Section 3.1(q)(i).

             "Environment" means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms, and any other environmental-related medium or resource, natural or otherwise).b

             "Environmental Claims" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release or threatened Release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by QLT or Aegerion or any of their respective Subsidiaries, as applicable, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

             "Environmental Laws" means any Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (i) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, (v) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (vi) emissions or control of greenhouse gases.

             "ERISA" shall have the meaning ascribed to it in Section 3.1(r)(i).

             "Exchange Agent" shall have the meaning ascribed to it in Section 2.1(j)(i).

             "Exchange Ratio" shall have the meaning ascribed to it in Section 2.1(f)(iii).

             "FDA" means the United States Food and Drug Administration or any successor entity.

             "FDA Regulations" shall have the meaning ascribed to it in Section 3.1(t)(iii).

             "FDCA" shall have the meaning ascribed to it in Section 3.1(t)(i).

             "Form S-4" shall have the meaning ascribed to it in Section 5.3(a).

             "Form S-8" shall have the meaning ascribed to it in Section 5.3(i).

             "Fraud Policy" shall have the meaning ascribed to it in Section 3.1(t)(iv).

             "Governmental Authority" means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, NASDAQ, or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

             "Hazardous Substances" means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde, or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Law relating to pollution, waste, human health or the Environment, or may impair the Environment, the health of any Person, property, or plant or animal life.

             "HIPAA" shall have the meaning ascribed to it in Section 3.1(t)(i).

             "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             "Indemnified Party" and "Indemnified Parties" have the meanings ascribed thereto in Section 5.8(a).

             "Independent Director" means a person other than an executive officer or employee of QLT or Aegerion or any other individual having a relationship which, in the opinion of the QLT Board of Directors or the Aegerion Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

             "Initial Exchange Ratio" shall have the meaning set forth in Section 2.1(f)(iii).

             "Intellectual Property" means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing.

             "Intermediate Co. 1" shall have the meaning ascribed to it in the Recitals.

             "Intermediate Co. 2" shall have the meaning ascribed to it in the Recitals.

             "Investment Agreement" shall have the meaning ascribed to it in the Recitals.

             "Joint Proxy Statement/Circular" shall have the meaning ascribed to it in Section 5.3(a).

             "Laws" means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

             "Letter of Transmittal" shall have the meaning ascribed to it in Section 2.1(j)(ii).

             "Liens" means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

             "Loan Agreement" shall have the meaning ascribed to it in the Recitals.

             "Material Adverse Effect", when used in connection with Aegerion or QLT, means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (whether financial or otherwise) of such Party and its Subsidiaries, taken as a whole or (ii) the ability of Aegerion, QLT or either Party's Subsidiaries to perform their covenants or obligations under this Agreement or to consummate the Transaction; provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

  (a)
  changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political,

  economic or financial or capital market conditions in any jurisdiction in which such Party or any of its Subsidiaries operates or carries on business;

  (b)
  changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

  (c)
  any natural disaster;

  (d)
  changes or developments in or relating to currency exchange or interest rates;

  (e)
  changes or developments affecting the pharmaceutical industry in general;

  (f)
  any change in applicable Laws (other than Orders against a Party or a Subsidiary thereof) or U.S. GAAP;

  (g)
  except for purposes of Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d), the announcement of the execution of this Agreement or the Transaction;

  (h)
  any actions taken (or omitted to be taken) by QLT or Aegerion upon the express written request of the other;

  (i)
  (A) any changes in the share price or trading volume of Aegerion Shares or QLT Shares, as applicable, or the credit rating or in any analyst's recommendation with respect to Aegerion or QLT, as applicable, or (B) any failure of Aegerion or QLT, as applicable, to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures, including with respect to lomitapide revenues (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

  (j)
  any decision or action with respect to the JUXTAPID Risk Evaluation and Mitigation Strategy program by the FDA, including the expectation and timing of any such action and the impact of such decision or action on the price or patient sales of lomitapide;

  (k)
  any actions taken by, or agreements between Aegerion and, the SEC, the Department of Justice and/or federal or Sao Paulo authorities in Brazil in connection with matters disclosed by Aegerion in the Aegerion Public Disclosure Record;

  (l)
  any decision with respect to the Class Action Matter; or

  (m)
  the actions described on Section 9.16 of the Aegerion Disclosure Letter.

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as such Party and its Subsidiaries.

             "Merger" shall have the meaning ascribed to it in the Recitals.

             "MergerCo" shall have the meaning ascribed to it in the Recitals.

             "Merger Consideration" shall have the meaning ascribed to it in Section 2.1(f)(iii).

             "MI 61-101" means Multilateral Instrument 61-101 "Protection of Minority Security Holders In Special Transactions" issued by the Canadian Securities Administrators.

             "NASDAQ" means the NASDAQ Global Select Market.

             "National Instrument 52-109" means National Instrument 52-109 "Certification of Disclosure in Issuers' Annual and Interim Filings" issued by the Canadian Securities Administrators.

             "Net Long Position" means such QLT Shares beneficially owned, directly or indirectly, that constitute such Person's net long position as defined in Rule 14e-4 under the Securities Exchange Act of 1934, as amended; provided that, for the avoidance of doubt, "Net Long Position" shall not include any QLT Shares as to which such Person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

             "Non-Disclosure Agreement" means the non-disclosure agreement dated as of January 13, 2016 between QLT and Aegerion, as it may be amended, restated, supplemented or otherwise modified from time to time.

             "Order" means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

             "ordinary course of business", or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person.

             "Orphan Act" shall have the meaning ascribed to it in Section 3.1(t)(i).

             "Outside Date" means December 14, 2016 or such later date as may be agreed to in writing by the Parties; provided, however, that if the Form S-4 has not been declared effective by the SEC within three months of the date of the initial filing of the Form S-4, then the Outside Date shall be automatically extended to February 14, 2017.

             "Ownership Requirement" shall have the meaning ascribed to it in Section 5.12(b).

             "Parties" means the parties to this Agreement and "Party" means any one of them.

             "Permit" means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority.

             "Permitted Liens" means, for QLT or any of its Subsidiaries, or Aegerion or any of its Subsidiaries, as the context requires: (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP, as applicable; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens; (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation; (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (v) statutory landlords' Liens and Liens granted to landlords under any lease, (vi) licenses of non-material Intellectual Property in the ordinary course of business; (vii) any purchase money security interests, equipment leases or similar financing arrangements; (viii) any Liens which are disclosed on the most recent consolidated balance sheet of QLT or Aegerion, as applicable, or the notes thereto; (ix) any Liens that are not material to QLT, its Subsidiaries or their businesses, taken as a whole or Aegerion, its Subsidiaries or their businesses, taken as a whole, as applicable, and (x) Liens arising from or related to the Loan Agreement.

             "Person" includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

             "Personal Information" means, in addition to any definition provided by Aegerion or QLT for any similar term (e.g., "personally identifiable information" or "PII") in any privacy policy of Aegerion, QLT or either of their Subsidiaries, as applicable, or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, payment card number, check information or government-issued identifier (including Social Security number and driver's license number), date of birth, and any other data used or intended to be used to identify, contact, transact with or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by Aegerion or QLT or either of their Subsidiaries, as applicable, with such individual, as so associated, which may include (to the extent collected and associated by Aegerion or QLT or either of their Subsidiaries, as applicable, with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual's activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c)

Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms, whether or not stored, recorded or transmitted in a manner that would not reveal the identity of the applicable individual without other such information.

             "PHSA" shall have the meaning ascribed to it in Section 3.1(t)(i).

             "PMPRB" shall have the meaning ascribed to it in Section 3.1(t)(i).

             "Privacy Laws" means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information and all laws governing breach notification.

             "Proceeding" means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

             "QLT" shall have the meaning ascribed to it in the Recitals.

             "QLT Acquisition Agreement" shall have the meaning ascribed to it in Section 6.1(a)(iv).

             "QLT Acquisition Proposal" means, at any time, whether or not in writing, any proposal or offer (including any modification or proposed modification thereto), with respect to:

  (a)
  the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any QLT Shares or other voting securities of QLT or any of its Subsidiaries representing 20% or more of the outstanding voting securities of QLT or such Subsidiary; or

  (b)
  the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of QLT and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of QLT) which assets individually or in the aggregate contribute 20% or more of the consolidated revenue or represent 20% or more of the total asset value of QLT and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of QLT most recently filed prior to such time as part of the QLT Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

  (c)
  a merger, amalgamation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving QLT or any of its Subsidiaries whether in a single transaction or a series of related transactions, in each case excluding the Transaction and excluding any transaction between only QLT and/or one or more of its Subsidiaries.

             "QLT Board of Directors" means the board of directors of QLT.

             "QLT Change of Recommendation" means any of the following:

  (a)
  the QLT Board of Directors fails to publicly make the QLT Recommendation or withholds, withdraws, modifies, changes or qualifies in a manner adverse to Aegerion its approval of the Merger or the QLT Recommendation;

  (b)
  Aegerion requests in writing that the QLT Board of Directors publicly reaffirm the QLT Recommendation and/or publicly reject any QLT Acquisition Proposal and the QLT Board of Directors, in each case, shall not have done so within five (5) Business Days following receipt of such request;

  (c)
  the QLT Board of Directors accepts, approves, endorses or recommends any QLT Acquisition Proposal;

  (d)
  QLT enters into a QLT Acquisition Agreement; or

  (e)
  QLT or the QLT Board of Directors publicly proposes or announces its intention to do any of the foregoing,

it being understood that publicly taking a neutral position or no position with respect to any QLT Acquisition Proposal until five (5) Business Days following the public announcement of such QLT Acquisition Proposal shall not be considered a QLT Change of Recommendation (it being further understood that after five (5) Business Days following the public announcement of such QLT Acquisition Proposal, continuing to take no position or a neutral position will be deemed to be a QLT Change of Recommendation); provided that all references to five (5) Business Days in this definition of QLT Change of Recommendation shall be changed to ten (10) Business Days in the event the applicable QLT Acquisition Proposal is a tender offer or exchange offer.

             "QLT Data Room" means QLT's electronic data room maintained by QLT as it existed at 11:59 p.m. (Vancouver time) as of the day immediately prior to the date hereof.

             "QLT Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been delivered by QLT to Aegerion concurrently with the execution of this Agreement.

             "QLT Financial Statements" means the audited consolidated financial statements of QLT as of and for the years ending December 31, 2015, 2014 and 2013, together with the notes thereto.

             "QLT Indemnified Party" shall have the meaning ascribed to that term in Section 5.8(a).

             "QLT Intellectual Property" shall have the meaning ascribed to that term in Section 3.1(s)(i).

             "QLT Intervening Event" means a material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was it foreseen by the QLT Board of Directors as of or prior to the date of this Agreement (or, if known, the consequences of which were not known to the QLT Board of Directors as of the date of this Agreement), which event, change, effect, development or occurrence becomes known to the QLT Board of Directors prior to the QLT Shareholder Approval and results in the standalone financial condition of QLT and its Subsidiaries taken as a whole, being more favorable to the QLT Shareholders than this Agreement and the Transaction, and (ii) does not relate to or involve (A) a QLT Acquisition Proposal, or (B) any changes in the market price, or change in trading volume, of QLT Shares (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of QLT Intervening Event, be taken into account in determining whether a QLT Intervening Event has occurred).

             "QLT Intervening Event Notice" means a written notice provided by QLT to Aegerion delivered promptly (and in any event, within 24 hours) after the determination by the QLT Board of Directors that a QLT Intervening Event exists and specifying the QLT Intervening Event in reasonable detail.

             "QLT Material Contract" shall have the meaning ascribed to that term in Section 3.1(o)(i).

             "QLT Meeting" means the special meeting of the QLT Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement for the purpose of considering and, if thought fit, approving the QLT Shareholder Resolution and the QLT Stock Option Plan Resolution.

             "QLT Option" means an option to purchase QLT Shares granted under the QLT Stock Option Plan.

             "QLT Parties" means collectively QLT and MergerCo and "QLT Party" means either of them.

             "QLT Plan" shall have the meaning ascribed to that term in Section 3.1(r)(i).

             "QLT Product" shall have the meaning ascribed to it in Section 3.1(t)(viii).

             "QLT Public Disclosure Record" means all documents filed by or on behalf of QLT on SEDAR or EDGAR in the period from December 31, 2014 to the date hereof.

             "QLT Recommendation" means the recommendation of the QLT Board of Directors that the QLT Shareholders vote in favor of the QLT Shareholder Resolution and the QLT Stock Option Plan Resolution.

             "QLT RSU" means a restricted stock unit issued under the QLT Stock Option Plan.

             "QLT Senior Management" means the individuals set forth in Section 1.3 of the QLT Disclosure Letter.

             "QLT Shareholder" means a holder of one or more QLT Shares.

             "QLT Shareholder Approval" means the affirmative vote of a majority of the votes cast on the QLT Shareholder Resolution by the QLT Shareholders present in person or represented by proxy at the QLT Meeting.

             "QLT Shareholder Resolution" means the ordinary resolution of QLT Shareholders approving the issuance of Warrants and QLT Shares pursuant to the Transaction and the issuance of QLT Shares on exercise of the Warrants, to be considered and, if thought fit, passed with or without variation at the QLT Meeting.

             "QLT Shares" means the common shares without par value in the authorized share structure of QLT.

             "QLT Specified Shareholders" shall have the meaning ascribed to it in the Recitals.

             "QLT Stock Option Plan" means the QLT 2000 Incentive Stock Plan as amended and restated April 25, 2013.

             "QLT Stock Option Plan Approval" means the affirmative vote of a majority of the votes cast on the QLT Stock Option Plan Resolution by the QLT Shareholders present in person or represented by proxy at the QLT Meeting.

             "QLT Stock Option Plan Resolution" means the ordinary resolution of QLT Shareholders approving an amendment to the QLT Stock Option Plan, which increases the number of QLT Shares available for issuance under the QLT Stock Option Plan by the number of QLT Shares set forth on Section 9.16 of the Aegerion Disclosure Letter, to be considered and, if thought fit, passed with or without variation at the QLT Meeting.

             "QLT Subsidiary" means a Subsidiary of QLT.

             "QLT Superior Proposal" means a written QLT Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to "20%" in the definition of "QLT Acquisition Proposal" shall be changed to "50%") made by a Person or Persons acting jointly or in concert (other than Aegerion, MergerCo and any of their respective Affiliates) and which, or in respect of which:

  (a)
  the QLT Board of Directors has determined in good faith, after consultation with financial advisors and outside legal counsel:

  (i)
  would, if consummated taking into account all of the terms and conditions of such QLT Acquisition Proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to QLT Shareholders from a financial point of view than the Transaction

    (including any adjustment to the terms and conditions of the Transaction proposed by Aegerion pursuant to Section 6.2);

    (ii)
    is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such QLT Acquisition Proposal and the Person or Persons making such QLT Acquisition Proposal; and

    (iii)
    that funds, securities or other consideration necessary for QLT Acquisition Proposal are or are reasonably likely to be available; and

  (b)
  in the case of a QLT Acquisition Proposal involving QLT Shares, is made available to all of the QLT Shareholders on the same terms and conditions.

             "QLT Superior Proposal Notice" means a written notice provided by QLT to Aegerion delivered promptly (and in any event, within 24 hours) after the determination by the QLT Board of Directors that a QLT Superior Proposal exists, advising Aegerion that QLT has received a QLT Superior Proposal and specifying the information with respect thereto required by the definition of QLT Superior Proposal and including written notice of the determination of the QLT Board of Directors that such QLT Acquisition Proposal constitutes a QLT Superior Proposal.

             "QLT Termination Fee Event" shall have the meaning ascribed to it in Section 7.2(b).

             "QLT Treasury Policy" means the Corporate Treasury Policy of QLT, a copy of which was included prior to the date hereof in the QLT Data Room.

             "QLT Voting Agreement" shall have the meaning ascribed to it in the Recitals.

             "Regulatory Authority" means Health Canada, the FDA and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including but not limited to human drugs, biologics, and drug combination products.

             "Regulatory Authorization" means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including new drug applications, new drug submissions, investigational new drug applications, clinical trial applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of QLT or Aegerion and their respective Subsidiaries.

             "Regulatory Guidelines" means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Regulatory Authority to the extent that the foregoing do not have the force of law.

             "Release" means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment.

             "Relevant Laws" shall have the meaning ascribed to it in Section 5.2(b).

             "Representatives" means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including legal counsel, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person.

             "Required Regulatory Approvals" means those certificates, no-action letters, notices, sanctions, rulings, consents, orders, exemptions, permits, licenses, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule 9.16 hereto.

             "Restraint" shall mean any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either QLT or Aegerion.

             "Returns" means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes and including any other filings relating to Taxes, including all returns in respect of Taxes and other material reports and information under the Tax Act, the income tax or corporation capital tax legislation of any province of Canada or any foreign country or political subdivision thereof in which the relevant Person carries on business or to a jurisdiction of which it is otherwise subject, any sales or excise tax legislation of a province of Canada or any foreign country, or political subdivision thereof or legislation affecting any other Taxes, applicable to such Person pursuant to which it is liable or required to pay or remit Taxes (including any schedules or attachments thereto or amendments thereof).

             "Right to Match Period" shall have the meaning ascribed to it in Section 6.2(a)(iv).

             "Sarissa Group" shall have the meaning ascribed to it in Section 5.12(a).

             "SEC" means the United States Securities and Exchange Commission or any successor entity.

             "Securities Act" means the Securities Act (British Columbia).

             "SEDAR" means the System for Electronic Document Analysis and Retrieval.

             "Social Security Act" shall have the meaning ascribed to it in Section 3.1(t)(vii).

             "Subsidiary" means, with respect to a specified entity, any:

  (c)
  corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

  (d)
  partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

  (e)
  Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity.

             "Surviving Company" shall have the meaning ascribed to it in Section 2.1(a).

             "SVB" shall have the meaning ascribed to it in Section 2.1(g)(iii).

             "Tax" or "Taxes" means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes, sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker's compensation premiums and pension (including Canada Pension Plan) payments, surtaxes, harmonized sales tax, abandoned or unclaimed property liabilities (escheat) and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof.

             "Tax Act" means the Income Tax Act (Canada) or any successor act.

             "Termination Fee" means an amount equal to $5 million.

             "Transaction" means, collectively, all the transactions contemplated by this Agreement.

             "TSX" means the Toronto Stock Exchange.

             "U.S. GAAP" means accounting principles generally accepted in the United States, consistently applied.

             "U.S. Securities Laws" means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder.

             "Warrants" shall have the meaning ascribed to it in Section 5.15.

             "Warrant Agreement" shall have the meaning ascribed to it in the Recitals.

[The remainder of this page is left intentionally blank]

             IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

AEGERION PHARMACEUTICALS, INC.
By:	/s/ MARY SZELA
	Name:	Mary Szela
	Title:	Chief Executive Officer
QLT INC.
By:	/s/ GLEN IBBOTT
	Name:	Glen Ibbott
	Title:	Chief Financial Officer
ISOTOPE ACQUISITION CORP.
By:	/s/ GLEN IBBOTT
	Name:	Glen Ibbott
	Title:	President

[Signature Page to Merger Agreement]

 SCHEDULE 2.1 – EXCHANGE RATIO ADJUSTMENT

             Exchange Ratio Adjustment.    In the event that a Final Resolution with respect to either Matter is reached on or prior to the last trading day prior to the Closing Date, the Initial Exchange Ratio shall be replaced with a number equal to the Adjusted Aegerion Share Price divided by the QLT Share Price (as adjusted, the "Exchange Ratio"). For the avoidance of doubt, if a Final Resolution is not reached with respect to either Matter on or prior to the last trading day prior to the Closing Date, the Exchange Ratio shall remain the Initial Exchange Ratio. For purposes of this Schedule 2.1, the Exchange Ratio shall be calculated based on the following defined terms.

Definitions

             "Adjusted Aegerion Share Price" means an amount equal to (x) the Aegerion Share Price minus (y) the quotient obtained by dividing (A) the Excess Loss by (B) 30,650,072.

             "Aegerion Share Price" means $1.5782.

             "Assumed Loss" in respect of: (i) the DOJ/ SEC Matter shall be deemed to be USD$40,000,000 and (ii) the Class Action Lawsuit shall be deemed to be USD$0.

             "Class Action Lawsuit" means the putative shareholder class action captioned Kbc Asset Management NV, Sheet Metal Workers' National Pension Fund, and Chester County Employees Retirement Fund v. Aegerion Pharm., Inc., et al., No. 1:14-CV-10105 pending in the United States District Court for the District of Massachusetts, including any amended or new complaints that may be filed in such action (or subsequently consolidated into such action) after the date hereof.

             "DOJ/SEC Agreements" means Aegerion's preliminary agreements in principle with the Department of Justice and Securities and Exchange Commission, disclosed by Aegerion on a Current Report on Form 8-K on May 12, 2016.

             "DOJ/SEC Matter" means the investigations of Aegerion's sales activities and disclosures related to Juxtapid in the United States by the Department of Justice and the Securities and Exchange Commission, excluding (i) the investigations of Aegerion's conduct in Brazil and (ii) any relators employment claims or other claims that are a collateral consequences of the DOJ/SEC Matter.

             "Excess Loss" means, in respect of each Matter, the excess, if any, of the Final Loss in respect of such Matter over the Assumed Loss in respect of such Matter; provided, however, in no event shall the aggregate Excess Loss in respect of either or both Matters on a single or combined basis exceed USD$25,000,000.

             "Final Loss" means, in respect of each Matter, the Loss incurred by Aegerion and its Subsidiaries prior to the Closing in respect of such Matter, including any Loss to be incurred by Aegerion and its Subsidiaries pursuant to the Final Resolution of such Matter.

             "Final Resolution" means, (i) with respect to the DOJ/SEC Matter, imposition by the District Court for the District of Massachusetts of a criminal sentence upon Aegerion in connection with the Matter and entry of either an Order in an administrative proceeding or a consent judgment in civil action brought by the SEC against Aegerion concerning the Matter; or (ii) in respect of the Class Action Lawsuit, resolution of the Class Action Lawsuit pursuant to a written settlement agreement, a stipulation of dismissal or entry of final judgment by a court of competent jurisdiction.

             "Loss" means (i) with respect to the DOJ/SEC Matter, the aggregate amounts to be paid by Aegerion or any of its Affiliates (excluding the amount of any interest that may become payable by Aegerion or any of its Affiliates) to settle the matters set forth in the DOJ/SEC Agreement, provided, that the determination of the Loss would not include any settlement amount, costs, fees, expenses or other liabilities for matters not included in the DOJ/SEC Agreement, including, without limitation, relator attorneys' fees, relators employment claims, the investigation of Aegerion's conduct in Brazil or claims that are a collateral consequence of the DOJ/SEC Matter, if any, and (ii) with respect to the Class Action Lawsuit, any amounts paid by Aegerion or any of its Affiliates pursuant to a Final Resolution, net of any insurance proceeds paid to Aegerion, its Affiliates or the plaintiffs in the Class Action Lawsuit in connection with the Final Resolution of the Class Action Lawsuit.

             "Matter" means together or individually, the DOJ/SEC Matter and the Class Action Lawsuit.

             "QLT Share Price" means $1.5388.

             "trading day" means (i) if the QLT Shares are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (ii) if the QLT Shares are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the QLT Shares (x) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (y) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the QLT Shares. The term "trading day" with respect to any security other than the QLT Shares shall have a correlative meaning based on the primary exchange or quotation system on which such security is listed or traded.

 SCHEDULE 9.7 – OTHER AGREEMENTS

1.
Joint Interest and Confidentiality Agreement, dated as of February 17, 2016, by and between QLT Inc. and Aegerion Pharmaceuticals, Inc.

 SCHEDULE 9.16 – REQUIRED REGULATORY APPROVALS

             1.     Competition Act Approval (to the extent required under applicable Law in respect of the Transaction).

             2.     The applicable waiting period under the HSR Act with respect to the Merger shall have expired or been terminated.

 EXHIBIT A – FORM OF QLT VOTING AGREEMENT

 EXHIBIT B – FORM OF AEGERION VOTING AGREEMENT

 EXHIBIT C – FORM OF WARRANT AGREEMENT

 EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

             THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made as of September 1, 2016, by and among Aegerion Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware ("Aegerion"), QLT Inc., a corporation incorporated under the laws of British Columbia ("QLT") and Isotope Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and a wholly-owned indirect Subsidiary of QLT ("MergerCo," and, together with Aegerion and QLT, the "Parties").

RECITALS

             WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, by and among Aegerion, QLT and MergerCo, dated June 14, 2016 (the "Agreement");

             WHEREAS, the Parties wish to amend the Agreement;

             WHEREAS, the Parties have mutually agreed to amend the Agreement as follows in accordance with Section 9.9 of the Agreement;

             NOW THEREFORE in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

1.1
Exhibit C – Form of Warrant Agreement

             Exhibit C of the Agreement shall be amended and replaced in its entirety with the form of warrant agreement attached hereto as Exhibit A. All references in the Agreement to the "Warrant Agreement" shall be deemed to be references to the form of warrant agreement attached hereto as Exhibit A and all references in the Agreement to the "Warrants" shall be deemed to be references to the warrants issuable pursuant to such Warrant Agreement.

1.2
Consent

             Aegerion's execution of this Amendment shall constitute the consent of Aegerion required under Section 8.2(e) of the Agreement with respect to the amendments reflected in the form of warrant agreement attached hereto as Exhibit A.

1.3
Capitalization of QLT

             The third sentence of Section 3.1(e)(i) of the Agreement is amended to read in its entirety as follows:

             Except for the QLT Stock Option Plan and the Warrants, from and after their issuance, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has QLT granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating QLT to issue or sell any QLT Shares or other securities of QLT, including any security or obligation of any kind convertible into or exchangeable or exercisable for any QLT Shares or other security of QLT.

1.4
Definition of "Investment Agreement"

             The definition of "Investment Agreement" in the Agreement shall be deemed to be such agreement as so defined, as the same may be amended from time to time in accordance with its terms and Section 5.16 of the Agreement, and all references to the Investment Agreement in the Agreement shall be deemed to reference such term as amended.

1.5
Capitalized Terms

             Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

1.6
Full Force and Effect

             Except as amended by this Amendment, the Agreement shall continue in full force and effect pursuant to its terms.

1.7
Counterparts

             This Amendment may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Amendment by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

1.8
Governing Law; Attornment; Service of Process; Waiver of Jury

(a)
This Amendment, and any dispute arising out of, relating to, or in connection with this Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the "Chancery Court") or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Amendment or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Amendment or any transaction contemplated by this Amendment, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or

2

  claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

  (b)
  Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 of the Agreement shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Amendment.

  (c)
  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AMENDMENT.

[The remainder of this page is left intentionally blank]

3

             IN WITNESS WHEREOF the Parties have executed this Amendment as of the date first written above.

AEGERION PHARMACEUTICALS, INC.
By:	/s/ MARY SZELA Name: Mary Szela Title: Chief Executive Officer

[Amendment No. 1 to Agreement and Plan of Merger]

4

QLT INC.
By:	/s/ GLEN IBBOTT Name: Glen Ibbott Title: Chief Financial Officer
ISOTOPE ACQUISITION CORP.
By:	/s/ GLEN IBBOTT Name: Glen Ibbott Title: President

[Amendment No. 1 to Agreement and Plan of Merger]

5

 EXHIBIT A – FORM OF WARRANT AGREEMENT

6

 Exhibit C

WARRANT AGREEMENT

Dated as of [    •    ], 2016

among

QLT Inc.

and

COMPUTERSHARE TRUST COMPANY OF CANADA,

as Warrant Agent

Warrants for
Common Stock

-i-

-ii-

-iii-

             WARRANT AGREEMENT (this "Agreement"), dated as of [    •    ], 2016, among QLT Inc., a corporation incorporated under the laws of British Columbia (the "Company"), and Computershare Trust Company of Canada, a trust company licensed to carry on business in all Provinces in Canada (the "Warrant Agent").

             WHEREAS, the Company, Aegerion Pharmaceuticals, Inc., a Delaware corporation ("Aegerion"), and Isotope Acquisition Corp., a Delaware corporation ("Merger Sub"), entered into an Agreement and Plan of Merger, dated as of June 14, 2016 (as it may be amended from time to time, the "Merger Agreement"), providing for, among other things, the consummation of the Merger (as defined in the Merger Agreement);

             WHEREAS, warrants in respect of the DOJ/SEC Matter (each, a "DOJ/SEC Matter Warrant" and collectively, the "DOJ/SEC Matter Warrants") and warrants in respect of the Class Action Lawsuit (each, a "Class Action Lawsuit Warrant" and collectively, the "Class Action Lawsuit Warrants" and, together with the DOJ/SEC Matter Warrants, the "Warrants" and each a "Warrant"), in both cases to purchase common shares without par value authorized by the structure of the Company (the "Common Stock") will be (i) distributed as a record date distribution to the Company's legacy shareholders and (ii) sold as part of a unit to the pre-closing private placement investors pursuant to the terms and subject to the conditions of the Investment Agreement (as defined in the Merger Agreement), with such distribution and sale occurring prior to the consummation of the Merger;

             WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange, replacement, cancellation and exercise of the Warrants; and

             WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which the Warrants shall be issued and exercised and the respective rights and obligations of the Company, the Warrant Agent and the registered owners of the Warrants (each, a "Holder" and collectively, the "Holders").

             NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the Company and the Warrant Agent agree as follows:

ARTICLE I

ISSUANCE AND EXERCISE OF WARRANTS

             SECTION 1.1  Issuance; Form of Warrant.  The Company shall issue and distribute to each Company shareholder as of a specified record date one DOJ/SEC Matter Warrant and one Class Action Lawsuit Warrant per common share without par value in the authorized share structure of the Company held by the shareholder as of such record date. Pursuant to the terms and subject to the conditions of the Investment Agreement, the Company shall also sell to each pre-closing private placement investor party to the Investment Agreement the number of DOJ/SEC Matter Warrants and Class Action Lawsuit Warrants provided in the Investment Agreement. Each Warrant shall be in either (i) physical certificated form substantially in the form attached hereto as Exhibit A-1, in respect of each DOJ/SEC Matter Warrant, or Exhibit A-2, in respect of each Class Action Lawsuit Warrant; provided, however, that no Warrant may be issued in physical certificated form without the prior written consent of the Company (each, a "Warrant Certificate" and collectively, "Warrant Certificates") or (ii) book-entry registration on the books and records of the Warrant Agent. Each Warrant Certificate shall have such insertions as are required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, as may be required to comply with this Agreement or any Applicable Law. Each Warrant Certificate representing a DOJ/SEC Matter Warrant shall have attached thereto or be accompanied by, if and when provided to any Holder, a notice of exercise in the form attached hereto as Exhibit B-1 (a "Notice of Exercise – DOJ/ SEC Matter") and each Warrant Certificate representing a Class Action Lawsuit Warrant shall have attached thereto or be accompanied by, if and when provided to any Holder, a notice of exercise in the form attached hereto as Exhibit B-2 (a "Notice of Exercise – Class Action Lawsuit," and, together with the Notice of Exercise – DOJ/ SEC Matter, a "Notice of Exercise"). Each Warrant Certificate shall be executed on behalf of the Company by its Chairman of the Board of Directors, Chief Executive Officer or Chief Financial Officer, under its corporate seal reproduced thereon and attested by its Secretary or an Assistant Secretary. The signature of any such officers on the Warrant Certificates may be manual or facsimile. Warrant Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Agreement.

             SECTION 1.2  Countersignature of Warrant Certificates.  Each Warrant Certificate, to the extent issued, shall be countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) by manual or facsimile signature and shall not be valid for any purpose unless and until so countersigned. Warrant Certificates, to the extent issued, may be countersigned and delivered, notwithstanding the fact that the persons or any one of them who countersigned the Warrants shall have ceased to be proper signatories prior to the delivery of such Warrants or were not proper signatories on the date of this Agreement. Each Warrant Certificate, to the extent issued, shall be dated as of the date of its countersignature by the Warrant Agent. The Warrant Agent's countersignature shall be conclusive evidence that the Warrant Certificate so countersigned has been duly authenticated and issued under this Agreement.

             SECTION 1.3  Exercise Number; Exercise Price.  Each DOJ/SEC Matter Warrant entitles its Holder to purchase from the Company a fraction of a share or more than one whole share of Common Stock (the "DOJ/SEC Matter Exercise Number") equal to the QLT Share Entitlement Per Warrant, if any, in respect of the DOJ/SEC Matter (such fraction of a share or more than one whole share of Common Stock issued or issuable upon exercise of any DOJ/SEC Matter Warrant or DOJ/SEC Matter Warrants, each, a "DOJ/SEC Matter Warrant Share" and, collectively, the "DOJ/SEC Matter Warrant Shares") for a purchase price per one full share of Common Stock of USD$0.01 (the "Exercise Price"). Each Class Action Lawsuit Warrant entitles its Holder to purchase from the Company a fraction of a share or more than one whole share of Common Stock (the "Class Action Lawsuit Exercise Number" and, together with the DOJ/SEC Matter Exercise Number, the "Exercise Number") equal to the QLT Share Entitlement Per Warrant, if any, in respect of the Class Action Lawsuit (such fraction of a share or more than one whole share of Common Stock issued or issuable upon exercise of any Class Action Lawsuit Warrant or Class Action Lawsuit Warrants, each, a "Class Action Lawsuit Warrant Share" and collectively, the "Class Action Lawsuit Warrant Shares" and, together with the DOJ/SEC Matter Warrant Shares, the "Warrant Shares" and each a "Warrant Share") for a purchase price per one full share of Common Stock equal to the Exercise Price. The exercise of Warrants shall be subject to the terms and conditions set out in the applicable Warrant Certificates, including the restrictions set out in paragraph 4 of the Warrant Certificates. The Exercise Number and the Exercise Price for the DOJ/SEC Matter Warrants and the Class Action

Lawsuit Warrants are subject to adjustment as provided in Article II, and all references to "Exercise Number" and "Exercise Price" in this Agreement shall be deemed to include any such adjustment or series of adjustments.

             SECTION 1.4  Term of Warrants.  All of the DOJ/SEC Matter Warrants are exercisable with respect to the DOJ/SEC Matter, and all of the Class Action Lawsuit Warrants are exercisable with respect to the Class Action Lawsuit, in either case by the Holder at any time after the date that the Company gives notice to the Holders of the Final Resolution of such Matter until 5:00 p.m., Vancouver time, three (3) months after such notice is given (in each case, the "Matter Expiration Date"); provided that if the Final Loss is less than the applicable Assumed Loss for the applicable Matter, the Matter Expiration Date will be the date of the Final Resolution of such Matter.

             SECTION 1.5  Notice of Final Resolution of a Matter.  In the event of a Final Resolution of a Matter, the Company shall deliver to the Warrant Agent a notice and shall cause such notice to be sent or communicated to the Holders in the manner set forth in Section 4.1, which notice shall specify the Excess Loss, the Aggregate Number of Warrant Shares and the QLT Share Entitlement Per Warrant in respect of such Matter.

             SECTION 1.6  Exercise of Warrants.  A Warrant may be exercised by delivery to the Warrant Agent (or to such other office or agency of the Company in Canada or the United States as the Company may designate by notice in writing to the Holders pursuant to Section 4.1) of a Notice of Exercise – DOJ/SEC Matter in connection with the exercise of the DOJ/SEC Matter Warrants or a Notice of Exercise – Class Action Lawsuit in connection with the exercise of the Class Action Lawsuit Warrants, in either case duly completed and signed, together with payment of the Exercise Price for the Warrant Shares thereby purchased in accordance with Section 1.7 and, if applicable, a completed Canada Revenue Agency – Form NR301 – Declaration of eligibility for benefits under a tax treaty for a non-resident taxpayer. As promptly as practicable after receiving a Notice of Exercise to purchase Warrant Shares, the Warrant Agent shall notify the Company. Each DOJ/SEC Matter Warrant may be exercised by a Holder only with respect to the DOJ/SEC Matter and each Class Action Lawsuit Warrant may be exercised by a Holder only with respect to the Class Action Lawsuit.

             SECTION 1.7  Payment of Exercise Price.  Payment of the aggregate Exercise Price for all Warrant Shares purchased must be made pursuant to a "cashless exercise," meaning that the Holder will receive a number of Warrant Shares (rounded down to the next whole number) that is equal to the aggregate number of Warrant Shares for which the Warrants are being exercised less the number of Warrant Shares that have an aggregate Market Price on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price for such Warrant Shares.

             SECTION 1.8  Registry of Warrants.  The Company or an agent duly appointed by the Company (which initially shall be the Warrant Agent) shall maintain a registry (the "Warrant Registry") showing the names and addresses of the respective Registered Holders and the date and number of Warrants held by each such Registered Holder. Except as otherwise provided in this Agreement or in any Warrant Certificate, the Company and the Warrant Agent

may deem and treat any Registered Holder of a Warrant as the absolute owner thereof (notwithstanding any notation of ownership or other writing thereon made by anyone).

             SECTION 1.9  Exchange of Warrant Certificates.  Subject to Section 1.1, each Warrant Certificate may be exchanged for another Warrant Certificate or Certificates of like tenor and representing the same aggregate number of Warrants. Any Holder desiring to exchange a Warrant Certificate or Certificates shall deliver a written request to the Warrant Agent and shall properly endorse and surrender the Warrant Certificate or Certificates to be so exchanged. Thereupon, the Warrant Agent shall countersign and deliver to the Holder a new Warrant Certificate or Certificates, as so requested, in such name or names as such Holder shall designate.

             SECTION 1.10  Cancellation of Warrant Certificates.  If and when any Warrant Certificate has been exercised in full, the Warrant Agent shall promptly cancel such Warrant Certificate following its receipt from the Holder or, to the extent required by Applicable Law, retain such Warrant Certificate. Upon exercise of a Warrant Certificate in part and not in full, the Warrant Agent shall, subject to Section 1.1, issue and deliver or shall cause to be issued and delivered to the Holder a new Warrant Certificate or Certificates evidencing the Holder's remaining Warrants. If requested by the Company, at the Company's discretion, the Warrant Agent shall deliver to the Company the cancelled Warrant Certificates. The Warrant Agent and no one else may cancel Warrant Certificates surrendered for transfer, exchange, replacement, cancellation or exercise. The Company may not issue new Warrant Certificates to replace cancelled Warrant Certificates that have been exercised or purchased by it. If and when any Book Entry Warrant has been exercised, whether in part or in full, the Warrant Agent shall promptly reflect such exercise on the books and records of the Warrant Agent in book-entry form. For the avoidance of doubt, upon any exercise of Warrants, whether by a Holder of Book-Entry Warrants or by a Holder of Warrant Certificates, the Warrant Registry shall be updated to reflect such exercise in accordance with Section 1.8.

             SECTION 1.11  No Fractional Shares or Scrip.  No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon any exercise of Warrants. The number of whole shares of Common Stock to be issued to any Holder upon the exercise of Warrants shall be rounded down to the nearest whole number. A Holder shall receive no consideration in lieu of fractional Warrant Shares.

             SECTION 1.12  Lost, Stolen, Destroyed or Mutilated Warrants.  If any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Warrant Agent shall countersign and deliver, in exchange and substitution for, and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Warrant Agent of the loss, theft or destruction of such Warrant Certificate and an affidavit and the posting of an open penalty bond satisfactory to it. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

             SECTION 1.13  Transferability and Assignment.  At the option of the Holder thereof, the Warrants and all rights attached thereto may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the Registered Holder or by duly authorized attorney, and one or more new Warrant Certificates shall be made and delivered and registered in the name of one or more transferees, upon surrender in accordance with Section 1.6 and upon compliance with all Applicable Laws and subject to the Holder's presenting due evidence of authority to transfer which shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Warrant Agent.

             SECTION 1.14  Issuance of Warrant Certificates.  When any Holder, transferee of a Holder or other designee of a Holder is entitled to receive a new or replacement Warrant Certificate, whether pursuant to Section 1.9, 1.10, 1.12 or 1.13, the Warrant Agent shall issue or shall cause to be issued such new or replacement Warrant Certificate as promptly as reasonably practicable.

             SECTION 1.15  Issuance of Warrant Shares.  Upon the exercise of any Warrants, the Warrant Agent shall deliver or shall cause to be delivered the number of full Warrant Shares to which such Holder shall be entitled as promptly as reasonably practicable. All Warrant Shares shall be issued in such name or names as the exercising Holder may designate and delivered to the exercising Holder or its nominee or nominees.

             SECTION 1.16  Charges, Taxes and Expenses.  The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or certificates (if any) for Warrant Shares in a name other than that of the registered holder of such Warrants. The Company shall be responsible for calculating any withholding taxes payable under Applicable Law in respect of the issuance of the Warrant Shares upon the exercise of the Warrants and the Company shall direct the Warrant Agent to, and each of the Company and the Warrant Agent shall be entitled to, deduct and withhold from the Warrant Shares such number of shares of Common Stock as the Company may determine is required to be deducted and withheld under Applicable Law, and any such withheld shares of Common Stock shall be treated for all purposes of this Agreement as having been distributed or sold to the Holders in respect of whom such deduction and withholding was made.

             SECTION 1.17  Issued Warrant Shares.  The Company hereby represents and warrants that all Warrant Shares issued in accordance with the terms of this Agreement will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by a Holder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to a Holder as of the close of business on the date on which the Warrants were duly exercised, notwithstanding that the stock transfer books of the Company may then be closed or certificates (if any) representing such Warrant Shares may not be actually delivered on such date.

             SECTION 1.18  Reservation of Sufficient Warrant Shares.  There have been reserved, and the Company shall at all times through the Expiration Date keep reserved, out of its authorized but unissued Common Stock, solely for the purpose of the issuance of Warrant Shares in accordance with the terms of this Agreement, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent for the Common Stock and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid shall be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. If applicable, the Company shall supply such transfer agents with duly executed stock certificates for such purposes. The Company shall furnish such transfer agent with a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 4.1.

             SECTION 1.19  [Reserved.]

             SECTION 1.20  No Impairment.  The Company will not, and the Company will cause its Subsidiaries not to, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Agreement. The Company shall at all times in good faith assist in the carrying out of all provisions of this Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders.

             SECTION 1.21  CUSIP Numbers.  The Company, in issuing the Warrants, may use "CUSIP" numbers (if then generally in use) and, if so, the Warrant Agent shall use "CUSIP" numbers in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.

             SECTION 1.22 Purchase of Warrants by the Company; Cancellation. The Company shall have the right, except as limited by law or other agreements, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it and the applicable Holder may deem appropriate. In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant Agent and retired and, for the avoidance of doubt, if the approval of Holders is required to take any action, the Company's (or any of its Subsidiaries' or affiliates') ownership in any Warrants shall not be considered in calculating whether the requisite number of Warrants have approved such action.

             SECTION 1.23 No Rights as Stockholders. A Warrant shall not, prior to its exercise, confer upon its Holder or such Holder's transferee, in such Holder's or such transferee's capacity as a Holder, the right to vote or receive dividends, or consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company. For the avoidance of doubt, the Board of Directors does not owe fiduciary duties to any Holder or such Holder's transferee, in such Holder's or such transferee's capacity as a Holder.

ARTICLE II

ANTIDILUTION PROVISIONS

             SECTION 2.1  Adjustments and Other Rights.  The Exercise Price and the Exercise Number shall be subject to adjustment from time to time as provided by this Article II; provided, however, that if more than one section of this Article II is applicable to a single event, the section shall be applied that produces the largest adjustment, and no single event shall cause an adjustment under more than one section of this Article II so as to result in duplication.

             SECTION 2.2  Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall, prior to the happening of the Matter Expiration Date for a Matter, (a) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Exercise Number that would have resulted pursuant to the provisions of Section 1.3 upon the occurrence of a Final Loss in respect of that Matter shall be adjusted by multiplying such Exercise Number by a fraction (x) the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event. In such event, the Exercise Price per share of Common Stock in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying such Exercise Price by a fraction (i) the numerator of which shall be the Exercise Number immediately prior to such adjustment and (ii) the denominator of which shall be the new Exercise Number determined pursuant to the immediately preceding sentence.

             SECTION 2.3  Other Distributions.  If the Company shall, prior to the happening of the Matter Expiration Date for a Matter, fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its Common Stock and other dividends or distributions referred to in Section 2.2), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately upon occurrence of the record date to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such subtracted amount and/or Fair Market Value, the "Per Share Fair Market Value") divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the Exercise Number that would have resulted pursuant to the provisions of Section 1.3 upon the occurrence of a Final Loss in respect of that Matter shall be increased to the number obtained by multiplying such Exercise Number by the quotient of (x) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value would be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend.

             SECTION 2.4  Certain Repurchases of Common Stock.  If the Company, prior to the happening of the Matter Expiration Date for a Matter, effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which (a) the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which (b) the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the Exercise Number that would have resulted pursuant to the provisions of Section 1.3 upon the occurrence of a Final Loss in respect of that Matter shall be increased to the number obtained by multiplying such Exercise Number by the quotient of (x) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the Exercise Number shall be made pursuant to this Section 2.4.

             SECTION 2.5  Business Combinations or Reclassifications of Common Stock.  In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 2.2), the Board of Directors shall make such adjustments to the terms of this Agreement as it determines to be equitable in light of such Business Combination or reclassification so as not to adversely affect the interests or rights of any of the Holders in any respect.

             SECTION 2.6  Rounding of Calculations; Minimum Adjustments.  All calculations under this Article II shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Article II to the contrary notwithstanding, no adjustment in the Exercise Price or the Exercise Number shall be made if the amount of such adjustment would be less than USD$0.00001 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.00001 or 1/10th of a share of Common Stock, or more, or on exercise of a Warrant if it shall earlier occur. The provisions of this Section 2.6 shall not be deemed to supersede the provisions of Sections 1.7 or 1.11.

             SECTION 2.7  Timing of Issuance of Additional Common Stock Upon Certain Adjustments.  In any case in which the provisions of this Article II shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to a Holder of Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment; provided, however, that the Company upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment, subject to any retroactive readjustment in accordance with Section 2.8(b).

             SECTION 2.8  Other Events; Provisions of General Applicability.

             (a)        Neither the Exercise Price nor the Exercise Number shall be adjusted in the event of (i) a change in the par value of the Common Stock, (ii) a change in the jurisdiction of incorporation of the Company or (iii) any conversion of shares of any other class of common stock of the Company outstanding as of the date of this Agreement into shares of Common Stock in accordance with the conversion mechanisms set forth in the Company's certificate of incorporation as of the date of this Agreement.

             (b)        In the event that any dividend or distribution described in Section 2.2 or Section 2.3 is not so made, the Exercise Price and the Exercise Number then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price and the Exercise Number that would then be in effect if such record date had not been fixed.

             SECTION 2.9  Statement Regarding Adjustments.  Whenever the Exercise Price or the Exercise Number shall be adjusted as provided in this Article II, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Exercise Number after such adjustment. The Company shall deliver to the Warrant Agent a copy of such statement and shall cause a copy of such statement to be sent or communicated to the Holders pursuant to Section 4.1.

             SECTION 2.10  Notice of Adjustment Event.  In the event that the Company shall propose to take any action of the type described in this Article II (but only if the action of the type described in this Article II would result in an adjustment in the Exercise Price or the Exercise Number or a change in the stock of the Company to be delivered upon exercise of a Warrant), the Company shall deliver to the Warrant Agent a notice and shall cause such notice to be sent or communicated to the Holders in the manner set forth in Section 4.1, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares which shall be deliverable upon exercise of a Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

             SECTION 2.11  Proceedings Prior to Any Action Requiring Adjustment.  As a condition precedent to the taking of any action which would require an adjustment pursuant to this Article II, the Company shall take any action which may be necessary, including obtaining regulatory or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Warrant Shares that a Holder is entitled to receive upon exercise of a Warrant pursuant to this Article II.

             SECTION 2.12  Adjustment Rules.  Any adjustments pursuant to this Article II shall be made successively whenever an event referred to herein shall occur.

             SECTION 2.13  Prohibited Actions.  The Company agrees that it will not take any action which would entitle a Holder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of the Warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Notice of Articles.

             SECTION 2.14  Adjustment to Warrant Certificate.  The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Agreement, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same Exercise Number as are stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

ARTICLE III

WARRANT AGENT

             SECTION 3.1  Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants and in accordance with the provisions of this Agreement, and the Warrant Agent hereby accepts such appointment.

             SECTION 3.2  Liability and Indemnification of Warrant Agent.  By way of supplement to the provisions of any law for the time being relating to the Warrant Agent it is expressly declared and agreed as follows:

                             (a)                       the Warrant Agent shall not be liable for or by reason of any statements of fact or recitals in this Agreement or in the Warrants (except the representation contained in Section 3.22 or in the authentication of the Warrant Agent on the Warrant Certificates) or be required to verify the same, but all such statements or recitals are and shall be deemed to be made by the Company;

                             (b)                       nothing herein contained shall impose any obligation on the Warrant Agent to see to or to require evidence of the registration or filing (or renewal thereof) of this Agreement or any instrument ancillary or supplemental hereto;

                             (c)                       the Warrant Agent shall not be bound to give notice to any person or persons of the execution hereof;

                             (d)                       the Warrant Agent shall not incur any liability or responsibility whatever or be in any way responsible for the consequence of any breach on the part of the Company of any of its covenants herein contained or of any acts of any directors, officers, employees, agents or servants of the Company;

                             (e)                       the Warrant Agent shall not be responsible for making any investigations into the accuracy of a declaration made by a Holder in a Notice of Exercise and the Warrant Agent shall not incur any liability or responsibility whatever or be in any way responsible for the consequences of such declaration being false;

                             (f)                        the Company hereby indemnifies and agrees to hold harmless the Warrant Agent, its affiliates, their officers, directors, employees, successors and assigns (the "Warrant Agent Indemnified Parties") from and against any and all liabilities whatsoever, losses, damages, penalties, claims, demands, actions, suits, proceedings, costs, charges, assessments, judgments, expenses and disbursements, including reasonable legal fees and disbursements of whatever kind and nature which may at any time be imposed on or incurred by or asserted against the Indemnified Parties, or any of them, whether at law or in equity, in any way caused by or arising, directly or indirectly, in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of the Indemnified Parties' duties, or any other services that Warrant Agent may provide in connection with or in any way relating to this Agreement. The Company agrees that its liability hereunder shall be absolute and unconditional regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to the Warrant Agent Indemnified Parties, and shall accrue and become enforceable without prior demand or any other precedent action or proceeding; provided that the Company shall not be required to indemnify the Warrant Agent Indemnified Parties in the event of the gross negligence or willful misconduct of the Warrant Agent, and this provision shall survive the resignation or removal of the Warrant Agent or the termination or discharge of this Agreement; and

                             (g)                       notwithstanding the foregoing or any other provision of this Agreement, any liability of the Warrant Agent shall be limited, in the aggregate, to the amount of fees paid by the Company to the Warrant Agent under this Agreement. Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Warrant Agent shall not be liable under any circumstances whatsoever for any (i) breach by any other party of securities law or other rule of any securities regulatory authority, (ii) lost profits or (iii) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

             SECTION 3.3  Performance of Duties.  The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty under this Agreement either itself or by or through its attorneys or agents (which shall not include its employees).

                             (a)                       In the exercise of the rights and duties prescribed or conferred by the terms of this Agreement, the Warrant Agent shall exercise that degree of care, diligence and skill that a reasonably prudent warrant agent would exercise in comparable circumstances. No provision of this Agreement shall be construed to relieve the Warrant Agent from liability for its own gross negligent action, willful misconduct, bad faith or fraud under this Agreement.

                             (b)                       The obligation of the Warrant Agent to commence or continue any act, action or proceeding for the purpose of enforcing any rights of the Warrant Agent or the Holders hereunder shall be conditional upon the Holders furnishing, when required by notice by the Warrant Agent, sufficient funds to commence or to continue such act, action or proceeding and an indemnity reasonably satisfactory to the Warrant Agent to protect and to hold harmless the Warrant Agent and its officers, directors, employees and agents, against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof. None of the provisions contained in this Agreement shall require the Warrant Agent to expend or to risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified and funded as aforesaid.

                             (c)                       The Warrant Agent may, before commencing or at any time during the continuance of any such act, action or proceeding, require the Holders, at whose instance it is acting to deposit with the Warrant Agent the Warrants held by them, for which the Warrant Agent shall issue receipts.

                             (d)                       Every provision of this Agreement that by its terms relieves the Warrant Agent of liability or entitles it to rely upon any evidence submitted to it is subject to the provisions of Applicable Law.

             SECTION 3.4  Disposition of Proceeds on Exercise of Warrants.  The Warrant Agent shall account as promptly as practicable to the Company with respect to Warrants exercised and shall concurrently pay to the Company all monies received by the Warrant Agent for the purchase of Warrant Shares through the exercise of such Warrants. If the Warrant Agent shall receive any notice, demand or other document addressed to the Company by a Holder with respect to the Warrants, the Warrant Agent shall as promptly as practicable forward such notice, demand or other document to the Company.

             SECTION 3.5  Reliance on Counsel.  The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel to the Company), and the Warrant Agent shall incur no liability or responsibility for any action taken, suffered or omitted by it under this Agreement in reasonable reliance on and in accordance with the advice of such counsel.

                             (a)                       The Warrant Agent may employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and may pay reasonable remuneration for all services so performed by any of them, without taxation of costs of any counsel, and shall not be responsible for any misconduct or negligence on the part of any such experts or advisers who have been appointed with due care by the Warrant Agent.

                             (b)                       The Warrant Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser, engineer or other expert or adviser, whether retained or employed by the Company or by the Warrant Agent, in relation to any matter arising in the administration of the agency hereof.

             SECTION 3.6  Reliance on Documents.  The Warrant Agent will not incur any liability or responsibility for any action taken in reasonable reliance on any notice, written statement, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent, presented or made by the proper party or parties. The statements contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same, except as set forth by the Warrant Agent or as evidenced by action taken by the Warrant Agent.

                             (a)                       In addition to the reports, certificates, opinions and other evidence required by this Agreement, the Company shall furnish to the Warrant Agent such additional evidence of compliance with any provision hereof, and in such form, as may be prescribed by Applicable Law or as the Warrant Agent may reasonably require by written notice to the Company.

                             (b)                       In the exercise of its rights and duties hereunder, the Warrant Agent may, if it is acting in good faith, rely as to the truth of the statements and the accuracy of the opinions expressed in statutory declarations, opinions, reports, written requests, consents, or orders of the Company, certificates of the Company or other evidence furnished to the Warrant Agent pursuant to a request of the Warrant Agent, provided that such evidence complies with Applicable Law and that the Warrant Agent complies with Applicable Law and that the Warrant Agent examines the same and determines that such evidence complies with the applicable requirements of this Agreement.

                             (c)                       Whenever it is provided in this Agreement or under Applicable Law that the Company shall deposit with the Warrant Agent resolutions, certificates, reports, opinions, requests, orders or other documents, it is intended that the truth, accuracy and good faith on the effective date thereof and the facts and opinions stated in all such documents so deposited shall, in each and every such case, be conditions precedent to the right of the Company to have the Warrant Agent take the action to be based thereon.

             SECTION 3.7  Validity of Agreement.  The Warrant Agent shall not be responsible for the validity, execution or delivery of this Agreement (except the due execution of this Agreement by the Warrant Agent) or for the validity, execution or delivery of any Warrant (except the due countersignature of such Warrant Certificate by the Warrant Agent), and the Warrant Agent shall not by any act under this Agreement be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other stock) will, pursuant to this Agreement or any Warrant, when issued, be validly issued, fully paid and nonassessable.

             SECTION 3.8  Instructions from Company.  The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties under this Agreement from the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, one of its Executive Vice Presidents or Vice Presidents, the Treasurer or the Controller of the Company, and to make an application to such officers for advice or instructions in connection with its duties, and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in reasonable reliance and in accordance with instructions of any such officer. The Warrant Agent shall not be liable for any action taken by, or omission of any action by, the Warrant Agent in accordance with a proposal included in any such application to such officers on or after the date specified in such application (which date shall not be less than five (5) business days after the date any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

             SECTION 3.9  Proof of Actions Taken.  Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering or omitting any action under this Agreement, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, one of its Executive Vice Presidents or Vice Presidents, the Treasurer or the Controller of the Company and delivered to the Warrant Agent, and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon any such certificate.

             SECTION 3.10  Compensation.  The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement, to reimburse the Warrant Agent for all reasonable expenses, taxes and governmental charges and other charges incurred by the Warrant Agent in the performance of its duties under this Agreement.

             SECTION 3.11  Legal Proceedings.  The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or any one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as warrant agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

             SECTION 3.12  Other Transactions in Securities of Company.  The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing in this Agreement shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

             SECTION 3.13  Identity of Transfer Agent.  Upon the appointment of any subsequent transfer agent for the Common Stock, or any other shares of the Company's capital stock issuable upon the exercise of the Warrants, the Company shall file with the Warrant Agent a statement setting forth the name and address of such subsequent transfer agent.

             SECTION 3.14  Company to Provide and Maintain Warrant Agent.  The Company agrees for the benefit of the Holders that there shall at all times be a Warrant Agent under this Agreement until all the Warrants have been exercised or cancelled or are no longer exercisable.

             SECTION 3.15  Resignation and Removal.  The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective. The Warrant Agent under this Agreement may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Any removal under this Section 3.16 shall take effect upon the appointment by the Company as hereinafter provided of a successor Warrant Agent (which shall be (a) a bank or trust company, (b) organized under the laws of Canada or one of the provinces thereof, (c) authorized under the laws of the jurisdiction of its organization to carry on the business of a trust company, and (d) having an office in the province of British Columbia) and the acceptance of such appointment by such successor Warrant Agent.

             SECTION 3.16  Company to Appoint Successor.  If at any time the Warrant Agent shall resign, shall be removed, shall become incapable of acting, shall be adjudged bankrupt or insolvent or shall commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency or similar law or shall consent to the appointment of or the taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action, or a decree or order for relief by a court having jurisdiction in the premises shall have been entered in respect of the Warrant Agent in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or similar law, or a decree or order by a court having jurisdiction in the premises shall have been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or similar official) of the Warrant Agent or of its property or affairs, or any public officer shall take charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. In the event that a successor Warrant Agent is not appointed by the Company, a successor Warrant Agent, qualified as aforesaid, may be appointed by the Warrant Agent or the Warrant Agent may petition a court to appoint a successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent under this Agreement; provided, however, that in the event of the resignation of the Warrant Agent under this Section 3.17, such resignation shall be effective on the earlier of (i) the date specified in the Warrant Agent's notice of resignation and (ii) the appointment and acceptance of a successor Warrant Agent under this Agreement. Upon the appointment of a successor warrant agent, the Company shall promptly notify the Holders thereof in the manner provided for in Section 3.16. Any Warrant Certificates Authenticated but not delivered by a predecessor Warrant Agent may be Authenticated by the successor Warrant Agent in the name of the predecessor or successor Warrant Agent.

             SECTION 3.17  Successor to Expressly Assume Duties.  Any successor Warrant Agent appointed under this Agreement shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment under this Agreement, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as the Warrant Agent under this Agreement, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as the Warrant Agent under this Agreement.

             SECTION 3.18  Successor by Merger.  Any entity into which the Warrant Agent may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any entity to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its assets and business, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that it shall be qualified as aforesaid.

             SECTION 3.19  Documents, Monies, etc.  Held by Warrant Agent. Any monies, securities, documents of title or other instruments that may at any time be held by the Warrant Agent shall be placed in the deposit vaults of the Warrant Agent or of any Canadian chartered bank listed in Schedule I of the Bank Act (Canada), or deposited for safekeeping with any such bank. Any monies held pending the application or withdrawal thereof under any provisions of this Agreement, shall be held, invested and reinvested in Permitted Investments as directed in writing by the Company. Unless otherwise specifically provided herein, all interest or other income received by the Warrant Agent in respect of such deposits and investments shall belong to the Company.

                             (a)                       Any written direction for the investment or release of funds received shall be received by the Warrant Agent by 9:00 a.m. (Vancouver time) on the business day on which such investment or release is to be made, failing which such direction will be handled on a commercially reasonable efforts basis and may result in funds being invested or released on the next business day.

                             (b)                       The Warrant Agent shall have no responsibility or liability for any diminution of any funds resulting from any investment made in accordance with this Agreement, including any losses on any investment liquidated prior to maturity in order to make a payment required hereunder.

                             (c)                       In the event that the Warrant Agent does not receive a direction or only a partial direction, the Warrant Agent may hold cash balances constituting part or all of such monies and may, but need not, invest same in its deposit department, the deposit department of one of its affiliates, or the deposit department of a Canadian chartered bank; but the Warrant Agent, its affiliates or a Canadian chartered bank shall not be liable to account for any profit to any parties to this Agreement or to any other person or entity.

             SECTION 3.20  Actions by Warrant Agent to Protect Interest.  The Warrant Agent shall have power to institute and to maintain such actions and proceedings as it may consider necessary or expedient to preserve, protect or enforce its interests and the interests of the Holders.

             SECTION 3.21  Warrant Agent Not Required to Give Security.  The Warrant Agent shall not be required to give any bond or security in respect of the execution of the agency and powers of this Agreement or otherwise in respect of the premises.

             SECTION 3.22  Acceptance of Agency.  The Warrant Agent hereby accepts the agency in this Agreement declared and provided for and agrees to perform the same upon the terms and conditions herein set forth.

             SECTION 3.23  Warrant Agent Not to be Appointed Receiver.  The Warrant Agent and any person related to the Warrant Agent shall not be appointed a receiver, a receiver and manager or liquidator of all or any part of the assets or undertaking of the Company.

             SECTION 3.24  Warrant Agent Not Required to Give Notice of Default.  The Warrant Agent shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall have been required so to do under the terms hereof; nor shall the Warrant Agent be required to take notice of any default hereunder, unless and until notified in writing of such default, which notice shall distinctly specify the default desired to be brought to the attention of the Warrant Agent and in the absence of any such notice the Warrant Agent may for all purposes of this Agreement conclusively assume that no default has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein. Any such notice shall in no way limit any discretion herein given to the Warrant Agent to determine whether or not the Warrant Agent shall take action with respect to any default.

             SECTION 3.25  Anti-Money Laundering.  Each party to this Agreement other than the Warrant Agent hereby represents to the Warrant Agent that any account to be opened by, or interest to be held by the Warrant Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Warrant Agent's prescribed form as to the particulars of such third party.

             The Warrant Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Warrant Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Warrant Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided (i) that the Warrant Agent's written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Warrant Agent's satisfaction within such ten (10) day period, then such resignation shall not be effective.

             SECTION 3.26  Compliance with Privacy Code.  The parties acknowledge that the Warrant Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

                             (a)                       to provide the services required under this Agreement and other services that may be requested from time to time;

                             (b)                       to help the Warrant Agent manage its servicing relationships with such individuals;

                             (c)                       to meet the Warrant Agent's legal and regulatory requirements; and

                             (d)                       if social insurance numbers are collected by the Warrant Agent, to perform tax reporting and to assist in verification of an individual's identity for security purposes.

             Each party acknowledges and agrees that the Warrant Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Warrant Agent shall make available on its website, www.computershare.com, or upon request, including revisions thereto. The Warrant Agent may transfer personal information to other companies in or outside of Canada that provide data processing and storage or other support in order to facilitate the services it provides.

             Further, each party agrees that it shall not provide or cause to be provided to the Warrant Agent any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.

             SECTION 3.27  Securities Exchange Commission Certification. The Company confirms that it has either (i) a class of securities registered pursuant to Section 12 of the US Securities Exchange Act of 1934, as amended (the "Act"); or (ii) a reporting obligation pursuant to Section 15(d) of the Act, and has provided the Warrant Agent with an Officers' Certificate (in a form provided by the Warrant Agent certifying such reporting obligation and other information as requested by the Warrant Agent. The Company covenants that in the event that any such registration or reporting obligation shall be terminated by the Company in accordance with the Act, the Company shall promptly notify the Warrant Agent of such termination and such other information as the Warrant Agent may require at the time. The Company acknowledges that the Warrant Agent is relying upon the foregoing representation and covenants in order to meet certain SEC obligations with respect to those clients who are filing with the SEC.

ARTICLE IV

MISCELLANEOUS

             SECTION 4.1  Notices.  Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered by facsimile transmission, or mailed first class, postage prepaid, (a) to the Company, at its offices at 887 Great Northern Way, Suite 250, Vancouver, B.C. V5T 4T5, Canada, Attention: Senior Vice President, Legal, or (b) to the Warrant Agent, at its offices at 510 Burrard St., 3rd Floor, Vancouver, BC V6C 3B9, Attn: Corporate Trust Department. Each party to this Agreement may from time to time change the address to which notices to it are to be delivered or mailed by notice to the other party. Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered, to such Holders at their respective addresses on the registry of the Warrant Agent.

             SECTION 4.2  Supplements and Amendments.  The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement that the Company and the Warrant Agent may deem necessary or desirable; provided, however, that no such supplement or amendment to this Agreement shall be made that adversely affects the interests or rights of any of the Holders in any respect. Notwithstanding the foregoing, a supplement or amendment to this Agreement may be made by one or more substantially concurrent written instruments duly signed by the Holders of a majority of the then outstanding Warrants and delivered to the Company; provided, however, that the consent of each Holder affected thereby shall be required for any amendment pursuant to which: (a) the Exercise Price would be increased or the Exercise Number would be decreased (in each case, other than pursuant to adjustments in accordance with Article II), (b) the time period during which the Warrants are exercisable would be shortened or (c) the antidilution provisions set forth in Article II would be changed in such a way as to adversely affect such Holder. In determining whether the Holders of the required number of outstanding Warrants have approved any supplement or amendment to this Agreement, Warrants owned by the Company or its controlled Affiliates, if any, shall be disregarded and deemed not to be outstanding. For the avoidance of doubt, any action taken by the Board of Directors pursuant to the provisions of Section 2.5 shall not require the approval of any Holder.

             SECTION 4.3  Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of the respective successors and assigns of the Company or the Warrant Agent under this Agreement.

             SECTION 4.4  Governing Law; Jurisdiction.  THIS AGREEMENT AND EACH WARRANT ISSUED UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS. IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE WARRANTS, THE PARTIES HERETO AND EACH HOLDER IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF BRITISH COLUMBIA RESIDING IN THE CITY OF VANCOUVER, BRITISH COLUMBIA. NOTICE MAY BE SERVED UPON THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 4.1 AND UPON ANY HOLDER AT THE ADDRESS FOR SUCH HOLDER SET FORTH IN THE REGISTRY MAINTAINED BY THE COMPANY OR WARRANT AGENT PURSUANT TO SECTION 1.8. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HOLDER HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE WARRANTS.

             SECTION 4.5  Benefits of this Agreement.  This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement.

             SECTION 4.6  Counterparts.  This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

             SECTION 4.7  Table of Contents; Headings.  The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part of this Agreement and shall not modify or restrict any of the terms or provisions of this Agreement.

             SECTION 4.8  Severability.  The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

             SECTION 4.9  Availability of Agreement.  The Warrant Agent shall keep copies of this Agreement and any notices given or received under this Agreement shall be made available for inspection by the Holders during normal business hours at its principal office in Massachusetts. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

             SECTION 4.10  Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

             SECTION 4.11  Damages.  Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

             SECTION 4.12  Confidentiality.  The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of the obligations under this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or, as determined by the Company, the rules and regulations of any stock exchange, electronic trading network or trading platform applicable to the Company and/or the Warrants.

             SECTION 4.13  Termination.  This Agreement, all Warrants and all obligations hereunder will terminate automatically and have no further force or effect, without any further action by any party, on the earlier of (i) 11:59 p.m., Vancouver time, on [    •    ]1, 2016 if the Merger (as defined in the Merger Agreement) is not consummated by such date or (ii) immediately following the Matter Expiration Date related to the Class Action Lawsuit or the DOJ/SEC Matter, whichever occurs later.

             SECTION 4.14  Force Majeure.  No party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of

1 NTD – Date to be the Outside Date under the Merger Agreement.

any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

             SECTION 4.15  Definitions.  As used in this Agreement, the following terms having the meanings ascribed thereto below:

                 "Adjusted Exchange Ratio" means an amount equal to (x) the Warrant Adjusted Aegerion Share Price divided by (y) the QLT Share Price.

                 "Aegerion" has the meaning set forth in the preamble.

                 "Aegerion Adjusted Percentage Ownership" means a percentage expressed as a decimal equal to (x) (i) the Adjusted Exchange Ratio multiplied by (ii) the Pre-Merger Aegerion Share Number divided by (y) the sum of (i) (A) the Adjusted Exchange Ratio multiplied by (B) the Pre-Merger Aegerion Share Number plus (ii) the Pre-Merger QLT Share Number.

                 "Aegerion Share Price" means the Adjusted Aegerion Share Price as defined in Schedule 2.1 to the Merger Agreement.

                 "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

                 "Aggregate Number of Warrant Shares" means a number of shares equal to (x) the Pro Forma Number of Outstanding Shares minus (y) (i) the Closing Exchange Ratio multiplied by (ii) the Pre-Merger Aegerion Share Number minus (z) the Pre-Merger QLT Share Number.

                 "Agreement" has the meaning set forth in the preamble.

                 "Applicable Law" in respect of any person, property, transaction or event, means all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any governmental authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

                 "Assumed Loss" in respect of: (i) the DOJ/ SEC Matter shall be deemed to be USD$40,000,000 and (ii) the Class Action Lawsuit shall be deemed to be USD$0.

                 "Board of Directors" means the board of directors of the Company, including any duly authorized committee thereof.

                 "Book-Entry Warrant" means Warrants issued in book-entry registration in the books and records of the Warrant Agent.

                 "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company's stockholders, other than the Merger.

                 "business day" means any day except Saturday, Sunday and (i) at any time when the Warrants are listed on the NASDAQ Stock Market or the New York Stock Exchange, any day on which the NASDAQ Stock Market or the New York Stock Exchange, as applicable, is authorized or required by law or other governmental actions to close or (ii) at any time when the Warrants are not listed on the NASDAQ Stock Market or the New York Stock Exchange, any day on which banking institutions in the Province of British Columbia or the State of New York are authorized or required by law or other governmental actions to close.

                 "Class Action Lawsuit" means the putative shareholder class action captioned Kbc Asset Management NV, Sheet Metal Workers' National Pension Fund, and Chester County Employees Retirement Fund v. Aegerion Pharm., Inc., et al., No. 1:14-CV-10105 pending in the United States District Court for the District of Massachusetts, including any amended or new complaints that may be filed in such action (or subsequently consolidated into such action) after the date hereof.

                 "Class Action Lawsuit Exercise Number" has the meaning set forth in Section 1.3.

                 "Class Action Lawsuit Warrant Shares" has the meaning set forth in Section 1.3.

                 "Class Action Lawsuit Warrants" has the meaning set forth in the recitals.

                 "Closing Exchange Ratio" means the Exchange Ratio (as defined in the Merger Agreement) as the same may be adjusted pursuant to Schedule 2.1 to the Merger Agreement.

                 "Common Stock" has the meaning set forth in the recitals.

                 "Company" has the meaning set forth in the preamble.

                 "DOJ/SEC Agreements" means Aegerion's preliminary agreements in principle with the Department of Justice and Securities and Exchange Commission, disclosed by Aegerion on a Current Report on Form 8-K on May 12, 2016.

                 "DOJ/SEC Matter" means the investigations of Aegerion's sales activities and disclosures related to Juxtapid in the United States by the Department of Justice and

the Securities and Exchange Commission, excluding (i) the investigations of the Company's conduct in Brazil and (ii) any relators employment claims or other claims that are a collateral consequences of the DOJ/SEC Matter.

                 "DOJ/SEC Matter Exercise Number" has the meaning set forth in Section 1.3.

                 "DOJ/SEC Matter Warrant Shares" has the meaning set forth in Section 1.3.

                 "DOJ/SEC Matter Warrants" has the meaning set forth in the recitals.

                 "Excess Loss" means, in respect of each Matter, the excess, if any, of the Final Loss in respect of such Matter over the Assumed Loss in respect of such Matter; provided, however, Excess Loss shall be deemed to equal $0 for purposes of this Agreement if the aggregate Excess Loss in respect of any one or more Matters on a combined basis is equal to or less than the Excess Loss Threshold; provided, further, however, in no event shall the aggregate Excess Loss in respect of either or both Matters on a single or combined basis exceed USD$25,000,000 minus an amount equal to the "Excess Loss" (if any) included in an adjustment to the Initial Exchange Ratio made pursuant to Schedule 2.1 to the Merger Agreement. For the avoidance of doubt, and by way of example only, if the Excess Loss in respect of the first of the two Matters to reach Final Resolution is equal to or exceeds USD$25,000,000, then the Excess Loss in respect of the second Matter to reach Final Resolution will be USD$0 and the QLT Share Entitlement Per Warrant for the Warrants relating to the second Matter to reach Final Resolution will be 0.

                 "Excess Loss Threshold" means USD$1,000,000.

                 "Exchange Act" has the meaning set forth in Section 1.19.

                 "Exercise Number" has the meaning set forth in Section 1.3.

                 "Exercise Price" has the meaning set forth in Section 1.3.

                 "Fair Market Value" means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.

                 "Final Loss" means, in respect of each Matter, the Loss incurred by Aegerion and its Subsidiaries from and after the Closing (as defined in the Merger Agreement) in respect of such Matter, including any Loss to be incurred by Aegerion and its Subsidiaries pursuant to the Final Resolution of such Matter.

                 "Final Resolution" means, (i) with respect to the DOJ/SEC Matter, imposition by the District Court for the District of Massachusetts of a criminal sentence upon Aegerion in connection with the Matter and entry of either an Order in an Administrative Proceeding or a Consent Judgment in civil action brought by the

Securities and Exchange Commission against Aegerion concerning the Matter; or (ii) in respect of the Class Action Lawsuit, resolution of the Class Action Lawsuit pursuant to a written settlement agreement, a stipulation of dismissal or entry of final judgment by a court of competent jurisdiction.

                 "Government Entity" means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.

                 "Holder" and "Holders" has the meaning set forth in the recitals.

                 "Loss" means (i) with respect to the DOJ/SEC Matter, the aggregate amounts to be paid by Aegerion or any of its affiliates (excluding the amount of any interest that may become payable by Aegerion or any of its affiliates) from and after the Closing to settle the matters set forth in the DOJ/SEC Agreement, provided, that the determination of the Loss would not include any settlement amount, costs, fees, expenses or other liabilities for matters not included in the DOJ/SEC Agreement, including, without limitation, relator attorneys' fees, relators employment claims, the investigation of Aegerion's conduct in Brazil or claims that are a collateral consequence of the DOJ/SEC Matter, if any, and (ii) with respect to the Class Action Lawsuit, any amounts paid by Aegerion or any of its affiliates from and after the Closing pursuant to a Final Resolution, net of any insurance proceeds paid to Aegerion, its affiliates or the plaintiffs in the Class Action Lawsuit in connection with the Final Resolution of the Class Action Lawsuit.

                 "Market Price" means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading (the "Principal Exchange"), or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two (2) members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for that purpose. "Market Price" shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required under this Agreement, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for such purpose; provided, however, that if any such security is listed or traded solely on a non-U.S. market, such fair market value shall be determined by reference to the closing price of such security as of the end of the most recently ended business day in such market prior to the date of determination; provided, further, that if making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion shall be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., Vancouver time, on such exercise date. For the purposes of determining the Market Price of the Common Stock on the "trading day" preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Principal Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

                 "Matter" means together, the DOJ/SEC Matter and the Class Action Lawsuit.

                 "Matter Expiration Date" has the meaning set forth in Section 1.4.

                 "Merger Agreement" has the meaning set forth in the recitals.

                 "Merger Sub" has the meaning set forth in the preamble.

                 "Notice of Exercise" has the meaning set forth in Section 1.1.

                 "Notice of Exercise – Class Action Lawsuit" has the meaning set forth in Section 1.1.

                 "Notice of Exercise – DOJ/SEC Matter" has the meaning set forth in Section 1.1.

                 "Ordinary Cash Dividends" means a regular quarterly cash dividend on shares of Common Stock legally available therefor.

                 "Permitted Investments" means treasury bills guaranteed by the Government of Canada having a term to maturity not to exceed ninety (90) days, or term deposits or bankers' acceptances of a Canadian chartered bank having a term to maturity not to exceed ninety (90) days, or such other investments that is in accordance with the Warrant Agent's standard type of investments.

                 "Per Share Fair Market Value" has the meaning set forth in Section 2.3.

                 "Person" has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

                 "Pre-Merger Aegerion Share Number" means 30,650,072.

                 "Pre-Merger QLT Share Number" means the sum of (x) 52,829,398 plus (y) the number of Investor Shares (as defined in the Investment Agreement) subscribed for by the Investors (as defined in the Investment Agreement) pursuant to the Investment Agreement.

                 "Pro Forma Number of Outstanding Shares" means a number of shares equal to (x) (i) the Closing Exchange Ratio multiplied by (ii) the Pre-Merger Aegerion Share Number divided by (y) the Aegerion Adjusted Percentage Ownership.

                 "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer made to substantially all holders of Common Stock subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other offer available to substantially all holders of Common Stock, in the case of both (i) and (ii), whether for cash, shares of Common Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Common Stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while any Warrants are outstanding. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

                 "QLT Share Entitlement Per Warrant" means a number of shares equal to (x) the Aggregate Number of Warrant Shares divided by (y) the Pre-Merger QLT Share Number.

                 "QLT Share Price" means USD$1.5388.

                 "Registered Holder" means any registered holder of Book-Entry Warrants or Warrant Certificates in the Warrant Registry.

                 "SEC" means the United States Securities and Exchange Commission.

                 "Subsidiary" means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with U.S. GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

                 "trading day" means (i) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (ii) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (x) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (y) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock. The term "trading day" with respect to any security other than the Common Stock shall have a correlative meaning based on the primary exchange or quotation system on which such security is listed or traded.

                 "U.S. GAAP" means United States generally accepted accounting principles.

                 "Warrant" and "Warrants" has the meaning set forth in the recitals.

                 "Warrant Adjusted Aegerion Share Price" means an amount equal to (x) the Aegerion Share Price minus (y) the Excess Loss divided by the Pre-Merger Aegerion Share Number.

                 "Warrant Agent" has the meaning set forth in the preamble.

                 "Warrant Agent Indemnified Parties" has the meaning set forth in Section 3.2(f).

                 "Warrant Certificate" and "Warrant Certificates" has the meaning set forth in Section 1.1.

                 "Warrant Registry" has the meaning set forth in Section 1.8.

                 "Warrant Share" and "Warrant Shares" has the meaning set forth in Section 1.3.

[Signature page follows]

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

QLT INC.

By:	Name: Glen Ibbott Title: Chief Financial Officer

[Signature Page to the Warrant Agreement]

COMPUTERSHARE TRUST COMPANY OF CANADA

By	Name: Title:

[Signature Page to the Warrant Agreement]

 EXHIBIT A-1

FORM OF WARRANT CERTIFICATE
DOJ/SEC MATTER WARRANTS

(See Attached)

 EXHIBIT A-2

FORM OF WARRANT CERTIFICATE
CLASS ACTION LAWSUIT WARRANTS

(See Attached)

 EXHIBIT B-1

NOTICE OF EXERCISE – DOJ/ SEC MATTER WARRANTS
(To be executed upon exercise of DOJ/ SEC Matter Warrants)

To:
QLT INC. (the "Company")

AND
TO:          Computershare Trust Company of Canada (the "Warrant Agent")
3rd Floor, 510 Burrard Street,
Vancouver, BC V6C 3B9

             The undersigned has received a notice from the Company under section 1.5 of the Warrant Agreement dated                         , 2016 between the Company and the Warrant Agent (the "Warrant Agreement") in respect of the DOJ/SEC Matter and hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate in respect of the DOJ/SEC Matter for, and to purchase thereunder,                          Common Shares without par value in the capital of the Company as provided for therein, and tenders herewith payment of the Exercise Price by electing to receive a number of Common Shares that is equal to the aggregate number of Common Shares for which the DOJ/ SEC Matter Warrants are being exercised less the number of Common Shares that have an aggregate Market Price on the trading day on which such DOJ/ SEC Matter Warrants are exercised that is equal to the aggregate Exercise Price.

Any capitalized term in this Notice of Exercise that is not otherwise defined herein shall have the meaning ascribed thereto in the Warrant Agreement.

☐        By checking this box, the undersigned holder hereby irrevocably declares that it has reviewed and applied the terms set out in paragraph 4 of the Warrant Certificate and has conclusively determined that it is entitled to exercise the DOJ/SEC Matter Warrants described above. This box must be checked in order for the DOJ/SEC Matter Warrants to be exercised. By checking this box, the undersigned holder acknowledges that the Warrant Agent shall not be responsible for making any investigations into the accuracy of the declaration made by the undersigned holder above and the Warrant Agent shall not incur any liability or responsibility whatever or be in any way responsible for the consequences of the undersigned holder making a false declaration.

☐        If the undersigned holder of the Warrant Certificate is not a Canadian resident, check this box. Non-resident holders should consult their own tax advisors concerning their ultimate Canadian tax liability. If applicable, non-resident holders should deliver, with this Notice of Exercise, a completed Canada Revenue Agency ("CRA") - Form NR301 - Declaration of eligibility for benefits under a tax treaty for a non-resident taxpayer ("NR301"). Failure to supply a completed NR301 will result in the Company or its warrant agent withholding the statutory 25% withholding tax rate on any payment made to you. At that point, should you decide to, it will be your responsibility to claim the difference back from CRA.

             Please issue a certificate or certificates for such shares of Common Shares in the name of:

NAME:

ADDRESS:

Please print full name in which certificates representing the Common Shares are to be issued. If any Common Shares are to be issued to a person or persons other than the registered holder, the registered holder must pay to the Warrant Agent all eligible transfer taxes or other government charges, if any, and the Form of Transfer must be duly executed, with signature guaranteed.

Once completed and executed, this Notice of Exercise must be mailed or delivered to Computershare Trust Company of Canada at the address given above.

DATED this              day of                         , 20    .

)
)
)
)
Witness	)	(Signature of Holder, to be the same as
	)	appears on the face of this Warrant
	)	Certificate)
Name of Registered Holder

Certificates will be delivered or mailed to the address of the Holder as soon as practicable after the delivery of this Exercise Form, duly executed, to the Warrant Agent.

 FORM OF TRANSFER – DOJ/SEC MATTER WARRANTS

(To be executed only upon transfer of Warrant Certificate to the extent such transfer is permissible under the terms of the Warrant Agreement)

To:
Computershare Trust Company of Canada
3rd Floor, 510 Burrard Street,
Vancouver, BC V6C 3B9

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers to

(print name and address) the DOJ/SEC Matter Warrants represented by this Warrant Certificate and hereby irrevocably constitutes and appoints                          as its attorney with full power of substitution to transfer the said securities on the appropriate register of the Warrant Agent.

             ☐        If transfer is to a U.S. Person, check this box.

DATED this               day of                         , 20    .

SPACE FOR GUARANTEES OF SIGNATURES (BELOW))
)
	)	Signature of Transferor
)
)
Guarantor's Signature/Stamp	)	Name of Transferor
)

REASON FOR TRANSFER – For US Residents only (where the individual(s) or corporation receiving the securities is a US resident). Please select only one (see instructions below).

☐ Gift	☐ Estate	☐ Private Sale	☐ Other (or no change in ownership)
Date of Event (Date of gift, death or sale):		Value per Warrant on the date of event:

☐ CAD OR	☐ USD

The signature(s) of the transferor(s) must correspond with the name(s) as written upon the face of this certificate(s), in every particular, without alteration or enlargement, or any change whatsoever. The signature(s) on this form must be guaranteed by an authorized officer of Royal Bank of Canada, Scotia Bank or TD Canada Trust whose sample signature(s) are on file with the transfer agent, or by a member of an acceptable Medallion Signature Guarantee Program (STAMP, SEMP, NYSE, MSP). Notarized or witnessed signatures are not acceptable as guaranteed signatures. The Guarantor must affix a stamp bearing the actual words: "SIGNATURE GUARANTEED", "MEDALLION GUARANTEED" OR "SIGNATURE & AUTHORITY TO SIGN GUARANTEE", all in accordance with the transfer agent's then current guidelines and requirements at the time of transfer. For corporate holders, corporate signing resolutions, including certificate of incumbency, will also be required to accompany the transfer unless there is a "SIGNATURE & AUTHORITY TO SIGN GUARANTEE" Stamp affixed to the Form of Transfer obtained from an authorized officer of the Royal Bank of Canada, Scotia Bank or TD Canada Trust or a "MEDALLION GUARANTEED" Stamp affixed to the Form of Transfer, with the correct prefix covering the face value of the certificate.

REASON FOR TRANSFER – FOR US RESIDENTS ONLY

Consistent with US IRS regulations, Computershare is required to request cost basis information from US securityholders. Please indicate the reason for requesting the transfer as well as the date of event relating to the reason. The event date is not the day in which the transfer is finalized, but rather the date of the event which led to the transfer request (i.e. date of gift, date of death of the securityholder, or the date the private sale took place).

 EXHIBIT B-2

NOTICE OF EXERCISE – CLASS ACTION LAWSUIT WARRANTS
(To be executed upon exercise of Class Action Lawsuit Warrants)

To:  QLT INC. (the "Company")

AND
TO:          Computershare Trust Company of Canada (the "Warrant Agent")
3rd Floor, 510 Burrard Street,
Vancouver, BC V6C 3B9

             The undersigned has received a notice from the Company under section 1.5 of the Warrant Agreement dated                         , 2016 between the Company and the Warrant Agent (the "Warrant Agreement") in respect of the Class Action Lawsuit and hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate in respect of the Class Action Lawsuit for, and to purchase thereunder,                          Common Shares without par value in the capital of the Company as provided for therein, and tenders herewith payment of the Exercise Price by electing to receive a number of Common Shares that is equal to the aggregate number of Common Shares for which the Class Action Lawsuit Warrants are being exercised less the number of Common Shares that have an aggregate Market Price on the trading day on which such Class Action Lawsuit Warrants are exercised that is equal to the aggregate Exercise Price.

Any capitalized term in this Notice of Exercise that is not otherwise defined herein shall have the meaning ascribed thereto in the Warrant Agreement.

☐        By checking this box, the undersigned holder hereby irrevocably declares that it has reviewed and applied the terms set out in paragraph 4 of the Warrant Certificate and has conclusively determined that it is entitled to exercise the Class Action Lawsuit Warrants described above. This box must be checked in order for the Class Action Lawsuit Warrants to be exercised. By checking this box, the undersigned holder acknowledges that the Warrant Agent shall not be responsible for making any investigations into the accuracy of the declaration made by the undersigned holder above and the Warrant Agent shall not incur any liability or responsibility whatever or be in any way responsible for the consequences of the undersigned holder making a false declaration.

☐        If the undersigned holder of the Warrant Certificate is not a Canadian resident, check this box. Non-resident holders should consult their own tax advisors concerning their ultimate Canadian tax liability. If applicable, non-resident holders should deliver, with this Notice of Exercise, a completed Canada Revenue Agency ("CRA") - Form NR301 - Declaration of eligibility for benefits under a tax treaty for a non-resident taxpayer ("NR301"). Failure to supply a completed NR301 will result in the Company or its warrant agent withholding the statutory 25% withholding tax rate on any payment made to you. At that point, should you decide to, it will be your responsibility to claim the difference back from CRA.

             Please issue a certificate or certificates for such shares of Common Shares in the name of:

NAME:

ADDRESS:

Please print full name in which certificates representing the Common Shares are to be issued. If any Common Shares are to be issued to a person or persons other than the registered holder, the registered holder must pay to the Warrant Agent all eligible transfer taxes or other government charges, if any, and the Form of Transfer must be duly executed, with signature guaranteed.

Once completed and executed, this Notice of Exercise must be mailed or delivered to the Warrant Agent at the address given above.

DATED this              day of                         , 20    .

)
)
)
)
Witness	)	(Signature of Holder, to be the same as
	)	appears on the face of this Warrant
	)	Certificate)
Name of Registered Holder

Certificates will be delivered or mailed to the address of the Holder as soon as practicable after the delivery of this Exercise Form, duly executed, to the Warrant Agent.

 FORM OF TRANSFER – CLASS ACTION LAWSUIT WARRANTS

(To be executed only upon transfer of Warrant Certificate to the extent such transfer is permissible under the terms of the Warrant Agreement)

To:
Computershare Trust Company of Canada
3rd Floor, 510 Burrard Street,
Vancouver, BC V6C 3B9

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers to

(print name and address) the Class Action Lawsuit Warrants represented by this Warrant Certificate and hereby irrevocably constitutes and appoints                          as its attorney with full power of substitution to transfer the said securities on the appropriate register of the Warrant Agent.

             ☐        If transfer is to a U.S. Person, check this box.

DATED this              day of                         , 20    .

SPACE FOR GUARANTEES OF SIGNATURES (BELOW))
)
	)	Signature of Transferor
)
)
Guarantor's Signature/Stamp	)	Name of Transferor
)

REASON FOR TRANSFER – For US Residents only (where the individual(s) or corporation receiving the securities is a US resident). Please select only one (see instructions below).

☐ Gift	☐ Estate	☐ Private Sale	☐ Other (or no change in ownership)
Date of Event (Date of gift, death or sale):		Value per Warrant on the date of event:

☐ CAD OR	☐ USD

The signature(s) of the transferor(s) must correspond with the name(s) as written upon the face of this certificate(s), in every particular, without alteration or enlargement, or any change whatsoever. The signature(s) on this form must be guaranteed by an authorized officer of Royal Bank of Canada, Scotia Bank or TD Canada Trust whose sample signature(s) are on file with the transfer agent, or by a member of an acceptable Medallion Signature Guarantee Program (STAMP, SEMP, NYSE, MSP). Notarized or witnessed signatures are not acceptable as guaranteed signatures. The Guarantor must affix a stamp bearing the actual words: "SIGNATURE GUARANTEED", "MEDALLION GUARANTEED" OR "SIGNATURE & AUTHORITY TO SIGN GUARANTEE", all in accordance with the transfer agent's then current guidelines and requirements at the time of transfer. For corporate holders, corporate signing resolutions, including certificate of incumbency, will also be required to accompany the transfer unless there is a "SIGNATURE & AUTHORITY TO SIGN GUARANTEE" Stamp affixed to the Form of Transfer obtained from an authorized officer of the Royal Bank of Canada, Scotia Bank or TD Canada Trust or a "MEDALLION GUARANTEED" Stamp affixed to the Form of Transfer, with the correct prefix covering the face value of the certificate.

REASON FOR TRANSFER – FOR US RESIDENTS ONLY

Consistent with US IRS regulations, Computershare is required to request cost basis information from US securityholders. Please indicate the reason for requesting the transfer as well as the date of event relating to the reason. The event date is not the day in which the transfer is finalized, but rather the date of the event which led to the transfer request (i.e. date of gift, date of death of the securityholder, or the date the private sale took place).

 ANNEX B

OPINION OF GREENHILL & CO., LLC

June 13, 2016

Board of Directors
QLT Inc.
887 Great Northern Way, Suite 250
Vancouver, British Columbia
V5T 4T5 Canada

Members of the Board of Directors:

We understand that QLT Inc. ("QLT"), Aegerion Pharmaceuticals, Inc. ("Aegerion") and Isotope Acquisition Corp., a wholly owned indirect subsidiary of QLT ("MergerCo"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, for the merger of MergerCo with and into Aegerion (the "Merger"), with Aegerion continuing as the surviving corporation and wholly owned subsidiary of QLT. As more fully described in the Merger Agreement and as further described to us by representatives of QLT, in the Merger, each outstanding share of the common stock, par value $0.001 per share, of Aegerion ("Aegerion Common Stock"), other than shares owned or held by Aegerion as treasury stock or shares held by QLT, MergerCo or any other subsidiary of QLT, will be converted into the right to receive 1.0256 (the "Exchange Ratio") shares of the common stock, without par value, of QLT ("QLT Common Stock"), subject to certain adjustments (as to which adjustments we express no opinion) as specified in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to QLT. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger or any related transactions.

For purposes of the opinion set forth herein, we have, among other things:

  1.
  reviewed a draft, dated June 12, 2016, of the Merger Agreement;

  2.
  reviewed certain publicly available financial statements of, and certain other publicly available business, operating and financial information relating to, each of Aegerion and QLT that we deemed relevant;

  3.
  reviewed certain information prepared by the managements of Aegerion and QLT, including (a) with respect to Aegerion, financial forecasts and other financial and operating data prepared or provided by the management of Aegerion (such forecasts and other data, the "Aegerion Forecasts"), and an alternative version of the Aegerion Forecasts reflecting lower financial performance than the Aegerion Forecasts prepared or provided by the management of and

Board of Directors
QLT Inc.
June 13, 2016

    third-party consultants to QLT (such alternative forecasts and other data, the "Adjusted Aegerion Forecasts"), which Adjusted Aegerion Forecasts we have been directed by QLT to utilize in our analyses, and (b) with respect to QLT, probability-weighted financial forecasts and other financial and operating data prepared or provided by the management of and third-party consultants to QLT (such forecasts and other data, the "QLT Forecasts"), which QLT Forecasts we have been directed by QLT to utilize in our analyses;

  4.
  discussed the past and present operations and financial condition and the prospects of Aegerion and QLT with the respective senior executives of Aegerion and QLT;

  5.
  reviewed the historical market prices and trading activity for Aegerion Common Stock and QLT Common Stock and analyzed their respective implied valuation multiples and historical exchange ratios;

  6.
  analyzed the trading valuations of certain publicly traded companies that we deemed relevant to Aegerion;

  7.
  compared the purchase prices and implied multiples paid, to the extent publicly available, in certain transactions that we deemed relevant to the Merger;

  8.
  analyzed the valuation derived by discounting future cash flows and a terminal value of each of Aegerion and QLT at discount rates we deemed appropriate;

  9.
  participated in discussions and negotiations among representatives of Aegerion and its legal and financial advisors and representatives of QLT and its legal advisors; and

  10.
  performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and managements of QLT and Aegerion for the purposes of this opinion and further have relied upon the assurances of the representatives and managements of QLT and Aegerion that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to the Aegerion Forecasts (to the extent reflected in the Adjusted Aegerion Forecasts) that have been furnished or otherwise provided to us, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Aegerion as to the matters reflected therein. With respect to the Adjusted Aegerion Forecasts that we have been directed to utilize in our analyses, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of and third-party consultants to QLT as to the matters reflected therein, and we have relied upon the Adjusted Aegerion Forecasts in arriving at our opinion based on the assessments of such management and consultants as to the relative likelihood of achieving the financial results reflected in the Aegerion Forecasts and Adjusted Aegerion Forecasts. With respect to the QLT Forecasts that we have been directed to utilize in our analyses, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of and third-party consultants to QLT as to the matters reflected therein, and we have relied upon

Board of Directors
QLT Inc.
June 13, 2016

the QLT Forecasts in arriving at our opinion. We express no opinion with respect to the Aegerion Forecasts, the Adjusted Aegerion Forecasts, the QLT Forecasts or the assumptions upon which they are based.

We have relied upon the assessments of the representatives and managements of QLT and Aegerion as to, among other things, (i) the timing and financial and other terms of certain related transactions contemplated to be undertaken in connection with the Merger, including, without limitation, the proposed private placement by QLT of shares of QLT Common Stock to certain investors, the distribution or sale by QLT to its shareholders and such investors of warrants to purchase shares of QLT Common Stock under certain circumstances and the provision by QLT to Aegerion of a secured line of credit, (ii) the potential impact on Aegerion and QLT of pending or anticipated litigation, claims, investigations, changes in regulatory policies or enforcement and similar matters, including the likelihood, amount and timing of the potential settlement thereof, and, in the case of Aegerion, certain going concern issues, material weaknesses in financial reporting controls and procedures and the default and current forbearance under its existing credit facility, (iii) the potential impact on Aegerion and QLT of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the biopharmaceutical and biotechnology industries, (iv) the validity of, and risks associated with, QLT's and Aegerion's products and/or product candidates, related uses and indications, and intellectual property (including, without limitation, the timing and probability of successful development, commercialization and marketing of such products and product candidates, approval thereof or other actions by appropriate governmental authorities, the validity and duration of related patents and licenses and the potential impact of generic competition), (v) existing and future commercial relationships, agreements and arrangements of Aegerion and QLT and (vi) the ability to integrate the businesses and operations of QLT and Aegerion. We have assumed that there will be no developments with respect to any such matters or adjustments to the Exchange Ratio that would have a material adverse effect on Aegerion, QLT, the Merger or any related transactions or that would otherwise be meaningful in any respect to our analyses or opinion.

We have not made any independent valuation or appraisal of the assets or liabilities (contingent, accrued, off-balance sheet, derivative or otherwise) of Aegerion, QLT or any other entity, nor have we been furnished with any such appraisals. We have undertaken no independent analysis of any potential or actual litigation, claims, investigations or similar matters involving Aegerion, QLT or any other entity, we have relied solely on the respective representatives and managements of Aegerion and QLT with respect to such matters and we have assumed that appropriate indemnification arrangements or other provisions have been or will be made in respect of such matters. We also have not evaluated the solvency or fair value of Aegerion, QLT or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Merger and related transactions will be consummated in accordance with their respective terms, without waiver, modification or amendment of any material terms or conditions set forth in the Merger Agreement or related documents, and that the Merger and related transactions will be consummated in accordance with all applicable laws, documents and other requirements. We further have assumed that the final, executed Merger Agreement will be identical in all material respects to the draft thereof we have reviewed. We also have assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger and related transactions will be obtained without any effect on Aegerion, QLT, the Merger or related transactions in any respect meaningful to our analyses or opinion. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

Board of Directors
QLT Inc.
June 13, 2016

We have acted as financial advisor to QLT in connection with the Merger and will receive a fee for such services, the principal portion of which is contingent on the consummation of the Merger and a portion of which is payable in connection with the delivery of this opinion. We also may be entitled to an additional fee, at the sole discretion of QLT, upon consummation of the Merger. In addition, QLT has agreed to indemnify us for certain liabilities arising out of our engagement and to reimburse us for expenses incurred in connection with such engagement. As you are aware, we in the past have provided, currently are providing and in the future may provide investment banking services to QLT and its affiliates unrelated to the proposed Merger, for which services we have received and expect to receive compensation, including, during the two years preceding the date of this opinion, having acted or acting as financial advisor to QLT and/or its affiliates in connection with certain mergers and acquisitions, investment transactions and strategic review matters. As you also are aware, during the two years preceding the date of this opinion, we have not been engaged by, provided any investment banking services to or received any compensation from Aegerion, although we may provide such services to Aegerion and/or its affiliates in the future for which we would expect to receive compensation.

It is understood that this letter is for the information of the Board of Directors (the "Board") of QLT (in its capacity as such) and is rendered to the Board in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the shareholders of QLT in connection with the Merger. We are not expressing any opinion as to any terms, aspects or implications of the Merger (other than the Exchange Ratio as expressly specified herein) or related transactions, including the form or structure of the Merger, the form, structure or financial or other terms of any related transactions, any adjustments to the Exchange Ratio, any voting, investment, warrant or loan agreement or any other agreement, arrangement or understanding to be entered into in connection with the Merger, any related transactions or otherwise. We express no opinion as to the prices at which shares of Aegerion Common Stock, QLT Common Stock or any other securities of Aegerion or QLT will trade or otherwise be transferable at any time. We express no opinion with respect to the amount or nature of any compensation or other consideration to any officers, directors or employees of any party to the Merger or related transactions, or any class of such persons, relative to the Exchange Ratio or otherwise or with respect to the fairness of any such compensation. We also express no opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from appropriate professional sources. The issuance of this opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve or take any other action in connection with the Merger, any related transactions, the Merger Agreement or related documents, nor does it constitute a recommendation as to how any shareholder should vote or act in connection with the Merger, any related transactions or otherwise.

Board of Directors
QLT Inc.
June 13, 2016

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to QLT.

Very best regards,
GREENHILL & CO., LLC

 ANNEX C

OPINION OF J.P. MORGAN

June 14, 2016

The Board of Directors
Aegerion Pharmaceuticals, Inc.
One Main Street, Suite 800
Cambridge, MA 02142

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the "Company Common Stock"), of Aegerion Pharmaceuticals, Inc. (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Transaction") of the Company with a wholly-owned subsidiary of QLT Inc. ("Parent"). Pursuant to the Agreement and Plan of Merger, dated as of June 14, 2016 (the "Agreement"), among the Company, Parent and its subsidiary, Isotope Acquisition Corp., the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by Parent and its affiliates, will be converted into the right to receive 1.0256 shares (the "Exchange Ratio"), subject to adjustment based on any Excess Loss (as defined in the Agreement) ("Exchange Ratio Adjustment"), of Parent's common stock, without par value, per share (the "Parent Common Stock").

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and Parent and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and Parent relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and Parent with respect to certain aspects of the Transaction, and the past and current business operations of the Company and Parent, the financial condition and future prospects and operations of the Company and Parent, the effects of the Transaction on the financial condition and future prospects of the Company and Parent, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and Parent or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Parent to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. At the direction of management, we have also assumed that the maximum exposure of the Company to any on-going regulatory actions or investigations, the maximum exposure of the Company to any existing shareholder litigation and the maximum amount of any Excess Loss is, in each case, limited to the amounts discussed with management and, accordingly, that there will be no change to the Exchange Ratio pursuant to the Exchange Ratio Adjustment. We have also assumed that the representations and warranties made by the Company and Parent in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Parent. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on the Company's offering of debt securities in August 2014 and as financial advisor in connection with the Company's strategic planning in March 2015. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. In connection with the issuance of the Company's 2.00% senior notes due 2019, the Company entered into certain hedging arrangements with one of our affiliates, in its principal capacity (such affiliate, the "Morgan Counterparty"). The Transaction and events relating thereto could trigger certain payment and/or delivery obligations of the Company to the Morgan Counterparty, and/or of the Morgan Counterparty to the Company, and/or adjustment rights of the Morgan Counterparty.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under Section 160 of the BCA, QLT may indemnify an eligible party including, but not limited to, a director or officer of QLT, a former director or officer of QLT or another individual who acts or acted at QLT's request as a director or officer, or an individual acting in a similar capacity, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a proceeding in which a party or any of the heirs and personal or other legal representatives of the eligible party, by reason of such party having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, to which the such party is or may be liable. Indemnification will be prohibited if (i) giving indemnity or paying expenses is or was prohibited in the memorandum or articles, (ii) if in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of QLT or, (iii) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful. The BCA also provides, under Section 162, that QLT may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; however, the individual must agree in writing to undertake that if it is ultimately determined that the payment of expenses is prohibited by either conditions (i), (ii) or (iii) above, the eligible party will repay the amounts advanced.

        QLT's articles provide that QLT shall indemnify, and pay expenses in advance of the final disposition of a proceeding of, a director or officer, a former director or officer or a person who acts or acted at QLT's requests as a director or officer, or in a similar capacity of another entity, and the heirs and person or other legal representatives of such a person, in accordance, and to the fullest extent and in all circumstances permitted by the BCA.

        QLT has entered into indemnification agreements with its officers and directors in respect of any legal claims or actions initiated against them in their capacity as officers and directors of QLT or QLT's subsidiaries in accordance with applicable law. These agreements include bearing the reasonable cost of legal representation in any legal or regulatory action in which they may become involved in their capacity as QLT's officers and directors. Pursuant to such indemnities, QLT bears the cost of the representation of certain officers and directors.

        QLT maintains insurance for certain liabilities incurred by its directors and officers in their capacity with QLT or its subsidiaries.

Item 21.    Exhibits and Financial Statement Schedules

(a)
List of Exhibits

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 14, 2016, and Amendment No. 1 thereto, dated as of September 1, 2016, among Aegerion Pharmaceuticals, Inc., QLT Inc. and Isotope Acquisition Corp. (attached as Annex A to the joint proxy statement/prospectus, which is part of this registration statement and incorporated by reference herein).*
3.1	Articles of QLT Inc. dated May 25, 2005 (incorporated by reference to Exhibit 3.2 to QLT's Current Report on Form 8-K dated May 25, 2005 filed on June 1, 2005).
5.1	Opinion of Bull, Housser & Tupper LLP as to the validity of the common shares of QLT Inc. being registered pursuant to this registration statement.
10.1	Form of Voting Agreement, dated as of June 14, 2016, between Aegerion Pharmaceuticals, Inc. and each Specified QLT Shareholder (incorporated by reference to Aegerion's Current Report on Form 8-K filed on June 15, 2016).
10.2	Voting Agreement, dated as of June 14, 2016, by and between QLT Inc. and Broadfin Healthcare Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 of QLT Inc.'s Current Report on Amendment No. 1 to Form 8-K filed with the SEC on June 17, 2016).
10.3	Voting Agreement, dated as of June 14, 2016, by and between QLT Inc., Sarissa Capital Domestic Fund LP and Sarissa Capital Offshore Master Fund LP (incorporated by reference to Exhibit 10.6 of QLT Inc.'s Current Report on Form 8-K filed with the SEC on June 16, 2016).
10.4	Loan and Security Agreement, dated as of June 14, 2016, by and between QLT and Aegerion (incorporated by reference to Aegerion's Current Report on Form 8-K filed on June 15, 2016).
10.5	Subordination Agreement, dated as of June 14, 2016, by and among QLT, SVB and Aegerion (incorporated by reference to Aegerion's Current Report on Form 8-K filed on June 15, 2016).
10.6	Unit Subscription Agreement among QLT, Broadfin, Sarissa Capital, Armistice, HCV, Tiger Legatus, K2, the JW Funds, Deerfield Partners, L.P., Deerfield International Master Fund, L.P. and Mr. Jason Aryeh (incorporated by reference to Exhibit 10.1 of QLT Inc.'s Current Report on Form 8-K filed with the SEC on June 16, 2016).
23.1	Consent of Deloitte LLP, independent registered public accounting firm of QLT Inc.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Aegerion Pharmaceuticals, Inc.
23.3	Consent of Bull, Housser & Tupper LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to the initial registration statement filed on August 8, 2016, File No. 333-212971).
99.1	Consent of Greenhill & Co., LLC.**
99.2	Consent of J.P. Morgan Securities LLC.
99.3	Form of Proxy Card for QLT Inc.**
99.4	Form of Proxy Card for Aegerion Pharmaceuticals, Inc.**
99.5	Consent of Mary T. Szela to serve as a director.**
99.6	Consent of Sandford D. Smith to serve as a director.**
99.7	Consent of Donald K. Stern to serve as a director.**

Exhibit	Description of Exhibit
99.8	Consent of Anne VanLent to serve as a director.**
99.9	Consent of Jorge Plutzky to serve as a director.**
99.10	Consent of Kevin Kotler to serve as a director.**

*
The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. QLT will furnish copies of such schedules to the SEC upon its request; provided, however, that QLT may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

**
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That, for the purpose of determining liability under the Securities Act to any purchaser, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (8)   That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver in British Columbia, Canada, on September 28, 2016.

QLT INC.
By:	/s/ Dori Assaly Dori Assaly Senior Vice President, Legal and Corporate Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jason M. Aryeh* Jason M. Aryeh	Chairman of the Board of Directors and Director	September 28, 2016
/s/ Geoffrey F. Cox* Geoffrey F. Cox	Interim Chief Executive Officer and Director (Principal Executive Officer)	September 28, 2016
/s/ W. Glen Ibbott* W. Glen Ibbott	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2016
/s/ Stephen L. Sabba* Stephen L. Sabba	Director	September 28, 2016
/s/ John C. Thomas, Jr.* John C. Thomas, Jr.	Director	September 28, 2016

*
Dori Assaly, pursuant to powers of attorney duly executed by each of the above directors and officers of QLT Inc. and filed with the SEC, hereby executes this Amendment No. 2 to Registration Statement on Form S-4 on behalf of each of the persons named above in the capacity set forth opposite his name.

/s/ Dori Assaly Dori Assaly Senior Vice President, Legal and Corporate Secretary

 EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 14, 2016, and Amendment No. 1 thereto, dated as of September 1, 2016, among Aegerion Pharmaceuticals, Inc., QLT Inc. and Isotope Acquisition Corp. (attached as Annex A to the joint proxy statement/prospectus, which is part of this registration statement and incorporated by reference herein).*
3.1	Articles of QLT Inc. dated May 25, 2005 (incorporated by reference to Exhibit 3.2 to QLT's Current Report on Form 8-K dated May 25, 2005 filed on June 1, 2005).
5.1	Opinion of Bull, Housser & Tupper LLP as to the validity of the common shares of QLT Inc. being registered pursuant to this registration statement.
10.1	Form of Voting Agreement, dated as of June 14, 2016, between Aegerion Pharmaceuticals, Inc. and each Specified QLT Shareholder (incorporated by reference to Aegerion's Current Report on Form 8-K filed on June 15, 2016).
10.2	Voting Agreement, dated as of June 14, 2016, by and between QLT Inc. and Broadfin Healthcare Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 of QLT Inc.'s Current Report on Amendment No. 1 to Form 8-K filed with the SEC on June 17, 2016).
10.3	Voting Agreement, dated as of June 14, 2016, by and between QLT Inc., Sarissa Capital Domestic Fund LP and Sarissa Capital Offshore Master Fund LP (incorporated by reference to Exhibit 10.6 of QLT Inc.'s Current Report on Form 8-K filed with the SEC on June 16, 2016).
10.4	Loan and Security Agreement, dated as of June 14, 2016, by and between QLT and Aegerion (incorporated by reference to Aegerion's Current Report on Form 8-K filed on June 15, 2016).
10.5	Subordination Agreement, dated as of June 14, 2016, by and among QLT, SVB and Aegerion (incorporated by reference to Aegerion's Current Report on Form 8-K filed on June 15, 2016).
10.6	Unit Subscription Agreement among QLT, Broadfin, Sarissa Capital, Armistice, HCV, Tiger Legatus, K2, the JW Funds, Deerfield Partners, L.P., Deerfield International Master Fund, L.P. and Mr. Jason Aryeh (incorporated by reference to Exhibit 10.1 of QLT Inc.'s Current Report on Form 8-K filed with the SEC on June 16, 2016).
23.1	Consent of Deloitte LLP, independent registered public accounting firm of QLT Inc.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Aegerion Pharmaceuticals, Inc.
23.3	Consent of Bull, Housser & Tupper LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to the initial registration statement filed on August 8, 2016, File No. 333-212971).
99.1	Consent of Greenhill & Co., LLC.**
99.2	Consent of J.P. Morgan Securities LLC.
99.3	Form of Proxy Card for QLT Inc.**
99.4	Form of Proxy Card for Aegerion Pharmaceuticals, Inc.**
99.5	Consent of Mary T. Szela to serve as a director.**
99.6	Consent of Sandford D. Smith to serve as a director.**
99.7	Consent of Donald K. Stern to serve as a director.**

Exhibit	Description of Exhibit
99.8	Consent of Anne VanLent to serve as a director.**
99.9	Consent of Jorge Plutzky to serve as a director.**
99.10	Consent of Kevin Kotler to serve as a director.**

*
The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. QLT will furnish copies of such schedules to the SEC upon its request; provided, however, that QLT may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

**
Previously filed.